As filed with the Securities and Exchange Commission on October 23, 2023.

Registration No. 333-274519

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Semper Paratus Acquisition Corporation*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1597194
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

767 Third Avenue, 38th Floor
New York, New York 10017
(646) 807-8832
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Surendra Ajjarapu

Chief Executive Officer

767 Third Avenue, 38th Floor

New York, New York 10017

(646) 807-8832
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Andrew M. Tucker Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW. Suite 900 Washington, D.C. 20001 (202) 689-2800	William I. Intner Richard Aftanas J. Nicholas Hoover Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, Maryland 21202 (410) 659-2700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

*	Prior to the consummation of the Merger described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act (as amended) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by the continuing entity following the Domestication, which continuing entity following the Domestication will be renamed “Tevogen Bio Holdings Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 23, 2023

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
SEMPER PARATUS ACQUISITION CORPORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR
[●] SHARES OF COMMON STOCK

[●] WARRANTS AND

[●] SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS

OF SEMPER PARATUS ACQUISITION CORPORATION

(SUCH SECURITIES TO BE ISSUED AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, AND ITS RENAMING AS tevogen bio Holdings Inc. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

The board of directors of Semper Paratus Acquisition Corporation, a Cayman Islands exempted company (“Semper Paratus”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated June 28, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Semper Paratus, Semper Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Semper Paratus (“Merger Sub”) and Tevogen Bio Inc, a Delaware corporation (“Tevogen”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the deregistration of Semper Paratus under the Cayman Islands Companies Act (as defined in the accompanying proxy statement/prospectus) and the domestication under Part XII of the Delaware General Corporation Law, pursuant to which Semper Paratus’ jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”) at least one day prior to the Closing (as defined in the accompanying proxy statement/prospectus). As described in this proxy statement/prospectus, Semper Paratus’ shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Tevogen” refers to Semper Paratus (which, in connection with the Domestication, will change its name to “Tevogen Bio Holdings Inc.”) after giving effect to the Domestication.

In connection with the Domestication, at least one day prior to the Closing Date (as defined in the accompanying proxy statement/prospectus): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of Semper Paratus will convert, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share, of New Tevogen (the “New Tevogen Class A Common Stock”); and (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Semper Paratus will automatically represent the right to purchase one share of New Tevogen Class A Common Stock, at an exercise price of $11.50 per share on the terms and conditions set forth in the Semper Paratus warrant agreement. Immediately following the Domestication, (i) the New Tevogen Class A Common Stock will be reclassified as common stock, par value $0.0001 per share (the “New Tevogen Common Stock”); (ii) each issued and outstanding unit of Semper Paratus that has not been previously separated into the underlying Class A ordinary share and underlying one-half of one warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New Tevogen Common Stock and one-half of one public warrant, with a whole public warrant representing the right to acquire one share of New Tevogen Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Semper Paratus warrant agreement; (iii) the governing documents of Semper Paratus will be amended and restated and become the certificate of incorporation and the bylaws of New Tevogen in the form attached to this proxy statement/prospectus as Annex C and Annex D, respectively; and (iv) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the Semper Paratus shareholders, other than the amendments to the Semper Paratus governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of Semper Paratus, you will not be able to receive or trade a warrant when the units are separated.

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On the Closing Date, Merger Sub will merge with and into Tevogen (the “Merger”), with Tevogen being the surviving company. After giving effect to such Merger, Tevogen shall be a wholly owned subsidiary of New Tevogen. In accordance with the terms and subject to the conditions of the Merger Agreement and the Proposed Charter (as defined in the accompanying proxy statement/prospectus), at Closing, each share of common stock of Tevogen issued and outstanding immediately prior to the Effective Time (as defined in the accompanying proxy statement/prospectus) shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Tevogen Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $1,200,000,000 by (ii) ten dollars ($10.00) by (y) the aggregate number of shares of Tevogen Common Stock that are issued and outstanding immediately prior to the Effective Time. Holders of Tevogen Common Stock will also receive the right to earnout consideration as further described herein. The valuation of Tevogen was determined based on negotiations between the parties and is supported by a fairness opinion delivered by a valuation advisory and consulting firm engaged by Semper Paratus. For further information about the valuation and how it was determined, see the section entitled “Business Combination Proposal — Opinion of Financial Advisor to Semper Paratus”. After the Closing, New Tevogen stockholders and the Sponsor shall have the contingent right to receive earnout shares as additional consideration, paid over a three year period, subject to New Tevogen achieving certain stock price milestones on an earnout basis. The 20,000,000 shares of New Tevogen Common Stock subject to the earnout are valued at $204.9 million. For further information about the valuation, see “Notes to Unaudited Pro Forma Condensed Combined Financial Information — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023”.

It is anticipated that, upon completion of the Business Combination, (i) the Tevogen Stockholders (as defined in the accompanying proxy statement/prospectus) will own, collectively, approximately 75.1% (which anticipates mandatory conversion of certain convertible notes to be reflected therein upon completion of the Business Combination) of the outstanding New Tevogen Common Stock, and (ii) Semper Paratus’ Initial Shareholders (as defined in the accompanying proxy statement/prospectus) will own approximately 7.5% of the outstanding New Tevogen Common Stock, in each case, assuming that none of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination, or approximately 76.2% and 7.6%, respectively, assuming that all of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination. Tevogen Chief Executive Officer Dr. Ryan Saadi will beneficially own approximately 61.9% of the outstanding New Tevogen Common Stock following the Business Combination assuming none of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination, or approximately 62.9% assuming that all of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination. As a result, New Tevogen will be a “controlled company” within the meaning of the NYSE American rules. However, it is not currently intended that New Tevogen will rely on any exemptions from the corporate governance requirements of NYSE American available to controlled companies. See the section entitled “Business Combination Proposal — Ownership of New Tevogen” for more details. Semper Paratus is in the beginning stages of a private investment in public equity (“PIPE”) process to raise approximately $50 million in a private placement offering in order to help facilitate satisfaction of the requirement under the Merger Agreement that Semper Paratus hold at least $25 million in cash upon consummation of the Business Combination (unless waived), and the foregoing percentages assume successful completion of the PIPE, resulting in the issuance of 5,000,000 additional Class A shares of Semper Paratus. Semper Paratus expects to finalize the PIPE, if successful, in the fourth quarter of 2023. However, as of the date of this proxy statement/prospectus no substantive discussions regarding any additional financial arrangements have occurred and the terms of any potential PIPE offering are not known. To date, no party to the Merger Agreement has entered into any arrangement related to the planned PIPE transaction or any other equity financing arrangement with any investor.

This proxy statement/prospectus covers [●] shares of New Tevogen Common Stock (including shares that are to be issued or may be issuable upon exercise of the Semper Paratus warrants). This proxy statement/prospectus covers the maximum number of shares of New Tevogen Common Stock that may be issued to Tevogen Stockholders and the maximum number of shares issued or issuable to the existing shareholders and warrant holders of Semper Paratus, in each case, in connection with the Business Combination.

Semper Paratus’ units, public shares and public warrants are currently listed on Nasdaq under the symbols “LGSTU,” “LGST” and “LGSTW,” respectively. Semper Paratus will apply for listing, to be effective at the time of the Business Combination, of New Tevogen Common Stock and warrants on NYSE American under the proposed symbols “TVGN” and “TVGNW,” respectively. It is a condition to the consummation of the Business Combination that Semper Paratus receive confirmation from NYSE American that New Tevogen has been conditionally approved for listing on NYSE American, but there can be no assurance such listing condition will be met or that Semper Paratus will obtain such confirmation from NYSE American, and you may not know whether the listing condition has been met at the time of the extraordinary general meeting. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless NYSE American condition set forth in the Merger Agreement is waived by Tevogen.

Semper Paratus will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at [●], Eastern Time, on [●], 2023. For purposes of the Cayman Islands Companies Act and the Amended and Restated Memorandum and Articles of Association of Semper Paratus, the physical location of the extraordinary general meeting shall be at the offices of [●] located at [●], or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting [●] and using a control number assigned by Continental Stock Transfer & Trust Company, our transfer agent. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

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Semper Paratus is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and has elected to take advantage of certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company.”

If you have any questions or need assistance voting your ordinary shares, please contact [●], our proxy solicitor, by calling [●], or banks and brokers can call collect at [●], or by emailing [●]. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://[●].

The accompanying proxy statement/prospectus provides shareholders of Semper Paratus with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Semper Paratus. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. In particular, when you consider the recommendation of the board of directors of Semper Paratus to vote in favor of the proposals described in this proxy statement/prospectus, you should keep in mind that Semper Paratus’ directors and officers have interests in the Business Combination that are different from, in addition to or may conflict with your interests as a shareholder. For instance, the Sponsor (as defined in the accompanying proxy statement/prospectus), and the officers and directors of Semper Paratus who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Officers in the Business Combination” for a further discussion. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 59 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2023, and is first being mailed to Semper Paratus’ shareholders on or about [●], 2023.

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SEMPER PARATUS ACQUISITION CORPORATION

A Cayman Islands Exempted Company
(Company Number 374676)
767 Third Avenue, 38th Floor
New York, New York 10017

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [●], 2023

TO THE SHAREHOLDERS OF SEMPER PARATUS ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Semper Paratus Acquisition Corporation, a Cayman Islands exempted company (“Semper Paratus”), will be held at [●], Eastern Time, on [●], 2023, at the offices of [●] located at [●]. The extraordinary general meeting may also be attended virtually over the internet. You will be able to attend the extraordinary general meeting online, vote, and submit your questions during the extraordinary general meeting by visiting [●]. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

●	Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by an ordinary resolution under the Cayman Islands Companies Act, Semper Paratus’ entry into the Merger Agreement, dated as of June 28, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Semper Paratus, Semper Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Semper Paratus (“Merger Sub”) and Tevogen Bio Inc, a Delaware corporation (“Tevogen”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of Semper Paratus as an exempted company in the Cayman Islands and the continuation and Domestication of Semper Paratus as a corporation in the State of Delaware, at the Effective Time, Merger Sub will merge with and into Tevogen, with Tevogen being the surviving company (the “Merger”). After giving effect to such Merger, Tevogen shall be a wholly owned subsidiary of New Tevogen. At Closing, each share of common stock of Tevogen issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of New Tevogen Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $1,200,000,000 by (ii) ten dollars ($10.00) by (y) the aggregate number of shares of Tevogen Common Stock that are issued and outstanding immediately prior to the Effective Time, in accordance with the terms of the Merger Agreement and certain related agreements (including the Amended and Restated Registration Rights Agreement, the 2023 Plan, the Note Assumption Agreement, the Non-Competition Agreement, and the Lock-Up Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G, Annex H, and Annex I respectively), and the transactions contemplated thereby.

●	Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal, as a special resolution under the Cayman Islands Companies Act, that Semper Paratus be transferred by way of continuation to Delaware pursuant to Article 47 of Semper Paratus’ Amended and Restated Memorandum and Articles of Association (the “Existing Governing Documents”), Part XII of the Cayman Islands Companies Act, and Section 388 of the Delaware General Corporation Law (the “DGCL”) and, immediately upon being de-registered in the Cayman Islands, Semper Paratus be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of Semper Paratus as a corporation in the State of Delaware, the name of Semper Paratus be changed from “Semper Paratus Acquisition Corporation” to “Tevogen Bio Holdings Inc.”

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●	Proposal No. 3 — Organizational Documents Proposal — to consider and vote upon a proposal, as a special resolution under the Cayman Islands Companies Act, to approve the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Charter”), and bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”), of New Tevogen, which, if approved, would take effect immediately after the Domestication.

●	Proposal No. 4 — Advisory Charter Proposals — to consider and vote, on a non-binding advisory basis, upon the following nine (9) separate resolutions to approve material differences between the Proposed Charter and the Existing Governing Documents:

●	Advisory Charter Proposal 4A — to increase the authorized share capital of Semper Paratus from US$22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) [●] shares of common stock, par value $0.0001 per share, of New Tevogen and [●] shares of preferred stock, par value $0.0001 per share, of New Tevogen.

●	Advisory Charter Proposal 4B — to provide that the number of authorized shares of any class of common stock or preferred stock of New Tevogen may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New Tevogen’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

●	Advisory Charter Proposal 4C — to permit removal of a director only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of voting stock of New Tevogen entitled to vote at an election of directors, voting together as a single class.

●	Advisory Charter Proposal 4D — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the board of directors of New Tevogen (the “New Tevogen Board”).

●	Advisory Charter Proposal 4E — to eliminate the ability of New Tevogen stockholders to take action by written consent in lieu of a meeting.

●	Advisory Charter Proposal 4F — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Tevogen Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Tevogen.

●	Advisory Charter Proposal 4G — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Tevogen for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Tevogen Board, removal of directors from office, and filling vacancies on the New Tevogen Board, (ii) exculpation of personal liability of a director of New Tevogen and indemnification of persons serving as directors or officers of New Tevogen, and (iii) amendments to the Proposed Bylaws.

●	Advisory Charter Proposal 4H — to provide that, unless New Tevogen otherwise consents in writing, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions and the federal district courts of the United States shall be the exclusive forum for claims arising out of the Securities Act of 1933, as amended (the “Securities Act”), provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for which the federal district courts of the United States are the exclusive forum.

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●	Advisory Charter Proposal 4I — to eliminate certain provisions related to Semper Paratus’ status as a blank check company, including to remove the requirement to dissolve New Tevogen and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

●	Proposal No. 5 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of New Tevogen Common Stock in connection with the Business Combination.

●	Proposal No. 6 — The Omnibus Incentive Plan Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the Tevogen Bio Holdings Inc. 2023 Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex F.

●	Proposal No. 7 — The Election of Directors Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the election of seven (7) directors to serve staggered terms on New Tevogen’s board of directors.

●	Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to Semper Paratus shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Semper Paratus ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from Semper Paratus shareholders in favor of one or more of the proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

These items of business listed above are described in more detail in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on [●], 2023 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to Semper Paratus’ shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Semper Paratus’ shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 59 of this proxy statement/prospectus.

After careful consideration, the board of directors of Semper Paratus has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Business Combination and Domestication, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination and Domestication, and “FOR” all other proposals presented to Semper Paratus’ shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Semper Paratus, you should keep in mind that Semper Paratus’ directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

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Pursuant to the Existing Governing Documents, a public shareholder may request that Semper Paratus redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Semper Paratus’ transfer agent, in which you (i) request that Semper Paratus redeem all or a portion of your public shares for cash; (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (iii) deliver your public shares to Continental, Semper Paratus’ transfer agent, physically or electronically through The Depository Trust Company (“DTC”); and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Continental, Semper Paratus’ transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Time, on [●], 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Semper Paratus’ transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Semper Paratus’ transfer agent, New Tevogen will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Semper Paratus’ initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $25.7 million of funds in the Trust Account and 2,383,053 shares subject to possible redemption, in each case, as of June 30, 2023, this would have amounted to approximately $10.77 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Tevogen Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Semper Paratus — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

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The Original Sponsor, pursuant to the Letter Agreement, and the Sponsor, pursuant to the Sponsor Share Purchase Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination and not to redeem any public shares they own. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Sponsor own 56.8% of the issued and outstanding ordinary shares. Because the Initial Shareholders agreed to vote their aggregate 11,983,333 outstanding Class A ordinary shares in favor of each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal, each of Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal will be approved even if none of the public shares are voted in favor of any of Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal and the Omnibus Incentive Plan Proposal. If only a minimum quorum of shares of Semper Paratus ordinary shares, constituted by the holders of one-half of outstanding shares, is present at the extraordinary general meeting, Semper Paratus would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Merger is conditioned upon, among other things approval of the Condition Precedent Proposals and the requirement that Semper Paratus have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Merger). See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will Semper Paratus redeem public shares in an amount that would cause New Tevogen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement. Although Semper Paratus would not need any of the public shares to vote in favor of the Business Combination Proposal in order for it to be approved, the Closing of the Business Combination is conditioned on Semper Paratus having at least $25,000,000 remaining in its Trust Account after giving effect to the completion and payment of redemptions and payment in full of its unpaid expenses or liabilities and Tevogen’s transaction expenses (the “Minimum Cash Condition”). Therefore, even if the Business Combination Proposal is approved, the Business Combination will not close if Semper Paratus does not have sufficient cash remaining to meet the Minimum Cash Condition. For further discussion on the Minimum Cash Condition, see “Notes to Unaudited Pro Forma Condensed Combined Financial Information — Minimum Cash Closing Condition and Proposed PIPE Investment”.

The approval of the Domestication Proposal and Organizational Documents Proposal each requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Omnibus Incentive Plan Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact [●], our proxy solicitor, by calling [●], or banks and brokers can call collect at [●], or by emailing [●].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Semper Paratus Acquisition Corporation,

Surendra Ajjarapu
Chief Executive Officer and Chairman of the Board of Directors

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* To be filed by amendment

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Semper Paratus that is not included in or delivered with the document. You may request copies of this proxy statement/prospectus and any other publicly available information concerning Semper Paratus, without charge, by written request to Semper Paratus Acquisition Corporation, 767 Third Avenue, 38th Floor, New York, New York 10017, or by telephone request at (646) 807-8832; or from [●], our proxy solicitor, by calling [●], or banks and brokers can call collect at [●], or by emailing [●], or from the SEC through the SEC website at http://www.sec.gov.

In order for Semper Paratus’ shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Semper Paratus to be held on [●], 2023, you must request the information no later than five business days prior to the date of the extraordinary general meeting, or by [●], 2023.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Tevogen’s own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this proxy statement/prospectus, such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:

●	“2023 Plan” means the Tevogen Bio Holdings Inc. 2023 Omnibus Incentive Plan;

●	“ACA” means the Affordable Care Act;

●	“Adaptive” means Adaptive Biotechnologies;

●	“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of Semper Paratus;

●	“Amended and Restated Registration Rights Agreement” means the registration rights agreements with each shareholder of Tevogen to be entered into in connection with the Closing.

●	“America Invents Act” means the Leahy-Smith America Invents Act;

●	“Antitrust Division” means the Antitrust Division of the Department of Justice;

●	“ASC” means Accounting Standards Codification;

●	“ASC 815” means Accounting Standards Codification 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity;

●	“ASU” means the Accounting Standards Updates issued by FASB;

●	“ASU 2016-13” means Accounting Standards Update 2016-13 – Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments;

●	“Atara Bio” means Atara Biotherapeutics;

●	“BLA” means Biologics License Application;

●	“BMT” means blood and marrow transplant;

●	“BPCIA” means the Biologics Price Competition and Innovation Act of 2009;

●	“Business Combination” means the Merger and the other transactions contemplated by the Merger Agreement, collectively;

●	“Cantor” means Cantor Fitzgerald & Co.;

●	“CAR” means chimeric antigen receptor;

●	“Cayman Islands Companies Act” means the Companies Act (2023 Revision) of the Cayman Islands as the same may be amended from time to time;

●	“CCPA” means the California Consumer Privacy Act;

●	“CDC” means the U.S. Centers for Disease Control and Prevention;

●	“CD8+ CTL” or “CTL” means CD8+ cytotoxic T lymphocytes;

●	“CMS” means the Centers for Medicare and Medicaid Services;

●	“cGMP” means current good manufacturing practice;

●	“Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of Semper Paratus, which will convert by operation of law into shares of New Tevogen Class A Common Stock, on a one-for-one basis, in connection with the Domestication;

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●	“Class B ordinary shares” or “founder shares” means the Class B ordinary shares, par value $0.0001 per share, of Semper Paratus that were initially issued to our Original Sponsor in a private placement prior to our initial public offering and converted to Class A ordinary shares on January 20, 2023;

●	“Closing” means the closing of the Business Combination;

●	“Closing Date” means that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Closing set forth in the Merger Agreement, which are described under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as Semper Paratus and Tevogen may agree in writing;

●	“CMO” means contract manufacturing organization;

●	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

●	“Code of Ethics” means the code of ethics adopted by Semper Paratus applicable to its officers, directors, and employees;

●	“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal, collectively;

●	“Conversion” means the conversion, on January 30, 2023, of all of the issued and outstanding Class B ordinary shares of Semper Paratus into Class A ordinary shares on a one-for-one basis upon the election of the Original Sponsor;

●	“COVID-19” means the novel coronavirus disease 2019;

●	“CRL” means any Complete Response Letter issued by FDA;

●	“CRO” means clinical research organization;

●	“CTLs” means Cytotoxic T Lymphocytes;

●	“Continental” means Continental Stock Transfer & Trust Company;

●	“DGCL” means the Delaware General Corporation Law;

●	“DOJ” means the U.S. Department of Justice;

●	“Domestication” means the transfer by way of continuation and deregistration of Semper Paratus from the Cayman Islands and the continuation and Domestication of Semper Paratus as a corporation incorporated in the State of Delaware at least one day prior to the Merger;

●	“DSCSA” means the Drug Supply Chain Security Act;

●	“DSMB” means data safety monitoring board;

●	“DTC” means The Depository Trust Company;

●	“Earnout Period” means the time period between the Closing Date and the 36-month anniversary of the Closing Date;

●	“Earnout Triggering Event I” means the date on which the volume-weighted average trading sale price of one share of New Tevogen Common Stock (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) is greater than or equal to $15.00 for any twenty (20) trading days within any thirty (30) consecutive trading day period within the Earnout Period;

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●	“Earnout Triggering Event II” means the date on which the volume-weighted average trading sale price of one share of New Tevogen Common Stock (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) is greater than or equal to $17.50 for any twenty (20) trading days within any thirty (30) consecutive trading day period within the Earnout Period;

●	“Earnout Triggering Event III” means the date on which the volume-weighted average trading sale price of one share of New Tevogen Common Stock (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) is greater than or equal to $20.00 for any twenty (20) trading days within any thirty (30) consecutive trading day period within the Earnout Period.;

●	“Earnout Triggering Events” means Earnout Triggering Event I, Earnout Triggering Event II, and Earnout Triggering Event III;

●	“EBV” means Epstein-Barr virus;

●	“Effective Time” means the time at which the Merger becomes effective;

●	“EUA” means emergency use authorization;

●	“ExacTcell” means Tevogen’s allogeneic, precision T cell technology platform;

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

●	“Exchange Ratio” means the quotient obtained by dividing (i) $1,200,000,000 by (ii) ten dollars ($10.00) by (y) the number of shares of Tevogen Common Stock that are issued and outstanding immediately prior to the Effective Time;

●	“extraordinary general meeting” means the extraordinary general meeting of Semper Paratus to be held at [●], [●] Eastern Time, on [●], 2023, at the offices of [●] located at [●], and via a virtual meeting, unless the extraordinary general meeting is adjourned, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

●	“Existing Governing Documents” means the Amended and Restated Memorandum and Articles of Association;

●	“Existing Holders” means the holders of Semper Paratus ordinary shares immediately prior to the Closing;

●	“Extension Meeting” means the Semper Paratus extraordinary general meeting of shareholders held on February 3, 2023, at which shareholders voted upon a proposal to amend the Amended and Restated Memorandum and Articles of Association to extend the date by which Semper Paratus must consummate an initial business combination;

●	“Extension Period” mean any extended time that Super Paratus has to consummate an initial business combination beyond December 15, 2023 as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association;

●	“Extension Redemption” means the redemption of 32,116,947 Class A ordinary shares in connection with the Extension Meeting;

●	“FASB” means the Financial Accounting Standards Board;

●	“FDA” means the U.S. Food and Drug Administration;

●	“FDORA” means the Food and Drug Omnibus Reform Act of 2022;

●	“FINRA” means the Financial Industry Regulatory Authority;

●	“F Reorganization” means a reorganization within the meaning of Section 368(a)(1)(F) of the Code;

●	“FTC” means the U.S. Federal Trade Commission;

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●	“GAAP” means the U.S. generally accepted accounting principles, consistently applied;

●	“GCP” means the FDA good clinical practice guidelines;

●	“GDPR” means the EU’s General Data Protection Regulation;

●	“GLP” means good laboratory practice;

●	“GTP” means good tissue practice;

●	“HCT/P” means human cells, tissues, and cellular and tissue-based products;

●	“HHS” means the U.S. Department of Health and Human Services;

●	“HIPAA” means the Health Insurance Portability and Accountability Act;

●	“HITECH” means the Health Information Technology for Economic and Clinical Health Act;

●	“HLA-matched” means human leukocyte antigen-matched;

●	“Hogan Lovells” means Hogan Lovells US LLP;

●	“Holders” means the New Holders together with the Existing Holders;

●	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

●	“IND” means investigational new drug application;

●	“Inflation Reduction Act” means the Inflation Reduction Act of 2022;

●	“initial public offering” means Semper Paratus’ initial public offering that was consummated on November 8, 2021;

●	“Initial Shareholders” means the former holders of all of the issued and outstanding Class B ordinary shares of Semper Paratus prior to their conversion to Class A ordinary shares;

●	“Insiders” means the Original Sponsor and Semper Paratus’ officers and directors;

●	“Investment Company Act” means the Investment Company Act of 1940, as amended;

●	“IPO Registration Statement” means the registration statement on Form S-1 that Semper Paratus filed in connection with its initial public offering;

●	“IRB” means independent institutional review board;

●	“IRS” means the Internal Revenue Service;

●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

●	“KPMG” means KPMG LLP, Tevogen’s independent registered public accounting firm;

●	“Letter Agreement” means that certain letter agreement, dated November 3, 2021, by and among the Insiders and Semper Paratus;

●	“Locked-Up Party” means each party to the Lock-Up Agreement;

●	“Lock-Up Agreement” means the lock-up agreements to be executed in connection with the Closing by New Tevogen, the Significant Company Holder, and the Sponsor;

●	“Lock-Up Securities” means the shares of New Tevogen Common Stock and warrants subject to the Lock-Up Agreement;

●	“Lock-Up Shares” means the shares of New Tevogen Common Stock subject to the Lock-Up Agreement;

●	“LOI” means the letter of intent, dated May 22, 2023, by and between Tevogen and Semper Paratus;

●	“Marcum” means Marcum LLP, Semper Paratus’ independent registered public accounting firm;

●	“Mehtaphoric” means Mehtaphoric Consulting Inc.

●	“Merger” means, pursuant to the Merger Agreement, the merger of Merger Sub into Tevogen, with Tevogen surviving the Merger as a wholly owned subsidiary of New Tevogen;

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●	“Merger Agreement” means that certain Merger Agreement, dated as of June 28, 2023 (as may be amended, supplemented or otherwise modified from time to time), by and among Semper Paratus, Merger Sub, and Tevogen;

●	“Merger Consideration” means the shares of New Tevogen Common Stock to be issued on the Closing Date and thereafter (including the Tevogen Earnout Shares) as consideration in the Merger;

●	“MS” means multiple sclerosis;

●	“Nasdaq” means the Nasdaq Global Market;

●	“NDAs” means non-disclosure agreements.

●	“Nelson Mullins” means Nelson Mullins Riley & Scarborough LLP;

●	“New Holders” means the Sponsor and certain stockholders of Tevogen;

●	“New Tevogen” means Semper Paratus upon and after the Business Combination;

●	“New Tevogen Board” means the board of directors of New Tevogen;

●	“New Tevogen Common Stock” means the common stock, par value $0.0001 per share, of New Tevogen;

●	“NIH” the National Institutes of Health;

●	“NIH Panel Guidelines” means the guidance on COVID-19 care developed by NIH’s COVID-19 Treatment Guidelines Panel, a group of clinical experts;

●	“Non-Competition Agreement” means the non-competition agreement to be delivered in connection with the Closing by the Significant Company Holder in favor of Semper Paratus and Tevogen;

●	“Note Assumption Agreement” means the note assumption agreement to be delivered in connection with the Closing by Semper Paratus to Tevogen pursuant to which Semper Paratus shall assume all obligations of Tevogen under the Tevogen Convertible Notes;

●	“NYSE” means the New York Stock Exchange;

●	“NYSE American” means NYSE American;

●	“Original Sponsor” means Semper Paratus Sponsor LLC;

●	“Outside Date” means December 5, 2023;

●	“PDUFA” means the Prescription Drug User Fee Act;

●	“PFIC” means passive foreign investment company;

●	“PIPE” means the private investment in public equity of up to 5,000,000 shares of New Tevogen Common Stock, which is expected to close, if successful, simultaneously with the Closing;

●	“private placement shares” means the Class A ordinary shares sold as part of the private placement units;

●	“private placement units” means the 1,450,000 private placement units outstanding as of the date of this proxy statement/prospectus that were issued to the Original Sponsor and Cantor simultaneously with the consummation of Semper Paratus’ initial public offering, which private placement units are identical to the units sold in Semper Paratus’ initial public offering, subject to certain limited exceptions;

●	“private placement warrants” means the warrants sold as part of the private placement units, each such whole warrant representing the right to purchase one private placement share;

●	“PRO” means patient-reported outcome;

●	“pro forma” means giving pro forma effect to the Business Combination, including the Merger and any other equity financing transactions which may be entered into prior to Closing;

●	“Proposed Bylaws” means the proposed bylaws of New Tevogen to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

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●	“Proposed Charter” means the proposed certificate of incorporation of New Tevogen to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

●	“Proposed Governing Documents” means the Proposed Charter and the Proposed Bylaws;

●	“public shareholders” means holders of public shares, whether acquired in Semper Paratus’ initial public offering or acquired in the secondary market;

●	“public shares” means the currently outstanding 2,383,053 Class A ordinary shares of Semper Paratus sold as part of the Semper Paratus units in its initial public offering, whether acquired in Semper Paratus’ initial public offering or acquired in the secondary market;

●	“public warrants” means the redeemable warrants to purchase Class A ordinary shares of Semper Paratus sold as part of the units in its initial public offering or acquired in the secondary market;

●	“record date” means [●], 2023;

●	“redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

●	“REMS” means Risk Evaluation and Mitigation Strategy;

●	“RMAT” means Regenerative Medicine Advanced Therapy designation;

●	“RSU” means restricted stock unit;

●	“Rule 144” means Rule 144 under the Securities Act;

●	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

●	“SEC” means the Securities and Exchange Commission;

●	“Section 11” means Section 11 of the Securities Act;

●	“Securities Act” means the Securities Act of 1933, as amended;

●	“Semper Paratus” “we,” “us” or “our” means Semper Paratus Acquisition Corporation, a Cayman Islands exempted company, prior to the consummation of the Business Combination, and “we,” “us,” or “our” means New Tevogen upon and after consummation of the Business Combination;

●	“Semper Paratus Board” means Semper Paratus’ board of directors;

●	“Semper Paratus warrant agreement” means the warrant agreement, dated November 3, 2021, between Semper Paratus and Continental, as warrant agent, which sets forth the expiration and exercise price of and procedure for exercising the warrants;

●	“Semper Paratus IPO” means the initial public offering of Semper Paratus, which was consummated on November 8, 2021;

●	“Semper Paratus Sponsor LLC” means the previous sponsor of Semper Paratus, which sold (x) 7,988,889 Semper Paratus Class A ordinary shares and (y) 1,000,000 private placement units to the Sponsor pursuant to a purchase agreement on May 4, 2023;

●	“Significant Company Holder” means Dr. Ryan Saadi;

●	“SPAC” means special purpose acquisition company;

●	“SPAC Rule Proposals” means the proposed rules issued by the SEC on March 30, 2022 relating to, among other things, disclosures in business combination transactions between SPACs such as Semper Paratus and private operating companies;

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●	“Special Holder” means, together, the Sponsor, the Sponsor Holders and the Company Holders, as defined in the Amended and Restated Registration Rights Agreement;

●	“Sponsor” means SSVK Associates, LLC, a Delaware limited liability company;

●	“Sponsor Share Purchase Agreement” means that certain purchase agreement, dated May 4, 2023, by and among Semper Paratus, Sponsor, and the Original Sponsor;

●	“Surviving Corporation” means the wholly owned subsidiary of New Tevogen following the Merger.

●	“TCR” means T cell receptors;

●	“TCR-T” means Tevogen’s proprietary T cell receptor-engineered process;

●	“Tevogen” means Tevogen Bio Inc, a Delaware corporation;

●	“Tevogen Common Stock” means shares of Tevogen common stock, par value $0.0001 per share;

●	“Tevogen Convertible Notes” means those certain convertible promissory notes issued by Tevogen;

●	“Tevogen Earnout Shares” means the 20,000,000 shares of New Tevogen Common Stock, comprised of three separate tranches of 6,666,666 shares per tranche, issuable to Tevogen Stockholders during the Earnout Period upon the achievement of the applicable Earnout Triggering Events;

●	“Tevogen Non-Voting Common Stock” means shares of non-voting common stock of Tevogen, par value $0.0025 per share;

●	“Tevogen Stockholder” means a holder of a share of Tevogen Common Stock as of immediately prior to the Effective Time;

●	“transfer agent” means Continental, Semper Paratus’ transfer agent;

●	“Treasury Regulations” means the United States Treasury regulations promulgated under the Code;

●	“Trust Account” means the trust account established at the consummation of Semper Paratus’ initial public offering that holds the proceeds of the initial public offering and from the sale of private placement units and is maintained by Continental, acting as trustee;

●	“units” or “Semper Paratus units” means the units of Semper Paratus, each unit representing one Class A ordinary share and one-half of one warrant, with such whole warrant representing the right to acquire one Class A ordinary share, that were offered and sold by Semper Paratus in its initial public offering and in its concurrent private placement;

●	“USPTO” means the U.S. Patent and Trademark Office; and

●	“warrants” means the public warrants and the private placement warrants.

●	“Working Capital Loans” means the loans, if any, made by Semper Paratus to the Sponsor, any affiliate of the Sponsor, or certain of the Company’s officers and directors in order to finance transaction costs in connection with the Business Combination;

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Tevogen has been provided by Tevogen and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	our ability to manage, grow, and diversify our business and execute our business initiatives and strategy;

●	our public securities’ potential liquidity and trading;

●	our ability to complete the Business Combination with Tevogen or, if we do not consummate such Business Combination, any other initial business combination;

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of New Tevogen to grow and manage growth profitably and retain its key employees; and

●	satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of Semper Paratus and Tevogen; (iii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Merger Agreement having expired or been terminated; (iv) the approval by NYSE American of our initial listing application in connection with the Business Combination and (v) that Semper Paratus has at least $5,000,001 of net tangible assets upon Closing;

●	the amount of redemptions made by public shareholders;

●	the future business, operations and financial performance of Tevogen and New Tevogen.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations, assumptions, and beliefs concerning future developments and their potential effects on us and/or Tevogen. There can be no assurance that future developments affecting us and/or Tevogen will be those that we and/or Tevogen have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Tevogen) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

●	the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against Semper Paratus and Tevogen following the announcement of the Merger Agreement and the transactions contemplated therein, that could give rise to the termination of the Merger Agreement;

●	our ability to complete the Business Combination or any other business combination prior to December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination);

●	risks related to redemptions made by public shareholders;

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●	the risk that the Business Combination disrupts current plans and operations of Tevogen as a result of the announcement and consummation of the Business Combination;

●	costs related to the Business Combination;

●	the ability to obtain and/or maintain the listing of New Tevogen’s Common Stock and the warrants on NYSE American, and the potential liquidity and trading of such securities;

●	changes in applicable laws or regulations;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and New Tevogen’s ability to attract and retain key personnel;

●	Semper Paratus officers and directors allocating their time to other businesses and potentially having conflicts of interest with Semper Paratus’ business or in approving the Business Combination;

●	macroeconomic conditions, including those resulting from the global COVID-19 pandemic;

●	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

●	cyber-attacks and security vulnerabilities;

●	risks related to the business, operations, and financial performance of Tevogen, including:

●	Tevogen’s limited operating history and no products approved for commercial sale;

●	Tevogen’s significant losses. expectation to continue to incur significant losses, and lack of history of revenue from product sales;

●	Tevogen’s requirement for substantial additional financing to pursue its business objectives;

●	the regulatory landscape that applies to cellular therapy product candidates;

●	Tevogen’s limited experience designing and implementing clinical trials;

●	delays and disruptions in completing the development of product candidates;

●	the lengthy and time-consuming FDA regulatory approval process;

●	the expensive, time-consuming, and difficult to design and implement nature of preclinical studies and clinical trials, and their uncertain outcome.

●	Tevogen’s unproven approach to the development of product candidates using ExacTcell;

●	dependence on third-party collaborators;

●	being subject to manufacturing risks, any of which could substantially increase costs and limit supply of product candidates;

●	Tevogen’s ability to obtain and maintain adequate patent protection for its product candidates and ExacTcell;

●	lawsuits to protect or enforce Tevogen’s intellectual property;

●	dependence on key personnel;

●	substantial competition that may result in others discovering, developing, or commercializing products before or more successfully than Tevogen;

●	significant fluctuations of the price of New Tevogen Common Stock and New Tevogen warrants following the Business Combination; and

●	New Tevogen’s management team having no experience managing a public company; and

●	other factors detailed under the section entitled “Risk Factors.”

Forward-looking statements should be considered in light of these factors and the factors described elsewhere in this proxy statement/prospectus, including in the sections entitled “Risk Factors,” “Tevogen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Semper Paratus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should read these factors and the other cautionary statements made in this proxy statement/prospectus as being applicable to all related forward-looking statements wherever they appear in this proxy statement/prospectus. It is not possible to predict or identity all such risks. Neither we nor Tevogen undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable law.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, or makes a decision with respect to redemption of its public shares, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

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QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF Semper Paratus

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that may be important to Semper Paratus’ shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at [●], on [●], 2023, at the offices of [●] and virtually via live webcast at [●], unless the extraordinary general meeting is adjourned.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Semper Paratus shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, Semper Paratus will complete the Domestication and, at least one day after the Domestication, on the Closing Date, the parties will complete the Merger, pursuant to which each share of Tevogen Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Tevogen Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $1,200,000,000 by (ii) ten dollars ($10.00) by (y) the number of shares of Tevogen Common Stock that are issued and outstanding immediately prior to the Effective Time. Holders of Tevogen Common Stock will also receive the right to earnout consideration as further described herein. For further details, see “Business Combination Proposal — Consideration to Tevogen Stockholders in the Business Combination.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Merger Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Omnibus Incentive Plan Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal and Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of Semper Paratus will convert by operation of law, on a one-for-one basis, into shares of New Tevogen Class A Common Stock; and (ii) each issued and outstanding warrant to purchase Class A ordinary shares of Semper Paratus will automatically represent the right to purchase one share of New Tevogen Class A Common Stock at an exercise price of $11.50 per share of New Tevogen Class A Common Stock on the terms and conditions set forth in the Semper Paratus warrant agreement. Immediately following the Domestication, (i) the New Tevogen Class A Common Stock will be reclassified as New Tevogen Common Stock; (ii) the governing documents of Semper Paratus will be amended and restated and become the certificate of incorporation and the bylaws of New Tevogen as described in this proxy statement/prospectus; and (iii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the Semper Paratus shareholders, other than the amendments to the Semper Paratus governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. Each issued and outstanding Semper Paratus unit that has not been previously separated into the underlying Class A ordinary shares and the underlying one-half of one Semper Paratus warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Tevogen Common Stock and one-half of one New Tevogen warrant, with each whole warrant representing the right to purchase one share of New Tevogen Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Semper Paratus warrant agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of Semper Paratus, you will not be able to receive or trade a warrant when the units are separated. See “Domestication Proposal” for more information.

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The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the Existing Governing Documents of Semper Paratus?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of Semper Paratus being asked to vote upon?

A:	At the extraordinary general meeting, Semper Paratus is asking holders of its ordinary shares to consider and vote upon sixteen (16) separate proposals:

●	a proposal to approve and adopt by ordinary resolution the Merger Agreement and the transactions contemplated thereby, including the Merger;

●	a proposal to approve by special resolution the Domestication;

●	a proposal to approve by special resolution the Organizational Documents Proposal;

●	nine (9) separate proposals to vote on, on a non-binding advisory basis by ordinary resolution, certain material differences between the Existing Governing Documents and the Proposed Governing Documents:

●	to authorize the change in the authorized share capital of Semper Paratus from $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) [●] shares of New Tevogen Common Stock and [●] shares of New Tevogen Preferred Stock;

●	to provide that the number of authorized shares of any class of common stock or preferred stock of New Tevogen may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New Tevogen’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL;

●	to permit removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of New Tevogen entitled to vote at an election of directors, voting together as a single class;

●	to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Tevogen Board;

●	to eliminate the ability of New Tevogen stockholders to take action by written consent in lieu of a meeting;

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●	to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Tevogen Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Tevogen;

●	to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Tevogen for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the Semper Paratus Board, removal of directors from office, and filling vacancies on the New Tevogen Board; (ii) exculpation of personal liability of a director of New Tevogen and indemnification of persons serving as directors or officers of New Tevogen; and (iii) amendments to the Proposed Bylaws;

●	to provide that, unless New Tevogen otherwise consents in writing, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions and the federal district courts of the United States shall be the exclusive forum for claims arising out of the Securities Act, provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Exchange Act, for which the federal district courts of the United States are the exclusive forum;

●	to provide that New Tevogen’s existence is perpetual;

●	a proposal to approve by ordinary resolution the issuance of shares of New Tevogen Common Stock in connection with the Business Combination in compliance with the applicable listing rules of Nasdaq;

●	a proposal to approve and adopt by ordinary resolution the 2023 Plan;

●	a proposal to approve, as an ordinary resolution the election of seven (7) directors to serve staggered terms on New Tevogen’s board of directors; and

●	a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,”, “Organizational Documents Proposal”, “Advisory Charter Proposals,” “Nasdaq Proposal,” “Omnibus Incentive Plan Proposal,” “Election of Directors Proposal” and “Adjournment Proposal.”

Semper Paratus will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Semper Paratus should read this proxy statement/prospectus carefully.

After careful consideration, the Semper Paratus Board has determined that the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal are in the best interests of Semper Paratus and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Semper Paratus’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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Q:	Are the proposals conditioned on one another?

A:	Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned upon the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:	Why is Semper Paratus proposing the Business Combination?

A:	Semper Paratus is a blank check company incorporated on April 21, 2021, as a Cayman Islands exempted company and formed for the purpose of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this proxy statement/prospectus as the initial business combination. Based on Semper Paratus’ business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Tevogen is a clinical-stage specialty immunotherapy company harnessing CD8+ cytotoxic T lymphocytes (“CD8+ CTLs”) to develop off-the-shelf, precision T cell therapies for the treatment of infectious diseases, cancers, and neurological disorders, with the aim of addressing the significant unmet needs of large patient populations. Tevogen aspires to offer commercially attractive, economically viable, and cost-effective personalized T cell therapies. Tevogen uses its allogeneic, precision T cell technology platform, ExacTcell, to develop, enrich, and expand single human leukocyte antigen restricted CTL therapies with proactively selected, precisely defined targets. ExacTcell therapies are based on naturally occurring CTLs and are designed to target multiple and distinct antigens.

The first clinical product of ExacTcell, TVGN 489, is being developed to fill a critical gap in COVID-19 therapeutics for the immunocompromised and the high-risk elderly, with additional potential applications in treatment and prevention of chronic lingering symptoms of the disease, or Long COVID. In January 2023, Tevogen completed a Phase 1 proof-of-concept clinical trial of TVGN 489 for the treatment of ambulatory, high-risk adult COVID-19 patients. Tevogen hopes to launch a pivotal trial of TVGN 489 in COVID-19 patients with B cell malignancies in early 2024.

Based on its due diligence investigations of Tevogen and the industry in which it operates, including the financial and other information provided by Tevogen in the course of Semper Paratus’ due diligence investigations, the Semper Paratus Board believes that the Business Combination with Tevogen is in the best interests of Semper Paratus and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Business Combination Proposal — The Semper Paratus Board’s Reasons for the Business Combination.”

Although the Semper Paratus Board believes that the Business Combination with Tevogen presents a unique business combination opportunity and is in the best interests of Semper Paratus and its shareholders, the Semper Paratus Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The Semper Paratus Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to Tevogen.”

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Q:	Did the Semper Paratus Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:	Yes. Although Semper Paratus is not required to obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”) or from an independent accounting firm that the transaction being contemplated is fair to Semper Paratus from a financial point of view unless Semper Paratus completes an initial business combination with an affiliated entity, the Semper Paratus Board received an oral opinion of The Mentor Group, Inc. (“Mentor”), which opinion was confirmed by Mentor’s written opinion dated June 29, 2023) as to the fairness, from a financial point of view, to Semper Paratus of the shares of New Tevogen Common Stock to be issued on the Closing Date (including the Tevogen Earnout Shares) as the consideration (the “Merger Consideration”) in the Merger to the holders of the shares of Tevogen Common Stock (other than shares held in the treasury of Tevogen and any Dissenting Shares), as of Mentor, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Mentor in preparing its opinion. Mentor’s opinion should not be construed as creating any fiduciary duty on Mentor’s part to any party or entity. Mentor’s opinion was not intended to be, and does not constitute, advice or a recommendation to Semper Paratus or Tevogen, or the board of directors or any shareholder of either Semper Paratus or Tevogen as to how to act or vote with respect to the Merger or related matters. This opinion is discussed in greater detail in the section entitled “Business Combination Proposal — Opinion of Financial Advisor to Semper Paratus” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex J.

Q:	What will Tevogen’s stockholders receive in return for the Business Combination with Semper Paratus?

A:	Following the consummation of the Domestication, and after giving effect to the Merger, Tevogen will be a wholly owned subsidiary of New Tevogen. In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of Tevogen issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock of New Tevogen (“New Tevogen Common Stock”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $1,200,000,000 by (ii) ten ($10.00) by (y) the number of shares of Tevogen Common Stock that are issued and outstanding immediately prior to the Effective Time. Holders of Tevogen Common Stock will also receive the right to earnout consideration as further described herein.

Q:	How will New Tevogen be managed following the Business Combination?

A:	Following the Closing, it is expected that the current management of Tevogen will become the management of New Tevogen, and the New Tevogen Board will consist of up to seven (7) directors, which will be divided into three classes (Class I, II and III) with each consisting of two, three, and two directors, respectively. Pursuant to the Merger Agreement, the New Tevogen Board will consist of Dr. Ryan Saadi, Jeffrey Feike, Dr. Keow Lin Goh, Dr. Curtis Patton, Susan Podlogar, Victor Sordillo, and Surendra Ajjarapu. Please see “Management of New Tevogen Following the Business Combination” for further information.

Q:	What equity stake will current Semper Paratus shareholders and current equityholders of Tevogen hold in New Tevogen immediately after the consummation of the Business Combination?

A:	As of the date of this proxy statement/prospectus, there are 15,816,386 ordinary shares issued and outstanding, which includes an aggregate of 11,983,333 Class A ordinary shares held by the Sponsor, the Original Sponsor, and Cantor Fitzgerald & Co. (“Cantor”) through the private placement units purchased simultaneously with the consummation of the initial public offering, and no Class B ordinary shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 18,700,000 warrants to acquire ordinary shares, comprised of 725,000 private placement warrants held by the Sponsor, the Original Sponsor, and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering and 17,975,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Tevogen Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination), Semper Paratus’ fully diluted share capital would be 34,516,386 ordinary shares.

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The following table illustrates varying ownership levels in New Tevogen Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, including the dilutive effect of outstanding warrants, and the following additional assumptions: (i) no public shares are redeemed in the no redemption scenario, and all 2,383,053 public shares are redeemed in the maximum redemption scenario, assuming Semper Paratus will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination; (ii) the Earnout Shares have not been yet earned by the Tevogen Stockholders; and (iii) all the New Tevogen warrants to purchase New Tevogen Common Stock that will be outstanding immediately following Closing have been exercised for cash. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in New Tevogen will be different.

	Share Ownership in New Tevogen(1)
	Assuming No Redemptions		Assuming Max Redemptions
	Number of shares	% of total	Number of shares	% of total
Semper Paratus public shareholders	2,383,053	1.5%	—	—
Existing Tevogen Equityholders	136,242,087	85.6%	136,242,087	86.9%
Sponsor(2)	13,433,333	8.5%	13,433,333	8.6%
Polar Multi-Strategy Master Fund	1,651,000	1.0%	1,651,000	1.0%
PIPE Investors	5,000,000	3.1%	5,000,000	3.2%
Other(3)	500,000	0.3%	500,000	0.3%
Total	159,209,473	100%	156,826,420	100%

Potential sources of dilution:
Public Warrants(4)	17,250,000		17,250,000
Private Warrants(5)	725,000		725,000
First Earnout Share Payment(6)	6,666,667		6,666,667
Second Earnout Share Payment(6)	6,666,667		6,666,667
Third Earnout Share Payment(6)	6,666,667		6,666,667
Unvested RSUs(7)	3,839,445		3,839,445

(1) For further details, see “Business Combination Proposal — Consideration to Tevogen Stockholders in the Business Combination.”

(2) Comprises 4,444,444 Class A ordinary shares held by the Original Sponsor and 8,988,889 Class A ordinary shares held by the Sponsor.

(3) Represents the deferred underwriting commission of $5 million owed to the underwriters of our initial public offering, which commission was agreed at the time of our initial public offering, as reduced on June 28, 2023 in connection with the contemplated Business Combination with Tevogen (the “Reduced Deferred Fee”), that will be released to the underwriters only upon completion of an initial business combination. The deferred underwriting commission is payable if the Business Combination with Tevogen is consummated without regard to the number of public shares redeemed by holders in connection with such Business Combination. The Reduced Deferred Fee is payable in the form of 500,000 shares of the common equity securities of the entity that survives the Transaction. See the section entitled “Semper Paratus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations” for a further discussion of this arrangement.

(4) Assumes exercise of 17,250,000 Public Warrants to purchase New Tevogen Class A Common Stock at an exercise price of $11.50 per share.

(5) Assumes exercise of 725,000 Private Warrants New Tevogen Class A Common Stock at an exercise price of $11.50 per share.

(6) Assumes the earnout measurements will be met per the Merger Agreement:

(i)	upon the date on which the volume-weighted average trading sale price of one share of New Tevogen Common Stock is greater than or equal to $15.00 for any twenty trading days within any thirty consecutive trading day period within the Earnout Period (such occurrence, “Triggering Event I”), one third of the Earnout Shares shall be released;
(ii)	upon the date on which the volume-weighted average trading sale price of one share of New Tevogen Common Stock is greater than or equal to $17.50 for any twenty trading days within any thirty consecutive trading day period within the Earnout Period (such occurrence, “Triggering Event II”), one third of the Earnout Shares shall be released; and
(iii)	upon the date on which the volume-weighted average trading sale price of one share of New Tevogen Common Stock is greater than or equal to $20.00 for any twenty trading days within any thirty consecutive trading day period within the Earnout Period (such occurrence, “Triggering Event III” and together with Triggering Event I and Triggering Event II, the “Triggering Events”), one third of the Earnout Shares shall be released.

(7) Unvested RSUs in Tevogen Bio Inc. that will convert to unvested RSUs in New Tevogen at Closing.

Q:	How has the announcement of the Business Combination affected the trading price of the Semper Paratus securities?

A:	On June 28, 2023, the trading date preceding the announcement of the Business Combination, the closing prices per unit, public share, and public warrant as reported by Nasdaq were $10.57, $10.57, and $0.055, respectively. As of [●], 2023, the record date for the extraordinary general meeting, the closing price for each unit, ordinary share and redeemable warrant was $[●], $[●], and $[●], respectively. Holders of Semper Paratus’ securities should obtain current market quotations for the securities. The market price of Semper Paratus’ securities could vary at any time prior to Closing.

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Q:	Why is Semper Paratus proposing the Domestication?

A:	The Semper Paratus Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the Semper Paratus Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Semper Paratus Board believes that there are several reasons why a transfer by way of continuation to Delaware is in the best interests of Semper Paratus and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance, and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, Semper Paratus will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which Semper Paratus will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the Existing Governing Documents of Semper Paratus?

A:	The consummation of the Business Combination is conditioned upon, among other things, the Domestication. Accordingly, in addition to voting on the Business Combination, Semper Paratus’ shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace Semper Paratus’ Existing Governing Documents, in each case, under the Cayman Islands Companies Act with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Charter Proposal 4A)	The share capital under the Existing Governing Documents is US$22,100 divided into 200,000,000 Class A ordinary shares, par value US$0.0001 per share, 20,000,000 Class B ordinary shares, par value US$0.0001 per share and 1,000,000 preference shares, par value US$0.0001 per share.	The Proposed Charter will authorize [●] shares of New Tevogen Common Stock and [●] shares of New Tevogen Preferred Stock.

	See paragraph 5 of the Semper Paratus Amended and Restated Memorandum of Association.	See Article IV of the Proposed Charter.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Charter Proposal 4B)	The Existing Governing Documents authorize the issuance of up to 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by the Semper Paratus Board. Accordingly, Semper Paratus Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, or other distribution, voting, return of capital or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Charter will authorize the New Tevogen Board to issue preferred stock from time to time in one or more series, and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, and to increase or decrease the number of shares of any such series.

	See paragraph 5 of the Semper Paratus Amended and Restated Memorandum of Association and Article 3 of the Semper Paratus Amended and Restated Articles of Association.	See Article IV of the Proposed Charter.

Stockholder Removal of Directors (Advisory Charter Proposal 4C)	The Existing Governing Documents provide that the members of the Semper Paratus Board may be removed from office prior to the consummation of Semper Paratus’ initial business combination only by the affirmative vote of the holders of a majority of the Class B ordinary shares, and following the consummation of Semper Paratus’ initial business combination, by ordinary resolution.	The Proposed Charter will provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote an election of directors.

	See Article 29 of the Semper Paratus Amended and Restated Articles of Association.	See Section 5.05 of the Proposed Charter.

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	Existing Governing Documents	Proposed Governing Documents
Number of Directors (Advisory Charter Proposal 4D)	The Existing Governing Documents provide that the number of directors of Semper Paratus may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares, who, being present in person or by proxy and entitled to vote, cast votes at a general meeting or a resolution passed in writing unanimously.	The Proposed Charter will provide that the number of directors will be fixed from time to time by a majority of the New Tevogen Board.

	See Article 27 of the Semper Paratus Amended and Restated Articles of Association.	See Section 5.02 of the Proposed Charter.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Charter Proposal 4E)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Charter will allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

	See Articles 22 and 23 of the Semper Paratus Amended and Restated Articles of Association.	See Section 7.01 of the Proposed Charter.

Amend the Bylaws (Advisory Charter Proposal 4F)	Semper Paratus does not have bylaws; however, the Current Articles include provisions similar to the Proposed Bylaws and amendments to the Current Articles (save for Article 29 of the Current Articles) require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).	The Proposed Charter will authorize the New Tevogen Board to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered or repealed by the stockholders, provided that any stockholder amendment to the Proposed Bylaws will require approval of at least a majority of the voting power of all of then-outstanding shares of voting stock of New Tevogen.

	See Article 18 of the Semper Paratus Amended and Restated Articles of Association.	See Article VIII of the Proposed Charter.

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	Existing Governing Documents	Proposed Governing Documents
Amend Certain Charter Provisions (Advisory Charter Proposal 4G)	The Existing Governing Documents provide that, with limited exceptions, amendments to the Semper Paratus Amended and Restated Articles require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).	The Proposed Charter will provide that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Tevogen will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the Semper Paratus Board, removal of directors from office, and filling vacancies on the New Tevogen Board, (ii) exculpation of personal liability of a director of New Tevogen and indemnification of persons serving as directors or officers of New Tevogen, and (iii) amendments to the Proposed Bylaws.

	See Article 18 of the Semper Paratus Amended and Restated Articles of Association.	See Article XI of the Proposed Charter.

Exclusive Forum for Stockholder Actions (Advisory Charter Proposal 4H)	The Existing Governing Documents do not include an exclusive jurisdiction provision.	The Proposed Charter will provide that, unless New Tevogen consents in writing to the selection of an alternative forum, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Semper Paratus, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of New Tevogen to New Tevogen or to New Tevogen’s stockholders, (iii) any action, suit or proceeding asserting a claim against New Tevogen, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws, or (iv) any action, suit or proceeding asserting a claim against New Tevogen, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. This provision does not apply to claims arising out of the Exchange Act, for which the federal district courts of the United States are the exclusive forum, or any other claim where the U.S. federal courts have exclusive jurisdiction. In addition, the Proposed Charter will provide that unless New Tevogen consents in writing, the U.S. federal district courts shall be the exclusive forum for claims arising out of the Securities Act.

See Article IX of the Proposed Charter.

Provisions Related to Status as Blank Check Company (Advisory Charter Proposal 4G)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of an initial business combination and provide that if we do not consummate an initial business combination (as defined in the Existing Governing Documents) by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), Semper Paratus will cease all operations except for the purposes of winding up and will redeem the shares issued in Semper Paratus’ initial public offering and liquidate its Trust Account.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time. Further, the Proposed Governing Documents do not include any provisions relating to New Tevogen ongoing existence; the default under the DGCL will make New Tevogen’s existence perpetual.

	See Article 49 of the Semper Paratus Amended and Restated Articles of Association.	This is the default rule under the DGCL.

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Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:	In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of Semper Paratus will convert by operation of law, on a one-for-one basis, into shares of New Tevogen Class A Common Stock; and (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Semper Paratus will automatically represent the right to purchase one share of New Tevogen Class A New Tevogen at an exercise price of $11.50 per share on the terms and conditions set forth in the Semper Paratus warrant agreement. Immediately following the Domestication, (i) the New Tevogen Class A Common Stock will be reclassified as New Tevogen Common Stock; (ii) the governing documents of Semper Paratus will be amended and restated and become the certificate of incorporation and the bylaws of New Tevogen as described in this proxy statement/prospectus; and (iii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the Semper Paratus shareholders, other than the amendments to the Semper Paratus governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. Each issued and outstanding unit of Semper Paratus that has not been previously separated into the underlying Class A ordinary share and underlying one-half of one warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Tevogen Common Stock and one-half of one New Tevogen warrant, with such whole warrant representing the right to acquire one share of New Tevogen Common Stock. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of Semper Paratus, you will not be able to receive or trade a warrant when the units are separated. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of Tevogen issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Tevogen Common equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $1,200,000,000 by (ii) ten dollars ($10.00) by (y) the number of shares of Tevogen Common Stock that are issued and outstanding immediately prior to the Effective Time. Holders of Tevogen Common Stock will also receive the right to earnout consideration as further described herein. For further details, see “Business Combination Proposal — Consideration to Tevogen Stockholders in the Business Combination.”

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:	As discussed more fully under “U.S. Federal Income Tax Considerations,” Semper Paratus intends for the Domestication to qualify as a reorganization (an “F Reorganization”) within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Neither Semper Paratus nor Tevogen has sought, nor do they intend to seek, nor is the closing of the Domestication or the Merger conditioned on the receipt of, any ruling from the Internal Revenue Service (“IRS”) or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations,” U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:

●	A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of less than $50,000 and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of public shares and less than 10% of the total value of the public shares generally will not recognize any gain or loss and will not be required to include any part of Semper Paratus’ earnings and profits in income in connection with the Domestication;

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●	A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of public shares and less than 10% of the total value of the public shares generally will recognize gain (but not loss) on the exchange of public shares for New Tevogen Class A Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by Semper Paratus the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its public shares provided certain other requirements are satisfied; and

●	A U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of the public shares or 10% or more of the total value of the public shares generally will be required to include in income as a dividend deemed paid by Semper Paratus the “all earnings and profits amount” attributable to its public shares as a result of the Domestication.

Semper Paratus does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication and, therefore, the “all earnings and profits amount” attributable to the public shares is expected to be $0.

As discussed more fully under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations,” based upon the composition of its income and assets, and upon a review of its financial statements, Semper Paratus likely was a PFIC for its most recent taxable year ended on December 31, 2022 and for the taxable year which ends as a result of the Domestication. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of public shares or public warrants for New Tevogen Class A Common Stock or New Tevogen warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations — QEF Election and Mark-to-Market Election” with respect to their public shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, none of the elections available for public shares would apply to public warrants, and the application of the PFIC rules to public warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations — U.S. Holders.”

Each U.S. Holder of public shares or public warrants is urged to consult its tax advisor concerning the treatment of the Domestication and the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of public shares and public warrants for New Tevogen Class A Common Stock and New Tevogen warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s New Tevogen Class A Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. The discussion in the section entitled “U.S. Federal Income Tax Considerations” insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, reflects the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Semper Paratus, as to the material U.S. federal income tax consequences of the Business Combination. We urge you to consult your tax advisor regarding the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws and regarding the tax consequences of exercising your redemption rights. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

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Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the merger consideration in connection with the Business Combination.

Pursuant to the Letter Agreement, the Original Sponsor, the Sponsor, and Semper Paratus’ officers and directors have waived their redemption rights with respect to all of their founder shares and public shares in connection with the completion of Semper Paratus’ initial business combination and any proposed amendment to the Existing Governing Documents prior to the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. The Original Sponsor, the Sponsor, and Semper Paratus’ officers and directors entered into the Letter Agreement in order to induce Semper Paratus and the Underwriters (as defined below) to (i) enter into the Underwriting Agreement by and between Semper Paratus and Cantor, as representative of the several underwriters (the “Underwriters”), dated November 3, 2021 (the “Underwriting Agreement”) and (ii) to proceed with the Semper Paratus IPO. The parties to the Letter Agreement agreed that if Semper Paratus seeks shareholder approval of an initial business combination, then in connection with such initial business combination, they shall vote all founder shares, any public shares and any Class A Ordinary Shares included in the Private Units held by them in favor of such initial business combination (including any proposals recommended by the Board in connection with such initial business combination) and not redeem any Founder Shares or Public Shares held by them in connection with such shareholder approval.

Q:	How do I exercise my redemption rights?

A:	In connection with the Business Combination, pursuant to the Existing Governing Documents, Semper Paratus’ public shareholders may request that Semper Paratus redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental, Semper Paratus’ transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Continental, Semper Paratus’ transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Eastern Time, on [●], 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, Semper Paratus’ transfer agent, is listed under the question “Who can help answer my questions?” below.

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Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Semper Paratus’ transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, based on approximately $25.7 million of funds in the Trust Account and 2,383,053 shares subject to possible redemption, in each case, as of June 30, 2023, this would have amounted to approximately $10.77 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with Semper Paratus’ consent until the Closing. If you deliver your shares for redemption to Continental, Semper Paratus’ transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Semper Paratus’ transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, Semper Paratus’ transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, Semper Paratus’ transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, Semper Paratus’ transfer agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Tevogen Common Stock that will be redeemed immediately after consummation of the Business Combination. If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:	No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, Semper Paratus’ transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, Semper Paratus’ transfer agent, by [●], [●] Eastern Time, on [●], 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?

A:	No. Holders of public warrants will not have redemption rights with respect to such warrants in connection with the Business Combination. Assuming maximum redemptions of 100% of the public shares, and using the closing warrant price on Nasdaq of $[●] as of [●], 2023, the aggregate fair value of public warrants that can be retained by redeeming stockholders is approximately $[●]. The actual market price of the warrants may be higher or lower on the date that warrant holders seek to sell such warrants. Additionally, Semper Paratus cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New Tevogen because there would be fewer shares outstanding overall.

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Q:	How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post Business Combination?

A:	The public warrants are identical to the private placement warrants in material terms and provisions, except that the private placement warrants will not be redeemable by New Tevogen so long as they are held by the Sponsor, the Original Sponsor, Cantor or any of their permitted transferees. If the private placement warrants are held by holders other than the Sponsor, Cantor or any of their permitted transferees, private placement warrants will be redeemable by New Tevogen and exercisable by the holders of such private placement warrants on the same basis as the public warrants. The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants, including the New Tevogen Common Stock issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the Closing. Further, the private placement warrants are not exercisable more than five years from the effective date of the registration statement for Semper Paratus’ initial public offering in accordance with FINRA Rule 5110(g)(8).

Following the Closing, New Tevogen may redeem your public warrants prior to their exercise at any time, including a time that may be disadvantageous to you thereby making such warrants worthless. New Tevogen will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the closing price of New Tevogen Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the warrants become redeemable, New Tevogen may not exercise its redemption right unless there is a current registration statement in effect with respect to the shares of New Tevogen Common Stock underlying such warrants.

Semper Paratus is registering the New Tevogen Common Stock issuable upon the exercise of the warrants in the registration statement of which this proxy statement/prospectus forms a part. Pursuant to the Semper Paratus warrant agreement, New Tevogen is required to maintain a current prospectus relating to those shares until the warrants expire or are redeemed. If a registration statement covering the shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, holders of warrants may, until such time as there is an effective registration statement and during any period when New Tevogen will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In the event New Tevogen determines to redeem the warrants, holders would be notified of such redemption as described in the Semper Paratus warrant agreement. New Tevogen would be required to fix a date for the redemption and mail a notice of redemption not less than 30 days prior to the redemption date to the registered holders of the warrants at their last addresses as they appear on the registration books. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New Tevogen posting of the redemption notice to DTC.

Redemption of the outstanding public warrants could force you to (i) exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants, or (iii) accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor, Cantor or their permitted transferees.

See “Description of the New Tevogen Securities — Warrants — Public Shareholders’ Warrants” and “Risk Factors — Risks Related to the Business Combination and Semper Paratus — New Tevogen may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.”

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Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The U.S. federal income tax consequences of exercising your redemption rights with respect to your public shares to receive cash from the Trust Account in exchange for New Tevogen Common Stock deemed received upon the Domestication depend on your particular facts and circumstances. It is possible that you may be treated as selling such New Tevogen Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Tevogen Common Stock that you own or are deemed to own before and after the redemption (including through the ownership of New Tevogen warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) exercising redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares for New Tevogen Common Stock and therefore will likely be subject to the potential tax consequences of Section 367 of the Code as well as the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.” The discussion in the section entitled “U.S. Federal Income Tax Considerations” insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, reflects the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Semper Paratus, as to the material U.S. federal income tax consequences of the Business Combination. We urge all holders considering exercising redemption rights to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see “U.S. Federal Income Tax Considerations.”

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:	Following the closing of Semper Paratus’ initial public offering, an amount equal to $351.9 million ($10.20 per unit) of the net proceeds from Semper Paratus’ initial public offering and the sale of the private placement units was placed in the Trust Account. On February 3, 2023, Semper Paratus held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend Semper Paratus’ Existing Governing Documents to extend the date by which Semper Paratus must consummate an initial business combination. In connection with the Extension Meeting, a total of 186 Semper Paratus shareholders elected to redeem an aggregate of 32,116,947 public shares (the “Extension Redemption”). Following the Extension Redemption, Semper Paratus had approximately $25.4 million left in its Trust Account, all of which is held in U.S. government treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of an initial business combination (including the Closing) or (ii) the redemption of all of the public shares if we are unable to complete the Business Combination or any other initial business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), subject to applicable law.

Any Trust Account proceeds remaining following redemptions of public shares and the payment of transaction expenses and the payment of principal or interest due on indebtedness incurred in completing the Business Combination, if any, will be released to us to fund the operations of New Tevogen following the Closing. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:	The public shareholders are not required to vote “FOR” the Business Combination or vote at all in order to exercise their redemption rights and public shareholders who vote in favor of the Business Combination my also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

Following the Extension Redemption, Semper Paratus had approximately $25.4 million left in its Trust Account. In no event will Semper Paratus redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

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As a result of redemptions, the trading market for the New Tevogen Common Stock may be less liquid than the market for the public shares was prior to the consummation of the Business Combination and New Tevogen may not be able to meet the listing standards for NYSE American or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Tevogen’s business will be reduced. If the Trust Account proceeds that would be available to Tevogen following the redemption deadline are less than expected, New Tevogen will have less cash available to pursue its anticipated growth strategies and new initiatives. As a result, New Tevogen’s results of operations and financial condition may be worse than projected.

The table below presents the trust value per share to a public shareholder that elects not to redeem across a range of redemption scenarios. For purposes of calculating the redemption scenarios, the trust value date as of February 3, 2023 is used because such date is the date the redemption requests in connection with the Extension Meeting were effectuated.

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming 100% Redemptions
Percentage Share Ownership in New Tevogen
Tevogen Stockholders	136,242,087	85.57%	136,242,087	85.90%	136,242,087	86.22%	136,242,087	86.55%	136,242,087	86.87%
Initial Shareholders	13,433,333	8.44%	13,433,333	9.47%	13,433,333	8.470%	13,433,333	8.53%	13,433,333	8.57%
Former Semper Paratus public shareholders	2,383,053	1.50%	1,787,290	1.13%	1,191,527	0.75%	595,763	0.38%	-	0.00%
Polar Multi-Strategy Master Fund	1,651,000	1.04%	1,651,000	1.04%	1,651,000	1.04%	1,651,000	1.05%	1,651,000	1.05%
PIPE Investors	5,000,000	3.14%	5,000,000	3.15%	5,000,000	3.16%	5,000,000	3.18%	5,000,000	3.19%
Cantor	500,000	0.31%	500,000	0.32%	500,000	0.32%	500,000	0.32%	500,000	0.32%
Value of the Shares Owned by Non-Redeeming Shareholders
Total Shares Outstanding Excluding Warrants(1)	159,209,473		158,613,710		158,017,947		157,422,183		156,826,420
Total Equity Value Post-Redemptions(2)	1,715,384,659		1,708,965,674		1,702,546,690		1,696,127,705		1,689,708,721
Per Share Value	$10.77		$10.77		$10.77		$10.77		$10.77

(1) Includes the number of shares of New Tevogen Common Stock held by (i) Tevogen stockholders, (ii) the Initial Shareholder, (iii) former Semper Paratus shareholders, (iv) the Polar Multi-Strategy Master Fund (v) PIPE Investors, and (vi) Cantor, and does not include (i) the issuance of up to 17,975,000 shares upon exercise of the public warrants at a price of $11.50 per share or (ii) the issuance of up to 500,000 shares upon exercise of the private placement warrants held by the Sponsor following the Business Combination at a price of $11.50 per share.

(2) Represents the total value of the New Tevogen Common Stock calculated by multiplying the number of Total Shares Outstanding Excluding Warrants by the Per Share Value.

As indicated above, the percentage of the total number of outstanding shares of New Tevogen Common Stock that will be owned by Semper Paratus’ public shareholders as a group and by the other holders presented in the tables will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of New Tevogen Common Stock issued in any PIPE Investment. The tables above illustrate varying ownership levels in New Tevogen, as well as possible sources and extents of dilution for non-redeeming public stockholders, excluding such PIPE Investment. As such, all of the scenarios assume that no additional capital is contributed and that the funds in the trust account are the only source of capital. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Semper Paratus’ existing shareholders in New Tevogen will be different.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the Semper Paratus shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the completion of the offer to redeem the Class A ordinary shares of Semper Paratus; (iv) the New Tevogen Common Stock to be issued in connection with the Business Combination having been approved for listing on NYSE American; (v) that Semper Paratus has at least $5,000,001 of net tangible assets upon Closing; (vi) the approval of the Merger Agreement and the Merger by Tevogen’s stockholders and (vii) the proxy statement/prospectus being declared effective by the SEC. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, if these conditions are not satisfied the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

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Q:	When do you expect the Business Combination to be completed?

A:	It is currently expected that the Business Combination will be consummated in the fourth quarter of 2023. This date depends on, among other things, the approval of the proposals to be put to Semper Paratus shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Semper Paratus shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Semper Paratus ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from Semper Paratus shareholders in favor of one or more of the proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:	Semper Paratus will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the applicable parties in accordance with the terms of the Merger Agreement. If the Merger Agreement is terminated before the Business Combination is completed, Semper Paratus will remain a Cayman Islands exempted company and will search for an alternate initial business combination. If Semper Paratus is not able to consummate the Business Combination with Tevogen nor able to complete another business combination by December 15, 2023, in each case, as such date may be extended by the Semper Paratus Board in accordance with the Existing Governing Documents, Semper Paratus will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Semper Paratus Board, liquidate and dissolve, subject in each case to our obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the Business Combination and the proposed Domestication?

A:	Neither Semper Paratus’ shareholders nor Semper Paratus’ warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	What do I need to do now?

A:	Semper Paratus urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Semper Paratus’ shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:	If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

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Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will be held at [●], [●] Eastern Time, on [●], 2023 at the offices of [●] located at [●], and virtually via live webcast at [●], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	We have fixed the close of business on [●], 2023 as the record date for the extraordinary general meeting. If you were a shareholder of Semper Paratus at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote their shares if the shareholder is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:	Semper Paratus shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were [●] ordinary shares issued and outstanding, of which [●] were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:	A quorum of Semper Paratus’ shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, [●] ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

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(iii)	Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)	Advisory Charter Proposals: The separate approval, on a non-binding advisory basis, of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)	Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)	Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)	Election of Directors Proposal: The approval of the Election of Directors Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, Semper Paratus had [●] ordinary shares issued and outstanding. Semper Paratus shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. 11,983,333 ordinary shares are subject to the Letter Agreement, pursuant to which the Initial Shareholders and Original Sponsor have agreed to vote all of their shares in favor of the Business Combination. For additional information regarding the Letter Agreement, see “Business Combination Proposal — Related Agreements — Letter Agreement.”

Because the Initial Shareholders and Original Sponsor agreed to vote their aggregate 11,983,333 outstanding Class A ordinary shares in favor of each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal, each of Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal will be approved even if none of the public shares are voted in favor of any of Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal.

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Q:	What are the recommendations of the Semper Paratus Board?

A:	The Semper Paratus Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Semper Paratus and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Semper Paratus’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do the Sponsor and the other Initial Shareholders intend to vote their shares?

A:	The Initial Shareholders have agreed to vote all their Class A ordinary shares and any other public shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (whose members include certain of Semper Paratus’ directors and officers) owns 56.8% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Semper Paratus or its securities, the Sponsor, Original Sponsor, Tevogen and/or Tevogen’s or Semper Paratus’ respective directors, officers, advisors or affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Semper Paratus’ shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Tevogen and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction of the requirement that the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal are approved by a resolution of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter; (ii) increase the likelihood of satisfaction of the requirement that the Organizational Documents Proposal is approved by a resolution of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter; (iii) otherwise limit the number of public shares electing to redeem their public shares; and (iv) increase the likelihood of satisfaction of the requirement that Semper Paratus’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or purchases by any of the aforementioned persons.

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Q:	What interests do Semper Paratus’ current officers and directors have in the Business Combination?

A:	The Initial Shareholders, certain members of the Semper Paratus Board and our officers may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and Semper Paratus’ officers and directors will lose their entire investment in Semper Paratus and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 15, 2023 (unless such date is extended by the Semper Paratus Board in accordance with the Existing Governing Documents);

●	the Sponsor will pay an aggregate of $1.00 for their Class A ordinary shares and their private placement units to the Original Sponsor upon the Closing of the Business Combination. Effectively, the Sponsor paid $0.01 per Class A ordinary share and has the right to acquire 500,000 shares of New Tevogen Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Tevogen from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], 2023, which amount includes the current value of securities held, assuming a trading price of $[●] per Semper Paratus Class A ordinary share and $[●] per Semper Paratus public warrants (based upon the respective closing prices of the Semper Paratus Class A ordinary shares and the Semper Paratus public warrant on Nasdaq on [●], 2023); in addition, as of October 23, 2023, Semper Paratus owes the Sponsor $200,000 in accrued monthly fees;

●	even if the trading price of the shares of New Tevogen Common Stock were as low as $[●] per share, the aggregate market value of the Semper Paratus Class A ordinary shares alone (without taking into account the value of the private placement units) would exceed the initial investment in Semper Paratus by the Sponsor. As a result, the Sponsor is likely to be able to make a substantial profit on its investment in Semper Paratus at a time when shares of New Tevogen Common Stock have lost significant value. On the other hand, if Semper Paratus liquidates without completing an initial business combination before December 15, 2023, the Sponsor will likely lose its entire investment in Semper Paratus;

●	the private placement warrants underlying the private placement units purchased by the Sponsor will be worthless if an initial business combination is not consummated;

●	the Sponsor has agreed that the private placement units and the underlying securities will not be sold or transferred by it until after Semper Paratus has completed an initial business combination, subject to limited exceptions;

●	the Sponsor and its affiliates’ total potential ownership in the New Tevogen, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 7.5% of outstanding New Tevogen Common Stock in a no redemption scenario, and 7.6% of outstanding New Tevogen Common Stock in a maximum redemption scenario (see “Beneficial Ownership of Securities” for more information);

●	the Sponsor will pay an aggregate of $1.00 for its Class A ordinary shares and private placement units to the Original Sponsor upon Closing and such securities will have a significantly higher value at the time of the Business Combination, and that in the case the Business Combination is not consummated Semper Paratus would liquidate rendering such founder shares worthless;

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●	the Sponsor is currently the owner of 7,988,889 Class A ordinary shares and 1,000,000 private placement units, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by December 15, 2023, subject to the Sponsor depositing additional funds monthly into Semper Paratus’ trust account, Semper Paratus will be required to dissolve and liquidate. In such event, the Semper Paratus Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the anticipated continuation of one of our existing directors, Surendra Ajjarapu, as director of New Tevogen;

●	pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of Semper Paratus’ directors and officers and (ii) continue Semper Paratus’ directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	pursuant to the Registration and Shareholder Rights Agreement, the Original Sponsor and Cantor are entitled to registration of the shares of New Tevogen Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that Semper Paratus’ officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Semper Paratus. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver; and

●	if the Trust Account is liquidated, including in the event Semper Paratus is unable to complete an initial business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify Semper Paratus to ensure that the proceeds in the Trust Account are not reduced below $10.20 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Semper Paratus has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Semper Paratus, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

As a result of the foregoing interests, the Sponsor and Semper Paratus’ directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares and public units on [●], 2023 as reported on Nasdaq of $[●] and $[●], respectively, in the aggregate, the Sponsor and its affiliates have approximately $[●] million at risk that depends upon the completion of an initial business combination. Such amount consists of 7,988,889 Class A ordinary shares held by the Sponsor and 1,000,000 private placement units.

The independent Semper Paratus directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination, and in agreeing to vote in favor of the Business Combination. The independent Semper Paratus directors concluded that the potential benefits that it expected Semper Paratus and its shareholders to achieve as a result of the Business Combination outweighed the potential negative factors.

The existence of financial and personal interests of one or more of Semper Paratus’ officers and directors may result in a conflict of interest on the part of each such officer or director and may influence the Semper Paratus Board in making its recommendation that you vote in favor of the approval of the Business Combination. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my Semper Paratus ordinary shares before the extraordinary general meeting?

A:	The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Shareholders of record may send a later-dated, signed proxy card to our proxy solicitor, [●], at [●] prior to the vote at the extraordinary general meeting (which is scheduled to take place on [●], 2023) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

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Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:	If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Tevogen. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Semper Paratus. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:	Semper Paratus will pay the cost of soliciting proxies for the extraordinary general meeting. Semper Paratus has engaged [●] as proxy solicitor to assist in the solicitation of proxies for the extraordinary general meeting. Semper Paratus has agreed to pay [●] a fee of $[●], plus disbursements, and will reimburse [●] for its reasonable out-of-pocket expenses and indemnify [●] and its affiliates against certain claims, liabilities, losses, damages and expenses. Semper Paratus will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. Semper Paratus’ directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:	The preliminary voting results will be announced at the extraordinary general meeting. Semper Paratus will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Semper Paratus Acquisition Corporation

767 Third Avenue, 38th Floor

New York, New York 10017

Attn: Suren Ajjarapu

Telephone No.: (646) 807-8832

You also may obtain additional information about Semper Paratus from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Semper Paratus’ transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Eastern Time, on [●], 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30 Floor

New York, New York 10004

Attn: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Merger Agreement.”

The Parties to the Business Combination

Semper Paratus

Semper Paratus is a blank check company incorporated on April 21, 2021 as a Cayman Islands exempted entity for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on Semper Paratus’ business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On November 8, 2021, Semper Paratus completed its initial public offering of 34,500,000 units, including the issuance of 4,500,000 units as a result of the underwriters’ full exercise of their over-allotment option, at a price of $10.00 per unit generating gross proceeds of $345,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of our initial public offering, we completed the private sale of an aggregate of 1,450,000 units (1,300,000 units to our Sponsor and 150,000 units to Cantor) at a purchase price of $10.00 per unit, generating gross proceeds to the Company of $14,500,000.

Following the closing of our initial public offering, an amount equal to $351.9 million of the net proceeds from its initial public offering and the sale of the private placement units was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury bills. On February 3, 2023, Semper Paratus held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend Semper Paratus’ Existing Governing Documents to extend the date by which Semper Paratus must consummate an initial business combination. In connection with the Extension Meeting and subsequent redemption, a total of 186 Semper Paratus shareholders elected to redeem an aggregate of 32,116,947 public shares. Following the Extension Redemption, Semper Paratus had approximately $25.4 million left in its Trust Account, all of which is held in U.S. government treasury bills. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of Semper Paratus’ initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Semper Paratus does not complete an initial business combination by December 15, 2023, or (iii) the redemption of all of the public shares if Semper Paratus is unable to complete the Business Combination or any other initial business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), subject to applicable law.

Semper Paratus’ units, public shares and public warrants are currently listed on Nasdaq under the symbols “LGSTU,” “LGST” and “LGSTW,” respectively.

Semper Paratus’ principal executive office is located at 767 Third Avenue, 38th Floor, New York, New York, 10017, and its telephone number is (646)-807-8832.

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Tevogen

Tevogen is a clinical-stage specialty immunotherapy company harnessing CD8+ CTLs to develop off-the-shelf, precision T cell therapies for the treatment of infectious diseases, cancers, and neurological disorders, with the aim of addressing the significant unmet needs of large patient populations. Tevogen aspires to offer commercially attractive, economically viable, and cost-effective personalized T cell therapies. Tevogen uses its allogeneic, precision T cell technology platform, ExacTcell, to develop, enrich, and expand single human leukocyte antigen restricted CTL therapies with proactively selected, precisely defined targets. ExacTcell therapies are based on naturally occurring CTLs and are designed to target multiple and distinct antigens.

The first clinical product of ExacTcell, TVGN 489, is being developed to fill a critical gap in COVID-19 therapeutics for the immunocompromised and the high-risk elderly, with additional potential applications in treatment and prevention of Long COVID. In January 2023, Tevogen completed a Phase 1 proof-of-concept clinical trial of TVGN 489 for the treatment of ambulatory, high-risk adult COVID-19 patients. Tevogen hopes to launch a pivotal trial of TVGN 489 in COVID-19 patients with B cell malignancies in early 2024.

Upon completion of the Business Combination, Tevogen plans to pursue several additional clinical trials, develop its manufacturing capabilities, and expedite the development of products targeting infectious diseases, cancers, and neurological disorders, with the aim of addressing the significant unmet needs of large patient populations.

Tevogen does not have any products available for commercial sale, has a history of losses, and may never achieve or maintain profitability. Various factors may cause differences between Tevogen’s plans and expectations and its results, including: the risk that the Business Combination may not be completed in a timely manner or at all; the failure to satisfy the conditions to Closing; the effect of the announcement or pendency of the Business Combination on Tevogen’s business relationships, operating results, and business; changes in the markets in which Tevogen competes, including with respect to its competitive landscape, technology evolution, and regulation; changes in general economic conditions; risks related to Tevogen’s limited operating history; uncertainties inherent in the execution, cost, and completion of preclinical studies and clinical trials; risks related to regulatory review and approval and commercial development; risks associated with intellectual property protection; and the other factors discussed in the section entitled “Risk Factors” in this proxy statement/prospectus.

Tevogen is a Delaware corporation and was incorporated on June 1, 2020. Tevogen’s principal executive office is located at 15 Independence Boulevard, Suite #410, Warren, New Jersey, 07059, and its telephone number is (877) 838-6436.

Semper Merger Sub

Merger Sub is a Delaware corporation and wholly owned subsidiary of Semper Paratus formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at 767 Third Avenue, 38th Floor, New York, New York, 10017, and its telephone number is (646)-807-8832.

Proposals to be put to the Shareholders of Semper Paratus at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of Semper Paratus and certain transactions contemplated by the Merger Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned on the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

Business Combination Proposal

As discussed in this proxy statement/prospectus, Semper Paratus is asking its shareholders to approve by ordinary resolution the Merger Agreement, pursuant to which, among other things, on the Closing Date, promptly following the consummation of the Domestication, Merger Sub will merge with and into Tevogen, with Tevogen surviving the Merger. After giving effect to the Merger, Tevogen shall be a wholly owned subsidiary of New Tevogen. For further details, see “Business Combination Proposal — Consideration to Tevogen Stockholders in the Business Combination.”

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The Semper Paratus Board’s Reasons for the Business Combination,” the Semper Paratus Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for Semper Paratus’ initial public offering, including that the businesses of Tevogen had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “Business Combination Proposal.”

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Structure of the Business Combination

On the Closing Date, promptly following the consummation of the Domestication, Merger Sub will merge with and into Tevogen, with Tevogen surviving the Merger. After giving effect to the Merger, Tevogen will be a wholly owned subsidiary of New Tevogen.

Consideration to Tevogen Stockholders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of Tevogen issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Tevogen Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $1,200,000,000 by (ii) ten dollars ($10.00) by (y) the number of shares of Tevogen Common Stock that are issued and outstanding immediately prior to the Effective Time. Holders of Tevogen Common Stock will also receive the right to earnout consideration as further described herein. For further details, see “Business Combination Proposal — Consideration to Tevogen Stockholders in the Business Combination.”

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, New Tevogen, the Sponsor, and the Significant Company Holder (each, a “Locked-Up Party”) will enter into a lock-up agreement (the “Lock-Up Agreement”) with respect to New Tevogen Common Stock (the “Lock-Up Shares”) and warrants (together with the “Lock-Up Shares, the “Lock-Up Securities”) held by such stockholder immediately following the Closing, pursuant to which, the Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Tevogen Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the New Tevogen completes a liquidation, merger, share exchange or other similar transaction that results in all of its stockholders having the right to exchange their New Tevogen Common Stock for cash, securities or other property.

Stock Escrow and Earnout

During the Earnout Period, New Tevogen may issue to Tevogen Stockholders up to 20,000,000 shares of New Tevogen Common Stock in the aggregate, referred to herein as the Tevogen Earnout Shares, in three equal tranches upon the occurrence of each Earnout Triggering Event. The Tevogen Earnout Shares will be deposited with an escrow agent in accordance with an escrow agreement to be entered into on the Closing Date. For further details, see “Business Combination Proposal — Consideration to Tevogen Stockholders in the Business Combination.”

Non-Competition Agreement

The Merger Agreement contemplates that, at the Closing, Dr. Saadi will enter into non-competition agreement pursuant to which he will agree not to compete with the New Tevogen and its respective subsidiaries, subject to certain requirements and customary conditions.

Note Assumption Agreement

The Merger Agreement contemplates that, at the Closing, New Tevogen will assume all obligations of Tevogen under the five pre-existing convertible notes (the “Convertible Notes”) with an aggregate principal amount totaling approximately $22.5 million. The Convertible Notes have interest rates ranging from 4.5% to 6.0% per annum and mature between January 2024 and February 2026.

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Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the Semper Paratus shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the completion of the offer to redeem the Class A ordinary shares of Semper Paratus; (iv) the New Tevogen Common Stock to be issued in connection with the Business Combination having been approved for listing on NYSE American; and (v) that Semper Paratus has at least $5,000,001 of net tangible assets upon Closing. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, if these conditions are not satisfied, the Merger Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Termination of the Merger Agreement

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following: (i) by mutual written consent of Semper Paratus and Tevogen Bio; (ii) by either Semper Paratus or Tevogen Bio if any of the conditions to Closing have not been satisfied or waived by December 5, 2023 (the “Outside Date”), provided that any breach or violation of any representation, warranty or covenant of the party seeking termination is not the cause of the failure of the Closing to occur by the Outside Date; (iii) by either Semper Paratus or Tevogen Bio if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable; (iv) by either Semper Paratus or Tevogen Bio in the event of the other party’s uncured breach, if such breach would result in the failure of a closing condition (and so long as the terminating party is not also in breach under the Merger Agreement); (v) by Semper Paratus if there has been a Material Adverse Effect on Tevogen Bio and its subsidiaries on a consolidated basis following the date of the Merger Agreement that is uncured and continuing; (vi) by Semper Paratus if Tevogen Bio has not delivered to Semper Paratus by July 15, 2023 audited financial statements of Tevogen Bio (including, in each case, any related notes thereto), consisting of the balance sheets of Tevogen Bio as of December 31, 2022 and December 31, 2021, and the related audited income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards; and (vi) by either Semper Paratus or Tevogen Bio if Semper Paratus or Tevogen Bio holds a special meeting of its shareholders to approve the Merger Agreement and the Business Combination, and the required approvals related to the Merger Agreement and the Business Combination of either Semper Paratus’ shareholders or Tevogen Bio’s stockholders, as applicable, is not obtained. For further details, see “Business Combination Proposal — Termination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, Semper Paratus will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the Semper Paratus Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Semper Paratus’ jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Semper Paratus is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Tevogen will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal”, “Organizational Documents Proposal” and “The Advisory Charter Proposals.”

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Organizational Documents Proposal

Semper Paratus will ask its shareholders to approve and adopt by special resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the Proposed Organizational Documents of New Tevogen, which, if approved, would take effect immediately after the Domestication. The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by holders of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Advisory Charter Proposals

Semper Paratus will ask its shareholders to consider and vote upon proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as the following eight sub-proposals:

●	Advisory Charter Proposal 4A — to increase the authorized share capital of Semper Paratus from US$22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) [●] shares of common stock, par value $0.0001 per share, of New Tevogen and [●] shares of preferred stock, par value $0.0001 per share, of New Tevogen.

●	Advisory Charter Proposal 4B — to provide that the number of authorized shares of any class of common stock or preferred stock of New Tevogen may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New Tevogen’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

●	Advisory Charter Proposal 4C — to permit removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of New Tevogen entitled to vote at an election of directors, voting together as a single class.

●	Advisory Charter Proposal 4D — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Tevogen Board.

●	Advisory Charter Proposal 4E — to eliminate the ability of New Tevogen stockholders to take action by written consent in lieu of a meeting.

●	Advisory Charter Proposal 4F — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Tevogen Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Tevogen.

●	Advisory Charter Proposal 4G — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Tevogen for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Tevogen Board, removal of directors from office, and filling vacancies on the New Tevogen Board, (ii) exculpation of personal liability of a director of New Tevogen and indemnification of persons serving as directors or officers of New Tevogen, and (iii) amendments to the Proposed Bylaws.

●	Advisory Charter Proposal 4H — to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Exchange Act for which the federal district courts of the United States are the exclusive forum.

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●	Advisory Charter Proposal 4I — to eliminate certain provisions related to Semper Paratus’ status as a blank check company, including to remove the requirement to dissolve New Tevogen and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Advisory Charter Proposals” and the full text of the Proposed Governing Documents of New Tevogen, attached hereto as Annexes C and D.

Nasdaq Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are currently listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of New Tevogen Common Stock in connection with the Business Combination pursuant to Nasdaq Rule 5635.

For additional information, see “Nasdaq Proposal.”

Omnibus Incentive Plan Proposal

Our shareholders are being asked to approve, by ordinary resolution, the Omnibus Incentive Plan Proposal. If the Omnibus Incentive Plan Proposal is approved, the 2023 Plan will become effective upon the Closing and will be used by New Tevogen on a going-forward basis following the Closing. A copy of the 2023 Plan is attached to the proxy statement/prospectus as Annex F.

Election of Directors Proposal

Our shareholders are being asked to approve, by ordinary resolution, the Election of Directors Proposal to elect seven (7) directors to serve staggered terms on New Tevogen’s board of directors.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Semper Paratus to consummate the Business Combination, the Semper Paratus Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

The Adjournment Proposal is not conditioned on any other proposal.

The Semper Paratus Board’s Reasons for the Business Combination

Semper Paratus was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Semper Paratus Board sought to do this by utilizing the networks and industry experience of both the Original Sponsor and Sponsor and the Semper Paratus Board and management to identify, acquire and operate one or more businesses. The members of the Semper Paratus Board and management have extensive transactional experience.

As described under “Business Combination Proposal — Background to the Business Combination,” the Semper Paratus Board, in evaluating the Merger, consulted with Semper Paratus’ management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Semper Paratus Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the Semper Paratus Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Semper Paratus Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Semper Paratus Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

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In approving the Merger Agreement, the Semper Paratus Board received an oral opinion of The Mentor Group, Inc. (“Mentor”), (which opinion was confirmed by Mentor’s written opinion dated June 29, 2023) as to the fairness, from a financial point of view, to Semper Paratus of the Merger Consideration to be paid in the Merger to the holders of the shares of Tevogen Common Stock (other than shares held in the treasury of Tevogen and any Dissenting Shares), as of June 29 2023, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Mentor in preparing its opinion.

Mentor’s opinion was directed to Semper Paratus’ board of directors and only addressed the fairness from a financial point of view to Semper Paratus of the Merger Consideration to be paid in the Merger to the holders of the shares of Tevogen Common Stock (other than shares held in the treasury of Tevogen and any Dissenting Shares) and does not address any other aspect or implication of the Merger. The summary of Mentor’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex J to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Mentor in preparing its opinion. The opinion did not address the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Semper Paratus or any other party, nor did it address the underlying business decision of the board of directors of Semper Paratus, its securityholders, Tevogen, its securityholders, or any other party or entity to proceed with or effect the Merger or any terms or aspects of any voting or other agreements to be entered into in connection with the Merger, any potential financing for the Merger or the likelihood of consummation of such financing. Mentor’s opinion should not be construed as creating any fiduciary duty on Mentor’s part to any party or entity. Mentor’s opinion was not intended to be, and does not constitute, advice or a recommendation to Semper Paratus or Tevogen, or the board of directors or any shareholder of either Semper Paratus or Tevogen as to how to act or vote with respect to the Merger or related matters. Please see “Business Combination Proposal — Opinion of Financial Advisor to Semper Paratus” beginning on page 161 for additional information.

The Semper Paratus Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby. The Semper Paratus Board and management team alike were impressed with the Tevogen team during the diligence process and in their own investigation of the industry. More specifically, the Semper Paratus Board took into consideration the following factors or made the following determinations, as applicable:

●	Meets the acquisition criteria that Semper Paratus had established to evaluate prospective business combination targets. The Semper Paratus Board determined that Tevogen satisfies a number of the criteria and guidelines that Semper Paratus established at its IPO, including its large addressable market, strong value proposition, significant expansion opportunity, experienced management team, and the lack of available alternative targets which met the criteria established by the Semper Paratus Board.

●	Significant value creation opportunities. In addition to the organic growth opportunities described above, the Semper Paratus Board considered that Tevogen would have the potential to add substantial value by engaging in various strategic initiatives, which may be complimentary to its core operations.

●	Experienced management team. The Semper Paratus Board determined that Tevogen has a proven and experienced team that is positioned to successively lead Tevogen after the Business Combination.

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●	Tevogen’s post-Closing financial condition. The Semper Paratus Board also considered factors such as Tevogen’s outlook, financial plan and debt structure.

●	Valuation supported by fairness opinion, financial analysis and due diligence. The Semper Paratus Board determined that the fairness opinion delivered by Mentor and the valuation analysis conducted by Semper Paratus’ management team, based on the trading levels of comparable companies and the materials and financial projections provided by Tevogen, supported the equity valuation of Tevogen. As part of this determination, Semper Paratus’ management, Semper Paratus Board and legal counsel conducted due diligence examinations of Tevogen and discussed with Tevogen’s management the financial, operational and legal outlook of Tevogen.

●	Public company readiness. Additionally, the Semper Paratus Board looked for a company that would benefit from additional visibility that a public company provides, bringing access for its therapies to customers and partners that would not otherwise invest in a private company, to enable strategic partnerships worldwide. Particularly out of all the potential targets the Semper Paratus Board reviewed, Tevogen appeared most ready to become a public company within a reasonable timeline.

The Semper Paratus Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including the competitive landscape, nonperformance by contract counterparties, the nature of Tevogen’s business model, risk related to obtaining sufficient labor to expand Tevogen’s business and the execution risk that could create difficulties for Tevogen in effectively managing its growth and expanding its operations. Specifically, the Semper Paratus Board considered the following issues and risks:

●	Risk that the benefits described above may not be achieved. The risk that the potential benefits of the Merger may not be fully achieved, or may not be achieved within the expected timeframe.

●	Risk of the liquidation of Semper Paratus. The risks and costs to Semper Paratus if the Merger is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in Semper Paratus being unable to effect an initial business combination in the requisite time frame and force Semper Paratus to liquidate.

●	Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits Semper Paratus from soliciting other business combination proposals, which restricts Semper Paratus’ ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

●	Risks regarding the shareholder vote. The risk that Semper Paratus’ shareholders may fail to provide the votes necessary to effect the Merger.

●	Closing conditions. The fact that completion of the Merger is conditioned on the satisfaction of certain Closing conditions that are not within Semper Paratus’ control, including approval by Semper Paratus’ shareholders, and approval by NYSE American of the initial listing application in connection with the Merger.

●	Potential litigation. The possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger.

●	Fees and expenses. The fees and expenses associated with completing the Merger.

●	Macroeconomic and seasonal risk. The risk of macroeconomic uncertainty and the effects it could have on Tevogen’s operations and business.

●	Other risk factors. Various other risk factors associated with the respective businesses of Semper Paratus and Tevogen.

In addition to considering the factors described above, the Semper Paratus Board also considered that some officers and directors of Semper Paratus might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of Semper Paratus’ shareholders. Semper Paratus’ independent directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the Semper Paratus Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

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The Semper Paratus Board concluded that the potential benefits that it expected Semper Paratus and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the Semper Paratus Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, Semper Paratus and its shareholders.

For more information about the Semper Paratus Board’s decision-making process concerning the Business Combination, please see “Business Combination Proposal — The Semper Paratus Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Merger Agreement.

Letter Agreement

On November 3, 2021, Semper Paratus entered into a letter agreement (the “Letter Agreement”) with the Original Sponsor and certain individuals party thereto (the “Insiders”), pursuant to which Original Sponsor and Insiders agreed to (i) waive their redemption rights with respect to its founder shares and public shares in connection with the completion of Semper Paratus’ initial business combination and (ii) waive their rights to liquidating distributions from the trust account with respect to its founder shares if Semper Paratus fails to complete the Business Combination within 15 months from the closing of the Semper Paratus IPO (although the Original Sponsor will be entitled to liquidating distributions from the trust account with respect to any public shares it holds if Semper Paratus fails to complete the Business Combination within the prescribed time frame). These waivers were made at the time that the founder shares and public shares were purchased for no additional consideration. Pursuant to the Sponsor Share Purchase Agreement (as defined below in the section “Semper Paratus’ Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Recent Developments — Sponsor Share Purchase Agreement”), the Sponsor has agreed to be bound by certain terms of the Letter Agreement.

On May 4, 2023, Semper Paratus, the Original Sponsor, and the Sponsor entered into a Sponsor Purchase Agreement (the “Sponsor Share Purchase Agreement”), pursuant to which the Sponsor agreed to purchase from the Original Sponsor 7,988,889 Class A ordinary shares and 1,000,000 private placement units, each consisting of one Class A Ordinary Share and one-half of one redeemable warrant exercisable for one Class A Ordinary Share. Additionally, the Sponsor agreed to assume the responsibilities and obligations of the Original Sponsor related to Semper Paratus. Consequently, the parties to the Letter Agreement were updated to include Sponsor and Semper Paratus’ officers and directors as parties to the Letter Agreement.

Voting Agreement

The Original Sponsor and each Insider, with respect to itself, agreed that if Semper Paratus seeks shareholder approval of an initial business combination, then in connection with such initial business combination, it shall vote all founder shares, any public shares and any Class A ordinary shares included in the private units held by it in favor of such initial Business Combination (including any proposals recommended by the Semper Paratus board of directors in connection with such initial business combination) and not redeem any founder shares or public shares held by it in connection with such shareholder approval.

Pursuant to the Sponsor Share Purchase Agreement (as defined below in the section “Semper Paratus’ Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Recent Developments — Sponsor Share Purchase Agreement”), the Sponsor has agreed to be bound by the voting agreement in Section 3 of the Letter Agreement titled “Business Combination Vote.”

Letter Agreement Lock-up

Further pursuant to the Letter Agreement, Original Sponsor and each Insider agreed that the founder shares, Placement Units, and securities contained therein are not transferable or salable (i) in the case of the founder shares, until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which Semper Paratus completes a liquidation, merger, share exchange, reorganization, recapitalization or other similar transaction that results in Semper Paratus’ public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the Placement Units, including the component securities therein, until 30 days after the completion of the Business Combination, with certain limited exceptions.

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On January 30, 2023, the Original Sponsor, holding all of the issued and outstanding Class B ordinary shares of Semper Paratus elected to convert its Class B ordinary shares into Class A ordinary shares on a one-for-one basis (the “Conversion”). As a result, 11,983,333 of the Company’s Class B ordinary shares were cancelled and 11,983,333 Class A ordinary shares were issued to the Original Sponsor. The Original Sponsor agreed that all of the terms and conditions applicable to the founder shares set forth in the Letter Agreement shall continue to apply to the Class A ordinary shares that the founder shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account or any monies or other assets held therein.

Pursuant to the Sponsor Share Purchase Agreement (as defined below in the section “Semper Paratus’ Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Recent Developments — Sponsor Share Purchase Agreement”), the Sponsor has agreed to be bound by the lock up contained in the Letter Agreement.

Amended and Restated Registration Rights Agreement

At the Closing, New Tevogen, the Sponsor and certain stockholders of Tevogen (the “New Holders” and together with the Existing Holders, the “Holders”) intend to enter into an Amended and Restated Registration Rights Agreement, which will supersede the registration and shareholder rights agreement between Semper Paratus and the Original Sponsor, pursuant to which, among other things, the Holders party thereto will be granted certain registration rights, on the terms and subject to the conditions therein.

In particular, the Amended and Restated Registration Rights Agreement provides for the following registration rights:

●	The Company shall file, as soon as reasonably practical, but in no event later than sixty (60) days after the Closing of the Business Combination, New Tevogen will file a shelf registration statement registering the resale of the Common Stock (including those held as of the Closing of the Business Combination or issuable upon future exercise of the private placement warrants) and the private placement warrants (the “Registrable Securities”).

●	Shelf registration rights. At any time (after the expiration of any lock-up period) and from time to time after the shelf registration has been declared effective, the Special Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $15 million.

●	Limits on shelf registration rights. New Tevogen shall not be obligated to effect more than three (3) underwritten shelf takedown during any twelve-month period.

●	Piggyback registration rights. If New Tevogen proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Special Holders are entitled to include their registrable securities in such registration statement, subject to customary cut-back rights.

●	Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by New Tevogen and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which New Tevogen is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New Tevogen, and holders of registrable securities are obligated to indemnify New Tevogen for material misstatements or omissions attributable to them.

●	Registrable securities. Securities of New Tevogen shall cease to be Registrable Securities upon the earlier of (i) a registration statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such registration statement, (ii) such Registrable Securities shall have ceased to be outstanding, (iii) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, (iv) such Registrable Securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Company and subsequent public distribution of them shall not require registration under the Securities Act or (iv) such Common Stock is eligible for resale without any volume restrictions pursuant to Rule 144.

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Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, New Tevogen, the Sponsor, and the Significant Company Holder will enter into the Lock-Up Agreement with respect to the Lock-Up Securities held by each stockholder immediately following the Closing, pursuant to which, the Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Tevogen Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the New Tevogen completes a liquidation, merger, share exchange or other similar transaction that results in all of its stockholders having the right to exchange their New Tevogen Common Stock for cash, securities or other property .

Ownership of New Tevogen

As of the date of this proxy statement/prospectus, there are 15,816,386 Class A ordinary shares issued and outstanding, which includes an aggregate of 1,450,000 Class A ordinary shares held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering, and no Class B ordinary shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 18,700,000 warrants to acquire ordinary shares, comprised of 725,000 private placement warrants held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering and 17,975,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Tevogen Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination), Semper Paratus’ fully diluted share capital would be 34,516,386 ordinary shares.

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The following table illustrates varying ownership levels in New Tevogen Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, including the dilutive effect of outstanding warrants, and the following additional assumptions: (i) no public shares are redeemed in the no redemption scenario, and all 2,383,053 public shares are redeemed in the maximum redemption scenario, assuming Semper Paratus will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination; (ii) the Earnout Shares have not been yet earned by the Tevogen Stockholders and (iii) all the New Tevogen warrants to purchase New Tevogen Common Stock that will be outstanding immediately following Closing have been exercised for cash. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in New Tevogen will be different.

	Share Ownership in New Tevogen(1)
	Assuming No Redemptions		Assuming Max Redemptions
	Number of shares	% of total	Number of shares	% of total
Semper Paratus public shareholders	2,383,053	1.5%	—	—
Existing Tevogen Equityholders	136,242,087	85.6%	136,242,087	86.9%
Sponsor(2)	13,433,333	8.5%	13,433,333	8.6%
Polar Multi-Strategy Master Fund	1,651,000	1.0%	1,651,000	1.0%
PIPE Investors	5,000,000	3.1%	5,000,000	3.2%
Other(3)	500,000	0.3%	500,000	0.3%
Total	159,209,473	100%	156,826,420	100%

(1) For further details, see “Business Combination Proposal — Consideration to Tevogen Stockholders in the Business Combination.”

(2) Comprises 4,444,444 Class A ordinary shares held by the Original Sponsor and 8,988,889 Class A ordinary shares held by the Sponsor.

(3) Represents the deferred underwriting commission of $5 million owed to the underwriters of our initial public offering, which commission was agreed at the time of our initial public offering, as reduced on June 28, 2023 in connection with the contemplated Business Combination with Tevogen (the “Reduced Deferred Fee”), that will be released to the underwriters only upon completion of an initial business combination. The deferred underwriting commission is payable if the Business Combination with Tevogen is consummated without regard to the number of public shares redeemed by holders in connection with such Business Combination. The Reduced Deferred Fee is payable in the form of 500,000 shares of the common equity securities of the entity that survives the Transaction. See the section “Semper Paratus’ Management’s Discussion and Analysis of Financial Conditions and Results of Operation — Contractual Obligations” for a further discussion of this arrangement.

Tevogen Chief Executive Officer Ryan Saadi will beneficially own approximately 61.9% of the outstanding New Tevogen Common Stock following the Business Combination assuming none of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination, or approximately 62.9% assuming that all of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination. As a result, New Tevogen will be a “controlled company” within the meaning of the NYSE American rules. However, it is not currently intended that New Tevogen will rely on any exemptions from the corporate governance requirements of NYSE American available to controlled companies.

Date, Time and Place of Extraordinary General Meeting of Semper Paratus’ Shareholders

The extraordinary general meeting will be held at [●], [●] Time, on [●], 2023 at the offices of [●] located at [●], or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting [●] and using a control number assigned by Continental, unless the extraordinary general meeting is adjourned, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

Semper Paratus shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [●], 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Semper Paratus’ warrants do not have voting rights. As of the close of business on the record date, there were [●] ordinary shares issued and outstanding, of which [●] were issued and outstanding public shares.

Quorum and Vote of Semper Paratus Shareholders

A quorum of Semper Paratus shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, [●] ordinary shares would be required to achieve a quorum.

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The Initial Shareholders have, pursuant to the Letter Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor owns 56.8% of the issued and outstanding Class A ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Each holder of Class A ordinary shares will have one vote per share.

(iii)	Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)	Advisory Charter Proposals: The separate approval, on a non-binding advisory basis, of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)	Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)	Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)	Election of Directors Proposal: The approval of the Election of Directors Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that Semper Paratus redeem all or a portion of its public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental, Semper Paratus’ transfer agent, in which you (i) request that Semper Paratus redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, Semper Paratus’ transfer agent, physically or electronically through DTC.

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Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], [●] Eastern Time, on [●], 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Semper Paratus units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Semper Paratus’ transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date for the extraordinary general meeting. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Semper Paratus’ transfer agent, New Tevogen will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $25.7 million of funds in the Trust Account and 2,383,053 shares subject to possible redemption, in each case, following the Extension Redemption, this would have amounted to approximately $10.77 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Tevogen Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Semper Paratus — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Letter Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 56.8% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither Semper Paratus shareholders nor Semper Paratus warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Semper Paratus has engaged [●] to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Semper Paratus — Revoking Your Proxy.”

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Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Semper Paratus Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Semper Paratus’ directors, may have interests in such proposal that are different from, or in addition to, those of Semper Paratus shareholders and warrant holders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Semper Paratus’ Board concluded that the potentially disparate interests would be mitigated because (i) these interests are disclosed and included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Semper Paratus with any other target business or businesses, and (iii) a significant portion of the consideration to Semper Paratus’ directors and executive officers was structured to be realized based on the future performance of New Tevogen’s Common Stock. In addition, Semper Paratus’ independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Semper Paratus Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Nonetheless, shareholders should take these disparate interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and Semper Paratus’ officers and directors will lose their entire investment in Semper Paratus and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 15, 2023 (unless such date is by the Semper Paratus Board in accordance with the Existing Governing Documents);

●	the Sponsor will pay an aggregate of $1.00 for their Class A ordinary shares and their private placement units to the Original Sponsor upon the Closing of the Business Combination. Effectively, the Sponsor paid $0.01 per Class A ordinary share and has the right to acquire 500,000 shares of New Tevogen Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Tevogen from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], 2023, which amount includes the current value of securities held, assuming a trading price of $[●] per Semper Paratus Class A ordinary share and $[●] per Semper Paratus public warrants (based upon the respective closing prices of the Semper Paratus Class A ordinary shares and the Semper Paratus public warrant on Nasdaq on [●], 2023; in addition, as of October 23, 2023, Semper Paratus owes the Sponsor $200,000 in accrued monthly fees;

●	even if the trading price of the shares of New Tevogen Common Stock were as low as $[●] per share, the aggregate market value of the Semper Paratus Class A ordinary shares alone (without taking into account the value of the private placement units) would exceed the initial investment in Semper Paratus by the Sponsor. As a result, the Sponsor is likely to be able to make a substantial profit on its investment in Semper Paratus at a time when shares of New Tevogen Common Stock have lost significant value. On the other hand, if Semper Paratus liquidates without completing an initial business combination before December 15, 2023, the Sponsor will likely lose its entire investment in Semper Paratus;

●	the private placement warrants underlying the private placement units purchased by the Sponsor will be worthless if an initial business combination is not consummated;

●	the Sponsor has agreed that the private placement units and the underlying securities will not be sold or transferred by it until after Semper Paratus has completed an initial business combination, subject to limited exceptions;

●	the Sponsor and its affiliates’ total potential ownership in the New Tevogen, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 7.5% of outstanding New Tevogen Common Stock in a no redemption scenario, and 7.6% of outstanding New Tevogen Common Stock in a maximum redemption scenario (see “Beneficial Ownership of Securities” for more information);

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●	the Sponsor will pay an aggregate of $1.00 for its Class A ordinary shares and private placement units to the Original Sponsor upon Closing and such securities will have a significantly higher value at the time of the Business Combination, and that in the case the Business Combination is not consummated Semper Paratus would liquidate rendering such founder shares worthless;

●	the Sponsor is currently the owner of 7,988,889 Class A ordinary shares and 1,000,000 private placement units, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by December 15, 2023, subject to the Sponsor depositing additional funds monthly into Semper Paratus’ trust account, Semper Paratus will be required to dissolve and liquidate. In such event, the Semper Paratus Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Sponsor has agreed not to redeem any of the Class A ordinary shares in connection with a shareholder vote to approve an initial business combination;

●	the anticipated continuation of one of our existing directors, Surendra Ajjarapu, as director of New Tevogen;

●	pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of Semper Paratus’ directors and officers and (ii) continue Semper Paratus’ directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	pursuant to the Registration and Shareholder Rights Agreement, the Original Sponsor and Cantor are entitled to registration of the shares of New Tevogen Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that Semper Paratus’ officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Semper Paratus. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver; and

●	if the Trust Account is liquidated, including in the event Semper Paratus is unable to complete an initial business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify Semper Paratus to ensure that the proceeds in the Trust Account are not reduced below $10.20 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Semper Paratus has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Semper Paratus, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

As a result of the foregoing interests, the Sponsor and Semper Paratus’ directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares and public units on [●] as reported on Nasdaq of $[●] and $[●], respectively, in the aggregate, the Sponsor and its affiliates have approximately $[●] million at risk that depends upon the completion of an initial business combination. Such amount consists of 7,988,889 Class A ordinary shares held by the Sponsor and 1,000,000 private placement units.

The Initial Shareholders have, pursuant to the Letter Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 56.8% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” for more information related to the Letter Agreement.

The existence of financial and personal interests of one or more of the Sponsor’s or Semper Paratus’ officers or directors may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of Semper Paratus and its shareholders and what such director or officer may believe is the best interest of such director or officer in determining to recommend that shareholders vote for the proposals.

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Interests of Tevogen’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Semper Paratus Board in favor of approval of the Business Combination Proposal, you should keep in mind that Tevogen’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of the Semper Paratus Shareholders and Tevogen’s stockholders generally. These interests include, among other things, the interests listed below:

●	The following individuals who are currently executive officers of Tevogen are expected to become executive officers of New Tevogen upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Dr. Ryan Saadi	Chief Executive Officer
Kirti Desai	Chief Financial Officer
Dr. Neil Flomenberg	Chief Scientific Officer and Global R&D Lead
Sadiq Khan	Chief Commercial Officer

●	Dr. Saadi, Jeffrey Feike, Keow Lin Goh, Curtis Patton, Susan Podlogar, and Victor Sordillo, who are currently the members of Tevogen’s board of directors, are expected to become members of the New Tevogen Board upon the Closing.

●	As a condition to Closing of the Business Combination, certain individuals that were executives, employees or individual service providers of the Company as of immediately prior to the Closing shall receive equity awards of restricted stock units pursuant to the 2023 Plan in an aggregate amount of up to 10% of the total outstanding shares of New Tevogen Common Stock, calculated on a fully diluted basis.

●	Effective upon Closing, New Tevogen intends to enter into employment agreements with each of its NEOs.

The stockholders of Tevogen will see a substantial gain in the value of their shares. Assuming the Incentive Plan Proposal is approved, the other officers of Tevogen may receive, in addition to their existing compensation, equity awards in the future should the New Tevogen Board elect to grant such awards.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, Tevogen and/or Tevogen’s or Semper Paratus’ respective directors, officers, advisors or affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Tevogen and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their public shares. The purpose of such share purchases and other transactions would be (i) to increase the likelihood of satisfaction of the requirements that the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) increase the likelihood of satisfaction of the requirement that the Organizational Documents Proposal is approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to be redeemed and (iv) increase the likelihood of satisfaction of the requirement that Semper Paratus’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

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If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Semper Paratus will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals at the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Semper Paratus’ officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of Semper Paratus

The Semper Paratus Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Semper Paratus and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Semper Paratus’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Semper Paratus as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Tevogen immediately following the Domestication will be the same as those of Semper Paratus immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, Semper Paratus has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Tevogen Stockholders comprising a relative majority of the voting power of New Tevogen, Tevogen’s operations prior to the acquisition comprising the only ongoing operations of New Tevogen, Tevogen’s senior management comprising a majority of the senior management of New Tevogen, and Tevogen will initially designate a majority of the board of directors of New Tevogen. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Tevogen with the Business Combination being treated as the equivalent of Tevogen issuing stock for the net assets of Semper Paratus, accompanied by a recapitalization. The net assets of Semper Paratus will be stated at historical costs, with no goodwill or other intangible assets recorded.

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U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Regulatory Matters

Under the HSR Act and the rules and regulations that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless both parties have submitted premerger filings to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and a waiting period has been terminated or has expired. Certain aspects of the Business Combination are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of Tevogen’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Semper Paratus cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Semper Paratus cannot assure you as to its result.

None of Semper Paratus and Tevogen are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

Upon consummation of the Business Combination, New Tevogen will remain an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Semper Paratus has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Semper Paratus, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Semper Paratus’ financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

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New Tevogen will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Semper Paratus’ initial public offering, or December 31, 2026, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, Semper Paratus is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as the market value of our voting and non-voting common equity held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common equity held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Summary of Risk Factors

The following summary should not be relied upon as an exhaustive summary of the material risks facing Semper Paratus, Tevogen, or New Tevogen. In evaluating the proposals to be presented at the Semper Paratus extraordinary general meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Unless the context otherwise requires, references to the “Company,” “we”, “us” and “our” in the subsection “— Risks Related to Tevogen’s Business” generally refer to Tevogen in the present tense and New Tevogen from and after the Business Combination. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

Risks Related to Tevogen’s Business

●	We have a limited operating history and no products approved for commercial sale. We have a history of significant losses, expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability. We have never generated revenue from product sales and may never be profitable.

●	We will require substantial additional financing to pursue our business objectives, which may not be available on acceptable terms, or at all.

●	The regulatory landscape that applies to cellular therapy product candidates is rigorous, complex, uncertain, and subject to change.

●	As an organization, we have limited experience designing and implementing clinical trials, and we have never conducted pivotal clinical trials.

●	We may encounter substantial delays and disruptions in completing the development of our product candidates.

●	The FDA regulatory approval process is lengthy and time-consuming, and may lead to significant delays in the clinical development and regulatory approval of our product candidates.

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●	Our business is highly dependent on our first product candidate, TVGN 489, and we must complete clinical testing before we can seek regulatory approval and begin commercialization of any of our product candidates.

●	Preclinical studies and clinical trials are expensive, time-consuming, difficult to design and implement and involve an uncertain outcome.

●	Interim and preliminary results from our clinical trials that we announce or publish from time to time may change.

●	The results of earlier preclinical and clinical trials may not be predictive of future clinical trial results.

●	Our approach to the development of product candidates using our ExacTcell platform is unproven and may not result in marketable products.

●	We may depend on third-party collaborators for the development and commercialization of certain of our current and future product candidates. If our collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

●	The manufacture of cell therapies is subject to a multitude of manufacturing risks, any of which could substantially increase our costs and limit supply of our product candidates.

●	Our efforts to establish manufacturing capabilities, either on our own or through a contract relationship, will involve significant time and expense and may not be successful.

●	If we are unable to obtain and maintain patent protection for our product candidates or ExacTcell, or if the scope of the patent protection obtained is not sufficiently broad or robust, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our product candidates may be adversely affected.

●	We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming, and unsuccessful.

●	We are highly dependent on our key personnel, and if we are not successful in attracting, motivating, and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

●	We may face competition, which may result in others discovering, developing, or commercializing products before or more successfully than we do.

●	The price of New Tevogen Common Stock and New Tevogen warrants may fluctuate significantly following the Business Combination and you could lose all or part of your investment as a result.

●	An active, liquid trading market for New Tevogen’s securities following the Business Combination may not develop, which may limit your ability to sell such securities.

●	New Tevogen’s management team has limited no experience managing a public company.

Risks Related to the Business Combination and Semper Paratus

●	Semper Paratus’ Initial Shareholders have entered into the Letter Agreement with Semper Paratus and to vote in favor of the Business Combination, regardless of how Semper Paratus’ public shareholders vote.

●	Since Semper Paratus’ Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with Tevogen is appropriate as Semper Paratus’ initial business combination. Such interests include that Semper Paratus’ Initial Shareholders, directors and executive officers, will lose their entire investment in Semper Paratus if an initial business combination is not completed.

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●	Because Tevogen is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of Tevogen’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

●	The consummation of the Business Combination is subject to compliance with the HSR Act, and if certain conditions are not satisfied or waived, the Business Combination may not be completed.

●	The ability of Semper Paratus’ public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of New Tevogen and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

●	Semper Paratus’ Initial Shareholders, as well as Tevogen, Semper Paratus’ directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

Risks Related to the Consummation of the Domestication

●	The Domestication may result in adverse tax consequences for holders of public shares and public warrants, including holders exercising their redemption rights with respect to the public shares.

●	New Tevogen could be subject to changes in tax rates or the adoption of new tax legislation, whether in or out of the United States, or could otherwise have exposure to additional tax liabilities, which could harm its business.

●	Delaware law and New Tevogen’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Risks Related to Redemption

●	Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

●	Semper Paratus does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Semper Paratus to complete the Business Combination even though a substantial majority of Semper Paratus’ public shareholders having redeemed their shares.

●	A new 1% U.S. federal excise tax is expected to be imposed on New Tevogen in connection with redemption of the public shares.

Risks if the Adjournment Proposal is Not Approved

●	If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the Semper Paratus Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Risks if the Domestication and the Business Combination are not Consummated

●	We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the date by which we are required to complete a business combination or be forced to liquidate.

●	If Semper Paratus is not able to complete the Business Combination with Tevogen nor able to complete another business combination by December 15, 2023, in each case, as such date may extended by the Semper Paratus Board in accordance with the Existing Governing Documents, Semper Paratus would cease all operations except for the purpose of winding up and Semper Paratus would redeem its public shares and liquidate the Trust Account, in which case Semper Paratus’ public shareholders may only receive approximately $10.20 per share and Semper Paratus’ warrants will expire worthless.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF Semper Paratus

Semper Paratus is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Semper Paratus’ condensed balance sheet data as of June 30, 2023 and the condensed statement of operations data for the six months ended June 30, 2023 are derived from Semper Paratus’ unaudited condensed financial statements included elsewhere in this registration statement. Semper Paratus’ balance sheet data as of December 31, 2022 and the statement of operations data for the year ended December 31, 2022 is derived from Semper Paratus’ audited financial statements included elsewhere in this registration statement. The information is only a summary and should be read in conjunction with, and is qualified by reference to, “Semper Paratus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus and. Semper Paratus’ historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	Six Months Ended	For the Year Ended
Statements of Operations Data (in thousands):	June 30, 2023	December 31, 2022
Revenue	$-	$-
Operating expenses	(1,020)	(953)
Other (expense) income	2,060	5,361
Net income (loss)	$1,040	$4,408

	As of
Balance Sheet Data (in thousands):	June 30, 2023	December 31, 2022
Total current assets	$699	$274
Total assets	26,375	357,138
Total liabilities	$16,250	$15,058

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SELECTED HISTORICAL FINANCIAL INFORMATION OF TEVOGEN

Tevogen is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Tevogen’s balance sheet data as of June 30, 2023 and the statement of operations data for the six months ended June 30, 2023 are derived from Tevogen’s unaudited financial statements included elsewhere in this registration statement. Tevogen’s balance sheet data as of December 31, 2022 and the statement of operations data for the year ended December 31, 2022 is derived from Semper Paratus’ audited financial statements included elsewhere in this registration statement.

Tevogen’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with Tevogen’s financial statements and the accompanying notes included elsewhere in this proxy statement, the information in the section entitled “Tevogen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained elsewhere in this proxy statement.

	Six Months Ended	For the Year Ended
Statements of Operations Data (in thousands):	June 30, 2023	December 31, 2022
Revenue	$-	$-
Operating expenses	(4,509)	(13,724)
Other expense	(48,432)	(8,317)
Net loss	$(52,940)	$(22,041)

	As of
Balance Sheet Data (in thousands):	June 30, 2023	December 31, 2022
Total current assets	$3,665	$5,837
Total assets	5,638	7,739
Total liabilities	$92,530	$41,690

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MARKET PRICE AND DIVIDEND INFORMATION

Semper Paratus units, public shares and public warrants are currently listed on the Nasdaq under the symbols “LGSTU” and “LGST” and “LGSTW,” respectively.

The most recent closing price of the units, ordinary shares and redeemable warrants as of June 28, 2023, the last trading day before announcement of the execution of the Merger Agreement, was $10.57, $10.57, and $0.055, respectively. As of [●], 2023, the record date for the extraordinary general meeting, the closing price for each unit, ordinary share and redeemable warrant was $[●], $[●] and $[●], respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of Semper Paratus’ securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there were [●] holders of record of Semper Paratus’ Class A ordinary shares and there were no holders of record of Semper Paratus’ Class B ordinary shares, [●] holders of record of Semper Paratus’ units and there were [●] holders of Semper Paratus’ warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

Semper Paratus has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New Tevogen subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Tevogen’s Board. Semper Paratus’ Board is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that New Tevogen’s Board will declare any dividends in the foreseeable future. Further, the ability of New Tevogen to declare dividends may be limited by the terms of financing or other agreements entered into by New Tevogen or its subsidiaries from time to time.

Price Range of Tevogen’s Securities

Historical market price information regarding Tevogen is not provided because there is no public market for Tevogen’s securities. For information regarding Tevogen’s liquidity and capital resources, see “Tevogen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

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RISK FACTORS

Investing in our securities involves a high degree of risk. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed by them. In that event, the price of our securities could decline and you could lose part or all of your investment. This “Risk Factors” section identifies all material risk factors currently known by Semper Paratus that make investment in Semper Paratus’ ordinary shares and warrants speculative or risky, but it does not purport to present an exhaustive description of all risks. Before you invest in us, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this proxy statement/prospectus. Semper Paratus shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. When determining whether to invest, you should also refer to the other information contained in this proxy statement/prospectus, including the financial statements of Semper Paratus and Tevogen and the related notes thereto, and the other financial information concerning us included elsewhere in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to Tevogen

Unless the context otherwise requires, references to the “Company,” “we”, “us” and “our” in this subsection “— Risks Related to Tevogen” generally refer to Tevogen Bio Inc in the present tense and New Tevogen from and after the Business Combination.

Risks Related to Our Financial Position and Need for Additional Capital

We have a limited operating history and no products approved for commercial sale. We have a history of significant losses, expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

We are a clinical-stage specialty immunotherapy company with a limited operating history. Investment in immunotherapy product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that product candidates will fail to prove safe or effective, gain regulatory approval or become commercially viable. Since our founding in 2020, we have incurred significant net losses. We have funded our operations to date primarily with proceeds from convertible notes offerings. Since commencing operations in 2020, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, conducting discovery, research, and development activities, securing intellectual property rights related to our product candidates and ExacTcell platform, and raising capital.

We expect that it could be years, if ever, before we have a commercialized product. We expect to continue to incur significant expenses and operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from year to year. We anticipate that our expenses will increase substantially if, and as, we:

●	continue to advance the preclinical and clinical development of TVGN 489 and our preclinical product candidates;

●	leverage our ExacTcell platform to advance additional product candidates into preclinical and clinical development;

●	seek regulatory approvals for any product candidates that successfully complete clinical trials and potential commercialization;

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●	develop and expand our current good manufacturing practice (“cGMP”) manufacturing capacity, including to provide drug supply for future clinical trials;

●	hire additional clinical, quality control, regulatory, scientific, and administrative personnel;

●	expand our operational, financial and management systems and increase personnel, including to support our clinical development, manufacturing and commercialization efforts and our operations as a public company;

●	maintain, expand, and protect our intellectual property portfolio;

●	establish a marketing, sales, distribution, and medical affairs infrastructure to commercialize any products for which we may obtain marketing approval and commercialize, whether on our own or jointly with a partner;

●	acquire or in-license other technologies or engage in strategic partnerships; and

●	incur additional legal, accounting, or other expenses in operating our business.

To date, we have not generated any revenue. To become and remain profitable, we, whether on our own or jointly with any potential future collaborator, must develop and eventually commercialize products with significant market potential. This will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials, obtaining marketing approval for product candidates, manufacturing, marketing, and selling products, and satisfying any post-marketing requirements.

We may never succeed in any or all of these activities and, even if we do, we may never generate revenue that is significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business, or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We have never generated revenue from product sales and may never be profitable.

Our ability to generate revenue from product sales and achieve profitability depends on our ability, alone or with collaboration partners, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, our product candidates. We do not anticipate generating revenue from product sales for the next few years, if ever. Our ability to generate future revenue from product sales depends heavily on our, or our potential future collaborators’, success in:

●	completing preclinical studies and clinical trials of our product candidates;

●	seeking and obtaining marketing approvals for any product candidates that we or our collaborators develop;

●	receiving authorization of investigational new drug applications (“INDs”) for future product candidates;

●	identifying and developing new product candidates;

●	manufacturing cGMP supply of our product candidates for clinical trials and, if approved, commercial sales;

●	launching and commercializing products for which we obtain marketing approval by establishing a marketing, sales, distribution, and medical affairs infrastructure or, alternatively, collaborating with a commercialization partner;

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●	achieving coverage and adequate reimbursement by hospitals and third-party payors, including governmental authorities, such as Medicare and Medicaid, private insurers, and managed care organizations, for product candidates, if approved, that we or our collaborators develop;

●	obtaining market acceptance of product candidates, if approved, that we develop as viable treatment options;

●	addressing any competing technological and market developments;

●	negotiating favorable terms in any collaboration, licensing, or other arrangements into which we may enter and performing our obligations under such arrangements;

●	maintaining, protecting, and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how;

●	defending against third-party interference or infringement claims, if any; and

●	attracting, hiring, and retaining qualified personnel.

We anticipate incurring significant costs associated with commercializing any product candidate that is approved for commercial sale. Our expenses could increase beyond expectations if we are required by the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies to perform clinical trials or studies in addition to those that we currently anticipate. Even if we are able to generate revenue from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

Our management has concluded that there is substantial doubt about our ability to continue as a going concern.

As a result of our cash balance, as well as our history of operating losses and negative cash flows from operation combined with our anticipated use of cash to, among other things, fund the preclinical and clinical development of our products, identify and develop new product candidates, and seek approval for TVGN 489 and our other product candidates and any other product candidates we develop, we have concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our financial statements included within this proxy statement/prospectus without additional financing, and as a result, there is substantial doubt about our ability to continue as a going concern.

The closing of the Business Combination is conditioned upon, among other conditions, Semper Paratus having cash remaining in the Trust Account (as defined in the Merger Agreement) (after giving effect to the completion and payment of redemptions), after giving effect to (i) the payment of Semper Paratus’ unpaid expenses or liabilities and (ii) the payment of Tevogen’s transaction expenses, of at least $25,000,000. We believe that subject to and following consummation of the Business Combination, we will have cash and cash equivalents sufficient to sustain our operating expenses and capital expenditure requirements over the next 12 months. However, we have based this estimate on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. In addition, changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more than currently expected because of circumstances beyond our control. As a result, we could deplete our capital resources sooner than we currently expect.

Our future viability as an ongoing business is dependent on our ability to generate cash from operating activities or to raise additional capital to finance our operations, including through the Business Combination. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment.

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We will require substantial additional financing to pursue our business objectives, which may not be available on acceptable terms, or at all. A failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development, commercialization efforts or other operations.

We expect to spend substantial amounts of cash to continue the preclinical and clinical development of our current and future programs. If we receive marketing approval for any product candidates, including TVGN 489, we will require significant additional amounts of cash in order to launch and commercialize such product candidates. In addition, other unanticipated costs may arise. Because the designs and outcomes of our planned and anticipated clinical trials are highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development of and commercialize any product candidate we develop.

Our future capital requirements depend on many factors, including:

●	the scope, progress, timing, results, and costs of researching and developing TVGN 489 and our other product candidates, including product candidates developed with our ExacTcell platform, and of conducting preclinical studies and clinical trials;

●	the timing of, and the costs involved in, obtaining marketing approval for TVGN 489 and any future product candidates we develop, if clinical trials are successful;

●	the costs of manufacturing TVGN 489 and any future product candidates for preclinical studies and clinical trials and in preparation for marketing approval and commercialization;

●	the costs of commercialization activities, including marketing, sales, and distribution costs, for TVGN 489 and any future product candidates we develop if any of these product candidates are approved for sale;

●	our ability to establish and maintain strategic collaborations, licensing, or other arrangements on favorable terms, if at all;

●	the costs involved in preparing, filing, prosecuting, maintaining, expanding, defending, and enforcing patent claims, including litigation costs and the outcome of any such litigation;

●	the timing, receipt, and amount of sales of, or royalties on, our future products, if any; and

●	the emergence of competing therapies and other developments in the markets we intend to address.

Until we can generate sufficient product and royalty revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, and licensing arrangements. Based on our research and development plans, we expect that our existing cash, cash equivalents and marketable securities will enable us to fund our operating expenses and capital expenditure requirements over the next 12 months, assuming consummation of the Business Combination and the satisfaction of the $25 million minimum cash condition, which can be waived by Semper Paratus or Tevogen. However, these and other assumptions underlying our expectations may prove to be wrong, and we could use our available capital resources sooner than we expect. Changes may occur that are within or beyond our control that would cause us to consume our available capital before that time, including changes in and progress of our development activities, acquisitions of additional product candidates and changes in regulation.

If we raise additional capital through marketing, sales, and distribution arrangements or other collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product candidates, future revenue streams, research programs, or technologies or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. Further, to the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted. If we raise additional capital through debt financing, we would be subject to fixed payment obligations and may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, engaging in acquisition, merger, or collaboration transactions, selling or licensing our assets, making capital expenditures, redeeming our stock, making certain investments, declaring dividends, or other operating restrictions that could adversely impact our ability to conduct our business.

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Any debt financing or other financing of securities senior to our common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants may cause an event of default and acceleration of the obligation to pay the debt, which would have a material adverse effect on our business, prospects, financial condition and results of operations and we could lose its existing sources of funding and impair our ability to secure new sources of funding.

Adequate additional financing may not be available to us on acceptable terms, or at all, and may be impacted by the economic climate and market conditions. If we are unable to obtain additional financing on favorable terms when needed, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials, or other research and development activities or one or more of our development programs.

Risks Related to Development, Regulatory Review, and Product Approval

The regulatory landscape that applies to cellular therapy product candidates is rigorous, complex, uncertain, and subject to change. Our allogeneic T cell therapy product candidates represent new therapeutic approaches that could result in heightened regulatory scrutiny, delays in clinical development or delays in or our ability to achieve regulatory approval, if at all, and commercialization or payor coverage and reimbursement of our product candidates, if approved.

Our future success is dependent on our unique approach to T cell therapy. Because these programs, particularly our pipeline of allogeneic T cell product candidates that are developed from donors, represent a novel approach to immunotherapy for the treatment of virus-infected cells in order to produce T cell immunity, developing and commercializing our product candidates subjects us to a number of challenges, including:

●	obtaining regulatory approval from FDA, which has relatively limited experience with regulating the development and commercialization of T cell immunotherapies;

●	developing and deploying consistent and reliable processes for procuring blood from consenting third-party donors, isolating T cells from the blood of such donors, activating the isolated T cells against specific antigens, characterizing and storing the resulting activated T cells for future therapeutic use, selecting and delivering a sufficient supply and breadth of appropriate human leukocyte antigen-matched (“HLA-matched”) cells from among the available T cell lines, and finally infusing these activated T cells into patients to eliminate virus-infected cells in the patient and induce anti-disease benefit;

●	relying on healthcare provider site availability and accessibility to patients for receipt of T cell infusions;

●	utilizing these product candidates in combination with other therapies currently used to treat patients in our target population, which may increase the risk of adverse side effects;

●	educating medical personnel regarding the potential side effect profile of each of our product candidates, particularly those that may be unique to our allogeneic T cell therapy product candidates;

●	understanding and addressing variability in the quality of a donor’s T cells, which could ultimately affect our ability to manufacture product in a reliable and consistent manner;

●	developing processes for the safe administration of these products, including long-term follow-up and registries, as applicable, for all patients who receive these product candidates;

●	manufacturing our product candidates to our specifications and in a timely manner to support our clinical trials and, if approved, commercialization;

●	sourcing clinical and, if approved by FDA, commercial supplies for the materials used to manufacture and process these product candidates that are free from viruses and other pathogens that may increase the risk of adverse side effects;

●	developing a manufacturing process and distribution network that can provide a stable supply with a cost of goods that allows for an attractive return on investment;

●	establishing sales and marketing capabilities ahead of and after obtaining any regulatory approval to gain market acceptance, and obtaining adequate coverage, reimbursement and pricing by third-party payors and government authorities; and

●	developing therapies for types of diseases beyond those initially addressed by our current product candidates.

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Adverse developments in preclinical studies or clinical trials conducted by others in cellular therapy products may cause FDA and other regulatory bodies to amend the requirements for approval of any product candidates we may develop or limit the use of products utilizing cellular therapy technologies, either of which could harm our business. In addition, FDA’s clinical trial requirements and its criteria for determining the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty, and intended use and market of the potential products. The regulatory approval process for product candidates such as ours could be more expensive and take longer than for other, better known, or more extensively studied pharmaceutical or other product candidates. Further, as we are developing novel potential treatments for diseases in which in some cases there is relatively little clinical experience with new endpoints and methodologies, there is heightened risk that FDA or other regulatory bodies may not consider the clinical trial endpoints to provide clinically meaningful results, and the resulting clinical data and results may be more difficult to analyze. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of products utilizing cellular therapy technology in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays, or other impediments to our research programs or the commercialization of resulting products.

We cannot be sure that the manufacturing processes used in connection with our T cell immunotherapy product candidates will yield a sufficient supply of satisfactory products that are safe, pure, and potent, scalable, or profitable.

Moreover, actual or perceived safety issues, including adoption of new therapeutics or novel approaches to treatment, may adversely influence the willingness of patients to participate in clinical trials, or if approved by FDA, of physicians to subscribe to the novel treatment mechanics. FDA may ask for specific post-market requirements, such as establishment of a Risk Evaluation and Mitigation Strategy (“REMS”), and additional information informing benefits or risks of our products may emerge at any time prior to or after regulatory approval.

FDA’s policies may change and additional government regulations may be enacted that could prevent, limit, or delay regulatory approval of any current or future product candidate. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action. If we are slow or unable to adapt to changes in existing requirements or to the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained. In addition, the regulatory landscape applicable to artificial intelligence is immature and changes to existing regulations or new regulations could impede our use of artificial intelligence, which could impair our ability to achieve our goals for our artificial intelligence initiative and result in an adverse effect on our business, results of operations and financial condition.

As an organization, we have limited experience designing and implementing clinical trials, and we have never conducted pivotal clinical trials. Failure to adequately design a trial, or incorrect assumptions about the design of the trial, could adversely affect the ability to initiate the trial, enroll patients, complete the trial, or obtain regulatory approval on the basis of the trial results, as well as lead to increased or unexpected costs and in delayed timelines.

The design and implementation of clinical trials is a complex process. We have limited experience designing and implementing clinical trials, and we may not successfully or cost-effectively design and implement clinical trials that achieve our desired clinical endpoints efficiently, or at all. A clinical trial that is not well designed may delay or prevent initiation or completion of the trial, can lead to increased difficulty in enrolling patients, may make it more difficult to obtain regulatory approval for the product candidate on the basis of the study results, or, even if a product candidate is approved, could make it more difficult to commercialize the product successfully or obtain reimbursement from third-party payors. Additionally, a trial that is not well-designed could be inefficient or more expensive than it otherwise would have been, or we may incorrectly estimate the costs to implement the clinical trial, which could lead to a shortfall in funding. If we select an incorrect dose or dose administration schedule, that could negatively impact the results of the trial, including if we select doses that are too low to be effective or administer doses too infrequently based on the half-life of the active ingredient. We also expect to continue to rely on third parties to conduct our pivotal clinical trials. See “— Risks Related to Reliance on Manufacturing and Third Parties.” If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain marketing approval for or commercialize TVGN 489 any future product candidates we develop, and our business could be materially harmed. Consequently, we may be unable to successfully and efficiently execute and complete clinical trials that are required for Biologics License Application (“BLA”) submission and FDA approval of TVGN 489 or future product candidates. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of product candidates that we develop.

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If we are unable to successfully develop, receive regulatory approval for, and commercialize our product candidates, our business will be harmed.

All of our product candidates are still in preclinical and clinical development and, with the exception of TVGN 489, we are early in our development efforts. FDA permitted our IND for TVGN 489 to proceed in May 2021, and we began enrolling subjects in October 2021. Each of our programs and product candidates will require additional preclinical and/or clinical development, regulatory approval, obtaining manufacturing supply, capacity, and expertise, building a commercial organization or successfully outsourcing commercialization, substantial investment, and significant marketing efforts, before we generate any revenue from product sales. We do not have any products that are approved for commercial sale, and we may never be able to develop or commercialize marketable products.

Our ability to generate revenue from our product candidates, which we do not expect will occur for several years, if ever, will depend heavily on the successful development, regulatory approval, and eventual commercialization of our product candidates. The success of our product candidates or any other product candidates that we develop or otherwise may acquire will depend on several factors, including:

●	timely and successful completion of preclinical studies and clinical trials;

●	effective INDs submitted to FDA that allow commencement of our planned clinical trials or future clinical trials for our product candidates;

●	sufficiency of our financial and other resources to complete the necessary preclinical studies and clinical trials;

●	successful development of, or making arrangements with third-party manufacturers for, our commercial manufacturing processes for any of our product candidates that receive regulatory approval;

●	making arrangements for the manufacturing of our product candidates for our clinical trials, and manufacturing our product candidates at an acceptable cost and on a timely basis;

●	receipt of timely marketing approvals from FDA;

●	launching commercial sales of products, if approved;

●	acceptance of the benefits and use of our products, if approved, by patients, the medical community, and third-party payors, for their approved indications;

●	the prevalence and severity of adverse events or other safety issues experienced with our product candidates;

●	the availability, perceived advantages, cost, safety, and efficacy of alternative therapies for any product candidate, and any indications for such product candidate, that we develop;

●	our ability to produce any product candidates we develop on a commercial scale;

●	obtaining and maintaining patent, trademark and trade secret protection and regulatory exclusivity for our product candidates and otherwise protecting our rights in our intellectual property portfolio;

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●	maintaining compliance with regulatory requirements, including cGMP requirements;

●	obtaining and maintaining coverage and adequate reimbursement by third-party payors, including government payors, for our products, if approved by FDA;

●	maintaining a continued acceptable safety, tolerability and efficacy profile of the products following approval; and

●	maintaining and growing an organization of scientists and functional experts who can develop and commercialize our products and technology.

If we do not succeed with respect to one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize the product candidates we develop, which would materially harm our business. If we do not receive marketing approvals for any product candidate we develop, we may not be able to continue our operations. Even if regulatory approvals are obtained, we could experience significant delays or an inability to successfully commercialize our current and any future product candidates we develop, which would materially harm our business. If we are not able to generate sufficient revenue through the sale of any current or future product candidate, we may not be able to continue our business operations or achieve profitability.

We may encounter substantial delays and disruptions in completing the development of our product candidates that could impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

We may experience delays in completing planned clinical trials for a variety of reasons, including the following:

●	the extensive research and development required because our product candidates are based on new technologies;

●	the availability of financial resources to commence and complete the planned trials;

●	reaching agreement on acceptable terms with prospective clinical research organizations (“CROs”) and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	FDA or independent institutional review boards (“IRBs”) may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	recruiting suitable patients to participate in a trial or sufficient patients to complete a trial;

●	having patients complete a trial or return for post-treatment follow-up;

●	clinical trial sites deviating from trial protocol or dropping out of a trial, which may require that we add new clinical trial sites or investigators;

●	manufacturing the necessary product for use in the clinical trials;

●	clinical trials of any product candidate may fail to show safety, purity, or potency, or may produce negative or inconclusive results, which may cause us to decide, or regulators to require us, to conduct additional nonclinical trials or clinical trials or which may cause us to decide to abandon product candidate development programs;

●	any of our product candidates could cause undesirable side effects that could result in significant negative consequences, including the inability to enter clinical development or receive regulatory approval; and/or

●	competition from other clinical trial programs for similar indications and clinical trial patients.

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A clinical trial may also be suspended or terminated by us, the IRB for the institutions in which such trials are being conducted, the data and safety monitoring board (“DSMB”) for such trial, or by FDA due to a number of factors. Those factors could include failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by FDA, resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, FDA may order the temporary or permanent discontinuation of our clinical trials at any time if it believes that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the patients enrolled in our clinical trials, or that the applicable INDs do not contain sufficient information to assess the risks to patients in the proposed trials. For example, in November 2020, FDA placed a clinical hold on our IND for TVGN 489 for the treatment of patients with COVID-19 infection, requested certain information regarding the manufacture of TVGN 489, and asked us to revise our sterility testing approach so that such testing is performed on the final drug product, as opposed to testing before harvesting the cells for cryopreservation. In May 2021, FDA found that we sufficiently addressed all of these issues and lifted the clinical hold, permitting us to initiate our Phase 1 trial, which we completed in January 2023.

We may experience regulatory delays or rejections as a result of many reasons. For example, we believe based on precedential industry examples, including in areas with high unmet needs or strong early phase clinical trial results, that we may be able to commence pivotal trials of TVGN 489 on the basis of the results of our completed Phase 1 trial. However, the clinical trial process usually includes three phases, and our current plan to move TVGN 489 from its recently completed Phase 1 trial directly into pivotal trials may be rejected by FDA or may be otherwise unfeasible. We may have to conduct additional Phase 1 testing or other Phase 2 trials, or may experience other delays, prior to escalating TVGN 489 into a pivotal trial. At this stage, we cannot be certain whether we will be permitted to move from a Phase 1 trial directly to pivotal trials until FDA reviews and concurs with or rejects our proposed plans, and FDA may require us to conduct further trials to generate additional safety and efficacy data. Changes in regulatory policy during the period of our product candidate development could also cause us to experience delays or rejections. Our clinical trial operations are also subject to regulatory inspections at any time. If regulatory inspectors conclude that we or our clinical trial sites are not in compliance with applicable regulatory requirements for conducting clinical trials, we may receive reports of observations or warning letters detailing deficiencies, and we will be required to implement corrective actions. If regulatory agencies deem our responses to be inadequate, or are dissatisfied with corrective actions, our clinical trials may be temporarily or permanently discontinued, we or our investigators may be precluded from conducting any ongoing or any future clinical trials, the government may refuse to approve our marketing applications or allow us to manufacture or market our products, we may face civil enforcement actions from FDA, and we may be criminally prosecuted.

If we experience termination of, or delays in the completion of, any clinical trial of our product candidates, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenue will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product development and approval process, and jeopardize our ability to commence product sales and generate revenue. Significant clinical trial delays could also allow our competitors to bring products to market before we do or shorten any periods during which we have the exclusive right to commercialize our product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates or result in the development of our product candidates stopping early. Any of these occurrences may significantly harm our business, financial condition, and prospects.

The FDA regulatory approval process is lengthy and time-consuming, and may lead to significant delays in the clinical development and regulatory approval of our product candidates.

The time required to obtain approval from FDA is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of FDA. Any delay in obtaining FDA and/or other necessary regulatory approvals in the United States for any investigational new drug and failure to receive such approvals would have an adverse effect on the investigational new drug’s potential commercial success and on our business, prospects, financial condition, and results of operations.

We have not obtained regulatory approval for any product candidate. We have not previously submitted a BLA to FDA. It is possible that none of our current or future product candidates will ever obtain regulatory approval from FDA. The novel nature of our product candidates may create further challenges in obtaining regulatory approval. The regulatory approval pathway for our product candidates may be uncertain, complex, expensive, and lengthy, and approval may not be obtained. In addition, factors outside our control, such as government shutdowns, natural disasters, and public health emergencies, could disrupt business at FDA, which could result in delays of reviews, approvals and communications with FDA related to our clinical trials and product candidates.

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Our current and future product candidates could fail to receive regulatory approval for many reasons, including the following:

●	FDA may disagree with the design or implementation of our clinical trials;

●	we may be unable to demonstrate to the satisfaction of FDA that a product candidate is safe, pure, and potent for its proposed indication;

●	the results of clinical trials may not meet the level of statistical significance required by FDA for approval;

●	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

●	FDA may disagree with our interpretation of data from clinical trials or preclinical studies;

●	the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a BLA to FDA to obtain regulatory approval in the United States; and

●	FDA may find deficiencies with or fail to approve our manufacturing processes or facility or the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies.

The lengthy approval process as well as the unpredictability of clinical trial results may result in our failing to obtain regulatory approval to market any product candidate we develop, which would significantly harm our business, results of operations and prospects. FDA has substantial discretion in the approval process and in determining when or whether regulatory approval will be granted for any product candidate that we develop. Even if we believe the data collected from current or future clinical trials of our product candidates are promising, such data may not be sufficient to support approval by FDA.

Even if we obtain approval, FDA may approve any of our product candidates for fewer or more limited indications, or a more limited patient population, than we request; may grant approval contingent on the performance of costly post-approval clinical trials or other post-marketing requirements; or may approve a product candidate with labeling that does not include the claims we believe are necessary or desirable for the successful commercialization of such product candidates. Moreover, if we modify TVGN 489 and our other product candidates so that they recognize and target new or more prevalent variants of COVID-19 and other viruses, we may have to either file a supplemental BLA with FDA or receive FDA approval for a comparability protocol or obtain other regulatory approval. These requirements may be costly and time-consuming and FDA ultimately may not approve of such changes.

FDA may also change its policies, promulgate additional regulations, revise existing regulations, or take other actions that may prevent or delay approval of our future products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain approvals, increase the costs of compliance or restrict our ability to maintain any marketing authorizations we may have obtained.

We may never receive regenerative medicine advanced therapy (“RMAT”) designation for TVGN 489 or any other product candidate, and receiving this designation may not lead to a faster development or regulatory review or approval process, and will not increase the likelihood that such product candidates will receive marketing approval.

We may seek RMAT designation from FDA for TVGN 489 for the treatment of COVID-19, or for our other product candidates. A company may request RMAT designation for its product candidate, and FDA may grant such designation, if the product candidate meets the following criteria: (1) it is a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (2) it is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (3) preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such a disease or condition. FDA may find that TVGN 489 or our other product candidates do not meet this criteria, or may otherwise deny our requests for RMAT designation.

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RMAT designation provides potential benefits that include more frequent meetings with FDA to discuss the development plan for the product candidate, and potential eligibility for rolling review and priority review. Products granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites, including through expansion to additional sites post-approval, if appropriate. RMAT-designated products that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through the submission of clinical evidence, clinical studies, patient registries, or other sources of real world evidence (such as electronic health records); through the collection of larger confirmatory data sets; or via post-approval monitoring of all patients treated with such therapy prior to approval of the therapy. Under the Food and Drug Omnibus Reform Act of 2022 (“FDORA”), FDA is permitted to require, as appropriate, that a post-approval confirmatory study or studies be underway prior to approval or within a specified time period after the date of approval for a product granted accelerated approval. FDORA also requires sponsors to send updates to FDA every 180 days on the status of such studies, including progress toward enrollment targets, and FDA must promptly post this information publicly. FDORA also gives FDA increased authority to withdraw approval of a drug or biologic granted accelerated approval on an expedited basis if the sponsor fails to conduct such studies in a timely manner, send the necessary updates to FDA, or if such post-approval studies fail to verify the drug’s predicted clinical benefit. Under FDORA, FDA is empowered to take action, such as issuing fines, against companies that fail to conduct with due diligence any post-approval confirmatory study or submit timely reports to the agency on their progress. In addition, for products being considered for accelerated approval, FDA generally requires, unless otherwise informed by the agency, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the agency for review during the pre-approval review period. There can be no assurance that FDA would allow any of the product candidates we may develop to proceed on an accelerated approval pathway, and even if FDA did allow such pathway, there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. Moreover, even if we received accelerated approval, any post-approval studies required to confirm and verify clinical benefit may not show such benefit, which could lead to withdrawal of any approvals we have obtained. Receiving accelerated approval does not assure that the product’s accelerated approval will eventually be converted to a traditional approval.

RMAT designation does not change the standards for product approval, and there is no assurance that any such designation or eligibility will result in expedited review or approval or that the approved indication will not be narrower than the indication covered by the RMAT designation. Additionally, RMAT designation can be revoked if the criteria for eligibility cease to be met as clinical data emerges.

Our business is highly dependent on our first product candidate, TVGN 489, and we must complete clinical testing before we can seek regulatory approval and begin commercialization of any of our product candidates.

There is no guarantee that any of our product candidates will proceed in preclinical or clinical development or achieve regulatory approval. The process for obtaining marketing approval for any product candidate is long and risky and there will be significant challenges for us to address in order to obtain marketing approval as planned or at all.

In addition, because we have limited financial and personnel resources and are placing significant focus on the development of TVGN 489, we may forgo or delay pursuit of opportunities with other future product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and other future product candidates for specific indications may not yield any commercially viable future product candidates. If we do not accurately evaluate the commercial potential or target market for a particular future product candidate, we may relinquish valuable rights to those future product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such future product candidates.

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Preclinical studies and clinical trials are expensive, time-consuming, difficult to design and implement and involve an uncertain outcome.

All of our product candidates are in preclinical or clinical development and their risk of failure is high. The clinical trials and manufacturing of our product candidates are, and the manufacturing and marketing of our products, if approved, will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and market our product candidates. Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through lengthy, complex, and expensive preclinical studies and clinical trials that our product candidates are both safe and effective for use in each target indication. In particular, because our product candidates are subject to regulation as biological products, we will need to demonstrate that they are safe, pure, and potent for use in their target indications. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use. We cannot be certain of the timely completion or outcome of our preclinical studies and clinical trials and cannot predict if FDA will accept our proposed clinical programs or if the outcome of our preclinical studies and clinical trials will ultimately support the further development of our current or future product candidates. As a result, we cannot be sure that we will be able to submit INDs or similar applications for our preclinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in FDA allowing clinical trials to begin.

Conducting preclinical studies is a lengthy, time-consuming, and expensive process. The length of time of such testing may vary substantially according to the type, complexity, and novelty of the program. Delays associated with programs for which we are conducting preclinical studies may cause us to incur additional operating expenses. Moreover, we may be affected by delays associated with the preclinical testing and studies of certain programs that are the responsibility of our potential future collaborators over which we have no control. The commencement and rate of completion of preclinical studies and clinical trials for a product candidate may be delayed by many factors, including but not limited to:

●	an inability to generate sufficient preclinical or other in vivo or in vitro data to support the initiation of clinical studies;

●	delays in reaching a consensus with regulatory agencies on study design; and

●	FDA not permitting the reliance on preclinical or other data from published scientific literature.

Interim and preliminary results from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit, validation and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim data, including interim top-line results or preliminary results from our clinical trials. Interim data and results from our clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or top-line results also remain subject to audit, validation and verification procedures that may result in the final data being materially different from the interim and preliminary data we previously published. As a result, interim and preliminary data may not be predictive of final results and should be viewed with caution until the final data are available. Differences between preliminary or interim data and final data could significantly harm our business prospects and may cause the trading price of our common stock to fluctuate significantly.

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The results of earlier preclinical and clinical trials may not be predictive of future clinical trial results. Initial positive results in any of our clinical trials may not be indicative of results obtained when the trial is completed or in later stage trials.

Failure can occur at any time during the clinical trial process. Preclinical studies and early-stage clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics, and to understand the side effects of product candidates at various doses and schedules, and the results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of larger, later-stage controlled clinical trials. For example, our current or future product candidates may demonstrate different chemical, biological and pharmacological properties in patients than they do in laboratory studies or may interact with human biological systems in unforeseen or harmful ways. Product candidates in later stages of clinical trials may fail to show desired pharmacological properties or produce the necessary safety and efficacy results despite having progressed through preclinical studies and initial clinical trials. In addition, initial success in clinical trials may not be indicative of results obtained when such trials are completed. There can be no assurance that any of our current or future clinical trials will ultimately be successful or support further clinical development of any of our product candidates. Even if we are able to initiate and complete clinical trials, the results may not be sufficient to obtain regulatory approval for our product candidates. Product candidates that have shown promising results in early-stage clinical trials may still suffer significant setbacks in subsequent clinical trials. Our sole clinical trial to date was conducted on a small number of patients in a single academic clinical site for a limited number of indications. We will have to conduct larger, well-controlled trials in our proposed indications at multiple sites to verify the results obtained to date and to support any regulatory submissions for further clinical development of our product candidates. Our assumptions related to our product candidates, such as with respect to lack of toxicity, are based on an early limited clinical trial and may prove to be incorrect.

A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier, smaller clinical trials, and any such setbacks in our clinical development could have a material adverse effect on our business and operating results. Moreover, clinical data are often susceptible to varying interpretations and analyses that may delay, limit, or prevent regulatory approval. We do not know whether any later stage clinical trials of TVGN 489 or other clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety with respect to the proposed indication for use sufficient to receive regulatory approval or market our product candidates. Any such delays could negatively impact our business, financial condition, results of operations and prospects.

Because the number of patients in our proof-of-concept clinical trial of TVGN 489 was small, the results from this trial may be less reliable than results achieved in larger clinical trials.

A trial design that is considered appropriate includes a sufficiently large sample size with appropriate statistical power, as well as proper control of bias, to allow a meaningful interpretation of the results. The preliminary results of studies with smaller sample sizes, such as our proof-of-concept clinical trial of TVGN 489, can be disproportionately influenced by the impact the product had on a few individuals, which limits the ability to generalize the results across a broader community, thus making the study results less reliable than studies with a larger number of patients and making it difficult to predict final results from preliminary results. Our proof-of-concept clinical trial only tested TVGN 489 in the most common HLA type, and while we intend to treat patients with the six most common HLA types in our next clinical trial of TVGN 489, our results in our proof-of-concept clinical trial may not be predictive of results in other HLA types. As a result, there may be less certainty that TVGN 489 would achieve a statistically significant effect in any future clinical trials. If we conduct any future clinical trials of TVGN 489, we may not achieve a statistically significant result or the same level of statistical significance seen in our proof-of-concept clinical trial. Similarly, if we conduct a clinical trial of any other product candidate we develop with a small sample size, the results of any such trial may be less reliable than results achieved in larger clinical trials and may provide less certainty of achieving statistically significant effects in any future clinical trials. Such results could negatively impact our business, financial condition, results of operations and prospects.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification, or FDA approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates, and jeopardize our ability to commence sales and generate revenue.

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Our approach to the discovery and development of product candidates using our ExacTcell platform is unproven and may not result in marketable products.

The success of our business depends in part upon our ability to develop and commercialize cell therapies based on our proprietary ExacTcell platform. We have only conducted one Phase 1 trial based on a product developed using ExacTcell. Our approach to the development of cell therapies using ExacTcell is novel. We may not continue to have access to effective HLA-typing diagnostics and may have difficulties in obtaining or manufacturing significant quantities and breadth of single HLA-restricted cell lines to use in clinical trials or sufficient to cover desired patient populations. We cannot assure the product candidates we develop with ExacTcell will be found to be safe and effective in treating any disease so as to achieve marketing approval. If we uncover any previously unknown risks related to ExacTcell, or if we experience unanticipated problems or delays in developing our ExacTcell product candidates, we may be unable to achieve our strategy of building a broad pipeline of cell therapy product candidates.

Our preclinical studies and clinical trials may fail to demonstrate the safety and efficacy of our product candidates, or serious adverse or unacceptable side effects may be identified during the development of our product candidates, which could prevent or delay regulatory approval and commercialization, increase our costs, or necessitate the abandonment or limitation of the development of some of our product candidates.

Before obtaining regulatory approvals for the commercial sale of our product candidates, we must demonstrate through lengthy, complex, and expensive preclinical studies and clinical trials that our product candidates are safe, pure, and effective for use in each target indication, and failures can occur at any stage of testing. Preclinical studies and clinical trials often fail to demonstrate safety or efficacy of the product candidate studied for the target indication. Although no dose-limiting adverse events related to TVGN 489 were observed in any patient at any dose level in our proof-of-concept clinical trial, the use of our current or future product candidates could be associated with side effects or adverse events, which could vary in severity from minor reactions to death and in frequency from infrequent to prevalent. In addition, if one or more of our product candidates or our T cell platform technology proves to be unsafe it would also materially harm our business.

In addition to side effects ,caused by the product candidate, the administration process or related procedures also can cause adverse side effects. If any such adverse events occur, our clinical trials could be suspended or terminated. If we cannot demonstrate that any adverse events were not caused by the drug or administration process or related procedures, FDA could order us to cease further development of, or deny approval of, our product candidates for any or all targeted indications. Even if we are able to demonstrate that all future serious adverse events are not product-related, such occurrences could affect patient recruitment or the ability of enrolled patients to complete the trial. Moreover, if we elect, or are required, to not initiate, delay, suspend or terminate any future clinical trial of any of our product candidates, the commercial prospects of such product candidates may be harmed and our ability to generate product revenues from any of these product candidates may be delayed or eliminated. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff, as toxicities resulting from personalized cellular therapy such as our T cell therapeutics are not normally encountered in the general patient population and by medical personnel. Any of these occurrences may harm our ability to develop other product candidates, and may harm our business, financial condition, and prospects significantly.

Although our current and future product candidates have undergone and will undergo extensive safety testing and, where applicable, under such conditions discussed with FDA, not all adverse effects of drugs can be predicted or anticipated. Immunotherapy and its method of action of harnessing the body’s immune system are powerful and could lead to serious side effects that we only discover in clinical trials or during commercial marketing. Unforeseen side effects could arise either during clinical development or after our product candidates have been approved by FDA and the approved product has been marketed, resulting in the exposure of additional patients. If our product candidates are associated with side effects in clinical trials or have characteristics that are unexpected, we may need to abandon their development or limit development to more narrow uses in which the side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective. So far, we have not demonstrated that TVGN 489 or any other product candidate is safe in humans, and we cannot predict if ongoing or future clinical trials will do so. If any of our current or future product candidates fail to demonstrate safety and efficacy in clinical trials or do not gain marketing approval, we will not be able to generate revenue and our business will be harmed.

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FDA or an IRB may also require that we suspend, discontinue, or limit our clinical trials based on safety information, or that we conduct additional preclinical studies regarding the safety and efficacy of our product candidates that we have not planned or anticipated. Such findings could further result in FDA failing to provide marketing authorization for our product candidates or limiting the scope of the approved indication, if approved. Many product candidates that initially showed promise in early-stage testing have later been found to cause side effects that prevented further development of the product candidate.

Additionally, if one or more of our product candidates receives marketing approval, and we or others identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

●	FDA may withdraw approvals of such product;

●	FDA may require additional warnings on the labels such as a “black box” warning or a contraindication;

●	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients or other requirements subject to a REMS;

●	we could be sued and held liable for harm caused to patients;

●	we may not be able to achieve or maintain third-party payor coverage and adequate reimbursement;

●	we may be required to recall a product or change the way such product is administered to patients;

●	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

●	our reputation and physician or patient acceptance of our products may suffer.

There can be no assurance that we will resolve any issues related to any product-related adverse events to the satisfaction of FDA in a timely manner or at all. Moreover, any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations, and prospects.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise be adversely affected.

The successful and timely completion of clinical trials in accordance with their protocols depends on, among other things, our ability to enroll a sufficient number of patients who remain in the trial until the trial’s conclusion, including any follow-up period. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

●	the patient eligibility criteria defined in the protocol;

●	the nature and size of the patient population required for analysis of the trial’s primary endpoints and the process for identifying patients;

●	the number and location of participating clinical sites or patients;

●	the design of the trial;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating;

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●	the availability of competing commercially available therapies and other competing drug candidates’ clinical trials;

●	our ability to obtain and maintain patient informed consents for participation in our clinical trials;

●	the risk that patients enrolled in clinical trials will drop out of the trials before completion; and/or

●	factors outside of our control, including as a result of business interruptions resulting from natural disasters and public health emergencies, such as the coronavirus.

We may experience difficulties in patient enrollment in our future clinical trials for a variety of reasons, including as a result of the COVID-19 pandemic. Conversely, a decrease in cases may reduce the number of eligible candidates for trials testing COVID-19 therapeutics, such as TVGN 489. Additionally, as time passes, treating COVID-19 may become a less critical issue in the eyes of the public, further limiting the potential patient population for COVID-19 therapeutics. Moreover, TVGN 489 may represent a departure from more commonly used methods for COVID-19 treatment, and potential patients and their doctors may be inclined to use more conventional therapies for the treatment of COVID-19 rather than enroll in any future clinical trial.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. In addition, our clinical trials may compete with existing therapies and other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition may reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Accordingly, we cannot guarantee that our clinical trials will progress as planned or as scheduled. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of our ongoing clinical trial and planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

Delays from difficulties in patient enrollment in a clinical trial may result in increased costs or affect the timing, outcome, or completion of the trial, which could delay or prevent our receipt of regulatory approval of the applicable product candidate or to abandon the trial altogether.

We may be required to suspend, repeat, or terminate our clinical trials if they are not conducted in accordance with regulatory requirements, the results are negative or inconclusive or the trials are not well designed.

Clinical trials must be conducted in accordance with FDA’s Good Clinical Practices (“GCP”) requirements. Clinical trials are subject to oversight by FDA and IRBs or ethical committees at the study sites where the clinical trials are conducted. In addition, clinical trials must be conducted with product candidates manufactured in accordance with applicable cGMP requirements. Clinical trials may be suspended by FDA, us, a DSMB, or by an IRB with respect to a particular clinical trial site, for various reasons, including:

●	deficiencies in the conduct of the clinical trials, including failure to conduct the clinical trial in accordance with regulatory requirements or study protocols;

●	deficiencies in the clinical trial operations or trial sites;

●	unforeseen adverse side effects or the emergence of undue risks to study subjects;

●	deficiencies in the trial design necessary to demonstrate efficacy;

●	the product candidate may not appear to offer benefits over current therapies; or

●	the quality or stability of the product candidate may fall below acceptable standards.

Any such suspension or delay may result in us failing to obtain regulatory approval for our product candidates, which would materially harm our business, results of operations and prospects.

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If we do not achieve our projected development goals in the time frames we announce and expect, the commercialization of our products may be delayed.

From time to time, we may estimate the timing of the accomplishment of various scientific, clinical, regulatory, manufacturing, and other product development goals, which we may refer to as milestones. These milestones may include the commencement or completion of preclinical studies and clinical trials and the submission of regulatory filings, including IND submissions. From time to time, we may announce the expected timing of some of these milestones. All of these milestones are, and will be, based on a variety of assumptions. The actual timing of these milestones can vary significantly compared to our estimates, in some cases for reasons beyond our control, including with respect to challenges related to enrollment, manufacturing, and our reliance on third parties to conduct, supervise or monitor some or all aspects of our clinical trials. We may experience numerous unforeseen events during, or as a result of, any future clinical trials that we conduct that could delay or prevent our ability to receive marketing approval or commercialize our product candidates.

Disruptions at FDA and other government agencies, such as those that may be caused by funding shortages, could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of FDA and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at FDA and other agencies may also slow the time necessary for biological products, or biologics, or modifications to approved biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. If a prolonged government shutdown occurs, it could significantly impact the ability of FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. For example, over the last several years, the United States government has shut down several times and certain regulatory agencies, such as FDA, have had to furlough critical FDA employees and stop critical activities.

We may develop future product candidates in combination with other therapies, which exposes us to additional regulatory risks.

We may develop future product candidates in combination with one or more currently approved therapies. These combinations have not been tested before and may, among other things, fail to demonstrate synergistic activity, may fail to achieve superior outcomes relative to the use of single agents or other combination therapies, or may fail to demonstrate sufficient safety or efficacy traits in clinical trials to enable us to complete those clinical trials or obtain marketing approval for the combination therapy.

In addition, we did not develop or obtain regulatory approval for, and we do not manufacture or sell, any of these approved therapeutics. Therefore, even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risk that FDA or a comparable foreign regulatory authorities could revoke approval of the therapy used in combination with our product candidate or that safety, efficacy, manufacturing, or supply issues could arise with these existing therapies. This could result in our own products being removed from the market or being less successful commercially.

We may also evaluate future product candidates in combination with one or more other therapies that have not yet been approved for marketing by FDA or a comparable foreign regulatory authorities. We will not be able to market and sell TVGN 489 or any product candidate we develop in combination with any such unapproved therapies that do not ultimately obtain marketing approval.

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If FDA or a comparable foreign regulatory authorities do not approve these other biological products or revoke their approval of, or if safety, efficacy, manufacturing, or supply issues arise with, the biologics we choose to evaluate in combination with any product candidate we develop, we may be unable to obtain approval of or market any such product candidate.

Risks Related to Business Development and Commercialization

Our commercial success depends upon attaining significant market acceptance of our product candidates, if approved, among physicians, patients, healthcare payors and the medical community, including hospitals and outpatient clinics.

Even if we obtain regulatory approval for any of our product candidates that we may develop or acquire in the future, the product may not gain market acceptance among physicians, healthcare payors, patients or the medical community that supports our product development efforts, including hospitals and outpatient clinics. Market acceptance of any of our product candidates for which we receive approval depends on a number of factors, including:

●	the efficacy and safety of the product candidates as demonstrated in clinical trials;

●	the clinical indications and patient populations for which the product candidate is approved;

●	acceptance by physicians and patients of the drug as a safe and effective treatment;

●	the administrative and logistical burden of treating patients, including the availability and accessibility of healthcare provider sites for administering infusions to patients;

●	the adoption of novel cellular therapies by physicians, hospitals, and third-party payors;

●	the potential and perceived advantages of product candidates over alternative treatments;

●	the safety of product candidates seen in a broader patient group, including its use outside the approved indications should physicians choose to prescribe for such uses;

●	any restrictions on use together with other medications;

●	the prevalence and severity of any side effects;

●	FDA’s product labeling or package insert requirements;

●	the timing of market introduction of our products as well as competitive products;

●	the development of manufacturing and distribution processes for our product candidates;

●	the cost of treatment in relation to alternative treatments;

●	the availability of coverage and adequate reimbursement from, and our ability to negotiate pricing with, third-party payors, providers, and government authorities;

●	relative convenience and ease of administration; and

●	the effectiveness of our sales and marketing efforts.

We expect the product candidates we develop will be regulated biologics and therefore they may be subject to biosimilar competition.

The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”) was enacted as part of the Affordable Care Act to establish an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, an application for a biosimilar product cannot be approved by FDA until 12 years after the reference product was approved under a BLA. The law is complex and is still being interpreted and implemented by FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. Although it is uncertain when processes intended to implement BPCIA may be fully adopted by FDA, any of these processes could have a material adverse effect on the future commercial prospects for our biological products.

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We believe that any of the product candidates we develop that is approved in the United States as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, potentially creating the opportunity for competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of the reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. Additionally, the increased likelihood of biosimilar competition has increased the risk of loss of innovators’ market exclusivity. Due to these risks, and uncertainties regarding patent protection, if one of our product candidates are approved for marketing, it is not possible to predict the length of market exclusivity for any particular product with certainty based solely on the expiration of the relevant patent(s) or the current forms of regulatory exclusivity. The loss of market exclusivity for a product would likely materially and negatively affect revenues from product sales of that product and thus our financial results and condition.

In addition, the approval of a biologic product that is a biosimilar to one of our products could have a material adverse impact on our business as it may be significantly less costly to bring to market and may be priced significantly lower than our products.

The incidence and prevalence of the target patient population for TVGN 489 are based on estimates and third-party sources. If the market opportunity for TVGN 489 or our other product candidates is smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability might be materially and adversely affected.

Periodically, we make estimates regarding the incidence and prevalence of target patient populations based on various third-party sources and internally generated analysis. These estimates may be inaccurate or based on imprecise data. For example, the total addressable market opportunity for TVGN 489 will depend on, among other things, acceptance of TVGN 489 by the medical community, patient access, drug pricing and reimbursement, and the number of eligible patients with COVID-19, which may decrease as COVID-19 vaccination rates continue to rise. The number of patients in the addressable markets may turn out to be lower than expected, patients may not be otherwise amenable to treatment with TVGN 489, or new patients may become increasingly difficult to identify or gain access to or may not have the requisite HLA-typing to receive the drug, all of which may significantly harm our business, financial condition, results of operations and prospects.

Even if our product candidates receive regulatory approval, we will still face extensive ongoing regulatory requirements and continued regulatory review, which may result in significant additional expense, and our products may still face future development and regulatory difficulties.

Even if we obtain regulatory approval for a product candidate, it would be subject to ongoing requirements by FDA governing the manufacture, materials and facilities, qualification testing, quality control, further development, labeling, packaging, storage, distribution, post-approval clinical data, adverse event reporting, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-marketing information. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and product listing, as well as continued compliance by us and/or our contract manufacturing organizations (“CMOs”) and CROs for any post-approval clinical trials that we conduct. The safety profile of any product will continue to be closely monitored by FDA after approval. If FDA become aware of new safety information after approval of any of our product candidates, they may require labeling changes or establishment of a REMS, impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance.

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In addition, manufacturers of cell therapies and their facilities are subject to initial and continual review and periodic inspections by FDA for compliance with cGMP, GCP, good laboratory practice (“GLP”), good tissue practice (“GTP”) and other regulations. For certain commercial prescription biological products, manufacturers, and other parties involved in the supply chain must also meet chain of distribution requirements and build electronic, interoperable systems for product tracking and tracing and for notifying FDA of counterfeit, diverted, stolen, and intentionally adulterated products or other products that are otherwise unfit for distribution in the United States. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates, or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

●	issue warning letters or untitled letters;

●	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners, or require other restrictions on the labeling or marketing of such products;

●	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

●	seek an injunction or impose civil or criminal penalties or monetary fines;

●	suspend, withdraw, or modify regulatory approval;

●	suspend or modify any ongoing clinical trials;

●	refuse to approve pending applications or supplements to applications filed by us;

●	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

●	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

The occurrence of any of the foregoing may inhibit our ability to successfully commercialize our products.

Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by FDA, the U.S. Federal Trade Commission, the Department of Justice, the Office of Inspector General of the Department of Health and Human Services, state attorneys general, members of the U.S. Congress and the public. Violations, including actual or alleged promotion of our products for unapproved or off-label uses, are subject to enforcement letters, inquiries and investigations, and potential civil and criminal sanctions by FDA. Any actual or alleged failure to comply with labeling and promotion requirements may result in fines, warning letters, mandates to corrective information to healthcare practitioners, injunctions, or civil or criminal penalties.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

We are at an early stage of establishing an organization that will be responsible for the sale, marketing and distribution of cell therapy products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved by FDA, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. There are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may be competing with many companies that currently have extensive and well-funded sales and marketing operations. Without a sufficiently scaled, appropriately timed, and trained internal commercial organization or the support of a third party to perform sales and marketing functions, we may be unable to compete successfully against these more established companies.

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Data protection, privacy and similar laws restrict access, use, and disclosure of information, and failure to comply with or adapt to changes in these laws could materially and adversely harm our business.

We are subject to federal and state data privacy and security laws and regulations and expectations relating to privacy continue to evolve. Changes in these laws may limit our data access, use, and disclosure, and may require increased expenditures. In addition, data protection, privacy and similar laws protect more than patient information and, although they vary by jurisdiction, these laws can extend to employee information, business contact information, provider information, and other information relating to identifiable individuals. For example, the California Consumer Privacy Act (“CCPA”) requires covered businesses to, among other things, provide disclosures to California consumers regarding the collection, use and disclosure of such consumers’ personal information and afford such consumers new rights with respect to their personal information, including the right to opt out of certain sales of personal information. In addition, the California Privacy Rights Act, which amended the CCPA, and the Virginia Consumer Data Protection Act became effective on January 1, 2023, and comprehensive and sensitive data laws in a number of states will go into effect during the next few years. We believe that further increased regulation in additional jurisdictions is likely in the area of data privacy. Any of the foregoing may have a material adverse effect on our ability to provide services to patients and, in turn, our results of operations.

Data protection, privacy and similar laws protect more than patient information and, although they vary by jurisdiction, these laws can extend to employee information, business contact information, provider information, and other information relating to identifiable individuals. Failure to comply with these laws may result in, among other things, civil and criminal liability, negative publicity, damage to our reputation, and liability under contractual provisions. In addition, compliance with such laws may require increased costs to us or may dictate that wet not offer certain types of services in the future.

Our internal computer systems, or those used by our contractors or consultants, may fail, or suffer security breaches.

Our internal computer systems and the systems of our contractors and consultants are vulnerable to damage from computer viruses and unauthorized access. While we have not experienced any such material system failure or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidates could be delayed.

Coverage and reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our product candidates, if approved, profitably.

Successful sales of our product candidates, if approved, depend on the availability of coverage and adequate reimbursement from third-party payors including governmental healthcare programs, such as Medicare and Medicaid, managed care organizations and commercial payors, among others. Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we obtain regulatory approval.

Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Obtaining coverage and adequate reimbursement from third-party payors is critical to new product acceptance. Third-party payors decide which drugs and treatments they will cover and the amount of reimbursement. Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that use of a product is a covered benefit under its health plan, safe, effective, and medically necessary, appropriate for the specific patient, cost-effective, and neither experimental nor investigational.

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Obtaining coverage and reimbursement of a product from a government or other third-party payor is a time consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products. Even if we obtain coverage for a given product, if the resulting reimbursement rates are insufficient, hospitals may not approve our product for use in their facility or third-party payors may require co-payments that patients find unacceptably high. Separate reimbursement for the product itself may or may not be available. Instead, the hospital or administering physician may be reimbursed only for providing the treatment or procedure in which our product is used. Further, at least annually, the Centers for Medicare and Medicaid Services (“CMS”) revise the reimbursement systems used to reimburse health care providers, which may result in reduced Medicare payments. In some cases, private third-party payers rely on all or portions of Medicare payment systems to determine payment rates. Changes to government healthcare programs that reduce payments under these programs may negatively impact payments from private third-party payers and reduce the willingness of physicians and providers to use our product candidates.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Because our product candidate may have a higher cost of goods than conventional therapies, and may require long-term follow-up evaluations, the risk that coverage and reimbursement rates may be inadequate for us to achieve profitability may be greater. There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidate. Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. Additional state and federal healthcare reform measures are expected to be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for certain pharmaceutical products or additional pricing pressures. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, cost containment initiatives and additional legislative changes.

Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs. Payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives.

We intend to seek approval to market our product candidates in both the United States and in selected foreign jurisdictions. Increased efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidate. If we obtain approval in one or more foreign jurisdictions for our product candidates, we will be subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in Europe, the pricing of biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. Some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other European Union member states allow companies to fix their own prices for medicines but monitor and control company profits. The downward pressure on health care costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any product candidates for which we receive regulatory approval for commercial sale may suffer if government and other third-party payors fail to provide coverage and adequate reimbursement. We expect downward pressure on pharmaceutical pricing to continue. Further, coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

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The advancement of healthcare reform may negatively impact our ability to sell our product candidates, if approved, profitably.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our product candidates, if approved, profitably.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal, and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. For example, the Inflation Reduction Act of 2022, enacted in August 2022 (the “Inflation Reduction Act”), includes provisions that may impact our business, including provisions that create a $2,000 out-of-pocket cap for Medicare Part D beneficiaries, impose new manufacturer financial liability on all drugs in Medicare Part D, allow the U.S. government to negotiate Medicare Part B and Part D pricing for certain high-cost drugs and biologics without generic or biosimilar competition, require companies to pay rebates to Medicare for drug prices that increase faster than inflation, and delay a rule that would require pass through of pharmacy benefit manager rebates to beneficiaries. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.

Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical and biologics pricing practices in light of the rising cost of prescription drugs and biologics. This scrutiny has resulted in various Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products.

We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare drugs and services, which could result in reduced demand for our drug candidates or additional pricing pressures. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability. Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain drug access and marketing cost disclosure and transparency measures, and designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what drug products and which suppliers will be included in their prescription drug and other healthcare programs. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect our business, financial condition, results of operations and prospects.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and federal and state transparency laws and regulations. These laws may impact, among other things, our proposed sales, marketing, and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. These laws, described in further detail in “Information about Tevogen – Government Regulation and Product Approvals – Other Healthcare Laws,” include:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

●	the federal civil False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government;

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●	HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations, which imposes specified requirements relating to the privacy, security, and transmission of individually identifiable health information;

●	the U.S. federal Physician Payment Sunshine Act, which requires manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the CMS information related to direct or indirect payments and other transfers of value to physicians and teaching hospitals (and certain other practitioners), as well as ownership and investment interests held in the company by physicians and their immediate family members; and

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including governmental and private payors, laws that require manufacturers to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws governing the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same scope or application, thus complicating compliance efforts.

Efforts to ensure that our collaborations with third parties, and our business generally, will comply with applicable United States and healthcare laws and regulations will involve substantial costs. Governmental authorities could conclude that our business practices may not comply with statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to violate any of these laws or any other governmental laws and regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of products from government funded healthcare programs, contractual damages, reputational harm, disgorgement or curtailment or restricting of our operations, any of which could substantially disrupt our operations and diminish our profits and future earnings. If any of the physicians or other providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations.

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Our relationships with customers, physicians including clinical investigators, CROs and third-party payors are subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, transparency laws, government price reporting and other healthcare laws and regulations. If we or our employees, independent contractors, consultants, commercial partners, vendors, or other agents violate these laws, we could face substantial penalties.

These laws may impact, among other things, our clinical research programs as well as our proposed and future sales, marketing, and education programs. In particular, the promotion, sales and marketing of healthcare items and services is subject to extensive laws and regulations designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive and other business arrangements. We may also be subject to federal, state, and foreign laws governing the privacy and security of identifiable patient information.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions, and settlements in the healthcare industry. Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities, or our arrangements with physicians, could be subject to challenge under one or more of such laws. If we or our employees, independent contractors, consultants, commercial partners, and vendors violate these laws, we may be subject to investigations, enforcement actions and/or significant penalties.

It is not always possible to identify and deter employee misconduct or business noncompliance, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending themselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in federal healthcare programs, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses that we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological or hazardous materials.

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Risks Related to Manufacturing and Reliance on Third Parties

The manufacture of cell therapies is subject to a multitude of manufacturing risks, any of which could substantially increase our costs and limit supply of our product candidates.

The process of manufacturing cell therapies is complex, highly regulated, subject to multiple risks, and requires significant expertise. Manufacturers of cell therapy products often encounter difficulties in production, particularly in scaling out and validating initial production and ensuring the absence of contamination. These include difficulties with production costs and yields, quality control, shortages of qualified personnel, and compliance with strictly enforced regulations. Cell therapy manufacturing facilities also require appropriate commissioning and validation activities to demonstrate that they operate as designed. There are limited numbers of CMOs that operate under cGMP regulations and that are capable of manufacturing cell therapies, and transferring manufacturing processes and know-how is complex and may require utilization of new or different processes to meet the specific requirements of a given facility.

Cell therapy manufacturing is susceptible to product loss due to contamination, equipment failure, and vendor or operator error. The facilities in which our product candidates will be made could also be adversely affected by pandemics, natural disasters, equipment failures, labor shortages, power failures, supply chain problems, changes in laws and regulations, and numerous other factors. Even minor deviations from normal manufacturing and distribution for any of our product candidates could result in reduced production yields, impact to product quality, and other supply disruptions. Manufacturing cell therapies is susceptible to risks associated with the need to maintain aseptic conditions throughout the manufacturing process. Contamination with pathogens or ingress of microbiological material may result in unusable product and could also delay the manufacture of product candidates, resulting in delays in development. If contamination is discovered, the facilities in which our product candidates are made may need to be closed for an extended period of time for investigation and remediation. Because our cell therapy product candidates are manufactured from the cells of third-party donors, the manufacturing process is also susceptible to insufficient quantity or inadequate quality of third-party donor material.

Manufacturing is also subject to FDA and comparable foreign regulation. For example, FDA will not approve a cellular product if the manufacturer is not in compliance with cGMPs and GTPs, to the extent applicable. If we are unable to reliably produce products in accordance with specifications acceptable to authorities, we may not obtain or maintain the approvals we need to commercialize our product candidates. Failure to comply with manufacturing regulations may lead to regulatory enforcement actions against our third-party manufacturers or us that result in fines and civil and criminal penalties, imprisonment, suspension, delay, or restriction of production, injunctions, delay or denial of product approval, clinical holds or termination of clinical trials, warning or untitled letters, regulatory authority communications warning the public about safety issues with the cell therapies, refusal to permit import or export, product seizure, detention, or recall, lawsuits under the civil False Claims Act, or consent decrees.

Our efforts to establish manufacturing capabilities, either on our own or through a contract relationship, will involve significant time and expense and may not be successful.

Our manufacturing experience as an organization and with our contractors is limited. We relied on a Clinical Trial Services and Materials Agreement with Thomas Jefferson University for the manufacture of TVGN 489 for our Phase 1 proof-of-concept trial. However, we will need to establish manufacturing capabilities, either on our own or through a contract relationship, in order to meet our projected supply needs for clinical and commercial materials to support our activities through regulatory approval and commercial manufacturing of our product candidates, if approved. Our efforts to develop manufacturing capability are currently focused on acquiring existing manufacturing facilities or constructing one or more new manufacturing facilities, including through collaboration with a potential facility development partner. Securing a manufacturing facility will involve considerable time and expense, and may not be successful. In addition, we cannot ensure that we can successfully manufacture our products in compliance with cGMP, GTP, and any other applicable laws, regulations, and standards in sufficient quantities for clinical trials or for commercial sale. We have no prior experience in establishing a manufacturing facility and we may encounter challenges given the complexity of manufacturing cell therapies. We must also compete for the small number of individuals with expertise in cell therapy manufacturing.

If we are not able to establish manufacturing capabilities for TVGN 489 on a timely basis, or at all, we will be unable to advance our clinical development program for TVGN 489. And, even if we are able to establish manufacturing operations, given the complexities of manufacturing cell therapy products, there is no assurance that we will be able to successfully produce sufficient amounts, or sufficient quality, of TVGN 489 in order to move forward with our clinical development plans.

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We depend on third-party suppliers for key materials used in our manufacturing processes, and the loss of these third-party suppliers or their inability to supply us with adequate materials could harm our business.

We rely on third-party suppliers for certain materials and components required for the production of our product candidates. Our dependence on these suppliers and the challenges we may face in obtaining adequate supplies of materials involve several risks, including limited control over pricing, availability, and quality and delivery schedules. We also face competition for supplies from other cell therapy companies. Such competition may make it difficult for us to secure raw materials or the testing of such materials on commercially reasonable terms or in a timely manner. As a small company, our negotiation leverage is limited, and we are likely to get lower priority than our competitors that are larger than we are. In addition, the biotechnology market has recently experienced supply chain disruptions. We cannot be certain that our suppliers will continue to provide us with the quantities of the raw materials that we require or satisfy our anticipated specifications and quality requirements whether due to our size, COVID-19, or otherwise. Any supply interruption in limited or sole sourced raw materials could materially harm our ability to manufacture our product candidates until a new source of supply, if any, could be identified and qualified. We may be unable to find a sufficient alternative supply channel in a reasonable time or on commercially reasonable terms. Any performance failure on the part of our suppliers could delay the development and potential commercialization of our product candidates, including limiting supplies necessary for clinical trials and regulatory approvals, which would have a material adverse effect on our business.

If the third parties we rely on to help conduct our preclinical studies and clinical trials do not successfully carry out their contractual duties, comply with regulatory requirements, or meet expected deadlines, we may not be able to obtain marketing approval for or commercialize TVGN 489 and any future product candidates we develop, and our business could be materially harmed.

We outsource some of the conduct and management of our clinical trials to third parties. Agreements with clinical investigators and medical institutions for clinical testing and with other third parties for data management services and clinical trial management services place substantial responsibilities on these parties that, if unmet, could result in delays in, or termination of, our clinical trials.

FDA and regulatory authorities in other jurisdictions require us to comply with regulations and standards in order to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. We rely on universities, medical institutions, clinical investigators, contract laboratories and other third parties to conduct or help us conduct GLP-compliant preclinical studies and GCP-compliant clinical trials on our product candidates properly and on time. While we have agreements governing their activities, we control only certain aspects of their activities and have limited influence over their actual performance. The third parties with whom we contract play a significant role in the conduct of these studies and trials and the subsequent collection and analysis of data. These third parties are not our employees and, except for restrictions imposed by our contracts with such third parties, we have limited ability to control the amount or timing of resources that they devote to our current or future product candidates. Although we rely on these third parties to conduct our GLP-compliant preclinical studies and GCP-compliant clinical trials, we remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol and applicable laws and regulations, and our reliance on the CROs does not relieve us of our regulatory responsibilities. If any of our clinical trial sites fail to comply with GCP, we may be unable to use the data gathered at those sites.

Many of the third parties with whom we contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities that could harm our competitive position. Further, under certain circumstances, these third parties may terminate their agreements with us upon as little as 10 days’ prior written notice. Some of these agreements may also be terminated by such third parties under certain other circumstances. If the third parties conducting our preclinical studies or our clinical trials do not adequately perform their contractual duties or obligations, experience significant business challenges, disruptions or failures, including as a result of natural disasters or public health emergencies such as COVID-19, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our protocols or to GLP and GCP, or for any other reason, we may need to enter into new arrangements with alternative third parties. This could be difficult, costly, or impossible, and our preclinical studies or clinical trials may need to be extended, delayed, terminated, or repeated. As a result, we may not be able to obtain regulatory approval in a timely fashion, or at all, for the applicable product candidate, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

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We may depend on third-party collaborators for the development and commercialization of certain of our current and future product candidates. If our collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

In the future, we may form or seek strategic alliances, joint ventures, or collaborations, or enter into licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to product candidates we develop. Potential future collaborations involving our product candidates may pose the following risks to us:

●	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates;

●	collaborators may not properly enforce, maintain, or defend our intellectual property rights or may use our proprietary information in a way that gives rise to actual or threatened litigation or that could jeopardize or invalidate our intellectual property or proprietary information, exposing us to potential litigation or other intellectual property proceedings;

●	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

●	disputes may arise between a collaborator and us that cause the delay or termination of the research, development, or commercialization of the product candidate, or that result in costly litigation or arbitration that diverts management attention and resources;

●	collaborators with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such products;

●	if a present or future collaborator were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program under such collaboration could be delayed, diminished, or terminated; and

●	collaboration agreements may restrict our right to independently pursue new product candidates.

If we enter into collaboration agreements and strategic partnerships or license our intellectual property, products, or businesses, we may not be able to realize the expected benefit of such transactions if we are unable to successfully integrate them with our existing operations, which could delay our timelines or otherwise adversely affect our business. We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or net income that justifies such transaction. Any of the factors set forth above and any delays in entering into new collaborations or strategic partnership agreements related to any product candidate we develop could delay the development and commercialization of our product candidates, which would harm our business prospects, financial condition, and results of operations.

In the event a present or future collaborator terminates their agreement with us, we would be prevented from receiving the benefits of any such agreement, which could have a materially adverse effect on our results of operations.

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We may have to alter our development and commercialization plans if we seek to establish collaborations and are not able to establish them on commercially reasonable terms.

The advancement of our product candidates and development programs and the potential commercialization of our current and future product candidates will require substantial additional cash to fund expenses. For some of our current or future product candidates, we may decide to collaborate with third parties with respect to development and potential commercialization. Any of these relationships may require us to incur non-recurring and other charges, increase our near- and long-term expenditures, issue securities that dilute our existing stockholders, or disrupt our management and business.

We face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Whether we reach a definitive agreement for other collaborations will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the progress of our clinical trials, the likelihood of approval by FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate.

We may also be restricted under collaboration agreements from entering into future agreements on certain terms with potential collaborators. Such exclusivity could limit our ability to enter into strategic collaborations with future collaborators. In addition, there have been a significant number of business combinations among large pharmaceutical and biotechnology companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any marketing or sales activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Risks Related to Intellectual Property

If we are unable to obtain and maintain patent protection for our product candidates or ExacTcell, or if the scope of the patent protection obtained is not sufficiently broad or robust, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our product candidates may be adversely affected.

Our success depends, in large part, on our ability to obtain and maintain patent protection in the United States and other countries with respect to our product candidates. We have sought, and intend to seek, to protect our proprietary position by filing patent applications in the United States and abroad related to our product candidates and technology that are important to our business. To date, three U.S. patents have issued from our patent applications.

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The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has, in recent years, been the subject of much litigation. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our issued patents may not, and our pending and future patent applications may not result in patents being issued that adequately protect our technology or product candidates or prevent others from commercializing similar or alternative competitive technologies and product candidates. There is no assurance that all potentially relevant prior art relating to our patents and patent applications is known to us or has been found. We may be unaware of prior art that could be used to invalidate an issued patent or prevent a pending patent application from issuing as a patent. Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file a patent application relating to any particular aspect of a product candidate. Furthermore, if third parties have filed such patent applications, we may challenge their ownership, for example in a derivation proceeding before the U.S. Patent and Trademark Office (the “USPTO”) to determine who has the right to the claimed subject matter in the applications. Similarly, if our patent applications are challenged in a derivation proceeding, the USPTO may hold that a third party is entitled to certain patent ownership rights instead of us. We may then be forced to seek a license from the third party that may not be available on commercially favorable terms, or at all.

The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our patents or applications and any patent rights we own or may own in the future. The USPTO and various non-U.S. government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market and this circumstance could have a material adverse effect on our business.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and enforcing patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States may be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may be less likely to be able to prevent third parties from infringing our patents in all countries outside the United States, or from selling or importing products that infringe our patents in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired and our business, financial condition, results of operations and prospects may be adversely affected.

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Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. After March 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”), the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The America Invents Act also included a number of significant changes that affected the way patent applications are prosecuted and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity or ownership of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Additional changes in patent law could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Rulings from the U.S. Court of Appeals for the Federal Circuit and the U.S. Supreme Court have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming, and unsuccessful.

Competitors may infringe our intellectual property rights, or we may be required to defend against claims of infringement. Countering infringement or unauthorized use claims or defending against claims of infringement can be expensive and time-consuming. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future marketing, sales, or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

In addition, many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own, develop or license.

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Issued patents covering our product candidates could be found invalid or unenforceable if challenged in court. We may not be able to protect our trade secrets in court.

If we initiate legal proceedings against a third party to enforce any patent that is issued covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description, or non-enablement. In addition, patent validity challenges may, under certain circumstances, be based upon non-statutory obviousness-type double patenting, which, if successful, could result in a finding that the claims are invalid for obviousness-type double patenting or the loss of patent term, including a patent term adjustment granted by the USPTO, if a terminal disclaimer is filed to obviate a finding of obviousness-type double patenting. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, inter partes review and equivalent proceedings in foreign jurisdictions. Such proceedings could result in the revocation or cancellation of or amendment to our patents in such a way that they no longer cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is no invalidating prior art of which the patent examiner and we were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we could lose part, and perhaps all, of the patent protection on one or more of our product candidates. Such a loss of patent protection could have a material adverse impact on our business.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents, including portions of our ExacTcell platform. However, trade secrets can be difficult to protect, and some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business and financial condition.

Our commercial success depends upon our ability and the ability of any collaborators to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights and intellectual property of third parties. We cannot provide any assurances that third-party patents do not exist which might be enforced against our current manufacturing methods, product candidates or future methods or products, resulting in either an injunction prohibiting our manufacture or sales, or, with respect to our sales, an obligation on our part to pay royalties or other forms of compensation to third parties.

The biotechnology and pharmaceutical industries are characterized by extensive and complex litigation regarding patents and other intellectual property rights. We may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates and technology, including post grant review and inter partes review before the USPTO. The risks of being involved in such litigation and proceedings may also increase as our product candidates approach commercialization and as we gain greater visibility as a public company. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation with us to enforce or to otherwise assert their patent rights against us. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any of our product candidates or technologies covered by the asserted third-party patents.

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If we are found to infringe a third party’s valid and enforceable intellectual property rights, we could be required to obtain a license from such third party to continue developing, manufacturing, and marketing our product candidates and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. We could be forced, including by court order, to cease developing, manufacturing, and commercializing the infringing technology or product candidates. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. A finding of infringement could prevent us from manufacturing and commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business, financial condition, results of operations and prospects.

Others may claim an ownership interest in our intellectual property and our product candidates, which could expose us to litigation and have a significant adverse effect on our prospects.

While we are presently unaware of any claims or assertions by third parties with respect to our patents or other intellectual property, we cannot guarantee that a third party will not assert a claim or an interest in any of such patents or intellectual property. For example, a third party may claim an ownership interest in one or more of our patents or other proprietary or intellectual property rights. A third party could bring legal actions against us to seek monetary damages or enjoin clinical testing, manufacturing, or marketing of the affected product candidate or product. If we become involved in any litigation, it could consume a substantial portion of our resources and cause a significant diversion of effort by our technical and management personnel. If any such action is successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product candidate or product, in which case we could be required to pay substantial royalties or grant cross-licenses to patents. We cannot, however, assure you that any such license would be available on acceptable terms, if at all. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations as a result of claims of patent infringement or violation of other intellectual property rights. Further, the outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of any adverse party. This is especially true in intellectual property cases, which may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or prospects.

If we are unable to protect the confidentiality of our proprietary information, the value of our technology and products could be adversely affected.

Trade secrets and know-how can be difficult to protect. To maintain the confidentiality of trade secrets and proprietary information, we enter into confidentiality agreements with our employees, consultants, collaborators, and others upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees and consultants also provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes, and individuals with whom we have these agreements may not comply with their terms. Thus, despite such agreement, there can be no assurance that such inventions will not be assigned to third parties. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants, or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions. We also seek to preserve the integrity and confidentiality of our trade secrets by other means, including maintaining physical security of our premises and physical and electronic security of our information technology systems. However, these security measures may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property.

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Adequate remedies may not exist in the event of unauthorized use or disclosure of our proprietary information. The disclosure of our trade secrets would impair our competitive position and may materially harm our business, financial condition, and results of operations. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to maintain trade secret protection could adversely affect our competitive business position. In addition, others may independently discover or develop our trade secrets and proprietary information, and the existence of our own trade secrets affords no protection against such independent discovery. For example, a public presentation in the scientific or popular press on the properties of our product candidates could motivate a third party, despite any perceived difficulty, to assemble a team of scientists having backgrounds similar to those of our employees to attempt to independently reverse engineer or otherwise duplicate our cell therapy technologies to replicate our success.

We may be subject to claims asserting that our employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers.

Many of our employees, consultants or advisors are currently, or were previously, employed at universities or other biotechnology or pharmaceutical companies. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals, or we, have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer, or that patents and applications we have filed to protect inventions of these employees, even those related to one or more of our product candidates, are rightfully owned by their former or current employer. Litigation may be necessary to defend against these claims. If we fail in defending claims of misappropriation and similar claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Any registered trademarks or trade names may be challenged, circumvented, or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact our financial condition or results of operations.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

●	others may be able to make products that are similar to our product candidates but that are not covered by the claims of the patents that we own or may own in the future;

●	we, or any partners or collaborators, might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or may own in the future;

●	we, or any partners or collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

●	it is possible that our pending patent applications or those that we may own in the future will not lead to issued patents;

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●	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

●	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	we may not develop additional proprietary technologies that are patentable;

●	the patents of others may have an adverse effect on our business; and

●	we may choose not to file a patent for certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could significantly harm our business, financial condition, results of operations and prospects.

Risks Related to Our Business

We are highly dependent on our key personnel, and if we are not successful in attracting, motivating, and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

We are highly dependent on members of our executive team. The loss of the services of any of them may adversely impact the achievement of our objectives. Any of our executive officers could leave our employment at any time, as all of our employees are “at-will” employees, and we do not have “key person” insurance on them. The loss of the services of our Chief Executive Officer Ryan Saadi, Chief Scientific Officer Neal Flomenberg, or one or more of our other executive officers or key employees could impede the achievement of our research, development, and commercialization objectives.

Recruiting and retaining qualified employees, consultants, and advisors for our business, including scientific and technical personnel, will also be critical to our success. Competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous biotechnology and pharmaceutical companies and academic institutions for skilled individuals. In addition, failure to succeed in preclinical studies, clinical trials or applications for marketing approval may make it more challenging to recruit and retain qualified personnel. The inability to recruit, or the loss of services of certain executives, key employees, consultants, or advisors, may impede the progress of our research, development and commercialization objectives and have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We may face substantial competition, which may result in others discovering, developing, or commercializing products before or more successfully than we do.

The biotechnology and pharmaceutical industries, and in particular the immunotherapy sector, are characterized by the rapid evolution of technologies and understanding of disease etiology, intense competition, and strong pursuit and defense of intellectual property. We may face substantial competition from multiple sources, including major pharmaceutical, specialty pharmaceutical and existing or emerging biotechnology companies, governmental agencies, academic institutions, public and private research institutions, technology companies active in the artificial intelligence space, and others. Our commercial opportunities will be significantly impacted if our competitors develop and commercialize products that are safer, more effective, have fewer side effects, are less expensive or obtain more significant acceptance in the market than any product candidates that we develop. Additionally, our commercial opportunities will be significantly impacted if novel upstream products or changes in treatment protocols reduce the overall incidence or prevalence of diseases in our current or future target population. Competition could result in reduced sales and pricing pressure on our product candidates, if approved by FDA. In addition, significant delays in the development of our product candidates could allow our competitors to bring products to market before us and impair any ability to commercialize our product candidates.

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Some of the approved or commonly used drugs and therapies for certain of our target diseases are well established and are widely accepted by physicians, patients, and third-party payors. Some of these drugs are branded and subject to patent protection, and other drugs and nutritional supplements are available on a generic basis. Insurers and other third-party payors may encourage the use of generic products or specific branded products. If any of our product candidates are approved, although we expect they may be priced at a discount to existing cell therapies, we also expect they will be priced at a significant premium over any competitive generic products. Absent differentiated and compelling clinical evidence, pricing premiums may impede the adoption of our products over currently approved or commonly used therapies, which may adversely impact our business. In addition, many companies are developing new therapeutics, and we cannot predict what the standard of care will become as our products continue in clinical development. We anticipate that we could face intense and increasing competition as new therapies enter the market and advanced technologies become available from time to time. We expect that any treatments which we develop and commercialize will need to compete on, among other things, efficacy, safety, convenience of administration and delivery, and price. See “Information About Tevogen – Competition” for more information on some of the companies and therapies that will or may compete with us or our therapies.

Many of our competitors or potential competitors, either alone or through collaborations, have significantly greater market presence, financial resources and expertise in research and development, preclinical studies, conducting clinical trials, manufacturing, obtaining regulatory approvals and marketing approved products than we do, and as a result may have a competitive advantage over us. Smaller or early-stage companies may also prove to be significant competitors, including through collaborative arrangements or mergers with large and established companies. These third parties compete with us in establishing clinical trial sites and patient enrollment for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We also face substantial competition for our artificial intelligence initiatives and our computational approaches to drug discovery. Our competitors may have significantly greater experience and expertise in using artificial intelligence, algorithmic tool development, predictive analytics, and data science to expedite drug development, optimize laboratory processes and clinical trials, unravel complex biological data, and improve patient outcomes than we do, and significantly greater financial and other resources with which to do so. Artificial intelligence technologies are changing rapidly and we must adapt and develop these technologies in a timely and effective manner at an acceptable cost in order to compete. There can be no assurance that we will be able to develop, acquire, or integrate artificial intelligence technologies, tools, and processes successfully or as quickly or cost-effectively as our competitors, or that these technologies, tools, and processes will meet our needs or achieve our goals. In addition, if the technologies, tools, or processes that we develop are incorrectly designed, do not operate properly, or are otherwise deficient, or if we do not have the rights to use the data on which they rely, we may not achieve our goals for this initiative, our performance and reputation could suffer or we could incur liability through the violation of laws, privacy rights, or contracts. Even with the successful use of artificial intelligence, we may fail to allocate resources efficiently, which could adversely impact our pipeline and ability to compete effectively.

Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We also face competition for these types of personnel from biotechnology and other companies and organizations, many of which have significantly larger operations and greater financial, technical, human, and other resources than us. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, or integrating them into our operations, our business, prospects, financial condition, and results of operations will be materially adversely affected. In such circumstances, we may be unable to conduct certain research and development programs, unable to adequately manage our clinical trials and development of our product candidates, and unable to adequately address our management needs.

As a result of these factors, these competitors may obtain regulatory approval of their products before we are able to, which could result in our competitors obtaining a head start and establishing a frontrunner position before we are ready to commercialize and will limit our ability to develop or commercialize our product candidates. Our ability to commercialize our proprietary cell products could also be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have a better safety profile, are more convenient or are less expensive than our products. Our competitors also may be more successful than us in manufacturing and marketing their products. These appreciable advantages could render our product candidates obsolete or noncompetitive before we can recover the expenses of development and commercialization. If we are not able to compete effectively against our existing and potential competitors, our business, financial condition, results of operations and growth prospects may be materially and adversely affected.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As our development plans and strategies develop, we expect to need additional managerial, operational, marketing, sales, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining, and motivating additional employees;

●	managing our internal development efforts effectively, including the clinical and FDA review process for TVGN 489 and any future product candidates we develop, while complying with our contractual obligations to contractors and other third parties; and

●	improving our operational, financial and management controls, reporting systems and procedures.

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Our future financial performance and our ability to advance development of and, if approved, commercialize TVGN 489 and any future product candidates we develop will depend, in part, on our ability to effectively manage any future growth, and our management may have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services. We cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed, or terminated, and we may not be able to obtain marketing approval of any current or future product candidates or otherwise advance our business. We cannot assure you that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize TVGN 489 and any future product candidates we develop and, accordingly, may not achieve our research, development, and commercialization goals.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of our product candidates.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human trials and may face greater risk if we commercialize any products that we develop. Product liability claims may be brought against us by subjects enrolled in our trials, patients, healthcare providers or others using, administering, or selling our products. If we cannot successfully defend ourselves against such claims, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for any product candidate we may develop;

●	withdrawal of trial participants;

●	termination of clinical trial sites or entire trial programs;

●	injury to our reputation and significant negative media attention;

●	initiation of investigations by regulators;

●	significant time and costs to defend the related litigation;

●	substantial monetary awards to trial subjects or patients;

●	diversion of management and scientific resources from our business operations; and

●	the inability to commercialize any product candidates that we may develop.

While we currently hold trial liability insurance coverage consistent with industry standards, the amount of coverage may not adequately cover all liabilities that we may incur. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain marketing approval for our product candidates, but we may be unable to obtain commercially reasonable product liability insurance. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business and financial condition.

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Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

We have incurred substantial losses during our history and do not expect to become profitable in the near future, and we may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. Limitations imposed by the applicable jurisdictions on our ability to utilize net operating loss carryforwards could cause income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such net operating loss carryforwards to expire unused, in each case reducing or eliminating the benefit of such net operating loss carryforwards. Furthermore, we may not be able to generate sufficient taxable income to utilize our net operating loss carryforwards before they expire. If any of these events occur, we may not derive some or all of the expected benefits from our net operating loss carryforwards. In addition, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. As a result, even if we earn net taxable income, our ability to use our net operating loss and tax credit carryforwards may be materially limited, which could harm our future operating results by effectively increasing our future tax obligations.

Risks Related to Being a Public Company After the Business Combination

The price of New Tevogen Common Stock and New Tevogen warrants may fluctuate significantly following the Business Combination and you could lose all or part of your investment as a result.

The market price of New Tevogen Common Stock and New Tevogen warrants may be volatile. The stock market in general, and the market for biopharmaceutical companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance or prospects of particular companies. As a result of this volatility, you could lose all or part of your investment. Many factors may have a material adverse effect on the market price of New Tevogen’s securities, including, but not limited to:

●	the commencement, enrollment, delay. or results of our ongoing or future clinical trials, or changes in the development status of our product candidates;

●	our decision to initiate, not to initiate, or to terminate a clinical trial;

●	unanticipated serious safety concerns related to the use of our product candidates;

●	any delay in our regulatory filings for our product candidates and any adverse or perceived adverse development with respect to the applicable regulatory authority’s review of such filings;

●	regulatory actions, including failure to receive regulatory approval, with respect to our product candidates or our competitors’ products or product candidates;

●	our failure to commercialize our products;

●	the success of competitive products or technologies;

●	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations, capital commitments, significant development milestones, or product approvals;

●	our failure to obtain new commercial partners;

●	our failure to obtain adequate manufacturing capacity or product supply for any approved product or inability to do so at acceptable cost;

●	our failure to achieve expected product sales and profitability;

●	regulatory or legal developments applicable to our product candidates;

●	the level of expenses related to our product candidates or clinical development programs;

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●	significant lawsuits, including without limitation patent or stockholder litigation;

●	the impact of the incidence and development of COVID-19 on our business and product candidates;

●	any changes in our Board of Directors or senior management;

●	actual or anticipated fluctuations in our cash position or operating results;

●	changes in financial estimates or recommendations by securities analysts;

●	fluctuations in the valuation or financial results of companies perceived by investors to be comparable to us;

●	inconsistent trading volume levels of our shares;

●	announcement or expectation of additional financing efforts;

●	sales of New Tevogen’s shares by us, New Tevogen’s executive officers or directors or New Tevogen’s stockholders;

●	fluctuations and market conditions in the U.S. equity markets generally and in the biotechnology sector;

●	general economic, political and social conditions; and

●	other events or factors, many of which are beyond our control, or unrelated to our operating performance or prospects.

In recent years, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations. Broad market and industry factors may seriously affect the market price of New Tevogen Common Stock and warrants, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading markets for New Tevogen Common Stock and warrants shortly following this offering. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of New Tevogen Common Stock and warrant price, New Tevogen may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from New Tevogen’s business. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and material adverse impact on the market price of our common stock following the Business Combination.

New Tevogen will incur increased costs as a result of operating as a public company, and New Tevogen’s management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after New Tevogen is no longer an emerging growth company (or, to a lesser extent, a smaller reporting company), New Tevogen will incur significant legal, accounting, and other expenses that Tevogen did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of NYSE American, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We expect that New Tevogen will need to hire additional accounting, finance, and other personnel in connection with New Tevogen’s becoming, and New Tevogen’s efforts to comply with the requirements of being, a public company, and New Tevogen’s management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase New Tevogen’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, New Tevogen expects that the rules and regulations applicable to it as a public company may make it more difficult and more expensive for it to obtain director and officer liability insurance, which could make it more difficult for it to attract and retain qualified members of New Tevogen’s Board of Directors. Tevogen is currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs New Tevogen may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

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Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Pursuant to the Proposed Governing Documents, the New Tevogen board of directors will have the authority, without action or vote of the New Tevogen stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

New Tevogen may issue additional shares of New Tevogen Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

New Tevogen may issue additional shares of New Tevogen Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, raising additional capital, future acquisitions, repayment of outstanding indebtedness, or award issuances under the 2023 Plan, without stockholder approval, in a number of circumstances. The additional shares or other securities convertible into or exchangeable for our public shares may be offered at price that may not be the same as the price per share in the Semper Paratus IPO. New Tevogen may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the investors in the Semper Paratus IPO, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which the additional shares or securities convertible or exchangeable into public shares, will be sold in future transactions may be higher or lower than the price per share paid by investors in the Semper Paratus IPO. If any of the above should occur, New Tevogen stockholders, including investors who purchased public shares in the Semper Paratus IPO, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock.

The issuance of additional shares of New Tevogen Common Stock or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in New Tevogen will decrease;

●	the relative voting strength of each previously outstanding share of New Tevogen Common Stock may be diminished; or

●	the market price of your shares of New Tevogen Common Stock may decline.

As we have no current plans to pay regular cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

Semper Paratus has never declared or paid cash dividends on its capital stock. Following the Business Combination, we may retain all of our future earnings, if any, to finance the growth and development of our business. We do not anticipate paying any regular cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors as that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur.

New Tevogen will qualify as an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies” it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

New Tevogen will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Tevogen’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Tevogen’s stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find New Tevogen’s securities less attractive because it will rely on these exemptions. If some investors find New Tevogen’s securities less attractive as a result of New Tevogen’s reliance on these exemptions, the trading prices of New Tevogen’s securities may be lower than they otherwise would be, there may be a less active trading market for New Tevogen’s securities and the trading prices of New Tevogen’s securities may be more volatile.

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New Tevogen will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of New Tevogen Common Stock held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Semper Paratus’ Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Tevogen is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New Tevogen may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of New Tevogen’s financial statements with the financial statements of other companies who comply with public company adoption dates difficult or impossible because of the potential differences in accounting standards used. Investors may find New Tevogen Common Stock less attractive because it will rely on these exemptions, which may result in a less active trading market for New Tevogen Common Stock and its price may be more volatile.

Additionally, New Tevogen will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Tevogen will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as the market value of our voting and non-voting common equity held by non-affiliates is less than $250.0 million, measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common equity held by non-affiliates is less than $700.0 million, measured on the last business day of our second fiscal quarter. To the extent New Tevogen takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

New Tevogen’s management team has no experience managing a public company.

Members of the New Tevogen management team have no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. The New Tevogen management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition, and results of operations.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendation regarding New Tevogen Common Stock or if our results of operations do not meet their expectations, including projections in those reports that differ from our actual results, our share price and trading volume could decline.

The trading market for New Tevogen Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on New Tevogen.

If no securities or industry analysts commence coverage of New Tevogen, the trading price of New Tevogen Common Stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, and one or more of these analysts cease coverage of New Tevogen or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline. Moreover, if one or more of the analysts who cover us publish negative reports, downgrade our stock, or if our results of operations do not meet their expectations, the price of New Tevogen Common Stock could decline. Securities research analysts may establish and publish their own periodic projections for New Tevogen following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts.

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New Tevogen’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause New Tevogen to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New Tevogen Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from New Tevogen’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to New Tevogen’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Tevogen may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Risks Related to the Business Combination and Semper Paratus

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Semper Paratus,” “we,” “us” or “our” refers to Semper Paratus prior to the Business Combination and to New Tevogen and its subsidiaries following the Business Combination.

Semper Paratus’ Initial Shareholders have entered into the Letter Agreement with Semper Paratus and Tevogen to vote in favor of the Business Combination, regardless of how Semper Paratus’ public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, Semper Paratus’ Initial Shareholders, pursuant to the Letter Agreement, have agreed, among other things, to vote all of their shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, the Sponsor owns 56.8% of Semper Paratus’ issued and outstanding ordinary shares. Accordingly, Semper Paratus would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum, consisting of a simple majority of outstanding Semper Paratus ordinary shares, is present at the extraordinary general meeting, Semper Paratus would not need any of the Class A ordinary shares sold in Semper Paratus’ initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved. Accordingly, the agreement by Semper Paratus’ Initial Shareholders to vote in favor of each of the proposals at the extraordinary general meeting will increase the likelihood that Semper Paratus will receive the requisite shareholder approval for the Business Combination and the transactions contemplated thereby.

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The fairness opinion obtained in connection with the Business Combination will not reflect changes in circumstances between the date of such opinion and the closing of the Business Combination.

In connection with the Business Combination, Semper Paratus’ Board obtained a written fairness opinion, dated June 29, 2023, to the effect that, as of that date and based on and subject to certain assumptions, factors and qualifications set forth therein, the Merger Consideration (as defined in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to Semper Paratus. The fairness opinion was based on assumptions, qualifications, limitations and other variables known at the time of its preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Tevogen or Semper Paratus. Semper Paratus will not obtain an additional updated fairness opinion prior to consummation of the Business Combination. Changes in the proposed operations and prospects of Tevogen, general market and economic conditions and other factors that may be beyond the control of Semper Paratus or Tevogen, and on which the fairness opinion was based, may alter the value of Semper Paratus or Tevogen or the price of Semper Paratus’ securities by the time the Business Combination is completed. The fairness opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed. For a description of the opinion, see “Business Combination Proposal — Opinion of Financial Advisor to Semper Paratus,” and a copy of the fairness opinion is attached hereto as Annex J.

Since Semper Paratus’ Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with Tevogen is appropriate as Semper Paratus’ initial business combination. Such interests include that Semper Paratus’ Initial Shareholders, directors and executive officers, will lose their entire investment in Semper Paratus if the initial business combination is not completed.

When you consider the recommendation of the Semper Paratus Board in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that Semper Paratus’ Initial Shareholders, including Semper Paratus’ directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Semper Paratus shareholders generally.

These interests include, among other things, the interests listed below:

●	our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and Semper Paratus’ officers and directors will lose their entire investment in Semper Paratus and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 15, 2023 (unless such date is by the Semper Paratus Board in accordance with the Existing Governing Documents);

●	the Sponsor will pay an aggregate of $1.00 for their Class A ordinary shares and their private placement units to the Original Sponsor upon the Closing of the Business Combination. Effectively, the Sponsor paid $0.01 per Class A ordinary share and has the right to acquire 500,000 shares of New Tevogen Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Tevogen from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], 2023, which amount includes the current value of securities held, assuming a trading price of $[●] per Semper Paratus Class A ordinary share and $[●] per Semper Paratus public warrants (based upon the respective closing prices of the Semper Paratus Class A ordinary shares and the Semper Paratus public warrant on Nasdaq on [●], 2023; in addition, as of October 23, 2023, Semper Paratus owes the Sponsor $200,000 in accrued monthly fees;

●	even if the trading price of the shares of New Tevogen Common Stock were as low as $[●] per share, the aggregate market value of the Semper Paratus Class A ordinary shares alone (without taking into account the value of the private placement units) would exceed the initial investment in Semper Paratus by the Sponsor. As a result, the Sponsor is likely to be able to make a substantial profit on its investment in Semper Paratus at a time when shares of New Tevogen Common Stock have lost significant value. On the other hand, if Semper Paratus liquidates without completing an initial business combination before December 15, 2023, the Sponsor will likely lose its entire investment in Semper Paratus;

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●	the private placement warrants underlying the private placement units purchased by the Sponsor will be worthless if an initial business combination is not consummated;

●	the Sponsor has agreed that the private placement units and the underlying securities will not be sold or transferred by it until after Semper Paratus has completed an initial business combination, subject to limited exceptions;

●	the Sponsor and its affiliates’ total potential ownership in the New Tevogen, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 7.5% of outstanding New Tevogen Common Stock in a no redemption scenario, and 7.6% of outstanding New Tevogen Common Stock in a maximum redemption scenario (see “Beneficial Ownership of Securities” for more information);

●	the Sponsor will pay an aggregate of $1.00 for its Class A ordinary shares and private placement units to the Original Sponsor upon Closing and such securities will have a significantly higher value at the time of the Business Combination, and that in the case the Business Combination is not consummated Semper Paratus would liquidate rendering such founder shares worthless;

●	the Sponsor is currently the owner of 7,988,889 Class A ordinary shares and 1,000,000 private placement warrants, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by December 15, 2023, subject to the Sponsor depositing additional funds monthly into Semper Paratus’ trust account, Semper Paratus will be required to dissolve and liquidate. In such event, the Semper Paratus Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Sponsor has agreed not to redeem any of the Class A ordinary shares in connection with a shareholder vote to approve an initial business combination;

●	the anticipated continuation of one of our existing directors, Surendra Ajjarapu, as director of New Tevogen;

●	pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of Semper Paratus’ directors and officers and (ii) continue Semper Paratus’ directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	pursuant to the Registration and Shareholder Rights Agreement, the Original Sponsor and Cantor are entitled to registration of the shares of New Tevogen Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination; and

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that Semper Paratus’ officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Semper Paratus. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver; and

●	if the Trust Account is liquidated, including in the event Semper Paratus is unable to complete an initial business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify Semper Paratus to ensure that the proceeds in the Trust Account are not reduced below $10.20 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Semper Paratus has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Semper Paratus, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

As a result of the foregoing interests, the Sponsor and Semper Paratus’ directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares and public units on [●] as reported on Nasdaq of $[●] and $[●], respectively, in the aggregate, the Sponsor and its affiliates have approximately $[●] million at risk that depends upon the completion of an initial business combination. Such amount consists of 7,988,889 Class A ordinary shares and 1,000,000 private placement units held by the Sponsor.

See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

In addition, Semper Paratus has not adopted a policy that expressly prohibits its directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by Semper Paratus or in any transaction to which Semper Paratus is a party or has an interest. Semper Paratus does not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by Semper Paratus. Accordingly, such persons or entities may have a conflict between their interests and Semper Paratus’.

The personal and financial interests of Semper Paratus’ Initial Shareholders as well as Semper Paratus’ directors and executive officers may have influenced their motivation in identifying and selecting Tevogen as a business combination target, completing an initial business combination with Tevogen and influencing the operation of the business following the consummation of the Business Combination. In considering the recommendations of the Semper Paratus Board to vote for the proposals, its shareholders should consider these interests.

If the conditions to closing contained in the Merger Agreement are not met or waived, the Business Combination may not occur.

Even if the Merger Agreement is approved by the shareholders of Semper Paratus, certain customary closing conditions, including, but not limited to: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of Semper Paratus and Tevogen; (iii) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated; (iv) the approval by NYSE American of our initial listing application in connection with the Business Combination; and (v) that Semper Paratus has at least $5,000,001 of net tangible assets upon Closing. For a list of the material closing conditions contained in the Merger Agreement, see “Business Combination Proposal — Conditions to Closing of the Business Combination.” Semper Paratus and Tevogen may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived by the applicable parties, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Semper Paratus and Tevogen to each lose some or all of the intended benefits of the Business Combination.

Further, satisfying the conditions to, and the completion of, the Business Combination may take longer and could cost more than Semper Paratus expects. Any delay or additional costs incurred in connection with completing the Business Combination could materially affect the benefits that Semper Paratus expects to achieve from the Business Combination.

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Semper Paratus may change or waive one or more of the terms of, or conditions to, the Business Combination, and the exercise of Semper Paratus’ directors’ and executive officers’ discretion in agreeing to such changes may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Semper Paratus’ shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Semper Paratus to agree to amend the Merger Agreement, to consent to certain actions taken by Tevogen or to waive one or more of the conditions to the Business Combination and/or rights that Semper Paratus is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Tevogen’s business, a request by Tevogen to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Tevogen’s business and would entitle Semper Paratus to terminate the Merger Agreement. In any of such circumstances, it would be at Semper Paratus’ discretion, acting through the Semper Paratus Board, to grant its consent or waive those conditions or rights. The existence of financial and personal interests of one or more of the directors or executive officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) or executive officer(s) between what such director(s) or executive officer(s) may believe is best for Semper Paratus and its shareholders and what such director(s) or executive officer(s) may believe is best for themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Semper Paratus does not believe there will be any changes or waivers that Semper Paratus’ directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Semper Paratus will circulate a new or amended proxy statement/prospectus and resolicit Semper Paratus’ shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The parties to the Merger Agreement may waive one or more of the conditions to the Business Combination by written consent.

The parties to the Merger Agreement may agree to waive, in whole or in part, the conditions to each obligation to complete the Business Combination, to the extent permitted by each of the parties’ organizational documents and applicable laws. For example, the minimum cash condition states that at Closing, after giving effect to the payment of expenses set forth in the Merger Agreement, Semper Paratus must have $25 million remaining in the Trust Account. Such condition may be waived upon agreement by Semper Paratus and Tevogen. The condition that Semper Paratus’ listing application with NYSE American in connection with the Business Combination must be approved and the shares of New Tevogen Common Stock to be issued in connection with the Business Combination must be listed on NYSE American subject to official notice of issuance may be waived upon agreement by Semper Paratus and Tevogen. However, while both Semper Paratus and Tevogen could agree to waive the condition that shareholders of each approve the Business Combination, under applicable law and each parties’ organizational documents, the parties are not able to waive such condition.

Semper Paratus will not have any right to make damage claims against Tevogen for the breach of any representation, warranty or covenant made by Tevogen in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing. Accordingly, there are no remedies available to Semper Paratus with respect to any breach of the representations, warranties, covenants or agreements of Tevogen after the Closing, and, as a result, Semper Paratus will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Tevogen at the time of the Business Combination (except, in limited instances, for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing).

The consummation of the Business Combination is subject to compliance with the HSR Act, and, if certain conditions are not satisfied or waived, the Business Combination may not be completed.

The Business Combination will not be able to be completed until the applicable waiting period under the HSR Act has expired or been terminated, and there can be no assurance that any appropriate filings will be made or regulatory conditions will be satisfied prior to the Termination Date.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Semper Paratus or Tevogen can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on Semper Paratus or Tevogen, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

●	changes generally affecting the economy, financial or securities markets;

●	conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster;

●	changes or general conditions in the industry in which the party operates; or

●	changes in GAAP.

Furthermore, Semper Paratus or Tevogen may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, Semper Paratus’ share price may suffer.

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The Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event an initial business combination is not consummated. The Sponsor has also agreed to pay for any liquidation expenses if an initial business combination is not consummated. Such liability may have influenced the Sponsor’s decision to pursue the Business Combination.

If the Business Combination or another business combination is not consummated by Semper Paratus by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Semper Paratus for services rendered or contracted for or products sold to Semper Paratus. If Semper Paratus consummates an initial business combination, including the Business Combination, on the other hand, Semper Paratus will be liable for all such claims. Neither Semper Paratus nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Semper Paratus.

These obligations of the Sponsor may have influenced the Sponsor’s decision to pursue the Business Combination. Certain of Semper Paratus’ Initial Shareholders have an indirect economic interest in the founder shares and the private placement units purchased by the Sponsor as a result of such shareholder’s membership interest in the Sponsor. In considering the recommendations of the Semper Paratus Board to vote for the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, Semper Paratus’ shareholders should consider these interests.

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Semper Paratus and Tevogen have incurred and expect to incur significant transaction costs in connection with the Business Combination.

Semper Paratus and Tevogen have both incurred and expect to incur significant, nonrecurring costs in connection with the Business Combination. Semper Paratus and Tevogen will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

Past performance by Semper Paratus and by its management team may not be indicative of future performance of an investment in Semper Paratus or New Tevogen.

Past performance by Semper Paratus and by its management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Semper Paratus or its management team’s performance as indicative of the future performance of an investment in Semper Paratus or New Tevogen or the returns Semper Paratus or New Tevogen will, or is likely to, generate going forward.

Semper Paratus’ Existing Governing Documents waive the doctrine of corporate opportunity.

Semper Paratus’ Existing Governing Documents provide that Semper Paratus renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in such person’s capacity as a director or officer of Semper Paratus and such opportunity is one Semper Paratus is legally and contractually permitted to undertake and would otherwise be reasonable for Semper Paratus to pursue, and to the extent the director or officer is permitted to refer that opportunity to Semper Paratus without violating another legal obligation. Semper Paratus believes there were no such corporate opportunities that were not presented as a result of these provisions in its Existing Governing Documents, but Semper Paratus cannot assure you that this provision did not impact its search for a business combination target.

Activities taken by existing Semper Paratus shareholders to increase the likelihood of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on Semper Paratus’ securities.

At any time prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Semper Paratus, the Sponsor, Tevogen and/or Tevogen’s or Semper Paratus’ respective directors, officers, advisors or affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Class A ordinary shares of Semper Paratus or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Semper Paratus’ securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the extraordinary general meeting.

105

Because Tevogen is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of Tevogen’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the issuer and vet the issuer’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Tevogen intends to become publicly traded through a business combination with Semper Paratus rather than through an underwritten public offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Tevogen or Semper Paratus in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter. Investors in Semper Paratus and New Tevogen must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of Tevogen’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New Tevogen’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New Tevogen’s securities or helping to stabilize, maintain or affect the public price of New Tevogen’s securities following the Closing. Moreover, New Tevogen will not engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New Tevogen securities that will be outstanding immediately following the Closing. In addition, since New Tevogen will become public through a merger, securities analysts of major brokerage firms may not provide coverage of Tevogen since there is no incentive to brokerage firms to recommend the purchase of its shares of common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New Tevogen’s behalf. All of these differences from an underwritten public offering of New Tevogen’s securities could result in a more volatile price for New Tevogen’s securities.

In addition, the Sponsor, certain members of the Semper Paratus Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of New Tevogen’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of New Tevogen’s securities. Such interests may have influenced the Semper Paratus Board in making its recommendation that Semper Paratus shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See also “— Since Semper Paratus’ Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with Tevogen is appropriate as Semper Paratus’ initial business combination. Such interests include that Semper Paratus’ Initial Shareholders, directors and executive officers, will lose their entire investment in Semper Paratus if the initial business combination is not completed.”

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Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New Tevogen became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The SEC has recently issued proposed rules relating to certain activities of SPACs. Certain of the procedures that Semper Paratus, a potential business combination target, or others may determine to undertake in connection with such proposals may increase Semper Paratus’ costs and the time needed to complete its initial business combination and may constrain the circumstances under which Semper Paratus could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than we might otherwise choose.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other items, to disclosures in business combination transactions between SPACs such as Semper Paratus and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted, and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs. Certain of the procedures that Semper Paratus, a potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which Semper Paratus could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause Semper Paratus to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than Semper Paratus might otherwise choose.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.

As described further above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs, including companies like Semper Paratus, could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement for its initial public offering.

Because the SPAC Rule Proposals have not yet been adopted, there is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours that does not complete its initial business combination within 24 months after the effective date of the registration statement for its initial public offering.

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If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted, including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities.

In addition, we would be subject to burdensome compliance requirements, including:

●	registration as an investment company with the SEC;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Semper Paratus’ business, including its ability to negotiate and complete its initial business combination, and results of operations.

Semper Paratus is subject to laws and regulations enacted by national, regional and local governments. In particular, Semper Paratus will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Semper Paratus’ business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Semper Paratus’ business, including its ability to negotiate and complete its initial business combination, and results of operations.

On March 30, 2022, the SEC issued the SPAC Rule Proposals, which, if implemented, may materially adversely affect our business, financial condition and results of operations. See “— The SEC has recently issued proposed rules relating to certain activities of SPACs. Certain of the procedures that Semper Paratus, a potential business combination target, or others may determine to undertake in connection with such proposals may increase Semper Paratus’ costs and the time needed to complete its initial business combination and may constrain the circumstances under which Semper Paratus could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than we might otherwise choose” and “— If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.”

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To mitigate the risk that Semper Paratus might be deemed to be an investment company for purposes of the Investment Company Act, Semper Paratus may, at any time, instruct the trustee to liquidate the securities held in the Trust Account and instead instruct the trustee to hold the funds in the Trust Account in cash until the earlier of the consummation of Semper Paratus’ initial business combination or its liquidation. As a result, following the liquidation of securities in the Trust Account, Semper Paratus would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of the Company.

The funds in the Trust Account have, since Semper Paratus’ initial public offering, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of Semper Paratus being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, Semper Paratus may, at any time, and it expects that it will, on or prior to the 24-month anniversary of the effective date of the registration statement on Form S-1 that Semper Paratus filed in connection with its initial public offering (the “IPO Registration Statement”), instruct Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of the consummation of Semper Paratus’ initial business combination or liquidation of the Company. Following such liquidation, Semper Paratus would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to Semper Paratus to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of the Company.

In addition, even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, Semper Paratus may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk that Semper Paratus may be considered an unregistered investment company, in which case Semper Paratus may be required to liquidate. Accordingly, Semper Paratus may determine, in its discretion, to liquidate the securities held in the Trust Account at any time, even prior to the 24-month anniversary, and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of the Company.

Subsequent to the consummation of the Business Combination, New Tevogen may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment.

Semper Paratus cannot assure you that the due diligence conducted in relation to Tevogen has identified all material issues or risks associated with Tevogen, its business or the industry in which it competes. As a result of these factors, Semper Paratus may incur additional costs and expenses and New Tevogen may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if Semper Paratus’ due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on New Tevogen’s financial condition and results of operations and could contribute to negative market perceptions about its securities of New Tevogen. Accordingly, any shareholders of Semper Paratus who choose to remain New Tevogen stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Semper Paratus’ officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

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Semper Paratus may be targeted by securities actions and derivative suits that could result in substantial costs and may delay or prevent the consummation of the Business Combination.

Securities actions and derivative suits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against them could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Semper Paratus’ liquidity and financial condition, or could result in equitable relief, such as an injunction prohibiting completion of the Business Combination. Any such judgment may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect Semper Paratus’ and Tevogen’s respective business, financial condition, and results of operation.

Semper Paratus’ shareholders who do not redeem their public shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of New Tevogen Common Stock in connection with the Business Combination, the percentage ownership of public shareholders who do not redeem their public shares will be diluted. The percentage of New Tevogen Common Stock that will be owned by public shareholders as a group will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of public shareholders under different redemption levels, based on the number of issued and outstanding shares of Semper Paratus ordinary shares and Tevogen Common Stock on June 30, 2023, after giving effect to the Extension Redemption, and based on the New Tevogen Common Stock expected to be issued in the Business Combination, non-redeeming public shareholders, as a group, will own:

●	if there are no redemptions of public shares, [●]% of New Tevogen Common Stock expected to be outstanding immediately after the Business Combination; or

●	if there are maximum redemptions of 100% of the outstanding public shares, [●]% of New Tevogen Common Stock expected to be outstanding immediately after the Business Combination.

Because of this, public shareholders, as a group, will have less influence on the board of directors, management and policies of New Tevogen than they now have on the board of directors, management and policies of Semper Paratus.

The ownership percentage with respect to New Tevogen following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to public shareholders who do not redeem their public shares:

●	the issuance of up to 17,975,000 shares upon exercise of the public warrants at a price of $11.50 per share;

●	the issuance of up to 500,000 shares upon exercise of the private placement warrants held by the Sponsor following the Business Combination at a price of $11.50 per share; and

●	the issuance of up to [●] shares under the 2023 Plan; and

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of Semper Paratus ordinary shares and Tevogen Common Stock on June 30, 2023, after giving effect to the Extension Redemption, and based on the New Tevogen Common Stock expected to be issued in the Business Combination, non-redeeming public shareholders, assuming no redemptions of public shares, as a group, would own [●]% of New Tevogen Common Stock outstanding assuming all such shares were issued immediately after the Business Combination.

Semper Paratus’ ability to successfully effect the Business Combination depends in part on recruiting and retaining key personnel, and the loss of any member or change in structure of Tevogen’s senior management team could adversely affect its business.

Semper Paratus’ ability to successfully effect the Business Combination is dependent upon the efforts of its key personnel. Although not currently expected, some of Semper Paratus’ key personnel may potentially remain with New Tevogen in senior management or advisory positions following the Business Combination. Following the Business Combination, Semper Paratus expects that Tevogen’s current management will become the management of New Tevogen.

New Tevogen’s success depends in large part upon the skills, experience and performance of members of its executive management team and others in key leadership positions as it depends on key management to run its business. The efforts of these persons will be critical to New Tevogen as it continues to develop and scale its business. Following the Closing, it is expected that the current executive management team of Tevogen will continue as the executive management team of New Tevogen. If New Tevogen were to lose one or more key executives, New Tevogen may experience difficulties in competing effectively and implementing its business strategy. The loss of one or more executive officers or other key personnel or New Tevogen’s inability to locate suitable or qualified replacements could be significantly detrimental to product development efforts and could have a material adverse effect on New Tevogen’s business, financial condition and results of operations.

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The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Tevogen’s actual financial position or results of operations would have been.

Semper Paratus and Tevogen currently operate as separate companies and have had no prior history as a combined entity, and Semper Paratus’ and Tevogen’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New Tevogen. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from Semper Paratus’ and Tevogen’s historical financial statements and certain adjustments and assumptions have been made regarding Tevogen after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of New Tevogen.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New Tevogen’s financial condition or results of operations following the Closing. Any potential decline in New Tevogen’s financial condition or results of operations may cause significant variations in New Tevogen’s stock price.

The ability of Semper Paratus’ public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of New Tevogen and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

At the time of entering into the Merger Agreement, Semper Paratus did not know how many shareholders may exercise their redemption rights, and therefore, Semper Paratus needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of Semper Paratus and Tevogen; (iii) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated; (iv) the approval by NYSE American of our initial listing application in connection with the Business Combination and (v) that Semper Paratus has at least $5,000,001 of net tangible assets upon Closing. Therefore, unless these conditions are met or waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. On February 3, 2023, Semper Paratus held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend Semper Paratus’ Existing Governing Documents to extend the date by which Semper Paratus must consummate an initial business combination. In connection with the Extension Meeting and subsequent redemption, a total of 186 Semper Paratus shareholders elected to redeem an aggregate of 32,116,947 public shares. Following the Extension Redemption, Semper Paratus had approximately $25.4 million left in its Trust Account, all of which is held in U.S. government treasury securities.

If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until Semper Paratus liquidates the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time its shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with its redemption until Semper Paratus liquidates or you are able to sell your shares in the open market. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

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Semper Paratus’ Initial Shareholders, as well as Tevogen, Semper Paratus’ directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Semper Paratus or its securities, the Sponsor, Tevogen and/or Tevogen’s or Semper Paratus’ respective directors, officers, advisors or affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of its shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Semper Paratus’ Initial Shareholders, Tevogen and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. It is intended that Rule 10b-18 would govern any such purchases by our Initial Shareholders, officers, directors or their affiliates, to the extent Rule 10b-18 applies. Rule 10b-18 provides a safe harbor from liability for market manipulation for purchases made under conditions set out in the Rule, including with respect to timing, pricing and volume of purchases.

Entering into any such arrangements may have a depressive effect on the per share price of the public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such investor owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of Semper Paratus’ public shares and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of its securities on a national securities exchange.

If our Initial Shareholders, officers, directors or their affiliates elect to purchase public shares from public shareholders, such purchases may affect the market price of Semper Paratus’ securities

Any purchases of public shares by our Initial Shareholders, officers, directors or their affiliates in public or privately negotiated transactions as described above may increase the market price of our securities. Further, although none of our Initial Shareholders, officers, directors or their affiliates currently anticipate paying a premium to the market price for such shares, in the event they do pay a premium, such amount will not be more than $10.77 (the redemption price available to Semper Paratus shareholders based on funds in the Trust Account of approximately $25.7 million as of June 30, 2023) and such payment may not be in the best interest of those holders who have not sold their shares in such transaction or who have not received such premium. There is no other limit on the number of shares that our Initial Shareholders, officers, directors or their affiliates could acquire or the price such parties may pay. Any such securities purchased by our Initial Shareholders, officers, directors or their affiliates would not be voted in favor of approving the Business Combination and they will waive redemption rights with respect to such securities.

If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which otherwise would have been reflected in a decline in the market price of Semper Paratus’ securities. In addition, once such purchases end, the termination of the price support they provide may materially adversely affect the market price of Semper Paratus’ securities.

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As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by us or the persons described above have been entered into with any public shareholder. If we become aware of any private arrangements entered into or significant private purchases made by any of the persons described above that would affect the vote on the Business Combination or other proposals, we will file a Current Report on Form 8-K to disclose (i) the amount of such securities purchased; (ii) the purpose of the purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of security holders who sold the securities (if not purchased on the open market) or the nature of security holders who sold to our Initial Shareholders, officers, directors or their affiliates; and (v) the number of securities for which Semper Paratus has received redemption requests pursuant to the vote to approve the Business Combination.

If third parties bring claims against Semper Paratus, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.20 per share (which was the offering price in its initial public offering).

Semper Paratus’ placing of funds in the Trust Account may not protect those funds from third-party claims against Semper Paratus. Although Semper Paratus has and will continue to seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which Semper Paratus does business execute agreements with Semper Paratus waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, its management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Semper Paratus than any alternative.

Examples of possible instances where Semper Paratus may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Semper Paratus and will not seek recourse against the Trust Account for any reason. Upon redemption of Semper Paratus’ public shares, if Semper Paratus is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, Semper Paratus will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.20 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to Semper Paratus if and to the extent any claims by a vendor for services rendered or products sold to Semper Paratus, or a prospective target business with which Semper Paratus has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under its indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Semper Paratus has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Semper Paratus has not asked Sponsor to reserve for such indemnification obligations. Therefore, Semper Paratus cannot assure you that the Sponsor would be able to satisfy those obligations. None of Semper Paratus’ officers will indemnify Semper Paratus for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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Additionally, if Semper Paratus is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Semper Paratus which is not dismissed, or if Semper Paratus otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, Semper Paratus may not be able to return to its public shareholders $10.20 per share (which was the offering price in its initial public offering).

Semper Paratus’ directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per public share due to reductions in the value of the trust assets, in each case less taxes payable, and Semper Paratus’ Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, its independent directors would determine whether to take legal action against its Sponsor to enforce its indemnification obligations. While Semper Paratus currently expects that its independent directors would take legal action on its behalf against its Sponsor to enforce its indemnification obligations to Semper Paratus, it is possible that its independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If Semper Paratus’ independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to its public shareholders may be reduced below $10.20 per share.

Semper Paratus may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

Semper Paratus has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by Semper Paratus only if (i) Semper Paratus has sufficient funds outside of the Trust Account or (ii) Semper Paratus consummates the Business Combination. Semper Paratus’ obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit Semper Paratus and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Semper Paratus pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

In the event Semper Paratus distributes the proceeds in the Trust Account to its public shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against Semper Paratus that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Semper Paratus and the Semper Paratus Board may be exposed to claims of punitive damages.

If, after Semper Paratus distributes the proceeds in the Trust Account to its public shareholders, Semper Paratus files a bankruptcy petition or an involuntary bankruptcy petition is filed against Semper Paratus that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by its shareholders. In addition, the Semper Paratus Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing it and Semper Paratus to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Semper Paratus cannot assure you that claims will not be brought against Semper Paratus for these reasons.

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If, before distributing the proceeds in the Trust Account to Semper Paratus’ public shareholders, Semper Paratus files a bankruptcy petition or an involuntary bankruptcy petition is filed against Semper Paratus that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders and the per share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Semper Paratus’ public shareholders, Semper Paratus files a bankruptcy petition or an involuntary bankruptcy petition is filed against Semper Paratus that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Semper Paratus’ bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by Semper Paratus’ shareholders in connection with its liquidation may be reduced.

Semper Paratus’ shareholders may be held liable for claims by third parties against Semper Paratus to the extent of distributions received by them upon redemption of their shares.

If Semper Paratus is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Semper Paratus was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, Semper Paratus’ directors may be viewed as having breached their fiduciary duties to Semper Paratus or its creditors and/or may have acted in bad faith, and thereby exposing themselves and its company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against Semper Paratus for these reasons. Semper Paratus and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while Semper Paratus was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of KYD$15,000, which equates to approximately US$18,000, and to imprisonment for five years in the Cayman Islands.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for Semper Paratus to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an initial business combination.

The fact that Semper Paratus is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on Semper Paratus as compared to other public companies. Tevogen is not a public reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Tevogen management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Tevogen after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Tevogen Common Stock.

If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Tevogen is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following consummation of the Business Combination, New Tevogen will be required to provide management’s attestation on its internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

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Tevogen’s management has identified material weaknesses in its internal control over financial reporting relating to not maintaining a sufficient complement of personnel commensurate with its accounting and reporting requirements resulting in inadequate segregation of duties over the preparation, review and posting of manual journal entries to the general ledger, and resulting in not having a sufficient risk assessment process to identify and analyze risks of misstatement due to error and/or fraud. Although Tevogen is in the process of developing a plan to remediate these material weaknesses, the material weaknesses will not be considered remediated until the plan has been fully implemented, the applicable controls are fully operational for a sufficient period of time, and New Tevogen has concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, we cannot predict the success of such efforts or the outcome of future assessments of the remediation efforts. If the material weaknesses are not remediated, or if New Tevogen generally fails to establish and maintain effective internal controls appropriate for a public company, New Tevogen may be unable to produce timely and accurate financial statements, and New Tevogen may conclude that its internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.

To address these material weaknesses, the Company intends to hire additional accounting personnel with appropriate expertise in accounting and reporting under U.S. GAAP and SEC regulations, to better align with segregation of duties and perform appropriate risk assessment procedures to evaluate risks of material misstatement.

We also cannot assure you that there will not be material weaknesses in our internal control over financial reporting in the future following consummation of the Business Combination. Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that material weaknesses or significant deficiencies in our internal control over financial reporting go undetected. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by NYSE American, the Securities and Exchange Commission (“SEC”), or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

A significant portion of Semper Paratus’ total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Tevogen Common Stock to drop significantly, even if New Tevogen’s business is doing well.

Upon completion of the Business Combination, sales of a substantial number of shares of New Tevogen Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Tevogen Common Stock.

It is anticipated that, after completion of the Business Combination, (i) the Tevogen Stockholders will own, collectively, approximately 75.1% of the outstanding New Tevogen Common Stock and (ii) Semper Paratus’ Initial Shareholders will own approximately 7.5% of the outstanding New Tevogen Common Stock, in each case, assuming that none of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination, or approximately 76.2% and 7.6%, respectively, assuming that all of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination. These percentages assume that (i) 119,999,989 shares of New Tevogen Common Stock will be issued to the Tevogen Stockholders at Closing; (ii) 5,000,000 Class A shares will be issued in the PIPE prior to Closing; (iii) Polar Multi-Strategy Master Fund will be issued shares of New Tevogen Common Stock at Closing as consideration for cash contributions to the Original Sponsor and the Sponsor that were lent to Semper Paratus and will elect to be repaid the loans in cash and not shares; (iv) Cantor will be issued shares of New Tevogen Common Stock upon the Closing in consideration of deferred underwriting fees payable to Cantor; (v) shares of New Tevogen Common Stock will be issued immediately following Closing upon the vesting of restricted stock units with respect to shares of Tevogen Common Stock that were outstanding as of immediately prior to Closing; (vi) the Tevogen Convertible Notes will be assumed by Semper Paratus and automatically convert into shares of New Tevogen Common Stock immediately following Closing; and (vii) all Semper Paratus warrants to purchase New Tevogen Common Stock that will be outstanding immediately following Closing have not been exercised. If the actual facts are different than these assumptions, the ownership percentages in New Tevogen will be different.

Although the Sponsor and certain of Tevogen’s stockholders will be subject to certain restrictions regarding the transfer of New Tevogen Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups under the Letter Agreement and the Lock-Up Agreement, respectively. New Tevogen intends to file one or more registration statements shortly after the Closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Tevogen Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

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New Tevogen’s directors, executive officers and principal stockholders, and Dr. Ryan Saadi in particular, will have substantial control over New Tevogen’s company after the consummation of the Business Combination, which could limit your ability to influence the outcome of key transactions, including a change of control.

We expect that (i) New Tevogen’s executive officers, directors and principal stockholders and their affiliates will beneficially own approximately 77.9% of the outstanding shares of New Tevogen Common Stock and (ii) Chief Executive Officer, Dr. Ryan Saadi, will beneficially own approximately 61.9%, of the outstanding shares of New Tevogen Common Stock following the Business Combination, assuming none of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination, or approximately 79.0% and 62.9%, respectfully, assuming that all of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree. In addition, under the NYSE American rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and need not comply with certain requirements, including the requirement that a majority of the board of directors consist of independent directors and the requirements that the company’s compensation and nominating and governance committees be composed entirely of independent directors. We do not currently intend to utilize these exemptions following consummation of the Business Combination. However, for so long as we qualify as a “controlled company,” we will maintain the option to rely on some or all of these exemptions. If we rely on these exemptions, we may not have a majority of independent directors and our compensation and nominating and governance committees may not consist entirely of independent directors. Accordingly, in the event we elect to rely on these exemptions in the future, New Tevogen stockholders would not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE American. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of New Tevogen, could deprive New Tevogen’s stockholders of an opportunity to receive a premium for their common stock as part of a sale of New Tevogen, and might ultimately affect the market price of New Tevogen Common Stock.

The public shareholders may experience immediate dilution as a consequence of the issuance of New Tevogen Common Stock as consideration in the Business Combination.

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of Tevogen issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Tevogen Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $1,200,000,000 by (ii) ten dollars ($10.00) by (y) the number of shares of Tevogen Common Stock that are issued and outstanding immediately prior to the Effective Time. For further details, see “Business Combination Proposal — Consideration to Tevogen Stockholders in the Business Combination.”

In addition, Tevogen employees, directors and consultants hold, and after the Business Combination, may be granted, equity awards and/or purchase rights under the 2023 Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New Tevogen Common Stock.

The issuance of additional New Tevogen Common Stock will significantly dilute the equity interests of Existing Holders of Semper Paratus securities, and may adversely affect prevailing market prices for the New Tevogen Common Stock and/or the New Tevogen warrants.

Warrants will become exercisable for New Tevogen Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 17,975,000 shares of New Tevogen Common Stock will become exercisable in accordance with the terms of the Semper Paratus warrant agreement. These warrants will become exercisable 30 days after Closing. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Tevogen Common Stock will be issued, which will result in dilution to the holders of New Tevogen Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of New Tevogen Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

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Even if the Business Combination is consummated, the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The public warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and Semper Paratus. The Semper Paratus warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, Semper Paratus may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement units or any provision of the Semper Paratus warrant agreement with respect to the private placement units, 50% of the number of the then outstanding private placement units. Although Semper Paratus’ ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New Tevogen Common Stock purchasable upon exercise of a warrant.

New Tevogen may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.

New Tevogen will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Tevogen public shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like for certain issuances of public shares and equity-linked securities for capital raising purposes in connection with the closing of its initial business combination) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date New Tevogen sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by New Tevogen, New Tevogen may exercise its redemption right even if New Tevogen is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder to: (i) exercise its warrants and pay the exercise price at a time when it may be disadvantageous for such warrant holder to do so; (ii) sell its warrants at the then-current market price when a warrant holder might otherwise wish to hold its warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of a warrant holder’s warrants. None of the private placement units will be redeemable by Semper Paratus so long as they are held by their initial purchasers or their permitted transferees.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by Semper Paratus, subject to certain circumstances, so long as they are held by their initial purchasers or their permitted transferees.

Assuming maximum redemptions of 100% of the public shares, and using the closing warrant price on Nasdaq of $[●] as of [●], 2023, the aggregate fair value of public warrants that can be retained by redeeming stockholders is approximately $[●].

A warrant holder may only be able to exercise its public warrants on a “cashless basis” under certain circumstances, and if a warrant holder does so, such warrant holder will receive fewer shares of New Tevogen Common Stock from such exercise than if a warrant holder were to exercise such warrants for cash.

The Semper Paratus warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the New Tevogen Common Stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the Semper Paratus warrant agreement; (ii) if New Tevogen has so elected and the New Tevogen Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if New Tevogen has so elected and it calls the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of New Tevogen Common Stock equal to the quotient obtained by dividing (x) the product of the number of New Tevogen Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of the New Tevogen Common Stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the New Tevogen Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. As a result, you would receive fewer shares of New Tevogen Common Stock from such exercise than if you were to exercise such warrants for cash.

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Even if we consummate the Business Combination, there can be no assurance that our public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding public warrants is $11.50 per share. There can be no assurance that such warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Semper Paratus’ warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Semper Paratus.

Semper Paratus’ warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Semper Paratus arising out of or relating in any way to the Semper Paratus warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Semper Paratus irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Semper Paratus will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Semper Paratus warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of its warrants shall be deemed to have notice of and to have consented to the forum provisions in its Semper Paratus warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Semper Paratus warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Semper Paratus’ warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Semper Paratus’, which may discourage such lawsuits. Alternatively, if a court were to find this provision of Semper Paratus’ warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Semper Paratus may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its management and board of directors.

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NYSE American may not list New Tevogen’s securities on its exchange, which could limit investors’ ability to make transactions in New Tevogen’s securities and subject New Tevogen to additional trading restrictions.

An active trading market for New Tevogen’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of Semper Paratus’ securities on NYSE American, Semper Paratus will be required to demonstrate compliance with NYSE American’s initial listing requirements. Semper Paratus will apply to have New Tevogen’s securities listed on NYSE American upon consummation of the Business Combination. Semper Paratus cannot assure you that Semper Paratus will be able to meet all listing requirements. Even if New Tevogen’s securities are listed on NYSE American, New Tevogen may be unable to maintain the listing of its securities in the future.

If New Tevogen fails to meet the listing requirements and NYSE American does not list its securities on its exchange, Tevogen would not be required to consummate the Business Combination. In the event that Tevogen elects to waive this condition, and the Business Combination is consummated without New Tevogen’s securities being listed on NYSE American or on another national securities exchange, New Tevogen could face significant material adverse consequences, including:

●	a limited availability of market quotations for New Tevogen’s securities;

●	reduced liquidity for New Tevogen’s securities;

●	a determination that New Tevogen Common Stock is a “penny stock,” which will require brokers trading in New Tevogen Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Tevogen’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Tevogen’s securities were not listed on NYSE American, such securities would not qualify as covered securities and New Tevogen would be subject to regulation in each state in which New Tevogen offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

New Tevogen does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New Tevogen currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of New Tevogen’s Board and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

In addition, the terms of any future debt agreements may preclude New Tevogen from paying dividends. As a result, capital appreciation, if any, of New Tevogen Common Stock will be your sole source of gain for the foreseeable future.

Because New Tevogen does not anticipate paying any cash dividends on its capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

Semper Paratus has never declared or paid cash dividends on its capital stock. New Tevogen currently intends to retain all of its future earnings, if any, to finance the growth and development of its business. In addition, the terms of any future debt agreements may preclude New Tevogen from paying dividends. As a result, capital appreciation, if any, of New Tevogen Common Stock will be your sole source of gain for the foreseeable future.

Semper Paratus is subject to, and New Tevogen will be subject to, changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both Semper Paratus’ costs and the risk of non-compliance and will increase both New Tevogen’s costs and the risk of non-compliance.

Semper Paratus is and New Tevogen will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which is charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Semper Paratus’ efforts to comply with new and changing laws and regulations have resulted in and New Tevogen’s efforts to comply with new and changing laws and regulations likely will result in increased general and administrative expenses and a diversion of management time and attention.

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Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Tevogen’s disclosure and governance practices. If New Tevogen fails to address and comply with these regulations and any subsequent changes, New Tevogen may be subject to penalty and its business may be harmed.

During the pendency of the Business Combination, Semper Paratus will not be able to solicit, initiate, or take any action to facilitate or encourage any inquiries or the making, submission, or announcement of, or enter into an initial business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

During the pendency of the Business Combination, Semper Paratus will not be able to enter into an initial business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement, in part because of the inability of the Semper Paratus Board to change its recommendation in connection with the Business Combination. The Merger Agreement does not permit the Semper Paratus Board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Proposals.

Certain covenants in the Merger Agreement impede the ability of Semper Paratus to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, Semper Paratus may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

Increased volatility for publicly traded securities and other economic disruptions and uncertainties, including due to recent increases in inflation and interest rates in the United States and elsewhere and military conflict in Ukraine or elsewhere, could make it more difficult for Semper Paratus to consummate the Business Combination.

Recent increases in inflation and interest rates in the United States and elsewhere, military conflict in Ukraine or elsewhere, and other economic or geopolitical events, may lead to increased price volatility for publicly traded securities, including ours, and may lead to other national, regional and international economic disruptions or economic uncertainty, any of which could make it more difficult for us to consummate the Business Combination.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Semper Paratus,” “we,” “us” or “our” refers to Semper Paratus prior to the Business Combination and to New Tevogen and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares and public warrants, including holders exercising their redemption rights with respect to the public shares.

It is intended that the Domestication qualify an F Reorganization within the meaning of Section 368(a)(l)(F) of the Code. Neither Semper Paratus nor Tevogen has sought, nor do they intend to seek, nor is the closing of the Domestication or the Merger conditioned on the receipt of, any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) of public shares or public warrants generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of New Tevogen received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares or public warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to public shares, U.S. Holders exercising such redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in Semper Paratus for shares of New Tevogen Class A Common Stock and therefore subject to the potential tax consequences of the Domestication and also be subject to the tax consequences of the redemption. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on New Tevogen Common Stock after the Domestication.

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Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of Semper Paratus stock entitled to vote and less than 10% of the total value of all classes of Semper Paratus stock generally will not recognize any gain or loss and will not be required to include any part of Semper Paratus’ earnings and profits in income as a result of the Domestication. A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of $50,000 or more and, who on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of Semper Paratus stock entitled to vote and less than 10% of the total value of all classes of Semper Paratus stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for New Tevogen Class A Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by Semper Paratus the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the public shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Semper Paratus stock entitled to vote or 10% or more of the total value of all classes of Semper Paratus stock, generally will be required to include in income as a deemed dividend deemed paid by Semper Paratus the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the public shares held directly by such U.S. Holder as a result of the Domestication. Semper Paratus does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication and, therefore, the “all earnings and profits amount” attributable to the public shares is expected to be $0.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose, under proposed Treasury Regulations that generally treat an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging public warrants for newly issued New Tevogen warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Based upon the composition of its income and assets, and upon a review of its financial statements, Semper Paratus likely was a PFIC for its most recent taxable year ended on December 31, 2022 and likely will be a PFIC for the taxable year which ends as a result of the Domestication. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of public shares to recognize gain under the PFIC rules on the exchange of public shares for New Tevogen Class A Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s public shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges public warrants for New Tevogen warrants; currently, however, the elections mentioned above do not apply to public warrants (for discussion regarding the unclear application of the PFIC rules to warrants, see “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Semper Paratus. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

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All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders” And “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Effects of the Domestication to Non-U.S. Holders.”

New Tevogen could be subject to changes in tax rates or the adoption of new tax legislation or could otherwise have exposure to additional tax liabilities, which could harm its business.

Changes to tax laws or regulations in the jurisdictions in which New Tevogen will operate, or in the interpretation of such laws or regulations, could significantly increase its effective tax rate and reduce its cash flow from operating activities, and otherwise have a material adverse effect on its financial condition. For example, the Inflation Reduction Act introduced a 15% corporate minimum tax on certain corporations and a 1% excise tax on certain stock repurchases by certain corporations, among other changes. Please see “— A new 1% U.S. federal excise tax is expected to be imposed on New Tevogen in connection with redemption of the public shares” for a more detailed discussion of the impact of the Inflation Reduction Act. There can be no assurance regarding whether other such changes will occur and, if so, the ultimate impact on New Tevogen’s business or results of its operation.

In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of New Tevogen’s deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of New Tevogen’s income and other activities among tax jurisdictions, and changes in tax rates, could also increase its effective tax rate.

New Tevogen’s tax filings will be subject to review or audit by the IRS and state, local and non-U.S. taxing authorities. New Tevogen may also be liable for taxes in connection with businesses it acquires. New Tevogen’s determinations will not be binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in New Tevogen’s tax provisions, accruals and returns. An assessment of additional taxes because of an audit could harm New Tevogen’s business.

Upon consummation of the Business Combination, the rights of holders of New Tevogen Common Stock arising under the DGCL as well as the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of public shares arising under the Cayman Islands Companies Act as well as the Existing Governing Documents.

Upon consummation of the Business Combination, the rights of holders of New Tevogen Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and the Cayman Islands Companies Act and, therefore, some rights of holders of New Tevogen Common Stock could differ from the rights that holders of public shares currently possess. For instance, while class actions are generally not available to shareholders under the Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New Tevogen becomes involved in costly litigation, which could have a material adverse effect on New Tevogen.

In addition, there are differences between the Proposed Governing Documents of New Tevogen and the Existing Governing Documents of Semper Paratus. For a more detailed description of the rights of holders of New Tevogen Common Stock and how they may differ from the rights of holders of public shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Tevogen are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and Semper Paratus urges you to read them.

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Delaware law and New Tevogen’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Tevogen Board and therefore depress the trading price of New Tevogen Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Tevogen Board or taking other corporate actions, including effecting changes in Semper Paratus’ management. Among other things, the Proposed Governing Documents include provisions regarding:

●	providing for a classified board of directors with staggered, three-year terms;

●	the ability of the New Tevogen Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the New Tevogen Proposed Charter will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the limitation of the liability of, and the indemnification of, New Tevogen’s directors and officers;

●	removal of the ability of New Tevogen stockholders to take action by written consent in lieu of a meeting;

●	the requirement that a special meeting of stockholders may be called only by or at the direction of the New Tevogen Board, the chairperson of the New Tevogen Board or the chief executive officer of New Tevogen, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

●	the ability of the New Tevogen Board to amend the bylaws, which may allow the New Tevogen Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

●	advance notice procedures with which stockholders must comply to nominate candidates to the New Tevogen Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Tevogen Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Tevogen.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Tevogen Board or management.

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The Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Tevogen and its stockholders, which could limit New Tevogen’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Tevogen or its directors, officers, stockholders, employees or agents.

The Proposed Charter, which will be in effect upon consummation of the Business Combination, provides that, unless New Tevogen consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Tevogen; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of New Tevogen to New Tevogen or to New Tevogen’s stockholders, (iii) any action, suit or proceeding asserting a claim against New Tevogen, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws, or (iv) any action, suit or proceeding asserting a claim against New Tevogen, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless New Tevogen consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter will provide that, unless New Tevogen consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This choice of forum provision in the Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Tevogen or any of New Tevogen’s directors, officers, or other employees, and may potentially increase costs for investors to bring such a claim, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, New Tevogen may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Tevogen’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

The Proposed Governing Documents provide for indemnification of officers and directors of New Tevogen at New Tevogen’s expense, which may result in a significant cost to New Tevogen.

The Proposed Governing Documents and applicable Delaware law provide for the indemnification of New Tevogen’s directors and officers, under certain circumstances, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with New Tevogen, other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. New Tevogen will also bear the expenses of such litigation for any of the New Tevogen directors or officers, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by New Tevogen if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by New Tevogen that we will be unable to recoup.

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Risks Related to Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Semper Paratus,” “we,” “us” or “our” refers to Semper Paratus prior to the Business Combination and to New Tevogen and its subsidiaries following the Business Combination.

Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) (a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, Semper Paratus’ transfer agent, in which it (a) requests that Semper Paratus redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], Eastern Time, on [●], 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is Semper Paratus’ understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Semper Paratus does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Semper Paratus’ transfer agent, Semper Paratus will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the remaining funds in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. Please see “Extraordinary General Meeting of Semper Paratus — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of Semper Paratus’ offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Semper Paratus’ compliance with the proxy rules, a public shareholder fails to receive Semper Paratus’ proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see “Extraordinary General Meeting of Semper Paratus — Redemption Rights” for additional information on how to exercise your redemption rights.

Semper Paratus does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Semper Paratus to complete the Business Combination even though a substantial majority of Semper Paratus’ public shareholders having redeemed their shares.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that Semper Paratus will not redeem public shares in an amount that would cause Semper Paratus’ net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). As a result, Semper Paratus may be able to complete the Business Combination even though a substantial portion of public shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates.

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If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Semper Paratus will require each public shareholder seeking to exercise redemption rights to certify to Semper Paratus whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Semper Paratus at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Semper Paratus makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Semper Paratus’ ability to consummate the Business Combination and you could suffer a material loss on your investment in Semper Paratus if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Semper Paratus consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. Semper Paratus cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per share redemption price. Notwithstanding the foregoing, shareholders may challenge Semper Paratus’ determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Semper Paratus’ shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

Semper Paratus can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Semper Paratus’ share price, and may result in a lower value realized now than a shareholder of Semper Paratus might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which Semper Paratus invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per share redemption amount received by public shareholders may be less than $10.20 per share.

The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that Semper Paratus is unable to complete an initial business combination or make certain amendments to its Existing Governing Documents, its public shareholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of income taxes paid or payable (less, in the case Semper Paratus is unable to complete the Business Combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in the Trust Account such that the per share redemption amount received by public shareholders may be less than $10.20 per share.

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U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. In addition, because the Domestication will occur prior to the redemption, if you exercise your redemption rights, you will be subject to the potential tax consequences of the Domestication as well.

The U.S. federal income tax consequences of exercising your redemption rights with respect to your public shares to receive cash from the Trust Account in exchange for New Tevogen Common Stock deemed received upon the Domestication depend on your particular facts and circumstances. It is possible that you may be treated as selling such New Tevogen Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Tevogen Common Stock that you own or are deemed to own before and after the redemption (including through the ownership of New Tevogen warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.” Additionally, because U.S. Holders will likely be deemed to have exchanged their public shares for New Tevogen Common Stock, U.S. Holders will therefore likely be subject to the potential tax consequences of Section 367 of the Code as well as the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.”

A new 1% U.S. federal excise tax may be imposed on New Tevogen in connection with the redemption of the public shares in connection with the Business Combination.

The Inflation Reduction Act introduced a 1% excise tax (the “Excise Tax”) on certain stock repurchases by certain publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations occurring after December 31, 2022. The amount of the Excise Tax generally will be 1% of the fair market value of any stock repurchased during a taxable year. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of Treasury recently released preliminary guidance on the implementation of the Excise Tax, but how the Excise Tax may apply with respect to the redemption of New Tevogen Common Stock is still subject to uncertainty.

Any redemption or other repurchase that occurs in connection with the Business Combination may be subject to the Excise Tax. Whether and to what extent New Tevogen would be subject to the Excise Tax would depend on a number of factors, including (i) the fair market value of the New Tevogen Common Stock redeemed in connection with the Business Combination and the extent such redemption may be treated as a dividend rather than a repurchase, (ii) the fair market value of New Tevogen Common Stock issued to the existing shareholders of Tevogen in connection with the Business Combination (as well as other New Tevogen Common Stock during the same taxable year), and (iii) the content of future regulations and other guidance from the U.S. Department of the Treasury. In addition, the Excise Tax would be payable by New Tevogen, and not by the redeeming holder and ultimately may cause the remaining shareholders to bear the economic impact of the Excise Tax. All Holders of public shares should consult their tax advisors for the potential tax consequences of the Excise Tax to their particular situations.

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Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the Semper Paratus Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Semper Paratus Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the Semper Paratus Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Semper Paratus,” “we,” “us” or “our” refers to Semper Paratus prior to the Business Combination and to New Tevogen and its subsidiaries following the Business Combination.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the date by which we are required to complete an initial business combination or be forced to liquidate.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the date by which we are required to complete an initial business combination or be forced to liquidate following the approval by Semper Paratus’ shareholders to amend its Amended and Restated Memorandum and Articles of Association to extend the date by which Semper Paratus is required to complete its initial business combination. Semper Paratus’ ability to consummate any business combination is dependent on a variety of factors, many of which are beyond its control. Although Semper Paratus is required to offer shareholders redemption rights in connection with any shareholder vote to approve an initial business combination, or if Semper Paratus seeks to further extend the date by which it is required to complete its initial business combination at an extraordinary general meeting of shareholders to vote upon an amendment to its Amended and Restated Memorandum and Articles of Association for such further extension (a “Further Extension”), there may be no extraordinary general meeting of shareholders to vote upon Semper Paratus’ initial business combination or a Further Extension before December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) Even if Semper Paratus’ initial business combination or a Further Extension is approved by its shareholders, it is possible that redemptions will leave Semper Paratus with insufficient cash to consummate its initial business combination on commercially acceptable terms, or at all. The fact that Semper Paratus will have separate redemption periods in connection with a shareholder vote upon a Further Extension and a vote upon Semper Paratus’ initial business combination could exacerbate these risks. Other than in connection with a redemption offer or liquidation, Semper Paratus’ shareholders may be unable to recover their investment, except through sales of its securities on the open market. The price of Semper Paratus’ securities may be volatile, and there can be no assurance that shareholders will be able to dispose of Semper Paratus’ securities at favorable prices, or at all.

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If Semper Paratus is not able to complete the Business Combination with Tevogen nor able to complete another business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), in each case, as such date may be extended pursuant to its Existing Governing Documents, Semper Paratus would cease all operations except for the purpose of winding up and Semper Paratus would redeem its public shares and liquidate the Trust Account, in which case Semper Paratus’ public shareholders may only receive approximately $10.20 per share and Semper Paratus’ warrants will expire worthless.

If Semper Paratus is not able to complete the Business Combination with Tevogen nor able to complete another business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), in each case, as such date may be extended pursuant to its Existing Governing Documents Semper Paratus will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and in all cases subject to other requirements of applicable law. In such case, Semper Paratus’ public shareholders may only receive approximately $10.20 per share and its warrants will expire worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Semper Paratus’ public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination (including the closing of the Business Combination), and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of its obligation to provide holders of its public shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of its public shares if Semper Paratus does not complete its initial business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) or (B) with respect to any other provision relating to the rights of holders of its public shares; and (iii) the redemption of its public shares if Semper Paratus has not consummated an initial business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if Semper Paratus has not consummated an initial business combination by December 15, (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

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If Semper Paratus does not consummate the Business Combination or any other business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), Semper Paratus’ public shareholders may be forced to wait until after December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) before redemption proceeds from the Trust Account may become available to Semper Paratus’ public shareholders.

If Semper Paratus is unable to consummate the Business Combination or any other business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) (as such date may be extended pursuant to its Existing Governing Documents), Semper Paratus will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Semper Paratus to pay its income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to public shareholders by way of redemption and cease all operations except for the purposes of winding up Semper Paratus’ affairs, as further described in this proxy statement/prospectus. Any redemption of public shares shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If Semper Paratus is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to its public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond December 15, 2023 ((or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) (as such date may be extended pursuant to its Existing Governing Documents), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. Semper Paratus has no obligation to return funds to investors prior to the date of its redemption or liquidation unless, prior thereto, Semper Paratus consummates its initial business combination or amends certain provisions of its Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon Semper Paratus’ redemption or any liquidation will public shareholders be entitled to distributions if Semper Paratus does not complete its initial business combination and does not amend its Existing Governing Documents. Semper Paratus’ Existing Governing Documents provide that, if Semper Paratus winds up for any other reason prior to the consummation of its initial business combination, Semper Paratus will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable the Cayman Islands Companies Act.

If the cash held outside the Trust Account is insufficient to allow Semper Paratus to operate through December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), and Semper Paratus is unable to obtain additional capital, Semper Paratus may be unable to complete its initial business combination (including the Business Combination), in which case Semper Paratus’ public shareholders may only receive $10.20 per share, and Semper Paratus’ warrants will expire worthless.

As of June 30, 2023, Semper Paratus had cash of approximately $556,010 held outside the Trust Account, which is available for use by Semper Paratus to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2023, Semper Paratus had total current liabilities of approximately $1,520,612. The funds available to Semper Paratus outside of the Trust Account may not be sufficient to allow Semper Paratus to operate until December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), assuming that its initial business combination is not completed during that time.

If Semper Paratus is required to seek additional capital, Semper Paratus would need to borrow funds from Sponsor, members of Semper Paratus’ management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Semper Paratus upon completion of its initial business combination. If Semper Paratus is unable to obtain additional financing, Semper Paratus may be unable to complete its initial business combination. If Semper Paratus is unable to complete its initial business combination because Semper Paratus does not have sufficient funds available to it, Semper Paratus will be forced to cease operations and liquidate the Trust Account. Consequently, Semper Paratus’ public shareholders may only receive approximately $10.20 per share on its redemption of the public shares and the public warrants will expire worthless.

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Because Semper Paratus is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because Semper Paratus is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. Semper Paratus is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Semper Paratus’ directors or officers, or enforce judgments obtained in the United States courts against Semper Paratus’ directors or officers.

Until the Domestication is effected, Semper Paratus’ corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Semper Paratus under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Semper Paratus’ shareholders and the fiduciary responsibilities of its directors under the Cayman Islands Companies Act are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Semper Paratus judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Semper Paratus predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Semper Paratus Board or controlling shareholders than they would as public stockholders of a United States company.

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EXTRAORDINARY GENERAL MEETING OF Semper Paratus

General

Semper Paratus is furnishing this proxy statement/prospectus to Semper Paratus’ shareholders as part of the solicitation of proxies by the Semper Paratus Board for use at the extraordinary general meeting of Semper Paratus to be held on [●], 2023, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Semper Paratus’ shareholders on or about [●], 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Semper Paratus’ shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at [●], Eastern Time, on [●], 2023 at the offices of [●] located at [●], unless the extraordinary general meeting is adjourned. The extraordinary general meeting may also be attended through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting [●].

Purpose of the Semper Paratus Extraordinary General Meeting

At the extraordinary general meeting, Semper Paratus is asking holders of ordinary shares to consider and vote upon:

●	a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Business Combination, and the transactions contemplated thereby;

●	a proposal to approve by special resolution the Domestication;

●	a proposal to approve by special resolution the adoption of the Proposed Charter;

●	to consider and vote, on a non-binding advisory basis, upon the following nine (9) separate resolutions to approve material differences between the Proposed Charter and the Existing Governing Documents:

●	a proposal to increase the authorized share capital of Semper Paratus from US$22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) [●] shares of common stock, par value $0.0001 per share, of New Tevogen and [●] shares of preferred stock, par value $0.0001 per share, of New Tevogen;

●	a proposal to provide that the number of authorized shares of any class of common stock or preferred stock of New Tevogen may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New Tevogen’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL;

●	a proposal to permit removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of New Tevogen entitled to vote at an election of directors, voting together as a single class;

●	a proposal to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Tevogen Board;

●	a proposal to eliminate the ability of New Tevogen stockholders to take action by written consent in lieu of a meeting;

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●	a proposal to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the New Tevogen Board then in office or (y) by the approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Tevogen;

●	a proposal to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of New Tevogen for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the New Tevogen Board, removal of directors from office, and filling vacancies on the New Tevogen Board, (ii) exculpation of personal liability of a director of New Tevogen and indemnification of persons serving as directors or officers of New Tevogen, and (iii) amendments to the Proposed Bylaws;

●	a proposal to provide that, unless New Tevogen otherwise consents in writing, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions and the federal district courts of the United States shall be the exclusive forum for claims arising out of the Securities Act, provided that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Exchange Act, for which the federal district courts of the United States are the exclusive forum;

●	a proposal to provide that New Tevogen’s existence is perpetual;

●	a proposal to approve by ordinary resolution shares of New Tevogen Common Stock issued in connection with the Business Combination pursuant to Nasdaq Rule 5635;

●	a proposal to approve and adopt by ordinary resolution the 2023 Plan;

●	a proposal to approve, as an ordinary resolution the election of seven (7) directors to serve staggered terms on the New Tevogen Board; and

●	a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the Semper Paratus Board

The Semper Paratus Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Semper Paratus and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Semper Paratus’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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Record Date; Who is Entitled to Vote

Semper Paratus’ shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [●], 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were [●] ordinary shares issued and outstanding, of which [●] were issued and outstanding public shares.

Quorum

A quorum of Semper Paratus’ shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, [●] ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Semper Paratus but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Each holder of Class A ordinary shares will have one vote per share.

Approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of each of the Advisory Charter Proposals (on a non-binding advisory basis) requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

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The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Election of Directors Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Election of Directors Proposal, and the Omnibus Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

●	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Semper Paratus Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

●	You can attend the extraordinary general meeting and vote in person or virtually at the time of the meeting. You will receive a ballot when you arrive, or if you attend the virtual meeting you will be able vote your shares and submit questions during the extraordinary general meeting via a live webcast available at [●]. You will need your control number for access. If you do not have your control number, contact Continental no later than at least 72 hours in advance of the meeting at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Semper Paratus can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact [●] to have a control number generated. [●] contact information is as follows: [●].

Revoking Your Proxy

If you are a Semper Paratus shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another signed proxy card with a later date;

●	you may notify Semper Paratus’ general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

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●	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call [●], our proxy solicitor, by calling free [●], or banks and brokers can call collect at [●], or by emailing [●].

Redemption Rights

In connection with the Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request that Semper Paratus redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental, Semper Paratus’ transfer agent, in which you (a) request that Semper Paratus redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (iii) deliver your public shares to Continental, Semper Paratus’ transfer agent, physically or electronically through DTC; and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Continental, Semper Paratus’ transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [●], Eastern Time, on [●], 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Semper Paratus’ transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Semper Paratus’ transfer agent, Semper Paratus will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $25.7 million of funds in the Trust Account and 2,383,053 shares subject to possible redemption, in each case, as of June 30, 2023, this would have amounted to approximately $10.77 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Tevogen’s Common Stock that will be redeemed immediately after consummation of the Business Combination.

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If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Tevogen Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with Semper Paratus’ consent until the Closing. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Original Sponsor, pursuant to the Letter Agreement, and the Sponsor, pursuant to the Sponsor Share Purchase Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 56.8% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on [●] was $[●] per share. For illustrative purposes, based on approximately $25.7 million of funds in the Trust Account and 2,383,053 shares subject to possible redemption, in each case, as of June 30, 2023, this would have amounted to approximately $10.77 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Semper Paratus cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

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Proxy Solicitation Costs

Semper Paratus is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Semper Paratus and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Semper Paratus will bear the cost of the solicitation.

Semper Paratus has hired [●] to assist in the proxy solicitation process. Semper Paratus will pay that firm a fee of $[●] plus disbursements, and will reimburse [●] for its reasonable out-of-pocket expenses and indemnify [●] and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-Trust Account funds.

Semper Paratus will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Semper Paratus will reimburse them for their reasonable expenses.

Semper Paratus Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 15,816,386 ordinary shares issued and outstanding, which includes 1,450,000 Class A ordinary shares underlying the private placement units held by the Sponsor, Original Sponsor, and Cantor, and no Class B ordinary shares. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 18,700,000 warrants to acquire ordinary shares, comprised of 725,000 private placement warrants held by the Sponsor, Original Sponsor, and Cantor and 17,975,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, Initial Shareholders, Tevogen and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, Tevogen and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each Advisory Charter Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the Election of Directors Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Organizational Documents Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem their public shares and (iv) Semper Paratus’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

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BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Semper Paratus shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “Business Combination Proposal — The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Merger Agreement:

●	the corporate headquarters and principal executive office of New Tevogen will be located at 15 Independence Boulevard, Suite #410, Warren, New Jersey, 07059; and

●	New Tevogen Common Stock and New Tevogen warrants to purchase New Tevogen Common Stock are expected to trade on NYSE American under the symbols “TVGN” and “TVGNW,” respectively.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but it does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the disclosure schedules (the “disclosure schedules”), which are not filed publicly, which are subject to a contractual standard of materiality different from that generally applicable to stockholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Semper Paratus, Merger Sub, Tevogen or any other matter.

On June 28, 2023, Semper Paratus, Merger Sub and Tevogen entered into the Merger Agreement, which provides for, among other things, the following transactions:

(1)	Prior to the consummation of the transactions contemplated by the Merger Agreement, subject to the approval of the Domestication Proposal and at least the day prior to the Effective Time, Semper Paratus will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware; and

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(2)	The parties to the Merger Agreement will cause a Certificate of Merger (as defined in the Merger Agreement) to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Tevogen (“Merger”), with Tevogen surviving the Merger as a wholly owned subsidiary of New Tevogen (“Surviving Corporation”). In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of common stock of Tevogen issued and outstanding immediately prior to the Effective Time (other than any shares held by Tevogen in treasury or owned by Semper Paratus or the Merger Sub, which will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor, or any shares for which appraisal rights are validly exercised pursuant to Section 262 of the DGCL), will be converted into the right to receive a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Tevogen Common Stock (deemed to have a value of $10.00 per share) based on the Exchange Ratio (as defined below) and (ii) Semper Paratus will provide an opportunity to its shareholders to have their Semper Paratus Class A ordinary shares redeemed for a pro rata share of the Trust Account. For further details, see “Business Combination Proposal — Consideration to Tevogen Stockholders in the Business Combination” below.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Tevogen Support Agreement, the Letter Agreement, the Amended and Restated Registration Rights Agreement and the Lock-Up Agreement. See “Business Combination Proposal — Related Agreements” below for more information.

Consideration to Tevogen Stockholders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of Tevogen issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New Tevogen Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $1,200,000,000 by (ii) ten dollars ($10.00) by (y) the number of shares of Tevogen Common Stock that are issued and outstanding immediately prior to the Effective Time (the “Exchange Ratio”).

At the Closing, Semper Paratus shall also issue or cause to be issued in the name of each Tevogen Stockholder such stockholder’s pro rata share of 20,000,000 shares of New Tevogen Common Stock (the “Earnout Shares”) with the escrow agent. For a period of 36-months following the Closing Date (the “Earnout Period”), upon the occurrence of the applicable Triggering Event, New Tevogen will release to the Tevogen Stockholder the following shares of New Tevogen Common Stock, upon the terms and subject to the conditions set forth in the Merger Agreement and the ancillary agreements thereto:

●	upon the date on which the volume-weighted average trading sale price of one share of New Tevogen Common Stock is greater than or equal to $15.00 for any twenty trading days within any thirty consecutive trading day period within the Earnout Period (such occurrence, “Triggering Event I”), one third of the Earnout Shares shall be released;

●	upon the date on which the volume-weighted average trading sale price of one share of New Tevogen Common Stock is greater than or equal to $17.50 for any twenty trading days within any thirty consecutive trading day period within the Earnout Period (such occurrence, “Triggering Event II”), one third of the Earnout Shares shall be released; and

●	upon the date on which the volume-weighted average trading sale price of one share of New Tevogen Common Stock is greater than or equal to $20.00 for any twenty trading days within any thirty consecutive trading day period within the Earnout Period (such occurrence, “Triggering Event III” and together with Triggering Event I and Triggering Event II, the “Triggering Events”), one third of the Earnout Shares shall be released.

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For the avoidance of doubt, the Tevogen Stockholders with respect to a triggering event will be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each triggering event described above will only occur once, if at all, and in no event will the Tevogen Stockholders be entitled to receive more than an aggregate of 20,000,000 Earnout Shares.

If, during the Earnout Period, there is a change of control pursuant to which Tevogen Stockholders have the right to receive consideration implying a value per share of New Tevogen Common Stock equal to or in excess of the applicable share price required in connection with any Triggering Event, then (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) the Tevogen Stockholder shall be eligible to participate in such change of control. If, during the Earnout Period, there is a change of control pursuant to which Tevogen Stockholders have the right to receive consideration implying a value per share of New Tevogen Common Stock less than the applicable share price required in connection with any Triggering Event, no Earnout Shares will be issuable with respect to such Triggering Event(s) in connection with the change of control.

Until the Earnout Shares have been released or been forfeited, an amount equal to any dividends or distributions that would have been payable to the Tevogen Stockholders if the Earnout Shares had been released prior to the record date for such dividends or distributions shall be delivered by Semper Paratus to the escrow agent for the benefit of the Tevogen Stockholders with respect to the Earnout Shares.

The New Tevogen Common Stock price targets specified in the definitions of “Triggering Event I,” “Triggering Event II” and “Triggering Event III” set forth in the Merger Agreement and the number of Earnout Shares to be issued to the Tevogen Stockholder will be equitably adjusted for stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Tevogen Common Stock occurring on or after the Closing.

Effect of the Domestication on Existing Semper Paratus Equity in the Business Combination

Assuming Semper Paratus shareholder approval of the proposals described in this proxy statement/prospectus, the Domestication and Merger will occur, which will result in, among other things, the following, each of which will occur prior to or concurrently with the Effective Time:

●	each issued and outstanding Class A ordinary share of Semper Paratus will convert automatically by operation of law, on a one-for-one basis, into shares of New Tevogen Class A Common Stock;

●	the New Tevogen Class A Common Stock will be reclassified as New Tevogen Common Stock;

●	each issued and outstanding warrant to purchase Class A ordinary shares of Semper Paratus will automatically represent the right to purchase one share of New Tevogen Common Stock at an exercise price of $11.50 per share of New Tevogen Common Stock on the terms and conditions set forth in the Semper Paratus warrant agreement;

●	the Existing Governing Documents of Semper Paratus will be amended and restated and become the Proposed Governing Documents of Tevogen as described in this proxy statement/prospectus;

●	the Proposed Governing Documents will be appropriately adjusted to give effect to any amendment contemplated by the Proposed Governing Documents that are not adopted and approved by the Semper Paratus shareholders, other than the amendments contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination; and

●	in connection with the first three bullets above, each issued and outstanding unit of Semper Paratus that has not been previously separated into the underlying Class A ordinary shares of Semper Paratus and underlying Semper Paratus warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Tevogen Common Stock and one-half of one warrant, with a whole warrant representing the right to purchase one share of New Tevogen Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Semper Paratus warrant agreement.

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Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Merger Agreement is required to take place electronically by exchange of the Closing deliverables three business days following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Semper Paratus and Tevogen may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Merger Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

●	the applicable waiting period under the HSR Act or any other antitrust law relating to the Business Combination having been expired or been terminated;

●	no order or law having been issued by any court of competent jurisdiction or other governmental entity with proper jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect;

●	the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of Semper Paratus having been obtained in accordance with Semper Paratus’ Existing Governing Documents and applicable law;

●	the approval of the Merger Agreement and, to the extent required, the transactions contemplated by the Merger Agreement (including the Merger) having been obtained by the requisite number of stockholders of Tevogen in accordance with the DGCL;

●	the consents required to be obtained from or made with any governmental authority in order to consummate the transaction contemplated by the Merger Agreement having been obtained or made;

●	the consents required to be obtained from or made with any third person (other than a governmental authority) in order to consummate the transaction contemplated by the Merger Agreement having been obtained or made;

●	upon the Closing, after giving effect to redemptions, Semper Paratus will have net tangible assets of at least $5,000,001;

●	the members of the post-closing New Tevogen board of directors having been appointed as of Closing;

●	the New Tevogen Common Stock and warrants having been approved for listing on NYSE American, subject only to official notice of issuance thereof; and

●	this registration statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending with respect to this registration statement.

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Other Conditions to the Obligations of Semper Paratus

The obligations of Semper Paratus to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Semper Paratus of the following further conditions:

●	the representations and warranties of Tevogen set forth in the Merger Agreement and in any certificate delivered by or on behalf of Tevogen pursuant to the Merger Agreement shall be true and correct on and as of the date of the Merger Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Tevogen, taken as a whole;

●	Tevogen shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Closing Date;

●	no Material Adverse Effect shall have occurred with respect to Tevogen taken as a whole since the date of the Merger Agreement which is continuing and uncured;

●	each Lock-Up Agreement and Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing;

●	Semper Paratus having received a certificate signed by an officer of Tevogen confirming that the conditions set forth in the first three bullet points in this section have been satisfied;

●	Semper Paratus having received the executed counterparts to all of the Ancillary Agreements (as defined in the Merger Agreement) to which Tevogen, or any Tevogen Stockholder, is party; and

●	Semper Paratus having received the other closing deliveries enumerated in Section 6.3(e) of the Merger Agreement.

Other Conditions to the Obligations of Tevogen

The obligations of Tevogen to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Tevogen of the following further conditions:

●	all of the representations and warranties of the Purchaser set forth in the Merger Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser;

●	Semper Paratus shall have performed in all material respects all of its obligations and complied in all material respects with all of Semper Paratus’ agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Closing Date;

●	No Material Adverse Effect shall have occurred with respect to Semper Paratus since the date of the Merger Agreement which is continuing and uncured;

●	Tevogen having received a certificate signed by an officer of Semper Paratus confirming that the conditions set forth in the first three bullet points of this section have been satisfied;

●	Tevogen having received the other closing deliveries enumerated in Section 6.2(d) of the Merger Agreement.

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●	Semper Paratus having cash remaining in the Trust Account (after giving effect to the completion and payment of redemptions), after giving effect to (i) the payment of Semper Paratus’ unpaid expenses or liabilities and (ii) the payment of Tevogen’s transaction expenses, at least equal to $25,000,000;

●	Semper Paratus shall have made all reasonably necessary and appropriate arrangements with the Trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to Semper Paratus, and all such funds shall be available to Semper Paratus in respect of all of the obligations of the Semper Paratus set forth in the Merger Agreement and the payment of Semper Paratus’ fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, and there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any person (not including the Tevogen and its affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Material Adverse Effect on Semper Paratus;

●	At least one day prior to Closing, Semper Paratus shall have delivered to Tevogen a written consent of the board of directors of Semper Paratus (or a duly appointed committee thereof authorized to administer the 2023 Plan), authorizing and approving the grant of awards of restricted stock units under 2023 Plan in an aggregate amount of up to ten percent (10%), which percentage and allocation of such grants shall be determined at the sole discretion of Tevogen, of New Tevogen on a fully diluted basis (with, for the avoidance of doubt, restricted stock units representing the equivalent of one share of New Tevogen Common Stock) to certain individuals that were executives, employees or individual service providers of Tevogen as of immediately prior to the Closing, which such awards shall be granted promptly after the filing and effectiveness of the registration statement on Form S-8 of New Tevogen covering the 2023 Plan, subject to such executives, employees or individual service providers’ continued service for Semper Paratus as of the grant date.

Representations and Warranties

Under the Merger Agreement, Tevogen made customary representations and warranties to Semper Paratus and Merger Sub relating to, among other things: organization and standing; authorization; non-contravention; governmental approvals; capitalization; absence of subsidiaries; financial statements; internal controls; compliance with laws; absence of certain changes or events; no undisclosed liabilities; information supplied; litigation; material contracts; employment matters; employment benefits; taxes; intellectual property; compliance with privacy laws; permits; real property; personal property; title to and sufficiency of assets; corrupt practices; sanctions; compliance with FDA laws; the Investment Company Act; environmental matters; brokers; affiliate agreements; insurance; and other representations or warranties.

Under the Merger Agreement, Semper Paratus made customary representations and warranties to Tevogen relating to, among other things: organization and standing; authorization; non-contravention; litigation; compliance with laws; capitalization; SEC filings; employees and employee benefit plans; financial ability; trust account; taxes; finders and brokers; financial statements; the Sarbanes-Oxley Act; business activities; absence of certain changes; registration statement; no outside reliance; capitalization; independent investigation; material contracts; insurance; no defaults; properties; the Investment Company Act; affiliate agreements; Merger Sub activities; corrupt practices; takeover statutes and charter provisions; and other representations or warranties.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Tevogen, Semper Paratus and Merger Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Tevogen are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

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Pursuant to the Merger Agreement, “Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

Covenants of the Parties

Covenants of Tevogen

Tevogen made certain covenants under the Merger Agreement, including, among others, the following:

●	Subject to certain exceptions or as consented to in writing by Semper Paratus (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, Tevogen will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects comply with all laws applicable to Tevogen and its business, assets and employees, and ) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of key employees, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

●	Subject to certain exceptions, prior to the Closing, Tevogen will not do, among other things, any of the following without Semper Paratus’ consent (such consent not to be unreasonably conditioned, withheld or delayed):

●	amend, waive or otherwise change the certificate of incorporation, bylaws or other organizational documents of Tevogen or any of its subsidiaries;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (in each case, other than pursuant to the vesting, settlement or exercise of Tevogen Convertible Notes outstanding as of the date hereof);

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●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (in each case, other than pursuant to the vesting, settlement or exercise of Tevogen Convertible Notes outstanding as of the date hereof);

●	incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

●	(A) materially increase the wages, salaries or compensation of its employees, in any event not in the aggregate by more than five percent (5%), (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or (C) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case of (A) – (C) other than as required by applicable law, pursuant to the terms of any Tevogen benefit plans or in the ordinary course of business consistent with past practice;

●	make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

●	transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material registered intellectual property or other Tevogen intellectual property (excluding non-exclusive licenses of Tevogen intellectual property to Tevogen customers in the ordinary course of business consistent with past practice;

●	terminate, or waive or assign any material right under, any material contract or enter into any contract that would be a material contract, in any case outside of the ordinary course of business consistent with past practice;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

●	revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Tevogen’s outside auditors;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Tevogen or its affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities, or obligations, unless such amount has been reserved in the Tevogen’s financials;

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●	close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

●	make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a material contract or benefit plan;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Tevogen;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

●	accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

●	fail to maintain the existing relations and goodwill of Tevogen with customers, suppliers, distributors and creditors of Tevogen and use commercially reasonable efforts to maintain all insurance policies of Tevogen or equivalent substitutes therefor; or

●	authorize or agree to do any of the foregoing actions.

●	Within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year (or such earlier date as such financial statements need to be available for inclusion in the registration statement), Tevogen shall deliver to Semper Paratus unaudited financial statements, including an income statement, an unaudited balance sheet, changes in shareholders’ equity, and statement of cash flows of Tevogen for the period from the interim balance sheet date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year.

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●	As promptly as practicable after this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Tevogen will seek stockholder approval of the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

●	Tevogen agrees, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Semper Paratus (other than to engage in the Merger), communicate such information to any third party, take any other action with respect to Semper Paratus in violation of the law, or cause or encourage any third party to do any of the foregoing.

Prior to the Closing or termination of the Merger Agreement in accordance with its terms, Tevogen shall not, and shall cause its representatives not to: (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal (as defined in the Merger Agreement); (ii) furnish any non-public information regarding such party to the Merger Agreement or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Merger Agreement or their respective representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third person from, or waive any provision of, any confidentiality agreement to which such party to the Merger Agreement is a party.

Covenants of Semper Paratus

Semper Paratus made certain covenants under the Merger Agreement, including, among others, the following:

●	Subject to certain exceptions or as consented to in writing by Tevogen (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, Semper Paratus will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects, comply with all laws applicable to Tevogen and its business, assets and employees, and ) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

●	Subject to certain exceptions, prior to the Closing, Semper Paratus will, and will cause Merger Sub to, not do any of the following without Tevogen’s written consent (such consent not to be unreasonably conditioned, withheld or delayed):

●	amend, waive or otherwise change, in any respect, its Organizational Documents other than in connection with the Domestication and Conversion;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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●	incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that Section 5.3(b)(iv) shall not prevent Semper Paratus from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, up to an aggregate additional Indebtedness during the Interim Period of $750,000);

●	enter into or establish any Benefit Plan;

●	make, change, or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

●	amend, waive or otherwise change the Trust;

●	terminate, waive or assign any right under any material Semper Paratus contract;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any Subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

●	change its fiscal year, revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Semper Paratus’ outside auditors;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby);

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of Semper Paratus securities;

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●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

●	create any consensual liens on any property or assets of Semper Paratus;

●	hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

●	other than in the ordinary course of business (A) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, freelancer, independent contractor or sub-contractor of Purchaser, (B) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of Semper Paratus, or (C) take any action to materially increase any compensation or material benefits of any director, officer, other employee, consultant, freelancer, independent contractor or sub-contractor of Semper Paratus; or

●	agree or commit to do, or resolve, authorize or approve any action to do any of the foregoing, or take any action or omission that would result in any of the foregoing.

●	Semper Paratus will use reasonable best efforts, as promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, to duly convene and hold the special meeting in accordance with the Amended and Restated Articles of Association and the Cayman Islands Companies Act.

●	Subject to certain exceptions, Semper Paratus shall use its reasonable best efforts to ensure that Semper Paratus remains listed as a public company on Nasdaq and to cause the New Tevogen Common Stock to be issued in connection with the Business Combination, including the Domestication and the Merger, to be approved for listing on NYSE American.

●	Semper Paratus shall prepare with the reasonable assistance of Tevogen, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the proxy statement contained therein) in connection with the registration of the New Tevogen Common Stock to be issued under the Merger Agreement, which registration statement will also contain a proxy statement for the purpose of soliciting proxies from Semper Paratus shareholders for the matters to be acted upon at the extraordinary general meeting.

●	Semper Paratus shall use commercially reasonably efforts to seek, but is not required to, enter into and consummate subscription agreements with investors totaling in the range of $35,000,000 to $60,000,000 relating to a private equity investment in Semper Paratus to purchase shares of Semper Paratus in connection with a private placement on terms agreeable to the Tevogen and Semper Paratus acting reasonably.

●	The Semper Paratus Board will adopt the 2023 Plan, subject to the approval by the Semper Paratus shareholders of the Omnibus Incentive Plan Proposal, in a form mutually acceptable to Semper Paratus and Tevogen.

Mutual Covenants of the Parties

The parties made certain covenants under the Merger Agreement, including, among others, the following:

●	using commercially reasonable efforts to consummate the Business Combination;

●	making relevant public announcements and solicitation of Tevogen Stockholder approvals;

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●	keeping certain information confidential in accordance with the existing non-disclosure agreements;

●	taking necessary actions to appoint and seat the post-closing board of the New Tevogen;

●	intending that the Domestication and the Merger will each constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the Domestication or the Merger to fail to qualify for such treatment; and

●	cooperating in connection with certain tax matters and filings.

Board of Directors and Officers

Conditioned upon the occurrence of the Closing and subject to any limitation imposed under applicable laws and NYSE American listing requirements, (i) each director of Semper Paratus in office immediately prior to the Effective Time will cease to be a director immediately following the Effective Time, (ii) the New Tevogen Board will consist seven (7) members, in which case initial members of the New Tevogen Board will consist of six (6) individuals appointed by Tevogen and one (1) individual appointed by Semper Paratus.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants or agreements in the Merger Agreement or in any certificate or instrument delivered pursuant to the Merger Agreement shall survive the Closing and each shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

●	by the mutual written consent of Semper Paratus and Tevogen;

●	by written notice by Semper Paratus or Tevogen if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by the Outside Date; provided, however, (that termination shall not be available to a party if the breach or violation by such party was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date);

●	by written notice by either Semper Paratus or Tevogen Bio if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable;

●	by written notice by Tevogen to Semper Paratus, if (i) there has been a breach by Semper Paratus of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or if any representation or warranty of Semper Paratus shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) of the Merger Agreement to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Semper Paratus or (B) the Outside Date; provided, that Tevogen shall not have the right to terminate this Agreement pursuant to Section 7.1(d) of the Merger Agreement if at such time Tevogen is in material uncured breach of the Merger Agreement;

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●	by written notice by Semper Paratus to Tevogen, if (i) there has been a breach by Tevogen of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) of the Merger Agreement to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Tevogen or (B) the Outside Date; provided, that Semper Paratus shall not have the right to terminate this Agreement pursuant to Section 7.1(e) of the Merger Agreement if at such time Semper Paratus is in material uncured breach of the Merger Agreement;

●	by written notice by Semper Paratus to Tevogen, if there shall have been a Material Adverse Effect on Tevogen taken as a whole following the date of the Merger Agreement which is uncured and continuing;

●	by written notice by either Semper Paratus or Tevogen to the other, if the extraordinary general meeting is held (including any adjournment or postponement thereof) and has concluded, Semper Paratus’ shareholders have duly voted, and the required shareholder approval was not obtained; or

●	by written notice by either Semper Paratus or Tevogen to the other, if the extraordinary general meeting is held (including any adjournment or postponement thereof) and has concluded, Tevogen stockholders have duly voted, and the required Tevogen stockholder approval was not obtained.

Expenses

The fees and expenses incurred in connection with the Merger Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided, however, that if the Closing occurs, all remaining Company Transaction Expenses and Purchaser Expenses shall be paid from the capital of the Surviving Company upon release of funds from the Trust Account. Each party shall bear its own transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred in connection with the transactions contemplated by the Merger Agreement.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Act also applies to the Domestication and Tevogen stockholder approvals).

Amendments

The Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Semper Paratus, Tevogen, the Purchaser Representative and the Seller Representative.

Ownership of New Tevogen

As of the date of this proxy statement/prospectus, there are 15,816,386 ordinary shares issued and outstanding, which includes an aggregate of 1,450,000 Class A ordinary shares held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering, and no Class B ordinary shares. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 18,700,000 warrants to acquire ordinary shares, comprised of 725,000 private placement warrants held by the Sponsor, Original Sponsor, and Cantor through private placement units purchased simultaneously with the consummation of the initial public offering and 17,975,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Tevogen Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Semper Paratus’ outstanding public shares are redeemed in connection with the Business Combination), Semper Paratus’ fully diluted share capital would be 34,516,386 ordinary shares.

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The following table illustrates varying ownership levels in New Tevogen Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, including the dilutive effect of outstanding warrants, and the following additional assumptions: (i) no public shares are redeemed in the no redemption scenario, and all 2,383,053 public shares are redeemed in the maximum redemption scenario, assuming Semper Paratus will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination; (ii) the Earnout Shares have not been yet earned by the Tevogen Stockholders and (iii) all the New Tevogen warrants to purchase New Tevogen Common Stock that will be outstanding immediately following Closing have been exercised for cash. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in New Tevogen will be different.

	Share Ownership in New Tevogen(1)
	Assuming No Redemptions		Assuming Max Redemptions
	Number of shares	% of total	Number of shares	% of total
Semper Paratus public shareholders	2,383,053	1.5%	—	—
Existing Tevogen Equityholders	136,242,087	85.6%	136,242,087	86.9%
Sponsor(2)	13,433,333	8.5%	13,433,333	8.6%
Polar Multi-Strategy Master Fund	1,651,000	1.0%	1,651,000	1.0%
PIPE Investors	5,000,000	3.1%	5,000,000	3.2%
Other(3)	500,000	0.3%	500,000	0.3%
Total	159,209,473	100%	156,826,420	100%

(1) For further details, see “Business Combination Proposal — Consideration to Tevogen Stockholders in the Business Combination.”

(2) Comprises 4,444,444 Class A ordinary shares held by the Original Sponsor and 8,988,889 Class A ordinary shares held by the Sponsor.

(3) Represents the deferred underwriting commission of $5 million owed to the underwriters of our initial public offering, which commission was agreed at the time of our initial public offering, as reduced on June 28, 2023 in connection with the contemplated Business Combination with Tevogen (the “Reduced Deferred Fee”), that will be released to the underwriters only upon completion of an initial business combination. The deferred underwriting commission is payable if the Business Combination with Tevogen is consummated without regard to the number of public shares redeemed by holders in connection with such Business Combination. The Reduced Deferred Fee is payable in the form of 500,000 shares of the common equity securities of the entity that survives the Transaction. See the section “Semper Paratus’ Management’s Discussion and Analysis of Financial Conditions and Results of Operation — Contractual Obligations” for a further discussion of this arrangement.

Related Agreements

This section describes the material terms of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the form of the Amended and Restated Registration Rights Agreement and Lock-Up Agreement, which are attached hereto as Annex E, and Annex I, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Letter Agreement

On November 3, 2021, Original Sponsor, certain individuals party thereto (the “Insiders”) and Semper Paratus entered into a letter agreement (the “Letter Agreement”) pursuant to which Original Sponsor and Insiders agreed to (i) waive their redemption rights with respect to its founder shares and public shares in connection with the completion of Semper Paratus’ initial business combination and (ii) waive their rights to liquidating distributions from the trust account with respect to its founder shares if Semper Paratus fails to complete the Business Combination within 15 months from the closing of the Semper Paratus IPO (although the Original Sponsor will be entitled to liquidating distributions from the trust account with respect to any public shares it holds if Semper Paratus fails to complete the Business Combination within the prescribed time frame). These waivers were made at the time that the founder shares and public shares were purchased for no additional consideration. Pursuant to the Sponsor Share Purchase Agreement (as defined below in the section “Semper Paratus’ Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Recent Developments — Sponsor Share Purchase Agreement”), the Sponsor has agreed to be bound by certain terms of the Letter Agreement.

On May 4, 2023, Semper Paratus, the Original Sponsor, and the Sponsor entered into the Sponsor Share Purchase Agreement, pursuant to which the Sponsor agreed to purchase from the Original Sponsor 7,988,889 Class A ordinary shares and 1,000,000 private placement units, each consisting of one Class A Ordinary Share and one-half of one redeemable warrant exercisable for one Class A Ordinary Share. Additionally, the Sponsor agreed to assume the responsibilities and obligations of the Original Sponsor related to Semper Paratus. Consequently, the parties to the Letter Agreement were updated to include Sponsor and Semper Paratus’ officers and directors as parties to the Letter Agreement.

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Voting Agreement

The Original Sponsor and each Insider, with respect to itself, agreed that if Semper Paratus seeks shareholder approval of an initial business combination, then in connection with such initial business combination, it shall vote all founder shares, any public shares and any Class A ordinary shares included in the private units held by it in favor of such Business Combination (including any proposals recommended by the Semper Paratus board of directors in connection with such Business Combination) and not redeem any founder shares or public shares held by it in connection with such shareholder approval.

Pursuant to the Sponsor Share Purchase Agreement (as defined below in the section “Semper Paratus’ Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Recent Developments — Sponsor Share Purchase Agreement”), the Sponsor has agreed to be bound by the voting agreement in Section 3 of the Letter Agreement titled “Business Combination Vote.”

Letter Agreement Lock-up

Further pursuant to the Letter Agreement, Original Sponsor and each Insider agreed that the founder shares, Placement Units, and securities contained therein are not transferable or salable (i) in the case of the founder shares, until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which Semper Paratus completes a liquidation, merger, share exchange, reorganization, recapitalization or other similar transaction that results in Semper Paratus’ public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the Placement Units, including the component securities therein, until 30 days after the completion of the Business Combination, with certain limited exceptions.

On January 30, 2023, the Original Sponsor, holding all of the issued and outstanding Class B ordinary shares of Semper Paratus elected to convert its Class B ordinary shares into Class A ordinary shares on a one-for-one basis (the “Conversion”). As a result, 11,983,333 of Semper Paratus’ Class B ordinary shares were cancelled and 11,983,333 Class A ordinary shares were issued to the Original Sponsor. The Original Sponsor agreed that all of the terms and conditions applicable to the founder shares set forth in the Letter Agreement shall continue to apply to the Class A ordinary shares that the founder shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account or any monies or other assets held therein.

Pursuant to the Sponsor Share Purchase Agreement (as defined below in the section “Semper Paratus’ Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Recent Developments — Sponsor Share Purchase Agreement”), the Sponsor has agreed to be bound by the lock up contained in the Letter Agreement.

Amended and Restated Registration Rights Agreement

At the Closing, New Tevogen, the Sponsor and certain stockholders of Tevogen (the “New Holders” and together with the Existing Holders, the “Holders”) intend to enter into an Amended and Restated Registration Rights Agreement, which will supersede the Registration and Shareholder Rights Agreement between Semper Paratus, the Original Sponsor, and Cantor, pursuant to which, among other things, the Holders party thereto will be granted certain registration rights, on the terms and subject to the conditions therein.

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In particular, the Amended and Restated Registration Rights Agreement provides for the following registration rights:

●	The Company shall file, as soon as reasonably practical, but in no event later than sixty (60) days after the Closing of the Business Combination, New Tevogen will file a shelf registration statement registering the resale of the Common Stock (including those held as of the Closing of the Business Combination or issuable upon future exercise of the private placement warrants) and the private placement warrants (the “Registrable Securities”).

●	Shelf registration rights. At any time (after the expiration of any Lock-Up Period) and from time to time after the shelf registration has been declared effective, the Special Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $15 million.

●	Limits on shelf registration rights. New Tevogen shall not be obligated to effect more than three (3) underwritten shelf takedown during any twelve-month period.

●	Piggyback registration rights. If New Tevogen proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Special Holders are entitled to include their registrable securities in such registration statement, subject to customary cut-back rights.

●	Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by New Tevogen and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which New Tevogen is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New Tevogen, and holders of registrable securities are obligated to indemnify New Tevogen for material misstatements or omissions attributable to them.

●	Registrable securities. Securities of New Tevogen shall cease to be Registrable Securities upon the earlier of (i) a registration statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such registration statement, (ii) such Registrable Securities shall have ceased to be outstanding, (iii) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, (iv) such Registrable Securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Company and subsequent public distribution of them shall not require registration under the Securities Act or (iv) such Common Stock is eligible for resale without any volume restrictions pursuant to Rule 144.

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, New Tevogen, the Sponsor, and the Significant Company Holder will enter into the Lock-Up Agreement with respect to the Lock-Up Securities held by such stockholder immediately following the Closing, pursuant to which, the Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Tevogen Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the New Tevogen completes a liquidation, merger, share exchange or other similar transaction that results in all of its stockholders having the right to exchange their New Tevogen Common Stock for cash, securities or other property.

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Non-Competition Agreement

The Merger Agreement contemplates that, at the Closing, Dr. Saadi will into non-competition agreement pursuant to which he will agree not to compete with the New Tevogen and its respective subsidiaries, subject to certain requirements and customary conditions.

Note Assumption Agreement

The Merger Agreement contemplates that, at the Closing, New Tevogen will assume all obligations of Tevogen under the five pre-existing convertible notes (the “Convertible Notes”) with an aggregate principal amount totaling approximately $22.5 million. The Convertible Notes have interest rates ranging from 4.5% to 6.0% per annum and mature between January 2024 and February 2026.

Background to the Business Combination

Semper Paratus is a blank check company incorporated on April 21, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a targeted search for a business combination target, as described in greater detail below, Semper Paratus utilized the global network and investing, industry and sector and transaction experience of Sponsor, Semper Paratus’ management and the Semper Paratus Board. The terms of the Merger Agreement and the related ancillary documents are the result of extensive negotiations among Semper Paratus, Tevogen and their respective representatives and advisors. On March 9, 2021, Semper Paratus engaged Marcum LLP to serve as Semper Paratus’ auditor.

On November 8, 2021, Semper Paratus completed its initial public offering of 34,500,000 units at a price of $10.00 per unit, generating gross proceeds of $345,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, Semper Paratus completed the private placement sale of an aggregate of 1,450,000 units (1,300,000 units to our sponsor and 150,000 units to Cantor) at a purchase price of $10.00 per unit, generating gross proceeds to the Company of $14,500,000. Of the proceeds received from the consummation of the Semper Paratus IPO and the private placement purchases by the Sponsor and Cantor an aggregate of $351,900,000 ($10.20 per unit) was deposited in the Trust Account. Cantor was the Semper Paratus IPO underwriter.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Semper Paratus to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of (a) the completion of an initial business combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance or timing of Semper Paratus’ obligation to redeem 100% of the public shares if Semper Paratus does not complete an initial business combination by December 15, 2023, as such date may be extended by the Semper Paratus Board, or (c) the redemption of the public shares if Semper Paratus is unable to complete an initial business combination by December 15, 2023, as such date may be extended by the Semper Paratus Board, subject to applicable law.

Pursuant to the Letter Agreement, as amended by that certain Amendment to the Letter Agreement, the Original Sponsor, the Sponsor, and Semper Paratus’ officers and directors have waived their redemption rights with respect to all of their founder shares and public shares in connection with the completion of Semper Paratus’ initial business combination and any proposed amendment to the Existing Governing Documents prior to the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. The Original Sponsor, the Sponsor, and Semper Paratus’ officers and directors entered into the Letter Agreement in order to induce Semper Paratus and the Underwriters to (i) enter into the Underwriting Agreement by and between Semper Paratus and Cantor, as representative of the several Underwriters and (ii) to proceed with the Semper Paratus IPO. The parties to the Letter Agreement agreed that if Semper Paratus seeks shareholder approval of an initial business combination, then in connection with such business combination, they shall vote all founder shares, any public shares and any Class A Ordinary Shares included in the Private Units held by them in favor of such business combination (including any proposals recommended by the Board in connection with such Business Combination) and not redeem any Founder Shares or Public Shares held by them in connection with such shareholder approval.

Semper Paratus did not select any business combination target in advance of the Semper Paratus IPO and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its IPO. After its IPO, representatives of Semper Paratus contacted and were contacted by a number of individuals and entities who offered to present ideas for acquisition opportunities across a wide range of sectors. Semper Paratus’ management team compiled a list of more than 84 high priority potential targets and evaluated, updated and supplemented such list from time to time. These targets operated in various industries including air freight, shipping services, transportation management and logistics, manufacturing, fulfillment services, and biotechnology. Semper Paratus met with the management of 19 of the 84 potential targets, and using the criteria listed below, Semper Paratus’ management team narrowed the list of potential targets to six. Semper Paratus signed NDAs with six potential targets, including both privately held companies and publicly traded companies listed on exchanges outside of the U.S.

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While conducting its review, Semper Paratus was looking for a company that would benefit from additional visibility that being a public company provides, bringing access for its product to customers and partners that would not otherwise invest in a private company, to enable strategic partnerships worldwide. Semper Paratus filtered out companies by prioritizing those that met Semper Paratus’ key criteria in a target. Two very important aspects that Semper Paratus focused on were: (i) the companies’ long-term growth potential, and (ii) companies whose products and technologies have low risk of obsolescence. Semper Paratus also prioritized companies that could serve as platforms for both organic and acquisitive growth and those that were led by an experienced management team with a proven track record and complementary capabilities. Additional criteria that Semper Paratus considered in evaluating target companies were (i) public company readiness, (ii) strong value proposition, (iii) potential to expand, (iv) differentiated products or services and (v) experienced management team. Throughout this process, Semper Paratus leveraged the investing, industry and transaction experience of the Sponsor, Semper Paratus’ management and the Semper Paratus Board to screen, prioritize and diligence potential acquisition candidates. A number of the potential targets that Semper Paratus evaluated did not, in Semper Paratus’ opinion, meet enough of the criteria it sought after in its business combination partner.

During this search process, Semper Paratus reviewed and screened different companies and engaged in discussions with numerous targets or their representatives as potential business combination opportunities. Semper Paratus evaluated a number of aspects of the potential acquisition targets based on a variety of traits and metrics, including, but not limited to, growth prospects, position in an attractive market opportunity, and internal readiness to go public. Based on the level of interest, Semper Paratus entered into non-disclosure agreements (“NDAs”) governing the sharing of certain confidential information with six of the potential acquisition targets or their representatives. No such NDAs imposed any “standstill” or similar restrictions that would restrict either the potential acquisition target or Semper Paratus from proposing or pursuing an alternative transaction or restricting the owners from acquiring securities issued by Semper Paratus. Of the six potential acquisition targets with which Semper Paratus entered into NDAs, two of the targets were biotechnology companies. Semper Paratus ultimately did not pursue the other two biotechnology-focused targets because the Semper Paratus Board determined that the cash requirements at closing would be too high. The four other targets did not have PCAOB auditors or chief financial officers in place, raising concern that the companies did not have, or could not quickly and easily prepare, SEC-compliant financial statements on a schedule consistent with Semper Paratus’ timing limitations and posing other considerations that would likely delay a transaction or create uncertainty that was not acceptable to the Semper Paratus Board.

Semper Paratus ultimately decided to pursue a business combination with Tevogen because of, among other things: (a) Semper Paratus’ directors’ and officers’ belief, based on their preliminary evaluation and the terms of the letter of intent, that Tevogen was the most attractive potential business combination target that met Semper Paratus’ key criteria in a target (as discussed in the above paragraph), (b) the level of engagement and discussions with Tevogen, (c) Tevogen’s willingness to enter into the letter of intent, discussed below, on terms that Semper Paratus’ directors and officers believed were attractive, and (d) Tevogen’s willingness to devote appropriate resources to expeditiously sign a definitive agreement and consummate a business combination. The Semper Paratus Board also obtained the Fairness Opinion supporting the valuation of Tevogen, as discussed greater detail in the section entitled “Business Combination Proposal — Opinion of Financial Advisor to Semper Paratus” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex J.

Negotiations with Original Sponsor

The following is a brief description of the background of the negotiations between Sponsor and Original Sponsor that briefly summarizes the events that led to the signing of the Sponsor Share Purchase Agreement.

Original Sponsor sought to sell the majority of its shares in Semper Paratus and to be replaced as Semper Paratus’ sponsor. Cohen and Associates introduced Original Sponsor and Sponsor in March 2023 and the negotiations began. Original Sponsor’s initial offer was to keep 20% of its shares in Semper Paratus and to sell 80%. Sponsor instead offered to purchase 70% from Original Sponsor and to become responsible for any future expenses in connection with Semper Paratus. Original Sponsor was to remain responsible for past expenses.

On May 4, 2023, Semper Paratus, the Original Sponsor, and the Sponsor entered into the Sponsor Share Purchase Agreement, pursuant to which the Original Sponsor transferred 7,988,889 Class A ordinary shares and 1,000,000 private placement units, each consisting of one Class A ordinary share and one-half of one redeemable warrant exercisable for one Class A ordinary share to the Sponsor for an aggregate purchase price of $1.00 payable at the time of the Closing of the Business Combination.

Negotiations with Tevogen

The following is a brief description of the background of the negotiations between Semper Paratus and Tevogen that summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation between the parties to the Merger Agreement or their representatives.

Tevogen was introduced to Suren Ajjarapu on March 27, 2023, during a social gathering, by Dr. Manmohan Patel, who currently serves as an advisory board member of Tevogen. Mr. Ajjarapu followed up with Dr. Saadi via phone call on March 31, 2023 and received a confidential presentation on Tevogen on April 7, 2023. After Mr. Ajjarapu finalized his review of the presentation, he presented it to Semper Paratus’ board members on April 7, 2023. After reviewing the presentation internally, the board decided that they were interested in pursuing this opportunity because of their interest in the biotech space and because of Tevogen’s status as a clinical-stage company.

Some of the criteria considered by Semper Paratus were the following:

●	SPAC readiness of the target;
●	Quality of the audit firm;
●	Product portfolio diversification;
●	How soon they can get into profitability;
●	History of innovation;
●	Market leadership or niche specialty;
●	Management team;
●	Special legal, regulatory, or environmental issues;
●	Clinical stage of the company; and
●	Unmet need of market for the therapy.

Semper Paratus and Tevogen executed a nondisclosure agreement on April 20, 2023 and Semper Paratus received access to a virtual data room on or about April 20, 2023, which is when Semper Paratus began its diligence process. In the days following the execution of the nondisclosure agreement, representatives of Semper Paratus, including Mr. Ajjarapu and Mr. Peterson, had telephonic conferences and virtual meetings with Dr. Saadi to discuss commercial and legal due diligence regarding Tevogen’s business to assist Semper Paratus and its advisors in developing its views of Tevogen’s financial position and business prospects. Representatives of Semper Paratus and Tevogen also discussed the terms of a potential business combination between the parties, including valuation, valuation methodology, and the financial and operating projections, subject to further due diligence review of Tevogen and its business operations. On April 25, 2023, Semper Paratus held a management presentation with its board and with initial diligence finalized, it proceeded to perform internal financial modeling, including discounted cash flow (“DCF”) and weighted average cost of capital analysis, based on the tentative financial projections. On the basis of its analyses, Semper Paratus formulated a valuation of $1.08 billion for Tevogen. The DCF was presented to the board, which caused to be prepared a non-binding letter of intent (“LOI”) that was sent to the Tevogen team on May 2, 2023.

After the LOI was sent, on May 3, 2023, Semper Paratus and Tevogen held a call via Zoom to better explain to Tevogen Semper Paratus’ DCF model and assumptions. On May 3, 2023, the Tevogen team sent comments to the LOI, which contained a valuation expectation of $1.8 billion. Tevogen’s version explained that its valuation expectation was based on other similar industry standards and listed companies that were in the same phase of development.

On May 4, 2023, Semper Paratus held a board meeting during which management and the board of directors discussed capital funding options. It was determined, and the Semper Paratus board of directors approved, the sale of the Semper Paratus securities held by the Initial Sponsor to Sponsor, controlled by a related party, Mr. Ajjarapu (who was also on the board of directors of the Initial Sponsor, and is currently the chief executive officer of Semper Paratus and controls the Sponsor), with Sponsor assuming certain obligations of Initial Sponsor and acquiring the Semper Paratus Class A Ordinary Shares of Initial Sponsor, upon the following terms: for an aggregate purchase price of $1.00 payable at the time of the initial business combination, Sponsor purchased (x) 7,988,889 Class A Ordinary Shares and (y) 1,000,000 private placement units, each consisting of one Class A Ordinary Share and one-half of one redeemable warrant that is exercisable for one Class A Ordinary Share.

On May 5, 2023, Semper Paratus had another call with the Tevogen management team. This call was held to discuss Tevogen’s valuation and understand Tevogen’s underlying logic. Semper Paratus asked for Public Company Accounting Oversight Board audited financial statements, which Tevogen responded were still in process. Tevogen also noted that Carta Valuations LLC had previously prepared a valuation report to determine Tevogen’s valuation for purposes of Section 409A of the Internal Revenue Code. Semper Paratus asked Tevogen to upload the valuation report to the data room so that it could be reviewed by Semper Paratus, and said that after reviewing they could regroup and continue discussions.

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On May 5, 2023, Semper Paratus engaged Nelson Mullins as outside counsel to help it evaluate a potential business combination with Tevogen. Representatives of Semper Paratus and Nelson Mullins attended several videoconference meetings and telephone calls with Tevogen’s management team, Tevogen’s legal counsel, Hogan Lovells, and accounting advisors/auditors to discuss several due diligence items, including a timeline for a potential transaction and diligence, among other topics.

Upon Semper Paratus’ further review of the material and the valuation report, Semper Paratus formulated a revised $1.2 billion valuation, and determined to pay an additional amount on an earnout basis. In formulating the revised valuation, Semper Paratus considered the initial valuation report and, among other factors, the unmet medical need for Tevogen’s product in the U.S. market, the stage of Tevogen’s product candidate in the FDA approval process and the amount of time it could take for the product candidate to get approved, and the market size of the Tevogen product candidate in the United States and in the rest of the world. After thorough discussion about Tevogen’s product candidate and market, Tevogen discussed its cash needs with the Semper Paratus team, and both parties considered Semper Paratus’ funds currently held in trust, market conditions, likely redemption scenarios, and alternative options to fund New Tevogen at the closing of the Business Combination. The Sponsor agreed it would work with an investment bank and other financial advisors to investigate various funding opportunities such as forward purchase agreements, non-redemption agreements, and PIPE and convertible note financings and assess which funding alternatives would be most advantageous. Ultimately, the parties determined that it would be appropriate for the Sponsor to participate in an earnout along with the New Tevogen’s stockholders for its role in arranging alternative funding options to meet the minimum closing cash condition.

Semper Paratus and Tevogen had another meeting on May 9, 2023, in which they discussed this new earnout concept, which consisted of Semper Paratus agreeing to pay 80% of the purchase price at the time of the closing and the remaining 20% to be paid in three years based on New Tevogen’s stock price.

On May 10, 2023, the Semper Paratus board reviewed and approved a new LOI to be submitted to the Tevogen team, subject to Semper Paratus obtaining a third-party valuation to support its valuations and subject to changes, if any, based on those valuations before entering into a binding agreement.

On May 13, 2023, Semper Paratus presented the new LOI and, on May 14, 2023, conducted further discussions with the Tevogen team to finalize the terms of the LOI, which provided for a payment of 83.33% of the estimated purchase price at closing of the Business Combination and the remaining 16.67% to be paid over a three year period, subject to New Tevogen achieving certain stock price milestones. On May 22, 2023, Semper Paratus and Tevogen agreed to the terms and executed the LOI.

Following the execution of the LOI, Semper Paratus and its advisors continued their commercial and legal due diligence.

On May 31, 2023, Nelson Mullins provided an initial draft of the Merger Agreement to Hogan Lovells, the proposed terms of which Hogan Lovells began to review with Tevogen.

In June 2023, Tevogen made available to Nelson Mullins a virtual data room containing information related to Tevogen. Nelson Mullins provided an initial due diligence request list highlighting outstanding items. During the month of June, Semper Paratus and Nelson Mullins engaged in the review of the information provided by Tevogen in response to Semper Paratus’ preliminary due diligence requests. Semper Paratus and its advisors reviewed commercial, financial, and other company information, including regulatory, environmental, and tax matters.

In the following weeks, Semper Paratus held a number of discussions and information exchanges with Tevogen regarding its financial model, potential financing sources, and other customary due diligence matters. The group discussed in detail the financial model and assumptions supporting it as part of Semper Paratus’ financial due diligence of Tevogen. During the month of July, Tevogen and Semper Paratus also met with potential financing sources.

Further discussions took place during the month of June 2023 between representatives of Semper Paratus, Tevogen and their respective advisors regarding transaction structure and due diligence related matters. The parties had in-depth business, operational and strategic discussions, including a review of Tevogen’s strategic initiatives, plans for future growth, and potential future capital requirements.

During June 2023, representatives of the parties discussed the draft Merger Agreement and preparation of various ancillary agreements. Hogan Lovells provided a revised draft of the Merger Agreement to Nelson Mullins on June 20, 2023. On June 26, 2023, Nelson Mullins sent a revised draft of the Merger Agreement to Hogan Lovells.

Semper Paratus, Tevogen, and both of their counsel participated on conference calls between June 26, 2023 and the signing date of the Merger Agreement to discuss and seek resolution of the remaining open issues in the draft Merger Agreement. During these calls, the parties’ discussion focused on the post-closing capitalization of the combined company, including equity commitments Semper Paratus must obtain in connection with the transaction, and the parties agreed on a $25 million minimum closing cash condition. Following these discussions and subsequent calls between representatives of Semper Paratus and Tevogen, including diligence calls with legal counsel, the parties generally agreed on the scope of other operating covenants and representations and warranties of Tevogen. Additional comments to the draft Merger Agreement, including feedback from Semper Paratus’ Cayman counsel, were exchanged over the following days before the parties agreed on the final version on June 28, 2023.

Merger Sub was incorporated under the laws of the State of Delaware on June 28, 2023.

On June 28, 2023, the board of directors of Tevogen approved and adopted the Merger Agreement.

On June 28, 2023, the parties finalized the transaction documents (or forms thereof) with respect to the Business Combination based on the terms agreed upon by the parties and approved by their respective boards of directors. On June 28, 2023, Semper Paratus, Tevogen, and Merger Sub executed the Merger Agreement.

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On June 29, 2023, Semper Paratus and Tevogen issued a joint press release announcing the execution of the Merger Agreement, which was filed as an exhibit to a Current Report on Form 8-K.

Semper Paratus is in the beginning stages of a PIPE process to raise approximately $50 million in a private placement offering in order to help facilitate satisfaction of the requirement under the Merger Agreement that Semper Paratus hold at least $25 million in cash upon consummation of the Business Combination (unless waived by the parties). Semper Paratus expects to finalize the PIPE, if successful, in the fourth quarter of 2023. However, as of the date of this proxy statement/prospectus no substantive discussions regarding any additional financial arrangements have occurred and the terms of a potential PIPE offering are not known. To date, no party to the Merger Agreement has entered into any arrangement related to the planned PIPE transaction or any other equity financing arrangement with any investor.

The Semper Paratus Board’s Reasons for the Business Combination

Semper Paratus was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Semper Paratus Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Semper Paratus Board and management to identify, acquire and operate one or more businesses. The members of the Semper Paratus Board and management have extensive transactional experience.

As described under “Background to the Business Combination” above, the Semper Paratus Board, in evaluating the Merger, consulted with Semper Paratus’ management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Semper Paratus Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the Semper Paratus Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Semper Paratus Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Semper Paratus’ reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The Semper Paratus Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby. The Semper Paratus Board and management team alike were impressed with the Tevogen team during the diligence process and in their own investigation of the industry. More specifically, the Semper Paratus Board took into consideration the following factors or made the following determinations, as applicable:

1.	Meets the acquisition criteria that Semper Paratus had established to evaluate prospective business combination targets. The Semper Paratus Board determined that Tevogen satisfies a number of the criteria and guidelines that Semper Paratus established at its IPO, including its large addressable market, strong value proposition, significant expansion opportunity, and experienced management team.

2.	Significant value creation opportunities. In addition to the organic growth opportunities described above, the Semper Paratus Board considered that Tevogen would have the potential to add substantial value by engaging in various strategic initiatives, which may be complimentary to its core operations.

3.	Experienced management team. The Semper Paratus Board determined that Tevogen has a proven and experienced team that is positioned to successively lead Tevogen after the Business Combination.

4.	Tevogen’s post-Closing financial condition. The Semper Paratus Board also considered factors such as Tevogen’s outlook, financial plan and debt structure.

5.	Valuation supported by fairness opinion, financial analysis and due diligence. The Semper Paratus Board determined that the fairness opinion delivered by Mentor and the valuation analysis conducted by Semper Paratus’ management team, based on the trading levels of comparable companies and the materials and financial projections provided by Tevogen, supported the equity valuation of Tevogen. As part of this determination, Semper Paratus’ management, Semper Paratus Board and legal counsel conducted due diligence examinations of Tevogen and discussed with Tevogen’s management the financial, operational and legal outlook of Tevogen.

6.	Public company readiness. Additionally, the Semper Paratus Board looked for a company that would benefit from additional visibility that a public company provides, bringing access for its therapies to customers and partners that would not otherwise invest in a private company, to enable strategic partnerships worldwide. Particularly out of all the potential targets the Semper Paratus Board reviewed, Tevogen appeared most ready to become a public company within a reasonable timeline.

The Semper Paratus Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including the competitive landscape, nonperformance by contract counterparties, and the execution risk that could create difficulties for Tevogen in effectively managing its growth and expanding its operations. Specifically, the Semper Paratus Board considered the following issues and risks:

●	Risk that the benefits described above may not be achieved. The risk that the potential benefits of the Merger may not be fully achieved, or may not be achieved within the expected timeframe.

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●	Risk of the liquidation of Semper Paratus. The risks and costs to Semper Paratus if the Merger is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in Semper Paratus being unable to effect an initial business combination in the requisite time frame and force Semper Paratus to liquidate.

●	Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits Semper Paratus from soliciting other business combination proposals, which restricts Semper Paratus’ ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

●	Risks regarding the shareholder vote. The risk that Semper Paratus’ shareholders may fail to provide the votes necessary to effect the Merger.

●	Closing conditions. The fact that completion of the Merger is conditioned on the satisfaction of certain Closing conditions that are not within Semper Paratus’ control, including approval by Semper Paratus shareholders, and approval by NYSE American of the initial listing application in connection with the Merger.

●	Potential litigation. The possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger.

●	Fees and expenses. The fees and expenses associated with completing the Merger.

●	Macroeconomic risk. The risk of macroeconomic uncertainty and the effects it could have on Tevogen’s operations and business.

●	Other risk factors. Various other risk factors associated with the respective businesses of Semper Paratus and Tevogen.

In addition to considering the factors described above, the Semper Paratus Board also considered that some officers and directors of Semper Paratus might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of Semper Paratus’ shareholders. Semper Paratus’ independent directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the Semper Paratus Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Semper Paratus Board concluded that the potential benefits that it expected Semper Paratus and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the Semper Paratus Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, Semper Paratus and its shareholders.

Opinion of Financial Advisor to Semper Paratus

As discussed herein, the board of directors of Semper Paratus engaged The Mentor Group, Inc. (“Mentor”) in connection with the Merger Agreement to provide to the Semper Paratus Board a fairness opinion related thereto. Such engagement was entered into pursuant to the terms of an engagement letter dated as of June 1, 2023.

Mentor is an internationally recognized independent valuation consulting firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Semper Paratus selected Mentor to provide a fairness opinion on the basis of Mentor’s reputation, its experience in the preparation of delivery of fairness opinions in connection with business combination transactions of other companies in the investment management industry and a cost structure that was appropriate for a company of Semper Paratus’ size and for the size of the Business Combination. Neither Semper Paratus, Tevogen, nor any of their respective affiliates have or have had during the past two years any material relationship with Mentor, or its affiliates, and no relationship with Mentor, or its affiliates, not related to the Business Combination as currently contemplated between Semper Paratus, Tevogen, or any of their respective affiliates.

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On June 26, 2023, the Semper Paratus Board held a video meeting with several representatives from Nelson Mullins, Semper Paratus’ counsel, and several representatives from Mentor in which Mentor provided a final presentation regarding the Business Combination and delivered its opinion letter (the “Opinion”) to the Semper Paratus Board on June 29, 2023  stating that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the purchase price to be paid by Semper Paratus to the equity holders of Tevogen in the Business Combination for Tevogen as provided in the Merger Agreement is fair from a financial point of view to the public stockholders of Semper Paratus. The summary of the Opinion in this proxy statement is qualified in its entirety by reference to the full text of the Opinion, which is attached to this proxy statement as Annex J and includes a description of the Business Combination, and sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Mentor in connection with arriving at and delivering the Opinion.

The Opinion was furnished solely to be utilized by the Semper Paratus Board as only one input to consider in its process of analyzing the Business Combination and it did not constitute a recommendation to the Semper Paratus Board (or any member thereof), any shareholder of Semper Paratus or any other person as to how such person should vote or invest in Semper Paratus or otherwise act with respect to the Business Combination or in any other manner.

In arriving at its Opinion, Mentor looked solely at the enterprise value of Tevogen as a going concern and on a standalone basis immediately prior to the date of the Opinion and did not consider any impact on value (positive or negative) of the consummation of the Business Combination on the value of Tevogen. Mentor performed the reviews, analyses and inquiries as it, in its professional judgment and experience, deemed necessary and appropriate under the circumstances and based on the nature of the Merger Agreement. Mentor’s activities, included, without limitation:

1)	reviewed the Agreement and Plan of Merger by and among: Semper Paratus Acquisition Corp., Merger Sub Inc., SSVK Associates, LLC and Tevogen Bio Inc, dated June 28, 2023;
2)	reviewed the file Tevogen Bio – Probability of Success.pptx;
3)	reviewed the Excel file TVGN 489 Forecast US Only GP45 sent to Suren Ajjarapu for info only with details 6 2 23.xlsx;
4)	reviewed the biographies of Tevogen Bio’s leadership team in a file entitled Leadership – Maturity of Corporation Agility of Startup.pdf;
5)	reviewed the file Tevogen Business Plan 6 6 23 published.pdf;
6)	reviewed the file Tevogen-Bio-Executive-Summary-IR-March-2023.pdf;
7)	reviewed the file Tevogen-Corporate-Overview-IR-May-2023.pdf;
8)	reviewed the 409A valuation of Tevogen Bio by Carta Valuations LLC, dated April 1, 2022;
9)	reviewed the file T Valuation v2.pdf, a PowerPoint presentation entitled rNPV Approach to Valuation;
10)	reviewed Tevogen Bio Inc financial statements for the periods for fiscal years ending December 31, 2021 and 2022 and the three month period ending March 31, 2023;
11)	discussed in detail with Sadiq A. Khan (Tevogen Bio Inc’s Chief Commercial Officer) the status of the TVGN 489 drug in the FDA approval process, the probability of the successful completion of the process, and the likelihood that the Company will realize the forecast in the Excel file TVGN 489 Forecast US Only GP45 sent to Suren Ajjarapu for info only with details 6 2 23.xlsx that was used as the basis for our Opinion;
12)	reviewed the white paper Clinical Development Success Rates and Contributing Factors 2011 – 2020, from QLS Advisors, Informa Pharma Intelligence and Biotechnology Innovation Organization, February 2021;
13)	reviewed a white paper entitled Biotech Valuation Idiosyncrasies and Best Practices;
14)	reviewed publicly available financial information of Semper Paratus Acquisition Corporation (LGST);
15)	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

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In rendering its Opinion, Mentor assumed and relied upon the accuracy and completeness of the most recent financial statements, forecasts and other information provided to it by Semper Paratus and Tevogen, and Mentor further relied upon the assurances of such companies’ management that they were, in each case, unaware of any facts or circumstances that would make the information provided to Mentor incomplete or misleading. Mentor relied upon and assumed, without independent verification, that:

(a)	the representations and warranties of all parties to the Merger Agreement identified and all other related documents and instruments that are referred to therein are true and correct,

(b)	each party to the Merger Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party,

(c)	all conditions to the consummation of the Merger will be satisfied without waiver thereof, and

(d)	the Merger will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and other related documents and instruments. We have relied upon and assumed, without independent verification, that:

(i)	the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and

(ii)	all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or the Opinion.

In arriving at its Opinion, Mentor did not perform any independent appraisal or physical inspection of the assets of Tevogen. Mentor’s analysis does not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). Mentor did not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, they noted there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material.

The Opinion was predicated on the assumption that the final executed form of the Merger Agreement would not differ in any material respect from the draft of the Merger Agreement they examined, that the conditions to the Business Combination as set forth in the draft of the Merger Agreement would be satisfied, and that the Business Combination would be consummated on a timely basis in the manner contemplated by the Merger Agreement.

In performing its analyses, Mentor considered business, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its Opinion. Mentor noted that no company or business used in Mentor’s analyses for comparative purposes is identical to Tevogen, and an evaluation of the results of those analyses is not entirely mathematical and is subject to assumptions and estimates. The estimates contained in the financial projections and the implied reference range values indicated by Mentor’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Semper Paratus or Tevogen. Much of the information used in, and accordingly the results of, Mentor’s analyses are inherently subject to substantial uncertainty. As a result, Mentor did not and does not assume any responsibility if the future results are materially different from those forecasts.

Mentor’s Opinion was only one of many factors considered by the Semper Paratus Board in evaluating the Business Combination. Neither Mentor’s Opinion nor its analyses were determinative of the transaction consideration or of the views of the Semper Paratus Board, or Semper Paratus’ management with respect to any determinations made regarding the Business Combination or the consideration with respect thereto. The type and amount of consideration payable as the Business Combination consideration were determined through negotiation between Semper Paratus and Tevogen, and the decision to enter into the Merger Agreement was solely that of the Semper Paratus Board.

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Financial Analyses

In preparing its Opinion, Mentor performed a variety of analyses, including those described herein. The summary of Mentor’s analyses is not a complete description of the analyses underlying Mentor’s Opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Mentor’s Opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Mentor arrived at its Opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Mentor made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses, and Mentor believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Mentor’s analyses and Opinion.

For purposes of its analyses, Mentor reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the applicable acquisition target) plus the amount of its net debt (i.e., the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Mentor based the estimated range of equity values of Tevogen using the Discounted Cash Flow (“DCF”) method and the Guideline Public Company method, as described below.

Value Range. For purposes of its financial analyses, with Semper Paratus’ consent, Mentor determined a range of equity values for Tevogen as follows:

(in $ Thousands)
Valuation Method	Low	High
Income Approach	—	—
DCF Method	$1,178.1	$1,433.8
Market Approach	—	—
Guideline Public Company Method (All)	2,201.6	4,195.7
Guideline Public Company Method ($B companies only)	2,201.6	3,040.9

DCF Analysis

Mentor utilized a forecast of revenue and profitability for Tevogen that was prepared by Tevogen and dated June 1, 2023. The forecast shows revenue, cost of sales, cost of goods sold, gross profit, operating expenses, EBITDA, and capital expenditures for TVGN 489 for the treatment of acute risk COVID-19 and Tevogen’s potential Long COVID treatment. The forecast spanned mid-2023 through 2029. As part of its analyses, Mentor adjusted Tevogen’s forecast for the probability of clinical success from Phase II through final FDA approval. For infectious diseases, the probability of transition from Phase II to Phase III is 38.4%, from Phase III to New Drug Application/BLA the probability is 64%, and from New Drug Application/BLA to Approval the probability is 92.9%, for a combined success rate of 22.8%. These adjustments are based on information from Clinical Development Success Rates and Contributing Factors, 2011 - 2020, published in Biomedtracker, a product of Informa Pharma Intelligence, February 2021. Mentor compared the information from this source with that in Biotech Valuation Idiosyncrasies and Best Practices, which can be found on the website https://www.toptal.com/finance/valuation/biotech-valuation. This article presents a detailed synopsis of the valuation of a drug pipeline including the time and probability of final FDA approval. Mentor found the information to be very similar to that which it relied upon in its analysis. The fact pattern for Tevogen strongly correlated with the information from these two sources.

Mentor reviewed certain financial data for guideline public companies (“GPCs”) with publicly traded equity securities that Mentor deemed relevant based on the GPC’s operations that may in certain respects and based on Mentor’s professional judgment and experience, be considered similar to those of Tevogen. [INSERT – relevant factors that Mentor took into account to determine that these comps were similar to Tevogen] No company used in the analyses as a comparison is directly comparable to Tevogen. The companies we reviewed for our analysis are as follows:

i)	Immunocore Holdings plc
ii)	Revolution Medicines, Inc.
iii)	SpringWorks Therapeutics, Inc.
iv)	Inhibrx, Inc.
v)	Kura Oncology, Inc.
vi)	RAPT Therapeutics, Inc.
vii)	Tyra Biosciences, Inc.
viii)	Stoke Therapeutics, Inc.
ix)	Alpine Immune Sciences, Inc.
x)	AnaptysBio, Inc
xi)	Amphastar Pharmaceuticals, Inc.
xii)	Supernus Pharmaceuticals, Inc.
xiii)	Ironwood Pharmaceuticals, Inc.
xiv)	Dynavax Technologies Corporation
xv)	Agios Pharmaceuticals, Inc.
xvi)	Intra-Cellular Therapies, Inc.
xvii)	Ultragenyx Pharmaceutical Inc.
xviii)	Revolution Medicines, Inc.

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Mentor estimated an industry-derived discount rate using the GPCs (the weighted average cost of capital, or “WACC”) for the Company, which was applied to the adjusted cash flows of Tevogen to calculate the present value of the discrete cash flows for the years 2023 through 2029. The WACC was determined directly from application of the capital asset pricing model (“CAPM”) using information from the GPCs, including the observed beta, book debt as a percent of the market value of invested capital (“MVIC”) and the effective tax rate. After applying the selected discount rates to the discrete period forecast cash flows, Mentor summed the present values for all periods.

Next, Mentor determined a terminal value to add to the sum of the discrete period cash flows. Mentor utilized a two-stage model (the “H” model) to determine the terminal value. The H model assumes three years of 15% revenue growth plus perpetual growth of 3% per year. The sum of the two terminal values is then discounted to present value by the selected discount rate. Lastly, Mentor added the sum of the discrete period discounted cash flows to the terminal value, added balance sheet cash and subtracted total interest-bearing debt to determine the value of equity.

Mentor did a scenario analysis in its DCF Schedule wherein it varied the estimated long-term growth rate from 2.0% to 5.0% and the discount rate from 35.0% to 40.0%. Mentor focused on the more conservative results of this scenario analysis and chose the “low” value for the DCF analysis to be $1,178,116,300 based on a discount rate of 40.0% and a long-term growth rate of 2.0%. Mentor chose the “high” value for the DCF analysis to be $1,433,761,300 based on a discount rate of 37.0% and a long-term growth rate of 3.0%.

Guideline Public Company Method

For each of the GPCs, Mentor calculated historical and forecast multiples of revenue, EBITDA and EBIT. For many of the early-stage GPCs, the historical EBITDA and EBIT were not available to calculate the historical multiples. We also calculated multiples for a subset of the GPCs comprised of companies with market value of equity above $1.0 billion. Mentor applied these multiples to the probability-adjusted forecast for Tevogen that was used in its DCF analysis. For both sets of GPCs, we calculate a “low” and a “high” value. As in the DCF analysis, Mentor chose a conservative approach to the selection of multiples to apply to Tevogen’s forecast financial results The low value was determined by applying the minimum multiple to the appropriate 2029 financial performance measures of Tevogen. The high value was determined by applying the first quartile multiple to the appropriate 2029 financial performance measures of Tevogen.

For both data sets, with the results of applying the selected multiples to the appropriate Tevogen financial performance parameter and discounting to present value, all that remains is to weight the three selected values (from revenue, EBITDA and EBIT) to determine a weighted average of MVIC. For the low and high results of each of the two datasets, we applied a weighting of 60% to the value resulting from application of the revenue multiple, 10% to the value resulting from EBITD, and 30% to the value resulting from EBIT. We gave more weighting to the revenue multiple as the number of companies with EBITDA and EBIT available was one-half the number of companies with revenue available for analysis for both data sets (all companies and companies with MVIC greater than $1.0 billion). Also, multiples of EBIT are better indicators of value than multiples of EBITDA as using EBIT removes the variability of company investment decisions from the determination.

Once we determined the implied weighted-average MVIC for each calculation, the results were then discounted to present value using the selected discount rate. Lastly, we added balance sheet cash and subtracted total interest-bearing debt to determine the value of equity for each of the four analyses.

Value Conclusion

Having calculated three ranges of implied equity value for Tevogen using the two methodologies, Mentor applied weightings to the two ranges based on Mentor’s judgement that Tevogen would reach a long-term sustainable growth rate between the years 2027 and 2030. Mentor gave a weighting of 50% to the implied equity values determined using the Income Approach and a weighting of 25% to each of the four implied equity values determined using the Market Approach. Mentor then summed the weighted values for both the low and high ranges of value to give a final range of the equity value of Tevogen.

Fees and Scope of Engagement

Semper Paratus has paid Mentor a fee of $100,000 in connection with delivery of its Opinion and has reimbursed Mentor for its reasonable expenses incurred in connection with the Semper Paratus engagement and has agreed to indemnify Mentor, any controlling person of Mentor and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

The Opinion was delivered to the Semper Paratus Board subject to the conditions, scope of engagement, limitations and understanding set forth in the Opinion and subject to the understanding that the obligations of Mentor in connection with the Merger Agreement are solely corporate obligations. Mentor was not asked to opine on, and the Opinion did not express any views with respect to, (i) any other terms of the Merger Agreement, (ii) Semper Paratus’ underlying business decision to effect the Merger Agreement, (iii) the basic business decision to proceed with or effect the Merger Agreement, (iv) the merits of the Merger Agreement relative to any alternative transaction or business strategy that may be available to Semper Paratus, (v) the amount or nature of the compensation to any officer, director or employee or any class of such persons relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Semper Paratus or Tevogen in the Merger Agreement, or relative to or in comparison with the consideration payable in connection with the Business Combination, (vi) the fairness of the Business Combination to any particular group or class of securities (other than the equity securities of Semper Paratus which were acquired upon the consummation of the Business Combination), creditors, or other constituencies of Semper Paratus, (vii) the solvency, creditworthiness or fair value of Tevogen or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters, (viii) the procedural fairness of the Business Combination or other possible measures of fairness, (ix) the independent fair value of Tevogen (except as expressly set forth in the Opinion), or (x) the fairness of such valuation to Semper Paratus or Semper Paratus’ shareholders (independent from the Business Combination), taken as a whole.

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The Semper Paratus Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Semper Paratus Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of Semper Paratus’ reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factor Summary.”

Projected Financial Information

Semper Paratus and Tevogen do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with the Semper Paratus Board’s evaluation of the Business Combination, and as part of Semper Paratus’ due diligence process, in June 2023, Tevogen’s management delivered financial projections to Semper Paratus, including projections for revenue, cost of sales, gross profit, operating expenses and EBITDA. Between April 2023 and June 2023, Semper Paratus conducted due diligence and held discussions with Tevogen management and advisors in order to verify the fairness and accuracy of the projections for use. In the view of Semper Paratus and Tevogen’s management, the financial projections were prepared on a reasonable basis reflecting consultation with Tevogen’s management’s currently available estimates and judgments, and present, to the best of Semper Paratus’ and Tevogen’s management’s knowledge and belief, the expected course of action and the expected future financial performance of Tevogen at the time. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to rely on the prospective financial information. Tevogen’s financial projections reflect numerous estimates and assumptions made by Semper Paratus and Tevogen, with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Tevogen’s business, all of which are difficult to predict and many of which are beyond Tevogen’s control, including, among others, risks and uncertainties set forth under “Risk Factors” contained elsewhere in this proxy statement/prospectus. In developing the financial projections, numerous material assumptions were made, with respect to Tevogen’s business for the periods covered by the financial projections.

Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience, events and business developments. The inclusion of financial projections should not be regarded as an indication that Semper Paratus or Tevogen, their boards of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. Furthermore, the financial projections do not purport to be a complete description of the financial analyses performed or factors considered.

Semper Paratus has included summary information from such financial projections in the tables below to give its shareholders access to certain previously non-public information because such information was considered by the Semper Paratus Board for purposes of evaluating the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections are materially different than actual results. The combined entity will not refer back to the financial projections in future periodic reports filed under the Exchange Act.

The unaudited financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP. Neither Semper Paratus’ independent registered public accounting firm nor the independent registered public accounting firm of Tevogen has audited, reviewed, compiled, or performed any procedures with respect to the accompanying financial projections for the purpose of their inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of Tevogen included elsewhere in this proxy statement/prospectus relates to the historical financial information of Tevogen. It does not extend to the financial projections and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the signing of the Merger Agreement and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the financial projections. The accompanying financial projections include financial measures that were not calculated in accordance with GAAP. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and our management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

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The financial projections and related financial support were provided to Mentor as they were being completed and finalized by Tevogen. On June 26, 2023, Mentor presented the final projections to the Semper Paratus Board.

Additionally, the Semper Paratus Board discussed the competition and Tevogen’s utilization of capital from the Business Combination to address the market conditions specific to the expansion of the business, market development initiatives directed at the consumer and opportunities to expand the commercial efforts to targeted markets. The final projections were again discussed and approved by the Semper Paratus Board on June 28, 2023, when the Semper Paratus Board also approved the business combination with Tevogen.

The projections for Tevogen’s business are based on established trends, taking into account organizational costs of developing TVGN 489 and the likelihood that Tevogen has another approved product on the market in the next three years. The projections account for commercialization of Tevogen’s products in the United States only. Topline revenue is based on Tevogen’s expected limitation in the speed at which it can recruit and train the manufacturing team (contract development and manufacturing organization (CDMO) and in-house) and the time it takes to build and qualify the GMP facilities in order to manufacture its product. The estimated cost of goods sold is based on a conservative yield per lot, with the expectation that ongoing process improvement and scaleup should result in higher yield per lot. This upside scenario is not captured in the base case. General and administrative costs are estimated at 20% of net sales in the launch year and decrease year after year as the product is established (assuming it will receive FDA approval) and sales volume increases. The research and development budget mainly covers costs associated with contract research organizations, outsourced drug safety and vigilance studies, and patient recruitment costs for multiple layers of indication that will be added for COVID-19 and Long COVID. Research and development costs also include pharmacodynamic investigations, additional HLA research, patient registries, and Phase 4 trials. The United States operational budget includes costs associated with employees and contractors, costs, facilities operations, utilities, software licensing, systems implementation, market shaping and other non-manpower costs. The United States operational budget also includes clinical supplies for trials, contracted research by third parties, trial logistics, third party cryo-storage, technical and regulatory consultants, and medical education contracts. The United States operational budget is based on TVGN 489 commercialization by in-house marketing and medical teams. The ex-United States operational budget will include region specific research and development and contract development and manufacturing organizations expenses, training and market development activities. Besides the regular overhead costs, general and administrative expenses also cover compensation for the executive leadership team and the central support functions. The direct labor costs associated with the manufacturing of the product is included in the costs of manufacturing per lot. These assumptions have been carefully considered and are deemed reasonable based on the industry trends and the Tevogen’s strategic initiatives.

The projections treat non-cash compensation-based expenses as cash expenses. The projections were also based on estimates by our management with respect to tax assets and rates, capital expenditures, depreciation and amortization, changes in net working capital, and stock-based compensation.

Accordingly, there can be no assurance that the financial projections are indicative of the future performance of Semper Paratus or Tevogen or that actual results will not differ materially from those presented in the financial projections. Inclusion of the financial projections in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the financial projections will be achieved.

Considering that the special meeting will be held months after the date the financial projections referenced above were prepared, as well as the uncertainties inherent in any forecasted projections, stockholders are cautioned not to place undue reliance on the financial projections.

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The financial projections regarding Tevogen’s anticipated future operations on which the Semper Paratus Board receieved from Tevogen, for the twelve-month period following initial launch and for fiscal year 2026 through fiscal year 2029, are as follows:

	2025E (Launch Year)(1)	2026E	2027E	2028E	2029E
Revenue
Acute Risk COVID-19 Treatment - TVGN 489	$1,800,000,000	$1,980,000,000	$4,138,200,000	$5,989,500,000	$10,014,444,000
Long Covid Treatment	$-	$2,970,000,000	$6,534,000,000	$9,583,200,000	$9,487,368,000
Total U.S. Revenue ($)	$1,800,000,000	$4,950,000,000	$10,672,200,000	$15,572,700,000	$19,501,812,000
Expenses
COGS assuming 100 units/lot	$300,000,000	$750,000,000	$1,470,000,000	$1,950,000,000	$2,220,000,000
Selling, general and administrative	$360,000,000	$742,500,000	$1,067,220,000	$1,401,543,000	$1,560,144,960
Research and development (Pre-clinical and Clinical)	$55,000,000	$60,000,000	$40,000,000	$40,000,000	$30,000,000
Total Operating Expenses ($)	$415,000,000	$802,500,000	$1,107,220,000	$1,441,543,000	$1,590,144,960

U.S. EBITDA ($)	$1,085,000,000	$3,397,500,000	$8,094,980,000	$12,181,157,000	$15,691,667,040
Ex-U.S. EBITDA ($)	$(31,750,000)	$542,500,000	$1,698,750,000	$4,047,490,000	$6,090,578,500
GLOBAL TVGN 489 EBITDA	$1,053,250,000	$3,940,000,000	$9,793,730,000	$16,228,647,000	$21,782,245,540
CUMULATIVE GLOBAL TVGN 489 EBITDA	$874,500,000	$4,814,500,000	$14,608,230,000	$30,836,877,000	$52,619,122,540

(1) When prepared, the forecast assumed that launch would occur in the third calendar quarter of 2025, and the estimate for 2025 reflects the initial twelve-month period from launch. Subsequent years are calendar year projections.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by Semper Paratus have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the analysis of Tevogen generally used to approve the transaction, the Semper Paratus Board determined that this requirement was met. The Semper Paratus Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Semper Paratus and its shareholders and appropriately reflected Tevogen’s value. In reaching this determination, the Semper Paratus Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, and technical skills, as well as quantitative factors such as Tevogen’s potential for future growth in revenue and profits. The Semper Paratus Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Tevogen met this requirement.

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Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination

When you consider the recommendation of the Semper Paratus Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including Semper Paratus’ directors, may have interests in such proposal that are different from, or in addition to, those of Semper Paratus shareholders and warrant holders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Semper Paratus’ Board concluded that the potentially disparate interests would be mitigated because (i) these interests are disclosed and included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Semper Paratus with any other target business or businesses, and (iii) a significant portion of the consideration to Semper Paratus’ directors and executive officers was structured to be realized based on the future performance of New Tevogen’s Common Stock. In addition, Semper Paratus’ independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Semper Paratus Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Nonetheless, shareholders should take these disparate interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve an initial business combination;

●	the Sponsor and Semper Paratus’ officers and directors will lose their entire investment in Semper Paratus and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 15, 2023 (unless such date is by the Semper Paratus Board in accordance with the Existing Governing Documents);

●	the Sponsor will pay an aggregate of $1.00 for their Class A ordinary shares and their private placement units to the Original Sponsor upon the Closing of the Business Combination. Effectively, the Sponsor paid $0.01 per Class A ordinary share and has the right to acquire 500,000 shares of New Tevogen Common Stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our public shareholders would experience a negative rate of return in New Tevogen from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $[●] as of [●], 2023, which amount includes the current value of securities held, assuming a trading price of $[●] per Semper Paratus Class A ordinary share and $[●] per Semper Paratus public warrants (based upon the respective closing prices of the Semper Paratus Class A ordinary shares and the Semper Paratus public warrant on Nasdaq on [●], 2023; in addition, as of October 23, 2023, Semper Paratus owes the Sponsor $200,000 in accrued monthly fees;

●	the Sponsor currently holds 7,988,889 Semper Paratus Class A ordinary shares, the aggregate value of which is approximately $[●] as of [●], 2023;

●	even if the trading price of the shares of New Tevogen Common Stock were as low as $0.01 per share, the aggregate market value of the Semper Paratus Class A ordinary shares alone (without taking into account the value of the private placement units) would exceed the initial investment in Semper Paratus by the Sponsor. As a result, the Sponsor is likely to be able to make a substantial profit on its investment in Semper Paratus at a time when shares of New Tevogen Common Stock have lost significant value. On the other hand, if Semper Paratus liquidates without completing an initial business combination before December 15, 2023, the Sponsor will likely lose its entire investment in Semper Paratus;

●	the private placement warrants underlying the private placement unis purchased by the Sponsor will be worthless if an initial business combination is not consummated;

●	the Sponsor has agreed that the private placement units and the underlying securities will not be sold or transferred by it until after Semper Paratus has completed an initial business combination, subject to limited exceptions;

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●	the Initial Shareholders’ total potential ownership in the New Tevogen, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 7.5% of outstanding New Tevogen Common Stock in a no redemption scenario, and 7.6% of outstanding New Tevogen Common Stock in a maximum redemption scenario (see “Beneficial Ownership of Securities” for more information);

●	the Sponsor will pay an aggregate of $1.00 for its Class A ordinary shares and private placement units to the Original Sponsor upon Closing and such securities will have a significantly higher value at the time of the Business Combination, and that in the case the Business Combination is not consummated Semper Paratus would liquidate rendering such founder shares worthless;

●	the Sponsor is currently the owner of 7,988,889 Class A ordinary shares and 1,000,000 private placement warrants, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by December 15, 2023, subject to the Sponsor depositing additional funds monthly into Semper Paratus’ trust account, Semper Paratus will be required to dissolve and liquidate. In such event, the Semper Paratus Class A ordinary shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the Sponsor has agreed not to redeem any of the Class A ordinary shares in connection with a shareholder vote to approve an initial business combination;

●	the anticipated continuation of one of our existing directors, Surendra Ajjarapu, as director of New Tevogen;

●	pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in our organizational documents providing for continued indemnification of Semper Paratus’ directors and officers and (ii) continue Semper Paratus’ directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	pursuant to the Registration and Shareholder Rights Agreement, the Original Sponsor and Cantor, are entitled to registration of the shares of New Tevogen Common Stock into which the founder shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that we have provisions in our Existing Governing Documents that waive the corporate opportunities doctrine on an ongoing basis, which means that Semper Paratus’ officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Semper Paratus. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in our Existing Governing Documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver; and

●	if the Trust Account is liquidated, including in the event Semper Paratus is unable to complete an initial business combination by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), the Sponsor has agreed to indemnify Semper Paratus to ensure that the proceeds in the Trust Account are not reduced below $10.20 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Semper Paratus has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Semper Paratus, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

As a result of the foregoing interests, the Sponsor and Semper Paratus’ directors and officers will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares and public units on [●] as reported on Nasdaq of $[●] and $[●], respectively, in the aggregate, the Sponsor and its affiliates have approximately $[●] million at risk that depends upon the completion of an initial business combination. Such amount consists of 7,988,889 Class A ordinary shares and 1,000,000 private placement units held by the Sponsor.

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The Original Sponsor, pursuant to the Letter Agreement, and the Sponsor, pursuant to the Sponsor Share Purchase Agreement, agreed to, among other things, vote all of their shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 56.8% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Letter Agreement.

The existence of financial and personal interests of one or more of the Sponsor’s or Semper Paratus’ officers or directors may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of Semper Paratus and its shareholders and what such director or officer may believe is the best interest of such director or officer in determining to recommend that shareholders vote for the proposals.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, Semper Paratus has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Tevogen Stockholders comprising a relative majority of the voting power of New Tevogen, Tevogen’s operations prior to the acquisition comprising the only ongoing operations of New Tevogen, Tevogen’s senior management comprising a majority of the senior management of New Tevogen, and Tevogen will initially designate a majority of the board of directors of New Tevogen. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Tevogen with the Business Combination being treated as the equivalent of Tevogen issuing stock for the net assets of Semper Paratus, accompanied by a recapitalization. The net assets of Semper Paratus will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules and regulations that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless both parties have submitted premerger filings to the Antitrust Division and the FTC and a waiting period has been terminated or has expired. Certain aspects of the Business Combination are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Tevogen’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Semper Paratus cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Semper Paratus cannot assure you as to its result.

None of Semper Paratus and Tevogen are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

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Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Semper Paratus’ entry into the Agreement and Plan of Merger, dated as of June 28, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Semper Paratus Acquisition Corporation, a Cayman Islands exempted company (“Semper Paratus”), Semper Merger Sub., a Delaware corporation (“Merger Sub”) and Tevogen Bio Inc, a Delaware corporation (“Tevogen”), pursuant to which, among other things, following the de-registration of Semper Paratus as an exempted company in the Cayman Islands and the continuation and Domestication of Semper Paratus as a corporation in the State of Delaware, Merger Sub will merge with and into Tevogen, with Tevogen as the “Surviving Corporation” and as a wholly owned subsidiary of New Tevogen, and all other transactions contemplated by the Business Combination, be approved, ratified and confirmed in all respects.”

Recommendation of the Semper Paratus Board

THE SEMPER PARATUS BOARD UNANIMOUSLY RECOMMENDS THAT THE SEMPER PARATUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the Proposals. In addition, Semper Paratus’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Semper Paratus is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the Semper Paratus Board has unanimously approved, and Semper Paratus shareholders are being asked to consider and vote upon a proposal to approve, a change of Semper Paratus’ jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Semper Paratus will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Semper Paratus will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of Semper Paratus will convert by operation of law, on a one-for-one basis, into shares of New Tevogen Class A Common Stock; and (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Semper Paratus will automatically represent the right to purchase one share of New Tevogen Class A Common Stock at an exercise price of $11.50 per share on the terms set forth in the Semper Paratus warrant agreement. Immediately following the Domestication, (i) the New Tevogen Class A Common Stock will be reclassified as New Tevogen Common Stock; (ii) the governing documents of Semper Paratus will be amended and restated and become the certificate of incorporation and the bylaws of New Tevogen as described in this proxy statement/prospectus; and (iii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the Semper Paratus shareholders, other than the amendments to the Semper Paratus governing documents that are contemplated by the Organizational Documents Proposal, which is a condition to the Closing of the Business Combination. Each issued and outstanding Semper Paratus unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one Semper Paratus warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Tevogen Common Stock and one-half of one New Tevogen warrant, with such whole warrant representing the right to purchase one share of New Tevogen Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Semper Paratus warrant agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of Semper Paratus, you will not be able to receive or trade a warrant when the units are separated.

The Domestication Proposal, if approved, will approve a change of Semper Paratus’ jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Semper Paratus is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Tevogen will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Semper Paratus will also ask its shareholders to approve the Organizational Documents Proposal and each Advisory Charter Proposal (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Tevogen under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under the sections entitled “Organizational Documents Proposal” and “The Advisory Charter Proposals,” the Existing Governing Documents of Semper Paratus, attached hereto as Annex B and the Proposed Governing Documents of New Tevogen, attached hereto as Annex C and Annex D.

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Reasons for the Domestication

The Semper Paratus Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the Semper Paratus Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Semper Paratus Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Semper Paratus and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

●	Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Tevogen, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Tevogen’s stockholders from possible abuses by directors and officers.

●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Tevogen’s incorporation in Delaware may make New Tevogen more attractive to future candidates for the Semper Paratus Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The Semper Paratus Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Tevogen to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both the Cayman Islands Companies Act and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than the Cayman Islands Companies Act on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New Tevogen to compete more effectively with other public companies in attracting and retaining new directors. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

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Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Semper Paratus as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Tevogen immediately following the Domestication will be the same as those of Semper Paratus immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Each holder of Class A ordinary shares will have one vote per share. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Domestication Proposal. See “The Merger Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Semper Paratus be transferred by way of continuation to Delaware pursuant to Article 47 of the Existing Governing Documents of Semper Paratus and Section 388 of the Delaware General Corporation Law and, immediately upon being de-registered in the Cayman Islands, Semper Paratus be continued and domesticated as a corporation under the laws of the State of Delaware.”

Recommendation of the Semper Paratus Board

THE SEMPER PARATUS BOARD UNANIMOUSLY RECOMMENDS THAT SEMPER PARASUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Semper Paratus’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ORGANIZATIONAL DOCUMENTs PROPOSAL

Overview

In connection with the Business Combination, Semper Paratus is asking its shareholders to approve by special resolution under the Cayman Islands Companies Act the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the Proposed Charter and Proposed Bylaws, in the forms attached hereto as Annex C and Annex D, respectively. If each of the Organizational Documents Proposal and Domestication Proposal is approved and the Business Combination is consummated, the Proposed Charter and Proposed Bylaws will be substantially in the form attached hereto as Annex C and Annex D, respectively.

Under the Merger Agreement, the approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination and the effectiveness of the Organizational Documents Proposal is cross-conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if the Organizational Documents Proposal is not approved, the Business Combination will not be completed unless the condition is waived. Similarly, if the other Condition Precedent Proposals are not each approved and if the Business Combination is not completed, the Organizational Documents Proposal will have no effect, even if approved by the Semper Paratus shareholders.

Reasons for the Organizational Documents Proposal

The Proposed Charter was negotiated as part of the Business Combination. The following is a summary of the key changes effected by the Proposed Charter relative to the Existing Governing Documents, as well as the Semper Paratus Board’s reasons for asking the shareholders of Semper Paratus to approve the Organizational Documents Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex C.

Corporate Name

The Semper Paratus Board believes that changing the corporate name from “Semper Paratus Acquisition Corporation” to “Tevogen Bio Holdings Inc.” in connection with the Domestication is desirable to reflect the Business Combination and to clearly identify New Tevogen as the publicly traded entity.

Changes in Share Capital

The Semper Paratus Board believes that it is desirable to eliminate the provisions for Semper Paratus’ current Class B ordinary shares and to increase the number of Semper Paratus’ authorized shares, each with a par value of $0.0001 per share, from 221,000,000 authorized shares consisting of 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preference shares, to shares consisting of [●] shares of New Tevogen Common Stock and [●] shares of preferred stock, in order for New Tevogen to be able to be flexible in considering future business needs and opportunities.

Opt Out of DGCL 242(b)(2)

The Semper Paratus Board believes that it is appropriate that the number of authorized shares of any class of common stock or preferred stock of New Tevogen to be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New Tevogen’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. Therefore, the Semper Paratus Board believes it is desirable to remove the separate class vote for increases and decreases of the authorized shares of any class of capital stock to allow all stockholders to vote upon such matters.

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Changing the Number of Directors; Stockholder Removal of Directors

The Semper Paratus Board believes that it is desirable to give the New Tevogen Board the exclusive authority to fix the number of directors from time to time and limit the ability of New Tevogen stockholders to remove members of the New Tevogen Board from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of New Tevogen, entitled to vote on the election of such director, voting together as a single class in order to increase board continuity and the likelihood that experienced board members with familiarity of New Tevogen’s business operations would serve on the board at any given time and make it more difficult for a potential acquiror or other person to gain control of the New Tevogen Board.

Eliminating Action by Written Consent of Stockholders

The Semper Paratus Board believes that it is desirable that any action required or permitted to be taken by the stockholders of New Tevogen must be effected at an annual or special meeting of the stockholders and not by written consent. Eliminating the right of New Tevogen Stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New Tevogen’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Tevogen.

Vote Required to Amend the Bylaws

The Semper Paratus Board believes that it is desirable that stockholder-adopted bylaws, and stockholder amendments or other alterations to the bylaws require approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Tevogen to strengthen the commitment to corporate governance by enhancing stockholder participation rights.

Supermajority Vote Required to Amend Certain Charter Provisions

The Semper Paratus Board believes that it is desirable that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Tevogen to be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of our Board, removal of directors from office, and filling vacancies on the New Tevogen Board, (ii) exculpation of personal liability of a director of New Tevogen and indemnification of persons serving as directors or officers of New Tevogen, and (iii) amendments to the Proposed Bylaws. The Semper Paratus Board believes that this requirement is appropriate at this time to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Exclusive Forum Provision

The Semper Paratus Board believes that it is desirable to adopt an exclusive forum for certain stockholder litigation in order to avoid multiple lawsuits in multiple jurisdictions regarding the same matter. Therefore, the Proposed Charter adopts (i) Delaware as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Provisions Related to Status as a Blank Check Company

The elimination of certain provisions related to Semper Paratus’ status as a blank check company is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, the Proposed Charter allows New Tevogen continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the Semper Paratus Board believes it is the most appropriate period for New Tevogen following consummation of the Business Combination. In addition, certain other provisions in the Current Articles require that proceeds from the initial public offering be held in the Trust Account until an initial business combination or liquidation of Semper Paratus has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

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Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, which requires the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Organizational Documents Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Organizational Documents Proposal. See “The Merger Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Existing Governing Documents of Semper Paratus be amended and restated by their deletion in their entirety and their replacement by the Proposed Governing Documents (annexed to this proxy statement/prospectus as Annex C and Annex D, respectively) and that these be approved as the certificate of incorporation and bylaws, respectively, of New Tevogen, effective upon the effectiveness of the Domestication, including the change in name from “Semper Paratus Acquisition Corporation” to “Tevogen Bio Holdings Inc.”

Recommendation of the Semper Paratus Board

THE SEMPER PARATUS BOARD UNANIMOUSLY RECOMMENDS THAT SEMPER PARATUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENT PROPOSAL.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Semper Paratus’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ADVISORY CHARTER PROPOSALS

Overview

In connection with the Business Combination, Semper Paratus is asking its shareholders to vote on a series of separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This vote is not otherwise required by the Cayman Islands Companies Act separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, Semper Paratus is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding these proposals is advisory in nature, and is not binding on Semper Paratus or the Semper Paratus Board (separate and apart from the approval of the Organizational Documents Proposal, which is binding on Semper Paratus). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal, which is cross-conditioned with approving the Business Combination Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Semper Paratus intends that the Proposed Charter will take effect at the Closing (assuming approval of the Organizational Documents Proposal).

Advisory Charter Proposal A — Changes in Share Capital

If the Organizational Documents Proposal is approved, the Proposed Charter will remove the provisions for Semper Paratus’ current Class B ordinary shares and the Proposed Charter will increase the number of Semper Paratus’ authorized shares, each with a par value of $0.0001 per share, from 221,000,000 authorized shares consisting of 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preference shares, to [●] shares consisting of [●] shares of New Tevogen Common Stock and [●] shares of preferred stock.

Although Semper Paratus has a sufficient number of authorized but unissued ordinary shares to complete the Business Combination, the Semper Paratus Board has determined that the increase in the number of authorized shares is desirable and in the best interest of Semper Paratus shareholders because it will enhance New Tevogen’s flexibility following the Closing to consider and respond to future business needs and opportunities as they arise from time to time, without incurring the risk, delay, and potential expense associated with obtaining stockholder approval. Although there is no present intention to issue any shares beyond those contemplated by the Merger Agreement and the reservation of shares for grants pursuant to the 2023 Plan, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.

Since New Tevogen stockholders will have no preemptive rights, the New Tevogen Board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or NYSE American rules. The terms upon which any such securities may be issued will be determined by the New Tevogen Board. Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of ownership and voting power of existing Semper Paratus shareholders. New Tevogen could also use the increased number of shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of New Tevogen Common Stock.

The determination to increase the number of authorized shares has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that, while not the current intention, approval of Advisory Charter Proposal A could facilitate future efforts by New Tevogen to deter or prevent changes in control of New Tevogen, including transactions the New Tevogen Board determines are not in the best interests of New Tevogen or its stockholders. For example, without further stockholder approval, the New Tevogen Board could sell shares of New Tevogen Common Stock in a private transaction to purchasers who would oppose a takeover or favor the New Tevogen Board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

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Advisory Charter Proposal B — Opt-Out of DGCL 242(b)(2)

If the Organizational Documents Proposal is approved, the Proposed Charter will provide that the number of authorized shares of any class of common stock or preferred stock of New Tevogen may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of New Tevogen’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The Semper Paratus Board believes it is appropriate at this time to remove the separate class vote for increases or decreases of the authorized shares of any class of capital stock to allow all stockholders to vote upon such matters.

Advisory Charter Proposal C — Stockholder Removal of Directors

Under the Existing Governing Documents, prior to the closing of an initial business combination (as defined in the Existing Governing Documents), members of the Semper Paratus Board may be removed from office only by the affirmative vote of the holders of a majority of the Class B ordinary shares.

If the Organizational Documents Proposal is approved, under the Proposed Charter, stockholders may remove members of the New Tevogen Board from office only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Tevogen entitled to vote on the election of such director, voting together as a single class.

The Semper Paratus Board believes that the extraordinary action of removing a director, or the entire New Tevogen Board, for cause should not be taken without the approval of a substantial portion of New Tevogen’s voting power. Imposition of a supermajority of all of the then outstanding shares of voting stock of New Tevogen entitled to vote voting requirement for this action will ensure that any removal cannot be effected against the will of a substantial portion of stockholders. In reaching this conclusion, the Semper Paratus Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New Tevogen. Semper Paratus further believes that, going forward, a supermajority voting requirement encourages persons seeking control of New Tevogen to negotiate with its board of directors to reach terms that are appropriate for all stockholders.

Advisory Charter Proposal D — Required Vote to Change Number of Directors

Under the Existing Governing Documents, the number of directors of Semper Paratus may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Organizational Documents Proposal is approved, under the Proposed Charter, and subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the New Tevogen Board.

The Semper Paratus Board believes that the change giving exclusive authority to a majority of the New Tevogen Board to fix the number of directors from time to time and thereby limiting the ability of the stockholders to increase or decrease the number of directors will help to reduce the vulnerability of New Tevogen to a hostile change of control by large stockholders and to enhance the ability of the New Tevogen Board to maximize long-term value creation for stockholders in connection with any unsolicited offer to acquire New Tevogen.

Advisory Charter Proposal E — Eliminating Stockholder Ability to Act by Written Consent

Under the Existing Governing Documents, a unanimous written resolution of shareholders shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting.

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If the Organizational Documents Proposal is approved, under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Tevogen must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting (subject to any right of preferred stockholders to act by written consent if granted by the applicable certificate of designation relating to such series of preferred stock).

Eliminating the right of stockholders of New Tevogen to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend New Tevogen’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Tevogen. Further, the Semper Paratus Board believes that eliminating the ability of stockholders of New Tevogen to act by written consent will reduce the time and effort the New Tevogen Board and New Tevogen management would need to devote to responding to proposals submitted by stockholders of New Tevogen, which time and effort could distract those directors and management from other important company business.

Advisory Charter Proposal F — Vote Required to Amend the Bylaws

Semper Paratus does not have bylaws, however, the Existing Governing Documents include provisions similar to the provisions contained in the Proposed Bylaws and the Proposed Charter (save for Article 29.4 of the Existing Governing Documents) which require a special resolution, being a resolution passed by two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Organizational Documents Proposal is approved, under the Proposed Charter, the New Tevogen Board is expressly authorized to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered, or repealed by the stockholders, provided that any stockholder amendment to Proposed Bylaws will require approval of at least a majority of the voting power of all of the then-outstanding shares of voting stock of New Tevogen.

The Semper Paratus Board believes that this amendment would strengthen the commitment to corporate governance by enhancing stockholder participation rights.

Advisory Charter Proposal G — Supermajority Vote Required to Amend Certain Charter Provisions

Amendments to the Existing Governing Documents (save for Article 29.4 of the Existing Governing Documents) require a special resolution, being a resolution passed by two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

Under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Tevogen will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the New Tevogen Board, removal of directors from office, and filling vacancies on the New Tevogen Board and (ii) exculpation of personal liability of a director of New Tevogen and indemnification of persons serving as directors or officers of New Tevogen.

The Semper Paratus Board believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. Semper Paratus further believes that, going forward, a supermajority voting requirement encourages the person seeking control of New Tevogen to negotiate with the board of directors to reach terms that are appropriate for all stockholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of New Tevogen stockholders from taking actions that may be harmful to other New Tevogen stockholders or making changes to provisions that are intended to protect all New Tevogen stockholders.

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Advisory Charter Proposal H — Exclusive Forum Provision

Under the Existing Governing Documents, there is not an exclusive forum for certain shareholder litigation.

Under the Proposed Charter, the Court of Chancery for the State of Delaware (the “Court of Chancery”) will be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on New Tevogen’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Tevogen to New Tevogen or to New Tevogen’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against New Tevogen or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Charter will further provide that unless New Tevogen consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, for which the federal courts have exclusive jurisdiction.

The Semper Paratus Board believes that adopting Delaware as the exclusive forum for certain stockholder litigation will assist New Tevogen in avoiding multiple lawsuits in multiple jurisdictions regarding the same subject matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Semper Paratus Board believes that the Delaware courts are best suited to address disputes involving internal corporate governance matters relating to New Tevogen because, after the Domestication, New Tevogen will be incorporated in Delaware and Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Tevogen or any of New Tevogen’s directors, officers, or other employees, and may potentially increase costs for investors to bring such a claim, both of which may discourage lawsuits. For more information, see “Risk Factors — Risks Related to the Consummation of the Domestication — The Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Tevogen and its stockholders, which could limit New Tevogen’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Tevogen or its directors, officers, stockholders, employees or agents.”

Advisory Charter Proposal I — Removal of Blank Check Company Provisions

Under the Existing Governing Documents, provide that if we do not consummate an initial business combination (as defined in the Existing Governing Documents) by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), Semper Paratus will cease all operations except for the purposes of winding up and will redeem the shares issued in Semper Paratus’ initial public offering and liquidate its Trust Account.

The Proposed Charter eliminates certain provisions related to Semper Paratus’ status as a blank check company. For example, there are no provisions relating to New Tevogen’s ongoing existence. As the default under the DGCL, New Tevogen’s existence will be perpetual.

The Semper Paratus Board believes the removal of these provisions is desirable as the provisions related to a blank check company will serve no purpose following the Business Combination. Perpetual existence is the usual period of existence for corporations and the Semper Paratus Board believes it is the most appropriate period for New Tevogen following the Business Combination.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, cast votes at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast with respect to, and otherwise will have no effect on, the proposal.

The Advisory Charter Proposals are conditioned upon the approval of the Organizational Documents Proposal.

The Initial Shareholders have agreed to vote all of their shares in favor of each of the Advisory Charter Proposals. See “The Merger Agreement — Related Agreements — Letter Agreement” for more information.

Recommendation of the Semper Paratus Board

THE SEMPER PARATUS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SEMPERPARATUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Semper Paratus’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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NASDAQ PROPOSAL

Overview

In connection with the Business Combination, Semper Paratus is asking its shareholders to approve by ordinary resolution under the Cayman Islands Companies Act a proposal to approve, for the purposes of complying with Nasdaq Rule 5635, the issuance of shares of New Tevogen Common Stock in connection with the Business Combination (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Rule 5635

Under Nasdaq Rule 5635(a)(1), a listed company is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Merger Agreement, Semper Paratus currently expects to issue an estimated [●] shares of New Tevogen Common Stock in connection with the Business Combination, which is more than 20% of the ordinary shares of Semper Paratus currently outstanding. In addition, New Tevogen intends to reserve for issuance shares of New Tevogen Common Stock for potential future issuances under the 2023 Plan. For further details, see “Business Combination Proposal — Consideration to Tevogen Stockholders in the Business Combination” and “Omnibus Incentive Plan Proposal.”

Additionally, under Nasdaq Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. If the Business Combination is consummated there would be a change of control because after giving effect to the Business Combination, the majority stockholder of Tevogen will control 61.9% of the outstanding common stock, assuming no redemptions by Semper Paratus shareholders in connection with the Business Combination.

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more.

In the event that this proposal is not approved by Semper Paratus’ shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Semper Paratus’ shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Tevogen Common Stock pursuant to the Merger Agreement, New Tevogen will not issue such shares of New Tevogen Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Nasdaq Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Nasdaq Proposal. See “The Merger Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of shares of New Tevogen Common Stock be approved.”

Recommendation of the Semper Paratus Board

THE SEMPER PARATUS BOARD UNANIMOUSLY RECOMMENDS THAT SEMPER PARATUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Semper Paratus’ directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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OMNIBUS INCENTIVE PLAN PROPOSAL

We are asking stockholders to consider and vote upon a proposal to approve the Tevogen Bio Holdings Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”).

On [●], the Semper Paratus board of directors adopted the 2023 Plan, subject to the receipt of stockholder approval at the extraordinary general meeting. The ability to grant equity-based compensation awards is critical to attracting and retaining highly qualified individuals. Our board of directors believes that it is in the best interests of our stockholders for those individuals to have an ownership interest in New Tevogen in recognition for their contributions and to align their interests with those of our future stockholders.

Tevogen 2020 Equity Incentive Plan

Tevogen currently maintains the Tevogen Bio Inc 2020 Equity Incentive Plan (the “Predecessor Plan”) in order to provide additional incentives for employees, directors and consultants of Tevogen, and to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to Tevogen’s success. The Predecessor Plan was originally adopted on October 2, 2020. The Predecessor Plan reserves a total of 4,000,000 shares of Tevogen’s common stock for issuance to eligible participants.

The Predecessor Plan provides for grants of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock awards, restricted stock units, and other stock-based awards. The Company has granted stock options, restricted stock units, and restricted stock awards under the Predecessor Plan.

In connection with the completion of the Merger, the Predecessor Plan will no longer grant awards pursuant to its terms. However, the Predecessor Plan will continue to govern the terms and conditions of the outstanding awards granted under it.

Notable Features of the 2023 Plan

As described in more detail below, certain notable features of the 2023 Plan include:

●	granting of options and stock appreciation rights only at a per share exercise price at least equal to the fair market value of a share of New Tevogen Common Stock on the grant date;

●	granting of options with a ten-year maximum term;

●	awards are subject to potential clawback, forfeiture, repayment or other similar action pursuant to any clawback policy adopted by the New Tevogen or an affiliate or applicable law;

●	no liberal share recycling;

●	no payment of dividends or dividend equivalent rights on options or stock appreciation rights, and no current payment of dividends or dividend equivalent rights on unvested performance-based awards; and

●	no repricing of options or stock appreciation rights without prior stockholder approval.

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Summary of the Material Terms of the 2023 Plan

A summary of the material terms of the 2023 Plan is set forth below. The following is qualified in its entirety by the full text of the 2023 Plan, which is attached to this proxy statement/prospectus as Annex F and is incorporated by reference into this proposal. We encourage stockholders to read and refer to the complete plan document in Annex F for a more complete description of the 2023 Plan.

Purpose and Eligibility

The purpose of the 2023 Plan is (i) to provide eligible persons with an incentive to contribute to New Tevogen’s success and to operate and manage New Tevogen’s business in a manner that will provide for New Tevogen’s long-term growth and profitability and that will benefit New Tevogen’s stockholders and other important stakeholders, including New Tevogen’s employees and customers, and (ii) to provide a means of recruiting, rewarding, and retaining key personnel.

Equity awards may be granted under the 2023 Plan to officers, directors, including non-employee directors, other employees, advisors, consultants or other service providers of New Tevogen or New Tevogen’s subsidiaries or other affiliates, and to any other individuals who are approved by the Committee (as defined below) as eligible to participate in the 2023 Plan. As of [●], there are no employees or directors that are eligible to participate in the 2023 Plan, but we expect that 21 employees, including each of New Tevogen’s named executive officers, and approximately 14 non-employee directors, consultants, and advisors of New Tevogen will be eligible to participate in the 2023 Plan after the consummation of the Business Combination. Only New Tevogen’s employees or employees of New Tevogen’s corporate subsidiaries are eligible to receive incentive stock options.

Effective Date and Term

If approved by stockholders at the extraordinary general meeting, the 2023 Plan will be effective as of [●], the date the plan was adopted by our board of directors (the “Effective Date”). The 2023 Plan will terminate automatically at 11:59PM ET on the day before the tenth (10th) anniversary of the Effective Date unless earlier terminated by the New Tevogen Board or in accordance with the terms of the 2023 Plan.

Administration, Amendment and Termination

The 2023 Plan will generally be administered by a committee composed of not fewer than two directors of New Tevogen designated by the New Tevogen Board, each of whom will be a “non-employee director” and satisfy the composition requirements under the listing rules of any stock exchange on which the New Tevogen Common Stock is listed (the “Committee”).

Except where the authority to act on such matters is specifically reserved to the New Tevogen Board under the 2023 Plan or applicable law, the Committee will have full power and authority to interpret and construe all provisions of the 2023 Plan, any award, and any award agreement, and take all actions and to make all determinations required or provided for under the 2023 Plan, any award, and any award agreement, including the authority to:

●	designate grantees of awards;

●	determine the type or types of awards to be made to a grantee;

●	determine the number of shares of New Tevogen Common Stock subject to an award or to which an award relates;

●	establish the terms and conditions of each award;

●	prescribe the form of each award agreement;

●	subject to limitations in the 2023 Plan (including the prohibition on repricing of options or share appreciation rights without stockholder approval), amend, modify, or supplement the terms of any outstanding award; and

●	make substitute awards.

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The New Tevogen Board will also be authorized to appoint one or more committees of the New Tevogen Board consisting of one or more directors of New Tevogen who need not meet the independence requirements above for certain limited purposes permitted by the 2023 Plan, and to the extent permitted by applicable law, the Committee will be authorized to delegate authority to the Chief Executive Officer of New Tevogen and/or any other officers of New Tevogen for certain limited purposes permitted by the 2023 Plan. The New Tevogen Board will retain the authority under the 2023 Plan to exercise any or all of the powers and authorities related to the administration and implementation of the 2023 Plan.

The New Tevogen Board may amend, suspend, or terminate the 2023 Plan at any time; provided that with respect to awards that are granted under the 2023 Plan, no amendment, suspension or termination may materially impair the rights of the award holder without such holder’s consent. No such action may amend the 2023 Plan without the approval of stockholders if the amendment is required to be submitted for stockholder approval by the New Tevogen Board, the terms of the 2023 Plan, or applicable law.

Awards

Awards under the 2023 Plan may be made in the form of:

●	stock options, which may be either incentive stock options or nonqualified stock options;

●	stock appreciation rights or “SARs”;

●	restricted stock;

●	restricted stock units;

●	deferred stock units;

●	unrestricted stock;

●	dividend equivalent rights;

●	performance awards, including performance shares;

●	other equity-based awards; or

●	cash.

An incentive stock option is an option that meets the requirements of Section 422 of the Code, and a nonqualified stock option is an option that does not meet those requirements. A SAR is a right to receive upon exercise, in the form of stock, cash or a combination of stock and cash, the excess of the fair market value of one share of New Tevogen Common Stock on the exercise date over the exercise price of the SAR. Restricted stock is an award of New Tevogen Common Stock subject to restrictions over restricted periods that subject the shares of New Tevogen Common Stock to a substantial risk of forfeiture, as defined in Section 83 of the Code. A restricted stock unit or deferred stock unit is an award that represents a conditional right to receive shares of New Tevogen Common Stock in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock. Unrestricted shares are shares of New Tevogen Common Stock free of restrictions other than those imposed under federal or state securities law. Dividend equivalent rights are awards entitling the grantee to receive cash, shares of New Tevogen Common Stock, other awards under the 2023 Plan or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of New Tevogen Common Stock. Performance awards are awards made subject to the achievement of one or more performance goals over a performance period established by the Committee. Other equity-based awards are awards representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to stock, other than an option, SAR, restricted stock, restricted stock unit, unrestricted stock, dividend equivalent right, or a performance award.

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The 2023 Plan provides that each award will be evidenced by an award agreement, which may specify terms and conditions of the award that differ from the terms and conditions that would otherwise apply under the 2023 Plan in the absence of the different terms and conditions in the award agreement. In the event of any inconsistency between the 2023 Plan and an award agreement, the provisions of the 2023 Plan will control.

Awards under the 2023 Plan may be granted alone or in addition to, in tandem with, or in substitution or exchange for any other award under the 2023 Plan, other awards under another compensatory plan of New Tevogen or any of its affiliates (or any business entity that has been a party to a transaction with New Tevogen or any of New Tevogen’s affiliates), or other rights to payment from New Tevogen or any of its affiliates. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

The Committee may permit or require the deferral of any payment pursuant to any award into a deferred compensation arrangement, which may include provisions for the payment or crediting of interest or dividend equivalent rights, in accordance with rules and procedures established by the Committee. Awards under the 2023 Plan generally will be granted for no consideration other than past services by the grantee of the award or, if provided for in the award agreement or in a separate agreement, the grantee’s promise to perform future services to New Tevogen or one of its subsidiaries or other affiliates.

Forfeiture; Clawback

New Tevogen may reserve the right in an award agreement to cause a forfeiture of the gain realized by a grantee with respect to an award on account of actions taken by, or failed to be taken by, such grantee in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of New Tevogen or any affiliate, confidentiality obligations with respect to New Tevogen or any affiliate, or otherwise in competition with New Tevogen or any affiliate, to the extent specified in such award agreement. If the grantee is an employee and is terminated for “Cause” (as defined in the 2023 Plan), the Committee may annul the grantee’s award as of the date of the grantee’s termination.

In addition, any award granted pursuant to the 2023 Plan will be subject to mandatory repayment by the grantee to New Tevogen to the extent (i) set forth in the 2023 Plan or in an award agreement, or (ii) the grantee is or becomes subject to any clawback policy or compensation recovery policy or such other similar policy of New Tevogen or an affiliate, or any applicable laws which impose mandatory recoupment.

Shares Subject to the 2023 Plan

Subject to adjustment as described below, the maximum number of shares of New Tevogen Common Stock reserved for issuance under the 2023 Plan will be equal to the sum of (a) [●] shares of New Tevogen Common Stock plus (b) an annual increase as of the first business day of each calendar year, for a period of not more than ten (10) years and starting with the [2024/2025] calendar year, in an amount equal to the lesser of (i) a number of shares of New Tevogen Common Stock equal to [●]% of the total number of shares of New Tevogen Common Stock outstanding as of the last day of the immediately preceding calendar year, or (ii) such lesser number of shares of New Tevogen Common Stock as determined by the Committee. The maximum number of shares of New Tevogen Common Stock available for issuance pursuant to incentive stock options granted under the 2023 Plan will be the same as the total number of shares of New Tevogen Common Stock reserved for issuance under the 2023 Plan. Shares of New Tevogen Common Stock issued under the 2023 Plan may be authorized and unissued shares of New Tevogen Common Stock, or treasury shares of New Tevogen Common Stock, or a combination of the foregoing.

Any shares of New Tevogen Common Stock covered by an award, or portion of an award, granted under the 2023 Plan that are not purchased or forfeited or canceled, or expire or otherwise terminate without the issuance of shares of New Tevogen Common Stock or are settled in cash in lieu of shares of New Tevogen Common Stock, will again be available for issuance under the 2023 Plan.

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Shares of New Tevogen Common Stock subject to an award granted under the 2023 Plan will be counted against the maximum number of shares of New Tevogen Common Stock reserved for issuance under the 2023 Plan as one share for every one share subject to such an award. In addition, at least the target number of shares of New Tevogen Common Stock issuable under a performance award will be counted against the maximum number of shares of New Tevogen Common Stock reserved for issuance under the 2023 Plan as of the grant date, but such number will be adjusted to equal the actual number of shares of New Tevogen Common Stock issued upon settlement of the performance award to the extent different from such number initially counted against the share reserve.

The number of shares of New Tevogen Common Stock available for issuance under the 2023 Plan will not be increased by the number of shares of New Tevogen Common Stock: (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares of New Tevogen Common Stock upon exercise of an option; (ii) that were not issued upon the net settlement or net exercise of a stock-settled SAR; (iii) deducted or delivered from payment of an award in connection with New Tevogen’s tax withholding obligations; or (iv) purchased by New Tevogen with proceeds from option exercises.

Options

The 2023 Plan authorizes the Committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. An option granted under the 2023 Plan will be exercisable only to the extent that it is vested. Each option will become vested and exercisable at such times and under such conditions as the Committee may approve consistent with the terms of the 2023 Plan. No option may be exercisable more than ten years after the option grant date, or five years after the option grant date in the case of an incentive stock option granted to a “ten percent stockholder” (as defined in the 2023 Plan); provided that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any option granted to a grantee who is a foreign national or is a natural person who is employed outside of the United States, such option may terminate, and all rights to purchase shares of New Tevogen Common Stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the date of grant of such option as the Committee shall determine. The Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of the grantee’s service. The exercise price of each option will be determined by the Committee, provided that the per share exercise price will be equal to or greater than 100% of the fair market value of a share of New Tevogen Common Stock on the grant date (other than as permitted for substitute awards). If New Tevogen were to grant incentive stock options to any ten percent stockholder, the per share exercise price will not be less than 110% of the fair market value of a share of New Tevogen Common Stock on the grant date.

Incentive stock options and nonqualified stock options are generally non-transferable, except for transfers by will or the laws of descent and distribution. The Committee may, in its discretion, determine that a nonqualified stock option may be transferred to family members by gift or other transfers deemed not to be for value.

Share Appreciation Rights

The 2023 Plan authorizes the Committee to grant SARs that provide the recipient with the right to receive, upon exercise of the SAR, cash, New Tevogen Common Stock, or a combination of the two. The amount that the recipient will receive upon exercise of the SAR generally will equal the excess of the fair market value of shares of New Tevogen Common Stock on the date of exercise over the fair market value of shares of New Tevogen Common Stock on the grant date. SARs will become exercisable in accordance with terms determined by the Committee. SARs may be granted in tandem with an option grant or independently from an option grant. The term of a SAR cannot exceed ten (10) years from the date of grant. The per share exercise price of a SAR will be no less than the fair market value of one share of New Tevogen Common Stock on the grant date of such SAR.

SARs will be nontransferable, except for transfers by will or the laws of descent and distribution. The Committee may determine that all or part of a SAR may be transferred to certain family members of the grantee by gift or other transfers deemed not to be for value.

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Fair Market Value

For so long as the New Tevogen Common Stock remains listed on NYSE American, the fair market value of the New Tevogen Common Stock on an award’s grant date, or on any other date for which fair market value is required to be established under the 2023 Plan, will be the closing price of New Tevogen’s Common Stock as reported on NYSE American on such date. If there is no such reported closing price on such date, the fair market value of the New Tevogen Common Stock will be the closing price of the New Tevogen Common Stock as reported on such market on the next preceding date on which any sale of New Tevogen Common Stock will have been reported.

If the New Tevogen Common Stock ceases to be listed on NYSE American and is listed on another established national or regional stock exchange, or traded on another established securities market, fair market value will similarly be determined by reference to the closing price of the New Tevogen Common Stock on the applicable date as reported on such other stock exchange or established securities market.

If the New Tevogen Common Stock ceases to be listed on NYSE American or another established national or regional stock exchange, or traded on another established securities market, the Committee will determine the fair market value of the New Tevogen Common Stock by the reasonable application of a reasonable valuation method in a manner consistent with Section 409A of the Code.

As of [●], the latest practicable date, the closing price per Class A ordinary share of Semper Paratus, each of which will be converted to one share of New Tevogen Common Stock, as reported on Nasdaq was $[●].

No Repricing

Except in connection with a corporate transaction involving New Tevogen (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of common stock, other securities or other property), stock split, extraordinary dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of common stock or other securities or similar transaction), New Tevogen may not, without obtaining stockholder approval, (a) amend the terms of outstanding options or SARs to reduce the exercise price of such outstanding options or SARs, (b) cancel outstanding options or SARs in exchange for, or in substitution of, options or SARs with an exercise price that is less than the exercise price of the original options or SARs, or (c) cancel outstanding options or SARs with an exercise price above the current price of New Tevogen Common Stock in exchange for cash or other securities, in each case, unless such action is (i) subject to and approved by New Tevogen’s stockholders, or (ii) would not be deemed to be a repricing under the rules of any stock exchange or securities market on which the New Tevogen Common Stock is listed or publicly traded.

Restricted Stock, Restricted Stock Units, and Deferred Stock Units

The 2023 Plan authorizes the Committee to grant restricted stock, restricted stock units, and deferred stock units. Subject to the provisions of the 2023 Plan, the Committee will determine the terms and conditions of each award of restricted stock, restricted stock units, and deferred stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award, and the purchase price, if any, for the shares of New Tevogen Common Stock subject to the award. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Committee may determine. A grantee of restricted stock will have all of the rights of a stockholder as to those shares of New Tevogen Common Stock, including, without limitation, the right to vote the shares of New Tevogen Common Stock and receive dividends or distributions on the shares of New Tevogen Common Stock, except to the extent limited by the Committee. The Committee may provide in an award agreement evidencing a grant of restricted stock that (a) cash dividend payments or distributions paid on restricted stock will be reinvested in shares of New Tevogen Common Stock, which may or may not be subject to the same vesting conditions and restrictions as applicable to such shares of restricted stock, or (b) any dividend payments or distributions declared or paid on shares of restricted stock will only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of restricted stock. Dividend payments or distributions declared or paid on shares of restricted stock which vest or are earned based on upon the achievement of performance goals will not vest unless such performance goals for such shares of restricted stock are achieved, and if such performance goals are not achieved, the grantee of such shares of restricted stock will promptly forfeit and, to the extent already paid or distributed, repay to New Tevogen such dividend payments or distributions. Grantees of restricted stock units and deferred stock units will have no voting or dividend rights or other rights associated with share ownership, although the Committee may award dividend equivalent rights on such units.

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During the restricted period, if any, when restricted stock, restricted stock units, and deferred stock units are non-transferable or forfeitable, a grantee is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating, or otherwise encumbering or disposing of the grantees’ restricted stock, restricted stock units, and deferred stock units.

Unrestricted Stock

The 2023 Plan authorizes the Committee to grant unrestricted stock, free of any restrictions such as vesting requirements, in such amounts and upon such terms as the Committee may determine. Unrestricted stock awards may be granted or sold in respect of past services.

Dividend Equivalent Rights

The 2023 Plan authorizes the Committee to grant dividend equivalent rights. Dividend equivalent rights may be granted independently or in connection with the grant of any equity-based award, except that no dividend equivalent right may be granted in connection with, or related to an option or SAR. Dividend equivalent rights may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of New Tevogen Common Stock or awards which may thereafter accrue additional dividend equivalent rights (with or without being subject to forfeiture or a repayment obligation) and may be payable in cash, shares of New Tevogen Common Stock, or a combination of the two. Dividend equivalent rights granted as a component of another award may (a) provide that such dividend equivalent right will be settled upon exercise, settlement, or payment of, or lase of restriction on, such other award and that such dividend equivalent will expire or be forfeited or annulled under the same conditions as such award or (b) contain terms and conditions which are different from the terms and conditions of such other award, provided that dividend equivalent rights credited pursuant to a dividend equivalent right granted as a component of another award which vests or is earned based on the achievement of performance goals will not vest unless such performance goals for such underlying award are achieved, and if such performance goals are not achieved, the grantee of such dividend equivalent right will promptly forfeit and, to the extent already paid or distributed, repay to New Tevogen payments or distributions made in connection with such dividend equivalent rights.

Performance Awards

The 2023 Plan authorizes the Committee to grant performance awards. The Committee will determine the applicable performance period, the performance goals, and such other conditions that apply to the performance award. Any performance measures may be used to measure the performance of New Tevogen and its subsidiaries and other affiliates as a whole or any business unit of New Tevogen, its subsidiaries, and/or its affiliates or any combination thereof, as the Committee may deem appropriate, or any performance measures as compared to the performance of a group of comparable companies, or published or special index that the Committee deems appropriate. Performance goals may relate to New Tevogen’s financial performance or the financial performance of New Tevogen’s operating units, the grantee’s performance, or such other criteria determined by the Committee. If the performance goals are met, performance awards will be paid in cash, shares of New Tevogen Common Stock, other awards, or a combination thereof.

Other Equity-Based Awards

The 2023 Plan authorizes the Committee to grant other types of stock-based awards under the 2023 Plan. The terms and conditions that apply to other equity-based awards are determined by the Committee.

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Forms of Payment

The exercise price for any option or the purchase price (if any) for restricted stock, vested restricted stock units, and/or vested deferred stock units is generally payable (i) in cash or in cash equivalents acceptable to New Tevogen, (ii) to the extent the award agreement provides, by the tender (or attestation of ownership) of shares of New Tevogen Common Stock having a fair market value on the date of tender (or attestation) equal to the exercise price or purchase price, (iii) to the extent permitted by law and to the extent permitted by the award agreement, through a broker-assisted cashless exercise, or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable law, including net exercise or net settlement and service rendered to New Tevogen or New Tevogen’s affiliates.

Change in Capitalization

The Committee may adjust the terms of outstanding awards under the 2023 Plan to preserve the proportionate interests of the holders in such awards on account of any recapitalization, reclassification, share split, reverse share split, spin-off, combination of shares, exchange of shares, share dividend or other distribution payable in capital shares, or other increase or decrease in such shares effected without receipt of consideration by New Tevogen. The adjustments will include proportionate adjustments to (i) the number and kind of shares subject to outstanding awards and (ii) the per share exercise price of outstanding options or SARs.

Transaction not Constituting a Change in Control

If New Tevogen is the surviving entity in any reorganization, merger, or consolidation of New Tevogen with one or more other entities which does not constitute a “change in control” (as defined in the 2023 Plan), any awards will be adjusted to pertain to and apply to the securities to which a holder of the number of shares of New Tevogen Common Stock subject to such award would have been entitled immediately after such transaction, with a corresponding proportionate adjustment to the per share price of options and SARs so that the aggregate price per share of each option or SAR thereafter is the same as the aggregate price per share of each option or SAR subject to the option or SAR immediately prior to such transaction. Further, in the event of any such transaction, performance awards (and the related performance measures if deemed appropriate by the Committee) will be adjusted to apply to the securities that a holder of the number of New Tevogen Common Stock subject to such performance awards would have been entitled to receive following such transaction.

Effect of a Change in Control in which Awards are not Assumed

Except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of a change in control in which outstanding awards are not being assumed or continued, the following provisions will apply to such awards, to the extent not assumed or continued:

●	Immediately prior to the occurrence of such change in control, in each case with the exception of performance awards, all outstanding shares of restricted stock and all restricted stock units, deferred stock units, and dividend equivalent rights will be deemed to have vested, and all shares of New Tevogen Common Stock and/or cash subject to such awards will be delivered; and either or both of the following two actions will be taken:

○	At least fifteen (15) days prior to the scheduled consummation of such change in control, all options and SARs outstanding will become immediately exercisable and will remain exercisable for a period of fifteen (15) days. Any exercise of an option or SAR during this fifteen (15) day period will be conditioned on the consummation of the applicable change in control and will be effective only immediately before the consummation thereof, and upon consummation of such change in control, the 2023 Plan and all outstanding but unexercised options and SARs will terminate, with or without consideration as determined by the Committee in its sole discretion; and/or

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○	The Committee may elect, in its sole discretion, to cancel any outstanding awards of options, SARs, restricted stock, restricted stock units, deferred stock units, and/or dividend equivalent rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or capital stock having a value (as determined by the Committee acting in good faith), in the case of restricted stock, restricted stock units, deferred stock units, and dividend equivalent rights (for shares of New Tevogen Common Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of New Tevogen Common Stock pursuant to such change in control and, in the case of options or SARs, equal to the product of the number of shares of New Tevogen Common Stock such subject to such options or SARs multiplied by the amount, if any, which (i) the formula or fixed price per share paid to holders of shares of New Tevogen Common Stock pursuant to such change in control exceeds (ii) the option price or SAR price applicable to such options or SARs.

●	For performance awards, if less than half of the performance period has lapsed, such awards will be treated as though the target performance thereunder has been achieved. If at least half of the performance period has lapsed, such performance awards will be earned, as of immediately prior to but contingent on the occurrence of such change in control, based on the greater of (i) deemed achievement of target performance or (ii) determination of actual performance as of a date reasonably proximate to the date of consummation of the change in control as determined by the Committee, in its sole discretion.

●	Other Equity-Based Awards will be governed by the terms of the applicable award agreement.

Effect of a Change in Control in which Awards are Assumed

Except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of a change in control in which outstanding awards are being assumed or continued, the following provisions will apply to such awards, to the extent not assumed or continued: The 2023 Plan and the options, SARs, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based equity awards granted under the 2023 Plan will continue in the manner and under the terms so provided in the event of any change in control to the extent that provision is made in writing in connection with such change in control for the assumption or continuation of such awards, or for the substitution for such awards of new options, SARs, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based awards relating to the capital stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustment as to the number of shares of New Tevogen Common Stock and exercise price of options and SARs.

In general, a “change in control” means:

●	a transaction or series of related transactions whereby a person or group (with certain exceptions) becomes the beneficial owner of 50% or more of the total voting power of New Tevogen’s voting stock on a fully diluted basis;

●	individuals who, as of the Effective Date, constitute the New Tevogen Board (together with any new directors whose election was approved by at least a majority of the members of the New Tevogen Board then in office), cease to constitute a majority of the members of the New Tevogen Board then in office;

●	a merger or consolidation of New Tevogen, other than any such transaction in which the holders of New Tevogen’s voting stock immediately prior to the transaction own directly or indirectly at least a majority of the voting power of the surviving entity immediately after the transaction;

●	a sale of substantially all of New Tevogen’s assets to another person or entity; or

●	the consummation of a plan or proposal for the dissolution or liquidation of New Tevogen.

Notwithstanding the foregoing, the transactions contemplated by the Merger Agreement shall not, individually or collectively, constitute a change in control.

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Certain Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the 2023 Plan for grantees and New Tevogen will depend on the type of award granted. The summary does not contain a complete analysis of all the potential tax consequences relating to grants under the 2023 Plan, including state, local or foreign tax consequences. This summary is intended for the information of our stockholders considering how to vote at the extraordinary general meeting and not as tax guidance to grantees under the 2023 Plan. This summary is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, grantees are advised to consult their own tax advisors with respect to the tax consequences of receiving grants under the 2023 Plan.

Incentive Stock Options

An option holder will not realize taxable income upon the grant of an incentive stock option under the 2023 Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. An option holder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares of New Tevogen Common Stock underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options, as summarized below.

If an option holder sells the shares of New Tevogen Common Stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying deposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares of New Tevogen Common Stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares of New Tevogen Common Stock were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, New Tevogen will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, New Tevogen will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if New Tevogen complies with applicable reporting requirements and subject to Section 162(m) of the Code.

If an option holder pays the exercise price of an incentive stock option by tendering shares of New Tevogen Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares of New Tevogen Common Stock will be treated as a nontaxable exchange, except that this treatment will not apply if the option holder acquired the shares of New Tevogen Common Stock being tendered pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. The tax basis of the shares of New Tevogen Common Stock tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of New Tevogen Common Stock received, and the new shares of New Tevogen Common Stock will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares of New Tevogen Common Stock.

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Nonqualified Stock Options

An option holder will not realize taxable income upon the grant of a nonqualified stock option. When an option holder exercises the option, however, the excess of the fair market value of the shares of New Tevogen Common Stock purchased pursuant to the option over the exercise price of the option will constitute compensation income taxable to the option holder. New Tevogen will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if New Tevogen complies with applicable reporting requirements and subject to Section 162(m) of the Code.

If an option holder tenders shares of New Tevogen Common Stock in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares of New Tevogen Common Stock tendered, even if the shares of New Tevogen Common Stock tendered were acquired pursuant to the exercise of an incentive stock option. In such an event, the option holder will be treated as receiving an equivalent number of shares of New Tevogen Common Stock pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares of New Tevogen Common Stock tendered will be treated as the substituted tax basis for an equivalent number of shares of New Tevogen Common Stock received, and the shares of New Tevogen Common Stock received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares of New Tevogen Common Stock. The excess of the fair market value of the shares of New Tevogen Common Stock received upon the exercise of the option over the exercise price will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Share Appreciation Rights

The grant of SARs will not result in taxable income to the grantee. Upon exercise of a SAR, the grantee will recognize ordinary income in an amount equal to the cash or the fair market value of the shares of New Tevogen Common Stock received by the grantee. New Tevogen will be entitled to a deduction equal to the amount of any compensation income taxable to the grantee, subject to Section 162(m) of the Code and, if New Tevogen complies with applicable reporting requirements.

Restricted Stock and Restricted Stock Units

Upon the grant of restricted stock or restricted stock units, there will be no tax consequences to the grantee. Generally, the grantee will recognize ordinary income on the date the award vests, in an amount equal to, in the case of restricted stock, the value of the shares of New Tevogen Common Stock on the vesting date, or, in the case of restricted stock units, the amount of cash paid and the fair market value of any shares of New Tevogen Common Stock delivered upon vesting. With respect to restricted stock, under Section 83 of the Code, a grantee may elect to recognize income at the grant date rather than the date of vesting. If New Tevogen complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code, New Tevogen will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Shares

A grantee of unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of New Tevogen Common Stock on the date of grant, reduced by the amount, if any, paid for such shares of New Tevogen Common Stock. New Tevogen will be entitled to deduct the amount of any compensation income taxable to the grantee if it complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code.

Upon the grantee’s disposition of unrestricted stock, any gain realized in excess of the amount reported as ordinary income will be reportable by the grantee as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the grantee has held the shares of New Tevogen Common Stock for more than one year. Otherwise, the capital gain or loss will be short-term.

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Dividend Equivalents

Grantees under the 2023 Plan who receive awards of dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award. If New Tevogen complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code, it will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance Awards

A distribution of shares of New Tevogen Common Stock or a payment of cash in satisfaction of a performance award will be taxable as ordinary income when the distribution or payment is actually or constructively received by the grantee. The amount taxable as ordinary income is the aggregate fair market value of the shares of New Tevogen Common Stock determined as of the date they are received or, in the case of a cash award, the amount of the cash payment. New Tevogen will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the grantee if New Tevogen complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code.

Tax Withholding

Payment of the taxes imposed on awards made under the 2023 Plan may be made by withholding from payments otherwise due and owing to the grantee.

New Plan Benefits

As a condition to the Closing of the Business Combination, certain individuals that were executives, employees or individual service providers of the Company as of immediately prior to the Closing will be awarded restricted stock units under the 2023 Plan in an aggregate amount of up to 10% of the total outstanding shares of New Tevogen Common Stock, calculated on a fully diluted basis (reflected in the table below). Grants to individuals other than Dr. Saadi will be made (subject to stockholder approval of the 2023 Plan) promptly after the filing and effectiveness of the registration statement on Form S-8 of New Tevogen covering the 2023 Plan, subject to the individuals’ continued service through the grant date. Other than with respect to the restricted stock awards that have been contingently approved to Dr. Saadi under the 2023 Plan (assuming it is approved by stockholders), it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2023 Plan or would have been received by or allocated to participants for the last completed year because awards under the 2023 Plan will be made at the discretion of the Committee.

Tevogen Bio Holdings Inc. 2023 Omnibus Incentive Plan
Name and Principal Position	Dollar value ($)	Number of Restricted Stock Units (#)
Ryan Saadi, Chief Executive Officer
(A)
(B)
(C)
(D)
Executive Group
Non-Executive Director Group
Non-Executive Officer Employee Group

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Vote Required for Approval

The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the meeting. The Omnibus Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposal. Therefore, if the Business Combination Proposal and the Charter Proposal are not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by Semper Paratus’ stockholders.`

The Omnibus Incentive Plan Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their shares in favor of the Omnibus Incentive Plan Proposal. See “The Merger Agreement – Related Agreements – Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that the Tevogen Bio Holdings Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”), a copy of which is attached to the proxy statement/prospectus as Annex F, be adopted and approved.”

Recommendation of the Semper Paratus Board

THE SEMPER PARATUS BOARD UNANIMOUSLY RECOMMENDS THAT SEMPER PARATUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Semper Paratus’ directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Merger Agreement, immediately after the Closing, the parties thereto shall take all necessary action to designate and appoint to the Post-Closing Board seven (7) persons as follows: (i) six (6) persons designated prior to the Closing by Tevogen, at least four (4) of whom will be independent; and (ii) one person designated prior to the Closing by Semper Paratus. Initially, Tevogen has designated Dr. Ryan Saadi, Jeffrey Feike, Keow Lin Goh, Curtis Patton, Susan Podlogar, and Victor Sordillo, of whom all but Dr. Saadi will be considered independent directors of New Tevogen. Semper Paratus has selected Surendra Ajjarapu to serve as a director.

The New Tevogen board of directors will be classified into Class I, Class II, and Class III directors. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the Closing, and the Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the Closing, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the Closing, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At succeeding annual meetings of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law, any vacancy occurring in the New Tevogen board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors will, unless (a) the New Tevogen board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

It is proposed that the New Tevogen board shall be classified as follows:

●	Class I directors: [●] and [●]

●	Class II directors: Surendra Ajjarapu, [●] and [●]

●	Class III directors: Dr. Ryan Saadi and [●]

Information for each nominee is set forth in the sections entitled “Management of New Tevogen Following the Business Combination,” “Business of Tevogen” and “Information About Semper Paratus –Directors and Executive Officers.”

Following consummation of the Business Combination, the election of directors of New Tevogen will be governed by the Proposed Charter, the Proposed Bylaws and the laws of the State of Delaware.

Vote Required for Approval

The approval of the Election of Directors Proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the meeting. The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposal. Therefore, if the Business Combination Proposal and the Charter Proposal are not approved, the Election of Directors Proposal will have no effect, even if approved by Semper Paratus’ shareholders.

The Election of Directors Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

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The Initial Shareholders have agreed to vote all of their shares in favor of the Election of Directors Proposal. See “The Merger Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, the Election of Directors Proposal appointing Ryan Saadi, Surendra Ajjarapu, Jeffrey Feike, Keow Lin Goh, Curtis Patton, Susan Podlogar, and Victor Sordillo as directors be adopted and approved.”

Recommendation of the Semper Paratus Board

THE SEMPER PARATUS BOARD UNANIMOUSLY RECOMMENDS THAT SEMPER PARATUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for such director(s)or the proposals. In addition, Semper Paratus’ directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Semper Paratus Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Semper Paratus shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Semper Paratus ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (ii) in order to solicit additional proxies from Semper Paratus shareholders in favor of one or more of the proposals at the extraordinary general meeting. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Semper Paratus Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to constitute a quorum or to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Initial Shareholders have agreed to vote all of their shares in favor of the Adjournment Proposal. See “The Merger Agreement — Related Agreements — Letter Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to Semper Paratus shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient Semper Paratus ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from Semper Paratus shareholders in favor of one or more of the proposals at the extraordinary general meeting be approved.”

Recommendation of the Semper Paratus Board

THE SEMPER PARATUS BOARD UNANIMOUSLY RECOMMENDS THAT SEMPER PARATUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Semper Paratus’ directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Semper Paratus and its shareholders and what such director(s) may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Semper Paratus’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal — Interests of Semper Paratus’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of public shares, public warrants and units (each, a “Semper Paratus Security”) of the Domestication, (ii) for Holders of public shares that elect to have the New Tevogen Common Stock they are entitled to receive redeemed for cash if the Business Combination is completed and (iii) for Holders of owning and disposing of New Tevogen Common Stock after the Domestication. This section applies only to Holders that hold their Semper Paratus Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a Semper Paratus unit are generally separable at the option of the Holder, the Holder of a Semper Paratus unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying public share and public warrant components of the Semper Paratus unit, and the discussion below with respect to actual Holders of public shares and public warrants also should apply to holders of Semper Paratus units (as the deemed owners of the underlying public shares and public warrants that constitute the Semper Paratus units). Accordingly, the separation of a Semper Paratus unit into the public share and the one-third of one public warrant underlying the Semper Paratus unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Semper Paratus units are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of New Tevogen Common Stock) and any alternative characterizations of Semper Paratus units. The following discussion, insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, reflects the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Semper Paratus, as to the material U.S. federal income tax consequences of the Business Combination.

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to Holders in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if a Holder is subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules with respect to the Semper Paratus Securities;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

●	U.S. expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more (by vote or value) of public shares (except as specifically provided below);

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●	the Sponsor or its affiliates, officers or directors;

●	persons that acquired their Semper Paratus Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold their Semper Paratus Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

●	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Semper Paratus Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Semper Paratus Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their public shares.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of a Semper Paratus Security who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

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Tax Effects of the Domestication to U.S. Holders

Generally

It is intended that the Domestication qualify as an F Reorganization within the meaning of Section 368(a)(1)(F) of the Code. However, neither Semper Paratus nor Tevogen has sought, nor do they intend to seek, nor is the closing of the Domestication or the Merger conditioned on the receipt of, any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of Semper Paratus Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of Semper Paratus Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “— Effects of Section 367 to U.S. Holders of public shares” and “— PFIC Considerations.”

Subject to the discussion below under the section entitled “— PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of Semper Paratus Securities generally would recognize gain or loss with respect to its Semper Paratus Securities in an amount equal to the difference, if any, between the fair market value of the corresponding New Tevogen Common Stock and New Tevogen warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its Semper Paratus Securities surrendered.

Neither the Name Change nor the automatic conversion of New Tevogen Class A Common Stock to New Tevogen Common Stock is expected to have any U.S. federal income tax consequences to U.S. Holders. The discussions below relating to New Tevogen Class A Common Stock apply equally to New Tevogen Common Stock to the extent relevant.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “— PFIC Considerations”:

(i)	the tax basis of a share of New Tevogen Class A Common Stock or New Tevogen warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below); and

(ii)	the holding period for a share of New Tevogen Class A Common Stock or New Tevogen warrant component received by a U.S. Holder will include such U.S. Holder’s holding period for the public share or public warrant component surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the New Tevogen Class A Common Stock and New Tevogen warrants would be equal to the fair market value of such New Tevogen Class A Common Stock and New Tevogen warrants on the date of the Domestication, and such U.S. Holder’s holding period for such New Tevogen Class A Common Stock and New Tevogen warrants would begin on the day following the date of the Domestication. Shareholders who hold different blocks of Semper Paratus Securities (generally, Semper Paratus Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Semper Paratus Securities.

Effects of Section 367 to U.S. Holders of public shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication.

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U.S. Holders Who Own 10 Percent or More (By Vote or Value) of Semper Paratus Stock

Subject to the discussion below under the section entitled “— PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total voting power of public shares or 10% or more of the total value of public shares (a “10% U.S. Shareholder”) on the date of the Domestication generally must include in income as a deemed dividend paid by Semper Paratus the “all earnings and profits amount” attributable to the public shares it owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of Semper Paratus (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code). Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Semper Paratus does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Semper Paratus’ cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. However, it is possible that the amount of Semper Paratus’ cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend paid by Semper Paratus under Treasury Regulations under Section 367 as a result of the Domestication.

U.S. Holders Who Own Less Than 10% (By Vote or Value) of Semper Paratus Stock

Subject to the discussion below under the section entitled “— PFIC Considerations,” a U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its public shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s public shares as described below.

Subject to the discussion below under the section entitled “— PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New Tevogen Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New Tevogen Class A Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of public shares (generally, public shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by Semper Paratus the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

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(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)	a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Semper Paratus establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified Semper Paratus (or New Tevogen) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to Semper Paratus or New Tevogen no later than the date such tax return is filed. In connection with this election, Semper Paratus may in its discretion provide each U.S. Holder eligible to make such an election with information regarding Semper Paratus’ earnings and profits upon written request.

Semper Paratus does not expect to have significant, if any, cumulative earnings and profits on the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, if it were ultimately determined that Semper Paratus had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend paid by Semper Paratus under applicable Treasury Regulations as a result of the Domestication.

A U.S. Holder who is not a 10% U.S. Shareholder on the date of the Domestication and whose public shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— PFIC Considerations.”

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF THE DOMESTICATION INCLUDING THE CONSEQUENCES OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS PUBLIC SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “— Effects of Section 367 to U.S. Holders of public shares” above), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if Semper Paratus is considered a PFIC.

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Definition of a PFIC

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

PFIC Status of Semper Paratus

Based upon the composition of its income and assets, and upon a review of its financial statements, Semper Paratus likely will not be eligible for the startup exception and therefore likely was a PFIC for its most recent taxable year ended on December 31, 2022 and for the taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (which, under proposed Treasury Regulations may include a U.S. person exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of public shares and public warrants as a result of the Domestication if:

(i)	Semper Paratus were classified as a PFIC at any time during such U.S. Holder’s holding period in such public share or public warrants; and

(ii)	the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such public shares or in which Semper Paratus was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a MTM Election (as defined below) with respect to such public shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor a MTM Election can be made with respect to warrants of a PFIC, as further described below.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Semper Paratus. Under these rules:

●	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Class A public shares or public warrants;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Semper Paratus was a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

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●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations discussed in the preceding paragraph applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by Semper Paratus, the gain realized on the transfer is taxable under the rules described in the preceding paragraph, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— Effects of Section 367 to U.S. Holders of public shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. If the proposed regulations under Section 1291(f) were finalized in the current form, U.S. Holders of public shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election (each as defined below) (a “Non-Electing Shareholder”) may be subject to taxation under the PFIC rules on the Domestication with respect to their public shares and public warrants in the manner set forth above.

The application of the PFIC rules to U.S. Holders of public warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a public warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF Election generally does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of public warrants for New Tevogen warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of public shares or a U.S. Holder of public warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, absent a QEF Election (or a QEF Election along with a purging election) or a MTM Election, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if Semper Paratus is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or a MTM Election, a U.S. Holder’s gain, if any, would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares will depend on whether the U.S. Holder has made a timely and effective election to treat Semper Paratus as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which Semper Paratus qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s public shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its public shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its public shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

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A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to Semper Paratus is contingent upon, among other things, the provision by Semper Paratus of a “PFIC Annual Information Statement” to such U.S. Holder. Semper Paratus will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of public shares with respect to each taxable year for which Semper Paratus determines it is or has been a PFIC. There is no assurance, however, that Semper Paratus will timely provide such information. As discussed further above, a U.S. Holder may not be able to make a QEF Election with respect to public warrants under applicable final Treasury Regulations. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election (an “Electing Shareholder”) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367 to U.S. Holders of public shares” and subject to the discussion above under “— Tax Effects of the Domestication to U.S. Holders.” If an Electing Shareholder has made a QEF Election, it would instead include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Semper Paratus, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (a “MTM Election”). No assurance can be given that the public shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their public shares in connection with the Domestication or otherwise. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its public shares at the end of its taxable year over its adjusted basis in its public shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its public shares over the fair market value of its public shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its public shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its public shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares, including in connection with the Domestication. A MTM Election is not available with respect to warrants, including the warrants of Semper Paratus.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

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Tax Effects to U.S. Holders of Exercising Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of public shares that exercises its redemption rights with respect to its public shares to receive cash in exchange for all or a portion of its New Tevogen Common Stock deemed to be received will depend on whether the redemption qualifies as a sale of New Tevogen Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of New Tevogen Common Stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “Sale, Taxable Exchange or Other Taxable Disposition of New Tevogen Common Stock and New Tevogen Warrants.” If the redemption does not qualify as a sale of shares of New Tevogen Common Stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “Distributions on New Tevogen Common Stock and New Tevogen Warrants.”

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares for New Tevogen Class A Common Stock and therefore subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above) and then to the tax consequences of the redemption discussed below.

Whether a redemption of shares of New Tevogen Common Stock qualifies for sale treatment will depend largely on the total number of shares of New Tevogen Common Stock treated as held by the redeemed U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning New Tevogen warrants and any New Tevogen Common Stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the New Tevogen stock outstanding both before and after the redemption. The redemption of New Tevogen Common Stock generally will be treated as a sale of New Tevogen Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in New Tevogen or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only New Tevogen Common Stock actually owned by the U.S. Holder, but also New Tevogen Common Stock that is constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include New Tevogen Common Stock which could be acquired pursuant to the exercise of New Tevogen warrants. Moreover, any New Tevogen Common Stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of New Tevogen’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of New Tevogen Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of New Tevogen Common Stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of New Tevogen Common Stock and the New Tevogen Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of New Tevogen Common Stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of New Tevogen Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of New Tevogen Common Stock (including any stock constructively owned by the U.S. Holder as a result of owning New Tevogen warrants). The redemption of New Tevogen Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Tevogen. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New Tevogen will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

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If none of the foregoing tests is satisfied, then the redemption of shares of New Tevogen Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “Distributions on New Tevogen Common Stock.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Tevogen Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining New Tevogen Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Tevogen warrants or possibly in New Tevogen Common Stock constructively owned by it.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBCO COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Distributions on New Tevogen Common Stock

A U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on New Tevogen Common Stock to the extent the distribution is paid out of New Tevogen’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of New Tevogen’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Tevogen Common Stock on a per share basis. Any remaining excess will be treated as gain realized on the sale of New Tevogen Common Stock and will be treated as described below under the section entitled “Sale, Taxable Exchange or Other Taxable Disposition of New Tevogen Common Stock and New Tevogen Warrants.”

Dividends received by a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for a dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to U.S. federal income tax at preferential long-term capital gains rates.

Sale, Taxable Exchange or Other Taxable Disposition of New Tevogen Common Stock

A U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of New Tevogen Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the New Tevogen Common Stock so disposed of exceeds one year. The holding period for the New Tevogen Common Stock should include the holding period for the corresponding public shares if the Domestication qualifies as an F Reorganization. See above “— Basis and Holding Period Considerations.” Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. However, it is unclear whether the redemption rights included in the public shares suspends the running of the holding period while the U.S. Holder holds such public shares.

U.S. Holders who hold different blocks of New Tevogen Common Stock (including as a result of holding different blocks of public shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of New Tevogen Common Stock and distributions of cash or other property on New Tevogen Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

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Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is a beneficial owner of a Semper Paratus Security who or that is, for U.S. federal income tax purposes:

●	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

●	a foreign corporation; or

●	an estate or trust that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of Semper Paratus Securities. In addition, neither the Name Change nor the automatic conversion of New Tevogen Class A Common Stock to New Tevogen Common Stock is expected to have any U.S. federal income tax consequences to Non-U.S. Holders.

Distributions on New Tevogen Common Stock and New Tevogen Warrants

In general, any distributions (including constructive distributions, but not including certain distributions of New Tevogen Common Stock or rights to acquire New Tevogen Common Stock) made to a Non-U.S. Holder of shares of New Tevogen Common Stock or New Tevogen warrants, to the extent paid out of New Tevogen’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute U.S. source dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, New Tevogen will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on IRS Form W-8BEN or W-8BEN-E). Non-U.S. Holders of New Tevogen warrants could be treated as receiving constructive distributions that constitute dividends for U.S. federal income tax purposes as a result of an adjustment to the number of shares of New Tevogen Common Stock for which the New Tevogen warrants may be exercised in certain events.

In the case of any constructive dividend, it is possible that the applicable withholding agent would withhold from other amounts owed to a Non-U.S. Holder, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New Tevogen Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New Tevogen Common Stock, which will be treated as described under “— Sale, Taxable Exchange or Other Taxable Disposition of New Tevogen Common Stock and New Tevogen Warrants” below.

Withholding will generally not apply to dividends paid to a Non-U.S. Holder who provides a completed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

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Sale, Taxable Exchange or Other Taxable Disposition of New Tevogen Common Stock and New Tevogen warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding of U.S. federal income tax) in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its New Tevogen Common Stock or New Tevogen warrants (including an expiration or redemption of the New Tevogen warrants, or a redemption of New Tevogen Common Stock that is treated as a sale as described under “— Tax Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:

(i)	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

(ii)	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or

(iii)	New Tevogen is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other exchange or the period that the Non-U.S. Holder held New Tevogen Common Stock or New Tevogen warrants and, in the case where the class of New Tevogen Common Stock or New Tevogen warrants are considered to be regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of that class of New Tevogen Common Stock or New Tevogen warrants, as applicable, (or, if New Tevogen’s warrants are not regularly traded on an established securities market but New Tevogen Common Stock is so traded, such warrants with a fair market value more than 5% of New Tevogen Common Stock) at any time within the shorter of the five-year period ending on the date of the sale or other disposition or such Non-U.S. Holder’s holding period for the shares of New Tevogen Common Stock or New Tevogen warrants.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30%.

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, U.S. federal withholding at a rate of 15% of the amount realized upon such sale or other exchange may apply, unless shares of New Tevogen Common Stock or New Tevogen warrants, as applicable, are considered regularly traded on an established securities market. Whether New Tevogen is a “United States real property holding corporation” is fact specific and depends on the composition of its assets. It is not expected that New Tevogen would be a “United States real property holding corporation” immediately after the Business Combination is completed and/or for future years. Due to the factual nature of the determination, no assurance can be provided as to whether New Tevogen would be or would not be treated as a “United States real property holding corporation” in any future year.

NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE POSSIBILITY OF PUBCO’S STATUS AS UNITED STATES REAL PROPERTY HOLDING CORPORATION.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of public shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its New Tevogen Common Stock deemed received in the Domestication will depend on whether the redemption qualifies as a sale of the New Tevogen Common Stock redeemed, as described above under “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally.” If such a redemption qualifies as a sale of New Tevogen Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of New Tevogen Common Stock and New Tevogen Warrants.” If such a redemption does not qualify as a sale of New Tevogen Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “— Distributions on New Tevogen Stock and New Tevogen Warrants.”

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Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of the New Tevogen Common Stock redeemed or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. In addition, as the redemption will take place after the Domestication, any dividend resulting from the redemption will be treated as U.S. source. Therefore, the applicable withholding agent may withhold U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s New Tevogen Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 of the Code tests described above under the section entitled “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of New Tevogen Common Stock and New Tevogen warrants. A Non-U.S. Holder may have to comply with certification procedures to avoid such information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on New Tevogen Common Stock and New Tevogen warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but proposed regulations, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New Tevogen Common Stock and New Tevogen warrants.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination, the Proposed PIPE Financing (as defined in the notes to unaudited pro forma condensed combined financial information below), and related transactions, and presents the combination of the financial information of Semper Paratus and Tevogen adjusted to give effect to the Business Combination and the Proposed PIPE Financing (collectively, the “Transaction Accounting Adjustments”). Capitalized terms included but not defined below have the same meaning as defined elsewhere in this proxy statement/prospectus.

On June 28, 2023, Tevogen and Semper Paratus entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Tevogen, with Tevogen continuing as the surviving entity and a wholly owned subsidiary of Semper Paratus. Prior to the consummation of the Business Combination, Semper Paratus will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In connection with the Domestication, each issued and outstanding Class A ordinary share of Semper Paratus will convert automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, and the Class A common stock will be reclassified as common stock. In connection with the consummation of the Business Combination and the Domestication, Semper Paratus will change its name to Tevogen Bio Holdings Inc.

As consideration for the Merger, Tevogen’s common stockholders will receive, in the aggregate, 120.0 million shares of New Tevogen Common Stock, valued at $10.00 per share, for an aggregate value equal to $1,200,000,000. Tevogen’s common stockholders will also be entitled to receive, in the aggregate, an additional 20,000,000 shares of New Tevogen Common Stock in the event that the volume-weighted average price of New Tevogen Common Stock, collectively, exceeds three separate market conditions as follows: (a) $15.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen securities shall be entitled to receive an additional 6,666,667 shares of New Tevogen Common Stock, (b) $17.50 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen securities shall be entitled to receive an additional 6,666,667 shares of New Tevogen Common Stock and (c) $20.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen securities shall be entitled to receive an additional 6,666,666 shares of New Tevogen Common Stock, with each separate issuance of shares in accordance with meeting the aforementioned three market conditions representing an Earnout Share Payment. In addition, for each Earnout Share Payment, New Tevogen will also issue to the Sponsor an additional 1,500,000 shares of New Tevogen Common Stock.

Under the terms of the Merger Agreement, at the Effective Time, each restricted stock unit with respect to shares of Tevogen Common Stock (each “Tevogen RSU”) that is then unvested will automatically be canceled and converted into an award under the Tevogen Bio Holdings Inc. 2023 Omnibus Plan (the “2023 Plan”) with respect to a number of RSUs to be settled in New Tevogen Common Stock (“Rollover RSUs”) equal to the product, rounded up to the nearest whole number, of (i) the number of shares of Tevogen Common Stock subject to the Tevogen RSU as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio.

Pursuant to the Merger Agreement, each Rollover RSU generally will be subject to the same terms and conditions (including applicable vesting, expiration, and forfeiture provisions) that applied to the corresponding Tevogen RSU immediately prior to the Effective Time. The vesting of all of the currently unvested Tevogen RSUs is subject to the satisfaction of both a service-based condition and a liquidity event condition. The Tevogen RSUs will vest only to the extent both conditions have been satisfied. The liquidity condition for all of the Tevogen RSUs will be satisfied by, among other things, the closing of an acquisition of Tevogen by a special purpose acquisition company the shares of which are publicly traded on a U.S. national stock exchange or securities market, and therefore will be satisfied by consummation of the Business Combination. As a result, Rollover RSUs will vest on the Closing Date following the Closing to the extent that their related service-based conditions have also been satisfied as of the Closing Date, resulting in the issuance of 6,327,016 shares of New Tevogen Common Stock on the Closing Date in addition to the 120,000,000 shares issued as Merger Consideration.

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The Merger Agreement also provides that Semper Paratus will assume all obligations of Tevogen under the Tevogen Convertible Notes pursuant to a written assumption agreement to be executed by Tevogen and Semper Paratus at the Closing. The Tevogen Convertible Notes will convert pursuant to their terms immediately following the Closing into shares of New Tevogen Common Stock, resulting in the issuance of 9,915,082 shares of New Tevogen Common Stock on the Closing Date in addition to the shares issued as Merger Consideration and upon vesting of Rollover RSUs.

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Semper Paratus, which is the legal acquirer, is treated as the “acquired” company for financial reporting purposes and Tevogen is treated as the accounting acquirer. Tevogen has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Tevogen’s existing stockholders will have approximately 85% of the voting interest of New Tevogen;

●	Tevogen’s senior management will comprise the senior management of New Tevogen;

●	the directors nominated by Tevogen will represent the majority of the board of directors of New Tevogen (six out of seven total directors are nominated by Tevogen’s existing shareholders);

●	Tevogen’s operations will comprise the ongoing operations of New Tevogen; and

●	Tevogen Bio Holdings Inc. will be the name used by New Tevogen.

The business combination is accounted for as the equivalent of a capital transaction in which Tevogen has issued stock for the net assets of Semper Paratus. The net assets of Semper Paratus are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are of Tevogen.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical condensed balance sheet of Semper Paratus as of June 30, 2023 with the historical balance sheet of Tevogen as of June 30, 2023 giving further effect to the Pro Forma Adjustments, as if they had been consummated as of June 30, 2023.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combine the historical condensed statement of operations of Semper Paratus for the year ended December 31, 2022 and the historical statements of operations of Tevogen for the year ended December 31, 2022, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 combine the historical condensed statement of operations of Semper Paratus for the six months ended June 30, 2023 and the historical statements of operations of Tevogen for the six months ended June 30, 2023, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical audited financial statements of Semper Paratus as of and for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical unaudited condensed financial statements of Semper Paratus as of and for the six months ended June 30, 2023 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements of Tevogen as of and for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus;

●	the historical unaudited financial statements of Tevogen as of and for the six months ended June 30, 2023 and the related notes included elsewhere in this proxy statement/prospectus;

●	the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Semper Paratus Acquisition Corporation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tevogen Bio Inc” and other financial information relating to Semper Paratus and Tevogen included elsewhere in this proxy statement/prospectus; and

●	factors detailed under the section entitled “Risk Factors” elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the transactions included in the Pro Forma Adjustments taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of New Tevogen. The Pro Forma Adjustments are based on currently available information and certain assumptions and estimates that Semper Paratus believes are reasonable under the circumstances. In addition, a review is in process to align all accounting policies among the two entities. Therefore, the results below are not necessarily indicative of figures post-transaction, and it is possible that the difference may be material.

214

Semper paratus acquisition corp

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2023

(in thousands, except share and per share amounts)

			Scenario 1			Scenario 2			Scenario 3			Scenario 4			Scenario 5
	Historical	Historical	Assuming No			Assuming 25%			Assuming 50%			Assuming 75%			Assuming 100%
	(A)	(B)	Redemptions into Cash			Redemptions into Cash			Redemptions into Cash			Redemptions into Cash			Redemptions into Cash
	Semper Paratus Acquisition Corp.	Tevogen Bio	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Business Combinations and PIPE Investment		Pro Forma Balance Sheet	Business Combinations and PIPE Investment		Pro Forma Balance Sheet	Business Combinations and PIPE Investment		Pro Forma Balance Sheet	Business Combinations and PIPE Investment		Pro Forma Balance Sheet
ASSETS
Current Assets:
Cash	$556	$3,457	$61,751	3(a)	$65,764	$(6,419)	3(h)	$59,345	$(6,419)	3(i)	$52,926	$(6,419)	3(j)	$46,507	$(6,419)	3(k)	$40,088
Prepaid Expenses and other assets	143	209	—		352	—		352	—		352	—		352	—		352
Total Current Assets	699	3,666	61,751		66,116	(6,419)		59,697	(6,419)		53,278	(6,419)		46,859	(6,419)		40,440
Property and Equipment, net	—	542	—		542	—		542	—		542	—		542	—		542
Right-of-use asset	—	580	—		580	—		580	—		580	—		580	—		580
Other assets	—	850	—		850	—		850	—		850	—		850	—		850
Investments held in Trust Account	25,676	—	(25,676)	3(b)	—	—		—	—		—	—		—	—		—
Total Assets	$26,375	$5,638	$36,075		$68,088	$(6,419)		$61,669	$(6,419)		$55,250	$(6,419)		$48,831	$(6,419)		$42,412

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable and accrued expenses	$695	$1,698	—		$2,393	—		$2,393	—		$2,393	—		$2,393	—		$2,393
Convertible Promissory Notes, Current	626	62,931	(63,557)	3(c)	—	—		—	—		—	—		—	—		—
Due to affiliate	200	—	—		200	—		200	—		200	—		200	—		200
Operating lease liability	—	290	—		290	—		290	—		290	—		290	—		290
Total Current Liabilities	1,521	64,919	(63,557)		2,883	—		2,883	—		2,883	—		2,883	—		2,883

Derivative Warrant Liabilities	29	—	—		29	—		29	—		29	—		29	—		29
Deferred Underwriting Commissions in Connection with the Initial Public Offering	14,700	—	(14,700)	3(d)	—	—		—	—		—	—		—	—		—
Convertible promissory notes	—	27,298	(27,298)	3(c)	—	—		—	—		—	—		—	—		—
Lease liability	—	314	—		314	—		314	—		314	—		314	—		314
Total Long Term Liabilities	14,729	27,612	(41,998)		343	—		343	—		343	—		343	—		343
Total Liabilities	16,250	92,531	(105,555)		3,226	—		3,226	—		3,226	—		3,226	—		3,226

Class A common stock subject to possible redemption	25,676	—	(25,676)	3(e)	—	—		—	—		—	—		—	—		—
Shareholders’ Equity (Deficit)
Semper Paratus Acquisition Corp. Preferred shares, $0.0001 par value	—	—	—		—	—		—	—		—	—		—	—		—
Semper Paratus Acquisition Corp. Class A ordinary shares, $0.0001 par value	1	—	15	3(f)	16	—		16	—		16	—		16	—		16
Semper Paratus Acquisition Corp. Class B ordinary shares, $0.0001 par value	—	—	—		—	—		—	—		—	—		—	—		—
Tevogen Bio, Inc. Common Stock - Voting	—	60	(60)	3(f)	—	—		—	—		—	—		—	—		—
Tevogen Bio, Inc. Common Stock - Non-voting	—	2	(2)	3(f)	—	—		—	—		—	—		—	—		—
Additional Paid-In Capital	—	5,166	370,626	3(f)	375,792	(6,419)		369,373	(6,419)		362,954	(6,419)		356,535	(6,419)	3(k)	350,116
Accumulated Deficit	(15,552)	(92,121)	(203,273)	3(g)	(310,946)	—		(310,946)	—		(310,946)	—		(310,946)	—		(310,946)
Total Equity (Deficit)	(15,551)	(86,893)	167,306		64,862	(6,419)		58,443	(6,419)		52,024	(6,419)		45,605	(6,419)		39,186
Total Liabilities, Ordinary Shares subject to possible redemption and Shareholders’ Equity (Deficit)	$26,375	$5,638	$36,075		$68,088	$(6,419)		$61,669	$(6,419)		$55,250	$(6,419)		$48,831	$(6,419)		$42,412

See accompanying notes to the unaudited pro forma condensed combined financial information.

215

semper paratus acquisition corp

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

(in thousands, except share and per share amounts)

			Scenario 1			Scenario 2			Scenario 3			Scenario 4			Scenario 5
	Historical	Historical	Assuming No			Assuming 25%			Assuming 50%			Assuming 75%			100% Maximum
	(A)	(B)	Redemptions into Cash			Redemptions into Cash			Redemptions into Cash			Redemptions into Cash			Redemptions into Cash
	Semper Paratus Acquisition Corp.	Tevogen Bio	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Business Combinations and PIPE Investment		Pro Forma Statement of Operations
Operating Expenses:
General and Administration	$953	$7,950	$13,925	4(a)	$22,828	—		$22,828	—		$22,828	—		$22,828	—		$22,828
Research and Development	—	5,774	—		5,774	—		5,774	—		5,774	—		5,774	—		5,774
Total Operating Expenses	953	13,724	13,925		28,602	—		28,602	—		28,602	—		28,602	—		28,602
Operating Loss	(953)	(13,724)	(13,925)		(28,602)	—		(28,602)	—		(28,602)	—		(28,602)	—		(28,602)
Other income (expense), net:
Change in fair value of warrant liabilities	413	—	—		413	—		413	—		413	—		413	—		413
Unrealized gain / (loss) on investments held in Trust Account	4,948	—	(4,948)	4(b)	—	—		—	—		—	—		—	—		—
Interest income (expense) - net	—	(932)	932	4(c)	—	—		—	—		—	—		—	—		—
Change in fair value of promissory notes	—	(7,385)	7,385	4(d)	—	—		—	—		—	—		—	—		—
Total other income (expense), net	5,361	(8,317)	3,369		413	—		413	—		413	—		413	—		413
Net income (loss) before income taxes	4,408	(22,041)	(10,556)		(28,189)	—		(28,189)	—		(28,189)	—		(28,189)	—		(28,189)
Provision for income tax	—	—	—	4(e)	—	—		—	—		—	—		—	—		—
Net income (loss)	$4,408	$(22,041)	$(10,556)		$(28,189)	$—		$(28,189)	$—		$(28,189)	$—		$(28,189)	$—		$(28,189)
Weighted average shares outstanding, basic and diluted	47,933,333	25,253,320	141,242,087	4(f)	159,209,473	(595,763)	4(g)	158,613,710	(595,763)	4(h)	158,017,947	(595,763)	4(i)	157,422,183	(595,763)	4(j)	156,826,420
Basic and diluted net loss per share of Class A and Class B Common Stock (Semper Paratus Acquisition Corp); Common Stock (Tevogen Bio)	$0.09	$(0.87)			$(0.18)			$(0.18)			$(0.18)			$(0.18)			$(0.18)

See accompanying notes to the unaudited pro forma condensed combined financial information.

216

semper paratus acquisition corp

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2023

(in thousands, except share and per share amounts)

			Scenario 1			Scenario 2			Scenario 3			Scenario 4			Scenario 5
	Historical	Historical	Assuming No			Assuming 25%			Assuming 50%			Assuming 75%			100% Maximum
	(A)	(B)	Redemptions into Cash			Redemptions into Cash			Redemptions into Cash			Redemptions into Cash			Redemptions into Cash
	Semper Paratus Acquisition Corp.	Tevogen Bio	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Transaction Accounting Adjustments		Pro Forma Statement of Operations	Business Combinations and PIPE Investment		Pro Forma Statement of Operations
Operating Expenses:
General and Administration	$1,020	$2,130	—		$3,150	—		$3,150	—		$3,150	—		$3,150	—		$3,150
Research and Development	—	2,379	—		2,379	—		2,379	—		2,379	—		2,379	—		2,379
Total Operating Expenses	1,020	4,509	—		5,529	—		5,529	—		5,529	—		5,529	—		5,529
Operating Loss	(1,020)	(4,509)	—		(5,529)	—		(5,529)	—		(5,529)	—		(5,529)	—		(5,529)
Other income (expense), net:
Change in fair value of warrant liabilities	(22)	—	—		(22)	—		(22)	—		(22)	—		(22)	—		(22)
Unrealized gain / (loss) on investments held in Trust Account	2,083	—	(2,083)	5(a)	—	—		—	—		—	—		—	—		—
Interest income (expense) - net	—	(589)	589	5(b)	—	—		—	—		—	—		—	—		—
Change in fair value of promissory notes	—	(47,843)	47,843	5(c)	—	—		—	—		—	—		—	—		—
Total other income (expense), net	2,061	(48,432)	46,349		(22)	—		(22)	—		(22)	—		(22)	—		(22)
Net income (loss) before income taxes	1,041	(52,941)	46,349		(5,551)	—		(5,551)	—		(5,551)	—		(5,551)	—		(5,551)
Provision for income taxes	—	—	—	5(d)	—	—		—	—		—	—		—	—		—
Net income (loss)	$1,041	$(52,941)	$46,349		$(5,551)	—		$(5,551)	—		$(5,551)	—		$(5,551)	—		$(5,551)
Weighted average shares outstanding, basic and diluted	31,474,776	24,752,000	127,734,697	5(e)	159,209,473	(595,763)	5(f)	158,613,710	(595,763)	5(g)	158,017,947	(595,763)	5(h)	157,422,183	(595,763)	5(i)	156,826,420
Basic and diluted net loss per share of Class A and Class B Common Stock (Semper Paratus Acquisition Corp); Common Stock (Tevogen Bio)	$0.03	$(2.14)			$(0.03)			$(0.03)			$(0.04)			$(0.04)			$(0.04)

See accompanying notes to the unaudited pro forma condensed combined financial information.

217

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Business Combination

On June 28, 2023, Tevogen Bio Inc (“Tevogen”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Semper Paratus Acquisition Corporation, a Cayman Islands exempted company (“Semper Paratus”), Semper Merger Sub, Inc., a wholly owned subsidiary of Semper Paratus (“Merger Sub”), SSVK Associates, LLC, Semper Paratus’ sponsor (the “Sponsor”), and Ryan Saadi in his capacity as seller representative. Pursuant to the Merger Agreement, Merger Sub will merge with and into Tevogen, with Tevogen continuing as the surviving entity and a wholly owned subsidiary of Semper Paratus (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). Prior to the consummation of the Business Combination, Semper Paratus will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). In connection with the Domestication, each issued and outstanding Class A ordinary share of Semper Paratus will convert automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, and the Class A common stock will be reclassified as common stock (“New Tevogen Common Stock”). In connection with the consummation of the Business Combination and the Domestication, Semper Paratus will change its name to Tevogen Bio Holdings Inc. (“New Tevogen”).

As consideration for the Business Combination, the holders of Tevogen’s securities collectively shall be entitled to receive from Semper Paratus, in the aggregate, a number of shares of New Tevogen Common Stock with an aggregate value equal to $1,200,000,000. In addition, holders of Tevogen’s securities shall also be entitled to receive from Semper Paratus, in the aggregate, an additional 20,000,000 shares of New Tevogen Common Stock (the “Earnout Shares”) in the event that the volume-weighted average price of New Tevogen Common Stock, collectively, exceeds (a) $15.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen securities shall be entitled to receive an additional 6,666,667 shares of New Tevogen Common Stock, (b) $17.50 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen securities shall be entitled to receive an additional 6,666,667 shares of New Tevogen Common Stock and (c) $20.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen securities shall be entitled to receive an additional 6,666,666 shares of New Tevogen Common Stock. In addition, for each issuance of Earnout Shares, New Tevogen will also issue to the Sponsor an additional 1,500,000 shares of New Tevogen Common Stock.

Under the terms of the Merger Agreement, at the Effective Time, each restricted stock unit with respect to shares of Tevogen Common Stock (each “Tevogen RSU”) that is then unvested will automatically be canceled and converted into an award under the Tevogen Bio Holdings Inc. 2023 Omnibus Plan (the “2023 Plan”) with respect to a number of RSUs to be settled in New Tevogen Common Stock (“Rollover RSUs”) equal to the product, rounded up to the nearest whole number, of (i) the number of shares of Tevogen Common Stock subject to the Tevogen RSU as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio.

Pursuant to the Merger Agreement, each Rollover RSU generally will be subject to the same terms and conditions (including applicable vesting, expiration, and forfeiture provisions) that applied to the corresponding Tevogen RSU immediately prior to the Effective Time. The vesting of all of the currently unvested Tevogen RSUs is subject to the satisfaction of both a service-based condition and a liquidity event condition. The Tevogen RSUs will vest only to the extent both conditions have been satisfied. The liquidity condition for all of the Tevogen RSUs will be satisfied by, among other things, the closing of an acquisition of Tevogen by a special purpose acquisition company the shares of which are publicly traded on a U.S. national stock exchange or securities market, and therefore will be satisfied by consummation of the Business Combination. As a result, Rollover RSUs will vest on the Closing Date following the Closing to the extent that their related service-based conditions have also been satisfied as of the Closing Date, resulting in the issuance of 6,327,016 shares of New Tevogen Common Stock on the Closing Date in addition to the 120,000,000 shares issued as Merger Consideration.

The Merger Agreement also provides that Semper Paratus will assume all obligations of Tevogen under the Tevogen Convertible Notes pursuant to a written assumption agreement to be executed by Tevogen and Semper Paratus at the Closing. The Tevogen Convertible Notes will convert pursuant to their terms as described below immediately following the Closing into shares of New Tevogen Common Stock, resulting in the issuance of 9,915,082 shares of New Tevogen Common Stock on the Closing Date in addition to the shares issued as Merger Consideration and upon vesting of Rollover RSUs.

In accordance with the amendments to the Notes on September 12, 2023, immediately following the consummation of a transaction or series of related transactions whereby Tevogen merges with or into, or otherwise combines with, a publicly listed special purpose acquisition company (“SPAC”) or a subsidiary thereof and the shares of Tevogen are exchanged for shares of capital stock of the SPAC (a “SPAC Transaction”), the principal amount of the Notes and accrued interest (the “Conversion Amount”) shall automatically convert into a number of shares of the SPAC that is a counterparty to Tevogen or its stockholders in the SPAC Transaction equal to the quotient obtained by dividing the Conversion Amount by the SPAC Conversion Price, multiplied by the number of shares of capital stock of the SPAC for which each pre-transaction issued and outstanding common share of the Company is exchanged in the SPAC Transaction. The SPAC Conversion Price is equal to the lesser of (a) 80% of the SPAC price per share or (b) the price per share as calculated by dividing $200,000,000 for Notes 1 and 2, $980,000,000 for Note 3, and $4,250,000,000 for Notes 4 and 5 by the number of pre-transaction issued and outstanding common shares of Tevogen that are exchanged in the SPAC Transaction.

218

In connection with the Business Combination, convertible notes of Semper Paratus will be converted in exchange for 1,651,000 shares of New Tevogen Common Stock.

Both the number of Earnout Shares and the price per share are subject to adjustment to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the common stock (i.e., dilutive activities).

The accounting for the Earnout Shares was first evaluated under ASC 718 to determine if the arrangement represents a share-based payment arrangement. Because the Earnout Shares are granted to all of Tevogen stockholders (before the Merger) and the Sponsor and there are no service conditions nor any requirement of the participants to provide goods or services, the Company determined that the Earnout Shares are not within the scope of ASC 718. Next, the Company determined that the Earnout Shares represent a freestanding equity-linked financial instrument to be evaluated under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815-40, Derivatives and Hedging – Contracts in an Entity’s Own Equity (“ASC 815-40”). Based upon the analysis, the Company concluded that the Earnout Shares should not be classified as a liability under ASC 480.

Under ASC 815-40, an entity must first evaluate whether an equity-linked instrument is considered indexed to the reporting entity’s stock. This analysis, which is performed under ASC 815-40-15, is a two-step test that includes evaluation of both exercise contingencies and settlement provisions. The Earnout Share arrangement contains contingencies - the daily volume weighted average stock price on the basis of a specific price per share. The contingency is based on an observable market or an observable index other than one based on New Tevogen’s stock. With respect to settlement provisions, the number of Earn Out Shares is adjusted only for dilutive activities, which are an input into the pricing of a fixed-for-fixed option on equity shares under ASC 815-40-15-7E(c). In absence of dilutive activities, there will be either zero or 20,000,000 shares issuable under the Earnout Share arrangement; therefore, the triggering events for issuance of shares is only an exercise contingency to be evaluated under step 1 of ASC 815-40-15.

The Company next considered the equity classification conditions in ASC 815-40-25 and concluded that all of them were met. Therefore, the Earnout Share arrangement is appropriately classified in equity.

As the Merger is accounted for as a reverse recapitalization, the fair value of the Earnout Share arrangement as of the Closing Date is accounted for as an equity transaction (as a deemed dividend) as of the Closing Date.

On February 3, 2023, Semper Paratus held an extraordinary general meeting of shareholders at which its shareholders voted to amend Semper Paratus’ Amended and Restated Memorandum and Articles of Association to extend the date by which Semper Paratus must consummate its initial business combination from February 8, 2023 to December 15, 2023 (the “Extension Proposal”). In connection with its solicitation of proxies in connection with the Extension Proposal, Semper Paratus was required to permit its public shareholders to redeem their public shares. Of the 35,950,000 public shares outstanding with redemption rights, a total of 186 Semper Paratus shareholders elected to redeem 32,116,947 public shares at a per share redemption price of $10.34 (the “Extension Redemption”). As a result, approximately $332 million was removed from the Trust Account to pay such holders, and approximately $25.7 million remains in the Trust Account as of June 30, 2023. Following the redemptions, Semper Paratus has 2,383,053 Class A ordinary shares with redemption rights outstanding. There is no specified maximum redemptions threshold stipulated under the Merger Agreement. The unaudited pro forma condensed combined financial information has been prepared assuming the Extension Redemption occurred at the beginning of the earliest period presented due to its materiality to the capitalization of the Company for purposes of determining pro forma weighted average shares outstanding. The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Semper Paratus Class A ordinary shares:

Following the closing of the Business Combination (the “Closing”), the ownership structure for New Tevogen will be as set forth in the table below under Scenario 1, with no redemptions, as described in Note 3.

Equity Holder	Shares	%
Public Shareholders	2,383,053	1.5%
Existing Tevogen Equityholders	136,242,087	85.6
Sponsor	13,433,333	8.5
Polar Multi-Strategy Master Fund	1,651,000	1.0
PIPE Investors	5,000,000	3.1
Other	500,000	0.3
Total	159,209,473	100%

219

Following the Closing, the ownership structure for New Tevogen will be as set forth in the table below under Scenario 2, assuming redemptions totaling 25% of the outstanding public shares, as described in Note 3.

Equity Holder	Shares	%
Public Shareholders	1,787,290	1%
Existing Tevogen Equityholders	136,242,087	86
Sponsor	13,433,333	9
Polar Multi-Strategy Master Fund	1,651,000	1
PIPE Investors	5,000,000	3
Other	500,000	0
Total	158,613,710	100%

Following the Closing, the ownership structure for New Tevogen will be as set forth in the table below under Scenario 3, assuming redemptions totaling 50% of the outstanding public shares, as described in Note 3.

Equity Holder	Shares	%
Public Shareholders	1,191,527	1%
Existing Tevogen Equityholders	136,242,087	86
Sponsor	13,433,333	9
Polar Multi-Strategy Master Fund	1,651,000	1
PIPE Investors	5,000,000	3
Other	500,000	0
Total	158,017,947	100%

Following the Closing, the ownership structure for New Tevogen will be as set forth in the table below under Scenario 4, assuming redemptions totaling 75% of the outstanding public shares, as described in Note 3.

Equity Holder	Shares	%
Public Shareholders	595,763	0%
Existing Tevogen Equityholders	136,242,087	87
Sponsor	13,433,333	9
Polar Multi-Strategy Master Fund	1,651,000	1
PIPE Investors	5,000,000	3
Other	500,000	0
Total	157,422,183	100%

Following the Closing, the ownership structure for New Tevogen will be as set forth in the table below under Scenario 5, assuming redemptions totaling 100% of the outstanding public shares, as described in Note 3.

Equity Holder	Shares	%
Existing Tevogen Equityholders	136,242,087	87%
Sponsor	13,433,333	9
Polar Multi-Strategy Master Fund	1,651,000	1
PIPE Investors	5,000,000	3
Other	500,000	0
Total	156,826,420	100%

Semper Paratus’ units, common stock and warrants are currently listed on the Nasdaq, under the symbols “LGSTU”, “LGST”, and “LGSTW”, respectively. Semper Paratus intends to apply to list the common stock of New Tevogen and such warrants on NYSE American under the symbols “TVGN” and “TVGNW”, respectively, upon the Closing. Upon the Closing, the units will separate into their component securities and will not continue to be outstanding.

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Minimum Cash Closing Condition and Proposed PIPE Investment

The Closing is conditioned upon Semper Paratus having cash remaining in the Trust Account (as defined in the Merger Agreement), after giving effect to the completion and payment of redemptions and payment in full of Semper Paratus’ unpaid expenses or liabilities and Tevogen’s transaction expenses, of at least $25,000,000 (the “Minimum Cash Condition”).

The Merger Agreement provides that the parties will use commercially reasonable efforts in connection with facilitating any necessary financing transactions required to meet the Minimum Cash Condition. These efforts are expected to include the pursuit of subscription agreements with certain investors for the purchase of Semper Paratus securities for an aggregate purchase price of at least $50 million (the “Proposed PIPE Investments”), which has been included in both Scenario 1 and Scenario 2 because management considers the Proposed PIPE Investments as probable, as it is anticipated that Semper Paratus will enter into subscription agreements for the Proposed PIPE Investments prior to mailing the prospectus/proxy statement in an amount sufficient to meet the Minimum Cash Condition at any level of redemption. There is no assurance that Semper Paratus will enter into subscriptions for the Proposed PIPE Investments on these terms or at all and Semper Paratus will update this prospectus/proxy statement with additional information following the entry into any subscription agreements for the Proposed PIPE Investments. Without giving effect to the receipt of proceeds from the Proposed PIPE Investments, the Minimum Cash Condition is not expected to be met. The aggregate proceeds from, and the consummation of, the Proposed PIPE Investments are not anticipated to be contingent upon the amount of actual redemptions.

In addition to the Minimum Cash Condition, the obligation of the parties to consummate the Business Combination pursuant to the Merger Agreement is also subject to a condition that the net tangible assets of New Tevogen, upon Closing and after giving effect to the redemption and the Proposed PIPE Investment, shall be at least $5,000,001.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures About Acquired and Disposed Businesses”. The adjustments presented in the unaudited pro forma condensed combined financial statements (collectively, the “Pro Forma Adjustments”) have been identified and presented to provide relevant information necessary for an understanding of New Tevogen upon consummation of the Business Combination and related transactions.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 was derived from the historical unaudited condensed balance sheet of Semper Paratus as of June 30, 2023 and the historical unaudited balance sheet of Tevogen as of June 30, 2023 and giving further effect to the Pro Forma Adjustments as if they occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combine the historical unaudited statement of operations of Semper Paratus for the year ended December 31, 2022, and the historical unaudited statements of operations of Tevogen for the year ended December 31, 2022, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 combine the historical unaudited statement of operations of Semper Paratus for the six months ended June 30, 2023, and the historical unaudited statements of operations of Tevogen for the six months ended June 30, 2023, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The historical financial information has been adjusted to reflect the Pro Forma Adjustments giving effect to the Business Combination and related transactions as described in more detail below.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination and certain other transactions as described in more detail below are based on certain currently available information and certain assumptions and methodologies that Semper Paratus believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Semper Paratus believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Pro Forma Adjustments based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination and related transactions as described in more detail below. Semper Paratus and Tevogen have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 136.2 million shares of New Tevogen Common Stock expected to be issued to the Tevogen stockholders, the 2.3 million shares of Class A ordinary shares subject to redemption, the 13.4 million Class A ordinary shares issued to the Sponsor, the 1.7 million shares of New Tevogen Common Stock to be issued to Polar Multi-Strategy Master Fund, and the 5.0 million shares of Class A ordinary shares expected to be issued in connection with the PIPE Financing.

221

3. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 has been prepared to illustrate the effect of the Pro Forma Adjustments and has been prepared for informational purposes only.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 includes the Pro Forma Adjustments giving effect to the Business Combination and related transactions noted in this filing. Semper Paratus and Tevogen did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)	Derived from the historical unaudited condensed balance sheet of Semper Paratus as of June 30, 2023.

(B)	Derived from the historical unaudited balance sheet of Tevogen as of June 30, 2023.

Pro forma adjustments giving effect to the Business Combination and related transactions:

a)	To reflect the combination of the following items: the release of $25.7 million of cash from the Trust Account to the cash account, the issuance of an aggregate of 5.0 million Class A ordinary shares in the PIPE Financing at an average price of $10.00 per share, for an aggregate purchase price of $50.0 million, and the payment of the estimated transaction expenses of $13.9 million. See table below:

Release of Trust Account	$25,676
Issuance of 5.0 million Class A ordinary shares in the PIPE Financing	50,000
Payment of transaction expenses	(13,925)
Cash	$61,751

b)	To reflect the release of $25.7 million of cash from the Trust Account to the cash account.

c)	The Tevogen convertible notes with a fair value totaling $90.2 million will be converted into 9.9 million Class A ordinary shares. The Semper Paratus convertible notes with a carrying value of $0.6 million will be converted into 1.7 million shares of New Tevogen Common Stock.

d)	To reflect the extinguishment of approximately $14.7 million of deferred underwriters’ fees incurred during the Semper Paratus IPO that are payable upon completion of the Business Combination. The Company entered into a Fee Reduction Agreement with Cantor resulting in a fee reduction of $9.7 million with the remainder of $5.0 million to be paid in the form of 500,000 shares of New Tevogen Common Stock upon completion of the Business Combination.

e)	To reflect the reclassification of common stock subject to redemption of 2.4 million Class A ordinary shares to permanent equity.

f)	To reflect the reclassification of common stock subject to redemption of 2.4 million Class A ordinary shares to permanent equity, the issuance of an aggregate of 5.0 million Class A ordinary shares in the Proposed PIPE Financing at a price of $10.00 per share, for an aggregate purchase price of $50.0 million, the conversion of the convertible notes totaling $90.2 million, the $9.7 million reduction in the deferred underwriting commission and the associated issuance of 500,000 shares of New Tevogen Common Stock at a price of $10.00 per share, and the recognition of the fair value of the Earnout Shares as a deemed dividend in the amount of $204.9 million. The value of the Earnout Shares was calculated using a Monte Carlo simulation. The valuation was prepared as if the Business Combination occurred on June 30, 2023 and the principal assumptions of the evaluation are as follows: starting per share price $10.00; volatility 80.0%; risk free interest of 4.3%; zero dividends; and a period of three years.

222

g)	To reflect the elimination of the accumulated deficit of Semper Paratus, the accounting acquiree, of $15.6 million, offset by the recognition of the fair value of the Earnout Shares as a deemed dividend in the amount of $204.9 million and transaction expenses of $13.9 million.

h)	To reflect, in scenario 2, the assumption that 25% of public shareholders will exercise their redemption rights on 0.6 million shares outstanding as of June 30, 2023 in the amount of $6.4 million.

i)	To reflect, in scenario 3, the assumption that an additional 25% (50% in total) of public shareholders will exercise their redemption rights on an additional 0.6 million shares outstanding as of June 30, 2023 in the amount of an additional $6.4 million.

j)	To reflect, in scenario 4, the assumption that an additional 25% (75% in total) of public shareholders will exercise their redemption rights on an additional 0.6 million shares outstanding as of June 30, 2023 in the amount of an additional $6.4 million.

k)	To reflect, in scenario 5, the assumption that an additional 25% (100% in total) of public shareholders will exercise their redemption rights on an additional 0.6 million shares outstanding as of June 30, 2023 in the amount of an additional $6.4 million.

4. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2022

Semper Paratus and Tevogen did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of common stock outstanding at the closing of the Business Combination and the PIPE Financing, assuming the Pro Forma Adjustments occurred on January 1, 2022.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)	Derived from the historical audited condensed statements of operations of Semper Paratus for the year ended December 31, 2022.

(B)	Derived from the historical audited statements of operations of Tevogen for the year ended December 31, 2022.

Pro forma adjustments giving effect to the Business Combination and related transactions:

a)	To reflect the transaction expenses of $13.9 million associated with the Business Combination.

b)	To reflect the removal of approximately $4.9 million of unrealized gain on investments held in the Trust Account in 2022.

c)	To reflect the removal of interest expense associated with the Tevogen promissory notes of approximately $0.9 million in 2022.

d)	To reflect the removal of change in fair value of the Tevogen promissory notes of approximately $7.4 million in 2022.

e)	As a result of both Tevogen and Semper Paratus being historically loss-making, any deferred tax assets created because of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

223

Pro forma weighted average shares outstanding:

f)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the year ended December 31, 2022 are calculated as follows under Scenario 1:

Year Ended December 31, 2022
Weighted average shares calculation – basic and diluted
Class A ordinary shares weighted average shares outstanding	3,833,053
Class B ordinary shares weighted average shares outstanding	11,983,333
Issuance of LGST Class A ordinary shares in connection with closing of the PIPE Financing and Sponsor Agreement	5,000,000
Issuance of LGST Class A ordinary shares in connection with conversion of Polar fund convertible notes	1,651,000
Issuance of LGST Class A ordinary shares in connection with the Closing	136,242,087
Issuance of LGST Class A ordinary shares in connection with fee reduction agreement	500,000
Weighted average shares outstanding	159,209,473

g)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the year ended December 31, 2022 are calculated as follows under Scenario 2:

Year Ended December 31, 2022
Weighted average shares calculation – basic and diluted
Class A ordinary shares weighted average shares outstanding	3,237,290
Class B ordinary shares weighted average shares outstanding	11,983,333
Issuance of LGST Class A ordinary shares in connection with closing of the PIPE Financing and Sponsor Agreement	5,000,000
Issuance of LGST Class A ordinary shares in connection with conversion of Polar fund convertible notes	1,651,000
Issuance of LGST Class A ordinary shares in connection with the Closing	136,242,087
Issuance of LGST Class A ordinary shares in connection with fee reduction agreement	500,000
Weighted average shares outstanding	158,613,710

h)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the year ended December 31, 2022 are calculated as follows under Scenario 3:

Year Ended December 31, 2022
Weighted average shares calculation – basic and diluted
Class A ordinary shares weighted average shares outstanding	2,641,527
Class B ordinary shares weighted average shares outstanding	11,983,333
Issuance of LGST Class A ordinary shares in connection with closing of the PIPE Financing and Sponsor Agreement	5,000,000
Issuance of LGST Class A ordinary shares in connection with conversion of Polar fund convertible notes	1,651,000
Issuance of LGST Class A ordinary shares in connection with the Closing	136,242,087
Issuance of LGST Class A ordinary shares in connection with fee reduction agreement	500,000
Weighted average shares outstanding	158,017,947

224

i)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the year ended December 31, 2022 are calculated as follows under Scenario 4:

Year Ended December 31, 2022
Weighted average shares calculation – basic and diluted
Class A ordinary shares weighted average shares outstanding	2,045,763
Class B ordinary shares weighted average shares outstanding	11,983,333
Issuance of LGST Class A ordinary shares in connection with closing of the PIPE Financing and Sponsor Agreement	5,000,000
Issuance of LGST Class A ordinary shares in connection with conversion of Polar fund convertible notes	1,651,000
Issuance of LGST Class A ordinary shares in connection with the Closing	136,242,087
Issuance of LGST Class A ordinary shares in connection with fee reduction agreement	500,000
Weighted average shares outstanding	157,422,183

j)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the year ended December 31, 2022 are calculated as follows under Scenario 5:

Year Ended December 31, 2022
Weighted average shares calculation – basic and diluted
Class A ordinary shares weighted average shares outstanding	1,450,000
Class B ordinary shares weighted average shares outstanding	11,983,333
Issuance of LGST Class A ordinary shares in connection with closing of the PIPE Financing and Sponsor Agreement	5,000,000
Issuance of LGST Class A ordinary shares in connection with conversion of Polar fund convertible notes	1,651,000
Issuance of LGST Class A ordinary shares in connection with the Closing	136,242,087
Issuance of LGST Class A ordinary shares in connection with fee reduction agreement	500,000
Weighted average shares outstanding	156,826,420

The tables below presents the weighted averages shares outstanding by each shareholder group. The table below excludes a combined 17,975,000 outstanding public warrants and private placement warrants, the 20,000,000 Earnout Shares, and the 3,839,445 unvested RSUs because including them would have had an anti-dilutive effect on net loss per share, causing net loss per share for the year ended December 31, 2022 to be $0.14 under Scenario 1, $0.14 under Scenario 2, $0.14 under Scenario 3, $0.14 under Scenario 4, and $0.14 under Scenario 5.

Holders	No Redemption	% of Total	25% Redemption	% of Total	50% Redemption	% of Total	75% Redemption	% of Total	100% Redemption	% of Total
Public shareholders	2,383,053	2%	1,787,290	2%	1,191,527	1%	595,763	0%	—	0%
Sponsor shares (Class A ordinary shares and Class B ordinary shares)	13,433,333	8	13,433,333	8	13,433,333	9	13,433,333	9	13,433,333	9
Existing Tevogen equityholders	136,242,087	86	136,242,087	86	136,242,087	86	136,242,087	87	136,242,087	87
Polar Multi-Strategy Master Fund	1,651,000	1	1,651,000	1	1,651,000	1	1,651,000	1	1,651,000	1
PIPE Investors	5,000,000	3	5,000,000	3	5,000,000	3	5,000,000	3	5,000,000	3
Cantor	500,000	0	500,000	0	500,000	0	500,000	0	500,000	0
Total Common Shares	159,209,473	100%	158,613,710	100%	158,017,947	100%	157,422,183	100%	156,826,420	100%

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2023

Semper Paratus and Tevogen did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Business Combination, assuming the Pro Forma Adjustments occurred on January 1, 2022.

225

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)	Derived from the unaudited condensed statements of operations of Semper Paratus for the six months ended June 30, 2023.

(B)	Derived from the unaudited statements of operations of Tevogen for the six months ended June 30, 2023.

Pro forma adjustments directly attributable to the Business Combination:

Pro forma adjustments giving effect to the Business Combination and related transactions:

a)	To reflect the removal of approximately $2.1 million of unrealized gain on investments held in the Trust Account in 2023.

b)	To reflect the removal of interest expense associated with the Tevogen promissory notes of approximately $0.6 million in 2023.

c)	To reflect the removal of change in fair value of the Tevogen promissory notes of approximately $47.8 million in 2023.

d)	As a result of both Tevogen and Semper Paratus being historically loss-making, any deferred tax assets created because of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

Pro forma weighted average shares outstanding:

e)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the six months ended June 30, 2023 are calculated as follows under Scenario 1:

Six Months Ended June 30, 2023
Weighted average shares calculation – basic and diluted
Class A ordinary shares weighted average public shares outstanding	2,383,053
Class A ordinary shares weighted average public shares outstanding (non-redeemable)	11,182,320
Class B ordinary shares weighted average public shares outstanding	2,251,013
Issuance of LGST Class A ordinary shares in connection with closing of the PIPE Financing and Sponsor Agreement	5,000,000
Issuance of LGST Class A ordinary shares in connection with conversion of Polar fund convertible notes	1,651,000
Issuance of LGST Class A ordinary shares in connection with the Closing	136,242,087
Issuance of LGST Class A ordinary shares in connection with fee reduction agreement	500,000
Weighted average shares outstanding	159,209,473

f)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the six months ended June 30, 2023 are calculated as follows under Scenario 2:

Six Months Ended June 30, 2023
Weighted average shares calculation – basic and diluted
Class A ordinary shares weighted average public shares outstanding	1,787,290
Class A ordinary shares weighted average public shares outstanding (non-redeemable)	11,182,320
Class B ordinary shares weighted average public shares outstanding	2,251,013
Issuance of LGST Class A ordinary shares in connection with closing of the PIPE Financing and Sponsor Agreement	5,000,000
Issuance of LGST Class A ordinary shares in connection with conversion of Polar fund convertible notes	1,651,000
Issuance of LGST Class A ordinary shares in connection with the Closing	136,242,087
Issuance of LGST Class A ordinary shares in connection with fee reduction agreement	500,000
Weighted average shares outstanding	158,613,710

226

g)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the six months ended June 30, 2023 are calculated as follows under Scenario 3:

Six Months Ended June 30, 2023
Weighted average shares calculation – basic and diluted
Class A ordinary shares weighted average public shares outstanding	1,191,527
Class A ordinary shares weighted average public shares outstanding (non-redeemable)	11,182,320
Class B ordinary shares weighted average public shares outstanding	2,251,013
Issuance of LGST Class A ordinary shares in connection with closing of the PIPE Financing and Sponsor Agreement	5,000,000
Issuance of LGST Class A ordinary shares in connection with conversion of Polar fund convertible notes	1,651,000
Issuance of LGST Class A ordinary shares in connection with the Closing	136,242,087
Issuance of LGST Class A ordinary shares in connection with fee reduction agreement	500,000
Weighted average shares outstanding	158,017,947

h)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the six months ended June 30, 2023 are calculated as follows under Scenario 4:

Six Months Ended June 30, 2023
Weighted average shares calculation – basic and diluted
Class A ordinary shares weighted average public shares outstanding	595,763
Class A ordinary shares weighted average public shares outstanding (non-redeemable)	11,182,320
Class B ordinary shares weighted average public shares outstanding	2,251,013
Issuance of LGST Class A ordinary shares in connection with closing of the PIPE Financing and Sponsor Agreement	5,000,000
Issuance of LGST Class A ordinary shares in connection with conversion of Polar fund convertible notes	1,651,000
Issuance of LGST Class A ordinary shares in connection with the Closing	136,242,087
Issuance of LGST Class A ordinary shares in connection with fee reduction agreement	500,000
Weighted average shares outstanding	157,422,183

i)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the six months ended June 30, 2023 are calculated as follows under Scenario 5:

Six Months Ended June 30, 2023
Weighted average shares calculation – basic and diluted
Class A ordinary shares weighted average public shares outstanding	-
Class A ordinary shares weighted average public shares outstanding (non-redeemable)	11,182,320
Class B ordinary shares weighted average public shares outstanding	2,251,013
Issuance of LGST Class A ordinary shares in connection with closing of the PIPE Financing and Sponsor Agreement	5,000,000
Issuance of LGST Class A ordinary shares in connection with conversion of Polar fund convertible notes	1,651,000
Issuance of LGST Class A ordinary shares in connection with the Closing	136,242,087
Issuance of LGST Class A ordinary shares in connection with fee reduction agreement	500,000
Weighted average shares outstanding	156,826,420

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The tables below presents the weighted averages shares outstanding by each shareholder group. The table below excludes a combined 17,975,000 outstanding public warrants and private placement warrants, the 20,000,000 Earnout Shares, and the 3,839,445 unvested RSUs because including them would have had an anti-dilutive effect on net loss per share, causing net loss per share for the six months ended June 30, 2023 to be $0.03 under Scenario 1, $0.03 under Scenario 2, $0.03 under Scenario 3, $0.03 under Scenario 4, and $0.03 under Scenario 5.

Holders	No Redemption	% of Total	25% Redemption	% of Total	50% Redemption	% of Total	75% Redemption	% of Total	100% Redemption	% of Total
Sponsor shares	13,433,333	8%	13,433,333	8%	13,433,333	9%	13,433,333	9%	13,433,333	9%
Public Shareholders	2,383,053	2	1,787,290	2	1,191,527	1	595,763	0	-	0
PIPE investors	5,000,000	3	5,000,000	3	5,000,000	3	5,000,000	3	5,000,000	3
Polar Multi-Strategy Master Fund	1,651,000	1	1,651,000	1	1,651,000	1	1,651,000	1	1,651,000	1
Existing Tevogen Equityholders	136,242,087	86	136,242,087	86	136,242,087	86	136,242,087	87	136,242,087	87
Cantor	500,000	0	500,000	0	500,000	0	500,000	0	500,000	0
Total Common Shares	159,209,473	100%	158,613,710	100%	158,017,947	100%	157,422,183	100%	156,826,420	100%

Comparative Share Information

The following table sets forth selected historical comparative share information for Semper Paratus and unaudited pro forma condensed combined per share information for New Tevogen after giving effect to the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2023. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2022.

This information is only a summary and should be read together with the historical financial statements of Semper Paratus and the Companies and related notes. The unaudited pro forma condensed combined per share information of Semper Paratus and the Companies is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had Semper Paratus and Tevogen been combined during the periods presented, nor the earnings per share for any future date or period. Historically, Semper Paratus’ statement of operations included a presentation of income (loss) per common share subject to redemption in a manner similar to the two-class method of income (loss) per common share. The two-class method is not required in the pro forma income (loss) per common share as the Class A shares are no longer subject to redemption. Semper Paratus has not considered the effect of the warrants sold in the IPO and the Private Placement to purchase an aggregate of 17,975,000 Class A ordinary shares in the calculation of diluted earnings per share, because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented.

	LGST (Historical)		Tevogen	Pro Forma Combined (Assuming No	Pro Forma Combined (Assuming 25%	Pro Forma Combined (Assuming 50%	Pro Forma Combined (Assuming 75%	Pro Forma Combined (Assuming 100%
	Class A	Class B	(Historical)	Redemption)	Redemption)	Redemption)	Redemption)	Redemption)
As of and for the year ended December 31, 2022
Weighted average shares outstanding – basic and diluted	35,950,000	11,983,333	25,253,320	159,209,473	158,613,710	158,017,947	157,422,183	156,826,420
Net income (loss) per Class A and B Common Shares – basic and diluted	$0.09	$0.09	$(0.87)	$(0.18)	$(0.18)	$(0.18)	$(0.18)	$(0.18)
As of and for the six months ended June 30, 2023
Book value per share(1)	$(0.98)	$(0.98)	$(3.51)	$0.41	$0.37	$0.33	$0.29	$0.25
Weighted average shares outstanding – basic and diluted	29,223,763	2,251,013	24,752,000	159,209,473	158,613,710	158,017,947	157,422,183	156,826,420
Net income (loss) per Class A and B Common Share – basic and diluted	$0.03	$0.03	$(2.14)	$(0.03)	$(0.03)	$(0.04)	$(0.04)	$(0.04)

(1)	Book value per share = Total equity/shares outstanding. For the pro forma combined book value per share, total equity is derived using 158,709,473 shares in Scenario 1, 158,113,710 shares in Scenario 2, 157,517,947 shares in Scenario 3, 156,922,183 shares in Scenario 4, and 156,326,420 shares in Scenario 5.

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INFORMATION ABOUT Semper Paratus

We are a blank check company incorporated on April 21, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into an initial business combination with an operating business, and we entered into the Merger Agreement on June 28, 2023. We intend to finance the Business Combination through the issuance of New Tevogen Common Stock plus the remaining cash in the Trust Account following redemptions and payment of transaction expenses.

Significant Activities Since Inception

On November 8, 2021, Semper Paratus completed its initial public offering of 34,500,000 units at a price of $10.00 per unit generating gross proceeds of $345,000,000 before underwriting discounts and expenses. Each unit consists of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of its initial public offering, Semper Paratus completed the private sale of an aggregate of 1,450,000 private placement units to the Original Sponsor and Cantor at a purchase price of $10.00 per private placement unit, generating gross proceeds of $14,500,000. 1,300,000 of the private placement units were sold to the Original Sponsor and 150,000 of the private placement units were sold to Cantor. The private placement units are identical to the units issued in Semper Paratus’ initial public offering, except that the private placement units (including the underlying securities) are subject to certain transfer restrictions and the holders thereof are entitled to certain registration rights, and, if held by the original holder or their permitted assigns, the underlying warrants (i) may be exercised on a cashless basis, (ii) are not subject to redemption and (iii) with respect to such warrants held by Cantor, will not be exercisable more than five years from the commencement of sales in Semper Paratus’ initial public offering. Prior to the consummation of Semper Paratus’ initial public offering, neither Semper Paratus, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving Semper Paratus.

Following the closing of Semper Paratus’ initial public offering, an amount equal to $351.9 million of the net proceeds from its initial public offering and the sale of the private placement units was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury bills.

On January 30, 2023, shareholders, including our Original Sponsor, holding all of the issued and outstanding Class B ordinary shares (the founder shares) issued in a private placement prior to our initial public offering into Class A ordinary shares of the Semper Paratus on a one-for-one basis. As a result, all 11,983,333 of our then outstanding Class B ordinary shares were cancelled and 11,983,333 of our Class A ordinary shares were issued to our Original Sponsor. Our Original Sponsor agreed that all of the terms and conditions applicable to the founder shares set forth in the Letter Agreement, dated November 3, 2021, by and among Semper Paratus, its officers, its directors and the Original Sponsor, shall continue to apply to the Class A ordinary shares that the founder shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the trust account or any monies or other assets held therein.

On February 3, 2023, we held an extraordinary general meeting of shareholders for the purpose of considering and voting on a proposal to amend our amended and restated memorandum and articles of association to extend the date by which we must consummate our initial business combination from February 8, 2023 to December 15, 2023. The extension amendment was approved by a special resolution of our shareholders and took effect upon such approval. If our initial business combination is not consummated by December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination), then our existence will terminate, and we will distribute all amounts in the trust account.

In connection with the extraordinary general meeting, shareholders holding 32,116,947 public shares exercised their right to redeem their shares for a pro rata portion of the funds in our trust account. As a result, approximately $333 million (approximately $10.38 per public share) was removed from the trust account to pay such holders. As of March 15, 2023, approximately $25.4 million remained in the trust account and there were 2,383,053 public shares outstanding.

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On May 4, 2023, the Company entered into the Sponsor Share Purchase Agreement, pursuant to which the Sponsor will purchase from the Original Sponsor (x) 7,988,889 Class A ordinary shares and (y) 1,000,000 private placement units, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, free and clear of all liens and encumbrances, for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time of the initial business combination. Pursuant to the Sponsor Share Purchase Agreement, the Original Sponsor transferred the 7,988,889 Class A ordinary shares and 1,000,000 private placement units to the New Sponsor. At the time of the purchase, Semper Paratus’ prior board of directors and executive officers resigned and were replaced by appointees of Sponsor. In addition, certain of Semper Paratus’ new executive officers have beneficial interests in the Sponsor.

Semper Paratus’ units, public shares and public warrants are currently listed on Nasdaq under the symbols “LGSTU,” “LGST,” and “LGSTW,” respectively.

Financial Position

As of June 30, 2023, in the Trust Account, we had approximately $25.7 million, not taking into account payment of $14.7 million of deferred underwriting commissions. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using Semper Paratus’ cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The Semper Paratus Board determined that this test was met in connection with the Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

●	subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

●	cause us to depend on the marketing and sale of a single product or limited number of products or services.

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Redemption Rights for public shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.77 per public share as of June 30, 2023. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. Our Initial Shareholders have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the Business Combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).

Redemption of public shares and Liquidation if No Business Combination

We have until December 15, 2023 (or by the end of any Extension Period if we further extend the period of time to consummate an initial business combination) to complete an initial business combination. If we are unable to consummate an initial business combination by December 15, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Semper Paratus Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under the Cayman Islands Companies Act to provide for claims of creditors and in all cases subject to other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by December 15, 2023. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to the Cayman Islands Companies Act.

Our Initial Shareholders and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares or private placement units they hold if we fail to consummate an initial business combination by December 15, 2023 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination by December 15, 2023).

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Our Initial Shareholders, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by December 15, 2023 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Initial Shareholders, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $25.7 million of proceeds held inside the Trust Account as of June 30, 2023, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per share redemption amount received by shareholders upon our dissolution would be $10.20. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per share redemption amount received by shareholders will not be substantially less than $10.20. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriter of our initial public offering and our independent registered public accounting firm have not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor does it apply to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.20 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be less than $10.20 per share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor is also not liable as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $25.7 million of proceeds held outside the Trust Account, as of June 30, 2023, with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.20 per share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, the Semper Paratus Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

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See “Risk Factors — Risks Related to the Business Combination and Semper Paratus — In the event Semper Paratus distributes the proceeds in the Trust Account to its public shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against Semper Paratus that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Semper Paratus and the Semper Paratus Board may be exposed to claims of punitive damages.”

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination by December 15, 2023, (ii) in connection with a shareholder vote to amend our Existing Governing Documents to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by December 15, 2023 or with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the initial business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Existing Governing Documents, like all provisions of our Existing Governing Documents, may be amended with a shareholder vote.

Employees

We currently have two executive officers: Surendra Ajjarapu and Francis Knuettel II. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position
Surendra Ajjarapu	53	Chief Executive Officer, Chairman, Director
Francis Knuettel II	57	Chief Financial Officer
Michael Peterson	60	Director
Donald Fell	77	Director
Avinash Wadhwani	55	Director
Scott Sussman	65	Director

Number and Terms of Office of Officers and Directors

The Semper Paratus Board consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Messrs. Wadhwani and Sussman will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Messrs. Peterson and Fell, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. Ajjarapu, will expire at the third annual meeting of shareholders.

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Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The Semper Paratus Board is authorized to appoint officers as it deems appropriate pursuant to our Existing Governing Documents.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. The Semper Paratus Board has determined that each of Messrs. Michael Peterson, Donald Fell, Avinash Wadhwani, and Scott Sussman are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation and Director Compensation and Other Interests

Our Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of the Business Combination, members of our management team who become directors of New Tevogen will be eligible to receive fees as indicated in “Executive Compensation and Director Compensation.” New Tevogen will not be paying any consulting or management fees to Semper Paratus.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

The Semper Paratus Board has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by the Semper Paratus Board and has the composition and responsibilities described below.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Sussman, Peterson, and Wadhwani serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exception described below. Each of Messrs. Sussman, Peterson, and Wadhwani are independent.

Mr. Sussman serves as the chairman of the audit committee. Each member of the audit committee is financially literate and the Semper Paratus Board has determined that Mr. Sussman qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

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The audit committee is responsible for:

●	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

●	monitoring the independence of the independent registered public accounting firm;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

●	appointing or replacing the independent registered public accounting firm;

●	determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

●	monitoring compliance on a quarterly basis and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

●	reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by the Semper Paratus Board, with the interested director or directors abstaining from such review and approval.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Michael Peterson, Donald Fell, Avinash Wadhwani, and Scott Sussman are. In accordance with Rule 5605 of the Nasdaq rules, each of Messrs. Michael Peterson, Donald Fell, Avinash Wadhwani, and Scott Sussman is independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, an extraordinary general meeting of shareholders). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our amended and restated memorandum and articles of association. However, prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

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We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. Our board of directors may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members.

Compensation Committee

We have established a compensation committee of the Semper Paratus Board. The members of our compensation committee are Messrs. Fell, Peterson, and Wadhwani, and Mr. Fell serves as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other Section 16 officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Semper Paratus Board.

Observers to the Board of Directors

We have not currently entered into any formal arrangements or agreements with board advisors to provide services to us and they will have no fiduciary obligations to present business opportunities to us.

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Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all reports applicable to our executive officers, directors and greater than 10% beneficial owners were filed in a timely manner in accordance with Section 16(a) of the Exchange Act.

Conflicts of Interest

Under Cayman Islands Companies law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not improperly fetter the exercise of future discretion;

(iv)	duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which the officer or director has then-current fiduciary or contractual obligations, the officer or director will honor the officer or director’s fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands Companies law. Our Existing Governing Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

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Potential investors should also be aware of the following other potential conflicts of interest:

●	Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

●	Our Original Sponsor purchased founder shares prior to the date of our initial public offering purchased private placement units in a transaction that closed simultaneously with the closing of our initial public offering. Subsequently, our Sponsor purchased from Original Sponsor 7,988,889 Class A ordinary shares and 1,000,000 private placement units. Our Initial Shareholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our Initial Shareholders with respect to any public shares acquired by them in or after this offering. Additionally, our Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our initial business combination within the prescribed time frame or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our Existing Governing Documents. If we do not complete our initial business combination within the prescribed time frame, the private placement units will expire worthless. Furthermore, our Initial Shareholders have agreed not to transfer, assign or sell any of their founder shares until consummation of our initial business combination. Subject to certain limited exceptions, the private placement units, private placement shares and private placement warrants, and the Class A ordinary shares underlying such warrants, will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors may own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors or completing an initial business combination through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment bank which is a member of FINRA or a valuation or appraisal firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination.

Our Initial Shareholders have agreed to vote their Class A ordinary shares in favor of our initial business combination.

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Limitation on Liability and Indemnification of Officers and Directors

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Other Transactions by Certain Members of the Semper Paratus Board and Officers

The existence of financial and personal interests of Semper Paratus’ directors and officers may result in a conflict of interest on the part of one or more of them between what they may believe is best for Semper Paratus and what they may believe is best for themselves in determining whether or not to make their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Under Cayman Islands law, directors and officers owe certain fiduciary duties, including, among others, a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole and a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose. Directors also owe a duty of care, which is not fiduciary in nature. Accordingly, directors and officers have a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interest, and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. Semper Paratus’ directors and officers considered their fiduciary duty and the conflicts of interests, among other matters, in evaluating the Business Combination and in recommending to stockholders that they approve the Business Combination.

TRXADE Health, Inc. (Nasdaq: MEDS): Suren Ajjarapu, Michael Peterson, Donald Fell

On July 14, 2023, TRxADE HEALTH, Inc., a Delaware corporation (“MEDS”) entered into a certain Amended and Restated Agreement and Plan of Merger with Superlatus, Inc., a U.S.-based holding company of food products and distribution capabilities (“Superlatus”) and Foods Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MEDS (“Foods Merger Sub”). On July 31, 2023, MEDS completed its acquisition of Superlatus in accordance with such terms and conditions, pursuant to which MEDS acquired Superlatus by way of a merger of the Food Merger Sub with and into Superlatus, with Superlatus being a wholly owned subsidiary of MEDS and the surviving entity in the merger. At this closing, shareholders of Superlatus received in aggregate 136,441 shares of common stock of MEDS, representing 19.9% of the total issued and outstanding common stock of MEDS after the consummation of the merger and 306,855 shares of MEDS’ Series B Preferred Stock, par value $0.00001 per share, with a conversion ratio of 100 to one.

Kernel Group Holdings, Inc. (Nasdaq: KRNLU), Surendra Ajjarapu, Michael Peterson, Donald Fell

On March 3, 2023, Kernel Group Holdings, Inc., a Cayman Island exempted company (“Kernel”) entered into a business combination agreement by and among Kernel, AIRO Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Kernel (“Kernel ParentCo”), Kernel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Kernel ParentCo, AIRO Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Kernel ParentCo, VKSS Capital, LLC, a Delaware limited liability company and also in the capacity as Kernel’s Sponsor, Dr. Chirinjeev Kathuria, in the capacity as the representative for the company stockholders, and AIRO Group Holdings, Inc., a Delaware corporation. Kernel recently approved an extension of up to six (6) one-month extensions to February 5, 2024 as to the date by which Kernel must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses, (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s Class A ordinary shares included as part of the units sold in the Company’s initial public offering that closed on February 5, 2021.

OceanTech Acquisitions I Corp. (Nasdaq: OTEC): Suren Ajjarapu, Francis Knuettel II, Michael Peterson, Donald Fell

On May 2, 2023, OceanTech Acquisitions I Corp., a Delaware corporation (“OceanTech”), R.B. Merger Sub Ltd., an Israeli company and a wholly owned subsidiary of OceanTech, and Regentis Biomaterials Ltd., an Israeli company, entered into an Agreement and Plan of Merger, pursuant to which, among other things, R.B. Merger Sub Ltd. will merge with and into Regentis Biomaterials Ltd., with Regentis Biomaterials Ltd. continuing as the surviving entity and a direct, wholly-owned subsidiary of OceanTech. OceanTech recently approved an extension of up to twelve one-month periods to June 2, 2024 as to the date by which OceanTech must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving OceanTech and one or more businesses, (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of OceanTech’s Class A ordinary shares included as part of the units sold in OceanTech’s initial public offering that closed on June 2, 2021.

PowerUp Acquisition Corp. (Nasdaq: PWUP): Suren Ajjarapu, Michael Peterson, Donald Fell

On July 14, 2023, PowerUp Acquisition Corp., a Cayman Islands exempted company (“PowerUp”), entered into a purchase agreement with PowerUp Sponsor LLC, a Delaware limited liability company and SRIRAMA Associates, LLC, a Delaware limited liability company, pursuant to which the SRIRAMA Associates, LLC agreed to purchase from PowerUp Sponsor LLC a portion of the PowerUp securities held by PowerUp Sponsor LLC and assumed the obligations of PowerUp Sponsor LLC as PowerUp’s sponsor. Pursuant to the purchase agreement, SRIRAMA Associates, LLC replaced all of PowerUp’s directors and officers.

Aesther Healthcare Acquisition Corp. (Nasdaq: AHAC, OCEA): Suren Ajjarapu, Michael Peterson, Venkatesh Srinivasan, Siva Saravanan, Donald Fell

On August 31, 2022, Aesther Healthcare Acquisition Corp., a Delaware corporation (“Aesther”) entered into an Agreement and Plan of Merger by and among Aesther, AHAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Aesther, Aesther Healthcare Sponsor, LLC, Aesther’s sponsor, in its capacity as purchaser representative, Ocean Biomedical, Inc., a Delaware corporation (“Ocean Biomedical”), and Dr. Chirinjeev Kathuria, in his capacity as seller representative, pursuant to which, among other things, the parties effected the merger of Merger Sub with and into Ocean Biomedical, with Ocean Biomedical continuing as the surviving entity, as a result of which all of the issued and outstanding capital stock of Ocean Biomedical was exchanged for shares of Class A common stock, par value $0.0001 per share, of Aesther (the “Aesther Share Exchange”) subject to the conditions set forth in such merger agreement, with Ocean Biomedical surviving the Aesther Share Exchange as a wholly owned subsidiary of Aesther. Aesther’s units automatically separated into their component securities upon consummation of the business combination and, as a result, no longer trade as a separate security. In connection with the closing of the business combination, the company changed its name from “Aesther Healthcare Acquisition Corp.” to “Ocean Biomedical, Inc.” On February 15, 2023, such company’s common stock and warrants began trading on Nasdaq under the trading symbols “OCEA” and “OCEAW,” respectively. Prior the closing, each unit of Aesther sold in its IPO consisted of one public share of Class A common stock and one public warrant which entitled the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. Upon the closing, Aesther’s certificate of incorporation, as amended, was replaced with an amended certificate, which, among other things, reclassified all shares of Class A common stock as common stock. Immediately after giving effect to the business combination, there were 34,756,339 shares of common stock and warrants to purchase 11,275,054 shares of common stock of the company issued and outstanding.

Murphy Canyon Acquisition Corp. (Nasdaq: MURF): Francis Knuettel II

Murphy Canyon Acquisition Corp. (“Murphy Canyon”), a blank-check special purpose acquisition company, announced that its proxy statement/registration statement on Form S-4 filed with the SEC on May 12, 2023, as amended, was declared effective by the SEC on August 11, 2023 in connection with the proposed business combination between Murphy Canyon and Conduit Pharmaceuticals Limited (“Conduit”) previously announced on November 8, 2022. On September 20, 2023, Murphy Canyon shareholders voted to approve the proposed business combination and the transaction was completed on September 22, 2023.

Relativity Acquisition Corp. (Nasdaq: RACY): Francis Knuettel II

Relativity Acquisition Corp., a Delaware corporation (“Relativity”) entered into a business combination agreement on February 13, 2023, as amended, with SVES GO, LLC, SVES LLC, SVES CP LLC, and SVES Apparel LLC (together, “SVES”) and the other parties thereto. On August 15, 2023, Relativity issued a press release announcing that a confidential draft of a Registration Statement on Form S-4 was submitted to the SEC, for receipt by the SEC on August 14, 2023, with respect to such proposed business combination with SVES.

Facilities

We currently utilize office space we lease from our Sponsor at 767 Third Avenue, 38th Floor, New York, New York, 10017. Upon consummation of the Business Combination, the principal executive offices of New Tevogen will be located at 15 Independence Boulevard, Suite #410, Warren, New Jersey, 07059.

Competition

If we succeed in effecting the Business Combination with Tevogen, there will be, in all likelihood, significant competition from Tevogen’s competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively. Information regarding Tevogen’s competition is set forth in the section entitled “Information about Tevogen — Competition.”

Periodic Reporting and Audited Financial Statements

Semper Paratus has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Semper Paratus’ annual reports contain financial statements audited and reported on by Semper Paratus’ independent registered public accounting firm.

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Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2022. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as the market value of our voting and non-voting common equity held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common equity held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

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SEMPER PARATUS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “Semper Paratus,” “we,” “us” or “our” refer to Semper Paratus prior to the consummation of an initial business combination. The following discussion and analysis of Semper Paratus’ financial condition and results of operations should be read in conjunction with Semper Paratus’ consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Semper Paratus Acquisition Corporation was incorporated as a Cayman Islands exempted company on April 21, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more businesses that the Company has not yet identified (an “initial business combination”). We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

The Registration Statement on Form S-1, as amended (the “Registration Statement”), for the Company’s initial public offering (“IPO”) was declared effective on November 3, 2021. On November 8, 2021, the Company consummated the IPO of 30,000,000 units (“Units”) with respect to the ordinary shares included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $300,000,000, which is discussed in Note 3. The company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 1,360,000 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Semper Paratus Sponsor LLC (the “Original Sponsor”), and underwriter, Cantor Fitzgerald & Co. (“Cantor”) generating gross proceeds of $13,600,000.

Simultaneously with the closing of the IPO, the Company consummated the closing of the sale of 4,500,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $45,000,000 and incurring additional offering costs of $2,700,000 in underwriting fees, all of which is deferred until completion of the Company’s initial business combination. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 90,000 Private Placement Units to the Original Sponsor, generating gross proceeds of $900,000.

On May 4, 2023, the Company entered into the Sponsor Share Purchase Agreement, pursuant to which the Sponsor purchased from the Original Sponsor (x) 7,988,889 Class A ordinary shares and (y) 1,000,000 Private Placement Units, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement and the Underwriting Agreement), for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time of the close of the initial business combination. The share transfer contemplated by the Sponsor Share Purchase Agreement closed June 7, 2023, and the Original Sponsor transferred the Private Placement Units and the Class A ordinary shares to the Sponsor.

Following the closing of the IPO, $351,900,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account.

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Our management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. Our initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time we sign a definitive agreement in connection with the initial business combination. However, we will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company.

If we are unable to complete an initial business combination by December 15, 2023, or the end of any additional Extension Period (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes that were paid by us or are payable by us, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Charter Amendment and Share Redemptions

On February 3, 2023, the Company held an extraordinary general meeting of the shareholders for the purpose of considering and voting on a charter amendment. At the meeting, the shareholders of the Company approved an amendment (the “Charter Amendment”) to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate an initial business combination from February 8, 2023 to December 15, 2023. Under Cayman Islands law, the Charter Amendment took effect upon approval by the shareholders. The Company filed the Charter Amendment with the Cayman Islands General Registry within 15 days of the meeting. In connection with the meeting, shareholders holding approximately 32,116,947 ordinary shares (the “public shares”) exercised their right to redeem their shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $332 million (approximately $10.34 per public share) was removed from the Trust Account to pay such holders and approximately $25 million remained in the Trust Account. Following redemptions, the Company has 2,383,053 public shares outstanding.

Proposed Business Combination

On June 28, 2023, the Company entered into an Agreement and Plan of Merger by and among the Company, Semper Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), the Sponsor, in its capacity as purchaser representative, Tevogen Bio Inc, a Delaware corporation (“Tevogen Bio”), and Ryan Saadi, in his capacity as seller representative (as may be amended and/or restated from time to time, the “Merger Agreement”), pursuant to which, among other things, the parties will affect the merger of Merger Sub with and into Tevogen Bio, with Tevogen Bio continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of Tevogen Bio shall be exchanged for shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company (the “Share Exchange”) subject to the conditions set forth in the Merger Agreement, with Tevogen Bio surviving the Share Exchange as a wholly owned subsidiary of the Company (the Share Exchange and the other transactions contemplated by the Merger Agreement, together, the “Business Combination”).

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Prior to the Closing Date, and subject to the satisfaction or waiver of the conditions of the Merger Agreement, the Company will migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XIII of the Cayman Islands Companies Act (2021 Revision). In connection with the Domestication, (i) each issued and outstanding Class A ordinary share, par value will convert, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of Class A Class A Common Stock; and, (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of the Company will automatically represent the right to purchase one share of Class A Common Stock, at an exercise price of $11.50 per share on the terms and conditions set forth in the Company’s warrant agreement. Immediately following the Domestication, (i) the Class A Common Stock will be reclassified as common stock, par value $0.0001 per share (the “Common Stock”); (ii) each issued and outstanding Unit that has not been previously separated into the underlying Class A ordinary share and underlying one-half of one warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Common Stock and one-half of one public warrant, with a whole public warrant representing the right to acquire one share of Common Stock at an exercise price of $11.50 per share.

As consideration for the Merger, the holders of Tevogen Bio’s securities collectively shall be entitled to receive from the Company, in the aggregate, a number of shares of Common Stock (the “Merger Consideration”) with an aggregate value equal to $1,200,000,000. In addition, holders of Tevogen Bio’s securities shall also be entitled to receive from the Company, in the aggregate, an additional 20,000,000 shares of the Common Stock (each an “Earnout Share Payment”) in the event that the VWAP of the Company’s Common Stock, collectively, exceeds (a) $15.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen Bio securities shall be entitled to receive an additional 6,666,667 shares of Common Stock, (b) $17.50 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen Bio securities shall be entitled to receive an additional 6,666,667 shares of Common Stock and (c) $20.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen Bio securities shall be entitled to receive an additional 6,666,666 shares of Common Stock. In addition, for each Earnout Share Payment, the Company will also issue to Sponsor an additional 1,500,000 shares of Company Common Stock.

The Merger Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the shareholders of the Company and Tevogen Bio of the Transaction and the other matters requiring shareholder approval; (ii) approvals of any required governmental authorities and completion of any antitrust expiration periods; (iii) receipt of specified third party consents; (iv) no law or order preventing the Transaction; (v) the registration statement having been declared effective by the SEC; (vi) no material uncured breach by the other party; (vii) no occurrence of a material adverse effect with respect to the other party; (viii) the satisfaction of the $5,000,001 minimum net tangible asset test by the Company; (ix) approval from NYSE American for the listing of the shares of the Company’s Common Stock to be issued in connection with the Transaction; and (x) reconstitution of the post-closing board or directors of the Company.

In addition, unless waived by Tevogen Bio, the obligations of Tevogen Bio to consummate the Transaction are subject to the satisfaction of the following additional closing conditions, in addition to the delivery by the Company of certain related agreements, customary certificates and other closing deliverables: (i) the representations and warranties of the Company being true and correct as of the date of the Merger Agreement and as of the closing (subject to customary exceptions, including materiality qualifiers); (ii) the Company having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with by it on or prior to the date of the closing; (iii) absence of any material adverse effect with respect to the Company since the date of the Merger Agreement which is continuing and uncured; (iv) at the closing, the Company having $25,000,000 in cash and cash equivalents, including funds remaining in the trust account (after giving effect to the completion and payment of any redemptions, purchaser expenses, deferred purchaser expenses, loans owned by the Company to the Sponsor for any purchaser expenses, other administrative costs, other liabilities of the Company as of the closing, and any transaction expenses); (v) the Company shall have made all reasonably necessary arrangements with the trustee to the Trust Account to have the Trust Account funds disbursed to the Company, and there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any person (not including Tevogen Bio and its affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on the Company; and (vi) at least one day prior to closing, the Company shall have delivered to Tevogen Bio a written consent of the board of directors of the Company (or a duly appointed committee thereof authorized to administer the equity incentive plan), authorizing and approving the grant of awards of restricted stock units under the equity incentive plan shares of Common Stock to certain individuals that were executives, employees or individual service providers of Tevogen Bio as of immediately prior to the closing of the Transaction.

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Finally, unless waived by the Company, the obligations of the Company to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by the Company of certain related agreements, customary certificates and other closing deliverables: (i) the representations and warranties of Tevogen Bio being true and correct as of the date of the Merger Agreement and as of the closing (subject to customary exceptions, including materiality qualifiers); (ii) Tevogen Bio having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with by them on or prior to the date of the closing; and (iii) absence of any material adverse effect with respect to Tevogen Bio and its subsidiaries on a consolidated basis since the date of the Merger Agreement which is continuing and uncured.

Nasdaq Notices

On March 23, 2023, the Company received a written notice (the “March Notice”) from the Listing Qualifications division of the Nasdaq Stock Market (“Nasdaq”) stating that the Company had not paid certain fees required by Nasdaq Listing Rule 5250(f) and that the Company would be delisted unless it appeals such determination. As of the date of the March Notice, the Company’s past due fee balance totaled $151,000. On May 5, 2023 the Company received notification from Nasdaq that the fee delinquency was cured, and the Company is now in compliance with Nasdaq’s continued listing standards.

On April 4, 2023, the Company received a written notice (the “April Notice”) from Nasdaq indicating that the Company was not in compliance with Listing Rule 5450(b)(2)(A), requiring the Company to maintain a Market Value of Listed Securities (“MVLS”) of $50,000,000 for the continued listing of its securities on The Nasdaq Global Market. The April Notice was only a notification of deficiency, not of imminent delisting, and had no effect on the listing or trading of the Company’s securities on Nasdaq. The April Notice stated that the Company had 180 calendar days, or until October 2, 2023, to regain compliance with Listing Rule 5450(b)(2)(A). On September 28, 2023, the Company received a letter from Nasdaq stating that the Company had regained compliance under Listing Rule 5450(b)(2)(A) by maintaining a MVLS of greater than $50,000,000 for ten consecutive business days, from September 14 to September 27, 2023. As such, this matter is now closed.

Liquidity and Capital Resources

For the six months ended June 30, 2023, net cash used in operating activities was $474,176, net income of $1,040,344 was impacted by the unrealized gain on investments held in the Trust Account of $2,082,586, offset by a change in the fair value of warrants of $21,750 and changes in operating asset and liabilities of $546,316.

For the six months ended June 30, 2022, net cash used in operating activities was $158,936, net income of $181,010 was impacted by the unrealized gain on investments held in the Trust Account of $468,724 and change in the fair value of warrants of $253,750 offset by changes in operating asset and liabilities of $382,530.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable), to complete our initial business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

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In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an initial business combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement-equivalent units at a price of $10.00 per unit. As of June 30, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination.

Results of Operations

As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023, relates to the Company’s formation, the IPO and the search for a prospective initial business combination. The Company will not generate any operating revenues until after the completion of an initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO placed in the Trust Account.

For the three months ended June 30, 2023, we had a net loss of $195,056, which consisted of $526,580 of general and administrative expenses, offset by $29,000 change in the fair value of warrants and $302,524 unrealized gain on investments held in the Trust Account.

For the six months ended June 30, 2023, we had net income of $1,040,344, which consisted of $21,750 change in the fair value of warrants and $1,020,492 of general and administrative expenses, offset by $2,082,586 unrealized gain on investments held in the Trust Account.

For the three months ended June 30, 2022, we had net income of $206,998, which consisted of general and administrative expenses $258,585, offset by unrealized gain on investments held in the Trust Account of $327,833 and change in the fair value of warrants of $137,750.

For the six months ended June 30, 2022, we had net income of $181,010, which consisted of general and administrative expenses of $541,464, offset by unrealized gain on investments held in the Trust Account of $468,724 and change in the fair value of warrants of $253,750.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2023. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

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Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. The underwriter is entitled to deferred underwriting commissions of $14,700,000 in the aggregate (the “Original Deferred Fee”), consisting of $13,800,000 deferred underwriting commissions, and $900,000 cash underwriting discount agreed to be deferred until after the completion of the Company’s initial business combination. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the Company and Cantor entered into a fee reduction agreement (the “Fee Reduction Agreement”), pursuant to which Cantor has agreed to forfeit $9,700,000 of the deferred underwriting fees payable, resulting in a remainder of $5,000,000 of deferred underwriting fees payable (the “Reduced Deferred Fee”) by the Company to Cantor upon the closing of the Business Combination (as defined below) with Tevogen Bio Inc. The Reduced Deferred Fee shall be payable to Cantor in the form of 500,000 shares of the common equity securities of the entity that survives the Transaction. The Fee Reduction Agreement only applies to the consummation of the Business Combination with Tevogen Bio Inc and no other potential business combinations that may be contemplated or consummated by the Company. In the event that the Company does not complete the Business Combination with Tevogen Bio Inc, the Original Deferred fee shall become due and payable by the Company to Cantor as originally set forth in the Underwriting Agreement, upon the consummation of a Business Combination.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Critical Accounting Policies

The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

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Warrant Liabilities

We account for the Private Placement Warrants included in Private Placement Units and the redeemable warrants (the “Public Warrants”) that were included in units issued by the Company in its Initial Public Offering (collectively, the “Warrants”) in accordance with Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity (“ASC 815”), under which the Private Placement Warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the Private Placement Warrants meet the definition of a derivative as contemplated in ASC 815, the Private Placement Warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statements of operations in the period of change.

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 – Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

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INFORMATION ABOUT TEVOGEN

Unless the context otherwise requires, all references in this section to “Tevogen,” the “Company,” “we,” “us,” or “our” refers to Tevogen Bio Inc and its subsidiaries prior to the consummation of the Business Combination.

Overview

We are a clinical-stage specialty immunotherapy company harnessing one of nature’s most powerful immunological weapons, CD8+ cytotoxic T lymphocytes (“CD8+ CTLs” or “CTLs”), to develop off-the-shelf, precision T cell therapies for the treatment of infectious diseases, cancers, and neurological disorders, with the aim of addressing the significant unmet needs of large patient populations. We believe that sustainability and commercial success in the forthcoming era of medicine will rely on ensuring patient accessibility through advanced science, innovative business models and engagement across the development and healthcare lifecycle. We aspire to be the first biotechnology company offering commercially attractive, economically viable, and cost-effective personalized T cell therapies.

We believe our allogeneic, precision T cell technology platform, ExacTcell, represents a significant scientific breakthrough that has the potential to produce a new class of off-the-shelf – manufactured and stored for immediate use – drugs with diverse applications spanning virology, oncology, and neurology. ExacTcell is a set of processes and methodologies to develop, enrich, and expand single human leukocyte antigen (“HLA”) restricted CTL therapies with proactively selected, precisely defined targets. HLA molecules are proteins that play an important role in the immune system’s ability to recognize “self” versus “foreign.” There are numerous HLA types that vary from person to person. CD8+ CTLs, also known as killer T cells, are white blood cells that are part of the immune system and destroy infected, malignant, or otherwise damaged cells. We are focused on using ExacTcell to develop allogeneic therapeutics, meaning therapeutics that are intended to be infused in patients other than the original donor.

ExacTcell therapies are based on carefully selected, naturally occurring CTLs that are designed to recognize targets of interest from the body’s native T cell receptor pool, unlike genetically engineered T cell therapies. CD8+ CTLs in ExacTcell-based products target multiple and distinct antigens, with the aim to circumvent the impact of mutations in viruses and cancer cells, which can render existing treatments ineffective. ExacTcell is designed to maximize the immunologic specificity of our products in order to eliminate malignant and virally infected cells while allowing healthy cells to remain intact. We believe this high degree of specificity has the potential to significantly reduce the chances of cross-reactivity or adverse impact on healthy cells. Our confidence in ExacTcell is reflected in our development pipeline, which has been carefully tailored to address the unmet needs of large patient populations grappling with life-threatening viral diseases, both viral and non-viral induced cancers, and neurological disorders such as multiple sclerosis.

The first clinical product of ExacTcell, TVGN 489, is being developed to fill a critical gap in COVID-19 therapeutics for the immunocompromised and the high-risk elderly, with potential applications in both treatment and prevention of chronic lingering symptoms of the disease, or Long COVID. Viruses, including COVID-19, hijack cellular machinery to transform infected cells into virus production plants. Elimination of infected cells is necessary to allow them to be replaced by healthy, uninfected counterparts. TVGN 489 consists of CTLs that are designed to be active against multiple precise, well defined, and well characterized targets spread across the SARS-CoV-2 genome. The product progressed from pre-discovery to the clinic in less than 18 months, and in January 2023, we completed the Phase 1 proof-of-concept clinical trial of TVGN 489 for the treatment of ambulatory, high-risk adult COVID-19 patients. No dose-limiting toxicities or significant treatment-related adverse events were observed in the treatment arm. Secondary endpoints showing a rapid reduction of viral load and that infusion of TVGN 489 did not prevent development of the patients’ own T cell-related (cellular) or antibody-related (humoral) anti-COVID-19 immunity were also met. None of the patients reported progression of infection, reinfection, or the development of Long COVID during the six-month follow-up period. These clinical observations were mirrored by laboratory evidence of the persistence of TVGN 489 cells for at least six months after treatment. We hope to launch a pivotal trial of TVGN 489 in COVID-19 patients with B cell malignancies in early 2024, with studies of other highly vulnerable populations thereafter. TVGN 489 is also in preclinical development for treatment and prevention of Long COVID.

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Our Pipeline

We are leveraging our understanding of immunotherapy and our ExacTcell platform to discover, validate, and build a proprietary pipeline of T cell therapies with diverse targets in infectious disease, cancer, and neurological disorders. The figure below details our pipeline of product candidates and their targets:

Therapy Candidate	Target Indication	Target Population	Discovery / Preclinical	Phase 1 / Safety Data Available[1]	Phase 2 (Potentially Pivotal[2])	Phase 3
TVGN 489	Acute COVID-19[3]	B-cell cancer immune suppression[4]				
		Other B-cell immune suppressed patients without a B-cell cancer indication[4]				
		Elderly and infirm[4]				
		Solid organ transplant and patients with other T-cell suppression				
	Long COVID[3]	Prevention[4,5]				
		Treatment[4]				
TVGN 601	Multiple sclerosis	--				
TVGN 930	EBV-associated lymphomas	--				
TVGN 920	Cervical cancer	--				
TVGN 960	Mouth and throat cancer	--

[1]	Phase 1 clinical trials are designed in part to generate proof of concept data and safety-related data on tolerability and side effects.

[2]	A pivotal trial is a trial designed to generate data sufficient to support the filing of an application for regulatory approval. A pivotal trial may not necessarily be denoted as a Phase 3 clinical trial, and instead may be a Phase 2 or Phase 2/3 clinical trial. We believe that Phase 2, Phase 2/3, or Phase 3 clinical trials may serve as pivotal trials for TVGN 489.

[3]	Our completed Phase 1 clinical trial of TVGN 489 was specifically conducted in ambulatory, high-risk adult patients with acute cases of COVID-19.

[4]	We believe that the data from our completed Phase 1 clinical trial should be sufficient to serve as the basis for one or more later stage, potentially pivotal trials in acute COVID-19 patients with B-cell cancer immune suppression, other B cell immune suppressed acute COVID-19 patients with a B cell cancer indication, and for Long COVID prevention and treatment. We cannot be certain whether we will be permitted to move from a Phase 1 trial directly to a pivotal trial covering any specific target population until FDA reviews and concurs with or rejects our proposed plans, and FDA may require us to conduct further trials to generate additional safety and efficacy data prior to approval.

[5]	Data collected in the completed Phase 1 trial of TVGN 489 includes and in all future trials of TVGN 489 is expected to include information regarding the incidence of Long COVID in patients treated with TVGN 489 versus untreated patients.

Our Strategy

Our goal is to have a positive impact on patients’ health and treatment equity by developing and commercializing personalized cell therapies to treat infectious disease, cancer, and neurological disease. Key elements of our strategy to advance toward this goal include the following:

●	Advancing the clinical development of TVGN 489 for the treatment of COVID-19 and Long COVID. We completed a Phase 1 proof-of-concept trial of TVGN 489 for the treatment of high-risk ambulatory adult COVID-19 patients in January 2023, and hope to launch a pivotal trial in COVID-19 patients with B cell malignancies in early 2024. TVGN 489 is also in development for other highly vulnerable COVID-19 patients and sufferers of Long COVID. We hope to begin clinical trials in Long COVID in approximately the second quarter of 2024.

●	Leveraging our ExacTcell platform to develop therapies for additional indications. In addition to TVGN 489, we are leveraging our ExacTcell platform to advance product candidates in virology, oncology, and neurology. Preclinical investigation is underway with product candidates for the treatment of Epstein-Barr virus-associated lymphomas, multiple sclerosis, and several other viral and cancer targets.

●	Developing manufacturing capabilities, including through acquisitions. We will need to develop manufacturing capabilities for clinical and, if approved, commercial supply of our cell therapy products. Our efforts to develop manufacturing capability are currently focused on acquiring existing manufacturing facilities or constructing one or more new manufacturing facilities, including through collaboration with a potential facility development partner.

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●	Forming strategic alliances and collaborating with partners to augment our capabilities. We may pursue strategic alliances with other biopharmaceutical companies with well-established presences in the specialties we aim to target for our indications. This may include co-marketing, co-promotion, and co-development relationships, or a partnership with a diagnostics company to help improve availability of rapid HLA testing. We also intend to explore options to work with partners to augment the study and treatment of patients and the impact of our product candidates, including medical professionals, healthcare professional networks, pharmacy benefit managers, insurance companies, and artificial intelligence companies.

Our ExacTcell Platform

Our ExacTcell platform and our therapies harness one of nature’s own approaches to eradicating cancer and other diseases: the cytotoxic or killer T cell. We believe that our patented ExacTcell precision allogeneic T cell development platform has the potential to be a broadly applicable approach for developing convenient and reasonably priced cellular immunotherapies for the treatment of acute viral infections, long-term consequences of viral infections such as Long COVID, viral- and non-viral-induced cancers, and certain neurological disorders.

ExacTcell focuses on the selection and expansion of naturally occurring, genetically unmodified CD8+ CTLs to target multiple, distinct, preselected antigens present only on virus-infected or malignant cells and to kill those cells. We believe that by relying on CD8+ CTLs, ExacTcell has the potential to produce an entirely new class of drugs that could present numerous benefits over existing platforms. In contrast to other approaches, ExacTcell enables a single, specific HLA molecule to be targeted in a clinical product and the specific target peptides to be known with certainty and precision. HLA molecules are proteins present on the cell surface that play an important role in the immune system’s ability to recognize “self” versus “foreign.” Specifically, HLA molecules present foreign antigens to T cells for eradication. There are numerous HLA types that vary from person to person.

Killer T cells are white blood cells that play a vital role in the immune system’s defense against diseases, including viruses and cancer. Most CTLs, including those developed with ExacTcell, express T cell receptors (“TCRs”), which are surface proteins that provide each T cell with its unique immune specificity to recognize and react against specific foreign antigenic peptides of infected or malignant cells. These foreign antigenic peptides are presented in conjunction with an HLA molecule. The CTLs destroy their infected or malignant cell targets by inducing them to undergo apoptosis, or programmed cell death, by releasing cytolytic granules that produce pores in the target cell’s membrane. CTLs also possess a protein that spans the entirety of the cell membrane, known as Cluster Differentiation 8 (which makes them CD8+), that aids in the reaction. CD8+ T cells work in conjunction with HLA-class I molecules, and CD4+ T cells work in conjunction with HLA-class II molecules.

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Currently available cell-based immunotherapy approaches include both genetically modified and unmodified T cells applied to the treatment of viruses early after transplant and genetically modified chimeric antigen receptor (“CAR”) T cells used to treat a selected subset of malignancies. We believe that to date, cellular therapy has not been harnessed to its full potential for clinical application. We believe that our proprietary approach will allow T cell products to be generated with a much higher CD8+ content and better-defined target specificity than existing commercially available approaches. Contrasted with our approach, other approaches have used large viral proteins, pools of peptides, or infected cells to stimulate CTLs. These broader targets may stimulate both CD4+ and CD8+ T cell responses, resulting in more heterogeneous T cell products. By stimulating with only carefully defined smaller peptides that are selected to bind to a single HLA-class I molecule, our approach elicits a high degree of target-specific CD8+ responses, which we believe may result in improved outcomes as compared to these other approaches.

Due to the targeted nature of the cells ExacTcell can produce, we also believe we may be able to avoid some of the unwanted corollary effects observed in other T cell immunotherapies. For example, we believe products developed through ExacTcell could potentially avoid the high incidence of adverse events, some life-threatening, such as cytokine release syndrome and neurotoxicity, that have been observed with autologous CAR-T platforms. Autologous cell therapies are derived from a donor’s own cells, as contrasted with allogenic therapies such as ours, where cells are from third party donors.

In order to select candidate peptides for ExacTcell products, we rely on a combination of computer-facilitated prediction of the ability of specific peptide candidates to bind to specific HLA molecules and published scientific research. Once candidates are selected, we use tetramer staining to assess whether T cells recognize the target peptides and assess cytotoxicity against individual peptide-pulsed and non-pulsed targets. This allows us to rapidly and proactively select multiple, precise, candidate T cell targets and then quickly experimentally confirm them for use. Through our Tevogen.ai artificial intelligence initiative, we are exploring ways to deploy artificial intelligence-powered target detection to further accelerate our product development pace, either internally or in collaboration with leading entities in the field of artificial intelligence.

As illustrated in the figure below, we begin the ExacTcell process by collecting cells from a healthy donor. T cells from the donor are exposed to the preselected targeted peptides and through a repetitive process of selection and expansion. CD8+ CTLs specific for the targeted, antigenic peptides become the major cellular component of the final product. The expansion of the antigen specific CTLs is extensive enough to produce over 100, and up to hundreds, of doses from a single donor. Those doses can then be used to treat hundreds of patients who share the same HLA type.

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ExacTcell stands in contrast with both autologous and allogeneic CAR-T platforms, which target antigens present on both healthy and diseased cells and require genetic modification of the T cells. In autologous CAR-T approaches, the amount and health of desired T cells in donor blood samples used to manufacture the CAR-T product have been among the largest obstacles for T cell therapies to date. Some existing CAR-T therapies may take weeks to manufacture, and may require patients to receive pre-infusion lymphodepleting (i.e., immunosuppressing) chemotherapy as part of a lengthy preparation process, be hospitalized in many cases during the CAR-T cell infusion or afterwards due to the frequency of side effects from the therapy such as cytokine release syndrome, and lifelong monitoring for the development and treatment of infections due to eradication of normal parts of the immune system along with the cancer. Another significant challenge to date has been the quantity and health of the desired T cells in heavily pretreated donor cells used to manufacture autologous CAR-T products. In contrast with today’s autologous CAR-T platforms that rely on the patient’s own cells, our allogeneic approach uses cells from a healthy donor with a normal immune system. Allogeneic CAR-T approaches are in early stage development, but concerns exist regarding side effects similar to autologous CAR-T, and additionally, the development of graft versus host disease with allogeneic CAR-T products, both of which we believe our will be a lower risk with our platform.

Hundreds of doses per donor can be obtained using the ExacTcell approach, which is expected to facilitate off-the-shelf use and the ability to administer doses within hours of diagnosis in the case of treatments against viruses where rapid therapeutic intervention is crucial. Use of TVGN 489, for example, is expected to begin with a confirmatory COVID-19 test and rapid HLA typing for which results would be available in six to eight hours, allowing selection of the proper product based on HLA type. After confirmation of HLA type, thawing takes minutes, and cells are infused within ten minutes of thawing.

The convenience of “off-the-shelf” – manufactured and stored for immediate use – therapy has the potential to offer timely and cost-efficient therapeutics by potentially eliminating the need for specialized medical facilities, unlike existing platforms. By producing products in which the active CD8+ T cell components are present at high concentrations, we believe relatively small volumes will be required, allowing our therapies to be easily and promptly delivered in the ambulatory setting as a very brief intravenous administration such as in a physician’s office.

We are working to further advance ExacTcell with a new, proprietary T cell receptor-engineered process (“TCR-T”), which we believe may substantially increase the number of doses that can be produced from a single donor. Available technology can be used to allow us to interrogate over a thousand individual T cells to determine which one kills peptide-pulsed targets fastest or kills the most in a given timeframe. This highest performing T cell can then be isolated, and its T cell receptor sequenced, allowing us to make an artificial TCR gene that can be introduced into CD8+ T cells collected from healthy donors. We believe this could allow at least a several-fold increase in the number of desired CTLs as compared to our current approach. We expect efforts to produce second generation products based on this process may begin shortly after and if initial regulatory approval of the first-generation product is obtained.

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Our First Product Candidate

Our first product candidate, TVGN 489, is an off-the-shelf, allogeneic cytotoxic CD8+ T cell therapy designed to fill a critical gap in COVID-19 therapeutic solutions for the immunocompromised and the high-risk elderly, with potential applications in both treatment and prevention of Long COVID. With the relatively limited number of treatments currently available for COVID-19, and no treatments specifically approved for immunocompromised patients or Long COVID, this complex virus calls for more sophisticated scientific solutions. We believe a significant opportunity exists for TVGN 489 to address critical unmet needs in the COVID-19 landscape. TVGN 489 is currently in clinical development for the treatment of COVID-19 in ambulatory high-risk adults and also in development for other highly vulnerable COVID-19 patients and sufferers of Long COVID. We rapidly progressed TVGN 489 from pre-discovery to the clinic in only 18 months. TVGN 489 cells are derived from healthy donors who recovered from a prior COVID-19 infection, and TVGN 489 is active against multiple, precise targets spread across the SARS-CoV-2 genome.

In January 2023, we completed a Phase 1 proof-of-concept trial of TVGN 489 for the treatment of ambulatory high-risk adult COVID-19 patients. No dose-limiting toxicities or significant TVGN 489-related adverse events were observed in this trial at any of the four dosing levels tested. Secondary endpoints showing a rapid reduction of COVID-19 viral load and to show that infusion of TVGN 489 did not prevent development of the patient’s own T cell-related (cellular) and antibody-related (humoral) anti-COVID-19 immunity were also met. In addition, none of the patients in the treatment arm reported progression of infection, reinfection, or the development of Long COVID during the six-month follow-up period. The TVGN 489 in the Phase 1 trial was formulated to match patients expressing HLA-A*02:01, the most common HLA type in the population.

We believe TVGN 489 has the potential to be less susceptible to viral mutation than monoclonal antibodies, less susceptible to drug resistance than antivirals, and to rapidly be able to overcome any increased immune evasion of current and emerging SARS-CoV-2 variants. We also believe ExacTcell can enable us to deliver products faster, at a greater scale, and at lower cost than future competing cell therapies, if any. The preservation of T cell targets selected in 2020 through the full range of studied delta and omicron variants, while most monoclonal antibodies were withdrawn from the market for lack of efficacy related to the emergence of new variants, provides what we believe to be evidence of decreased susceptibility of TVGN 489 to viral mutation. In addition, knowing the precise peptide targets of our therapy helps allow rapid assessment regarding their preservation or loss as soon as new variants are sequenced.

COVID-19 Background

COVID-19, caused by the SARS-CoV-2 virus, has killed millions and infected hundreds of millions since its emergence in late 2019. Groups currently most at risk for poor outcomes due to COVID-19 are immunocompromised individuals not expected to mount an adequate immune response, such as those with cancer, individuals with immune diseases such as rheumatoid arthritis, transplant recipients, patients on immunosuppressive therapy or high doses of corticosteroids, and the elderly and the unvaccinated. For example, recent data shows that more than 80% of COVID-19 deaths occurred in people over the age of 65. The risk of severe illness from COVID-19 for an individual tends to escalate with an increase in their number of underlying medical conditions. In addition to the acute impacts of an infection, a significant portion of those who have been infected by COVID-19 in the past – an estimated 15.1% of all U.S. adults, as of May 2023, developed Long COVID. Despite the availability of vaccines and emergence of initial therapeutics, significant gaps and shortcomings in treatment remain.

Like other viruses that have RNA as their genetic material, SARS-CoV-2 is constantly evolving through random mutations. New mutations can potentially increase or decrease infectiousness and virulence. In addition, mutations can increase the virus’ ability to evade adaptive immune responses from past SARS-CoV-2 infection or vaccination. New variants of the SARS-CoV-2 virus continue to emerge, and many people continue to be adversely affected by COVID-19, particularly those at the highest risk and sufferers of Long COVID. Moreover, a growing body of scientific data suggests new immune-evasive variants are more likely to arise in immunocompromised patients because they are less able to eradicate the virus. The longer duration of infection within the host affords the virus more opportunity to mutate so as to evade the immune system.

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As of May 2023, about 103 million cumulative confirmed COVID-19 cases were reported in the United States alone. There has been a recent decrease in the number of confirmed cases, which we believe is due to a decrease in testing by younger or healthier individuals, reliance on home tests, the results of which are often not reported, expiration of federal funding for tests, and that the U.S. Centers for Disease Control and Prevention (“CDC”) stopped collecting testing data as of May 11, 2023. However, a large number of Americans remain highly vulnerable to COVID-19 infection, including immunocompromised and elderly patients. For example, the rate of hospitalization in cancer patients with COVID-19 infection remains high, specifically for those under active chemotherapy or immunosuppression. There is therefore a high unmet need to have an effective treatment available to these populations. Classic herd immunity leading to eradication of COVID-19 is unlikely, much as is the case for influenza, respiratory syncytial virus (RSV), and other endemic respiratory viruses. This contrasts with smallpox, for example, where both natural infection and vaccination eliminated virus transmission. SARS-CoV-2 infection and vaccination produce a steadily waning natural and vaccine-induced immunity, respectively, but do not eliminate transmission. Although the number of daily reported cases and deaths has declined, the emergence of more transmissible variants has led to spikes in cases and mortality, and variants are expected to continue to evolve over time.

The current COVID-19 landscape is also characterized by continued vaccine hesitancy among a significant portion of the population, unequal access to vaccines and treatment, and breakthrough cases among the vaccinated due in part to increased immune evasion by current and emerging variants and the relatively short duration of protection by booster shots. We expect these circumstances to continue, which could adversely impact long-term community-level protective immunity. In addition, we believe that the expiration of the U.S. federal Public Health Emergency and U.S. government funding for COVID-19 testing and treatment could lead to higher pricing for diagnostics and therapeutics.

Only a limited range of treatments is currently authorized for use against COVID-19, few therapeutic products have received full approval for use against COVID-19 in the United States, and no treatments are specifically indicated for immunocompromised COVID-19 patients. Even among approved therapeutics, there is limited availability. Therapies developed for the treatment of COVID-19 include monoclonal antibodies and antivirals, each of which we believe to be subject to significant drawbacks. Viral mutation may lead to variants that are non-susceptible to therapeutic antibodies, which in the case of COVID-19 occurred within months of initiation of therapeutic use of a number of treatments. Although a number of monoclonal antibodies were initially approved under emergency use authorizations (“EUAs”), which expedite availability of medical products during a public health emergency or other emergency situation, multiple EUAs for monoclonal antibodies have been revoked since 2021 for efficacy reasons associated with the emergence of new variants. Antivirals are subject to drug resistance and have the potential to trigger additional viral mutation and have known safety issues. For example, the prescribing label for Pfizer’s Paxlovid™ (nirmatrelvir tablets and ritonavir tablets) for the treatment of mild-to-moderate COVID-19 in adults who are at high risk for progression to severe COVID-19 indicates that Paxlovid contains ritonavir, which may lead to greater exposure of certain concomitant medications, resulting in potentially severe, life-threatening, or fatal events, and cautions prescribers to review all medications taken by the patient and consider whether the risk of potential drug-drug interactions can be appropriately managed. No treatments have been approved to treat the underlying causes of the symptoms of Long COVID, and significant research is ongoing to determine why some patients fully recover while others develop long-term complications.

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Key Advantages of TVGN 489

Given the ongoing spread of COVID-19 and its effects and continued gaps in treatment, there is a clear need for alternatives to current therapeutic options for COVID-19. We believe TVGN 489 has been shown to be less susceptible to viral mutations than monoclonal antibodies and thus able to overcome the increased immune evasion of current and emerging COVID-19 variants. We also believe TVGN 489 has the potential to be less susceptible to drug resistance than antivirals. As contrasted with existing therapies, TVGN 489 is designed to recognize multiple specific target peptides from distinct COVID-19 proteins, versus one or two targets typically derived only from the spike protein.

TVGN 489’s targets have also persisted in studied COVID-19 variants. We have observed TVGN 489’s targets to be generally retained, in nearly all cases at greater than a 99% level of retention, in the genome of all of the isolates of SARS-CoV-2 variants that we have studied, which extend through the end of the omicron surge of COVID-19. Many targets of monoclonal antibodies, meanwhile, have been lost to mutation, causing most EUAs for therapies using monoclonal antibodies to be revoked. For example, the EUA for AbCellera Biologics’ and Eli Lilly’s bamlanivimab administered alone, which was granted in November 2020, was revoked in April 2021 due to a sustained increase in viral variants that were not sensitive to this product.

COVID-19 variants have demonstrated how this virus is able to escape our immune system through mutation. However, we believe our proprietary approach to manufacturing TVGN 489 may allow us to monitor the sequences of emerging variants and, if necessary, to proactively adjust or fine tune our products to ensure that they continue to recognize and treat current and future variants of this and other viruses. For example, with our approach, if a product contains T cells that recognize and target seven different peptides and one is lost through mutation, that peptide can be dropped from future product batches. Similarly, if the mutation generates a new peptide target, that target can be added to future batches. However, making these types of changes to TVGN 489 may require additional regulatory approvals, and there is no guarantee that we will receive such approvals.

TVGN 489 is also designed to be fast acting, as the cells are fully mature and crafted to be primed to act as soon as they find their way to infected cells. All patients in the interventional arm of our Phase 1 clinical trial noted improved symptoms within two to three days, which is shorter than the average noted by patients in the observational arm, and 83% of patients in the interventional arm had negative nasal swab polymerase chain reaction tests within 14 days. The consistency of the resolution was suggestive of a treatment effect and the observed period is in contrast to a range of up to 90 days in the general population. This observed consistency and rapidity of nasal swab COVID-19 resolution was in a population where five individuals were on active immunosuppression for cancer and one for lupus at the time of COVID-19 infection. Two patients on the trial went on to stem cell transplantation, an immunosuppressive procedure, within a month of treatment. Neither experienced COVID-19 reactivation, which we believe further attests to the rapid acting nature of this product. When immunocompromised patients get sick from COVID-19, their current treatment regimen for existing comorbidities are often stopped. For oncology patients, this can be especially disruptive. Given TVGN 489’s design and these results, we believe TVGN 489 may allow immunocompromised patients to recover and be able to return to their pre-COVID-19 treatment regimen with minimal delays.

Production of TVGN 489 and Mechanism of Action

TVGN 489 cells are sourced from healthy donors who have recovered from a previous COVID-19 infection. These donor cells are subsequently expanded by 600-fold or more by restimulating them toward specific peptide targets. This is accomplished by exposing them to antigen-presenting cells and selectively isolating the T cells that recognize the specific targets. TVGN 489 is formulated to precisely target multiple peptide targets spread across the SARS-CoV-2 genome, rather than focusing solely on the mutation-susceptible spike protein, which is the primary target of most vaccines and monoclonal antibodies. Upon completion of the manufacturing process, the cells are frozen and stored for future intravenous infusion.

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Administration of TVGN 489 infuses the body with killer T cells that have been designed to attack COVID-19 infected cells. These highly purified, multi-target CD8+ CTLs are intended to bind to and eliminate infected cells expressing the targeted peptides against which the CTLs were manufactured. Peptides are presented in conjunction with the HLA molecule and the CTLs eradicate diseased cells expressing these viral or malignant targets. To be clinically effective, a T cell therapy must be compatible with the patient’s specific HLA type. Therefore, a panel of HLA-specific CTL products is necessary to broadly cover and treat the population. In our next clinical trial of TVGN 489, we expect to treat patients with the six most common HLA types, which we believe would represent between 60% and 65% of the COVID-19 infected population. We plan to continue expansion into additional HLA types until we are confident that between 90% and 95% of the population could be treated based on our research.

We believe that once bound to infected cells, TVGN 489 cells then destroy the infected cells through formation of an immunological synapse between the killer cell and target and the release of cytotoxic granules from TVGN 489 into the target. These both produce pores in the target cell’s membrane and also trigger a process known as apoptosis, or programmed cell death, which is built into all our cells. Then, once the infected cells die, new, healthy cells are able to grow in their place.

Discovery and Preclinical Data

Early in the pandemic, we relied on published data suggesting peptides that could be active against SARS-CoV-2 and software that can help predict binding of peptides to HLA molecules to select candidate SARS-CoV-2 peptide targets for our T cells. We used a technique known as tetramer staining to assess whether T cells recognized these target peptides, assessed cytotoxicity against individual peptide-pulsed and non-pulsed targets, and selected final peptides for use in TVGN 489 on that basis.

We conducted multiple in-vitro studies of TVGN 489 in preparation for filing the investigational new drug application (“IND”) with FDA and observed strong antiviral activity against SARS-CoV-2 in these laboratory studies. In preclinical studies, we also observed that TVGN 489 cells kill target cells that are exposed to SARS-CoV-2 peptides, but not cells that are not exposed to those peptides. This is illustrated in the figure below, which shows the percentage of cells killed over a four-hour period when targets were pulsed with the peptides and when they were not, with the x-axis showing the lysis rates based on the ratio of CTLs to target cells.

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Identification of appropriate COVID-19 peptide targets for additional HLA molecules remains ongoing, and we plan to continue this testing until we are confident that between 90% and 95% of the COVID-19 infected population could be treated based on our research.

Clinical Development for COVID-19 Patients

FDA permitted our IND for TVGN 489 to proceed in May 2021, and we began enrolling patients in the Phase 1 proof-of-concept trial of TVGN 489 for the treatment of high-risk ambulatory adult COVID-19 patients in October 2021. Patients in the trial were newly diagnosed with COVID-19 and were deemed to be at high risk for complications due to the presence of one or more underlying medical conditions defined as high risk by the CDC, including among others hypertension, obesity, diabetes, cardiovascular disease, and old age. The trial, which was conducted at Thomas Jefferson University Hospital in Philadelphia, was completed in January 2023.

The trial included two arms, with 12 patients in the treatment, or interventional, arm and 18 patients in the observational arm. Assignment to the interventional arm versus the observational arm was based on each patient’s HLA type. Patients expressing HLA-A*02:01, the most common HLA type in the population, matched the CTLs and were enrolled in the interventional arm. Patients in the treatment arm had been infected with either the delta variant or one of three omicron variants of COVID-19. Patients on the interventional arm had a higher median number of comorbid conditions, a higher incidence of immune compromise, and a higher number of patients who were unvaccinated or failed to respond to vaccination versus patients on the observational arm.

Each patient in the treatment arm received a single intravenous infusion of TVGN 489 within four days of diagnosis. Analysis of COVID-19 viral load showed that the patients were early in their COVID-19 disease course. Patients were treated with TVGN 489 at one of four dose levels: 1 x 105/kg; 3 x 105/kg; 1 x 106/kg; or 3 x 106/kg. These dose levels were chosen based on data regarding antiviral T cell therapy in hematopoietic transplant patients involving the administration of similar cell numbers. Three patients were enrolled at each dosing level with the option to enroll three more if a significant side effect was observed. Each dose level concluded with three patients rather than six and the treatment arm concluded with a total of 12 patients rather than 24, primarily due to the absence of appreciable toxicities across all dose levels. The comparative arm, which was designed to end enrollment when treatment arm enrollment was completed, concluded with 18 patients, appreciably less than what would have occurred if the treatment group required additional enrollment. Observational arm patients received standard of care treatment, including monoclonal antibodies. Interventional arm patients were monitored in the hospital for four days before being discharged and then were observed daily at home for ten additional days and again at the one, two, three, and six-month anniversary of the initial infusion. Observational arm patients were monitored at home over the same interval.

The primary endpoints of the trial, which were safety-related, were met. No dose-limiting toxicities or significant adverse events related to TVGN 489, including acute infusion reactions, cytokine release syndrome, neurotoxicity, or instances of graft versus host disease, were observed in any patient at any dose level of our Phase 1 trial of TVGN 489.

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Secondary endpoints showing a rapid reduction of COVID-19 viral load and showing that infusion of TVGN 489 did not prevent development of the patient’s own T cell-related (cellular) and antibody-related (humoral) anti-COVID-19 immunity were also met. In other words, observations indicate that TVGN 489 did not prevent the body from responding to the infection and generating its own CTLs and antibodies to COVID-19.

All treatment arm patients reported returning to their baseline level of health without COVID-19 symptoms within 14 days of treatment. All such patients also reported symptom improvement within two to three days of treatment, which corresponded with a decrease in the COVID-19 viral load on PCR testing in the majority of patients. None of the patients who participated in the trial reported progression of their COVID-19 infection and none developed COVID-19 or Long COVID during the six-month follow-up period. These clinical observations were mirrored by laboratory evidence of the persistence of infused TVGN 489 cells for at least six months after treatment.

Persistence of infused therapeutic cells remains a significant issue in the T cell therapy space, leading to challenges in controlling viral infections, preventing viral reoccurrence, and managing cancer relapse. The shorter the CTLs persist in the recipient, the less opportunity they have to perform their intended therapeutic tasks. Genetic differences between donor and recipient in allogeneic cell products and new genes introduced into autologous products can be recognized by the patient’s immune system, which can encourage elimination of the administered cells. This is one of the reasons why lymphodepleting therapy is commonly administered prior to CAR-T treatments. Maximizing the percentage of CTLs in the products is also useful as the CTLs may receive stimulation from the virus and also have a better ability to protect themselves against elimination by the patient’s immune system. Most studies of genetically unmodified CTLs have suggested that they are eliminated within weeks, with three months, in highly immune-suppressed blood and marrow transplant (“BMT”) patients, being the longest that they typically are reported to persist. The highly immune-suppressed nature of the BMT patient group is thought to allow for longer than typical persistence.

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In our Phase 1 clinical trial for TVGN 489, following infusion, peripheral blood of five patients was collected at various timepoints throughout the six-month follow-up period. These samples were sent to Adaptive Biotechnologies (“Adaptive”) to evaluate the persistence of infused TVGN 489 in the patients following treatment, and Adaptive conducted analyses by sequencing protein chains of TCRs in the samples. As seen in the figure below, Adaptive’s data showed persistence of T cells present in the TVGN 489 product but absent from the recipients prior to administration of TVGN 489. This subset of CTLs was found in all samples tested, including at the final study assessment at six months. The TCRs used to recognize TVGN 489’s peptides were also shown to be largely distinct from person to person, making it highly unlikely that the cells from later timepoints derive from anything other than the product in these five different patients. Taken together, we believe this data shows the persistence of TVGN 489 cells six months after administration.

TVGN 489 COVID-19 Reactive CD8+ T Cells Detected Throughout the Six-Month Follow Up Period

Expansion and persistence of allogeneic T cells has been associated with disease control in many settings. Whether the prolonged persistence of the CTLs used in this study is of benefit in the treatment of COVID-19, Long COVID, or alternate future viral or oncologic targets for these CTLs merits further examination. However, the evidence of their prolonged persistence provides us with encouragement for future applications of the ExacTcell platform, particularly in oncology.

We believe based on precedential industry examples, including in areas with high unmet needs or strong early phase clinical trial results, that we may be able to commence pivotal trials of TVGN 489 on the basis of the results of our completed Phase 1 trial. A pivotal trial is a trial designed to generate data sufficient to support the filing of an application for regulatory approval. Although the clinical trial process usually includes three phases, a pivotal trial may not necessarily be denoted as a Phase 3 clinical trial, and instead may be a Phase 2 or Phase 2/3 clinical trial. In early 2024, we hope to begin a pivotal trial of TVGN 489 for the treatment of COVID-19 in select vulnerable populations with humoral immune suppression due to B cell malignancy or the treatment thereof. This group continues to experience increased hospitalization rates, more aggressive COVID-19 courses, and delays in care due to COVID-19 infection. Whereas treatment arm patients in our Phase 1 proof-of-concept clinical trial all had a single HLA type, we expect to treat patients in this pivotal trial who have any of the six most common HLA types, which we believe would represent between 60% and 65% of the population. The primary endpoint of this trial is planned to be reduced risk of hospitalization, with secondary endpoints relating to pace of viral load reduction, duration of hospitalization, intensive care unit admissions, hours on supplemental oxygen, mortality, COVID-19 recurrence, Long COVID diagnosis, and interruption in cancer treatment associated with COVID-19. At this stage, however, we cannot be certain whether we will be permitted to move from a Phase 1 trial directly to a pivotal trial until FDA reviews and concurs with or rejects our proposed plans, and FDA may require us to conduct further trials to generate additional safety and efficacy data.

As development of TVGN 489 continues, we may also seek FDA’s regenerative medicine advanced therapy (“RMAT”) designation for TVGN 489, which as explained in “Regulatory Environment – Expedited Development and Review Programs” below, is intended to facilitate efficient development and expedited review.

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Other Target Patient Populations and Indications for TVGN 489

Other target patient populations for TVGN 489 that we are prioritizing include the treatment of COVID-19 in B cell immune suppressed acute COVID-19 patients without a B cell cancer indication, elderly and infirm acute COVID-19 patients, and Long COVID sufferers. As noted above, these patients are among those with the greatest need for effective treatment. We believe that the safety and the clinical benefit data from our completed Phase 1 clinical trial in ambulatory, high-risk adult patients should be sufficient to serve as the basis for later-stage and potentially pivotal trials in these patient groups as well as for the prevention of Long COVID. However, whether such trials may serve as pivotal trials, the phase of these trials, and the dose level to be selected in each trial remains subject to discussions with and agreement by FDA.

We also intend to develop TVGN 489 for the treatment of acute COVID-19 in patients on T cell suppressing drugs, including solid organ transplant patients. The suppression of these patients’ immune systems may make them more susceptible to developing graft versus host disease. Based on data analyzed from hundreds of bone marrow transplant patients receiving T cell therapies showing almost no incidence of graft versus host disease, we believe it unlikely that patients on T cell suppressing drugs would develop graft versus host disease as a result of treatment with TVGN 489. However, we believe the possibility nonetheless merits an additional safety study in this target population prior to moving forward with later stage clinical development. In addition, higher doses may also be required for efficacy in these patients as compared to other patients, as T cell suppressing drugs may reduce the impact of TVGN 489, requiring more cells to produce comparable effect.

Recent studies have detected persistent viral spike and nucleocapsid proteins in some Long COVID patients, suggesting a persistent viral reservoir in those patients. If that is correct, we believe that TVGN 489 may prevent Long COVID by preventing such a reservoir from being established or by minimizing its size. No treated patients in our Phase 1 proof-of-concept trial developed Long COVID. We expect considerable additional information on Long COVID prevention to be obtained from our planned acute COVID-19 treatment trials in which patients treated with TVGN 489 are expected to be compared to patients receiving standard of care treatment. We believe that the comparative data with respect to patients in these trial arms going on to develop Long COVID should provide sufficient information to obviate a separate Phase 1 Long COVID prevention trial, and that the significant unmet need for treatment in vulnerable patients as well as the efficacy data in preventing Long COVID generated in these studies will lend further support for a streamlined development pathway. However, we cannot be certain whether FDA will require us to conduct a separate prevention trial until FDA reviews and concurs with or rejects our proposed plans.

Work is also beginning to identify Long COVID biomarkers in preparation for Long COVID treatment trials. It is possible that the HLA types of Long COVID patients may be skewed toward some HLA types and away from others. However, HLA typing information on Long COVID has not yet been published in the literature. We therefore plan to launch a non-therapeutic blood draw study in the fourth quarter of 2023 to assess whether the Long COVID population generally reflects or is skewed towards or away from certain HLA types and determine the optimal HLA types to target in a therapeutic trial of TVGN 489 for the treatment of Long COVID, which will allow us to develop CTLs for the HLA types most commonly found in Long COVID, and to assess whether any blood markers would serve as appropriate objective study endpoints in such a trial. Following the results of that study, we plan to begin a clinical trial in Long COVID treatment in approximately the second quarter of 2024. Specific symptoms will also be explored for an association with the viral reservoir in advance of this trial. Additional studies in vulnerable populations are expected to follow.

Other Discovery Programs, Product Candidates and Indications

In addition to TVGN 489, we have several product candidates under early-stage development in virology, neurology, and oncology using our ExacTcell platform technology. We are developing Epstein-Barr virus (“EBV”) specific CTLs for potential use in multiple sclerosis (“MS”) and EBV-associated lymphomas. Our TVGN 601 is being developed for MS, and our TVGN 930 is being developed for EBV-associated lymphomas. EBV is a common virus that infects over 90% of the world’s adult population, according to the World Health Organization (the “WHO”), and is mainly transmitted through saliva, but also through other body fluids such as blood and semen. EBV is the leading cause of infectious mononucleosis, and infects B-cells, a type of immune cell. Recent studies have suggested a potential link between infection with EBV and later onset of inflammation that causes MS, and EBV infection can lead to a variety of cancers and cancer-like disorders, including lymphomas, nasopharyngeal cancers, Post-Transplant Lymphoproliferative Disorder, and others. Given the widespread nature of EBV and the serious health problems it can cause, investigative work is underway to identify effective peptide targets for this virus to further the development of TVGN 601 and TVGN 930. Investigative work is also underway to develop product candidates targeted at human papilloma virus (“HPV”)-related diseases, including TVGN 920 in cervical cancer and TVGN 960 in oropharyngeal cancer, which is a type of mouth and throat cancer. Cervical cancer and oropharyngeal cancer are both commonly caused by HPV. According to the WHO, HPV is responsible for 99% of cervical cancers. Mouth and throat cancers are more diverse, but the WHO estimates that about 70% of oropharyngeal cancers are due to HPV. Although a vaccine for HPV exists, the National Cancer Institute estimates that as of 2021, only 58.5% of adolescents between the ages of 13 and 15 had received the recommended doses, estimated vaccination among older populations is lower, and the COVID pandemic has shown that significant portions of the population will avoid vaccination. Tevogen believes that as with other viral infections, the availability of both a preventative strategy and a treatment strategy is important to reduce incidence and impact of disease, and is investigating peptide candidates for HPV to further the development of TVGN 920 and TVGN 960.

We believe that our ExacTcell approach also presents a novel and highly specific technique to combating cancers with T cell therapy. Unlike CAR-T or Bispecific T-cell Engager (BiTE) antibody approaches, which recruit a heterogeneous group of T cells to the tumor, our approach would instead focus a highly purified population of CTLs on the tumor, which we believe may provide more potential to accomplish the task of eradicating the cancer. Cancer cells may not always express an ideal T cell target on their own. However, it is possible to coat a cancer cell with a well-recognized target peptide using monoclonal antibodies or liposomes. We believe this would allow our target specific CTLs to then attack the cancer cells. We also believe that our approach has the potential to eventually bring the benefits of cell therapies to first-line options in oncology, as well as to create products that may overcome current limitations of checkpoint inhibitors.

Manufacturing

We relied on a Clinical Trial Services and Materials Agreement with Thomas Jefferson University for the manufacture of TVGN 489 for our Phase 1 proof-of-concept trial. However, we will need to develop manufacturing capabilities for clinical and, if approved, commercial supply of our cell therapy products. Our efforts to develop manufacturing capability are currently focused on acquiring existing manufacturing facilities or constructing one or more new manufacturing facilities, including through collaboration with a potential facility development partner.

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Our Commercialization Plans

If approved, we plan to globally commercialize TVGN 489 and our other product candidates aimed at serving a large patient population suffering from infectious diseases, cancer, and multiple sclerosis. Our commercial and market access team has been diligently working alongside our research and development team and external experts to better understand market dynamics, identify segments with high unmet needs, map the patient journey, understand the competition within each segment, and identify opportunities for our product candidates. The same team continues to offer input in portfolio planning and target prioritization for our research pipeline. We are also proactive in identifying potential collaboration and service partners, including distribution partners for our sophisticated, cryopreserved cell therapy products like TVGN 489. As part of our company’s mission of patient centricity, we aim to collaborate with all stakeholders, including patients, healthcare professionals, sales channel partners, public and private payers, and service providers. Essential commercial capabilities, such as market analytics, pricing, and commercial operations functions, are continuously being developed as we progress toward the later-stage development of TVGN 489.

Artificial Intelligence

In October 2023, we announced Tevogen.ai, a new early-stage initiative focused on harnessing the potential of artificial intelligence to expedite drug development, optimize laboratory processes and clinical trials, unravel complex biological data, improve patient outcomes, and pass on related savings to patients. We intend to assemble a team of research scientists, physicians, data scientists, and artificial intelligence and machine learning engineers to help accomplish these goals by leveraging tools and techniques that might include large curated data sets, algorithmic models, pattern recognition, data analyses, automation, and artificial intelligence-powered software such as chatbots. As an initial part of this initiative, we are specifically exploring ways to deploy artificial intelligence-powered target detection to further accelerate our product development pace, either internally or in collaboration with leading entities in the field of artificial intelligence.

Our History and Team

We were established in June 2020 as a Delaware corporation. Our senior leadership team is composed of eminent scientists and accomplished biopharmaceutical leaders. The team brings together diverse experience across the entire life sciences spectrum, including biotechnology, pharmaceuticals, hospitals, public and private insurance, education, and health policy. Additionally, our team holds substantial expertise in drug development, global product launches, and commercialization and ensuring patient access across a range of therapeutic areas.

Competition

The biotechnology industry, and in particular the cell therapy sector, are characterized by the rapid evolution of technologies and understanding of disease etiology, and strong pursuit and defense of intellectual property. We believe that our approach, strategy, scientific, development capabilities, know-how, access to global experts, and experience provide us with competitive advantages. However, we expect future competition in some of the indications we are targeting and from existing or emerging pharmaceutical and biotechnology companies as well as possibly from governmental agencies, academic institutions, and public and private research institutions, among others. Some of our competitors, either alone or through collaborations, have greater financial resources and expertise in research and development, conducting clinical trials, manufacturing, obtaining regulatory approvals, and marketing approved products than we do. Smaller or early-stage companies may also prove to be competitors, particularly through collaborative arrangements with large and established companies. Entities in the biotechnology industry also compete with us in recruiting and retaining qualified scientific, clinical, and management personnel and may compete with us in establishing clinical trial sites and enrolling patients in clinical trials as well as in acquiring technologies complementary to, or necessary for, our programs. As a result, our competitors may discover, develop, license, or commercialize products before or more successfully than we do.

TVGN 489 is being developed to fill the critical gaps that exist in COVID-19 therapeutics for the immunocompromised and the high-risk elderly. No treatments are specifically approved for immunocompromised patients as of this date, and clinical trial data of currently approved treatments in immunocompromised patients is limited. The National Institutes of Health’s (“NIH”) COVID-19 Treatment Guidelines Panel, a group of clinical experts that has developed guidance on COVID-19 care (the “NIH Panel Guidelines”), currently recommends prompt treatment of COVID-19 in non-hospitalized immunocompromised patients with antiviral drugs, but acknowledges the limitations of these drugs and related research in such patients. Two antivirals are currently FDA-approved for COVID-19 treatment: Gilead Science’s Veklury® (remdesivir) for the treatment of mild-to-moderate COVID-19 in adults who are hospitalized or non-hospitalized and at high risk for progression to severe COVID-19, and Pfizer’s Paxlovid (nirmatrelvir tablets and ritonavir tablets) for the treatment of mild-to-moderate COVID-19 in adults who are at high risk for progression to severe COVID-19. The NIH Panel Guidelines highlight the limitation of the insights that clinical trials conducted for remdesivir and for nirmatrelvir tablets and ritonavir tablets can provide with respect to immunocompromised patients, as each trial enrolled only limited numbers of such patients. Although the guidelines acknowledge observation in retrospective studies of “some potential benefits” of the use of Paxlovid for patients with “various immunocompromising conditions,” they also note that because the pivotal trial of nirmatrelvir tablets and ritonavir tablets did not enroll many immunocompromised participants, “efficacy ... was not established for this population.” Based on our target product profile, therefore, we anticipate that these products may not be direct competitors in our target patient population. Moreover, we believe that TVGN 489’s anticipated single outpatient infusion may be easier to administer than Veklury’s multiple infusions over a number of days. Additionally, Paxlovid also requires daily doses, has a significant number of drug interaction issues, as discussed in “COVID-19 Background” and noted by the NIH Panel Guidelines, and has experienced numerous patient reports of disease relapse, which in each case we do not anticipate for TVGN 489 based on its design and our Phase 1 proof of concept trial results. We do expect that these products may present direct competition in high-risk elderly patients, but we are initially targeting immunocompromised indications.

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Monoclonal antibodies had also previously been considered promising as an effective therapeutic option for COVID-19, including in immunocompromised patients, and several had been granted EUAs by FDA during the now-expired COVID-19 National Public Health Emergency, but only two monoclonal antibodies currently have EUAs. The rest have had their EUAs revoked by FDA due to their lack of efficacy stemming from viral mutations. AstraZeneca’s Evusheld (tixagevimab co-packaged with cilgavimab), a monoclonal antibody that previously had an EUA granted for preventive use in immunocompromised patients, has also been undermined by viral mutations, resulting in the eventual revocation of its EUA. We do not currently expect the other currently approved therapies for COVID-19 in the United States, which are both immune modulators, to be significantly competitive with TVGN 489 because they are approved for certain hospitalized adults and therefore target a later disease stage than we are initially targeting.

More broadly, known companies developing virus-specific T cell therapies include Atara Biotherapeutics (“Atara Bio”), whose Ebvallo (tabelecleucel) has received approval in Europe for treating a rare hematologic cancer caused by EBV. AlloVir is another company developing allogeneic T cell therapies for viral diseases. Neither Atara Bio nor AlloVir has an active development program for the treatment of COVID-19. AlloVir conducted a Phase 1b trial of an allogeneic, partially HLA-matched product candidate in COVID-19 and reported results of the trial in 2021 but has not continued clinical development. One patient in the trial experienced a recurrence of the disease and died four weeks after treatment. Atara Bio is targeting EBV-infected B cells and plasma cells specifically for progressive forms of multiple sclerosis. We are also targeting EBV-infected cells for the treatment of multiple sclerosis, but believe that ExacTcell’s ability to generate peptide- and HLA-specific therapies may provide us with a competitive edge against Atara Bio’s pipeline of cell therapies, which are not single HLA restricted.

We anticipate that we may face competition as new therapies enter the market and advanced technologies become available from time to time. We expect that any treatments which we develop and commercialize will need to compete on, among other things, efficacy, safety, convenience of administration and delivery, and price. Commercialization of any treatments we develop will be affected by the level of competition from original and biosimilars products and the availability of reimbursement from government and other third-party payors.

Our ability to commercialize our proprietary cell products could be significantly and adversely affected if our competitors develop and commercialize products that are more effective, have a better safety profile, are more convenient or are less expensive than our products. Our competitors also may obtain relevant regulatory approvals for their products more rapidly than we may be able to obtain approval for ours, which could result in our competitors obtaining a head start and establishing a frontrunner position before we are ready to commercialize. If we are not able to compete effectively against our existing and potential competitors, our business, financial condition, results of operations and growth prospects may be materially and adversely affected.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain patent and other proprietary protection for our products and methods, preserve the confidentiality of our trade secrets, operate without infringing, misappropriating, or otherwise violating the valid, enforceable proprietary rights of others, and prevent others from infringing, misappropriating, or otherwise violating our proprietary rights. We rely on a combination of patents, patent applications, and trade secrets to establish and protect our intellectual property rights. Our ability to stop third parties from making, using, selling, offering to sell, or importing our products without the right to do so may depend on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

We continue to build our intellectual property portfolio and seek to protect our proprietary position by, among other things, filing patent applications. Our patent estate includes patents and patent applications with claims relating to our product candidates, methods of use, and methods of preparing the product candidates. As of October 16, 2023, our U.S. intellectual property portfolio includes three U.S. patents relating to TVGN 489 for the treatment of COVID-19, seven pending U.S. patent applications, including two patent applications relating to the treatment of COVID-19 and five relating to the treatment of other viruses or cancer, as well as five ex-U.S. patent applications, including applications in Australia, Canada, Europe, and Japan directed at viral specific T cells and methods of treating and preventing viral infections, which have an anticipated expiration of December 9, 2041, and a Patent Cooperation Treaty application.

In the United States, our three issued utility patents, all of which will expire on December 9, 2040, are U.S. Patent No. 11,191,827 covering methods of treating COVID-19 infection using COVID-19 peptide specific CTLs, U.S. Patent No. 11,207,401 covering COVID-19 peptide-specific CTLs, and U.S. Patent No. 11,219,684 covering methods of manufacturing COVID-19 peptide specific CTLs. A pending utility patent application in the United States directed at viral specific T cells and methods of treating and preventing viral infections has an anticipated expiration of December 9, 2041.

In addition, we have applied for registered trademark protection for “Tevogen Bio” (and design) as well as “ExacTcell” with the U.S. Patent and Trademark Office (the “USPTO”).

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We determine strategy for claim scope for our patent applications on a case-by-case basis, taking into account advice of counsel and our business model and needs. We file patents containing claims for protection of useful applications of our proprietary technologies and any product candidates, including new applications or uses we discover for existing technologies and product candidates, based on our assessment of their strategic value. We continuously reassess the number and type of patent applications, as well as our pending and issued patent claims, to ensure maximum coverage and value are obtained for our processes and compositions, given existing patent office rules and regulations.

Regulatory Environment

Government Regulation and Product Approval

In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act (the “FDCA”), and the Public Health Service Act (the “PHSA”), and other federal, state, and local statutes and regulations. Both the FDCA and PHSA and their corresponding regulations govern, among other things, the research, development, clinical trials, testing, manufacturing, quality control, safety, purity and potency (efficacy), labeling, packaging, storage, record keeping, distribution, reporting, marketing, promotion, advertising, post-approval monitoring, and post-approval reporting involving biological products. Along with third-party contractors, we will be required to navigate the various preclinical and clinical regulatory obligations and the commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates. The processes for obtaining regulatory approvals in the United States, along with subsequent compliance with applicable laws and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

Government policies may change and additional government regulations may be enacted that could prevent or delay further development or regulatory approval of any product candidates, product or manufacturing changes, additional disease indications or label changes. We cannot predict the likelihood, nature or extent of government regulation that might arise from future legislative or administrative action.

Review and Approval for Licensing Biologics in the United States

In the United States, FDA regulates our current product candidates as biological products, or biologics, under the FDCA, the PHSA, and associated implementing regulations. Biologics, like other drugs, are used for the diagnosis, cure, mitigation, treatment, or prevention of disease in humans. In contrast to low molecular weight drugs, which have a well-defined structure and can be thoroughly characterized, biologics are generally derived from living material (human, animal, or microorganism), are complex in structure, and thus are usually not fully characterized.

Biologics are also subject to other federal, state, and local statutes and regulations. The failure to comply with applicable statutory and regulatory requirements at any time during the product development process, approval process, or after approval may subject a sponsor or applicant to administrative or judicial enforcement actions. These actions could include the suspension or termination of clinical trials by FDA, FDA’s refusal to approve pending applications or supplemental applications, withdrawal of an approval, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, import detention, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits, or civil or criminal investigations and penalties brought by FDA, the Department of Justice (“DOJ”), and other governmental entities.

An applicant seeking approval to market and distribute a biologic in the United States must typically undertake the following:

●	completion of non-clinical laboratory tests and studies performed in accordance with FDA’s good laboratory practice (“GLP”) regulations;

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●	manufacture, labeling and distribution of investigational drugs in compliance with FDA’s current good manufacturing practice (“cGMP”) requirements;

●	submission to FDA of an IND, which must become effective before clinical trials may begin and must be updated annually and when significant changes are made;

●	approval by an independent institutional review board (“IRB”) for each clinical site before each clinical trial may be initiated;

●	performance of adequate and well-controlled human clinical trials in accordance with FDA’s Good Clinical Practices (“GCP”) to establish the safety, purity, and potency of the proposed biological product candidate for its intended purpose;

●	after completion of all pivotal clinical trials, preparation of and submission to FDA of a Biologics License Application (“BLA”) requesting marketing approval, which includes providing sufficient evidence to establish the efficacy, safety, purity, and potency of the proposed biological product for its intended use, including from results of nonclinical testing and clinical trials;

●	satisfactory completion of an FDA advisory committee review, when appropriate, as may be requested by FDA to assist with its review;

●	satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the proposed product, or certain components thereof, are produced to assess compliance with cGMP and data integrity requirements to assure that the facilities, methods, and controls are adequate to preserve the biological product’s identity, strength, quality, and purity and, if applicable, FDA’s good tissue practice (“GTP”) requirements for human cellular and tissue products;

●	satisfactory completion of FDA inspections of selected clinical investigation sites to assure compliance with GCP requirements and the integrity of the clinical data;

●	satisfactory completion of an FDA sponsor GCP inspection, often conducted at the applicant’s headquarters facility;

●	payment of user fees (unless there is a waiver, exemption, or reduction) under the Prescription Drug User Fee Act (“PDUFA”) for the relevant year;

●	FDA’s review and approval of the BLA to permit commercial marketing of the licensed biologic for particular indications for use in the United States;

●	compliance with post-approval requirements, including the potential requirements to implement a Risk Evaluation and Mitigation Strategy (“REMS”), to report adverse events and biological product deviations, and to complete any post-approval studies; and

●	completion of any post-approval clinical studies required by FDA, such as confirmatory trials or pediatric studies.

From time to time, legislation is drafted, introduced, and passed in Congress that could significantly change the statutory provisions governing the testing, approval, manufacturing, and marketing of biological products regulated by FDA. In addition to new legislation, FDA regulations, guidance documents, and policies are often revised or interpreted by the agency in ways that may significantly affect the regulation of biological products in the United States. It is impossible to predict whether further legislative changes will be enacted or whether FDA regulations, guidance, policies, or interpretations will change, and the effects of any such changes.

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Preclinical and Clinical Development

Before an applicant can begin testing the potential product candidate in human subjects, the applicant must first conduct preclinical studies. Preclinical studies may include laboratory evaluations of product chemistry, toxicity, and formulation, as well as in vitro and animal studies to assess the potential safety and activity of the drug for initial testing in humans and to establish a rationale for therapeutic use. Preclinical studies are subject to federal regulations and requirements, including GLP regulations, which govern the conduct of animal studies designed to test a product’s safety. None of our preclinical studies to date have been animal studies. The results of an applicant’s preclinical studies are submitted to FDA as part of an IND.

An IND is a request for authorization from FDA to administer an investigational new drug product to humans. An IND is an exemption from the FDCA that allows an unapproved drug to be shipped in interstate commerce for use in a clinical trial. Such authorization must be secured prior to interstate shipment and administration of a biological drug that is not subject of an approved BLA. In support of an IND, applicants must submit a protocol for each clinical trial, which details, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments.

Human clinical trials may not begin until an IND is effective. The IND automatically becomes effective 30 days after receipt by FDA, unless FDA raises safety concerns or questions about the proposed clinical trial within the 30-day time period. In such a case, FDA may place the IND on clinical hold and the IND sponsor must resolve any of FDA’s outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in regulatory authorization to begin a clinical trial.

FDA may also place a clinical hold or partial clinical hold on a clinical trial following commencement of the trial under an IND. A clinical hold is an order issued by FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. For example, under a partial clinical hold, FDA may instruct a sponsor not to enroll any new patients into a study, but permit the previously enrolled patients to continue in the study. No more than 30 days after imposition of a clinical hold or partial clinical hold, FDA will provide the sponsor a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation may only resume after FDA has notified the sponsor that the investigation may proceed. FDA will base that determination on information provided by the sponsor addressing the deficiencies previously cited or otherwise satisfying FDA that the investigation can proceed.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP regulations, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. If a sponsor chooses to conduct a foreign clinical study under an IND, all FDA IND requirements must be met unless waived. When the foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with GCP regulations in order to use the study as support for an IND or application for marketing approval, including review and approval by an IRB and informed consent from subjects.

Furthermore, an independent IRB for all sites participating in a clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at each site, and must monitor the trial until completed. Regulatory authorities, the IRB, or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives.

Some trials also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board (“DSMB”). DSMBs review unblinded study data at pre-specified times during the course of the study. If the DSMB determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy, the DSMB can make a recommendation to the sponsor to modify or stop the trial.

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Other grounds for a sponsor’s decision to suspend or terminate a study may be made based on evolving business objectives or competitive climate.

For purposes of BLA approval, clinical trials are typically conducted in the following sequential phases:

●	Phase 1: The investigational product is initially introduced into a small group of healthy human subjects or patients with the target disease or condition. These trials are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans and the side effects associated with increasing doses. These trials may also yield early evidence of effectiveness.

●	Phase 2: The investigational product is administered to a slightly larger patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages, and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

●	Phase 3: The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to generate sufficient data to statistically demonstrate the efficacy and safety of the product, to establish the overall risk/benefit ratio of the investigational product, and to provide an adequate basis for product approval by FDA.

These phases may overlap or be combined. In some cases, FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product, referred to as Phase 4 trials. Such post-approval trials are conducted following initial approval, often to develop additional data and information relating to the use of the product in new indications.

Progress reports detailing the results of the clinical trials must be submitted at least annually to FDA. In addition, IND safety reports must be submitted to FDA for any of the following: serious and unexpected suspected adverse reactions in study subjects; findings from epidemiological studies, pooled analysis of multiple studies, animal or in vitro testing, or other clinical studies, whether or not conducted under an IND, and whether or not conducted by the sponsor, that suggest a significant risk in humans exposed to the drug; and any clinically important increase in the rate of a serious suspected adverse reaction over such rate listed in the protocol or investigator brochure.

A sponsor’s planned clinical trials may not be completed successfully within any specified period, or at all. Furthermore, FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.

During clinical development, the sponsor often refines the indication and endpoints on which the BLA will be based. For endpoints based on patient-reported outcomes (“PROs”), the process typically is an iterative one. FDA has issued guidance on the framework it uses to evaluate PRO instruments. Although the agency may offer advice on optimizing PRO instruments during the clinical development process, FDA usually reserves final judgment until it reviews the BLA.

Concurrent with clinical trials, companies often complete additional animal studies, and develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, must develop methods for testing the identity, strength, quality, purity and potency of the final drug. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

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BLA Submission and Review

Assuming successful completion of all required clinical testing in accordance with all applicable regulatory requirements, an applicant may submit a BLA requesting licensing to market the biologic for one or more indications in the United States. The BLA must include the results of nonclinical studies and clinical trials; detailed information on the product’s chemistry, manufacture, controls; and proposed labeling. Under the PDUFA, a BLA submission is subject to an application user fee, unless a waiver, reduction, or exemption applies.

FDA will initially review the BLA for completeness before accepting it for filing. Under FDA’s procedures, the agency has 60 days from its receipt of a BLA to determine whether the application will be accepted for filing and substantive review. If the agency determines that the application does not meet this initial threshold standard, FDA may refuse to file the application and request additional information, in which case the application must be resubmitted with the requested information and review of the application delayed.

After the BLA is accepted for filing, FDA reviews the BLA to determine, among other things, whether a product is safe, pure, and potent and if the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued identity, strength, quality, safety, purity, and potency. To ensure cGMP, GLP, GCP, GTP, and other regulatory compliance, an applicant must incur significant expenditure of time, money, and effort in the areas of training, record keeping, production and quality control. In addition, FDA expects that all data be reliable and accurate, and requires sponsors to implement meaningful and effective strategies to manage data integrity risks. Data integrity is an important component of the sponsor’s responsibility to ensure the safety, efficacy and quality of its product or products.

For cellular products, FDA will not approve the product if the manufacturer is not in compliance with the GTPs, to the extent applicable. GTPs are FDA regulations and guidance documents that govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissue, and cellular and tissue-based products (“HCT/Ps”), which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the GTP requirements is to ensure that cell and tissue-based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also specify how HCT/P establishments must register and list their HCT/Ps with FDA and how they must evaluate donors through screening and testing, where applicable.

If FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

The performance goals and policies implemented by FDA under the PDUFA generally provide for FDA action on an original BLA within 10 months of filing, which (as discussed above) typically occurs within 60 days of submission, but that deadline is extended in certain circumstances. Furthermore, the review process is often significantly extended by FDA’s requests for additional information or clarification.

FDA may refer applications for novel products or products that present difficult questions of safety or efficacy to an advisory committee. Typically, an advisory committee consists of a panel that includes clinicians and other experts who will review, evaluate, and provide a recommendation as to whether the application should be approved and, if so, under what conditions. FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions and usually has followed such recommendations.

After FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its components will be produced, FDA may issue an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the biologic with specific prescribing information for specific indications. A CRL will describe all of the deficiencies that FDA has identified in the BLA, except that where FDA determines that the data supporting the application are inadequate to support approval, FDA may issue the CRL without first conducting required inspections, testing submitted product lots and/or reviewing proposed labeling. If and when the deficiencies have been addressed to FDA’s satisfaction in a resubmission of the BLA, FDA will issue an approval letter. In issuing the CRL, FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional data, information, or clarification. FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, and may require additional testing or information and/or require new clinical trials. Even with submission of this additional information, FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

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During the approval process, FDA will determine whether a REMS is necessary to help ensure the benefits outweigh the risks of the biologic. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. If FDA concludes that a REMS is needed, the BLA sponsor must submit a proposed REMS and FDA will not approve the BLA without a REMS that the agency has determined is acceptable.

If FDA approves a product, it may limit the approved indications for use for the product, or require that contraindications, warnings, or precautions be included in the product labeling. FDA may also require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the drug’s safety after approval. FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs.

FDA may also require testing and surveillance programs to monitor the product after commercialization. For biologics, such testing may include official lot release, which requires the manufacturer to perform certain tests on each lot of the product before it is released for distribution. The manufacturer then typically must submit samples of each lot of product to FDA, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. FDA may also perform certain confirmatory tests on lots of some products itself, before releasing the lots for distribution by the manufacturer.

In general, an approved BLA only allows the sponsor to market the biologic as approved, without modification. If, for example, a sponsor modifies an approved T cell product to target different peptides or in our case to target another HLA type, the sponsor would be required to either file a supplemental BLA with FDA or receive FDA approval for a comparability protocol in order to implement this change into the final product.

FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace.

Post-Approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, reporting of certain deviations and adverse experiences, product sampling and distribution, and advertising and promotion of the product. After approval, many types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are often subject to further testing requirements and FDA review and approval, depending on the nature of the post-approval change. There also are continuing user fee requirements, under which FDA assesses an annual program fee for each product identified in an approved BLA. Biologic manufacturers and their third-party contractors are required to register their facilities with FDA and certain state agencies. These facilities are subject to routine and periodic unannounced inspections by FDA and certain state agencies for compliance with cGMP, post-marketing safety reporting and data integrity requirements, which impose certain procedural and documentation requirements to assure quality of manufacturing and product. FDA has increasingly observed cGMP violations involving data integrity during site inspections and is a significant focus of its oversight. Requirements with respect to data integrity include, among other things, controls ensuring complete and secure data; activities documented at the time of performance; audit trail functionality; authorized access and limitations; validated computer systems; and review of records for accuracy, completeness, and compliance with established standards.

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Post-approval changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon the sponsor and any third-party manufacturers that the sponsor may use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP, data integrity, pharmacovigilance, and other aspects of regulatory compliance.

FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-approval studies to assess new safety risks; or imposition of distribution or other restrictions under a REMS. Other potential consequences include, for example:

●	restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market, or product recalls;

●	fines, warning or untitled letters, or holds on post-approval clinical studies;

●	refusal of FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

●	product seizure or detention, or refusal of FDA to permit the import or export of products; or

●	permanent injunctions and consent decrees, including the imposition of civil or criminal penalties.

FDA strictly regulates the marketing, labeling, advertising, and promotion of prescription drug products placed on the market. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by FDA and in accordance with the provisions of the approved labeling. FDA’s regulation includes, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities and promotional activities involving the Internet and social media. Promotional claims relating to a product’s safety or effectiveness are prohibited before the drug is approved. After approval, a product generally may not be promoted for uses that are not approved by FDA, as reflected in the product’s prescribing information. In the United States, healthcare professionals are generally permitted to prescribe drugs for such uses not described in the drug’s labeling, known as off-label uses, because FDA does not regulate the practice of medicine. However, FDA regulations impose rigorous restrictions on manufacturers’ communications and prohibit the promotion of off-label uses. It may be permissible, under very specific, narrow conditions, for a manufacturer to engage in non-promotional, non-misleading communication regarding off-label information, such as distributing scientific or medical journal information.

If a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by FDA, the DOJ, or the Office of the Inspector General of the Department of Health and Human Services (“HHS”), as well as other federal and state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil, administrative, and criminal fines, penalties, and agreements that materially restrict the manner in which a company promotes or distributes products. The federal government has levied large civil, administrative, and criminal fines and penalties against companies for alleged improper promotion, and has also requested that companies enter into Corporate Integrity Agreements and Consent Decrees of Permanent Injunction under which specified promotional conduct is changed or curtailed.

The distribution of prescription drugs and biologics are subject to the Drug Supply Chain Security Act (“DSCSA”), which requires manufacturers and other stakeholders to comply with product identification, tracing, verification, detection and response, notification, and licensing requirements. In addition, the Prescription Drug Marketing Act and its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCSA imposes requirements to ensure accountability in distribution and to identify and remove prescription drug and biological products that may be counterfeit, stolen, contaminated, or otherwise harmful from the market.

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Expedited Development and Review Programs

FDA offers a number of expedited development and review programs for qualifying product candidates. The fast-track program is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new products are eligible for fast-track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. A product intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. Any marketing application for a biologic submitted to FDA for approval, including a product with a fast-track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite FDA review and approval process, such as priority review and accelerated approval. FDA also may grant accelerated approval to certain products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions.

The RMAT designation, which we are currently planning to seek for some of our therapies, is intended to facilitate an efficient development program for, and expedite review of, any drug that meets the following criteria: (1) the drug is a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (2) the drug is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (3) preliminary clinical evidence indicates that the drug has the potential to address unmet medical needs for such a disease or condition. Like breakthrough therapy designation, RMAT designation provides potential benefits that include more frequent meetings with FDA to discuss the development plan for the product candidate and eligibility for rolling review and priority review. Products granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of sites (including through expansion to additional sites) so as to remove any likelihood of site-specific or investigator-specific bias on the evidence of effectiveness. Once approved, when appropriate, FDA can permit fulfillment of post-approval requirements for RMATs receiving accelerated approval through the submission of clinical evidence, clinical studies, patient registries, or other sources of real-world evidence such as electronic health records; through the collection of larger confirmatory datasets; or through post-approval monitoring of all patients treated with the therapy prior to approval.

Fast track designation, breakthrough therapy designation, priority review, accelerated approval, and RMAT designation do not change the standards for approval but may expedite the development or approval process.

Patent Term Restoration and Marketing Exclusivity

After approval, owners of relevant drug or biological product patents may apply for up to a five year term patent extension to restore a portion of patent term lost during product development and FDA review of a BLA if approval of the application is the first permitted commercial marketing or use of a drug or biologic containing the active ingredient under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The allowable patent term extension is calculated as one-half of the product’s testing phase, which is the time between the effective date of an IND and initial BLA submission, and all of the approval phase, which is the time between BLA submission and approval, up to a maximum of five years. The time can be shortened if FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years from the date of FDA approval of the product. Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval, even if the product cannot be commercially marketed at that time. The USPTO, in consultation with FDA, reviews and approves the application for patent term restoration.

For patents that might expire during the BLA application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that approval of the product candidate covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a product candidate for which a BLA has not been submitted.

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Biosimilars and Marketing Exclusivities

The Biologics Price Competition and Innovation Act (“BPCIA”) created an abbreviated approval pathway for biological product candidates shown to be highly similar to or interchangeable with an FDA licensed biological product. A biological product on which another biological product candidate’s BLA relies to establish biosimilarity is known as a reference product. Biosimilarity sufficient to reference a prior FDA-approved product requires that there be no differences in conditions of use, route of administration, dosage form and strength, and no clinically meaningful differences between the biological product candidate and the reference product in terms of safety, purity, and potency. Biosimilarity must be shown through analytical trials, animal trials and at least one clinical trial, unless the Secretary of HHS waives a required element. A biosimilar product candidate may be deemed interchangeable with a prior approved product if it meets the higher hurdle of demonstrating that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biological product candidate and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. Complexities associated with the larger, and often more complex, structures of biologics, as well as the process by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being resolved by FDA.

A reference biologic is granted 12 years of exclusivity from the time of first licensure of the reference product, and no application for a biosimilar can be submitted for four years from the date of licensure of the reference product. The first biological product candidate submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against a finding of interchangeability for other biologics for the same condition of use for the lesser of (i) one year after first commercial marketing of the first interchangeable biosimilar, (ii) 18 months after the first interchangeable biosimilar is approved if there is no patent challenge, (iii) 18 months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant, or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the 42 month period. At this time, it is unclear whether products deemed “interchangeable” by FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy laws and regulations.

Healthcare Regulation

Coverage, Pricing, and Reimbursement

Our ability to successfully commercialize any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage and establish adequate reimbursement levels for such products, and significant uncertainty exists as to the coverage and reimbursement status of any products for which may we obtain regulatory approval. In the United States, third-party payors include federal and state health care programs, private managed care providers, health insurers and other organizations. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or for establishing the reimbursement rate that such a payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Third-party payors are increasingly challenging the price, examining the medical necessity, and reviewing the cost-effectiveness of medical products, therapies, and services, in addition to questioning their safety and efficacy. We may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our product candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

The marketability of any product candidates for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on healthcare pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

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Other Healthcare Laws and Compliance Requirements

Although we currently do not have any commercialized products, our current and future business operations may be subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which we conduct our business. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security, price reporting and physician sunshine laws. Some of our pre-commercial activities are subject to some of these laws.

The federal Anti-Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer or a party acting on its behalf to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration in cash or in kind that is intended to induce or reward the referral of business, including the purchase, order, or lease of any item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers and beneficiaries on the other.

Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have found that the Anti-Kickback Statute may be violated if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare program business. In addition, liability may be established without actual knowledge of the statute or specific intent to violate it. Violations of this law are punishable by up to ten years in prison, and can also result in criminal fines, civil money penalties and exclusion from participation in federal healthcare programs.

Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

The federal civil False Claims Act prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds or knowingly making, using, or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government. Persons and entities can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. Many pharmaceutical and other healthcare companies have been investigated and have reached substantial financial settlements with the federal government under the civil False Claims Act for a variety of alleged improper marketing activities, including: providing free product to customers with the expectation that the customers would bill federal programs for the product; providing sham consulting fees, grants, free travel and other benefits to physicians to induce them to prescribe the company’s products; and inflating prices reported to private price publication services, which are used to set drug payment rates under government healthcare programs. Penalties for federal civil False Claims Act violations may include up to three times the actual damages sustained by the government, plus mandatory civil penalties of between $13,508 and $27,018 for each separate false claim, and the potential for exclusion from participation in federal healthcare programs. In addition, although the federal False Claims Act is a civil statute, False Claims Act violations may also implicate various federal criminal statutes.

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The healthcare fraud provisions of the Health Insurance Portability and Accountability Act (“HIPAA”) prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third- party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many states have analogous laws and regulations, such as: state anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to certain healthcare providers; laws that require drug manufacturers to report information related to clinical trials or information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; laws that restrict the ability of manufacturers to offer co-pay support to patients for certain prescription drugs; and laws and local ordinances that require identification or licensing of sales representatives.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations, mandates, among other things, the adoption of uniform standards for the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information, which require the adoption of administrative, physical and technical safeguards to protect such information. Among other things, HITECH makes HIPAA’s security standards directly applicable to business associates, defined as independent contractors or agents of covered entities that create, receive, or obtain protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities and business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties.

The U.S. federal Physician Payment Sunshine Act, implemented as the Open Payments Program, requires manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to direct or indirect payments and other transfers of value to physicians and teaching hospitals (and certain other practitioners as of 2022), as well as ownership and investment interests held in the company by physicians and their immediate family members.

Because we intend to commercialize products that could be reimbursed under a federal health care program and other governmental healthcare programs, we intend to develop a comprehensive compliance program that establishes internal control to facilitate adherence to the rules and program requirements to which we will or may become subject. Although the development and implementation of compliance programs designed to establish internal control and facilitate compliance can mitigate the risk of investigation, prosecution, and penalties assessed for violations of these laws, the risks cannot be entirely eliminated.

If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs and individual imprisonment, any of which could adversely affect our ability to operate our business and our financial results.

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Health Care Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, the Affordable Care Act (“ACA”) substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA contains provisions that may reduce the profitability of drug products through increased rebates for drugs reimbursed by Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries, and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. The ACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate. The ACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by enlarging the population potentially eligible for Medicaid drug benefits.

There have been judicial challenges to certain aspects of the ACA, as well as efforts by Congress to modify, and by agencies to alter the implementation of, certain aspects of the ACA. For example, Congress eliminated the tax penalty for failure to comply with the ACA’s individual mandate to carry health insurance. Further, the Bipartisan Budget Act of 2018, among other things, amended the ACA to increase from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D to close the coverage gap in most Medicare drug plans, commonly referred to as the donut hole.

It is possible that the ACA, as currently enacted or as may be amended in the future, as well as other healthcare reform measures, including those that may be adopted in the future, may result in more rigorous coverage criteria, and less favorable payment methodologies, or other downward pressure on coverage and payment and the price that we receive for any approved product. Any reduction in reimbursement or restriction on coverage under Medicare or other federal health care programs may result in a similar reduction or restriction by private payors.

Other legislative changes have been proposed and adopted in the U.S. since the ACA was enacted. For example, the Inflation Reduction Act introduces several changes to the Medicare Part D benefit, including a limit on annual out-of-pocket costs and a change in manufacturer liability under the program which could negatively affect the profitability of our product candidates. The IRA sunsets the current Part D coverage gap discount program starting in 2025 and replaces it with a new manufacturer discount program. Failure to pay a discount under this new program will be subject to a civil monetary penalty. In addition, the IRA establishes a Medicare Part B inflation rebate scheme effective January 2023 and a Medicare Part D inflation rebate scheme effective October 2022, under which, generally speaking, manufacturers will owe rebates if the price of a Part B or Part D drug increases faster than the pace of inflation. Failure to timely pay a Part B or D inflation rebate is subject to a civil monetary penalty. The IRA also creates a drug price negotiation program under which the prices for Medicare units of certain high Medicare spend drugs and biologicals without generic or biosimilar competition will be capped by reference to, among other things, a specified non-federal average manufacturer price starting in 2026. Failure to comply with requirements under the drug price negotiation program is subject to an excise tax and/or a civil monetary penalty. Congress continues to examine various policy proposals that may result in pressure on the prices of prescription drugs with respect to the government health benefit programs and otherwise. The IRA or other legislative changes could impact the market conditions for our product candidates.

In general, there has been heightened governmental scrutiny over the manner in which drug manufacturers set prices for their commercial products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

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Privacy

We may also be subject to federal, state, national and international laws and regulations governing the privacy and security of health-related and other personal data we collect and maintain (e.g., Section 5 of the Federal Trade Commission Act, the California Privacy Rights Act, and the EU’s General Data Protection Regulation (“GDPR”)). The GDPR, for example, imposes restrictions on the processing (e.g., collection, use, or disclosure) of personal data in the EU and also imposes strict restrictions on the transfer of personal data out of the EU to the United States. These laws and regulations are evolving and subject to interpretation and may impose limitations on our activities or otherwise adversely affect our business. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

If we or our third party partners fail to comply or are alleged to have failed to comply with these or other applicable data protection and privacy laws and regulations, or if we were to experience a data breach involving personal data, we could be subject to government enforcement actions or private lawsuits. Any associated claims, inquiries, or investigations or other government actions could lead to unfavorable outcomes that have a material impact on our business including through significant penalties or fines, monetary judgments or settlements including criminal and civil liability for us and our officers and directors, increased compliance costs, delays or impediments in the development of new products, negative publicity, increased operating costs, diversion of management time and attention, or other remedies that harm our business, including orders that we modify or cease existing business practices.

Human Capital Resources

Our success depends on our ability to attract and retain highly qualified management and personnel. As of October 23, 2023, we had 17 full-time and four part-time employees. We value a work culture that encourages employees, contractors, and vendors to contribute their unique and diverse perspectives, to harness optimism and creativity, and to be ready to learn and develop solutions towards a common and greater purpose of developing accessible immunotherapies. Our work culture is centered around four “CORE” values: Curiosity, Optimism, Respect, and Equality. We believe it is essential and necessary that these values are instilled and maintained in each of our employees to foster a collaborative culture. At our current size, ensuring this culture is primarily achieved through the recruitment process. Talent recruitment at our current stage is setting the foundation for further company growth. When attracting talent, we ensure that every job description mentions our core values, and the importance of these values in achieving our mission. Beyond evaluating experience, job applicants are also evaluated based on their values and passions. We believe it is necessary that each employee represents the four core values of the company. As our employee numbers increase, we plan to create more defined programs to further enhance our company culture and retention of personnel.

Facilities

Our corporate headquarters are located in Warren, New Jersey, and consist of 6,708 square feet dedicated to corporate, operational, and pre-commercial activities under a lease that expires February 14, 2026. We also have two research and development facilities located in Philadelphia: our 3,620 square foot research and development center under a lease that expires June 30, 2025; and a shared facility with laboratory space dedicated to us that is focused on preclinical and pharmacodynamic activities.

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tEVOGEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans, objectives, expectations, projections, and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set out in the “Risk Factors” section of this proxy statement/prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. See also the section entitled “Cautionary Note Concerning Forward-Looking Statements” in this proxy statement/prospectus.

Unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” in this section generally refer to Tevogen or, from and after the Business Combination, New Tevogen.

Overview

We are a clinical-stage specialty immunotherapy company harnessing one of nature’s most powerful immunological weapons, CD8+ cytotoxic T lymphocytes (“CD8+ CTLs”), to develop off-the-shelf, precision T cell therapies for the treatment of infectious diseases, cancers, and neurological disorders with the aim of addressing the significant unmet needs of large patient populations. We believe that sustainability and commercial success in the forthcoming era of medicine will rely on ensuring patient accessibility through advanced science and innovative business models. We aspire to be the first biotechnology company offering commercially attractive, economically viable, and cost-effective personalized T cell therapies.

We believe our allogeneic, precision T cell technology platform, ExacTcell, represents a significant scientific breakthrough that has the potential to produce a new class of off the shelf – manufactured and stored for immediate use – drugs with diverse applications spanning virology, oncology, and neurology. ExacTcell is a set of processes and methodologies to develop, enrich, and expand single human leukocyte antigen (“HLA”) restricted CTL therapies with proactively selected, precisely defined targets. HLA molecules are proteins that play an important role in the immune system’s ability to recognize “self” versus “foreign.” There are numerous HLA types that vary from person to person. CTLs, also known as killer T cells, are white blood cells that are part of the immune system and destroy infected, malignant, or otherwise damaged cells. We are focused on using ExacTcell to develop allogeneic therapeutics, meaning therapeutics that are intended to be infused in patients other than the original donor.

ExacTcell therapies are based on carefully selected, naturally occurring CTLs that recognize targets of interest from the body’s native T cell receptor pool, unlike genetically engineered T cell therapies. CD8+ CTLs in ExacTcell-based products target multiple and distinct antigens, with the aim to circumvent the natural course of viruses and cancer cells to mutate in a way that can render existing treatments ineffective. ExacTcell is designed to maximize the immunologic specificity of our products in order to eliminate malignant and virally infected cells while allowing healthy cells to remain intact, as the specificity allows our CTLs to be tested to confirm the absence of cross-reactivity or any adverse impact on healthy cells. Our confidence in ExacTcell is reflected in our development pipeline, which has been carefully tailored to address the unmet needs of large patient populations grappling with life-threatening viral diseases, both viral and non-viral induced cancers, and neurological disorders such as multiple sclerosis.

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The first clinical product of ExacTcell, TVGN 489, is being developed to fill a critical gap in COVID-19 therapeutics for the immunocompromised and the high-risk elderly, with potential applications in both treatment and prevention of Long COVID. Viruses, including COVID-19, hijack cellular machinery to transform infected cells into virus production plants. Elimination of infected cells is necessary to allow them to be replaced by healthy, uninfected counterparts. TVGN 489 consists of CTLs active against multiple precise, well defined, and well characterized targets across the SARS-CoV-2 genome. The product progressed from pre-discovery to the clinic in less than 18 months, and in January 2023, we completed the Phase 1 proof-of-concept clinical trial of TVGN 489 for the treatment of ambulatory, high-risk adult COVID-19 patients. No dose-limiting toxicities or significant treatment-related adverse events were observed in the treatment arm. Secondary endpoints showing a rapid reduction of viral load and that infusion of TVGN 489 did not prevent development of the patients’ own T cell-related (cellular) or antibody-related (humoral) anti-COVID-19 immunity were also met. None of the patients who participated in the trial reported progression of infection, reinfection, or the development of Long COVID during the six month follow-up period. These clinical observations were mirrored by laboratory evidence of the persistence of TVGN 489 cells for at least six months after treatment. We hope to launch a pivotal trial of TVGN 489 in COVID-19 patients with B cell malignancies in early 2024, with studies of other highly vulnerable populations thereafter. TVGN 489 is also in preclinical development for treatment and prevention of Long COVID.

Since commencing operations in June 2020, we have devoted substantially all our efforts and financial resources to establishing corporate governance, recruiting essential staff, establishing research and development capability including securing laboratory space and equipment, conducting scientific research, securing intellectual property rights to our inventions related to our product candidates and ExacTcell, carrying out drug discovery including pre-clinical studies and our Phase 1 clinical trial of TVGN 489, and raising capital.

To date, we have not generated any revenue. As a result, we have never been profitable and have incurred net losses since the commencement of our operations. Our net losses for the six months ended June 30, 2023 and year ended December 31, 2022 were $52.9 million and $22.0 million, respectively. As of June 30, 2023, we had an accumulated deficit of $92.1 million, cash of $3.5 million, and we had outstanding convertible promissory notes, including one with an original issuance amount of $10.0 million that matures in January 2024. We have concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our financial statements included within this proxy statement/prospectus, and as a result, under the applicable accounting standards, there is substantial doubt about our ability to continue as a going concern. In making this determination, applicable accounting standards prohibited us from taking into account the potential mitigating effect of plans that have not been fully implemented as of the date of our financial statements, including without limitation plans to consummate the Business Combination discussed below and to raise additional capital. We believe that following consummation of the Business Combination, we will have cash and cash equivalents sufficient to sustain our operating expenses and capital expenditure requirements through the end of 2025.

We do not expect to generate product revenue unless and until we obtain marketing approval for and successfully commercialize TVGN 489 or another product candidate, and we cannot assure you that we will ever generate significant revenue or profits. We expect to incur significant expenses related to expanding our R&D capability, building our manufacturing infrastructure including acquisition, and our commercialization organization, including reimbursement, marketing, managed market, distribution functions, and training and deploying a specialty medical science liaison team.

On June 28, 2023, we entered into an agreement and plan of merger (the “Merger Agreement”) with Semper Paratus Acquisition Corporation (Nasdaq: LGST), Semper Paratus Acquisition Corporation (“Semper Paratus”), Semper Merger Sub, Inc., a wholly owned subsidiary of Semper Paratus (“Merger Sub”), SSVK Associates, LLC, Semper Paratus’ sponsor, in its capacity as purchaser representative, and our Chairman and Chief Executive Officer Ryan Saadi, in his capacity as seller representative, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Business Combination”). Upon closing of the proposed transaction, the combined company will be named Tevogen Bio Holdings Inc., which is expected to list on NYSE American under the ticker symbol “TVGN.” The transaction is anticipated to close in the fourth quarter of 2023, subject to the satisfaction of closing conditions.

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Components of our Results of Operations

Revenue

To date, we have not generated any revenue and do not expect to generate any revenue from the sale of products unless and until we obtain marketing approval for and commercialize TVGN 489 or another product candidate.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including staffing, discovery efforts, preclinical studies and clinical development of TVGN 489, and preclinical studies of other product candidates, and include:

●	acquisition of supplies, equipment, leasing lab spaces;

●	expenses incurred to conduct the necessary pre-clinical studies required for FDA to obtain the regulatory approval necessary to conduct our TVGN 489 clinical trial;

●	salaries, benefits, and other related costs for personnel engaged in research and development functions;

●	costs of funding research performed by third parties, including pursuant to agreements with contract research organizations (“CROs”), and investigative site to conduct our pre-clinical studies and clinical trials;

●

manufacturing costs, including expenses incurred under agreements with contract manufacturing organizations (“CMOs”), including manufacturing scale-up expenses, and the cost of acquiring and manufacturing pre-clinical study and clinical trial materials;

●	costs of outside consultants, including their fees, stock-based compensation, and related travel expenses;

●	costs of laboratory supplies and acquiring materials for pre-clinical studies and clinical trials; and

●	facility-related expenses, which include direct depreciation costs of equipment and expenses for rent and maintenance of facilities and other operating costs.

Research and development activities are central to the biotechnology business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages, primarily due to the increased study sizes, which also leads generally to longer patient enrollment times in later-stage clinical trials. We expect our research and development expenses to increase significantly over the next several years as we increase manufacturing, shipping, and storage of clinical batches required for clinical trials, personnel costs, including stock-based compensation, conduct planned clinical trials for TVGN 489 and other clinical and pre-clinical activities for other product candidates, and prepare regulatory filings for any of our product candidates.

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The successful development of our current or future product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the development of any product candidates. The success of TVGN 489 and our other product candidates will depend on several factors, including the following:

●	With respect to products other than TVGN 489, successfully completing pre-clinical studies;

●	successfully initiating future clinical trials;

●	successfully enrolling patients in and completing clinical trials;

●	applying for and receiving marketing approvals from applicable regulatory authorities;

●	obtaining and maintaining intellectual property protection and regulatory exclusivity for TVGN 489 and any other product candidates we are developing or may develop in the future and enforcing, defending and protecting these rights;

●	making arrangements with third-party manufacturers, or establishing adequate commercial manufacturing capabilities;

●	establishing sales, marketing and distribution capabilities and launching sales of our products, if and when approved, whether alone or in collaboration with others;

●	market adoption of TVGN 489 and any other product candidates, if and when approved, by patients and the medical community;

●	competing effectively with potential therapeutic alternatives in our target disease areas;

●	adequate reimbursement by private and public payors including health technology appraisal entities in non-U.S. countries; and

A change in the outcome of any of these variables concerning the development, manufacturing, or commercialization activities of a product candidate could result in a significant change in the costs and timing associated with the development of that product candidate. For example, if we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive, if there are safety concerns or if we determine that the observed safety or efficacy profile would not be competitive in the marketplace, we could be required to expend significant additional financial resources and time on the completion of clinical development. Product commercialization will take several years, and we expect to spend a significant amount in development costs.

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General and Administrative Expenses

General and administrative expenses primarily consist of personnel expenses, which include salaries, benefits, and stock-based long term inventive compensation for employees in executive, finance, accounting, business development, investor relations, legal, communications, and human resource functions. These expenses also encompass corporate facility costs such as rent, utilities, depreciation, and maintenance, as well as costs not classified under research and development expenses. Legal fees pertaining to intellectual property and corporate matters, as well as fees for accounting and consulting services, are also included in general and administrative expenses.

We expect that our general and administrative expenses will increase in the future to support our continued research and development activities, potential commercialization efforts and increased costs of operating as a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, lawyers, accountants, and recruitment firms, among other expenses. Increased costs associated with being a public company will also include expenses related to services associated with maintaining compliance with the requirements of NYSE American and the SEC, insurance, and investor relations costs. If any of our current or future product candidates obtains marketing approval, we expect that we would incur significantly increased expenses associated with sales and marketing efforts.

Interest Expense, Net

Interest expense, net consists primarily of interest on our convertible promissory notes, partially offset by interest earned on bank deposits. (See “—Sources of Liquidity” below).

Change in Fair Value of Convertible Promissory Notes

U.S. accounting standards provide entities with an option to measure many financial instruments and certain other items at fair value. As a result of us electing this option, we record all convertible promissory notes at fair value with changes in fair value reported in our statement of operations.

Income Tax Provision

Since inception, we have incurred significant net losses. As of December 31, 2022, we had net operating loss carryforwards, or (“NOLs”), for federal and state income tax purposes of $7.3 million and $5.2 million respectively. We have provided a valuation allowance against the full amount of our net deferred tax assets since, in the opinion of our management, based upon our historical and anticipated future losses, it is more likely than not that the benefits will not be realized. As of June 30, 2023, we remained in a full valuation allowance position.

Our utilization of our NOLs may be subject to a substantial annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50 percent, as defined under Sections 382 and 383 of the Code, respectively, as well as similar state provisions. We have recorded a valuation allowance on all of our net deferred tax assets, including our deferred tax assets related to our NOLs.

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Results of Operations

Comparison of the six months ended June 30, 2023

The following table summarizes our results of operations for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022
Operating expenses:
Research and development	$2,378,566	$2,219,087
General and administrative	2,130,182	4,418,178
Total operating expenses	4,508,748	6,637,265
Loss from operations	(4,508,748)	(6,637,265)
Interest expense, net	(588,884)	(441,793)
Change in fair value of convertible promissory notes	(47,842,865)	(4,351,884)
Net loss	$(52,940,497)	$(11,430,942)

Research and Development Expenses

We track outsourced development, outsourced personnel costs and other external research and development costs of our TVGN 489 program. We do not track our internal research and development costs on a program-by-program basis. The following table summarizes our research and development expenses for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022
TVGN 489 external expenses	$—	$25,723
Personnel costs	274,257	316,587
Other clinical and pre-clinical development expenses	2,075,074	1,870,087
Facilities and other expenses	29,235	6,690
Total research and development expenses	$2,378,566	$2,219,087

Research and development expenses for the six months ended June 30, 2023 were $2.4 million, compared to $2.2 million for the six months ended June 30, 2022. The increase of $0.2 million was primarily attributable to a $0.2 million increase in our other clinical and pre-clinical development expenses.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30,
	2023	2022
Personnel costs, including stock-based compensation	562,369	3,457,316
Legal and professional fees	1,199,935	250,978
Facilities and other expenses	367,878	709,884
Total general and administrative expenses	$2,130,182	$4,418,178

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General and administrative expenses for the six months ended June 30, 2023 were $2.1 million compared to $4.4 million for the six months ended June 30, 2022. The decrease was primarily attributable to a $2.9 million decrease in personnel costs since there was no stock-based compensation expense for the six months ended June 30, 2023 as all remaining unvested share-based awards include performance conditions that are not probable of being achieved and a $0.3 million decrease in facilities and other expenses offset by a $0.9 million increase in legal and professional costs attributable to the anticipated Business Combination.

Interest Expense, Net

We recognized $0.6 million and $0.4 million in interest expense for the six months ended June 30, 2023 and 2022, respectively, which was attributable primarily to the outstanding principal balance associated with our convertible promissory notes.

Change in Fair Value of Convertible Promissory Notes

We recognized a $47.8 million and $4.4 million non-cash charge for the change in fair value of the convertible promissory notes for the six months ended June 30, 2023 and 2022. The increase of $43.5 million was primarily caused by an increase in the underlying estimated fair value of the Company’s common stock during the same time period.

Comparison of the Years Ended December 31, 2022 and 2021

The following table summarizes our results of operations for the years ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
Operating expenses:
Research and development	$5,774,298	$2,955,860
General and administrative	7,949,766	1,662,602
Total operating expenses	13,724,064	4,618,462
Loss from operations	(13,724,064)	(4,618,462)
Interest expense, net	(932,419)	(598,502)
Change in fair value of convertible promissory notes	(7,384,918)	(10,379,834)
Net loss	$(22,041,401)	$(15,596,798)

Research and Development Expenses

We track outsourced development, outsourced personnel costs and other external research and development costs of our TVGN 489 program. We do not track our internal research and development costs on a program-by-program basis. The following table summarizes our research and development expenses for the year ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
TVGN 489 external expenses	671,078	440,489
Personnel costs	1,480,598	147,102
Other clinical and pre-clinical development expenses	3,102,855	2,358,892
Facilities and other expenses	519,768	9,377
Total research and development expenses	$5,774,298	$2,955,860

Research and development expenses for the year ended December 31, 2022 were $5.8 million, compared to $3.0 million for the year ended December 31, 2021. The increase of $2.8 million was primarily attributable to a $1.3 million increase in our research and development personnel costs due to an increase in our research and development employee headcount in addition to a $0.7 million increase in other clinical and pre-clinical development expenses for other product candidates and a $0.5 million increase in facilities and other expenses primarily related to the laboratory leases in Philadelphia, Pennsylvania entered into in 2022.

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General and Administrative Expenses

The following table summarizes our general and administrative expenses for the year ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
Personnel costs, including stock-based compensation	5,801,243	764,516
Legal and professional fees	1,276,924	263,706
Facilities and other expenses	871,599	634,380
Total general and administrative expenses	$7,949,766	$1,662,602

General and administrative expenses for the year ended December 31, 2022 were $8.0 million, compared to $1.7 million for the year ended December 31, 2021. The increase of $6.3 million was primarily attributable to a $5.0 million increase in our personnel costs primarily related to stock-based compensation expense driven by an increase in the underlying estimated fair value of the Company’s common stock. In addition, legal and professional fees increased by $1.0 million due to manufacturing, intellectual property, and other legal matters.

Interest Expense, Net

We recognized $0.9 million and $0.6 million in interest expense for the year ended December 31, 2022 and 2021 respectively, which was attributable primarily to the outstanding principal balance associated with our convertible promissory notes.

Change in Fair Value of Convertible Promissory Notes

We recognized a $7.4 million and $10.4 million non-cash charge for the change in fair value of our convertible promissory notes. The decrease of $3.0 million was primarily caused by a decrease in the underlying estimated fair value of the Company’s common stock during the same time period.

Liquidity and Capital Resources

Sources of Liquidity

As of June 30, 2023, we had $3.5 million in cash and an accumulated deficit of $92.1 million compared to $5.5 million in cash and an accumulated deficit of $39.2 million as of December 31, 2022. To date, we have not yet commercialized any products or generated any revenue from product sales and have financed our operations primarily with proceeds from the sale of convertible promissory notes and research tax credits. Since January 2021, we have raised aggregate gross proceeds of $22,500,000 from the sale of convertible promissory notes.

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Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Six Months Ended June 30,		Year ended December 31,
	2023	2022	2022	2021
Cash provided by (used in)
Operating activities	$(4,394,654)	$(3,911,887)	$(8,655,855)	$(5,274,949)
Investing activities	(133,000)	(187,019)	(479,042)	(109,727)
Financing activities	2,500,000	5,000,000	7,500,000	12,500,000
Net change in cash	$(2,027,654)	$901,094	$(1,634,897)	$7,115,324

Cash Flows from Operating Activities

During the six months ended June 30, 2023, we used $4.4 million of net cash in operating activities. Cash used in operating activities reflected our net loss of $52.9 million that was offset by $48.6 million of non-cash charges related to the change in the fair value of the convertible promissory notes, depreciation expense, reductions in the operating right of use (“ROU”) assets, non-cash interest on the convertible promissory notes offset by a $0.1 million net change in our operating assets and liabilities, which was primarily attributable to the timing of our payments to our vendors for research and development activities.

During the six months ended June 30, 2022, we used $3.9 million of net cash in operating activities. Cash used in operating activities reflected our net loss of $11.4 million that was offset by $7.5 million of non-cash charges related to the change in the fair value of the convertible promissory notes, depreciation expense, stock-based compensation and reductions in the operating ROU assets.

During the year ended December 31, 2022, we used $8.7 million of net cash in operating activities. Cash used in operating activities reflected our net loss of $22.0 million that was offset by $13.1 million of non-cash charges related to the change in the fair value of the convertible promissory notes, depreciation and amortization expense, stock-based compensation, reductions in the operating ROU assets and a $0.2 million net change in our operating assets and liabilities attributable to the timing of our payments to our vendors for research and development activities.

During the year ended December 31, 2021, we used $5.3 million of net cash in operating activities. Cash used in operating activities reflected our net loss of $15.6 million that was offset by $11.6 million of non-cash charges related to the change in fair value of the convertible promissory notes, depreciation and amortization expense, stock-based compensation offset by a $1.2 million net change in our operating assets and liabilities attributable to the timing of our payments to our vendors for research and development activities.

Cash Flows from Investing Activities

During the six months ended June 30, 2023 and 2022 and for the years ended December 31, 2022 and 2021, we used $0.1 million, $0.2 million, $0.5 million and $0.1 million, respectively, for the purchase of property and equipment.

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Cash Flows from Financing Activities

During the six months ended June 30, 2023 and 2022 and for the years ended December 31, 2022 and 2021, we received $2.5 million, $5.0 million, $7.5 million and $12.5 million, respectively, of net cash from financing activities attributable to the proceeds from the convertible promissory notes.

Funding Requirements

We expect to devote substantial financial resources to our ongoing and planned activities, particularly as we conduct our planned clinical trials of TVGN 489 and other product candidates.

Identifying potential product candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive, and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success.

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance our pre-clinical studies and clinical trials. In addition, if we obtain marketing approval for TVGN 489 in any indication or for any other product candidate we are developing or develop in the future, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing, and distribution. Furthermore, upon the closing of the Business Combination, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding.

Our future capital requirements will depend on many factors, including:

●	the progress, costs, and results of our planned clinical trials of TVGN 489 and other planned and future clinical trials;

●	the scope, progress, costs and results of our pre-clinical testing and clinical trials of TVGN 489 for additional combinations, targets, and indications;

●	the number of and development requirements for additional indications for TVGN 489 or for any other product candidates;

●	our ability to scale up our manufacturing processes and capabilities to support clinical trials of TVGN 489 and other product candidates we are developing and may develop in the future;

●	the costs, timing, and outcome of regulatory review of TVGN 489 and other product candidates we are developing and may develop in the future;

●	potential changes in the regulatory environment and enforcement rules;

●	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

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●	the costs and timing of future commercialization activities, including product manufacturing, sales, marketing, and distribution, for TVGN 489 and other product candidates we are developing and may develop in the future for which we may receive marketing approval;

●	our ability to obtain and maintain acceptance of any approved products by patients, the medical community, and third-party payors;

●	the amount and timing of revenue, if any, received from commercial sales of TVGN 489 and any other product candidates we are developing or develop in the future for which we receive marketing approval;

●	potential changes in pharmaceutical pricing and reimbursement infrastructure;

●	the availability of raw materials for use in production of our product candidates; and

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights and defending any intellectual property-related claims.

As of June 30, 2023, we had cash of $3.5 million. Based on our cash balance, as well as our history of operating losses and negative cash flows from operation combined with our anticipated use of cash to, among other things, fund the preclinical and clinical development of our products, identify and develop new product candidates, and seek approval for TVGN 489 and our other product candidates and any other product candidates we may develop, management has concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our financial statements included within this proxy statement/prospectus without additional financing, and as a result, there is substantial doubt about our ability to continue as a going concern. In making this determination, applicable accounting standards prohibited us from taking into account the potential mitigating effect of plans that have not been fully implemented as of the date of our financial statements, including without limitation plans to consummate the Business Combination discussed below and to raise additional capital. Our financial information throughout this proxy statement/prospectus and our financial statements included elsewhere in this proxy statement/prospectus have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and our financial statements do not include any adjustments that may result from an unfavorable outcome of this uncertainty.

The Closing is conditioned upon, among other things, Semper Paratus having cash remaining in the Trust Account (as defined in the Merger Agreement) (after giving effect to the completion and payment of redemptions), after giving effect to (i) the payment of Semper Paratus’ unpaid expenses or liabilities and (ii) the payment of our transaction expenses, at least equal to $25,000,000 (the “Minimum Cash Condition”).

We believe that subject to and following consummation of the Business Combination, assuming satisfaction of the Minimum Cash Condition, we will have cash sufficient to sustain our operating expenses and capital expenditure requirements over the next 12 months following consummation of the Business Combination. We expect to allocate the funds available to New Tevogen (i) to advance our research and development efforts for TVGN 489, including by commencing and conducting a potentially pivotal trial of TVGN 489 for the treatment of COVID-19 in select vulnerable populations with humoral immune suppression due to B cell malignancy or the treatment thereof and launching a Long COVID treatment trial, (ii) to progress the development of our other preclinical product candidates, (iii) to begin to develop and expand our manufacturing capabilities, (iv) to operationalize our tevogen.ai artificial intelligence initiative, and (v) for personnel expenses, working capital, and other general corporate purposes.

We have based these estimates and expectations on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. We cannot currently determine the exact level of funds that will be available to New Tevogen upon consummation of the Business Combination. Our expected use of funds represents our intentions based upon our current plans and business condition, which could change in the future as our plans and business condition evolve and the level of funding available to New Tevogen becomes clear. In addition, changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more than currently expected because of circumstances beyond our control. As a result, we could deplete our capital resources sooner than we currently expect. In addition, because the successful development of TVGN 489 and any combination studies or other product candidates that we pursue is highly uncertain, at this time we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the development of any product candidate.

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Until such time, if ever, as we can generate substantial revenues from product sales, we expect to finance our cash needs through a combination of public and private equity offerings and debt financings, strategic alliances, collaborations, and marketing, distribution, or licensing arrangements. However, adequate additional financing may not be available to us on acceptable terms, or at all, and may be impacted by the economic climate and market conditions. See the risk factor in this proxy statement/ prospectus with the caption “We will require substantial additional financing to pursue our business objectives, which may not be available on acceptable terms, or at all. A failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development, commercialization efforts or other operations.”

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of June 30, 2023:

	Total	Less than 1 Year	1 to 3 Years
Contractual obligations:
Operating lease commitments (1)	$680,479	$144,331	$536,148
Convertible promissory notes (2)	24,621,383	11,468,333	13,153,050
Total contractual obligations	$25,301,862	$11,612,664	$13,689,198

(1)	Reflects obligations pursuant to our office and laboratory leases in Philadelphia, Pennsylvania and Warren, New Jersey.

(2)	Reflects principal and accrued interest pursuant to our convertible promissory notes issued between January 2021 and February 2023. Settlement may be through the conversion of outstanding principal and interest into shares of our capital stock that may be issued in connection with a qualified or unqualified financing event and prior to maturity. If the convertible promissory notes are held to maturity, additional interest would accrue and required to be paid according to the terms of the convertible promissory notes.

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The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum, or variable price provisions, and the approximate timing of the actions under the contracts. Our contracts with CROs, CMOs, and other third parties for the manufacture of our product candidates and to support pre-clinical research studies and clinical testing are generally cancelable by us upon prior notice and do not contain any minimum purchase commitments. Payments due upon cancellation consisting only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation are not included in the table above as the amount and timing of such payments are not known.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of the financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses, the fair value of our common stock, the fair value of our convertible promissory notes, and stock-based compensation. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, including those factors set out in the “Risk Factors” section of this proxy statement/prospectus. See also the section entitled “Cautionary Note Concerning Forward-Looking Statements” in this proxy statement/prospectus.

While our significant accounting policies are described in more detail in Note 3 to our audited financial statements included elsewhere in this proxy statement/prospectus, we believe the following accounting policies are the most critical to the judgments and estimates used in the preparation of our financial statements or involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operation.

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Research and Development Expenses

Research and development activities are expensed as incurred. As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses, including those related to clinical trials and product candidate manufacturing. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the services when we have not yet been invoiced or otherwise notified of actual costs. Our service providers invoice us in arrears or require prepayments for services performed, as well as on a pre-determined schedule or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of the estimates with the service providers and make adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to:

●	vendors in connection with preclinical and clinical development activities;

●	CROs in connection with clinical trials; and

●	CMOs in connection with the process development and scale-up activities and the production of preclinical and clinical trial materials.

Costs for clinical trials and manufacturing activities are recognized based on an evaluation of our vendors’ progress towards completion of specific tasks, using data such as participant enrollment, clinical site activations, or information provided to us by our vendors regarding their actual costs incurred. Payments for these activities are based on the terms of individual contracts and payment timing may differ significantly from the period in which the services were performed. We determine accrual estimates through reports from and discussions with applicable personnel and outside service providers as to the progress or state of completion of studies, or the services completed. Our estimates of accrued expenses as of each balance sheet date are based on the facts and circumstances known at the time. Costs that are paid in advance of performance are deferred as a prepaid expense and amortized over the service period as the services are provided.

Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses. However, due to the nature of estimates, we cannot assure that we will not make changes to our estimates in the future as we become aware of additional information about the status or conduct of our clinical trials and other research activities.

Stock-Based Compensation

Awards under our compensation plans are accounted for in accordance with Accounting Standards Codification 718, Compensation – Stock Compensation. Compensation cost is measured at the grant date fair value of the award and is recognized over the vesting period of the award. We use the straight-line method to record compensation expense of awards with service-based vesting conditions. We account for forfeitures of stock-based awards as they occur. We recognize share-based compensation expense for awards with performance conditions when it is probable that the condition will be met, and the award will vest. We estimate the fair value of our common stock in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

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Estimating the fair value of common stock

We are required to estimate the fair value of shares of our common stock underlying our stock-based awards and in connection with valuing our convertible promissory notes. Because our common stock is not currently publicly traded, the fair value of our common stock has been estimated on each grant date by our board of directors, with input from our management, considering third-party valuations of our common stock.

Our board of directors considered various objective and subjective factors to estimate the estimated fair value of our common stock, including:

●	the estimated value of all classes of securities outstanding;

●	the anticipated capital structure that will directly impact the value of the currently outstanding securities;

●	our results of operations and financial position;

●	the status of our research and development efforts;

●	the composition of, and changes to, our management team and board of directors;

●	the lack of liquidity of our common stock as a private company;

●	our stage of development and business strategy and the material risks related to our business and industry;

●	external market conditions affecting the life sciences and biotechnology industry sectors;

●	the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering, or a sale of the company, given the prevailing market conditions; and

●	the market value and volatility of comparable companies.

In estimating the fair value of our common stock, our board of directors considered the subjective factors discussed above in conjunction with the valuations of our common stock that were prepared by an independent third party. The independent valuations prepared were utilized by our board of directors when estimating the fair value of our common stock for the awards granted through June 30, 2023. These third-party valuations resulted in an estimated fair value of our common stock of $25.76, $13.34, $13.08, $13.60, $14.12, $16.69, $10.75 and $0.01 per share as of May 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022, January 31, 2022, November 15, 2021 and May 26, 2021, respectively.

Fair Value Measurements

Our recurring fair value measurements primarily consist of the convertible promissory notes, for which we have elected the fair value option. As a result of our electing this option, we record our convertible promissory notes at fair value.

We use the Probability Weighted Expected Return Method (“PWERM”) valuation methodology to determine the fair value of the convertible promissory notes for all the periods presented. The PWERM is a scenario-based methodology that estimates the fair value based upon an analysis of future values for the company, assuming various outcomes. The value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available. The future value under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value. Significant assumptions used in determining the fair value of convertible promissory notes include volatility, discount rate, and probability of a future liquidity event.

Recent Accounting Pronouncements

See Note 3 on page F-50 to our financial statements included elsewhere in this proxy statement/prospectus for a description of recent accounting pronouncements applicable to our financial statements.

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MANAGEMENT OF NEW TEVOGEN FOLLOWING THE BUSINESS COMBINATION

Board of Directors and Management

The following is a list of the persons who are anticipated to be New Tevogen’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination.

Name	Age	Position
Executive Officers
Dr. Ryan Saadi	58	Chief Executive Officer, Chairperson and Director Nominee
Kirti Desai	66	Chief Financial Officer
Dr. Neal Flomenberg	70	Chief Scientific Officer and Global R&D Lead
Sadiq Khan	61	Chief Commercial Officer
Non-Employee Directors
Surendra Ajjarapu	53	Director Nominee
Jeffrey Feike	73	Director Nominee
Dr. Keow Lin Goh	51	Director Nominee
Dr. Curtis Patton	88	Director Nominee
Susan Podlogar	60	Director Nominee
Victor Sordillo	71	Director Nominee

Executive Officers

Dr. Ryan Saadi, 58, has served as Chief Executive Officer of Tevogen and Chairperson since June 2020, and will serve as Chief Executive Officer of New Tevogen and is expected to join the New Tevogen Board as Chairperson effective upon the closing of the Business Combination. Dr. Saadi has been a member of the Leadership Council of the Yale School of Public Health since 2021. Prior to founding Tevogen, Dr. Saadi was the Global Vice President of Evidence, Market Access, and Strategic Pricing for CSL Behring, a biopharmaceutical company that manufactures plasma-derived and recombination therapeutic products, from September 2018 to October 2019. Before CSL Behring, Dr. Saadi served as Global Head, Market Access and Policy, Oncology for Janssen from 2012 to September 2018 and Worldwide Vice President, Health Policy, Reimbursement, Strategic Pricing and Market Access for Johnson & Johnson’s Cordis business from 2008 to 2012. Earlier, Dr. Saadi was Global Vice President, Health Outcomes & Pricing for Genzyme and Global Head, Health Outcomes and Market Access for Sanofi-Aventis’ oncology, bone and arthritis product portfolio. From 2010 through 2019, Dr. Saadi has also served as a Voting Member of the CMS Medicare Evidence Development & Coverage Advisory Committee, which provides independent guidance and expert advice to CMS on clinical topics. We believe Dr. Saadi is qualified to serve on the New Tevogen Board based on his extensive business leadership experience as well as his experience and track record as a problem solver in the healthcare and life sciences industries.

Kirti Desai, 66, has served as Chief Financial Officer of Tevogen since June 2020 and will serve as Chief Financial Officer of New Tevogen effective upon the closing of the Business Combination. Mr. Desai previously served as President of Star Accounting Services Inc., an accounting firm providing accounting and tax services to businesses and individuals, from January 2005 to December 2021. Mr. Desai is a certified public accountant. Mr. Desai also serves as the Treasurer of Shrimad Rajchandra Mission Dharampur (USA) Inc., a community outreach and development nonprofit.

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Dr. Neal Flomenberg, 70, has served as Chief Scientific Officer and Global R&D Lead of Tevogen since July 2022 and will serve as Chief Scientific Officer of and Global R&D Lead of New Tevogen following the closing of the Business Combination. Prior to joining Tevogen, Dr. Flomenberg served as professor and Chair of the Department of Medical Oncology at Sidney Kimmel Medical College of Thomas Jefferson University from 2008 to July 2022 and Deputy Director of Thomas Jefferson University’s Sidney Kimmel Cancer Center from 2015 to July 2022. Prior to those positions, Dr. Flomenberg held a number of leadership roles in the academia, hospital, and research settings. Dr. Flomenberg’s career has focused on blood cancers, particularly those requiring bone marrow or peripheral blood stem cell transplants, and he has authored over 175 peer reviewed publications. At Jefferson, Dr. Flomenberg also maintained an active medical practice and was continually listed in Philadelphia Magazine’s “Top Doctors in Philadelphia” for more than 15 years prior to joining Tevogen.

Sadiq Khan, 61, has served as Chief Commercial Officer of Tevogen since April 2022 and will serve as Chief Commercial Officer of New Tevogen following the closing of the Business Combination. Previously, Mr. Khan held several roles at the New Jersey Institute of Technology (“NJIT”), a public research university, and its subsidiaries from 2014 to March 2022. Most recently, Mr. Khan served as Senior Director and then Executive Director of Operations & Business Planning at BioCentriq, a for-profit cell and gene therapy contract development and manufacturing organization owned by New Jersey Innovation Institute (“NJII”), which was itself a non-profit subsidiary of NJIT, from September 2018 to March 2022. While at BioCentriq, Mr. Khan was part of the leadership team that prepared BioCentriq for its spin-off from NJII. Mr. Khan held several roles at NJII from 2014 to February 2020, including Director of Business Development, Biopharma Innovation beginning in 2018, where he worked to facilitate academic, government, and industry collaboration in the biopharmaceutical field. From 2008 to March 2018, Mr. Khan also acted as Founder and Chief Strategist for Pharmique Health LLC, where he advised corporations on strategic commercial planning and other matters. Previously, Mr. Khan co-founded Tegelix Therapeutics, a now-defunct pharmaceutical company, and held various regional and global commercialization and alliance management roles at Hoechst Marion Roussel, Aventis, and then Sanofi-Aventis.

Non-Employee Directors

Surendra Ajjarapu, 53, is a director and Chief Executive Officer and Chairman of Semper Paratus and is expected to join the New Tevogen Board effective upon the closing of the Business Combination. Mr. Ajjarapu has served as Chief Executive Officer and Chairman of Semper Paratus since June 2023. In addition to his involvement with Semper Paratus, Mr. Ajjarapu has served as Chief Executive Officer and Chairman of PowerUp Acquisition Corp. (Nasdaq: PWUP), a special purpose acquisition company, since August 2023, Chief Executive Officer and Chairman of Kernel Group Holdings, Inc. (Nasdaq:KRNL), a special purpose acquisition company, since December 2022, and Chief Executive Officer and Chairman of OceanTech Acquisitions I Corp. (Nasdaq: OTEC), a special purpose acquisition company, since March 2023. Mr. Ajjarapu currently serves Trxade Health, Inc. (Nasdaq: MEDS), a health services information technology company, as Chairman of the Board, Chief Executive Officer and Secretary and has served in these roles since its acquisition of Trxade Group, Inc., a Nevada corporation (“Trxade Nevada”) on January 8, 2014, and as the Chairman of the Board, Chief Executive Officer and Secretary of Trxade Nevada since its inception in 2013. Mr. Ajjarapu is also currently serving as a director of Ocean Biomedical Inc. (Nasdaq: OCEA) (f.k.a. Aesther Healthcare Acquisition Corp.), a biopharmaceutical company. Mr. Ajjarapu has also served on the Board of Directors of Kano Energy, Inc which is involved in developing renewable natural gas sites in the United States, since 2018 and as Chairman of the Board of Directors of Feeder Creek Group, Inc., a company involved in developing renewable natural gas sites in Iowa, since 2018. Mr. Ajjarapu was also a Founder, CEO and Chairman of Sansur Renewable Energy, Inc., a company involved in developing wind power sites in the Midwestern United States, from 2009 to 2012. We believe Mr. Ajjarapu is qualified to serve on the New Tevogen Board based on his extensive public company experience.

Jeffrey Feike, 73, has served on the board of directors of Tevogen since August 2022 and is expected to join the New Tevogen Board effective upon the closing of the Business Combination. Mr. Feike served as the Hospital President of Covenant Health’s Fort Loudoun Medical Center from September 2004 to June 2022. Throughout his career, Mr. Feike has overseen the development of hospitals, outpatient clinics, and emergency medical services (“EMS”) systems. Mr. Feike represents East Tennessee on the state EMS Board’s Clinical Issues Committee and serves on the board of Regional Medical Communications Center for East Tennessee. We believe Mr. Feike is qualified to serve on the New Tevogen Board based on his dedication to public health and healthcare industry experience.

Dr. Keow Lin Goh, 51, has served on the board of directors of Tevogen since August 2022 and is expected to join the New Tevogen Board effective upon the closing of the Business Combination. Dr. Goh is a Partner at Tapestry Networks, a company that brings together leaders in different sectors in order to facilitate economic, social, and organizational change. Dr. Goh has served as a Partner at Tapestry Networks since 2009 and focuses on global healthcare policy with the goal of improving patient outcomes. Previously, Dr. Goh was a Senior Project Leader at Boston Consulting Group from 2003 through 2009, where she worked with senior biotech and pharmaceutical executives in product development, research and development restructuring, organizational and operational change initiatives, post-merger acquisition synergies, and regulatory issues. We believe Dr. Goh is qualified to serve on the New Tevogen Board based on her experience in the healthcare sector.

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Dr. Curtis Patton, 88, has served on the board of directors of Tevogen since July 2020 and is expected to join the New Tevogen Board effective upon the closing of the Business Combination. Dr. Patton is Professor Emeritus at Yale School of Public Health, where he worked for 36 years. Dr. Patton served in a variety of administrative capacities during his time at Yale, including as Division Head, Epidemiology of Microbial Diseases and Acting Head of Global Health. While at Yale, Dr. Patton also served as the Director of International Medical Studies and was the Chair of the Committee on International Health. We believe Mr. Patton is qualified to serve on the New Tevogen Board based on his work on and experience with public health issues.

Susan Podlogar, 60, has served on the board of directors of Tevogen since August 2022 and is expected to join the New Tevogen Board effective upon the closing of the Business Combination. Ms. Podlogar is the Chief Human Resources Officer and Executive Vice President of MetLife, Inc (“MetLife”). Ms. Podlogar joined MetLife in 2017 and oversees its global human resources strategies and practices. At MetLife, Ms. Podlogar has established a “Workforce of the Future Development Fund” to prepare employees for future work needs and backed MetLife’s signing of the Catalyst CEO Champions for Change Pledge, which is a commitment to advance diversity, inclusion, and gender equality in the workplace. Ms. Podlogar also serves on the board of directors of MetLife Foundation, a philanthropic organization focused on advancing inclusive economic mobility in underserved and underrepresented communities. Prior to her time at MetLife, Ms. Podlogar held a series of Human Resources roles at Johnson & Johnson from 2003 to June 2017, including Global Vice President of Human Resources and member of the Human Resources Executive Committee. We believe Ms. Podlogar is qualified to serve on the New Tevogen Board based on her extensive human resources and healthcare industry experience.

Victor Sordillo, 71, has served on the board of directors of Tevogen since July 2023 and is expected to join the New Tevogen Board effective upon the closing of the Business Combination. Mr. Sordillo has served as the Executive Vice President, Director of Risk Control Services of Sompo International, a global specialty provider of property and casualty insurance and reinsurance since January 2017, and previously served as Senior Vice President – Risk Solutions of QBE North America (“QBE”) from May 2016 to April 2017. Prior to QBE, Mr. Sordillo served as the Global Technical Services Manager at Chubb NA from January 2000 through May 2016. Mr. Sordillo is a registered professional civil and fire protection engineer and Certified Safety Professional. Mr. Sordillo served as the mayor of Warren, New Jersey for more than 22 years. We believe Mr. Sordillo is qualified to serve on the New Tevogen Board based on his extensive business and leadership experience.

Corporate Governance

New Tevogen will structure its corporate governance in a manner that it believes will closely align New Tevogen’s interests with those of its stockholders following the Business Combination.

New Tevogen will have independent director representation on its audit committee immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors.

At least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC.

Role of Board in Risk Oversight

The New Tevogen Board will have extensive involvement in the oversight of risk management related to New Tevogen and its business and will accomplish this oversight through the regular reporting to the New Tevogen Board by the audit committee. The audit committee will represent the New Tevogen Board by periodically reviewing New Tevogen’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New Tevogen business and summarize for the New Tevogen Board all areas of risk and the appropriate mitigating factors. In addition, the New Tevogen Board will receive periodic detailed operating performance reviews from management.

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Composition of the New Tevogen Board of Directors After the Business Combination

New Tevogen’s business and affairs will be managed under the direction of the New Tevogen Board. Following the Business Combination, the New Tevogen Board (other than those directors elected by the holders of any series of Preferred Stock) will be classified designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the Closing of the Business Combination, the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Closing of the Business Combination, and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Closing of the Business Combination. Each class will serve for a term of three years.

Independence of the Board of Directors

In connection with the Business Combination, the New Tevogen Common Stock will be listed on NYSE American. Under the rules of NYSE American, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NYSE American require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NYSE American, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of NYSE American. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of NYSE American.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of NYSE American, a member of an audit committee of a listed company may not, other than in the member’s capacity as a member of the committee, the board of directors, or any other board committee: (a) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (b) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE American the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(i)	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and

(ii)	whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Semper Paratus Board has undertaken a review of the independence of each director and considered whether each director of Tevogen has a material relationship with Tevogen that could compromise the director’s ability to exercise independent judgment in carrying out the director’s responsibilities. As a result of this review, Semper Paratus anticipates that Mr. Ajjarapu, Mr. Feike, Dr. Goh, Dr. Patton, Ms. Podlogar, and Mr. Sordillo will be considered “independent directors” as defined under the listing requirements and rules of NYSE American and the applicable rules of the Exchange Act.

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Controlled Company Status

We expect New Tevogen will be a “controlled company” upon completion of the Business Combination for purposes of the corporate governance rules of NYSE American. Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Dr. Saadi will own more than 50% of our voting power upon completion of the Business Combination. Accordingly, we expect New Tevogen will be eligible for, but do not currently intend to rely on, certain exemptions from the corporate governance requirements of NYSE American. Specifically, as a “controlled company,” we would not be required to have (1) a majority of independent directors, (2) a nominating and corporate governance committee composed entirely of independent directors, or (3) a compensation committee composed entirely of independent directors. In the event we elect to rely on some or all of these exemptions in the future, stockholders would not have the same protections afforded to stockholders of companies that are subject to all of the applicable corporate governance rules of NYSE American.

Board Committees

After the completion of the Business Combination, the standing committees of New Tevogen’s Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The New Tevogen Board may, from time to time, establish other committees.

New Tevogen’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of New Tevogen’s Board will provide appropriate risk oversight.

Audit Committee

Upon the completion of the Business Combination, we expect New Tevogen to have an audit committee, consisting of Victor Sordillo, who will be serving as the chairperson, [●], and [●]. Each of the members of New Tevogen’s audit committee will satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of NYSE American.

Following the Business Combination, New Tevogen’s Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The functions of this committee will include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

●	reviewing our financial reporting processes and disclosure controls;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the effectiveness of our internal audit function;

●	reviewing with the independent auditors the annual audit plan, including the scope of audit activities;

●	obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

●	reviewing and evaluating our independent auditor’s lead audit partner and the rotation of audit partners as required by law;

●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

●	reviewing our annual and quarterly financial statements and reports, including the disclosures contained in the section entitled “Tevogen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

●	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

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●	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

●	establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls, auditing or other matters;

●	preparing the report that the SEC requires in our annual proxy statement;

●	reviewing and discussing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

●	reviewing and evaluating the audit committee charter annually and recommending any proposed changes to the board.

The composition and function of the audit committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE American rules and regulations.

The New Tevogen Board will adopt a written charter for the audit committee which will be available New Tevogen’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, we expect New Tevogen to have a compensation committee, consisting of Susan Podlogar, who will be serving as the chairperson, [●], and [●]. Each of the members of New Tevogen’s compensation committee will meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of NYSE American.

The functions of the committee will include, among other things:

●	reviewing and approving any corporate objectives that pertain to the determination of executive compensation;

●	reviewing and approving the compensation and other terms of employment of our executive officers;

●	reviewing and approving performance goals and objectives relevant to the compensation of our chief executive officer;

●	evaluating our chief executive officer’s performance in light of the foregoing goals and objectives and, either as a committee or together with the other independent directors, determining and approving our chief executive officer’s compensation level based on this evaluation;

●	making recommendations to the board regarding non-chief executive officer compensation and the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board;

●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

●	administering equity incentive plans, to the extent such authority is delegated by the board;

●	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

●	preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and

●	reviewing and evaluating the compensation committee charter annually and recommending any proposed changes to the board.

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The composition and function of the compensation committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE American rules and regulations.

The New Tevogen Board will adopt a written charter for the compensation committee which will be available on New Tevogen’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect New Tevogen to have a nominating and corporate governance committee, consisting of Jeffrey Feike, who will be serving as the chairperson, [●] and [●]. Each of the members of New Tevogen’s nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of NYSE American.

The functions of this committee will include, among other things:

●	identifying, reviewing, and making recommendations of candidates to serve on the board;

●	evaluating the performance of the board, committees of the board, and individual directors and determining whether continued service on the board is appropriate;

●	evaluating nominations by stockholders of candidates for election to the board;

●	evaluating the current size, composition, and organization of the board and its committees and making recommendations to the board for approvals;

●	developing a set of corporate governance policies and principles and recommending to the board any changes to such policies and principles;

●	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the board current and emerging corporate governance trends; and

●	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the board.

The composition and function of the nominating and corporate governance committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE American rules and regulations.

The New Tevogen Board will adopt a written charter for the nominating and corporate governance committee which will be available on New Tevogen’s website upon completion of the Business Combination.

Code of Business Conduct

New Tevogen will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New Tevogen’s website upon the completion of the Business Combination. New Tevogen’s code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. New Tevogen will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

None of the expected New Tevogen executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who are expected to serve as a member of the New Tevogen Board.

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TEVOGEN EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to Tevogen and its subsidiaries prior to the Business Combination and to the New Tevogen and its subsidiaries after giving effect to the Business Combination.

Overview

The following tables and accompanying narrative set forth information about the 2022 compensation provided to our principal executive officer and the two most highly compensated executive officers (other than its principal executive officer) who were serving as executive officers as of December 31, 2022, each of whom are expected to serve as executive officers of the New Tevogen. These executive officers consist of Dr. Ryan Saadi, our Chief Executive Officer, Kirti Desai, our Chief Financial Officer, and Dr. Neal Flomenberg, our Chief Scientific Officer and Global R&D Lead, and are referred to in this section as our “named executive officers” or “NEOs.”

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the plans summarized in this discussion.

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for 2022.

Name and Principal Position	Salary ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Ryan Saadi, M.D., M.P.H. Chief Executive Officer	453,375	0	470	453,845
Kirti Desai Chief Financial Officer	225,000	0	0	225,000	(2)
Neal Flomenberg, M.D. Chief Scientific Officer and Global R&D Lead	175,000	13,600,000	0	13,775,000

(1)	The amount in this column reflects the full grant-date fair value of restricted stock units (“RSUs”) during 2022 computed in accordance with ASC Topic 718, excluding estimates of forfeitures related to service-based vesting conditions, and assuming satisfaction of the liquidity event condition contained in such awards. The amount reported reflects the accounting cost for the RSU awards and does not correspond to the actual value that may be recognized by the named executive officer in connection with the applicable award.

(2)	The amount in this column consists of life insurance premiums that we paid for the benefit of Dr. Saadi.

Narrative Disclosure to Summary Compensation Table

Base Salary

The named executive officers receive base salaries to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. The annual base salaries for Dr. Saadi, Mr. Desai, and Dr. Flomenberg for 2022 were $501,000, $300,000, and $350,000, respectively. The actual salaries earned by our named executive officers for services in 2022 reflect that Dr. Saadi’s salary was increased from a previous annual base salary of $120,000 effective February 15, 2022, Mr. Desai began receiving a salary effective April 1, 2022, and Dr. Flomenberg commenced employment with us effective July 1, 2022.

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Equity Compensation

From time to time, we grant equity awards under the Tevogen Bio Inc 2020 Equity Incentive Plan (the “Tevogen Plan”) as incentives to attract, retain and motivate our named executive officers. In connection with the hiring of Dr. Flomenberg in 2022, we granted him a sign-on equity award of 1,000,000 RSUs as an incentive to join the Company. The vesting of Dr. Flomenberg’s award requires the satisfaction of both a service-based condition and a liquidity event condition (the “Liquidity Event Condition”). The service-based condition was satisfied with respect to 50% of the RSUs upon grant, and is satisfied with respect to 25% of the RSUs on each of the first two anniversaries of the award. The Liquidity Event Condition will be satisfied upon the first to occur of the declaration that an Initial Public Offering is effective and the time immediately prior to the consummation of a change in control. For the purposes of the Liquidity Event Condition, “Initial Public Offering” means the (i) consummation of an initial underwritten public offering pursuant to an effective registration statement after which our securities will be traded on a U.S. national stock exchange or securities market or (ii) the closing of an acquisition of Tevogen by a special purpose acquisition company the shares of which are publicly traded on a U.S. national stock exchange or securities market. The RSUs will be forfeited in the event the Liquidity Event Condition has not been satisfied by the seventh anniversary of the grant date.

Employment Agreements

Effective upon Closing, New Tevogen intends to enter into employment agreements with each of its NEOs.

Tevogen 2020 Equity Incentive Plan

Tevogen currently maintains the Tevogen Plan in order to provide additional incentives for employees, directors and consultants of Tevogen, and to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to Tevogen’s success. The Tevogen Plan was originally adopted on October 2, 2020. The Tevogen Plan reserves a total of 4,000,000 shares of the Company’s non-voting common stock for issuance to eligible participants.

The Tevogen Plan provides for grants of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock awards, RSUs, and other stock-based awards. Tevogen has granted restricted stock awards and RSU awards under the Tevogen Plan.

In connection with the completion of the Business Combination, we will no longer grant awards pursuant to the Tevogen Plan. Upon consummation of the Business Combination, each outstanding RSU award covering shares of Tevogen Common Stock will be converted into awards covering shares of New Tevogen Common Stock. Such converted awards will remain subject to the same terms and conditions as set forth under the applicable award agreement prior to the Closing.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by Tevogen’s named executive officers that were outstanding as of December 31, 2022. The award listed in this table was granted under the Tevogen Plan, which is summarized above under “–Narrative Disclosure to Summary Compensation Table – Tevogen 2020 Equity Incentive Plan.” Tevogen’s named executive officers did not hold any outstanding stock options as of December 31, 2022.

Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares. Units or Other Rights That Have Not Vested ($)
Ryan Saadi, M.D., M.P.H	—		—
Kirti Desai	—		—
Neal Flomenberg, M.D.	1,000,000	(1)	$13,340,000	(2)

(1)	Reflects RSUs granted on July 1, 2022 the vesting of which requires the satisfaction of both a service-based condition and the Liquidity Event Condition. The RSUs begin to vest to the extent both conditions have been satisfied on the first date upon which both conditions have been satisfied. The service-based condition was satisfied with respect to 50% of the RSUs upon grant, and will be satisfied with respect to 25% of the RSUs on each of the first two anniversaries of the grant date of the award.

(2)	Reflects a fair market value per share of our common stock of $13.34 as of December 31, 2022.

Director Compensation

In the year ended December 31, 2022, we did not pay any fees to, or make any equity or non-equity awards to, or pay any other compensation to the non-employee members of our board of directors for their services as directors, except that we granted Ms. Podlogar 40,000 restricted stock units on March 1, 2022. Except as described below for Ms. Podlogar, there were no outstanding stock awards or option awards held by our non-employee directors as of December 31, 2022.

Name	Stock Awards ($)(1)	Total ($)
Susan Podlogar	667,400	667,400
All other non-employee directors	—	—

(1)	As of December 31, 2022, Ms. Podlogar held 40,000 RSUs subject to the satisfaction of both a service-based condition and the Liquidity Event Condition. The service-based condition is satisfied over 12 monthly installments beginning on the first monthly anniversary of the March 1, 2022 grant date.

New Tevogen Executive Compensation

Following the Closing, we intend to develop an executive compensation program that is designed to align compensation with New Tevogen’s business objectives and the creation of shareholder value, while enabling New Tevogen to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Tevogen. Decisions regarding the executive compensation program will be made by New Tevogen’s compensation committee.

Equity Compensation

It is anticipated that equity-based compensation will continue to be an important element of executive compensation following the consummation of the Business Combination in order to maintain a strong link between executive incentives and the creation of stockholder value. Formal guidelines for the allocations of equity-based compensation, if any, have not yet been determined, but it is expected that the 2023 Plan described in the Omnibus Incentive Plan Proposal will be an important element of the new compensation arrangements for New Tevogen.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of Semper Paratus ordinary shares as of October 23, 2023 and (ii) the expected beneficial ownership of New Tevogen Common Stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below, and assuming a Closing Date of October 23, 2023) by:

●	each person known by Semper Paratus to be the beneficial owner of more than 5% of Semper Paratus’ outstanding ordinary shares on October 23, 2023;

●	each person known by Semper Paratus who may become the beneficial owner of more than 5% of New Tevogen’s outstanding common stock immediately following the Business Combination;

●	each of Semper Paratus’ current executive officers and directors;

●	each person who will become an executive officer or a director of New Tevogen upon consummation of the Business Combination;

●	all of Semper Paratus’ current executive officers and directors as a group; and

●	all of New Tevogen’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of October 23, 2023. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of October 23, 2023 or subject to restricted stock units that vest within 60 days of October 23, 2023 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of Tevogen Common Stock and underlying restricted stock units of Tevogen that vest within 60 days of October 23, 2023 are represented below as shares of New Tevogen Common Stock, after giving effect to the Business Combination, including application of the Exchange Ratio (as defined in the Merger Agreement). Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Semper Paratus, Semper Paratus believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of Semper Paratus ordinary shares prior to the Business Combination is based on 15,816,386 ordinary shares issued and outstanding as of October 23, 2023, which includes (i) 1,450,000 Class A ordinary shares underlying the private placement units and (ii) no Class B ordinary shares outstanding as of such date.

The expected beneficial ownership of shares of New Tevogen Common Stock following consummation of the Business Combination assumes two scenarios:

●	a “no redemption” scenario where no Semper Paratus Class A ordinary shares are redeemed in connection with the Business Combination; and

●	a “maximum redemption” scenario where all 2,383,053 public shares subject to redemption are redeemed in connection with the Business Combination.

Based on the foregoing assumptions, we estimate that there would be 159,934,528 shares of New Tevogen Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 157,551,475 shares of New Tevogen Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. The expected beneficial ownership of shares of New Tevogen Common Stock following the Business Combination assumes the consummation of a PIPE pursuant to which Semper Paratus will issue 5,000,000 Class A ordinary shares prior to consummation of the Business Combination and an Exchange Ratio of approximately 4.8 for converting each share of Tevogen Common Stock into shares of New Tevogen Common Stock. If the actual facts are different from the foregoing assumptions, ownership figures in New Tevogen and the columns under Post-Business Combination in the table that follows will be different. The expected beneficial ownership of shares of New Tevogen Common Stock following the Business Combination also reflects (i) the issuance of 500,000 shares of New Tevogen Common Stock to Cantor upon Closing in consideration of deferred underwriting fees payable to Cantor, (ii) the vesting and settlement in shares of New Tevogen Common Stock of certain Rollover RSUs for which the consummation of the Business Combination will satisfy a vesting condition, and (iii) the assumption of the Tevogen Convertible Notes by Semper Paratus in accordance with the Note Assumption Agreement and the automatic conversion of the Tevogen Convertible Notes, in accordance with their terms, immediately following consummation of the Business Combination, into shares of New Tevogen Common Stock.

On May 3, 2023, Semper Paratus and the Original Sponsor entered into a subscription agreement (the “Subscription Agreement”) with Polar Multi-Strategy Master Fund (the “Investor”). Pursuant to the May 4, 2023 Purchase Agreement, the Sponsor assumed the obligations of the Original Sponsor under the Subscription Agreement. Pursuant to the terms of the Subscription Agreement, the Investor agreed to make a cash contribution of $151,000 to the Sponsor (the “Initial Capital Contribution”) on or prior to May 3, 2023. The Initial Capital Contribution would in turn be loaned by the Sponsor to Semper Paratus to cover working capital expenses (the “First SPAC Loan”). In consideration for the Initial Capital Contribution, Semper Paratus will issue 151,000 shares of Common Stock to the Investor at the closing of Semper Paratus’ initial business combination. The First SPAC Loan shall not accrue interest and shall be repaid by Semper Paratus upon the closing of the Business Combination at the option of the Investor, in either (a) cash; or (b) New Tevogen Common Stock at the rate of one (1) New Tevogen Common Stock for each $10.00 of Initial Capital Contribution. If Semper Paratus liquidates without consummating the Business Combination, any amounts remaining in the Sponsor or Company’s cash accounts, not including Semper Paratus’ trust account, will be paid to the Investor within five days of the liquidation.

On June 20, 2023, the Sponsor and Semper Paratus entered into a second subscription agreement (the “Second Subscription Agreement”) with the Investor where the Investor agreed to lend to the Sponsor, which will in turn be lent to Semper Paratus, an aggregate of up to $1,500,000 (the “Additional Capital Commitment”) to cover working capital expenses (the “Second SPAC Loan”). One half of the Additional Capital Commitment was made by the Investor to the Sponsor in cash on or prior to June 21, 2023 and the remaining $750,000 will be made by the Investor to the Sponsor in cash on the later of the Sponsor’s request and the first filing of the S-4 for the De-SPAC. In consideration for the Second SPAC Loan, Semper Paratus will issue one share of Common Stock for each dollar of the Additional Capital Commitment funded by the Investor at the closing of the Business Combination. The Second SPAC Loan shall not accrue interest and shall be repaid by Semper Paratus upon closing of the Business Combination at the option of the Investor, in either (a) cash; or (b) New Tevogen Common Stock at the rate of one (1) New Tevogen Common Stock for each $10.00 of Additional Capital Contribution. If Semper Paratus liquidates without consummating the Business Combination, any amounts remaining in the Sponsor or Company’s cash accounts, not including Semper Paratus’ trust account, will be paid to the Investor within five days of the liquidation. As of June 30, 2023, Semper Paratus had $750,000 borrowings under the Second SPAC Loan.

The following table reflects the issuance of shares of New Tevogen Common Stock to the Investor as consideration for the Initial Capital Contribution and the Second SPAC Loan, but assumes that the Investor will exercise its option to receive cash in lieu of additional shares of New Tevogen Common Stock as repayment for the First SPAC Loan and the Second SPAC Loan.

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The following table does not reflect record or beneficial ownership of any shares of New Tevogen Common Stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of October 23, 2023.

Unless otherwise indicated, Semper Paratus believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination		Post-Business Combination
			Assuming No Redemptions			Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Semper Paratus Ordinary Shares	% of Semper Paratus Ordinary Shares	Number of Shares of New Tevogen Common Stock		%	Number of Shares of New Tevogen Common Stock		%
Directors and Executive Officers Pre-Business Combination(1)
Surendra Ajjarapu (1)(2)	8,988,889	56.6%	9,488,889	(8)	5.9%	9,488,889	(8)	6.0%
Francis Knuettel II (1)	—	—%	—		%	—		%
Michael Peterson (1)	—	—%	—		%	—		%
Donald Fell (1)	—	—%	—		%	—		%
Avinash Wadhwani (1)	—	—	—			—
Scott Sussman (1)	—	—	—			—
All Semper Paratus directors and executive officers as a group (6 individuals)	8,988,889	56.6%	9,488,889	(8)	5.9%	9,488,889	(8)	6.0%
5% Holders of Semper Paratus
Semper Paratus Sponsor LLC(3)	4,294,444	27.2%	4,444,444	(9)	2.8%	4,444,444	(9)	2.8%
SSVK Associates, LLC (our Sponsor)(1)(2)	8,988,889	56.6%	9,488,889	(8)	5.9%	9,488,889	(8)	6.0%
Saba Capital Management, L.P.(4)	3,244,945	20.5%	3,244,945		2.0%	—		—
Polar Asset Management Partners Inc.(5)	1,815,722	11.5%	3,466,772		2.2%	1,651,000		1.0%
Entities affiliated with Citadel Advisors(6)	933,454	5.9%	933,454		*	—		—
Directors and Executive Officers Post-Business Combination(7)
Dr. Ryan Saadi	—	—	99,046,541	(10)	61.9%	99,046,541	(10)	62.9%
Kirti Desai	—	—	9,696,186		6.1%	9,696,186		6.2%
Dr. Neal Flomenberg	—	—	3,757,273		2.3%	3,757,273		2.4%
Jeffrey Feike	—	—	581,771		*	581,771		*
Dr. Keow Lin Goh	—	—	193,923		*	193,923		*
Dr. Curtis Patton	—	—	969,618		*	969,618		*
Susan Podlogar	—	—	193,924		*	193,924		*
Victor Sordillo	—	—	18,383	(11)	*	18,383	(11)	*
All New Tevogen directors and executive officers as a group (10 individuals)	—	—	124,916,126	(12)	77.9%	124,916,126	(12)	79.0%

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* Less than 1%

(1)	The business address of each of these entities or individuals is c/o Semper Paratus Acquisition Corporation, 767 Third Avenue, 38th Floor, New York, NY 10017.
(2)	Represents shares held by SSVK Associates, LLC, our Sponsor. Suren Ajjarapu is the managing member of our Sponsor and may be deemed to have beneficial ownership of the ordinary shares held directly by our Sponsor. Suren Ajjarapu disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(3)	According to a Schedule 13D/A filed with the SEC on June 8, 2023, on behalf of Semper Paratus Sponsor LLC, a Delaware limited liability company, The address for the principal business office of this shareholder is 200 East 78th Street, New York, NY 10075.
(4)	According to Schedule 13G/A filed jointly with the SEC on February 14, 2023 by Saba Capital Management, L.P., a Delaware limited partnership (“Saba Capital”), Saba Capital Management GP, LLC, a Delaware limited liability company (“Saba GP”) and Mr. Boaz R. Weinstein, a U.S. citizen, and represents shares held by Saba Capital. The business address of Saba Capital, Saba GP and Mr. Weinstein is 405 Lexington Avenue, 58th Floor, New York, New York 10174.
(5)	This information is based on a Schedule 13G filed with the SEC on February 13, 2023 by Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada (“Polar”), which serves as an investment advisor to the Investor and represents shares held directly by the Investor. The business address of Polar is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.
(6)	According to a Schedule 13G filed jointly with the SEC on July 27, 2023 by Citadel Advisors LLC, a Delaware limited liability company (“Citadel Advisors”), Citadel Advisors Holdings LP, a Delaware limited partnership (“CAH”), Citadel GP LLC, a Delaware limited liability company (“CGP”), Citadel Securities LLC, a limited liability company (“Citadel Securities”), Citadel Securities Group LP (“CALC4”), a Delaware limited partnership, Citadel Securities GP LLC (“CSGP”), a Delaware limited liability company, and Kenneth Griffin, a U.S. citizen, with respect to shares owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”), and Citadel Securities. Citadel Advisors is the portfolio manager for CM. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. Mr. Griffin has shared voting and dispositive power over these shares, Citadel Advisors, CAH, and CGP have shared voting and dispositive power over 926,480 of these shares, and Citadel Securities, CALC4, and CSGP have shared voting and dispositive power over 6,974 of these shares. The address of each of these persons is Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, Florida 33131.
(7)	The address of each of these individuals is c/o Tevogen Bio Inc, 15 Independence Boulevard, Suite 410, Warren, New Jersey 07059.
(8)	Includes 500,000 shares underlying warrants that will become exercisable within 60 days of the consummation of the Business Combination.
(9)	Includes 150,000 shares underlying warrants that will become exercisable within 60 days of the consummation of the Business Combination.
(10)	Includes 145,443 shares of common stock underlying restricted stock units held by Dr. Saadi’s wife that will vest after consummation of the Business Combination.
(11)	Includes 606 shares of common stock issuable upon the vesting of restricted stock units within 60 days of October 23, 2023.
(12)	Includes 606 shares of common stock issuable upon the vesting of restricted stock units within 60 days of October 23, 2023 and 650,000 shares underlying warrants that will become exercisable within 60 days of the consummation of the Business Combination.

304

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — Semper Paratus

Founder Shares

Our Original Sponsor paid $25,000 to cover certain offering costs of Semper Paratus in consideration for 8,625,000 Class B ordinary shares (the “founder shares”) which were issued on April 22, 2021. In August 2021, Semper Paratus effectuated a dividend of approximately 0.3628 shares for each outstanding Class B ordinary share resulting in an aggregate of 11,754,150 Class B ordinary shares outstanding. On October 1, 2021, Semper Paratus effectuated a dividend of approximately 0.0195 shares for each outstanding Class B ordinary share resulting in an aggregate of 11,983,333 Class B Founder shares outstanding (up to 1,530,000 of which are subject to forfeiture if the underwriters’ over-allotment option is not exercised in full). The founder shares will automatically convert into Class A ordinary shares at the time of Semper Paratus’ initial business combination and are subject to certain transfer restrictions. The Original Sponsor had agreed to forfeit up to 1,530,000 founder shares to the extent that the over-allotment option is not exercised in full by the underwriters. Since the underwriters’ exercised the over-allotment option in full, no founder shares are subject to forfeiture.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On January 30, 2023, the Original Sponsor, holding all of the founder shares elected to convert its founder shares into Class A ordinary shares of Semper Paratus on a one-for-one basis (the “Conversion”). As a result, 11,983,333 of Semper Paratus’ Class B ordinary shares were cancelled and 11,983,333 Class A ordinary shares were issued to the Original Sponsor. The Original Sponsor agreed that all of the terms and conditions applicable to the founder shares set forth in the Letter Agreement shall continue to apply to the Class A ordinary shares that the founder shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account or any monies or other assets held therein.

Related Party Loans

On April 22, 2021, the Original Sponsor agreed to loan Semper Paratus an aggregate of up to $300,000 to cover expenses related to the Semper Paratus IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Semper Paratus IPO. The note payable of $121,158 was repaid on November 8, 2021. As of June 30, 2023 and December 31, 2022, Semper Paratus had no borrowings under the Note.

In addition, in order to finance transaction costs in connection with an initial business combination, the Original Sponsor or an affiliate of the Original Sponsor, or certain of Semper Paratus’ officers and directors may, but are not obligated to, loan Semper Paratus funds as may be required (“Working Capital Loans”). If Semper Paratus completes an initial business combination, Semper Paratus would repay the Working Capital Loans out of the proceeds of the Trust Account released to Semper Paratus. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination is not completed, Semper Paratus may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement-equivalent units at a price of $10.00 per unit. As of June 30, 2023 and December 31, 2022, Semper Paratus had no borrowings under the Working Capital Loans.

305

Administrative Support Agreement

Commencing on the date of the final prospectus relating to Semper Paratus’ initial public offering, the agreed to pay the Original Sponsor a total of $10,000 per month for office space and administrative and support services. Upon completion of the initial business combination or Semper Paratus’ liquidation, Semper Paratus will cease paying these monthly fees. At June 30, 2023 and December 31, 2022, $60,000 and $120,000, respectively, have been accrued under this arrangement and included in due to affiliate on the accompanying balance sheets.

Private Placement Units

Simultaneously with the closing of the initial public offering, the Original Sponsor and Cantor purchased an aggregate of 1,450,000 private placement units at a price of $10.00 per private placement unit in a private placement, generating gross proceeds of $14.5 million. 1,300,000 of the private placement units were sold to the Original Sponsor and 150,000 private placement units were sold to Cantor. No underwriting discounts or commissions were paid with respect to sale of the private placement units. The issuance of the private placement units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act, as amended. The proceeds from the private placement units were added to the proceeds from the initial public offering held in the Trust Account.

The private placement units are identical to the units sold in our initial public offering, except that the private placement units (including the underlying securities) are subject to certain transfer restrictions and the holders thereof are entitled to certain registration rights, and, if held by the original holder or their permitted assigns, the underlying warrants (i) may be exercised on a cashless basis, (ii) are not subject to redemption and (iii) with respect to such warrants held by Cantor will not be exercisable more than five years from the commencement of sales in our initial public offering. If the private placement units are held by holders other than the initial purchasers or their permitted transferees, then the warrants included in the private placement units will be redeemable by Semper Paratus and exercisable by the holders on the same basis as the warrants included in the units sold in our initial public offering.

Amended and Restated Registration Rights Agreement

On November 3, 2021, Semper Paratus entered into a Registration and Shareholder Rights Agreement pursuant to which the Original Sponsor, Cantor and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement units, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares. At the Closing, Tevogen, the Sponsor and other holders of Tevogen Common Stock will enter into the Amended and Restated Registration Rights Agreement, which will supersede the registration rights agreement, and pursuant to which, among other things, the Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New Tevogen Common Stock. For additional information, see “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

306

Certain Relationships and Related Person Transactions — Tevogen

Family Relationships

Judy Akhtar, wife of Tevogen Chairman and Chief Executive Officer Ryan Saadi, is party to a consulting agreement with Tevogen pursuant to which she received a compensatory grant of restricted stock units in January 2023 with an aggregate grant date fair value of $533,600 for advisory services provided to Tevogen.

Mehtaphoric Consulting Inc. (“Mehtaphoric”), a company controlled by Puja Mehta, daughter of Tevogen Chief Financial Officer Kirti Desai, is party to a consulting agreement with Tevogen pursuant to which Mehtaphoric received compensatory grants of restricted stock units in 2021 and 2023 with an aggregate grant date fair value of $267,400 for information technology services provided to Tevogen.

Sordillo Equity Grant

In 2023, Tevogen granted Victor Sordillo, who is currently a member of the Tevogen board of directors, a grant of restricted stock units for 19,000 shares of non-voting common stock with a grant date fair value of $253,460 in anticipation of Mr. Sordillo’s joining the board of directors.

Stockholder Agreement

Tevogen is party to a Stockholder Agreement (the “Stockholder Agreement”) with certain stockholders of Tevogen, including Tevogen’s Chairman and Chief Executive Officer Dr. Ryan Saadi, Chief Financial Officer and former director Kirti Desai, former Chief Operating Officer and director Kevin McGrath, and director Jeffrey Feike. The Stockholder Agreement provides for a drag-along right pursuant to which the stockholders party thereto agree to vote their shares in favor of a merger or other transaction in which Tevogen sells capital stock representing at least 80% of the outstanding voting power of Tevogen or substantially all of the assets of Tevogen, provided such transaction is approved by at least 50% of the holders of outstanding shares of Tevogen Common Stock and the Tevogen board of directors. Additionally, the stockholders party to the Stockholder Agreement granted Tevogen a right of first refusal with respect to any shares of Tevogen Common Stock that the stockholders propose to transfer to a third party (such transfer, a “Proposed Stockholder Transfer”). If Tevogen elects not to purchase all of the shares of Tevogen Common Stock subject to the Proposed Stockholder Transfer, the non-selling stockholders may exercise their right of co-sale and participate in the proposed Stockholder Transfer on a pro rata basis.

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, New Tevogen, the Sponsor, and the Significant Company Holder will enter into the Lock-Up Agreement with respect to the Lock-Up Securities held by such stockholder immediately following the Closing, pursuant to which, the Locked-Up Party will agree not to transfer any Lock-Up Securities until the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the New Tevogen Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the New Tevogen completes a liquidation, merger, share exchange or other similar transaction that results in all of its stockholders having the right to exchange their New Tevogen Common Stock for cash, securities or other property .

Certain relationships and related-party transactions — New Tevogen

Policies and procedures for related-person transactions

Effective upon the consummation of the Business Combination, the board of directors of New Tevogen expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on NYSE American. Under the policy, New Tevogen’s audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, New Tevogen’s nominating and governance committee will serve as the approval authority for such transaction. New Tevogen’s legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that New Tevogen intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

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COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

General

Semper Paratus is an exempted company incorporated under the Cayman Islands Companies Act. The rights of Semper Paratus shareholders are governed by the Cayman Islands Companies Act, Cayman Islands Companies law generally, and the Existing Governing Documents. After the Domestication, New Tevogen will be incorporated under the laws of the State of Delaware and the rights of New Tevogen stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Proposed Bylaws. Thus, following the Business Combination, the rights of Semper Paratus shareholders who become New Tevogen stockholders in the Business Combination will no longer be governed by the Current Charter, and instead will be governed by the Proposed Charter and the Proposed Bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Semper Paratus’ shareholders under the Existing Governing Documents (left column), and the rights of New Tevogen stockholders under the forms of the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Current Charter, and form of the Proposed Charter, which is attached to this proxy statement/prospectus as Annex C, and the form of the Proposed Bylaws, which is attached to this proxy statement/prospectus as Annex D, as well as the relevant provisions of the DGCL.

Semper Paratus	New Tevogen

COMPANY NAME

Semper Paratus Acquisition Corporation	Tevogen Bio Holdings Inc.

AUTHORIZED CAPITAL STOCK

The share capital under the Existing Governing Documents is US$22,100 divided into 200,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

Under the Proposed Charter, New Tevogen will be authorized to issue [●] shares of capital stock, consisting of (a) [●] shares of common stock and (b) [●] shares of preferred stock.

The preferred stock may be designated and issued in one or more classes or series as may be determined by resolution of the New Tevogen Board.

The par value of these shares of capital stock is $0.0001 per share.

COMMON STOCK

In connection with the Business Combination, Semper Paratus Class A ordinary shares will automatically be converted to New Tevogen Common Stock on a one-for-one basis.

Conversion Rights. Class B ordinary shares will automatically be converted into Class A ordinary shares on a one-for-one basis immediately following the consummation of an initial business combination.	Conversion Rights. There are no conversion rights pursuant to the Proposed Charter.

Voting. Generally, each holder of ordinary shares is entitled to one vote per share. However, prior to the closing of an initial business combination, only holders of Class B ordinary shares may vote on the appointment or removal of any director and holders of Class A ordinary shares have no right to vote on the appointment or removal of any director.	Voting. Generally, each holder of Common Stock is entitled to one vote per share.

308

Semper Paratus	New Tevogen
Dividends. Subject to applicable law and except as otherwise provided in the Existing Governing Documents, Semper Paratus’ directors may resolve to pay dividends and other distributions from time to time out of the realized or unrealized profits of Semper Paratus, or out of the share premium account or as otherwise permitted by law. All dividends and other distributions shall be paid according to the par value of the shares that a Semper Paratus shareholder holds.	Dividends. Subject to applicable law and any outstanding series of preferred stock that may be designated under the Proposed Charter, the holders of shares of common stock are entitled to receive such dividends and other distributions when, as and if declared thereon by the New Tevogen Board from time to time out of any assets or funds of New Tevogen legally available therefor. All shares of common stock shall be of equal rank and shall be identical with respect to rights to such dividends.

Liquidation. In the event of a liquidation, the liquidator shall apply Semper Paratus’ assets in satisfaction of creditors’ claims as it sees fit. If a surplus exists, the surplus shall be distributed among the Semper Paratus shareholders in proportion to the par value of shares held by them.	Liquidation. Subject to applicable law and any outstanding series of preferred stock, in the event of a liquidation of New Tevogen, the holders of common stock will be entitled to share in the distribution of any remaining assets available for distribution to the holders of common stock ratably in proportion to the total number of shares of common stock then issued and outstanding.

CERTAIN DIRECTOR MATTERS

Classified Board. The Semper Paratus Board is divided into three classes, with the number of directors in each class to be as nearly equal as possible. The terms of each class are staggered such that only one class of directors’ terms expire each year, with Class I directors’ terms expiring at the first annual general meeting after the initial public offering, Class II directors at the second annual general meeting and Class III directors at the third. Directors appointed to succeed directors whose terms expire shall be appointed to serve until the third succeeding annual general meeting after their appointment.

Subject to applicable law, vacancies in the Semper Paratus Board during the interim period between annual meetings or extraordinary general meetings called for the appointment or removal of directors may be filled by the vote of a majority of the remaining directors, even if less than a quorum. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

Classified Board. The director classes will be substantially the same as those under the Existing Governing Documents, except that the initial terms of each class are based on the first annual meeting of stockholders following the Business Combination.

Under the Proposed Charter, holders of not less than two-thirds (2/3) in voting power of the outstanding shares of capital stock of New Tevogen entitled to vote thereon, shall be required to amend or repeal the foregoing classified board provisions of the Proposed Charter.

Under the Proposed Charter, during any period when the holders of one or more series of preferred stock have the separate right to elect additional directors, the then otherwise total authorized number of directors will automatically be increased by such number of directors that the holders of any series of preferred stock have a right to elect. Whenever the holders of one or more series of preferred stock having a separate right to elect additional directors cease to have such right, the terms of office of all preferred stock directors elected by the holders of such series of preferred stock, and the total authorized number of directors, will be automatically reduced accordingly.

Removal of Directors. Prior to the closing of an initial business combination, a majority of the holders of the Class B ordinary shares may, by ordinary resolution, remove any director. For the avoidance of doubt, prior to the closing of an initial business combination, holders of Class A ordinary shares shall have no right to vote on the removal of any director.	Removal of Directors. Subject to any rights of any preferred shareholders, so long as the New Tevogen Board is classified pursuant to the Proposed Charter, any director or the entire New Tevogen Board may be removed from office at any time, but only for cause, by the holders of a majority in voting power of the shares of capital stock then entitled to vote at an election of directors.

309

Semper Paratus	New Tevogen

CERTAIN SHAREHOLDER MATTERS

Special Meetings. The directors, the chief executive officer or the chairman of the Semper Paratus Board may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.	Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders shall be called only by the New Tevogen Board.

Actions by Written Consent. Semper Paratus shareholders may pass ordinary resolutions and special resolutions as unanimous written resolutions.	Actions by Written Consent. Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders and may not be effected by any consent by such shareholders.

Anti-Takeover Provisions. Semper Paratus has a classified board with staggered director term limits. Prior to the closing of an initial business combination, only a majority of the holders of the Class B ordinary shares may appoint or remove any director.	DGCL Anti-Takeover Provision. The Proposed Charter elects to opt-out of Section 203 of the DGCL such that New Tevogen will not be governed by the restrictions contained in that provision, effective 12 months from the date the Proposed Charter first becomes effective under the DGCL.

BYLAW AMENDMENTS

The Existing Governing Documents may be altered or added to by the Semper Paratus shareholders by unanimous written resolution or by a vote of at least two-thirds (2/3) of such Semper Paratus shareholders as vote at a general meeting. Notwithstanding the foregoing, (i) the provision that only a majority of the holders of the Class B ordinary shares may appoint or remove any director may not be amended unless by a vote of at least 90% of such Semper Paratus shareholders as vote at a general meeting, or by way of unanimous written resolution and (ii) Article 47 (Transfer by way of Continuation) may only be amended by a special resolution (at least two-thirds (2/3)) but which shall include the affirmative vote of a simple majority of the Class B Shares.	The Proposed Charter provides the New Tevogen Board with the power to adopt, amend, alter or repeal the Proposed Bylaws. The Proposed Bylaws also may be adopted, amended, altered or repealed by the shareholders by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock of New Tevogen entitled to vote generally in the election of directors, voting together as a single class.

LIMITATION OF DIRECTOR LIABILITY

No Indemnified Person (as defined below) shall be liable to Semper Paratus for any loss or damage incurred by Semper Paratus as a result of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under the Existing Governing Documents unless or until a court of competent jurisdiction shall have made a finding to that effect.	The Proposed Governing Documents contain substantially similar liability limitations, but also expressly provide that the affirmative vote of the holders of not less than two-thirds (2/3) in voting power of the outstanding shares of capital stock entitled to vote thereon shall be required to amend or repeal the foregoing liability limitations.

310

Semper Paratus	New Tevogen

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Every director and officer of Semper Paratus, together with every former director and former officer of Semper Paratus (each an “Indemnified Person”) shall be indemnified out of the assets of Semper Paratus against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

Semper Paratus shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses under the Existing Governing Documents, the Indemnified Person shall execute an undertaking to repay the advanced amount to Semper Paratus if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then any advancement shall be returned to Semper Paratus (without interest) by the Indemnified Person.

There is no corresponding provision addressing indemnification and advancement of expenses in the Proposed Charter. The Proposed Bylaws provide that New Tevogen will indemnify and hold harmless each person who is or was serving as a director or officer of New Tevogen or who, serving as a director or officer of New Tevogen, is or was serving at the request of New Tevogen as a director, officer, employee or agent of another entity or other enterprise (each, an “indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by the person in connection with any threatened, pending or completed action, suit or proceeding to which the person is a party or is threatened to be made a party because of such service, and will make advances of expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the fullest extent permitted by law.

The Proposed Bylaws further provide that New Tevogen shall pay the expenses incurred by an indemnitee in defending any proceeding in advance of its final disposition, in accordance with and to the fullest extent permitted by law.

Any future repeal or amendment of the foregoing indemnification and advancement provisions in the Proposed Bylaws shall not in any way diminish or adversely affect any right or protection existing under such provisions at the time of such repeal or amendment.

BUSINESS COMBINATION REQUIREMENTS

As long as Semper Paratus’ securities are listed on the Nasdaq, Semper Paratus must complete one or more business combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of Semper Paratus’ signing a definitive agreement in connection with an initial business combination. An initial business combination must not be solely effectuated with another blank check company or a similar company with nominal operations.	The Proposed Charter does not address the initial business combination, which shall have been completed at the time the Proposed Charter is effected, and does not provide for any further redemption rights of New Tevogen’s shareholders.

311

Semper Paratus	New Tevogen

EXCLUSIVE FORUM

The Existing Governing Documents do not include an exclusive jurisdiction provision.	The Proposed Charter provides that unless New Tevogen consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of New Tevogen, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or shareholder of New Tevogen to New Tevogen or its shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

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DESCRIPTION OF NEW TEVOGEN SECURITIES

As a result of the Business Combination, Semper Paratus shareholders who receive shares of New Tevogen Common Stock in the transactions will become New Tevogen stockholders. Your rights as New Tevogen stockholders will be governed by Delaware law, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of New Tevogen’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the reorganization as part of the Business Combination, Semper Paratus will amend and restate its charter and bylaws. The following summary of the material terms of New Tevogen’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and Proposed Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of the New Tevogen securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of a total of [●] shares of capital stock, each with par value $0.0001 per share, consisting of (a) [●] shares of common stock (b) [●] shares of preferred stock. The shares of New Tevogen Common Stock to be issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. As of the record date for the extraordinary general meeting, there were [●] ordinary shares issued and outstanding. The Proposed Charter, which New Tevogen will adopt if the Organizational Documents Proposal is approved, provides the following with respect to the rights, powers, preferences, and privileges of New Tevogen Common Stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of New Tevogen Common Stock will possess all voting power for the election of New Tevogen directors and all other matters submitted to a vote of stockholders of New Tevogen. Generally, each holder of New Tevogen Common Stock is entitled to one vote per share.

Except as otherwise required by law, holders of New Tevogen Common Stock, as such, will not be entitled to vote on any amendment to the Proposed Charter (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of New Tevogen preferred stock if the holders of such affected series of New Tevogen preferred stock are entitled to vote on such amendment pursuant to the Proposed Charter (including any preferred stock designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding class or series of preferred stock of New Tevogen, holders of New Tevogen Common Stock will be entitled to receive dividends when, as and if declared by the New Tevogen Board, payable either in cash, in property or in shares of capital stock. All shares of common stock shall be of equal rank and shall be identical with respect to rights to such dividends.

Liquidation, Dissolution and Winding Up

Upon New Tevogen voluntary or involuntary liquidation, dissolution or winding up and after payment in full of the debts and other liabilities of New Tevogen and to any holders of New Tevogen preferred stock having liquidation preferences, if any, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of New Tevogen available for distribution to its shareholders, ratably in proportion to the number of shares of the Common Stock then issued and outstanding.

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Preemptive or Other Rights

Subject to applicable law and the preferential rights of any other class or series of stock, all shares of New Tevogen Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, subject to applicable law, holders of New Tevogen Common Stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of New Tevogen’s securities. The rights, powers, preferences and privileges of holders of New Tevogen Common Stock will be subject to those of the holders of any shares of New Tevogen preferred stock that New Tevogen’s Board may authorize and issue in the future.

Election of Directors

New Tevogen’s Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. Electors are generally elected by a plurality of votes cast at a meeting of the shareholders at which a quorum is present, and there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors and that the director nominees receiving the highest number of votes will be elected at such a meeting.

Preferred Stock

The Proposed Charter provides that shares of New Tevogen preferred stock may be issued from time to time in one or more classes or series. The New Tevogen Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of New Tevogen preferred stock. New Tevogen’s Board will be able to, without shareholder approval, issue New Tevogen preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New Tevogen Common Stock and could have anti-takeover effects. The ability of the New Tevogen Board to issue New Tevogen preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of New Tevogen or the removal of existing management.

Semper Paratus has no preferred stock outstanding as of the date of this proxy statement/prospectus, and there will be no preferred stock outstanding immediately after the Closing of the Business Combination.

Warrants

Public Shareholders’ Warrants

Upon the Closing, each whole warrant will entitle the registered holder to purchase one share of New Tevogen Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. No warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of New Tevogen Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of New Tevogen Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of New Tevogen Common Stock issuable upon exercise of the warrants is not effective within 60 days following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of New Tevogen Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Tevogen Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of New Tevogen Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

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Redemption of warrants when the price per share of New Tevogen Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, we may redeem the outstanding warrants except as described herein with respect to the private placement warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price of the New Tevogen Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the New Tevogen Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Tevogen Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New Tevogen Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If New Tevogen calls the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of New Tevogen Common Stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number shares of New Tevogen Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Tevogen Common Stock underlying the warrants, multiplied by the excess of the fair market value of our shares of New Tevogen Common Stock over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant.

Redemption of warrants when the price per share of New Tevogen Common Stock equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants except as described herein with respect to the private placement warrants:

●	in whole and not in part;

●	at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares, except as otherwise described below; and

●	if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti- Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

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Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Tevogen Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New Tevogen Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the New Tevogen Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

	Fair Market Value of Class A ordinary shares
Redemption Date	≤								≥
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

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The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Tevogen Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the New Tevogen Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Tevogen Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the New Tevogen Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Tevogen Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Tevogen Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Tevogen Common Stock.

This redemption feature differs from the typical warrant redemption features used by many other blank check companies, which typically only provide for a redemption of warrants for cash when the trading price for their shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Tevogen Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of New Tevogen Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “Redemption of warrants when the price per share of New Tevogen Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of New Tevogen Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New Tevogen Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Tevogen Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Tevogen Common Stock if and when such shares of New Tevogen Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of New Tevogen Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Tevogen Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Tevogen Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Tevogen Common Stock, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

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Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of New Tevogen Common Stock is increased by a capitalization or share dividend payable in shares of New Tevogen Common Stock, or by a split-up of shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of New Tevogen Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Tevogen Common Stock. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of New Tevogen Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New Tevogen Common Stock equal to the product of (i) the number of shares of New Tevogen Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Tevogen Common Stock) and (ii) one minus the quotient of (x) the price per shares of New Tevogen Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of New Tevogen Common Stock, in determining the price payable for shares of New Tevogen Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of New Tevogen Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Tevogen Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of shares of New Tevogen Common Stock, other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Tevogen Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New Tevogen Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Tevogen Common Stock in respect of such event.

If the number of outstanding shares of New Tevogen Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of the shares of New Tevogen Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of New Tevogen Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Tevogen Common Stock.

Whenever the number of shares of New Tevogen Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Tevogen Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Tevogen Common Stock so purchasable immediately thereafter.

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In addition, if (x) we issue additional shares of New Tevogen Common Stock or equity-linked securities for capital raising purposes in connection with the Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of warrants when the price per shares of New Tevogen Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per shares of New Tevogen Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New Tevogen Common Stock (other than those described above or that solely affects the par value of such shares of New Tevogen Common Stock), or in the case of any merger or consolidation of us with or into another corporation or entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Tevogen Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Tevogen Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Tevogen Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Tevogen Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Tevogen Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Semper Paratus warrant agreement. If less than 70% of the consideration receivable by the holders of shares of New Tevogen Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

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Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants described above. The private placement warrants (including the shares of New Tevogen Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by our Sponsor, the Original Sponsor, Cantor or their permitted transferees. Our Sponsor, the Original Sponsor, Cantor or their permitted transferees have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than our Sponsor, Original Sponsor, Cantor and their permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the Semper Paratus IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Tevogen Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Tevogen Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of New Tevogen Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor, Original Sponsor, Cantor or their permitted transferees is because it is not known at this time whether they will be affiliated with us following the Closing of the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the shares of New Tevogen Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

Semper Paratus has not paid any cash dividends on the Semper Paratus ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Tevogen’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Tevogen Board at such time. New Tevogen’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Listing of Securities

Semper Paratus’ units, common stock and warrants are currently listed on the Nasdaq, under the symbols “LGSTU,” “LGST” and “LGSTW,” respectively. Semper Paratus intends to apply to list the shares of common stock of New Tevogen and such warrants on NYSE American under the symbols “TVGN” and “TVGNW,” respectively, upon the Closing. Upon the Closing, the units separate into their component securities and will not continue to be outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for the Semper Paratus Common Stock is, and for New Tevogen’s Common Stock is expected to be, Continental Stock Transfer & Trust Company.

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Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Proposed Charter provides that the New Tevogen Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the New Tevogen Board will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the New Tevogen Board. Amending the classified Board provisions requires approval by two-thirds (2/3) of the then outstanding voting power.

Authorized but Unissued Shares

The authorized but unissued shares of New Tevogen Common Stock and preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New Tevogen Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Tevogen by means of a proxy contest, tender offer, merger or otherwise.

Shareholder Action; Special Meetings of Shareholders

The Proposed Charter provides that, subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders and may not be effected by any consent by such shareholders. As a result, a holder controlling a majority of New Tevogen capital stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of shareholders called in accordance with the Proposed Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of New Tevogen to the extent expressly provided in the applicable preferred stock designation.

Further, the Proposed Charter provides that, subject to any special rights of the holders of preferred stock of New Tevogen, special meetings of the shareholders of New Tevogen may only be called by the Board.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

The Proposed Bylaws provide that shareholders seeking to bring business before New Tevogen’s annual meeting of shareholders, or to nominate candidates for election as directors at its annual meeting of shareholders, must provide timely notice. To be timely, a shareholder’s notice must be received by the Secretary at the principal executive offices of New Tevogen not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New Tevogen. The Proposed Bylaws will also specify certain requirements as to the form and content of a shareholders’ notice. These provisions may preclude New Tevogen’s shareholders from bringing matters before its annual meeting of shareholders or from making nominations for directors.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Proposed Bylaws may be amended or repealed by the New Tevogen Board or by the affirmative vote of the holders of at a majority of the voting power of all of the shares of the capital stock of New Tevogen entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then outstanding shares of capital stock of New Tevogen entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Charter related to the classified Board and limitation of liabilities.

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Board Vacancies

Any vacancy on the New Tevogen Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of New Tevogen. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until the director’s successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, in the event of a vacancy in New Tevogen’s Board, the remaining directors may exercise the powers of the full New Tevogen Board until the vacancy is filled.

Preferred Directors

Under the Proposed Charter, during any period when the holders of one or more series of preferred stock have the separate right to elect additional directors, the then otherwise total authorized number of directors will automatically be increased by such number of directors that the holders of any series of preferred stock have a right to elect. Whenever the holders of one or more series of preferred stock having a separate right to elect additional directors cease to have such right, the terms of office of all preferred stock directors elected by the holders of such series of preferred stock, and the total authorized number of directors, will be automatically reduced accordingly.

Exclusive Forum Selection

The Proposed Charter provides that (A) (i) any derivative action or proceeding brought on behalf of New Tevogen, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or shareholder of New Tevogen to New Tevogen or New Tevogen’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Proposed Charter, these provisions may be waived by New Tevogen at its discretion.

The exclusive forum provision in the Proposed Charter will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although Semper Paratus believes these provisions benefit Semper Paratus (and, after the Closing, New Tevogen) by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although New Tevogen stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder. For more information, see “Risk Factors — Risks Related to the Consummation of the Domestication — The Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New Tevogen and its stockholders, which could limit New Tevogen’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Tevogen or its directors, officers, stockholders, employees or agents.”

Section 203 of the Delaware General Corporation Law

New Tevogen will be subject to the provisions of Section 203 of the DGCL until the election to opt-out of Section 203 of the DGCL in the Proposed Charter becomes effective 12 months from the date the Proposed Charter first becomes effective under the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 shareholders from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that such shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

●	before the shareholder became interested, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

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●	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the shareholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested shareholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring New Tevogen to negotiate in advance with the New Tevogen Board because the shareholder approval requirement would be avoided if the New Tevogen Board approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. Section 203 of the DGCL also may have the effect of preventing changes in the New Tevogen Board and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Limitation on Liability

The Proposed Charter provides that a New Tevogen director or officer shall not be personally liable to New Tevogen or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Indemnification and Advancement of Expenses

The Proposed Bylaws will provide that New Tevogen’s directors and officers will be indemnified and advanced expenses by New Tevogen to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed Bylaws will provide that New Tevogen’s directors will not be personally liable to New Tevogen or its shareholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Proposed Bylaws will also permit New Tevogen to purchase and maintain insurance on behalf of any officer, director, employee or agent of New Tevogen for any liability arising out of such person’s status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage shareholders from bringing a lawsuit against New Tevogen directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Tevogen and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent New Tevogen pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Semper Paratus believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Tevogen directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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SECURITIES ELIGIBLE FOR FUTURE SALE

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Tevogen Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Tevogen at the time of, or at any time during the three months preceding, a sale and (ii) New Tevogen is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Tevogen was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of New Tevogen Common Stock for at least six months but who are affiliates of New Tevogen at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of New Tevogen Common Stock then outstanding; or

●	the average weekly reported trading volume of the New Tevogen Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Tevogen under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Tevogen.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, New Tevogen will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Sponsor will be able to sell its Class A ordinary shares and the warrants underlying the private placement units, and any shares of New Tevogen Common Stock received as a result thereof, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

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STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of the New Tevogen Board or the chairperson of the meeting, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record at the time of giving of the notice and at the time of the annual meeting, and is a stockholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in the Proposed Bylaws. To be timely for New Tevogen’s annual meeting of stockholders, New Tevogen’s secretary must receive the written notice at New Tevogen’s principal executive offices not later than close of business on the 90th day, and not earlier than the close of business on the 120th day, before the anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for New Tevogen’s 2024 annual meeting) or New Tevogen holds its annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The New Tevogen Board or a designated committee thereof will have the power and duty to determine in advance of any meeting of stockholders, an the chairperson of the meeting will have the power and duty to determine at the meeting, whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If any proposed nomination or business is not in compliance, the Board or a designated committee thereof or the chairperson, as applicable, shall declare that such defective proposal or nomination shall be disregarded.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2024 annual meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Tevogen begins to print and send out its proxy materials for the 2024 annual meeting.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New Tevogen’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New Tevogen’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals and that the notice includes such other information required by the Proposed Bylaws, including the information required by Rule 14a-19 under the Exchange Act, if applicable.

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SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Semper Paratus Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Semper Paratus Acquisition Corporation, 767 Third Avenue, 38th Floor, New York, New York, 10017. Following the Business Combination, such communications should be sent in care of Tevogen Bio Holdings Inc., 15 Independence Boulevard, Suite #410, Warren, New Jersey, 07059. Each communication will be forwarded, depending on the subject matter, to the Semper Paratus Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Nelson Mullins Riley & Scarborough LLP has passed upon the validity of the securities of New Tevogen offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Semper Paratus Acquisition Corporation as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from April 21, 2021 (inception) through December 31, 2021 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Semper Paratus Acquisition Corporation to continue as a going concern absent the consummation of this offering as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Tevogen Bio Inc as of December 31, 2022 and 2021, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2022 financial statements contains an explanatory paragraph that states that Tevogen Bio Inc’s recurring losses and negative cash flows from operations raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Semper Paratus and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Semper Paratus’ annual report to shareholders and Semper Paratus’ proxy statement. Upon written or oral request, Semper Paratus will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Semper Paratus delivers single copies of such documents in the future. Shareholders may notify Semper Paratus of their requests by calling or writing Semper Paratus at its principal executive offices at 767 Third Avenue, 38th Floor, New York, New York, 10017 or (646)-807-8832. Following the Business Combination, such communications should be sent in care of Tevogen Bio Holdings Inc., 15 Independence Boulevard, Suite #410, Warren, New Jersey, 07059.

ENFORCEABILITY OF CIVIL LIABILITY

Semper Paratus is a Cayman Islands exempted company. If Semper Paratus does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Semper Paratus. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Semper Paratus in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Semper Paratus may be served with process in the United States with respect to actions against Semper Paratus arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Semper Paratus’ securities by serving Semper Paratus’ U.S. agent irrevocably appointed for that purpose.

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TRANSFER AGENT AND REGISTRAR

The transfer agent for Semper Paratus’ securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Semper Paratus has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Semper Paratus files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Semper Paratus at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Semper Paratus Acquisition Corporation

767 Third Avenue, 38th Floor

New York, NY 10017

(646) 807-8832

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than [●], 2023.

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INDEX TO FINANCIAL STATEMENTS

SEMPER PARATUS ACQUISITION CORPORATION

F-1

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

SEMPER PARATUS ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$556,010	$129,186
Prepaid expenses and other assets	143,317	145,170
Total current assets	699,327	274,356

Cash and marketable securities held in Trust Account	25,675,938	356,864,000
TOTAL ASSETS	$26,375,265	$357,138,356

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$694,918	$210,454
Convertible note payable, net of discount	625,694	—
Due to affiliate	200,000	140,000
Total current liabilities	1,520,612	350,454

Derivative warrant liabilities	29,000	7,250
Deferred underwriting fee payable	14,700,000	14,700,000
Total liabilities	16,249,612	15,057,704

COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Class A ordinary shares subject to possible redemption, $0.0001 par value, 2,383,053 and 34,500,000 shares at redemption value of $10.77 and $10.34 per share as of June 30, 2023 and December 31, 2022, respectively	25,675,938	356,864,000

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares; $0.0001 par value; 200,000,000 shares authorized; 13,433,333 and 1,450,000 shares issued and outstanding (excluding 2,383,053 and 34,500,000 shares subject to possible redemption) as of June 30, 2023 and December 31, 2022, respectively	1,343	145
Class B ordinary shares; $0.0001 par value; 20,000,000 shares authorized; no shares and 11,983,333 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	1,198
Accumulated deficit	(15,551,628)	(14,784,691)
Total shareholders’ deficit	(15,550,285)	(14,783,348)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$26,375,265	$357,138,356

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-2

SEMPER PARATUS ACQUISITION CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022

General and administrative	$526,580	$258,585	$1,020,492	$541,464
Total operating expenses	(526,580)	(258,585)	(1,020,492)	(541,464)

Other income (expense):
Unrealized gain on investments held in Trust Account	302,524	327,833	2,082,586	468,724
Change in fair value of warrants	29,000	137,750	(21,750)	253,750
Total other income, net	331,524	465,583	2,060,836	722,474

Net (loss) income	$(195,056)	$206,998	$1,040,344	$181,010

Weighted average shares outstanding of Class A Ordinary shares	3,833,053	35,950,000	9,866,071	35,950,000
Basic and diluted net (loss) income per share, Class A	$(0.01)	$0.00	$0.05	$0.00

Weighted average shares outstanding of Class A Ordinary shares (non-redeemable)	11,983,333	—	9,732,320	—
Basic and diluted net (loss) income per share, Class A (non-redeemable)	$(0.01)	$—	$0.05	$—

Weighted average shares outstanding of Class B Ordinary shares	—	11,983,333	2,251,013	11,983,333
Basic and diluted net (loss) income per share, Class B	$—	$0.00	$0.05	$0.00

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-3

SEMPER PARATUS ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Ordinary Shares				Additional		Total
	Class A (Redeemable)		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, January 1, 2023	1,450,000	$145	11,983,333	$1,198	$—	$(14,784,691)	$(14,783,348)
Conversion of Class B shares	11,983,333	1,198	(11,983,333)	(1,198)	—	—	—
Accretion of carrying value to redemption value	—	—	—	—	—	(1,780,062)	(1,780,062)
Net Income	—	—	—	—	—	1,235,400	1,235,400
Balance, March 31, 2023	13,433,333	1,343	—	—	—	(15,329,353)	(15,328,010)
Accretion of carrying value to redemption value	—	—	—	—	(275,306)	(27,219)	(302,525)
Proceeds allocated to Class A shares issuable from the convertible note payable	—	—	—	—	275,306	—	275,306
Net Loss	—	—	—	—	—	(195,056)	(195,056)
Balance, June 30, 2023	13,433,333	$1,343	—	$—	$—	$(15,551,628)	$(15,550,285)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	deficit’	Deficit
Balance, December 31, 2021	1,450,000	$145	11,983,333	$1,198	$—	$(14,229,052)	$(14,227,709)
Net loss	—	—	—	—	—	(25,988)	(25,988)
Balance, March 31, 2022	1,450,000	145	11,983,333	1,198	—	(14,255,040)	(14,253,697)
Net Income	—	—	—	—	—	206,998	206,998
Balance, June 30, 2022	1,450,000	$145	11,983,333	$1,198	$—	$(14,048,042)	$(14,046,699)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-4

SEMPER PARATUS ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$1,040,344	$181,010
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Unrealized gain on investments held in Trust Account	(2,082,586)	(468,724)
Change in fair value of warrants	21,750	(253,750)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	1,853	182,671
Due to affiliate	60,000	60,000
Accounts payable and accrued expenses	484,464	139,859
Net cash used in operating activities	$(474,176)	$(158,936)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash withdrawn from Trust Account in connection with redemption	333,270,649	—
Net cash flows provided by investing activities	$333,270,649	$—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party note payable	901,000	—
Redemption of ordinary shares	(333,270,649)	—
Net cash flows used in financing activities	$(332,369,649)	$—

NET CHANGE IN CASH	$426,824	$(158,936)
CASH, BEGINNING OF PERIOD	129,186	344,581
CASH, END OF PERIOD	$556,010	$185,645

Supplemental disclosure of noncash activities:
Sale of Class A shares to Investor	$3,955,111	—
Sale of Warrants	$20,000	—
Remeasurement for redeemable shares to redemption value	$2,082,587	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-5

SEMPER PARATUS ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2023 (UNAUDITED)

Note 1 — Description of Organization, Business Operations and Liquidity

Semper Paratus Acquisition Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on April 21, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company’s wholly owned subsidiary, Semper Merger Sub, Inc., a Delaware corporation, was incorporated on June 28, 2023 and has had no activity as of June 30, 2023.

As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below, and the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on November 3, 2021. On November 8, 2021, the Company consummated the IPO of 30,000,000 units (“Units”) with respect to the ordinary shares included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $300,000,000, which is discussed in Note 3. The company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 1,360,000 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Semper Paratus Sponsor LLC (the “Original Sponsor”) and underwriter Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $13,600,000 which is described in Note 4.

On May 4, 2023, the Company entered into a purchase agreement (the “Purchase Agreement”) with SSVK Associates, LLC (the “Sponsor”) and the Original Sponsor, pursuant to which the Sponsor will purchase from the Original Sponsor (x) 7,988,889 Class A ordinary shares and (y) 1,000,000 private placement units, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement, dated November 3, 2021, by and among the Company, its officers, directors and the Original Sponsor, and the Underwriting Agreement, dated November 3, 2021, by and between the Company and Cantor, as representative of the several underwriters (the “Underwriting Agreement”), for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time of the initial Business Combination (see Note 5).

Simultaneously with the closing of the IPO, the Company consummated the closing of the sale of 4,500,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $45,000,000 and incurring additional offering costs of $2,700,000 in underwriting fees all of which are deferred until completion of the Company’s Business Combination. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 90,000 Private Placement Units to the Original Sponsor, generating gross proceeds of $900,000.

Offering costs for the IPO amounted to $21,266,594, consisting of $6,000,000 of paid underwriting fees, $14,700,000 of deferred underwriting fees payable (the “Original Deferred Fee”) (which are held in the Trust Account (defined below) and $566,594 of other costs. On June 28, 2023, the Company and Cantor entered into a fee reduction agreement (the “Fee Reduction Agreement”), pursuant to which Cantor has agreed to forfeit $9,700,000 of the deferred underwriting fees payable, resulting in a remainder of $5,000,000 of deferred underwriting fees payable (the “Reduced Deferred Fee”) by the Company to Cantor upon the closing of the contemplated Transaction (as defined below) with Tevogen Bio Inc. The Reduced Deferred Fee shall be payable to Cantor in the form of 500,000 shares of the common equity securities of the entity that survives the Transaction. The Fee Reduction Agreement only applies to the consummation of the Transaction with Tevogen Bio Inc and no other potential Business Combinations that may be contemplated or consummated by the Company. In the event that the Company does not complete the Transaction with Tevogen Bio, Inc, the Original Deferred fee shall become due and payable by the Company to Cantor as originally set forth in the Underwriting Agreement, upon the consummation of a Business Combination.

Following the closing of the IPO, $351,900,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

F-6

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (as amended by the Charter Amendment, the “Memorandum and Articles of Association”). In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards 480-10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of ordinary shares classified as temporary equity was the allocated proceeds determined in accordance with FASB 470-20. The ordinary shares are subject to FASB 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Original Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

On January 30, 2023, shareholders (the “Initial Shareholders”) holding all of the issued and outstanding Class B ordinary shares (the “Founder Shares”) of the Company elected to convert their Class B ordinary shares into Class A ordinary shares of the Company on a one-for-one basis (the “Conversion”). As a result, 11,983,333 of the Company’s Class B ordinary shares were cancelled and 11,983,333 Class A ordinary shares were issued to such converting Class B shareholders. The Initial Shareholders agreed that all of the terms and conditions applicable to the Founder Shares set forth in the Letter Agreement, dated November 3, 2021, by and among the Company, its officers, its directors and the Initial Shareholders (the “Letter Agreement”), shall continue to apply to the Class A ordinary shares that the Founder Shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account (as defined in the Letter Agreement) or any monies or other assets held therein. Following the Conversion, on January 30, 2023, the Company had 47,933,333 Class A ordinary shares issued and outstanding and no Class B ordinary shares issued and outstanding.

On February 3, 2023, the Company held an extraordinary general meeting of shareholders for the purpose of considering and voting on the Charter Amendment (as defined below) and, if presented, the proposal to adjourn the meeting to a later date.

F-7

Charter Amendment

On February 3, 2023, the Company held an extraordinary general meeting of the shareholders for the purpose of considering and voting on a charter amendment. At the meeting, the shareholders of the Company approved an amendment (the “Charter Amendment”) to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate an initial business combination from February 8, 2023 to December 15, 2023. Under Cayman Islands law, the Charter Amendment took effect upon approval by the shareholders. The Company filed the Charter Amendment with the Cayman Islands General Registry within 15 days of the meeting. In connection with the meeting, shareholders holding approximately 32,116,947 ordinary shares (the “public shares”) exercised their right to redeem their shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $332 million (approximately $10.34 per public share) was removed from the Trust Account to pay such holders and approximately $25 million remained in the Trust Account. Following redemptions, the Company has 2,383,053 public shares outstanding.

Nasdaq Notices

On March 23, 2023, the Company received a written notice (the “March Notice”) from the Listing Qualifications division of the Nasdaq Stock Market (“Nasdaq”) stating that the Company had not paid certain fees required by Nasdaq Listing Rule 5250(f) and that the Company would be delisted unless it appeals such determination. As of the date of the March Notice, the Company’s past due fee balance totaled $151,000. On May 5, 2023 the Company received notification from Nasdaq that the fee delinquency was cured, and the Company is now in compliance with Nasdaq’s continued listing standards.

On April 4, 2023, the Company received a written notice (the “April Notice”) from the Nasdaq indicating that the Company was not in compliance with Listing Rule 5450(b)(2)(A), requiring the Company to maintain a Market Value of Listed Securities (“MVLS”) of $50,000,000 for the continued listing of its securities on The Nasdaq Global Market. The April Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq. The April Notice states that the Company has 180 calendar days, or until October 2, 2023, to regain compliance with Listing Rule 5450(b)(2)(A). If at any time during this compliance period the Company’s MLVS closes at $50,000,000 or more for a minimum of ten consecutive business days, Nasdaq will provide the Company with a written confirmation of compliance, and this matter will be closed. If compliance is not achieved by October 2, 2023, the April Notice states that the Company will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Hearings Panel. The April Notice further notes that alternatively, the Company may be eligible to transfer the listing of its securities to The Nasdaq Capital Market (provided that it then satisfies the requirements for continued listing on that market). The Company will continue to monitor its MVLS and consider its available options to regain compliance with the Nasdaq minimum MVLS requirements, but there can be no assurance that the Company will be able to do so.

Notwithstanding the foregoing, the Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the ordinary shares sold in the IPO, without the prior consent of the Company.

The Company’s Original Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by December 15, 2023, the extended date (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

F-8

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares (which converted into Class A ordinary shares) if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On June 28, 2023, the Company entered into an Agreement and Plan of Merger by and among the Company, Semper Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), the Sponsor, in its capacity as purchaser representative, Tevogen Bio Inc, a Delaware corporation (“Tevogen Bio”), and Ryan Saadi, in his capacity as seller representative (as may be amended and/or restated from time to time, the “Merger Agreement”), pursuant to which, among other things, the parties will affect the merger of Merger Sub with and into Tevogen Bio, with Tevogen Bio continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of Tevogen Bio shall be exchanged for shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company (the “Share Exchange”) subject to the conditions set forth in the Merger Agreement, with Tevogen Bio surviving the Share Exchange as a wholly owned subsidiary of the Company (the Share Exchange and the other transactions contemplated by the Merger Agreement, together, the “Transaction”).

Prior to the Closing Date, and subject to the satisfaction or waiver of the conditions of the Merger Agreement, the Company will migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XIII of the Cayman Islands Companies Act (2021 Revision). In connection with the Domestication, (i) each issued and outstanding Class A ordinary share, par value will convert, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock; and, (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of the Company will automatically represent the right to purchase one share of Class A Common Stock, at an exercise price of $11.50 per share on the terms and conditions set forth in the Company’s warrant agreement. Immediately following the Domestication, (i) the Class A Common Stock will be reclassified as common stock, par value $0.0001 per share (the “Common Stock”); (ii) each issued and outstanding Unit that has not been previously separated into the underlying Class A ordinary share and underlying one-half of one warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Common Stock and one-half of one public warrant, with a whole public warrant representing the right to acquire one share of Common Stock at an exercise price of $11.50 per share. The Company will change its name to “Tevogen Bio Holdings Inc.” after giving effect to the Domestication.

As consideration for the Merger, the holders of Tevogen Bio’s securities collectively shall be entitled to receive from the Company, in the aggregate, a number of shares of Common Stock (the “Merger Consideration”) with an aggregate value equal to $1,200,000,000. In addition, holders of Tevogen Bio’s securities shall also be entitled to receive from the Company, in the aggregate, an additional 20,000,000 shares of the Common Stock (each an “Earnout Share Payment”) in the event that the VWAP of the Company’s Common Stock, collectively, exceeds (a) $15.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen Bio securities shall be entitled to receive an additional 6,666,667 shares of Common Stock, (b) $17.50 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen Bio securities shall be entitled to receive an additional 6,666,667 shares of Common Stock and (c) $20.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of Tevogen Bio securities shall be entitled to receive an additional 6,666,666 shares of Common Stock. In addition, for each Earnout Share Payment, the Company will also issue to Sponsor an additional 1,500,000 shares of Company Common Stock.

The Merger Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the shareholders of the Company and Tevogen Bio of the Transaction and the other matters requiring shareholder approval; (ii) approvals of any required governmental authorities and completion of any antitrust expiration periods; (iii) receipt of specified third party consents; (iv) no law or order preventing the Transaction; (v) the registration statement having been declared effective by the SEC; (vi) no material uncured breach by the other party; (vii) no occurrence of a material adverse effect with respect to the other party; (viii) the satisfaction of the $5,000,001 minimum net tangible asset test by the Company; (ix) approval from NYSE American for the listing of the shares of the Company’s Common Stock to be issued in connection with the Transaction; and (x) reconstitution of the post-closing board or directors of the Company.

F-9

In addition, unless waived by Tevogen Bio, the obligations of Tevogen Bio to consummate the Transaction are subject to the satisfaction of the following additional closing conditions, in addition to the delivery by the Company of certain related agreements, customary certificates and other closing deliverables: (i) the representations and warranties of the Company being true and correct as of the date of the Merger Agreement and as of the closing (subject to customary exceptions, including materiality qualifiers); (ii) the Company having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with by it on or prior to the date of the closing; (iii) absence of any material adverse effect with respect to the Company since the date of the Merger Agreement which is continuing and uncured; (iv) at the closing, the Company having $25,000,000 in cash and cash equivalents, including funds remaining in the trust account (after giving effect to the completion and payment of any redemptions, purchaser expenses, deferred purchaser expenses, loans owned by the Company to the Sponsor for any purchaser expenses, other administrative costs, other liabilities of the Company as of the closing, and any transaction expenses); (v) the Company shall have made all reasonably necessary arrangements with the trustee to the Trust Account to have the Trust Account funds disbursed to the Company, and there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any person (not including Tevogen Bio and its affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on the Company; and (vi) at least one day prior to closing, the Company shall have delivered to Tevogen Bio a written consent of the board of directors of the Company (or a duly appointed committee thereof authorized to administer the equity incentive plan), authorizing and approving the grant of awards of restricted stock units under the equity incentive plan shares of Common Stock to certain individuals that were executives, employees or individual service providers of Tevogen Bio as of immediately prior to the closing of the Transaction.

Finally, unless waived by the Company, the obligations of the Company to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by the Company of certain related agreements, customary certificates and other closing deliverables: (i) the representations and warranties of Tevogen Bio being true and correct as of the date of the Merger Agreement and as of the closing (subject to customary exceptions, including materiality qualifiers); (ii) Tevogen Bio having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with by them on or prior to the date of the closing; and (iii) absence of any material adverse effect with respect to Tevogen Bio and its subsidiaries on a consolidated basis since the date of the Merger Agreement which is continuing and uncured.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed financial statements.

Liquidity and Going Concern

As of June 30, 2023, the Company had $556,010 in its operating bank accounts, $25,675,938 in cash and marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital deficit of $821,285. As of June 30, 2023, approximately $2.1 million of the amount on deposit in the Trust Account represented interest income.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Management has also determined that the mandatory liquidation and subsequent dissolution described in the financial statements, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until December 15, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by the specified period. If a Business Combination is not consummated by December 15, 2023, there will be a mandatory liquidation and subsequent dissolution. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

F-10

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on April 17, 2023. The interim results for the period presented are not necessarily indicative of the results to be expected for the year ending December 31, 2023, or for any future interim periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022.

F-11

Investments Held in Trust Account

At June 30, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the Initial Public Offering

Offering costs, including additional underwriting fees associated with the underwriters’ exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs, including those attributable to the underwriters’ exercise of the over-allotment option in full, amounted to $21,266,594 consisting of $6,000,000 of paid underwriting fees, $14,700,000 of deferred underwriting fees payable (the “Original Deferred Fee”) (which are held in the Trust Account (defined below) and $566,594 of other costs and was charged to shareholders’ equity upon the completion of the IPO. On June 28, 2023, the Company and Cantor entered into a fee reduction agreement (the “Fee Reduction Agreement”), pursuant to which Cantor has agreed to forfeit $9,700,000 of the deferred underwriting fees payable, resulting in a remainder of $5,000,000 of deferred underwriting fees payable (the “Reduced Deferred Fee”) by the Company to Cantor upon the closing of the contemplated Transaction (as defined below) with Tevogen Bio Inc. The Reduced Deferred Fee shall be payable to Cantor in the form of 500,000 shares of the common equity securities of the entity that survives the Transaction. The Fee Reduction Agreement only applies to the consummation of the Transaction with Tevogen Bio Inc and no other potential Business Combinations that may be contemplated or consummated by the Company. In the event that the Company does not complete the Transaction with Tevogen Bio, Inc, the Original Deferred fee shall become due and payable by the Company to Cantor as originally set forth in the Underwriting Agreement, upon the consummation of a Business Combination.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At June 30, 2023 and December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2023 and December 31, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

F-12

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2023 and December 31, 2022, 2,383,053 and 34,500,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary share to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary share are affected by charges against additional paid in capital and accumulated deficit.

At June 30, 2023 and December 31, 2022, the Class A ordinary share subject to possible redemption reflected in the condensed balance sheets is reconciled in the following table:

Class A ordinary share subject to possible redemption, January 1, 2022	351,900,000
Plus:
Accretion of carrying value to redemption value	4,964,000
Class A ordinary share subject to possible redemption, December 31, 2022	$356,864,000
Less:
Redemption	(333,270,649)
Plus:
Accretion of carrying value to redemption value	2,082,587
Class A ordinary share subject to possible redemption, June 30, 2023	$25,675,938

F-13

Net (Loss) Income per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B Ordinary shares (the “Founder Shares”). On January 30, 2023, holders of all of the issued and outstanding Founder Shares elected to convert their Founder Shares into Class A ordinary shares of the Company on a one-for-one basis. Earnings and losses are shared pro rata between the two classes of shares. Public Warrants (see Note 3) and Private Placement Warrants (see Note 4) to purchase 17,975,000 ordinary shares at $11.50 per share were issued on November 8, 2021. At June 30, 2023 and December 31, 2022, no Public Warrants or Private Placement Warrants have been exercised. The 17,975,000 Class A ordinary shares underlying the Public Warrants and Private Placement Warrants were excluded from diluted earnings per share for the three and six months ended June 30, 2023 and 2022 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of share.

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
	2023			2022		2023			2022
	Class A (Redeemable) Ordinary Shares	Class A (Non – Redeemable) Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares	Class A (Redeemable) Ordinary Shares	Class A (Non – Redeemable) Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares
Basic and diluted net (loss) income per share:
Numerator:
Allocation of net (loss) income	$(47,271)	$(147,785)	$—	$155,249	$51,749	$326,106	$639,835	$74,403	$135,758	$45,252

Denominator:
Weighted average shares outstanding	3,833,053	11,983,333	—	35,950,000	11,983,333	9,866,071	9,732,320	2,251,013	35,950,000	11,983,333

Basic and dilution net (loss) income per share	$(0.01)	$(0.01)	$—	$0.00	$0.00	$0.05	$0.05	$0.05	$0.00	$0.00

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants qualify for equity accounting treatment and Private Placement Warrants qualify for liability accounting treatment.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 – Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

F-14

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 34,500,000 units at a price of $10.00 per Unit. Each Unit consists of one ordinary share (such ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement Warrants

On November 8, 2021, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option, the Company consummated the issuance and sale (“Private Placement”) of 1,450,000 units (the “Private Placement Units”) in a private placement transaction at a price of $10.00 per Placement Unit, generating gross proceeds of $14,500,000. The Private Placement Units were purchased by Cantor (150,000 Units) and the Original Sponsor (1,300,000 Units). Each Private Placement Unit consisted of one Placement Share and one-half of a redeemable warrant (“Placement Warrant”). Each whole Placement Warrant will be exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units was added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will be worthless.

On June 7, 2023, the Original Sponsor transferred 1,000,000 Private Placement Units to the Sponsor in connection with the Purchase Agreement (see Note 6).

Note 5 — Related Party Transactions

Founder Shares

Our Original Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”) which were issued on April 22, 2021. In August 2021, the Company effectuated a dividend of approximately 0.3628 shares for each outstanding Class B ordinary share resulting in an aggregate of 11,754,150 Class B ordinary shares outstanding. On October 1, 2021, the Company effectuated a dividend of approximately 0.0195 shares for each outstanding Class B ordinary share resulting in an aggregate of 11,983,333 Class B Founder shares outstanding (up to 1,530,000 of which are subject to forfeiture if the underwriters’ over-allotment option is not exercised in full). The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions. The initial shareholders had agreed to forfeit up to 1,530,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. Since the underwriters’ exercised the over-allotment option in full, no Founder Shares are subject to forfeiture.

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On January 30, 2023, the initial shareholders holding all of the Founder Shares elected to convert their Founder Shares into Class A ordinary shares of the Company on a one-for-one basis (the “Conversion”). As a result, 11,983,333 of the Company’s Class B ordinary shares were cancelled and 11,983,333 Class A ordinary shares were issued to such converting initial shareholders. The initial shareholders agreed that all of the terms and conditions applicable to the Founder Shares set forth in the Letter Agreement shall continue to apply to the Class A ordinary shares that the Founder Shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account or any monies or other assets held therein.

On May 4, 2023, the Company entered into the Purchaser Agreement with the Sponsor and the Original Sponsor, pursuant to which the Sponsor purchased from the Original Sponsor (x) 7,988,889 Class A ordinary shares and (y) 1,000,000 private placement units, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement and the Underwriting Agreement), for the Purchaser Price payable at the time of the Business Combination. On June 7, 2023, the Original Sponsor transferred 7,988,889 Class A ordinary shares to the Sponsor, pursuant to the Purchase Agreement (see Note 6). The Company estimated the aggregate fair values of the 7,988,889 Class A non-redeemable ordinary shares, the 1,000,000 Private Placement shares, and the 500,000 public warrants transferred to be $3,515,111, $440,000, and $20,000, respectively or $0.44 per share and $0.04 per warrant.

The fair value of the Class A non-redeemable shares was based on the following inputs:

May 4, 2023
Discount for lack of marketability	6.80%
Stock price as of measurement date	$10.77
Probability of transaction	4.40%

Related Party Loans

On April 22, 2021, the Original Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the IPO. The note payable of $121,158 was repaid on November 8, 2021.

Convertible Note Payable

On May 3, 2023, the Company and the Original Sponsor entered into a Subscription Agreement with Polar Multi-Strategy Master Fund (the “Investor”) where the Investor agreed to make a cash contribution of $151,000 to the Sponsor (the “Initial Capital Contribution”) on or prior to May 3, 2023. The Initial Capital Contribution would in turn be loaned by the Original Sponsor to the Company to cover working capital expenses. In consideration for the Initial Capital Contribution, the Company will issue 151,000 Class A ordinary shares, par value $0.0001 per share, of the Company to the Investor at the closing of the initial business combination (the “De-SPAC Closing”). The SPAC Loan shall not accrue interest and shall be repaid by the Company upon the De-SPAC Closing. The Investor may elect at the De-SPAC Closing to receive such payments in cash or shares of Class A common Stock at a rate of 1 Class A common stock for each $10 of Initial Capital Contribution. If the Company liquidates without consummating the initial business combination, any amounts remaining in the Original Sponsor or Company’s cash accounts, not including the Company’s trust account, will be paid to the Investor within five days of the liquidation.

On June 20, 2023, the Sponsor and the Company entered into a second Subscription Agreement with the Investor where the Investor agreed to lend to the Sponsor, which will in turn be lent to the Company, an aggregate of $1,500,000 to cover working capital expenses (the “SPAC Loan”). One half of the SPAC Loan shall be made by the Investor to the Sponsor in cash and the remaining $750,000 will be made by the Investor to the Sponsor in cash on the later of the Sponsor’s request and the first filing of the S-4 for the Company’s business combination. In consideration for the SPAC Loan, the Company will issue 750,000 Class A ordinary shares, par value $0.0001 per share, of the Company to the Investor at the De-SPAC Closing. The Investor may elect at the De-SPAC Closing to receive such payments in cash or shares of Class A common Stock at a rate of 1 Class A common stock for each $10 of Initial Capital Contribution. If the Company liquidates without consummating the initial business combination, any amounts remaining in the Original Sponsor or Company’s cash accounts, not including the Company’s trust account, will be paid to the Investor within five days of the liquidation. As of June 30, 2023, the Company had $750,000 borrowings under the SPAC Loan.

Collectively, the First Polar Fund Convertible Note and the Second Polar Fund Convertible Note are referred to as the Convertible Notes. The Company accounted for the Class A common stock they could be converted (“equity instrument”) to as equity-classified instruments based on an assessment of the specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the equity instrument is freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the equity instrument meets all the requirements for equity classification under ASC 815, including whether the equity instrument is indexed to the Company’s own common stock, among other conditions for the equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of equity instrument issuance. Both the Convertible Promissory Note and the equity instrument meet the scope exception of ASC 815-10-15-74(a). The Company applied the guidance in ASC 470-20-25-2 “Debt With Conversion and Other Options”, requiring that the loan proceeds be allocated to the two instruments based on their relative fair values. At May 3, 2023 the Company allocated $104,861 of the proceeds to the First Polar Fund Convertible Note and $46,139 for the equity instrument. The Company estimated the aggregate fair value of the 151,000 shares to be issued to be $66,440 or $0.44 per share. At June 20, 2023 the Company allocated $520,833 of the proceeds to the Second Polar Fund Convertible Note and $229,167 for the equity instruments. The Company estimated the aggregate fair value of the 750,000 shares to be issued to be $330,000 or $0.44 per share. At June 30, 2023 the carrying values of the Convertible Promissory Notes and the discounts were $625,694 and $275,306, respectively.

F-15

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement-equivalent units at a price of $10.00 per unit. As of June 30, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

Administrative Support Services

Commencing on the date of the final prospectus, the Company agreed to pay the Original Sponsor a total of $10,000 per month for office space and administrative and support services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. At June 30, 2023 and December 31, 2022, $60,000 and $120,000, respectively, have been accrued under this arrangement and included in due to affiliate on the accompanying balance sheets.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units (including the underlying securities), and securities that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement signed upon consummation of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On November 5, 2021, the underwriters elected to fully exercise the over-allotment option purchasing 4,500,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $6,000,000 in the aggregate at the closing of the IPO. The underwriters have agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid at Business Combination ($900,000 in the aggregate). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.40 per unit, or $13,800,000 from the closing of the IPO. The total deferred fee is $14,700,000 (the “Original Deferred Fee”) consisting of the $13,800,000 deferred portion and the $900,000 cash discount agreed to be deferred until Business Combination. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 28, 2023, the Company and Cantor entered into a fee reduction agreement (the “Fee Reduction Agreement”), pursuant to which Cantor has agreed to forfeit $9,700,000 of the deferred underwriting fees payable, resulting in a remainder of $5,000,000 of deferred underwriting fees payable (the “Reduced Deferred Fee”) by the Company to Cantor upon the closing of the contemplated Transaction (as defined below) with Tevogen Bio Inc. The Reduced Deferred Fee shall be payable to Cantor in the form of 500,000 shares of the common equity securities of the entity that survives the Transaction. The Fee Reduction Agreement only applies to the consummation of the Transaction with Tevogen Bio Inc and no other potential Business Combinations that may be contemplated or consummated by the Company. In the event that the Company does not complete the Transaction with Tevogen Bio, Inc, the Original Deferred fee shall become due and payable by the Company to Cantor as originally set forth in the Underwriting Agreement, upon the consummation of a Business Combination.

Subscription Agreement

As noted in Note 5, on May 3, 2023, the Company entered into a subscription agreement (“Subscription Agreement”) with the Investor and the Original Sponsor. Pursuant to the May 4, 2023 Purchase Agreement, the Sponsor assumed the obligations of the Original Sponsor under the Subscription Agreement. Subject to, and in accordance with the terms and conditions of the Subscription Agreement, the parties agreed that:

●	The Investor shall make a cash contribution of $151,000 to the Sponsor (the “Initial Capital Contribution”) on or prior to May 3, 2023, or on such date as the parties may agree in writing.

●	The Initial Capital Contribution will in turn be loaned by the Sponsor to the Company to cover working capital expenses (the “SPAC Loan”).

●	In consideration for the Initial Capital Contribution, the Company will issue 151,000 Class A ordinary shares, par value $0.0001 per share, of the Company to the Investor at the closing of the initial business combination (the “De-SPAC Closing”), which shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies and shall be registered as part of any registration statement to be filed in connection with the De-SPAC Closing or, if no such registration statement is filed in connection with the De-SPAC Closing, pursuant to the first registration statement to be filed by the Company or the surviving entity following the De-SPAC Closing.

●	The SPAC Loan shall not accrue interest and shall be repaid by the Company upon the De-SPAC Closing. The Original Sponsor will pay to the Investor all repayments of the SPAC Loan the Sponsor has received within five business days of the De-SPAC Closing. The Investor may elect at the De-SPAC Closing to receive such payments in cash or Class A ordinary shares at a rate of one Class A ordinary share for each $10 of the Initial Capital Contribution. If the Company liquidates without consummating the initial business combination, any amounts remaining in the Original Sponsor or Company’s cash accounts, not including the Company’s trust account, will be paid to the Investor within five days of the liquidation.

●	On the De-SPAC Closing, the Original Sponsor will pay the Investor an amount equal to the reasonable attorney fees incurred by the Investor in connection with the Subscription Agreement not to exceed $5,000.

F-16

On June 20, 2023, the Company entered into a second subscription agreement (the “Second Subscription Agreement”) with the Investor and SSVK Associates, LLC (the “Sponsor”). Subject to, and in accordance with the terms and conditions of the Second Subscription Agreement, the parties agreed that:

●	The Investor shall make a cash contribution of up to $750,000 to the Sponsor (the “Initial Capital Contribution”) on or prior to June 21, 2023, or on such date as the parties may agree in writing.

●	The Initial Capital Contribution will in turn be loaned by the Sponsor to the Company in cash on the later of the Sponsor’s request and the first filing of the S-4 for the SPAC’s business combination

●	In consideration for the Additional Capital Commitment, SPAC will issue a further 1 share of Class A Common Stock for each dollar of the Additional Capital Commitment funded to the Investor at the close of the business combination (“Subscription Shares”). The Subscription Shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies. The Subscription Shares (i) shall be registered as part of any registration statement issuing shares before or in connection with the De- SPAC Closing or (ii) if no such registration statement is filed in connection with the de-SPAC Closing, shall promptly be registered pursuant to the first registration statement filed by the SPAC or the surviving entity following the De-SPAC Closing, which shall be filed no later than 30 days after the De-SPAC Closing and declared effective no later than 90 days after the De-SPAC Closing.

●	The SPAC Loan shall not accrue interest and shall be repaid by the Company upon the De-SPAC Closing. The Sponsor will pay to the Investor all repayments of the SPAC Loan the Sponsor has received within five business days of the De-SPAC Closing. The Investor may elect at the De-SPAC Closing to receive such payments in cash or Class A ordinary shares at a rate of one Class A ordinary share for each $10 of the Initial Capital Contribution. If the Company liquidates without consummating the initial business combination, any amounts remaining in the Sponsor or Company’s cash accounts, not including the Company’s trust account, will be paid to the Investor within five days of the liquidation.

●	On the De-SPAC Closing, the Sponsor will pay the Investor an amount equal to the reasonable attorney fees incurred by the Investor in connection with the Subscription Agreement not to exceed $5,000.

Sponsor Share Purchase Agreement

On May 4, 2023, the Company entered into a purchase agreement (the “Purchase Agreement”) with SSVK Associates, LLC (the “Sponsor”) and the Original Sponsor, pursuant to which the Sponsor will purchase from the Original Sponsor (x) 7,988,889 Class A ordinary shares and (y) 1,000,000 private placement units, each consisting of one Class A ordinary share and one-half of one redeemable warrant that is exercisable for one Class A ordinary share, free and clear of all liens and encumbrances (other than those contained in the Letter Agreement, dated November 3, 2021, by and among the Company, its officers, directors and the Original Sponsor (the “Letter Agreement”), and the Underwriting Agreement, dated November 3, 2021, by and between the Company and Cantor Fitzgerald & Co., as representative of the several underwriters (the “Underwriting Agreement”), for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time of the initial business combination.

In addition to the payment of the Purchase Price, the Sponsor also assumed the following obligations: (i) responsibility for all of Company’s public company reporting obligations; (ii) the obligations of the Original Sponsor under the May 3, 2023 Subscription Agreement, (iii) responsibility for the Company’s D&O insurance premium to extend the Company’s existing D&O insurance policy and maintain D&O coverage through the closing of the initial business combination and obtain appropriate tail coverage; (iv) responsibility for the Company’s outstanding legal fees owed by the Company; and (v) all other obligations of the Original Sponsor related to the Company.

Pursuant to the Purchase Agreement, the Sponsor had the right to replace the Company’s current directors and officers with directors and officers as the Sponsor may select in its sole discretion. The obligations of the Original Sponsor to consummate the transactions contemplated by the Purchase Agreement were subject to the satisfaction or written waiver by the Original Sponsor of the following conditions: (a) the approval of the board of directors the SPAC; (b) the approval of the members of the Original Sponsor; (c) the consent or waiver of the underwriters under the Underwriting Agreement; (d) the filing of its quarterly report on Form 10-Q by the SPAC for the quarter ended March 31, 2023. On June 7, 2023, the parties to the Purchase Agreement closed the transactions contemplated thereby. In connection with the closing, the Sponsor replaced the Company’s directors and officers.

The Purchase Agreement contains customary representations and warranties of the parties, including, among others, with respect to corporate organization, corporate authority, and compliance with applicable laws. The representations and warranties of each party set forth in the Purchase Agreement were made solely for the benefit of the other parties to the Purchase Agreement, and investors are not third-party beneficiaries of the Purchase Agreement. In addition, such representations and warranties (a) are subject to materiality and other qualifications contained in the Purchase Agreement, which may differ from what may be viewed as material by investors, (b) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement and (c) may have been included in the Purchase Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding any of the parties or their respective businesses.

Note 7 — Shareholders’ Deficit

Class A Ordinary Shares

The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were 13,433,333 and 1,450,000 Class A ordinary shares issued and outstanding (excluding 2,383,053 and 34,500,000 Class A ordinary shares subject to possible redemption), respectively.

F-17

Class B Ordinary Shares

The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share of Class B ordinary shares. As of June 30, 2023, and December 31, 2022, there were 0 and 11,983,333 Class B ordinary shares outstanding, respectively, none of which are subject to forfeiture since the underwriters’ over-allotment option was exercised in full.

Prior to our initial Business Combination, only holders of our Class B ordinary shares will have the right to vote on the appointment of directors. Holders of our Class A ordinary shares will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason. These provisions of our Memorandum and Articles of Association may only be amended by a special resolution passed by not less than 90% of our ordinary share shareholders who attend and vote at our general meeting. With respect to any other matter submitted to a vote of our shareholders, including any vote in connection with our initial Business Combination, except as required by law, holders of our Class B ordinary shares and holders of our Class A ordinary shares will vote together as a single class, with each share entitling the holder to one vote.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 25% of the sum of the total number of all ordinary shares outstanding upon the completion of the IPO plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023, and December 31, 2022, there were no preferred shares issued or outstanding.

Public Warrants

The Public Warrants will become exercisable on the later of (i) 30 days after the completion of a Business Combination and (ii) one year from the closing of the IPO. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption;

●	if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and if, and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying the warrants.

F-18

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Warrants and the Class A ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of Class A ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extra Class A ordinary share dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional Class A ordinary shares or equity-linked securities.

Note 8 — Warrant Liabilities

The Company accounts for the 725,000 Private Placement Warrants in accordance with the guidance contained in ASC 815-40 due to the fact the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferee. Such guidance provides that, based on these features, the private placement warrants do not meet the criteria for equity treatment thereunder, and each such warrant must be recorded as a liability. Accordingly, the Company will classify each private placement warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company has determined the Public Warrants do not contain such features, and accordingly will be accounted for as equity and are not subject to subsequent remeasurement.

F-19

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At June 30, 2023 and December 31, 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

June 30, 2023:		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury Securities	1	$25,675,938	$—	$—
Warrant Liability- Private Placement Warrants	3	—	—	29,000

December 31, 2022:		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury Securities	1	$356,864,000	$—	$—
Warrant Liability- Private Placement Warrants	3	—	—	7,250

The Company utilizes a Monte Carlo simulation model to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a Monte Carlo pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on industry historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

The following table provides quantitative information regarding Level 3 fair value measurements at June 30, 2023 and December 31, 2022:

	At June 30, 2023	At December 31, 2022
Share Price	$10.68	$10.33
Exercise Price	$11.50	$11.50
Term (years)	5.46	5.10
Industry Volatility	7.0%	4.40%
Risk Free Rate	4.01%	3.91%
Dividend Yield	0.00%	0.00%

Note 10 — Subsequent Events

The Company has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date these financial statements were available to be issued. Based on this review, other than as described in these financial statements and as stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in these financial statements

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Semper Paratus Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Semper Paratus Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from April 21, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from April 21, 2021 (inception) through December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Los Angeles, CA

April 17, 2023

F-21

SEMPER PARATUS ACQUISITION CORPORATION

BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash	$129,186	$344,581
Prepaid expenses and other assets	145,170	446,610
Total current assets	274,356	791,191
Prepaid expenses - noncurrent	—	145,170
Cash and marketable securities held in Trust Account	356,864,000	351,915,805
TOTAL ASSETS	$357,138,356	$352,852,166
LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$210,454	$39,375
Due to affiliate	140,000	20,000
Total current liabilities	350,454	59,375
Derivative warrant liabilities	7,250	420,500
Deferred underwriting fee payable	14,700,000	14,700,000
Total liabilities	15,057,704	15,179,875
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Class A ordinary shares subject to possible redemption, $0.0001 par value, 34,500,000 shares at redemption value of $10.34 and $10.20 per share as of December 31, 2022 and 2021, respectively	356,864,000	351,900,000
SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares; $0.0001 par value; 200,000,000 shares authorized; 1,450,000 shares issued and outstanding (excluding 34,500,000 shares subject to possible redemption)	145	145
Class B ordinary shares; $0.0001 par value; 20,000,000 shares authorized; 11,983,333 shares issued and outstanding	1,198	1,198
Accumulated deficit	(14,784,691)	(14,229,052)
Total shareholders’ deficit	(14,783,348)	(14,227,709)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$357,138,356	$352,852,166

The accompanying notes are an integral part of these financial statements.

F-22

SEMPER PARATUS ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

		For the Period from
		April 21, 2021
	For the	(Inception)
	Year Ended	through
	December 31,	December 31,
	2022	2021

General and administrative	$953,083	$181,421
Total operating expenses	(953,083)	(181,421)

Other income (expense):
Unrealized gain on investments held in Trust Account	4,948,194	15,806
Change in fair value of warrants	413,250	137,750
Transaction costs allocated to warrant issuance	—	(880)
Total other income, net	5,361,444	152,675

Net income (loss)	$4,408,361	$(28,745)

Weighted average shares outstanding of Class A Ordinary shares	35,950,000	7,198,819
Basic and diluted net income (loss) per share, Class A	$0.09	$(0.00)

Weighted average shares outstanding of Class B Ordinary shares	11,983,333	11,983,333
Basic and diluted income (loss) per share, Class B	$0.09	$(0.00)

The accompanying notes are an integral part of these financial statements.

F-23

SEMPER PARATUS ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD APRIL 21, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Ordinary shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, April 21, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	11,983,333	1,198	23,802	—	25,000
Proceeds from Initial Public Offering Costs allocated to Public Warrants (net of offering costs)	—	—	—	—	11,817,103	—	11,817,103
Fair value adjustment upon on sale of private placement warrants	—	—	—	—		(588,250)	(588,250)
Sale of private units	1,450,000	145	—	—	14,499,855	—	14,500,000
Remeasurement for Class A Ordinary Share to redemption value	—	—	—	—	(26,340,760)	(3,642,057)	(39,982,817)
Net loss	—	—	—	—	—	(28,745)	(28,745)
Balance, December 31, 2021	1,450,000	145	11,983,333	1,198	—	(14,229,052)	(14,227,709)
Accretion of carrying value to redemption value	—	—	—	—	—	(4,964,000)	(4,964,000)
Net income	—	—	—	—	—	4,408,361	4,408,361
Balance, December 31, 2022	1,450,000	$145	11,983,333	$1,198	$—	$(14,784,691)	$(14,783,348)

The accompanying notes are an integral part of these financial statements.

F-24

SEMPER PARATUS ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

		For the Period
		from April 21,
		2021
	For the Year	(Inception)
	Ended	through
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$4,408,361	$(28,745)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Unrealized gain on investments held in Trust Account	(4,948,194)	(15,806)
Change in fair value of warrants	(413,250)	(137,750)
Transaction costs allocated to warrant issuance	—	880
Changes in operating assets and liabilities:
Prepaid expenses and other assets	446,609	(591,780)
Due to affiliate	120,000	20,000
Accounts payable and accrued expenses	171,079	39,375
Net cash used in operating activities	(215,395)	(713,826)

Cash Flows from Investing Activities:
Cash deposited to Trust Account	—	(351,900,000)
Net cash used in investing activities	—	(351,900,000)

Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriting fees	—	339,000,000
Proceeds from sale of private units	—	14,500,000
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Payment of offering costs	—	(566,594)
Net cash provided by financing activities	—	352,958,406

Net Change in Cash	(215,395)	344,581
Cash – Beginning	344,581	—
Cash – Ending	$129,186	$344,581

Supplemental disclosure of noncash activities:
Deferred underwriting commissions payable	$—	$14,700,000
Initial classification of warrant liability	$—	$558,250
Initial value of Class A ordinary shares subject to possible redemption	$—	$345,000,000
Change in value of Class A ordinary shares subject to redemption amount	$4,964,000	$39,982,817

The accompanying notes are an integral part of these financial statements.

F-25

SEMPER PARATUS ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 1 — Description of Organization, Business Operations and Liquidity

Semper Paratus Acquisition Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on April 21, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below, and the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on November 3, 2021. On November 8, 2021, the Company consummated the IPO of 30,000,000 units (“Units”) with respect to the ordinary shares included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $300,000,000, which is discussed in Note 3. The company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 1,360,000 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Semper Paratus Sponsor LLC (the “Sponsor”) and underwriter Cantor Fitzgerald & Co. (“Cantor”) generating gross proceeds of $13,600,000 which is described in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the closing of the sale of 4,500,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $45,000,000 and incurring additional offering costs of $2,700,000 in underwriting fees all of which are deferred until completion of the Company’s Business Combination. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 90,000 Private Placement Units to the Sponsor, generating gross proceeds of $900,000.

Offering costs for the IPO amounted to $21,266,594, consisting of $6,000,000 of paid underwriting fees, $14,700,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $566,594 of other costs. As described in Note 6, the $14,700,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by February 8, 2023, subject to the terms of the underwriting agreement.

Following the closing of the IPO, $351,900,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

F-26

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”). In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of ordinary shares classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20. The ordinary shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

F-27

Notwithstanding the foregoing, the Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the ordinary shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by February 8, 2023, 15 months from the closing of the IPO (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-28

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Liquidity and Going Concern

As of December 31, 2022, the Company had $129,186 in its operating bank accounts, $356,864,000 in cash and marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital deficit of $76,098. As of December 31, 2022, approximately $4,948,000 of the amount on deposit in the Trust Account represented interest income.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Management has also determined that the mandatory liquidation and subsequent dissolution described in the financial statements, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until December 15, 2023, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by the specified period. If a Business Combination is not consummated by December 15, 2023, there will be a mandatory liquidation and subsequent dissolution. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-29

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

At December 31, 2022, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the Initial Public Offering

Offering costs, including additional underwriting fees associated with the underwriters’ exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs, including those attributable to the underwriters’ exercise of the over-allotment option in full, amounted to $21,266,594 consisting of $6,000,000 of paid underwriting fees, $14,700,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $566,594 of other costs and was charged to shareholders’ equity upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

F-30

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the year ended December 31, 2022 and for the period from April 21, 2021 (inception) through December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, 34,500,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary share to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary share are affected by charges against additional paid in capital and accumulated deficit.

F-31

At December 31, 2022 and 2021, the Class A ordinary shares subject to possible redemption reflected in the balance sheet is reconciled in the following table:

Gross proceeds	$345,000,000
Less:
Proceeds allocated to Public Warrants	(12,592,500)
Class A ordinary share issuance costs	(20,490,317)
Plus:
Accretion of carrying value to redemption value	39,982,817
Class A ordinary shares subject to possible redemption, December 31, 2021	351,900,000
Plus:
Accretion of carrying value to redemption value	4,964,000
Class A ordinary shares subject to possible redemption, December 31, 2022	$356,864,000

Net Income (Loss) per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B Ordinary shares (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public Warrants (see Note 3) and Private Placement Warrants (see Note 4) to purchase 17,975,000 ordinary shares at $11.50 per share were issued on November 8, 2021. At December 31, 2022 and 2021, no Public Warrants or Private Placement Warrants have been exercised. The 17,975,000 Class A ordinary shares underlying the Public Warrants and Private Placement Warrants were excluded from diluted earnings per share for the year ended December 31, 2022 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of share.

			For the Period from April 21,
	For the Year Ended		2021 (inception) to
	December 31, 2022		December 31, 2021
	Class A	Class B	Class A	Class B
	Ordinary	Ordinary	Ordinary	Ordinary
	Share	Shares	Share	Share
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$3,306,271	$1,102,090	$(913)	$(27,832)

Denominator:
Weighted average shares outstanding	35,950,000	11,983,333	7,198,819	11,983,333

Basic and dilution net income (loss) per share	$0.09	$0.09	$(0.00)	$(0.00)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants qualify for equity accounting treatment and Private Placement Warrants qualify for liability accounting treatment.

F-32

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 34,500,000 units at a price of $10.00 per Unit. Each Unit consists of one ordinary share (such ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement Warrants

On November 8, 2021, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option, the Company consummated the issuance and sale (“Private Placement”) of 1,450,000 units (the “Private Placement Units”) in a private placement transaction at a price of $10.00 per Placement Unit, generating gross proceeds of $14,500,000. The Private Placement Units were purchased by Cantor (150,000 Units) and the Sponsor (1,300,000 Units). Each Private Placement Unit consisted of one Placement Share and one-half of a redeemable warrant (“Placement Warrant”). Each whole Placement Warrant will be exercisable to purchase one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units was added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will be worthless.

Note 5 — Related Party Transactions

Founder Shares

Our Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”) which were issued on April 22, 2021. In August 2021, the Company effectuated a dividend of approximately 0.3628 shares for each outstanding Class B ordinary share resulting in an aggregate of 11,754,150 Class B ordinary shares outstanding. On October 1, 2021, the Company effectuated a dividend of approximately 0.0195 shares for each outstanding Class B ordinary share resulting in an aggregate of 11,983,333 Class B Founder shares outstanding (up to 1,530,000 of which are subject to forfeiture if the underwriters’ over-allotment option is not exercised in full). The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions. The initial shareholders had agreed to forfeit up to 1,530,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. Since the underwriters’ exercised the over-allotment option in full, no Founder Shares are subject to forfeiture.

The initial shareholders will agree, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

F-33

Related Party Loans

On April 22, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the IPO. The note payable of $121,158 was repaid on November 8, 2021. As of December 31, 2022, the Company had no borrowings under the Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement-equivalent units at a price of $10.00 per unit. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Support Services

Commencing on the date of the final prospectus, the Company will agree to pay the Sponsor a total of $10,000 per month for office space and administrative and support services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. At December 31, 2022 and 2021, $120,000 and $20,000, respectively, have been accrued under this arrangement and included in due to affiliate on the accompanying balance sheets.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units (including the underlying securities), and securities that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement signed upon consummation of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On November 5, 2021, the underwriters elected to fully exercise the over-allotment option purchasing 4,500,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $6,000,000 in the aggregate at the closing of the IPO. The underwriters have agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid at Business Combination ($900,000 in the aggregate). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.40 per unit, or $13,800,000 from the closing of the IPO. The total deferred fee is $14,700,000 consisting of the $13,800,000 deferred portion and the $900,000 cash discount agreed to be deferred until Business Combination. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

F-34

Note 7 — Shareholders’ Deficit

Class A Ordinary Shares

The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 1,450,000 Class A ordinary shares issued and outstanding (excluding 34,500,000 Class A ordinary shares subject to possible redemption).

Class B Ordinary Shares

The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share of Class B ordinary shares. As of December 31, 2022 and 2021, there were 11,983,333 Class B ordinary shares outstanding none of which are subject to forfeiture since the underwriters’ over-allotment option was exercised in full.

Prior to our initial Business Combination, only holders of our Class B ordinary shares will have the right to vote on the appointment of directors. Holders of our Class A ordinary shares will not be entitled to vote on the election of directors during such time. In addition, prior to the completion of an initial Business Combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason. These provisions of our Memorandum and Articles of Association may only be amended by a special resolution passed by not less than 90% of our ordinary share shareholders who attend and vote at our general meeting. With respect to any other matter submitted to a vote of our shareholders, including any vote in connection with our initial Business Combination, except as required by law, holders of our Class B ordinary shares and holders of our Class A ordinary shares will vote together as a single class, with each share entitling the holder to one vote.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 25% of the sum of the total number of all ordinary shares outstanding upon the completion of the IPO plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preferred shares issued or outstanding.

F-35

Public Warrants

The Public Warrants will become exercisable on the later of (i) 30 days after the completion of a Business Combination and (ii) one year from the closing of the IPO. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption;

●

if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and if, and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Warrants and the Class A ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of Class A ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extra Class A Ordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional Class A ordinary shares or equity-linked securities.

F-36

Note 8 — Warrant Liabilities

The Company accounts for the 725,000 Private Placement Warrants in accordance with the guidance contained in ASC 815-40 due to the fact the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferee. Such guidance provides that, based on these features, the private placement warrants do not meet the criteria for equity treatment thereunder, and each such warrant must be recorded as a liability. Accordingly, the Company will classify each private placement warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company has determined the Public Warrants do not contain such features, and accordingly will be accounted for as equity and are not subject to subsequent remeasurement.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

December 31, 2022:		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury Securities	1	$356,864,000	$—	$—
Warrant Liability- Private Placement Warrants	3	—	—	7,250

December 31, 2021:		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Treasury Securities	1	$351,915,805	$—	$—
Warrant Liability- Private Placement Warrants	3	—	—	420,500

F-37

The Company utilizes a Monte Carlo simulation model to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a Monte Carlo pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on industry historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

The following table provides quantitative information regarding Level 3 fair value measurements at December 31, 2022 and 2021:

	At December 31, 2022	At December 31, 2021
Share Price	$10.33	$9.78
Exercise Price	$11.50	$11.50
Term (years)	5.10	5.85
Industry Volatility	4.40%	9.7%
Risk Free Rate	3.91%	1.33%
Dividend Yield	0.00%	0.00%

Note 10 — Subsequent Events

The Company has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date these financial statements were available to be issued. Based on this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in these financial statements.

On January 30, 2023, shareholders (the “Initial Shareholders”) holding all of the issued and outstanding Class B ordinary shares (the “Founder Shares”) of the Company elected to convert their Class B ordinary shares into Class A ordinary shares of the Company (“Class A Shares”) on a one-for-one basis (the “Conversion”). As a result, 11,983,333 of the Company’s Class B ordinary shares were cancelled and 11,983,333 Class A Shares were issued to such converting Class B stockholders. The Initial Shareholders agreed that all of the terms and conditions applicable to the Founder Shares set forth in the Letter Agreement, dated November 3, 2021, by and among the Company, its officers, its directors and the Initial Shareholders (the “Letter Agreement”), shall continue to apply to the Class A Shares that the Founder Shares converted into, including the voting agreement, transfer restrictions and waiver of any right, title, interest or claim of any kind to the Trust Account (as defined in the Letter Agreement) or any monies or other assets held therein.

As disclosed in the definitive proxy statement the Company filed with the U.S. Securities and Exchange Commission on January 20, 2023, and amended and supplemented on January 26, 2023, 47,933,333 of the Company’s ordinary shares, consisting of (i) 35,950,000 Class A Shares and (ii) 11,983,333 Founder Shares, were issued and outstanding as of January 12, 2023. Following the Conversion, the Company has 47,933,333 Class A Shares issued and outstanding and no Class B ordinary shares issued and outstanding. A shareholder’s voting power consists of the combined voting power of the Class A Shares and Founder Shares owned beneficially by such shareholder. On all matters to be voted upon at the extraordinary general meeting of the Company’s shareholders to be held on February 3, 2023 (the “Meeting”), the holders of the Class A Shares and Founder Shares will vote together as a single class. Therefore, there has been no impact to the votes required to approve the proposals or the counting of the votes at the Meeting as a result of the Conversion.

F-38

On February 3, 2023, Semper Paratus Acquisition Corporation (the “Company”) held an extraordinary general meeting of shareholders (the “EGM”) for the purpose of considering and voting on the Charter Amendment (as defined below) and, if presented, the proposal to adjourn the EGM to a later date.

Charter Amendment

At the EGM, the shareholders of the Company approved an amendment (the “Charter Amendment”) to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate an initial business combination from February 8, 2023 to December 15, 2023. Under Cayman Islands law, the Charter Amendment took effect upon approval by the shareholders. The Company plans to file the Charter Amendment with the Cayman Islands General Registry within 15 days of the EGM. In connection with the EGM, shareholders holding approximately 32,116,947 ordinary shares (the “public shares”) exercised their right to redeem their shares for a pro rata portion of the funds in the Company’s trust account (the “Trust Account”). As a result, approximately $332 million (approximately $10.34 per public share) will be removed from the Trust Account to pay such holders and approximately $25 million will remain in the Trust Account. Following redemptions, the Company will have approximately 2,383,053 public shares outstanding.

Nasdaq Notices

As disclosed in the Current Report on Form 8-K the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2023, the Company received a written notice (the “March Notice”) dated March 23, 2023 from the Listing Qualifications division of the Nasdaq Stock Market (“Nasdaq”) stating that the Company has not paid certain fees required by Nasdaq Listing Rule 5250(f) and that the Company will be delisted unless it appeals such determination. As of the date of the March Notice, the Company’s past due fee balance totaled $151,000. As of the date of this annual report, the Company has paid the fee to file an appeal to Nasdaq’s determination. A hearing is scheduled for May 5, 2023.

As disclosed in the Current Report on Form 8-K the Company filed with the SEC on April 7, 2023, the Company received a written notice (the “April Notice”) from the Nasdaq indicating that the Company was not in compliance with Listing Rule 5450(b)(2)(A), requiring the Company to maintain a Market Value of Listed Securities (“MVLS”) of $50,000,000 for the continued listing of its securities on The Nasdaq Global Market. The April Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on Nasdaq. The April Notice states that the Company has 180 calendar days, or until October 2, 2023, to regain compliance with Listing Rule 5450(b)(2)(A). If at any time during this compliance period the Company’s MLVS closes at $50,000,000 or more for a minimum of ten consecutive business days, Nasdaq will provide the Company with a written confirmation of compliance, and this matter will be closed. If compliance is not achieved by October 2, 2023, the Letter states that the Company will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Hearings Panel. The Letter further notes that alternatively, the Company may be eligible to transfer the listing of its securities to The Nasdaq Capital Market (provided that it then satisfies the requirements for continued listing on that market). The Company will continue to monitor its MVLS and consider its available options to regain compliance with the Nasdaq minimum MVLS requirements, but there can be no assurance that the Company will be able to do so.

F-39

TEVOGEN BIO INC

F-40

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Tevogen Bio Inc:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tevogen Bio Inc (the Company) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2022.

Philadelphia, Pennsylvania

September 14, 2023

F-41

TEVOGEN BIO INC

BALANCE SHEETS

	December 31,
	2022	2021
Assets
Current assets:
Cash	$5,484,265	$7,119,162
Prepaid expenses and other assets	352,977	53,963
Total current assets	5,837,242	7,173,125

Property and equipment, net	621,951	142,623
Right-of-use assets - operating leases	684,919	—
Other assets	594,883	342,648
Total assets	$7,738,995	$7,658,396

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$865,910	$377,997
Accrued expenses and other liabilities	816,369	289,947
Operating lease liabilities	278,207	—
Total current liabilities	1,960,486	667,944
Convertible promissory notes	39,297,000	23,479,000
Operating lease liabilities	432,726	—
Total liabilities	41,690,212	24,146,944
Commitments and Contingencies (Note 7)
Stockholders’ deficit
Common stock – voting, $0.0025 par value; 36,000,000 shares authorized; 23,800,000 and 24,600,000 shares issued and outstanding at December 31, 2022 and 2021, respectively	59,500	61,500
Common stock – non-voting, $0.0025 par value; 4,000,000 shares authorized; 952,000 shares issued and outstanding at December 31, 2022 and 2021	2,380	2,380
Additional paid-in capital	5,166,960	586,228
Accumulated deficit	(39,180,057)	(17,138,656)
Total stockholders’ deficit	(33,951,217)	(16,488,548)
Total liabilities and stockholders’ deficit	$7,738,995	$7,658,396

See accompanying notes to the financial statements.

F-42

TEVOGEN BIO INC

STATEMENTS OF OPERATIONS

	Year ended December 31,
	2022	2021
Operating expenses:
Research and development	$5,774,298	$2,955,860
General and administrative	7,949,766	1,662,602
Total operating expenses	13,724,064	4,618,462
Loss from operations	(13,724,064)	(4,618,462)
Interest expense, net	(932,419)	(598,502)
Change in fair value of convertible promissory notes	(7,384,918)	(10,379,834)
Net loss	$(22,041,401)	$(15,596,798)
Share information:
Net loss per share of common stock, basic and diluted	$(0.87)	$(0.62)
Weighted average shares outstanding, basic and diluted	25,253,320	25,079,744

See accompanying notes to the financial statements.

F-43

TEVOGEN BIO INC

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock – voting		Common Stock – non-voting		Additional paid-in	Accumulated
	Shares	Amount	Shares	Amount	capital	deficit	Total
Balance at January 1, 2021	24,600,000	$61,500	160,000	$400	$5,800	$(1,541,858)	$(1,474,158)
Issuance of restricted stock	—	—	792,000	1,980	(1,980)	—	—
Stock-based compensation	—	—	—	—	582,408	—	582,408
Net loss	—	—	—	—	—	(15,596,798)	(15,596,798)
Balance at December 31, 2021	24,600,000	61,500	952,000	2,380	586,228	(17,138,656)	(16,488,548)
Forfeitures of restricted stock	(800,000)	(2,000)	—	—	2,000	—	—
Stock-based compensation	—	—	—	—	4,578,732	—	4,578,732
Net loss	—	—	—	—	—	(22,041,401)	(22,041,401)
Balance at December 31, 2022	23,800,000	$59,500	952,000	$2,380	$5,166,960	$(39,180,057)	$(33,951,217)

See accompanying notes to the financial statements.

F-44

TEVOGEN BIO INC

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(22,041,401)	$(15,596,798)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	90,441	9,377
Stock-based compensation expense	4,578,732	582,408
Non-cash interest expense	933,082	599,166
Change in fair value of convertible promissory notes	7,384,918	10,379,834
Amortization of right-of-use asset	140,382	—
Change in operating assets and liabilities:
Prepaid expenses and other assets	(299,014)	(53,963)
Other assets	(252,235)	(342,648)
Accounts payable	354,913	(1,092,598)
Accrued expenses and other liabilities	568,695	240,273
Operating lease liabilities	(114,368)	—
Net cash used in operating activities	(8,655,855)	(5,274,949)
Cash flows from investing activities:
Purchases of property and equipment	(479,042)	(109,727)
Net cash used in investing activities	(479,042)	(109,727)
Cash flows from financing activities:
Proceeds from issuance of convertible promissory notes	7,500,000	12,500,000
Net cash provided by financing activities	7,500,000	12,500,000
Net (decrease) increase in cash	(1,634,897)	7,115,324
Cash – beginning of year	7,119,162	3,838
Cash – end of year	$5,484,265	$7,119,162
Supplementary disclosure of noncash investing activities:
Property and equipment in accounts payable	$133,000	$42,273

See accompanying notes to the financial statements.

F-45

TEVOGEN BIO INC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. BACKGROUND

Tevogen Bio Inc, a Delaware corporation (the “Company”) is a clinical-stage specialty immunotherapy company harnessing the power of CD8+ cytotoxic T lymphocytes (“CD8+ CTLs”) to develop off-the-shelf, precision T cell therapies for the treatment of infectious diseases, cancers, and neurological disorders. The Company’s precision T cell technology platform, ExacTcell, is a set of processes and methodologies to develop, enrich, and expand single human leukocyte antigen-restricted CTL therapies with proactively selected, precisely defined targets. The Company has completed a Phase 1 proof-of-concept trial for the first clinical product of ExacTcell, TVGN 489, for the treatment of ambulatory, high-risk adult COVID-19 patients, and has other product candidates in its pipeline.

On June 28, 2023, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Semper Paratus Acquisition Corporation (“Semper Paratus”), Semper Merger Sub, Inc., a wholly owned subsidiary of Semper Paratus (“Merger Sub”), SSVK Associates, LLC, Semper Paratus’ sponsor, in its capacity as purchaser representative, and Ryan Saadi, in his capacity as seller representative, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Business Combination”). The combined company will be named Tevogen Bio Holdings Inc. (“New Tevogen”) upon closing of the Business Combination and is expected to list on NYSE American under the ticker symbol “TVGN”.

NOTE 2. DEVELOPMENT-STAGE RISKS AND LIQUIDITY

The Company has incurred losses and negative cash flows from operations since inception, has an accumulated deficit of $39,180,057 as of December 31, 2022, and has a convertible promissory note with an original issuance amount of $10,000,000 with a maturity date in January 2024. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales from its product candidates currently in development. Management believes that cash of $5,484,265 as of December 31, 2022, and the $2,500,000 of cash proceeds received in March 2023 from a convertible promissory note (Note 12) are sufficient to sustain planned operations into the first quarter of 2024. As a result, the Company has concluded that substantial doubt exists about its ability to continue as a going concern for one year from the date that the financial statements are issued. The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Management is currently evaluating different strategies to obtain the additional funding for future operations for subsequent years. These strategies may include but are not limited to private placements of equity and/or debt, licensing and/or marketing arrangements, and public offerings of equity and/or debt securities. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into strategic alliances or other arrangements on favorable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to obtain funding, the Company could be required to delay, reduce or eliminate research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect its business prospects.

Operations since inception have consisted primarily of organizing the Company, securing financing, developing licensed technologies, performing research, and conducting pre-clinical studies and clinical trials. The Company is subject to those risks associated with any specialty biotechnology company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) of the Financial Accounting Standards Board (FASB).

Use of Estimates

In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of expenses. Actual results could differ from those estimates. Estimates and assumptions are periodically reviewed, and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

F-46

TEVOGEN BIO INC

NOTES TO THE FINANCIAL STATEMENTS

Significant areas that require management’s estimates include the fair value of the common stock, the fair value of the convertible promissory notes, the estimated useful lives of property and equipment and accrued research and development expenses.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash.

Segment Reporting

Operating segments are defined as components of an entity for which discrete financial information is both available and regularly reviewed by its chief operating decision maker or decision-making group. The Company views its operations and manages its business in one segment.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar, but not identical, assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data;

Level 3	Unobservable inputs in which there is little or no market data available and requires the Company to develop its own assumptions that market participants would use in pricing an asset or liability.

Financial instruments recognized at historical amounts in the balance sheets consist of accounts payable. The Company believes that the carrying value of accounts payable approximates their fair values due to the short-term nature of these instruments.

The Company’s recurring fair value measurements primarily consist of the convertible promissory notes, for which the Company has elected the fair value option to reduce accounting complexity. Such fair value measurements are Level 3 inputs. The following table provides a roll-forward of the aggregate fair values of the Company’s convertible promissory notes, which are described in more detail in Note 8:

Balance at January 1, 2021	$—
Initial fair value at issuance	12,500,000
Accrued interest expense	599,166
Change in fair value	10,379,834
Balance at December 31, 2021	23,479,000
Initial fair value at issuance	7,500,000
Accrued interest expense	933,082
Change in fair value	7,384,918
Balance at December 31, 2022	$39,297,000

There were no transfers between levels during the years ended December 31, 2022 and 2021.

The Company used the probability weighted expected return method valuation methodology to determine the fair value of the convertible promissory notes. Significant assumptions and ranges used in determining the fair value of convertible promissory notes include volatility (80% - 90%), discount rate (33% - 35%), and probability of a future liquidity event (85%).

F-47

TEVOGEN BIO INC

NOTES TO THE FINANCIAL STATEMENTS

Cash

The Company considers all highly liquid financial instruments with a maturity date of 90 days or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2022 and 2021 as all amounts consisted of bank deposits.

Property and Equipment, net

Property and equipment is recorded at cost. Depreciation and amortization is provided using straight-line methods over their respective estimated useful lives. Repairs and maintenance, which do not extend the useful lives of the related assets, are expensed as incurred.

Estimated Useful Lives	Years
Computer software	5
Leasehold improvements	3-4
Office equipment	5
Furniture and fixtures	3-4

The Company reviews the carrying value of property and equipment whenever events and circumstances indicate that the carrying value or an asset may not be recoverable from the estimated future cash flows expected to result from its eventual use and disposition. Based on this assessment, management has determined that there was no impairment during the years ended December 31, 2022 or 2021.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (ASC 842). This update, along with amendments issued in 2017 through 2020, requires the recognition of lease assets and lease liabilities on the balance sheet for most lease obligations and disclosing key information about leasing arrangements. The Company adopted this standard on January 1, 2022 using the modified retrospective approach. The Company determines whether an arrangement is or contains a lease, its classification, and its term at the lease commencement date. Leases with a term greater than one year will be recognized on the balance sheet as right-of-use (“ROU”) assets, current lease liabilities, and if applicable, long-term lease liabilities. The Company includes renewal options to extend the lease term where it is reasonably certain that it will exercise these options. Lease liabilities and the corresponding ROU assets are recorded based on the present values of lease payments over the lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes the appropriate incremental borrowing rates, which are the rates that would be incurred to borrow on a collateralized basis, over similar terms, amounts equal to the lease payments in a similar economic environment. If significant events, changes in circumstances, or other events indicate that the lease term or other inputs have changed, the Company would reassess lease classification, remeasure the lease liability using revised inputs as of the reassessment date, and adjust the ROU assets. Lease expense is recognized on a straight-line basis over the expected lease term for operating classified leases.

The Company elected to adopt the package of practical expedients permitted under the transition guidance, which permits entities to not reassess prior conclusions about lease identification, lease classification, and initial direct costs. The Company also elected the practical expedient to not separate lease and nonlease components and adopted an accounting policy which provides that leases with an initial term of 12 months or less and without a purchase option that the Company is reasonably certain of exercising will not be included within the lease ROU assets and lease liabilities on its balance sheet. The adoption of ASC 842 did not have any impact to the financial statements as there were no leases in place with an initial term of more than 12 months at the time of adoption. See Note 6 for information on leases entered into after the adoption of ASC 842.

Research and Development Expenses

Research and development activities are expensed as incurred. Costs for clinical trials and manufacturing activities are recognized based on an evaluation of our vendors’ progress towards completion of specific tasks, using data such as participant enrollment, clinical site activations, or information provided to us by vendors regarding their actual costs incurred. Payments for these activities are based on the terms of individual contracts and payment timing may differ significantly from the period in which the services were performed. The Company determines accrual estimates through reports from and discussions with applicable personnel and outside service providers as to the progress or state of completion of studies, or the services completed. The Company estimates accrued expenses as of each balance sheet date based on the facts and circumstances known at the time. Costs that are paid in advance of performance are deferred as a prepaid expense and amortized over the service period as the services are provided.

F-48

TEVOGEN BIO INC

NOTES TO THE FINANCIAL STATEMENTS

Stock-Based Compensation

Compensation cost is measured at the grant date fair value of the award and is recognized over the vesting period of the award. The Company uses the straight-line method to record compensation expense of awards with service-based vesting conditions. The Company accounts for forfeitures awards as they occur rather than applying an estimated forfeiture rate to stock-based compensation expense. The Company recognizes compensation expense for awards with performance conditions when it is probable that the condition will be met, and the award will vest. The Company estimates the fair value of the Company’s common stock on the date of grant in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic 740, Income Taxes (ASC 740) which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. At December 31, 2022 and 2021, the Company has concluded that a full valuation allowance is necessary for its net deferred tax assets.

Net Loss Per Share

The Company computes basic net loss per share by dividing net loss by the weighted-average common stock outstanding during the period. The Company computes diluted net loss per share by dividing the net loss by the sum of the weighted-average number of common stock outstanding during the period, plus the potential dilutive effects, if any, of unvested shares of common stock and the convertible promissory notes on an as-converted basis. Given the Company’s net loss, the impact of the unvested shares of common stock and the convertible promissory notes are anti-dilutive, and basic and diluted net loss per share for the years ended December 31, 2022 and 2021 are the same.

As of December 31, 2022 and 2021, the Company’s potentially dilutive securities were outstanding restricted stock units and the convertible promissory notes on an as-converted basis. The Company excluded the following potential shares from the computation of diluted net loss per share because including them would have had an anti-dilutive effect:

	December 31,
	2022	2021
Outstanding restricted stock units	2,041,000	—
Convertible promissory notes (a)	538,037	406,176
Total	2,579,037	406,176

(a)	The number of shares was determined based on the conversion upon maturity provisions in the convertible promissory note agreements, dividing the conversion amount (principal plus accrued interest) by three times the estimated fair value of the Company’s common stock as determined by the Company’s most recently completed 409A valuation.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815 -40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. ASU 2020-06 also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. This amended guidance is effective for the Company for annual and interim periods beginning after December 15, 2023. Early adoption is permitted. The Company is currently evaluating the potential impact of the standard on its financial statements.

F-49

TEVOGEN BIO INC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	December 31,
	2022	2021
Computer software	$292,341	$109,727
Leasehold improvements	263,217	—
Office equipment	132,468	42,273
Furniture and fixtures	33,743	—
	721,769	152,000
Less: accumulated depreciation	(99,818)	(9,377)
	$621,951	$142,623

Depreciation expense for the years ended December 31, 2022 and 2021 was $90,441 and $9,377, respectively.

NOTE 5. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	December 31,
	2022	2021
Research and development	$445,288	$190,179
Legal fees	133,481	54,500
Other	237,600	45,268
	$816,369	$289,947

NOTE 6. LEASES

Effective as of January 1, 2022, the Company adopted ASC 842, which requires the recognition of lease assets and lease liabilities by lessees for leases classified as operating leases. As the Company was not party to any leases with an initial term of more than 12 months on the adoption date, there was no adoption date impact.

During 2022, the Company entered into leases for office and laboratory space in Warren Township, New Jersey and Philadelphia, Pennsylvania under operating leases expiring in February 2026 and July 2025, respectively. The leases require fixed monthly payments of rent, as well as a share of operating costs. The leases are classified as operating leases and the lease liabilities were calculated using an incremental borrowing rate of 11.1%, which was determined using a synthetic credit rating model. Lease expense for the year ended December 31, 2022 was $629,208, which consisted of $481,971 and $147,237 recognized as a component of research and development expense and general and administrative expense, respectively. This amount included $423,264 of expense under short-term leases.

The weighted average remaining lease term for the Company’s operating leases as of December 31, 2022 was 2.88 years. The weighted average discount rate for the Company’s operating leases for the year ended December 31, 2022 was 11.1%.

Future aggregate minimum rental payments under the operating leases as of December 31, 2022 were as follows:

Years Ending December 31,
2023	$288,662
2024	291,703
2025	230,470
2026	13,975
Total	824,810
Less: imputed interest	(113,877)
Operating lease liability	$710,933

Total cash payments related to leases for the years ended December 31, 2022 and 2021 were $600,366 and $0, respectively.

F-50

TEVOGEN BIO INC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7. COMMITMENTS AND CONTINGENCIES

Employment contracts

The Company has entered into employment contracts with its officers and certain employees that provide for severance and continuation of benefits in the event of termination of employment either by the Company without cause or by the employee for good reason, both as defined in the agreement.

Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

NOTE 8. CONVERTIBLE PROMISSORY NOTES

The Company entered into the following convertible promissory notes at December 31, 2022:

	Issuance Date	Original Issuance Amount	Maturity Date	Interest Rate	Accrued Interest as of December 31, 2022	Fair Value as of December 31, 2022	Fair Value as of December 31, 2021
Note 1	1/22/2021	$10,000,000	1/22/2024	6.00%	$1,168,333	$25,140,000	$18,940,000
Note 2	10/18/2021	2,500,000	10/18/2024	6.00%	180,833	6,023,000	4,539,000
Note 3	3/14/2022	5,000,000	3/14/2025	4.50%	180,616	5,510,000	N/A
Note 4	12/23/2022	2,500,000	12/23/2025	4.50%	2,466	2,624,000	N/A
		$20,000,000			$1,532,248	$39,297,000	$23,479,000

Total interest expense incurred on the convertible promissory notes (collectively referred to as the “Notes”) during the years ended December 31, 2022, and 2021 totaled $933,082 and $599,166, respectively.

Upon a Qualified Financing, defined as the issuance of shares of convertible preferred stock resulting in aggregate gross proceeds of at least $25,000,000, the principal and accrued interest on the Notes shall automatically convert into shares of preferred stock issued in the Qualified Financing.

The Conversion Price is equal to the lesser of (a) 80% of the price paid per share by the investors in the Qualified Financing or (b) the price per share as calculated by dividing $200,000,000 for Notes 1 and 2, $980,000,000 for Note 3, and $4,250,000,000 for Note 4 by the number of shares outstanding used to calculate the price per share of the next Qualified Financing.

In the event a Qualified Financing does not occur, all outstanding principal and accrued interest shall be due and payable upon demand of the holders of the Notes. Upon maturity, the holders of the Notes may elect to convert the Notes into shares of the Company’s common stock, calculated by dividing the outstanding principal plus accrued interest by three times the estimated fair value of the Company’s common stock as determined by the Company’s most recently completed 409A valuation.

The Company has elected the fair value measurement option to account for the Notes. Under this method, changes in fair value are reported in the statement of operations. There were no changes in instrument-specific credit risk for the Notes.

As of December 31, 2022, the future principal payments on the convertible promissory notes were as follows:

Year ending December 31,
2023	$—
2024	12,500,000
2025	7,500,000
$20,000,000

F-51

TEVOGEN BIO INC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9. STOCK-BASED COMPENSATION

In 2020, the Company adopted the 2020 Equity Incentive Plan (“Incentive Plan”), under which the Company is authorized to grant awards up to an aggregate 4,000,000 shares of non-voting common stock. The Incentive Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, and other equity-based awards. As of December 31, 2022, awards for 1,167,000 shares remained available to be granted under the Incentive Plan.

The Company has issued restricted stock awards (“RSAs”) and restricted stock units (“RSUs”) that are subject to either service-based vesting conditions or service-based and performance-based vesting conditions. Compensation expense for service-based RSAs and RSUs are recognized on a straight-line basis over the vesting period of the award. Compensation expense for service-based and performance-based RSAs and RSUs (referred to as “Performance-Based” RSAs and RSUs) are recognized when the performance conditions, which are based on a liquidity event condition being satisfied, are deemed probable of achievement. All awards issued for periods presented were non-voting common stock. Performance-Based RSAs forfeited during the year ended December 31, 2022 were voting common stock.

RSU activity was as follows:

Performance-Based RSUs
	Shares	Weighted average grant-date fair value
Nonvested as of January 1, 2021	—	$—
Granted	—	—
Vested	—	—
Forfeited	—	—
Nonvested as of December 31, 2021	—	—
Granted	2,041,000	13.80
Vested	—	—
Forfeited	—	—
Nonvested as of December 31, 2022	2,041,000	$13.80

RSA activity was as follows:

	Service-Based RSAs		Performance-Based RSAs
	Shares	Weighted average grant-date fair value	Shares	Weighted average grant-date fair value
Nonvested as of January 1, 2021	—	$—	800,000	$0.01
Granted	792,000	6.52	—	—
Vested	(328,666)	2.12	—	—
Forfeited	—	—	—	—
Nonvested as of December 31, 2021	463,334	9.63	800,000	0.01
Granted	—	—	—	—
Vested	(463,334)	9.63	—	—
Forfeited	—	—	(800,000)	0.01
Nonvested as of December 31, 2022	—	$—	—	$—

As of December 31, 2022, the performance condition was not probable of achievement and therefore no compensation cost has been recognized. There was $28,156,280 of unrecognized compensation cost related to Performance-Based RSUs.

All of the stock-based compensation expense was categorized to general and administrative expense in the accompanying statements of operations.

F-52

TEVOGEN BIO INC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES

Due to the Company’s net losses for 2022 and 2021, as well as the full valuation allowance on its net deferred tax assets as discussed below, the Company did not record any income tax expense or benefit for the years ended December 31, 2022 and 2021.

A reconciliation of income tax benefit at the federal statutory income tax rate to the income tax expense at the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2022	2021
Federal benefit at statutory rate	21.0%	21.0%
Convertible note interest	(0.9)	(0.8)
Permanent differences	(9.1)	(14.4)
State taxes, net of federal benefit	—	1.6
Change in valuation allowance	(11.5)	(7.4)
Tax credits	0.5	—
	—%	—%

Net deferred tax assets as of December 31, 2022 and 2021 consist of the following:

	December 31,
	2022	2021
Deferred tax assets
Net operating loss	$1,828,333	$1,393,715
Accrued expenses and other	141,958	60,646
Lease liability	149,296	—
Stock-based compensation	577,269	120,563
Capitalized research and development expenditures	1,430,195	—
Research and development credits	192,023	43,850
Total deferred tax assets	4,319,074	1,618,774
Valuation Allowance	(4,175,241)	(1,618,774)
Deferred tax assets	143,833	—
Deferred tax liabilities:
Right of use asset	(143,833)	—
Total deferred tax liabilities	(143,833)	—
Net deferred tax assets	$—	$—

As of December 31, 2022, the Company has federal net operating loss (NOL) carryforwards of $7,279,236 that can be carried forward indefinitely. Additionally, the Company has state NOL carryforwards of $5,181,951 which begin to expire in 2041.

As of December 31, 2022, the Company has federal and state tax credit carryforwards of $104,323 and $111,013, respectively, which begin to expire in 2040 and 2028, respectively.

The Tax Cuts and Jobs Act resulted in significant changes to the treatment of research and developmental (“R&D”) expenditures under Section 174. For tax years beginning after December 31, 2021, taxpayers are required to capitalize and amortize all R&D expenditures that are paid or incurred in connection with their trade or business. Specifically, costs for U.S. based R&D activities must be amortized over five years and costs for foreign R&D activities must be amortized over 15 years—both using a midyear convention. During the year ended December 31, 2022, the Company capitalized $7,567,169 of R&D expenses.

Management has evaluated the positive and negative evidence bearing upon the realizability of the Company’s deferred tax assets. Given the Company’s history of net losses since inception, management has determined that it is more likely than not that the Company will not realize the benefits of its deferred tax assets. As a result, a full valuation allowance has been established at December 31, 2022 and 2021.

Section 382 of the Internal Revenue Code of 1986, as amended, contains rules that limit the ability of a company that undergoes in ownership change to utilize its NOLs and tax credits existing as of the date of such ownership change. Under the rules, such an ownership change is generally any change in ownership of more than 50% of a company’s stock within a rolling three-year period.

F-53

TEVOGEN BIO INC

NOTES TO THE FINANCIAL STATEMENTS

A summary of changes in the valuation allowance for net deferred tax assets during the year ended December 31, 2022 and 2021 were as follows:

	Year Ended December 31,
	2022	2021
Valuation allowance	$1,618,774	$467,372
Increases recorded to income tax provision	2,556,467	1,151,402
Valuation allowance	$4,175,241	$1,618,774

The Company applies the authoritative guidance on accounting for and disclosure of uncertainty in tax positions, which requires the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon the ultimate settlement with the relevant taxing authority. There were no material uncertain tax positions as of December 31, 2022.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense when in a taxable income position. As of December 31, 2022, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statements of operations and comprehensive loss.

The Company files income tax returns in the United States and various state and local jurisdictions. The federal and state tax returns are generally subject to examination for the years ended December 31, 2020 through December 31, 2022. There are currently no pending tax examinations. To the extent the Company has tax attribute carryforwards, the tax year in which the attribute was generated may still be adjusted upon examination.

NOTE 11. RELATED PARTY TRANSACTIONS

In January 2021, the Company issued 80,000 service-based RSAs to Mehtaphoric Consulting Inc., a company controlled by the daughter of the Company’s chief financial officer, for information technology services provided to the Company. Stock-based compensation expense of $600 related to these service-based RSAs was recognized in the statement of operations for the year ended December 31, 2021.

NOTE 12. SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions for potential recognition or disclosure from the balance sheet date through September 14, 2023, the issuance date of these the financial statements, and has not identified any requiring disclosure except as noted below.

In February 2023, the Company issued a convertible promissory note in the aggregate principal amount of $2,500,000. The note bears interest at a rate of 4.5%. All principal and interest on the note are due on February 23, 2026.

On June 28, 2023, the Company entered into the Merger Agreement. In connection with the Business Combination, all of the issued and outstanding capital stock of the Company will be exchanged for shares of common stock, par value $0.0001 per share, of Semper Paratus (the “Share Exchange”), subject to the conditions set forth in the Merger Agreement. The combined company will be named Tevogen Bio Holdings Inc. (“New Tevogen”) upon closing of the Business Combination

As consideration for the Business Combination, holders of the Company’s securities collectively shall be entitled to receive from Semper Paratus, in the aggregate, a number of shares of New Tevogen common stock with an aggregate value equal to $1,200,000,000. In addition, holders of the Company’s securities shall also be entitled to receive, in the aggregate, an additional 20,000,000 shares of New Tevogen’s common stock in the event that the volume-weighted average price of New Tevogen’s common stock, collectively, exceeds (a) $15.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of the Company’s securities shall be entitled to receive an additional 6,666,667 shares of New Tevogen’s common stock, (b) $17.50 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of New Tevogen’s securities shall be entitled to receive an additional 6,666,667 shares of New Tevogen’s common stock, and (c) $20.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of the Company’s securities shall be entitled to receive an additional 6,666,666 shares of new Tevogen’s common stock. In addition, for each Earnout Share Payment, New Tevogen will also issue to Sponsor an additional 1,500,000 shares of New Tevogen’s common stock.

F-54

TEVOGEN BIO INC

NOTES TO THE FINANCIAL STATEMENTS

On September 12, 2023, the Company entered into amendments to each of the Company’s Notes, with an aggregate principal balance of $22,500,000, to provide for the automatic conversion, immediately following the consummation of a transaction or series of related transactions whereby the Company merges with or into, or otherwise combines with, a publicly listed special purpose acquisition company (a “SPAC”) or a subsidiary thereof and the shares of the Company are exchanged for shares of capital stock of the SPAC (a “SPAC Transaction”), which would include the Business Combination, of the outstanding principal balance and accrued interest under the Notes (the “Conversion Amount”) into shares of capital stock of the SPAC that is a counterparty to the Company or its stockholders in the SPAC Transaction equal to the quotient obtained by dividing the Conversion Amount by the SPAC Conversion Price, multiplied by the number of shares of capital stock of the SPAC for which each pre-transaction issued and outstanding common share of the Company is exchanged in the SPAC Transaction. The SPAC Conversion Price is equal to the lesser of (a) 80% of the SPAC price per share or (b) the price per share as calculated by dividing $200,000,000 for Notes 1 and 2, $980,000,000 for Note 3, and $4,250,000,000 for Note 4 and Note 5 by the number of pre-transaction issued and outstanding common shares of the Company that are exchanged in the SPAC Transaction.

F-55

Unaudited Interim Financial Statements

TEVOGEN BIO INC

BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash	$3,456,611	$5,484,265
Prepaid expenses and other assets	208,505	352,977
Total current assets	3,665,116	5,837,242

Property and equipment, net	542,480	621,951
Right-of-use assets - operating leases	580,481	684,919
Other assets	849,724	594,883
Total assets	$5,637,801	$7,738,995

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,105,524	$865,910
Accrued expenses and other liabilities	591,897	816,369
Operating lease liabilities	289,664	278,207
Convertible promissory notes	62,931,000	-
Total current liabilities	64,918,085	1,960,486
Convertible promissory notes	27,298,000	39,297,000
Operating lease liabilities	313,430	432,726
Total liabilities	92,529,515	41,690,212

Stockholders’ deficit
Common stock – voting, $0.0025 par value; 36,000,000 shares authorized; 23,800,000 shares issued and outstanding at June 30, 2023 and December 31, 2022	59,500	59,500
Common stock - non-voting, $0.0025 par value; 4,000,000 shares authorized; 952,000 shares issued and outstanding at June 30, 2023 and December 31, 2022	2,380	2,380
Additional paid-in capital	5,166,960	5,166,960
Accumulated deficit	(92,120,554)	(39,180,057)
Total stockholders’ deficit	(86,891,714)	(33,951,217)
Total liabilities and stockholders’ deficit	$5,637,801	$7,738,995

See accompanying notes to the financial statements.

F-56

TEVOGEN BIO INC

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six months ended June 30,
	2023	2022
Operating expenses:
Research and development	$2,378,566	$2,219,087
General and administrative	2,130,182	4,418,178
Total operating expenses	4,508,748	6,637,265
Loss from operations	(4,508,748)	(6,637,265)
Interest expense, net	(588,884)	(441,793)
Change in fair value of convertible promissory notes	(47,842,865)	(4,351,884)
Net loss	$(52,940,497)	$(11,430,942)
Share information:
Net loss per share of common stock, basic and diluted	$(2.14)	$(0.45)
Weighted average shares outstanding, basic and diluted	24,752,000	25,552,000

See accompanying notes to the financial statements.

F-57

TEVOGEN BIO INC

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	Common Stock - voting		Common Stock - non-voting		Additional paid-in	Accumulated
	Shares	Amount	Shares	Amount	capital	deficit	Total
Balance at January 1, 2023	23,800,000	$59,500	952,000	$2,380	$5,166,960	$(39,180,057)	$(33,951,217)
Net loss	—	—	—	—	—	(52,940,497)	(52,940,497)
Balance at June 30, 2023	23,800,000	$59,500	952,000	$2,380	$5,166,960	$(92,120,554)	$(86,891,714)

Balance at January 1, 2022	24,600,000	$61,500	952,000	$2,380	$586,228	$(17,138,656)	$(16,488,548)
Stock-based compensation	—	—	—	—	2,602,125	—	2,602,125
Net loss	—	—	—	—	—	(11,430,942)	(11,430,942)
Balance at June 30, 2022	24,600,000	$61,500	952,000	$2,380	$3,188,353	$(28,569,598)	$(25,317,365)

See accompanying notes to the financial statements.

F-58

TEVOGEN BIO INC

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(52,940,497)	$(11,430,942)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	79,471	32,670
Stock-based compensation expense	—	2,602,125
Non-cash interest expense	589,135	442,192
Change in fair value of convertible promissory notes	47,842,865	4,351,884
Non-cash operating lease expense	104,438	41,476
Change in operating assets and liabilities:
Prepaid expenses and other assets	144,472	(184,782)
Other assets	21,343	(48,225)
Accounts payable	372,614	499,964
Accrued expenses and other liabilities	(500,656)	(176,321)
Operating lease liabilities	(107,839)	(41,928)
Net cash used in operating activities	(4,394,654)	(3,911,887)
Cash flows from investing activities:
Purchases of property and equipment	(133,000)	(187,019)
Net cash used in investing activities	(133,000)	(187,019)
Cash flows from financing activities:
Proceeds from issuance of convertible promissory notes	2,500,000	5,000,000
Net cash provided by financing activities	2,500,000	5,000,000
Net (decrease) increase in cash	(2,027,654)	901,094
Cash - beginning of period	5,484,265	7,119,162
Cash - end of period	$3,456,611	$8,020,256
Supplementary disclosure of noncash financing activities:
de-SPAC transaction fees included in accrued expenses and other liabilities	$276,000	$—

See accompanying notes to the financial statements.

F-59

TEVOGEN BIO INC

NOTES TO THE INTERIM FINANCIAL STATEMENTS

NOTE 1. BACKGROUND

Tevogen Bio Inc, a Delaware corporation (the “Company”) is a clinical-stage specialty immunotherapy company harnessing the power of CD8+ cytotoxic T lymphocytes (“CD8+ CTLs”) to develop off-the-shelf, precision T cell therapies for the treatment of infectious diseases, cancers, and neurological disorders. The Company’s precision T cell technology platform, ExacTcell, is a set of processes and methodologies to develop, enrich, and expand single human leukocyte antigen-restricted CTL therapies with proactively selected, precisely defined targets. The Company has completed a Phase 1 proof-of-concept trial for the first clinical product of ExacTcell, TVGN 489, for the treatment of ambulatory, high-risk adult COVID-19 patients, and has other product candidates in its pipeline.

On June 28, 2023, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Semper Paratus Acquisition Corporation (“Semper Paratus”), Semper Merger Sub, Inc., a wholly owned subsidiary of Semper Paratus (“Merger Sub”), SSVK Associates, LLC, Semper Paratus’ sponsor, in its capacity as purchaser representative, and Ryan Saadi, in his capacity as seller representative, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Business Combination”). The combined company will be named Tevogen Bio Holdings Inc. (“New Tevogen”) upon closing of the Business Combination and is expected to list on NYSE American under the ticker symbol “TVGN”.

As consideration for the Business Combination, holders of the Company’s securities collectively shall be entitled to receive from Semper Paratus, in the aggregate, a number of shares of New Tevogen common stock with an aggregate value equal to $1,200,000,000. In addition, holders of the Company’s securities shall also be entitled to receive, in the aggregate, an additional 20,000,000 shares of New Tevogen’s common stock in the event that the volume-weighted average price of New Tevogen’s common stock, collectively, exceeds (a) $15.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of the Company’s securities shall be entitled to receive an additional 6,666,667 shares of New Tevogen’s common stock, (b) $17.50 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of New Tevogen’s securities shall be entitled to receive an additional 6,666,667 shares of New Tevogen’s common stock, and (c) $20.00 per share for 20 out of any 30 consecutive trading days beginning on the Closing Date of the Merger Agreement until the 36-month anniversary of the Closing Date, in which case the holders of the Company’s securities shall be entitled to receive an additional 6,666,666 shares of new Tevogen’s common stock. In addition, for each Earnout Share Payment, New Tevogen will also issue to Sponsor an additional 1,500,000 shares of New Tevogen’s common stock.

NOTE 2. DEVELOPMENT-STAGE RISKS AND LIQUIDITY

The Company has incurred losses and negative cash flows from operations since inception, has an accumulated deficit of $ 92,120,554 as of June 30, 2023, and has a convertible promissory note with an original issuance amount of $10,000,000 with a maturity date in January 2024. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales from its product candidates currently in development. Management believes that cash of $3,456,611 as of June 30, 2023 is sufficient to sustain planned operations into the first quarter of 2024. As a result, the Company has concluded that substantial doubt exists about its ability to continue as a going concern for one year from the date that the financial statements are issued. The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Management is currently evaluating different strategies to obtain the additional funding for future operations for subsequent years. These strategies may include but are not limited to private placements of equity and/or debt, licensing and/or marketing arrangements, and public offerings of equity and/or debt securities. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into strategic alliances or other arrangements on favorable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to obtain funding, the Company could be required to delay, reduce or eliminate research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect its business prospects.

Operations since inception have consisted primarily of organizing the Company, securing financing, developing licensed technologies, performing research, and conducting pre-clinical studies and clinical trials. The Company is subject to those risks associated with any specialty biotechnology company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

F-60

TEVOGEN BIO INC

NOTES TO THE INTERIM FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies included in the Company’s annual financial statements that can be found elsewhere in this registration statement have not materially changed, except as set forth below.

Interim Financial Statements

The accompanying unaudited interim financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying interim financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the financial statements) considered necessary to present fairly the Company’s financial position as of June 30, 2023 and its results of operations for the six months ended June 30, 2023 and 2022. Operating results for the six months ended June 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023. The interim financial statements, presented herein, do not contain the required disclosures under U.S. GAAP for annual financial statements. The accompanying unaudited interim financial statements should be read in conjunction with the annual audited financial statements and related notes as of and for the year ended December 31, 2022.

Use of Estimates

In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of expenses. Actual results could differ from those estimates. Estimates and assumptions are periodically reviewed, and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

Significant areas that require management’s estimates include the fair value of the common stock, the fair value of the convertible promissory notes, the estimated useful lives of property and equipment and accrued research and development expenses.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar, but not identical, assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data;

Level 3	Unobservable inputs in which there is little or no market data available and requires the Company to develop its own assumptions that market participants would use in pricing an asset or liability.

Financial instruments recognized at historical amounts in the balance sheets consist of accounts payable. The Company believes that the carrying value of accounts payable approximates their fair values due to the short-term nature of these instruments.

F-61

TEVOGEN BIO INC

NOTES TO THE INTERIM FINANCIAL STATEMENTS

The Company’s recurring fair value measurements primarily consist of the convertible promissory notes, for which the Company has elected the fair value option. Such fair value measurements are Level 3 inputs. The following table provides a roll-forward of the aggregate fair values of the Company’s convertible promissory notes, which are described in more detail in Note 5:

Balance at January 1, 2023	$39,297,000
Initial fair value at issuance	2,500,000
Accrued interest expense	589,135
Change in fair value	47,842,865
Balance at June 30, 2023	$90,229,000

Balance at January 1, 2022	$23,479,000
Initial fair value at issuance	5,000,000
Accrued interest expense	442,192
Change in fair value	4,351,884
Balance at June 30, 2022	$33,273,076

There were no transfers between levels during the six months ended June 30, 2023 and 2022.

The Company used the probability weighted expected return method valuation methodology to determine the fair value of the convertible promissory notes. Significant assumptions and ranges used in determining the fair value of convertible promissory notes include volatility (75% - 80%), discount rate (36% - 38%), and probability of a future liquidity event (85% - 90%).

Net Loss Per Share

The Company computes basic net loss per share by dividing net loss by the weighted-average common stock outstanding during the period. The Company computes diluted net loss per share by dividing the net loss by the sum of the weighted-average number of common stock outstanding during the period, plus the potential dilutive effects, if any, of unvested shares of common stock and the convertible promissory notes on an as-converted basis. Given the Company’s net loss, the impact of the unvested shares of common stock and the convertible promissory notes are anti-dilutive, and basic and diluted net loss per share for the six months ended June 30, 2023 and 2022 are the same.

As of June 30, 2023, and 2022, the Company’s potentially dilutive securities were outstanding restricted stock units and the convertible promissory notes on an as-converted basis. The Company excluded the following potential shares from the computation of diluted net loss per share because including them would have had an anti-dilutive effect:

	June 30,	June 30,
	2023	2022
Outstanding restricted stock units	2,137,000	289,000
Convertible promissory notes	318,600	454,468
Total	2,455,600	743,468

(a)	The number of shares was determined based on the conversion upon maturity provisions in the convertible promissory note agreements, dividing the conversion amount (principal plus accrued interest) by three times the estimated fair value of the Company’s common stock as determined by the Company’s most recently completed 409A valuation.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815 -40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. ASU 2020-06 also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. This amended guidance is effective for the Company for annual and interim periods beginning after December 15, 2023. Early adoption is permitted. The Company is currently evaluating the potential impact of the standard on its financial statements.

F-62

TEVOGEN BIO INC

NOTES TO THE INTERIM FINANCIAL STATEMENTS

NOTE 4. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	June 30,	December 31,
	2023	2022
Research and development	$-	$445,288
Legal fees	340,378	133,481
Other	251,519	237,600
	$591,897	$816,369

NOTE 5. CONVERTIBLE PROMISSORY NOTES

The Company entered into the following promissory notes at June 30, 2023:

	Issuance Date	Original Issuance Amount	Maturity Date	Interest Rate	Accrued Interest as of June 30, 2023	Fair Value as of June 30, 2023	Fair Value as of December 31, 2022
Note 1	1/22/2021	$10,000,000	1/22/2024	6.00%	$1,468,333	$62,931,000	$25,140,000
Note 2	10/18/2021	2,500,000	10/18/2024	6.00%	255,833	15,117,000	6,023,000
Note 3	3/14/2022	5,000,000	3/14/2025	4.50%	293,116	6,835,000	5,510,000
Note 4	12/23/2022	2,500,000	12/23/2025	4.50%	58,716	2,681,000	2,624,000
Note 5	2/3/2023	2,500,000	2/3/2026	4.50%	45,385	2,665,000	N/A
		$22,500,000			$2,121,383	$90,229,000	$39,297,000

Total interest expense incurred on the convertible promissory notes (collectively referred to as the “Notes”) during the six months ended June 30, 2023, and 2022 totaled $589,135 and $442,192, respectively.

Upon a Qualified Financing, defined as the issuance of shares of convertible preferred stock resulting in aggregate gross proceeds of at least $25,000,000, the principal and accrued interest on the Notes shall automatically convert into shares of preferred stock issued in the Qualified Financing.

The Conversion Price is equal to the lesser of (a) 80% of the price paid per share by the investors in the Qualified Financing or (b) the price per share as calculated by dividing $200,000,000 for Notes 1 and 2, $980,000,000 for Note 3, and $4,250,000,000 for Notes 4 and 5 by the number of shares outstanding used to calculate the price per share of the next Qualified Financing.

In the event a Qualified Financing does not occur, all outstanding principal and accrued interest shall be due and payable upon demand of the holders of the Notes. Upon maturity, the holders of the Notes may elect to convert the Notes into shares of the Company’s common stock, calculated by dividing the outstanding principal plus accrued interest by three times the estimated fair value of the Company’s common stock as determined by the Company’s most recently completed 409A valuation.

The Company has elected the fair value measurement option to account for the Notes. Under this method, changes in fair value are reported in the statement of operations. There were no changes in instrument-specific credit risk for the Notes.

As of June 30, 2023, the future principal payments on the convertible promissory notes were as follows:

Year ending December 31,
2023	$—
2024	12,500,000
2025	7,500,000
2026	2,500,000
$22,500,000

F-63

TEVOGEN BIO INC

NOTES TO THE INTERIM FINANCIAL STATEMENTS

NOTE 6. STOCK-BASED COMPENSATION

In 2020, the Company adopted the 2020 Equity Incentive Plan (“Incentive Plan”), under which the Company is authorized to grant awards up to an aggregate 4,000,000 shares of non-voting common stock. The Incentive Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, and other equity-based awards. As of June 30, 2023, awards for 1,071,000 shares remained available to be granted under the Incentive Plan.

The Company has issued restricted stock awards (“RSAs”) and restricted stock units (“RSUs”) that are subject to either service-based vesting conditions or service-based and performance-based vesting conditions. Compensation expense for service-based RSAs and RSUs are recognized on a straight-line basis over the vesting period of the award. Compensation expense for service-based and performance-based RSAs and RSUs (referred to as “Performance-Based” RSAs and RSUs) are recognized when the performance conditions, which are based on a liquidity event condition being satisfied, are deemed probable of achievement. All awards issued for the period presented were non-voting common stock.

RSU activity was as follows:

	Service-Based RSUs		Performance-Based RSUs
	Shares	Weighted average grant-date fair value	Shares	Weighted average grant-date fair value
Nonvested as of January 1, 2023	—	$—	2,041,000	$13.80
Granted	—	—	96,000	13.48
Vested	—	—	—	—
Forfeited	—	—	—	—
Nonvested as of June 30, 2023	—	$—	2,137,000	$13.78

As of June 30, 2023, the performance condition was not probable of achievement and therefore no compensation cost has been recognized. There was $29,450,260 of unrecognized compensation cost related to Performance-Based RSUs.

All of the stock-based compensation expense was categorized to general and administrative expense in the accompanying statements of operations.

NOTE 7. RELATED PARTY TRANSACTIONS

In January 2023, the Company issued 40,000 Performance-Based RSUs to the wife of the Company’s chairman and chief executive officer for advisory services provided to the Company, and 20,000 Performance-Based RSUs to Mehtaphoric Consulting Inc., a company controlled by the daughter of the Company’s chief financial officer, for information technology services provided to the Company. As of June 30, 2023, the performance condition was not probable of achievement and therefore no compensation cost has been recognized. There was $533,600 and $266,800, respectively, of unrecognized compensation cost related to these Performance-Based RSUs.

NOTE 8. SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions for potential recognition or disclosure from the balance sheet date through September 14, 2023, the issuance date of these the financial statements, and has not identified any requiring disclosure except as noted below.

On September 12, 2023, the Company entered into amendments to each of the Company’s Notes, with an aggregate principal balance of $22,500,000, to provide for the automatic conversion, immediately following the consummation of a transaction or series of related transactions whereby the Company merges with or into, or otherwise combines with, a publicly listed special purpose acquisition company (a “SPAC”) or a subsidiary thereof and the shares of the Company are exchanged for shares of capital stock of the SPAC (a “SPAC Transaction”), which would include the Business Combination, of the outstanding principal balance and accrued interest under the Notes (the “Conversion Amount”) into shares of capital stock of the SPAC that is a counterparty to the Company or its stockholders in the SPAC Transaction equal to the quotient obtained by dividing the Conversion Amount by the SPAC Conversion Price, multiplied by the number of shares of capital stock of the SPAC for which each pre-transaction issued and outstanding common share of the Company is exchanged in the SPAC Transaction. The SPAC Conversion Price is equal to the lesser of (a) 80% of the SPAC price per share or (b) the price per share as calculated by dividing $200,000,000 for Notes 1 and 2, $980,000,000 for Note 3, and $4,250,000,000 for Note 4 and Note 5 by the number of pre-transaction issued and outstanding common shares of the Company that are exchanged in the SPAC Transaction.

F-64

Annex C

CERTIFICATE OF INCORPORATION

OF

 Tevogen Bio Holdings Inc.

ARTICLE I

NAME OF THE CORPORATION

The name of the corporation is Tevogen Bio Holdings Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 4.01 Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is        , of which        shares shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”) and shares shall be shares of preferred stock having a par value of $0.0001 per share (“Preferred Stock”). Except as provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders representing at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class or series shall be required therefor.

Section 4.02 Common Stock. Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power and each holder of Common Stock shall be entitled to vote on each matter submitted to a vote of stockholders and to one vote for each share held by such holder. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 4.03 Preferred Stock. The Board is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series;

(b) the number of shares of the series;

(c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d) whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

C-2

(g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j) any other relative rights, preferences, and limitations of that series.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.02 Number. Subject to the rights, if any, of any holders of any series of Preferred Stock, the number of directors of the Corporation that shall constitute the entire Board shall be fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. During any period when the holders of any series of Preferred Stock have the right to elect a specified number of additional directors as provided for or fixed pursuant to the provisions of Section 4.03 hereof, then upon commencement and for the duration of the period during which such right continues, (a) the then otherwise number of directors of the Corporation that shall constitute the entire Board shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director’s earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, all such additional directors elected by the holders of such stock or elected to fill any vacancies resulting from the death, disqualification, resignation, or removal thereof shall automatically cease to be qualified as directors, the term of office of all such directors shall forthwith terminate, and the total and authorized number of directors of the Corporation shall be reduced accordingly.

C-3

Section 5.03 Classification. Subject to the rights, if any, or any holders of any series of Preferred Stock, and effective upon the effectiveness of this Certificate of Incorporation (the “Effective Time”), the Board of the Corporation shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III at the Effective Time. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting occurring after the Effective Time, each director elected to the class of directors expiring at such annual meeting shall be elected to hold office until the third annual meeting following such director’s election and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, disqualification, resignation, or removal. Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s success is duly elected and qualified or until such director’s earlier death, disqualification, resignation, or removal. No decrease in the number of directors constituting the full Board shall shorten the term of any incumbent director.

Section 5.04 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board shall be filled solely by the affirmative votes of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom such director has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, disqualification, resignation, or removal. Except as otherwise provided by law, in the event of a vacancy in the Board, the remaining directors may exercise the powers of the full Board until the vacancy is filled.

Section 5.05 Removal of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock, for so long as this Certificate of Incorporation provides for a classified Board, any director may be removed from office at any time but only with cause, at a meeting called for that purpose, by the affirmative vote of the holders representing at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

Section 5.06 Written Ballot. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

Section 5.07 Cumulative Votes. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock in the Corporation.

ARTICLE VI

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 6.01 Indemnification. The Corporation, to fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, may indemnify and advance expenses to any person made or threatened to any person threatened to be made a party to an action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, employee, or agent at the request of the Corporation or any predecessor to the Corporation.

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Section 6.02 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Section 6.02 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

ARTICLE VII

STOCKHOLDER ACTION

Section 7.01 Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 7.02 Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by or at the direction of the Board. Any business transacted at any special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Bylaws may be adopted, amended, altered, or repealed by either (a) the affirmative vote of at least a majority of the directors then in office, without any action on the part of the stockholders, or (b) the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at any annual or special meeting of stockholders, provided that such proposed action shall be stated in the notice of such meeting.

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ARTICLE IX

FORUM AND JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action, suit, or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action, suit, or proceeding asserting a claim against the Corporation or any director or officer or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (D) any action, suit, or proceeding asserting a claim against the Corporation or any director, officer, or other employee or stockholder of the Corporation governed by the internal affairs doctrine, and (ii) subject to the preceding provisions of this Article IX, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action, suit, or proceeding the subject matter of which is within the scope of clause (i) of the immediately preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (i) of the immediately preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. Any person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX.

ARTICLE X

DGCL SECTION 203 OPT-OUT

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with Section 5.03, 5.04, or 5.05, Article VI or VIII, or this Article XI of this Certificate of Incorporation.

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Annex D

Bylaws

OF

Tevogen bio Holdings Inc.

Article I. Corporate Offices.

Section 1.1. Registered Office and Agent. The registered office of Tevogen Bio Holdings Inc. (the “Corporation”) shall be as set forth in the Charter of the Corporation (the “Charter”).

Section 1.2. Other Offices. The board of directors of the Corporation (the “Board”) may at any time establish other offices at any place or places, either within or outside of the State of Delaware, where the Corporation is qualified to do business.

Article II. Meetings of Stockholders.

Section 2.1. Place of Meetings. Meetings of stockholders shall be held at any place designated by the Board within or without outside the State of Delaware, or by means of remote communication, in each case as may be determined by resolution of the Board from time to time and stated in the notice of the meeting.

Section 2.2. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion and stated in the notice of the meeting.

Section 2.3. Special Meetings. Special meetings of stockholders of the Corporation may only be called in the manner provided in the Charter. Any business transacted at any special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board.

Section 2.4. Notice of Stockholders’ Meetings. All notices of meetings of stockholders shall be in the form of a writing or electronic transmission and shall be sent or otherwise given to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting in accordance with Section 2.5 of these bylaws of the Corporation (the “Bylaws”) not less than ten nor more 60 days before the date of the meeting (unless a different time is specified by law). The notice shall specify the place (if any), date, and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. The means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting shall also be provided in the notice. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

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Section 2.5. Manner of Giving Notice; Affidavit of Notice. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the Delaware General Corporation Law (the “DGCL”), the Charter, or these Bylaws, may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (a) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, or (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. An affidavit of the Secretary or an assistant secretary or of the transfer agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 2.6. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Charter or these Bylaws. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting or (b) the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereat, whether or not a quorum is present, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

Section 2.7. Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, are provided in accordance with the DGCL. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.8. Conduct of Business. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such matters as the regulation of the manner of voting and the conduct of business.

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Section 2.9. Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws and subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors, and joint owners of stock and to voting trusts and other voting agreements). Voting at meetings of stockholders need not be by written ballot and, unless otherwise required by law, need not be conducted by an inspector of election unless so determined by the holders of the shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person at such meeting.

Except as may be otherwise provided in the Charter, each stockholder shall be entitled to one vote for each share of capital stock having voting power held by such stockholder or by proxy.

A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders at which a quorum is present and for which, as of the tenth day before the Corporation first mails its notice of meeting for such meeting to the stockholders, the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. A director standing for reelection in an uncontested election must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. If an incumbent director who is standing for reelection does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee of the Board, or such other committee designated by the Board pursuant to these Bylaws, will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who fails to receive a majority vote will not participate in the committee’s recommendation or the Board’s decision.

Section 2.10. Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Charter, or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need to be specified in any written waiver of notice, or any waiver by electronic transmission, unless so required by the Charter or these Bylaws.

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Section 2.11. Record Date for Stockholder Notice; Voting; Giving Consents. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action.

If the Board does not so fix a record date:

(a)	the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b)	the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent (including consent by electronic mail or other electronic transmission as permitted by law) is delivered to the Corporation; and

(c)	the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 2.12. Nominations and Proposals for Annual Meetings of Stockholders.

(a)	Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may only be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board or the chairperson of the meeting, or (iii) by any stockholder of the Corporation that (A) was a stockholder of record at the time of giving of the notice provided for in this Section 2.12 and at the time of the annual meeting, (B) is entitled to vote with respect to such matter at the meeting, and (C) complies in all applicable respects with the notice procedures set forth in this Section 2.12. At any annual meeting of stockholders, the presiding officer of such meeting may announce the nominations and other business to be considered which are set forth in the Corporation’s notice of meeting and proxy statement and, by virtue thereof, such nominations and other business so announced shall be properly brought before such meeting and may be considered and voted upon by the stockholders of the Corporation entitled to vote thereat without further requirement of nomination, motion, or second.

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(b)	For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section 2.12, the stockholder making such nominations or proposing such other business (the “Proposing Stockholder”) must theretofore have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a Proposing Stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m., Eastern Time, on the 90th day nor earlier than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days before or more than 60 days after the one-year anniversary date of the previous year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than 5:00 p.m., Eastern Time, on the later of (x) the 90th day prior to the scheduled date of such annual meeting or (y) the tenth day following the day on which Public Disclosure (as defined below) of the date of such meeting is first made by the Corporation. In no event shall the Public Disclosure of an adjournment, recess, or postponement of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at an annual meeting shall not exceed the number of directors to be elected at such annual meeting, and for the avoidance of doubt, no stockholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Section 2.12. “Public Disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or a comparable national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or by such other means as is reasonably designed to inform the public or stockholders of the Corporation in general of such information, including, without limitation, posting on the Corporation’s investor relations website.

(c)	To be in proper form, a Proposing Stockholder’s notice to the Secretary must:

(i)	set forth, as to the Proposing Stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and of record by the Proposing Stockholder and such beneficial owner, if any, as of the date of such notice, and any shares as to which such stockholder and beneficial owner or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (which information shall be supplemented by such stockholder and beneficial owner not later than ten days after the record date for the meeting to disclose such ownership as of the record date), (C) a description of all agreements, arrangements and understandings, written or oral, between the Proposing Stockholder or such beneficial owner and any other person or persons (including their names) in connection with the nomination or proposal of such business by such stockholder, (D) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or propose such other business proposal, (E) if the Proposing Stockholder or such beneficial owner intends or is part of a group that intends to solicit proxies or votes in support of nominees for director of the Corporation other than the Corporation’s nominees (unless such solicitation would not be subject to Rule 14a-19 under the Exchange Act), the information required to be included in a notice to the Corporation required by Rule 14a-19(b) under the Exchange Act and (F) any other information relating to the Proposing Stockholder and such beneficial owner that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act;

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(ii)	if the notice relates to any business other than the nomination of a director that the Proposing Stockholder proposes to bring before the meeting, set forth a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business; and

(iii)	set forth, as to each person, if any, whom the Proposing Stockholder proposes to nominate for election or reelection as a director, (A) such person’s name, age, business address, and current residential address, (B) such person’s principal occupation or employment, (C) the class and number of shares of capital stock of the Corporation that are owned of record and beneficially by such person, if any, (D) all information relating to such person that would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act (including such person’s written consent to being named as a nominee in any proxy statement and any associated proxy card for the Corporation’s next meeting of stockholders for the election of directors and to serving as a director if elected), and (E) a description of all direct and indirect compensation and other monetary agreements, arrangements and understandings, written or oral, during the past three years, and any other relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and their respective affiliates and associates, or others acting in concert therewith, on the other hand.

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If any stockholder provides notice to the Corporation pursuant to Rule 14a-19(b), such stockholder shall deliver to the Corporation, no later than five business days prior to the annual meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a). If a nominating stockholder (i) provides notice pursuant to Rule 14a-19 promulgated and (ii) subsequently (A) notifies the Corporation that such stockholder no longer intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19, (B) fails to comply with the requirements of Rule 14a-19 or these Bylaws, or (C) fails to provide reasonable evidence sufficient to satisfy the Corporation that such requirements have been met, such stockholder’s nomination(s) shall be deemed null and void and the Corporation shall disregard any proxies or votes solicited for any nominee proposed by such shareholder notwithstanding that such nominee may be named in the notice of meeting or in any proxy statement or associated proxy card and notwithstanding that proxies in respect of the election of such proposed nominees may have been received by the Corporation.

In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten days prior to the meeting or any adjournment, recess or postponement thereof, and such update and supplement shall be delivered to the Secretary not later than five days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten days prior to the meeting or any adjournment or postponement thereof. No such supplement or update may include any new proposal not set forth in the original notice or be deemed to cure any defects or limit the remedies (including without limitation under these Bylaws) available to the Corporation relating to any defect.

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(d)	To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under paragraph (b)) to the Secretary of the Corporation at the principal executive offices of the Corporation a completed, written, and signed questionnaire (in the form customarily used by the Corporation for its directors) with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:

(i)	is not and will not become a party to (A) any agreement, arrangement or understanding, written or oral, with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such persons’ ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;

(ii)	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein; and

(iii)	in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Corporation.

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(e)	Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12, and nothing in this Section 2.12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision thereof) and, to the extent required by such rule, have such proposals considered and voted on at an annual meeting.

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(f)	Except as otherwise provided by law, at any meeting of stockholders the chairperson of the meeting (and, in advance of any meeting of stockholders, the Board or any committee designated by the Board pursuant to these Bylaws) shall have the power and duty (i) to determine whether any nomination or business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Section 2.12 and (ii) if any nomination was not made or such other business was not made or proposed in compliance with this Section 2.12, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.12, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at a meeting of stockholders of the Corporation to present the nomination or proposed business advanced by such stockholder, such proposed business shall not be transacted, notwithstanding that such proposal is set forth in the notice of meeting and notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(g)	Any person directly or indirectly soliciting proxies from the stockholders of the Corporation must use a proxy card color other than white, which shall be reserved for the exclusive use of the Board.

Section 2.13. List of Stockholders Entitled to Vote. The Corporation shall, no later than the tenth calendar day before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address (but not the electronic address or other electronic contact information) of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten calendar days prior to the meeting (a) during ordinary business hours at the principal place of business of the Corporation or (b) as otherwise provided by law. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 2.14. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for them by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, facsimile, electronic or telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may remain irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

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Article III. Directors.

Section 3.1. Powers. Subject to the provisions of the DGCL and any limitation in the Charter or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

Section 3.2. Number of Directors. The number of directors that shall constitute the whole Board shall be fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal. The directors shall be classified in the manner provided in the Charter. Each director shall hold office until such time as provided in the Charter. Elections of directors need not be by written ballot.

Section 3.3. Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the attention of the Secretary of the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the Charter or these Bylaws:

(a)	Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

(b)	Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Charter, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer of the Corporation may call a special meeting of stockholders in accordance with the provisions of the Charter or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until such vacancy is filled.

Section 3.4. Place of Meetings; Remote Meetings. The Board may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Charter or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone, internet, video, or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

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Section 3.5. Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Section 3.6. Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the chief executive officer, any vice president, the Secretary or any two (2) directors.

Notice of the time and place of special meetings shall be:

(a)	delivered personally by hand, by courier or by telephone;

(b)	sent by United States first-class mail, postage prepaid; or

(c)	sent by electronic transmission” as defined in Section 232 of the DGCL.

If the notice is (i) delivered personally by hand, by courier or by telephone, or (ii) sent by electronic mail, it shall be delivered or sent at least forty-eight (48) hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. Any oral notice may be communicated to a director. If the notice is sent by electronic transmission, it shall be delivered to the extent and in accordance with applicable law. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

Section 3.7. Quorum. At all meetings of the Board, a majority of the authorized number of directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute or by the Charter. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

Section 3.8. Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Charter, or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called and convened. Neither the business to be transacted at, nor other purpose of, any regular or special meeting of the directors, or a committee of directors, need to be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Charter or these Bylaws.

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Section 3.9. Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the Charter or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee in the same paper or electronic form as the minutes are maintained.

Section 3.10. Fees and Compensation of Directors. Unless otherwise restricted by the Charter or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 3.11. Approval of Loans. The Corporation shall not, either directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director, executive officer (or equivalent thereof), or control person, but may lend money to and use its credit to assist any employee, excluding such executive officers, directors, or other control persons of the Corporation or of a subsidiary, whenever, in the judgment of the directors, such loan, guarantee, or assistance may reasonably be expected to benefit the Corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured or secured in such manner as the Board shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing contained in this section shall be deemed to deny, limit or restrict the powers of guarantee or warranty of the Corporation at common law or under any statute.

Section 3.12. Removal of Directors. Directors may be removed from office by stockholders only in the manner provided in the Charter.

Article IV. Committees.

Section 4.1. Committees of Directors. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, with each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve, adopt or recommend to the stockholders any action or matter the DGCL expressly requires be submitted to the stockholders for approval, or (b) adopt, amend, or repeal the Bylaws.

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Section 4.2. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 4.3. Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III and Sections 3.4 through 3.9 of these Bylaws, with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

Article V. Officers.

Section 5.1. Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, a Chief Financial Officer, and a Secretary. The Board, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these Bylaws. Any two or more offices may be held by the same person.

Section 5.2. Appointment of Officers. The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section 5.5 of these Bylaws, shall be appointed by the Board, subject to the rights, if any, of an officer under any contract of employment.

Section 5.3. Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

Section 5.4. Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

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Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5. Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board.

Section 5.6. Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 5.7. Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that the officer is also a director of the Corporation.

Article VI. Indemnity.

Section 6.1. Third-Party Actions. Subject to the provisions of this Article VI, the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that they are or were a director or officer of the Corporation, or are or were serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by them in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that their conduct was unlawful.

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Section 6.2. Actions by or in the Right of the Corporation. Subject to the provisions of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that they are or were a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding any other provision of this Article VI, no person shall be indemnified hereunder for any expenses or amounts paid in settlement with respect to any action to recover short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended.

Section 6.3. Successful Defense. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 6.1 or 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection therewith.

Section 6.4. Determination of Conduct. Any indemnification under Sections 6.1 or 6.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because they have met the applicable standard of conduct set forth in Sections 6.1 or 6.2, as applicable. Such determination shall be made (a) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, (b) if such quorum is not obtainable or, even if obtainable, as a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. Notwithstanding the foregoing, a director, officer, employee, or agent of the Corporation shall be entitled to contest any determination that the director, officer, employee, or agent has not met the applicable standard of conduct set forth in Sections 6.1 or 6.2 by petitioning a court of competent jurisdiction.

Section 6.5. Payment of Expenses in Advance. To the fullest extent permitted by law, expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding, by an individual who may be entitled to indemnification pursuant to Section 6.1 or 6.2, shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified by the Corporation as authorized in this Article VI.

Section 6.6. Indemnity Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office.

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Section 6.7. Insurance Indemnification. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against them and incurred by them in any such capacity or arising out of their status as such, whether or not the Corporation would have the power to indemnify them against such liability under this Article VI.

Section 6.8. The Corporation. For purposes of this Article VI references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors and officers, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under and subject to the provisions of this Article VI (including, without limitation, the provisions of Section 6.4) with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 6.9. Employee Benefit Plans. For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

Section 6.10. Indemnity Fund. Upon resolution passed by the Board, the Corporation may establish a trust or other designated account, grant a security interest or use other means (including, without limitation, a letter of credit), to ensure the payment of certain of its obligations arising under this Article VI and/or agreements which may be entered into between the Corporation and its officers and directors from time to time.

Section 6.11. Indemnification of Other Persons. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not a director or officer of the Corporation or is not serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, but whom the Corporation has the power or obligation to indemnify under the DGCL or otherwise. The Corporation may, in its sole discretion, indemnify an employee, trustee, or other agent as permitted by the DGCL. The Corporation shall indemnify an employee, trustee, or other agent where required by law.

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Section 6.12. Savings Clause. If this Article VI or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification hereunder against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding, or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law.

Section 6.13. Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 6.14. Conflicts. No indemnification or advance shall be made under this Article VI, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(a)	That it would be inconsistent with a provision of the Charter, these Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(b)	That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

Section 6.15. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection (a) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (b) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

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Article VII. General Matters.

Section 7.1. Stock Certificates; Partly Paid Shares. Shares of the Corporation’s stock may be certified or uncertified, as provided under Delaware law, and shall be entered in the books of the Corporation and registered as they are issued. Every holder of stock represented by certificates shall entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairperson of the Board, vice chairperson of the Board or the Chief Executive Officer, President, a Vice President, the Chief Financial Officer, an assistant treasurer, the Secretary, or an assistant secretary of the Corporation shall be an authorized officer for such purpose), representing the number of shares and the class or series of shares owned by the stockholder. Any or all of the signatures on the certificate may be a facsimile or electronic (e.g., PDF) signature. In case any officer, transfer agent or registrar who has signed or whose facsimile or electronic signature has been placed upon a certificate has ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Section 7.2. Lost Certificates. Except as provided in this Section 7.2, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or their legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.3. Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

Section 7.4. Dividends. The Board of Directors may declare dividends upon the capital stock of the Corporation, subject to the provisions of the Charter and the laws of the State of Delaware.

Section 7.5. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

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Section 7.6. Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.7. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.8. Conflicts with Charter. In the event of any conflict between the provisions of the Corporation’s Charter and these Bylaws, the provisions of the Charter shall govern.

Article VIII. Amendments.

Except as provided in the Certificate of Incorporation and consistent therewith, or as provided otherwise by law, these Bylaws may be adopted, amended, altered, or repealed by either (a) the affirmative vote of at least a majority of the directors then in office, without any action on the part of the stockholders, or (b) the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at any annual or special meeting of stockholders, provided that such proposed action shall be stated in the notice of such meeting.

Adopted:

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Annex F

TEVOGEN BIO HOLDINGS INC.

2023 OMNIBUS INCENTIVE PLAN

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS			17
	9.1	Right to Payment and SAR Price.		17
	9.2	Other Terms.		18
	9.3	Term.		18
	9.4	Rights of Holders of SARs.		18
	9.5	Transferability of SARs.		18
	9.6	Family Transfers.		18
10.	TERMS AND CONDITIONS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS, AND DEFERRED STOCK UNITS			19
	10.1	Grant of Restricted Stock, Restricted Stock Units, and Deferred Stock Units.		19
	10.2	Restrictions.		19
	10.3	Registration; Restricted Stock Certificates.		19
	10.4	Rights of Holders of Restricted Stock.		19
	10.5	Rights of Holders of Restricted Stock Units and Deferred Stock Units.		20
		10.5.1	Voting and Dividend Rights.	20
		10.5.2	Creditor’s Rights.	20
	10.6	Termination of Service.		20
	10.7	Purchase of Restricted Stock and Shares of Stock Subject to Restricted Stock Units and Deferred Stock Units.		21
	10.8	Delivery of Shares of Stock.		21
11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS			21
	11.1	Unrestricted Stock Awards.		21
	11.2	Other Equity-Based Awards.		21
12.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS			22
	12.1	Dividend Equivalent Rights.		22
	12.2	Termination of Service.		22
13.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS			22
	13.1	Grant of Performance Awards.		22
	13.2	Value of Performance Awards.		22
	13.3	Earning of Performance Awards.		23
	13.4	Form and Timing of Payment of Performance Awards.		23
	13.5	Performance Conditions.		23
	13.6	Performance Measures.		23
14.	FORMS OF PAYMENT			24
	14.1	General Rule.		24
	14.2	Surrender of Shares of Stock.		24
	14.3	Cashless Exercise.		24
	14.4	Other Forms of Payment.		24
15.	REQUIREMENTS OF LAW			24
	15.1	General.		24
	15.2	Rule 16b-3.		25
16.	EFFECT OF CHANGES IN CAPITALIZATION			25
	16.1	Changes in Stock.		25
	16.2	Transaction in Which the Company is the Surviving Entity Which Does not Constitute a Change in Control.		26
	16.3	Change in Control in which Awards are not Assumed.		26
	16.4	Change in Control in which Awards are Assumed.		28
	16.5	Adjustments.		28
	16.6	No Limitations on Company.		28
17.a	PARACHUTE LIMITATIONS			29
18.	GENERAL PROVISIONS			29
	18.1	Disclaimer of Rights.		29
	18.2	Nonexclusivity of the Plan.		30
	18.3	Withholding Taxes.		30
	18.4	Captions.		31
	18.5	Construction.		31
	18.6	Other Provisions.		31
	18.7	Number and Gender.		31
	18.8	Severability.		31
	18.9	Governing Law.		31
	18.10	Foreign Jurisdictions.		31
	18.11	Section 409A of the Code.		31
	18.12	Limitation on Liability.		32

TEVOGEN BIO HOLDINGS INC.

2023 OMNIBUS INCENTIVE PLAN

1.	PURPOSE

The Plan is intended to (a) provide eligible individuals with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability and that will benefit its stockholders and other important stakeholders, including its employees and customers, and (b) provide a means of recruiting, rewarding, and retaining key personnel. To this end, the Plan provides for the grant of Awards of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Unrestricted Stock, Dividend Equivalent Rights, Other Equity-Based Awards, and cash bonus awards. Any of these Awards may, but need not, be made as performance incentives to reward the holders of such Awards for the achievement of performance goals in accordance with the terms of the Plan. Options granted under the Plan may be Nonqualified Stock Options or Incentive Stock Options.

2.	DEFINITIONS

For purposes of interpreting the Plan documents, including the Plan and Award Agreements, the following capitalized terms shall have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Affiliate” shall mean any Person that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of making a grant of Options or Stock Appreciation Rights, an entity shall not be considered an Affiliate unless the Company holds a Controlling Interest in such entity. The preceding sentence does not, however, apply for purposes of determining whether Service is uninterrupted for purposes of vesting, exercisability, or expiration of Options and Stock Appreciation Rights.

2.2 “Applicable Laws” shall mean the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the Code, the Securities Act, the Exchange Act, any rules or regulations thereunder, and any other laws, rules, regulations, and government orders of any jurisdiction applicable to the Company or its Affiliates, (b) applicable provisions of the corporate, securities, tax, and other laws, rules, regulations, and government orders of any jurisdiction applicable to Awards granted to residents thereof, and (c) the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

2.3 “Award” shall mean a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share or other Performance Award, an Other Equity-Based Award, or cash.

2.4 “Award Agreement” shall mean the written agreement, in such written, electronic, or other form as determined by the Committee, between the Company and a Grantee that evidences and sets forth the terms and conditions of an Award.

2.5 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2.6 “Benefit Arrangement” shall mean any formal or informal plan or other arrangement for the direct or indirect provision of compensation to a Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee.

2.7 “Board” shall mean the Board of Directors of the Company.

2.8 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all shares of Stock.

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2.9 “Cause” shall have the meaning set forth in an applicable agreement between a Grantee and the Company or an Affiliate, and in the absence of any such agreement, shall mean, with respect to any Grantee and as determined by the Committee, (a) gross negligence or willful misconduct in connection with the performance of duties; (b) conviction of, or pleading guilty or nolo contendere to, a criminal offense (other than minor traffic offenses); (c) engagement in material dishonesty which is injurious to the Company or an Affiliate; (d) engagement in misconduct or gross neglect that causes material harm to the Company or an Affiliate; (e) material violation of the Company’s or an Affiliate’s written policies relating to sexual harassment; or (f) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property, or non-competition agreements, if any, between such Grantee and the Company or an Affiliate. Any determination by the Committee regarding whether an event constituting Cause shall have occurred shall be final, binding, and conclusive.

2.10 “Change in Control” shall mean, subject to Section 18.11, the occurrence of any of the following:

(a) A transaction or a series of related transactions whereby any Person or Group (other than any Permitted Holder, the Company, or any Affiliate) becomes the Beneficial Owner of fifty percent (50%) or more of the total voting power of the Voting Stock of the Company, on a Fully Diluted Basis;

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) (together with any new directors whose election by such Incumbent Board or whose nomination by such Incumbent Board for election by the stockholders of the Company was approved by a vote of at least a majority of the members of such Incumbent Board then in office who either were members of such Incumbent Board or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board then in office;

(c) The Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company (regardless of whether the Company is the surviving Person), other than any such transaction in which the Prior Stockholders, including any Permitted Holder, own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation immediately after such transaction;

(d) The consummation of any direct or indirect sale, lease, transfer, conveyance, or other disposition (other than by way of reorganization, merger, or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or Group (other than any Permitted Holder, the Company, or any Affiliate), except any such transaction or series of transactions in which the Prior Stockholders, including any Permitted Holder, own directly or indirectly at least a majority of the voting power of the Voting Stock of such Person or Group immediately after such transaction or series of transactions; or

(e) The consummation of a plan or proposal for the liquidation, winding up, or dissolution of the Company.

Notwithstanding the foregoing, the transactions contemplated by that certain Agreement and Plan of Merger, entered into June 28, 2023, by and among Semper Paratus Acquisition Corporation, Semper Merger Sub Inc., SSVK Associates, LLC, Ryan Saadi, and Tevogen Bio Inc. shall not, individually or collectively, constitute a Change in Control.

The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

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2.11 “Code” shall mean the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section.

2.12 “Committee” shall mean a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).

2.13 “Company” shall mean Tevogen Bio Holdings Inc., a Delaware corporation, and any successor thereto.

2.14 “Controlling Interest” shall have the meaning set forth in Treasury Regulation Section 1.414(c)-2(b)(2)(i); provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i), and (b) where a grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.15 “Deferred Stock Unit” shall mean a Restricted Stock Unit, the terms of which provide for delivery of the underlying shares of Stock, cash, or a combination thereof subsequent to the date of vesting, at a time or times consistent with the requirements of Code Section 409A.

2.16 “Disability” shall mean the inability of a Grantee to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months; provided that, with respect to rules regarding the expiration of an Incentive Stock Option following termination of a Grantee’s Service, Disability shall mean the inability of such Grantee to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.17 “Disqualified Individual” shall have the meaning set forth in Code Section 280G(c).

2.18 “Dividend Equivalent Right” shall mean a right, granted to a Grantee pursuant to Article 12, entitling the Grantee thereof to receive, or to receive credits for the future payment of, cash, Stock, other Awards, or other property equal in value to dividend payments or distributions, or other periodic payments, declared or paid with respect to a number of shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) as if such shares of Stock had been issued to and held by the Grantee of such Dividend Equivalent Right as of the record date of the declaration thereof.

2.19 “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders in accordance with Section 5.1.

2.20 “Employee” shall mean, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

2.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended, and any successor thereto.

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2.22 “Fair Market Value” shall mean the fair market value of a share of Stock for purposes of the Plan, which shall be, as of any date of determination:

(a) If on such date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another Securities Market, the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b) If on such date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.22 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value shall be determined by the Committee in good faith using any reasonable method it deems appropriate, to be applied consistently with respect to Grantees; provided that the Committee shall determine the Fair Market Value of shares of Stock for tax withholding obligations due in connection with sales, by or on behalf of a Grantee, of such shares of Stock subject to an Award to pay the Option Price, SAR Price, and/or any tax withholding obligation on the same date on which such shares may first be sold pursuant to the terms of the applicable Award Agreement (including broker-assisted cashless exercises of Options and Stock Appreciation Rights, as described in Section 14.3, and sell-to-cover transactions) in any manner consistent with applicable provisions of the Code, including, without limitation, by using the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date) as the Fair Market Value of such shares, so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

2.23 “Family Member” shall mean, with respect to any Grantee as of any date of determination, (a) a Person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any Person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the voting interests.

2.24 “Fully Diluted Basis” shall mean, as of any date of determination, the sum of (x) the number of shares of Voting Stock outstanding as of such date of determination plus (y) the number of shares of Voting Stock issuable upon the exercise, conversion, or exchange of all then-outstanding warrants, options, convertible Capital Stock or indebtedness, exchangeable Capital Stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of Voting Stock, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in-the-money as of such date of determination.

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2.25 “Grant Date” shall mean, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Article 6 hereof, or (c) such date later than the dates specified in clauses (a) and (b) specified by the Committee in the corporate action approving the Award.

2.26 “Grantee” shall mean a Person who receives or holds an Award under the Plan.

2.27 “Group” shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

2.28 “Incentive Stock Option” shall mean an “incentive stock option” within the meaning of Code Section 422.

2.29 “Non-Employee Director” shall have the meaning set forth in Rule 16b-3 under the Exchange Act.

2.30 “Nonqualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.31 “Officer” shall have the meaning set forth in Rule 16a-1(f) under the Exchange Act.

2.32 “Option” shall mean an option to purchase one or more shares of Stock at a specified Option Price awarded to a Grantee pursuant to Article 8.

2.33 “Option Price” shall mean the per share exercise price for shares of Stock subject to an Option.

2.34 “Other Agreement” shall mean any agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G and/or Code Section 4999.

2.35 “Other Equity-Based Award” shall mean an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, or a Performance Share or other Performance Award.

2.36 “Parachute Payment” shall mean a “parachute payment” within the meaning of Code Section 280G(b)(2), or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.37 “Performance Award” shall mean an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Other Equity-Based Awards, or cash made subject to the achievement of Performance Measures (as provided in Article 13) over a Performance Period specified by the Committee.

2.38 “Performance Measures” shall mean performance criteria on which performance goals under Performance Awards are based.

2.39 “Performance Period” shall mean the period of time, up to ten (10) years, during or over which the Performance Measures under Performance Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance Awards.

2.40 “Performance Shares” shall mean a Performance Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Stock, made subject to the achievement of Performance Measures (as provided in Article 13) over a Performance Period of up to ten (10) years.

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2.41 “Permitted Holder” shall mean each of (a) Ryan Saadi and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Principal Family Group”); (b) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) controlled by (to be interpreted consistent with the definition of “Affiliate” provided herein) one or more members of the Principal Family Group; (c) any Entity over which one or more members of the Principal Family Group, directly or indirectly, have rights that legally enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (d) the estate of any member of the Principal Family Group; (e) any trust created (in whole or in part) by any one or more members of the Principal Family Group; (f) any individual or Entity who receives an interest in any estate or trust listed in clauses (d) or (e), to the extent of such interest; (g) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Principal Family Group; (h) any organization described in Section 501(c) of the Code, over which any one or more members of the Principal Family Group and the trusts and estates listed in clauses (d), (e) and (g) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (i) any organization described in Section 501(c) of the Code of which a member of the Principal Family Group is an officer, director or trustee; or (j) any Entity, directly or indirectly (1) owned or controlled by (to be interpreted consistent with the definition of “Affiliate” provided herein), or (2) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (a) through (b) above.

2.42 “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; provided that, for purposes of Section 2.10(a) and Section 2.10(d), Person shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

2.43 “Plan” shall mean this Tevogen Bio Holdings Inc. 2023 Omnibus Incentive Plan, as amended and/or restated from time to time.

2.44 “Prior Stockholders” shall mean the holders of equity securities that represented one hundred percent (100%) of the Voting Stock of the Company immediately prior to a reorganization, merger, or consolidation involving the Company or any sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (or other equity securities into which the Stock or such other equity securities are converted as part of such reorganization, merger, or consolidation transaction).

2.45 “Restricted Period” shall mean a period of time established by the Committee during which an Award of Restricted Stock, Restricted Stock Units, or Deferred Stock Units is subject to restrictions.

2.46 “Restricted Stock” shall mean shares of Stock awarded to a Grantee pursuant to Article 10.

2.47 “Restricted Stock Unit” shall mean a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Article 10 that may be settled, subject to the terms and conditions of the applicable Award Agreement, in shares of Stock, cash, or a combination thereof.

2.48 “SAR Price” shall mean the per share exercise price of a SAR.

2.49 “Securities Act” shall mean the Securities Act of 1933, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.50 “Securities Market” shall mean an established securities market.

2.51 “Separation from Service” shall have the meaning set forth in Code Section 409A.

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2.52 “Service” shall mean service qualifying a Grantee as a Service Provider to the Company or an Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding, and conclusive. If a Service Provider’s employment or other Service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other Service relationship to the Company or any other Affiliate.

2.53 “Service Provider” shall mean (a) an Employee or director of the Company or an Affiliate, or (b) a consultant or adviser to the Company or an Affiliate (i) who is a natural person, (ii) who is currently providing bona fide services to the Company or an Affiliate, and (iii) whose services are not in connection with the Company’s sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s Capital Stock.

2.54 “Service Recipient Stock” shall have the meaning set forth in Code Section 409A.

2.55 “Share Limit” shall have the meaning set forth in Section 4.1.

2.56 “Short-Term Deferral Period” shall have the meaning set forth in Code Section 409A.

2.57 “Stock” shall mean the common stock, par value $0.0001 per share, of the Company, or any security into which shares of Stock may be changed or for which shares of Stock may be exchanged as provided in Section 16.1.

2.58 “Stock Appreciation Right” or “SAR” shall mean a right granted to a Grantee pursuant to Article 9.

2.59 “Stock Exchange” shall mean the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or another established national or regional stock exchange.

2.60 “Subsidiary” shall mean any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of Voting Stock. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of Service Recipient Stock under Code Section 409A.

2.61 “Substitute Award” shall mean an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan of the Company, an Affiliate, or a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.62 “Ten Percent Stockholder” shall mean a natural Person who owns more than ten percent (10%) of the total combined voting power of all classes of Voting Stock of the Company, the Company’s parent (if any), or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.63 “Unrestricted Stock” shall mean Stock that is free of any restrictions.

2.64 “Voting Stock” shall mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers, or other voting members of the governing body of such Person. Without limiting the generality of the foregoing, the Stock shall be Voting Stock of the Company.

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3.	ADMINISTRATION OF THE PLAN

3.1 Committee.

3.1.1 Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award, or any Award Agreement and shall have full power and authority to take all such other actions and to make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award, or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing or evidenced by electronic transmission in accordance with the Company’s certificate of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award, and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding, and conclusive on all Persons, whether or not expressly provided for in any provision of the Plan, such Award, or such Award Agreement.

In the event that the Plan, any Award, or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2 Composition of the Committee.

The Committee shall be a committee composed of not fewer than two (2) directors of the Company designated by the Board to administer the Plan.

Each member of the Committee shall (a) be a Non-Employee Director and (b) satisfy the composition requirements of any Stock Exchange on which the Stock is listed. Any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof.

3.1.3 Other Committees.

The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company, which (a) may administer the Plan with respect to Grantees who are not Officers or directors of the Company, (b) may grant Awards under the Plan to such Grantees, and (c) may determine all terms of such Awards subject, if applicable, to the requirements of Rule 16b-3 under the Exchange Act and the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

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3.1.4 Delegation by the Committee.

If and to the extent permitted by Applicable Laws, the Committee, by resolution, may delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority hereunder (a) to make Awards to directors of the Company, (b) to make Awards to Employees who are (i) Officers or (ii) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1.4, or (c) to interpret the Plan, any Award, or any Award Agreement. Any delegation hereunder will be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan will be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company. At all times, an officer of the Company delegated authority pursuant to this Section 3.1.4 will serve in such capacity at the pleasure of the Committee. Any action undertaken by any such officer of the Company in accordance with the Committee’s delegation of authority will have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” will, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.

3.2 Board.

The Board, from time to time, may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.

3.3 Terms of Awards.

3.3.1 Committee Authority.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a) designate Grantees;

(b) determine the type or types of Awards to be made to a Grantee;

(c) determine the number of shares of Stock to be subject to an Award or to which an Award relates;

(d) establish the terms and conditions of each Award (including the Option Price of any Option, the SAR Price for any Stock Appreciation Right, and the purchase price for applicable Awards, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(e) prescribe the form of each Award Agreement evidencing an Award;

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(f) subject to the limitation on repricing in Section 3.4, amend, modify, or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural Persons who are foreign nationals or are natural Persons who are employed outside the United States to reflect differences in local law, tax policy, or custom; provided that, notwithstanding the foregoing, no amendment, modification, or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair such Grantee’s rights under such Award; and

(g) make Substitute Awards.

3.3.2 Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of, or in conflict with, any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Employees or clients of the Company or an Affiliate, (d) confidentiality obligation with respect to the Company or an Affiliate, (e) policy or procedure of the Company or an Affiliate, (f) other agreement, or (g) other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement. If the Grantee of an outstanding Award is an Employee of the Company or an Affiliate and such Grantee’s Service is terminated for Cause, the Committee may annul such Grantee’s outstanding Award as of the date of the Grantee’s termination of Service for Cause.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company (x) to the extent set forth in the Plan or an Award Agreement or (y) to the extent the Grantee is, or in the future becomes, subject to (1) any Company or Affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Laws, or (2) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws.

3.4 No Repricing Without Stockholder Approval.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities, or other property), stock split, extraordinary dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock, or other securities or similar transaction), the Company may not: (a) amend the terms of outstanding Options or SARs to reduce the Option Price or SAR Price, as applicable, of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for, or in substitution of, Options or SARs with an Option Price or SAR Price, as applicable, that is less than the Option Price or SAR Price, as applicable, of the original Options or SARs; or (c) cancel outstanding Options or SARs with an Option Price or SAR Price, as applicable, above the current Fair Market Value in exchange for cash or other securities, in each case, unless such action (i) is subject to and approved by the Company’s stockholders or (ii) would not be deemed to be a repricing under the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

3.5 Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a Separation from Service occurs.

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3.6 Registration; Share Certificates.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4.	STOCK SUBJECT TO THE PLAN

4.1 Number of Shares of Stock Available for Awards.

Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2 and Section 4.3(c), and subject to adjustment pursuant to Article 16, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (a) [●] shares of Stock (the “Initial Share Limit”) plus (b) an annual increase as of the first business day of each calendar year, for a period of not more than ten (10) years and starting with the [2024/2025] calendar year, in an amount equal to the lesser of (i) a number of shares of Stock equal to [●]% of the total number of shares of [Capital Stock/Stock] outstanding as of the last day of the immediately preceding calendar year, or (ii) such lesser number of shares of Stock as determined by the Committee (collectively, the “Share Limit”). Such shares of Stock may be authorized and unissued shares of Stock, treasury shares of Stock, or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, and a number of shares of Stock up to the Initial Share Limit shall be available for issuance pursuant to Incentive Stock Options.

4.2 Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan of another business entity that is a party to such transaction and to grant Substitute Awards under the Plan for such awards. The Share Limit pursuant to Section 4.1 shall be increased by the number of shares of Stock subject to any such assumed awards and Substitute Awards. Shares available for issuance under a stockholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

4.3 Share Usage.

(a) Shares of Stock covered by an Award shall be counted as used as of the Grant Date for purposes of calculating the number of shares of Stock available for issuance under Section 4.1.

(b) Any shares of Stock that are subject to Awards, including shares of Stock acquired through dividend reinvestment pursuant to Article 10, will be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to an Award. The number of shares of Stock subject to an Award of SARs will be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to such Award regardless of the number of shares of Stock actually issued to settle such SARs upon the exercise of the SARs. At least the target number of shares of Stock issuable under a Performance Award grant shall be counted against the Share Limit set forth in Section 4.1 as of the Grant Date, but such number shall be adjusted to equal the actual number of shares of Stock issued upon settlement of the Performance Award to the extent different from such target number of shares of Stock.

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(c) If any shares of Stock covered by an Award granted under the Plan are not purchased or are forfeited or expire or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the Share Limit with respect to such Award shall, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making Awards under the Plan.

(d) The number of shares of Stock available for issuance under the Plan will not be increased by the number of shares of Stock (i) tendered, withheld, or subject to an Award granted under the Plan surrendered in connection with the purchase of shares of Stock upon exercise of an Option, (ii) that were not issued upon the net settlement or net exercise of a Stock-settled SAR granted under the Plan, (iii) deducted or delivered from payment of an Award granted under the Plan in connection with the Company’s tax withholding obligations as provided in Section 18.3, or (iv) purchased by the Company with proceeds from Option exercises.

5.	TERM; AMENDMENT AND TERMINATION

5.1 Term.

The Plan shall become effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within twelve (12) months of the Effective Date. Upon approval of the Plan by the Company’s stockholders, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the Stockholders do not approve the Plan within twelve (12) months of the Effective Date, any Awards made under the Plan on or after the Effective Date shall not be exercisable, settleable, or deliverable, except to the extent such Awards could have otherwise been made under the Plan. The Plan shall terminate on the first to occur of (a) 11:59PM ET on the day before the tenth (10th) anniversary of the Effective Date, (b) the date determined in accordance with Section 5.2, and (c) the date determined in accordance with Section 16.3. Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and the applicable Award Agreement (or other documents evidencing such Awards).

5.2 Amendment, Suspension, and Termination.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan; provided that, with respect to Awards theretofore granted under the Plan, no amendment, suspension, or termination of the Plan shall, without the consent of any Grantee affected thereby, impair the rights or obligations under any such Award. The effectiveness of any amendment to the Plan shall be conditioned upon approval of such amendment by the Company’s stockholders to the extent provided by the Board or required by Applicable Laws; provided that no amendment shall be made to the no-repricing provisions of Section 3.4, the Option pricing provisions of Section 8.1, or the SAR pricing provisions of Section 9.1 without the approval of the Company’s stockholders.

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6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1 Eligible Grantees.

Subject to this Article 6, Awards may be made under the Plan to (a) any Service Provider, as the Committee shall determine and designate from time to time, and (b) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2 Stand-Alone, Additional, Tandem, and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, or (c) any other right of a Grantee to receive payment from the Company or an Affiliate. Such additional, tandem, exchange, or Substitute Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such exchange or Substitute Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or an Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that such Option Price or SAR Price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements utilized under the Plan from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Nonqualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Nonqualified Stock Options. In the event of any inconsistency between the Plan and an Award Agreement, the provisions of the Plan shall control.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1 Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that, in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of one (1) share of Stock.

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8.2 Vesting and Exercisability.

Subject to Sections 8.3 and 16.3, each Option granted under the Plan shall become vested and/or exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee, or otherwise in writing; provided that no Option shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date.

8.3 Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, on the tenth (10th) anniversary of the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided that, in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the fifth (5th) anniversary of the Grant Date of such Option; and provided, further, that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any Option granted to a Grantee who is a foreign national or is a natural Person who is employed outside the United States, such Option may terminate, and all rights to purchase shares of Stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the Grant Date of such Option as the Committee shall determine.

8.4 Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5 Limitations on Exercise of Option.

Notwithstanding any provision of the Plan to the contrary, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Article 16 which results in the termination of such Option.

8.6 Method of Exercise.

Subject to the terms of Article 14 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised, plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

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8.7 Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other Person. Except as provided in Article 16, no adjustment shall be made for dividends, distributions, or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8 Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.6.

8.9 Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10 Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable thereto immediately prior to such transfer. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11 Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement, and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

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8.12 Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition immediately but in no event later than ten (10) days thereafter.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1 Right to Payment and SAR Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one (1) share of Stock on the date of exercise, over (b) the SAR Price as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award, or without regard to any Option or other Award; provided that a SAR that is granted in tandem with all or part of an Option will have the same term, and expire at the same time, as the related Option; provided, further, that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2 Other Terms.

The Committee shall determine, on the Grant Date or thereafter, the time or times at which, and the circumstances under which, a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements); the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions; the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award; and any and all other terms and conditions of any SAR; provided that no SARs shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date.

9.3 Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, on the tenth (10th) anniversary of the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4 Rights of Holders of SARs.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising a SAR shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock underlying such SAR, to direct the voting of the shares of Stock underlying such SAR, or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock underlying such SAR, if any, are issued to such Grantee or other Person. Except as provided in Article 16, no adjustment shall be made for dividends, distributions, or other rights with respect to any shares of Stock underlying a SAR for which the record date is prior to the date of issuance of such shares of Stock, if any.

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9.5 Transferability of SARs.

Except as provided in Section 9.6, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.6, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.6 Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.6, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.6, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Grantee in accordance with this Section 9.6 or by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS, AND DEFERRED STOCK UNITS

10.1 Grant of Restricted Stock, Restricted Stock Units, and Deferred Stock Units.

Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2 Restrictions.

At the time a grant of Restricted Stock, Restricted Stock Units, or Deferred Stock Units is made, the Committee may, in its sole discretion, (a) establish a Restricted Period applicable to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock, Restricted Stock Units, or Deferred Stock Units as provided in Article 13. Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3 Registration; Restricted Stock Certificates.

Pursuant to Section 3.6, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.6 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (a) the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate, or (b) such certificates shall be delivered to such Grantee, provided that such certificates shall bear legends that comply with Applicable Laws and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

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10.4 Rights of Holders of Restricted Stock.

Unless the Committee provides otherwise in an Award Agreement and subject to the restrictions set forth in the Plan, any applicable Company program, and the applicable Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividend payments or distributions declared or paid with respect to such shares of Restricted Stock. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock that (a) any cash dividend payments or distributions paid on Restricted Stock shall be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock or (b) any dividend payments or distributions declared or paid on shares of Restricted Stock shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of Restricted Stock. Dividend payments or distributions declared or paid on shares of Restricted Stock which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such shares of Restricted Stock are achieved, and if such performance goals are not achieved, the Grantee of such shares of Restricted Stock shall promptly forfeit and, to the extent already paid or distributed, repay to the Company such dividend payments or distributions. All stock dividend payments or distributions, if any, received by a Grantee with respect to shares of Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock.

10.5 Rights of Holders of Restricted Stock Units and Deferred Stock Units.

10.5.1 Voting and Dividend Rights.

Holders of Restricted Stock Units and Deferred Stock Units shall have no rights as stockholders of the Company (for example, the right to receive dividend payments or distributions attributable to the shares of Stock underlying such Restricted Stock Units and Deferred Stock Units, to direct the voting of the shares of Stock underlying such Restricted Stock Units and Deferred Stock Units, or to receive notice of any meeting of the Company’s stockholders). The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units or Deferred Stock Units that the holder of such Restricted Stock Units or Deferred Stock Units, as applicable, shall be entitled to receive Dividend Equivalent Rights, in accordance with Article 12.

10.5.2 Creditor’s Rights.

A holder of Restricted Stock Units or Deferred Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Stock Units and Deferred Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6 Termination of Service.

Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock, Restricted Stock Units, or Deferred Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock, Restricted Stock Units, or Deferred Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends or Dividend Equivalent Rights, as applicable, with respect to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units.

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10.7 Purchase of Restricted Stock and Shares of Stock Subject to Restricted Stock Units and Deferred Stock Units.

The Grantee of an Award of Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Restricted Stock Units or Deferred Stock Units from the Company at a purchase price equal to the greater of (x) the aggregate par value of the shares of Stock represented by such Restricted Stock or such vested Restricted Stock Units or Deferred Stock Units or (y) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock or such vested Restricted Stock Units or Deferred Stock Units. Such purchase price shall be payable in a form provided in Article 14 or, in the sole discretion of the Committee, in consideration for Service rendered or to be rendered by the Grantee to the Company or an Affiliate.

10.8 Delivery of Shares of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including, without limitation, any performance goals or delayed delivery period, the restrictions applicable to Restricted Stock, Restricted Stock Units, or Deferred Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.6, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Restricted Stock Unit or Deferred Stock Unit once the shares of Stock represented by such Restricted Stock Unit or Deferred Stock Unit have been delivered in accordance with this Section 10.8.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

11.1 Unrestricted Stock Awards.

The Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price as shall be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Unrestricted Stock under the Plan. Awards of Unrestricted Stock may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of Service rendered or, if so provided in the related Award Agreement or a separate agreement, to be rendered by the Grantee to the Company or an Affiliate or other valid consideration, in lieu of or in addition to any cash compensation due to such Grantee.

11.2 Other Equity-Based Awards.

The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value, and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards on the Grant Date or thereafter. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, but prior to termination of Grantee’s Service, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

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12.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

12.1 Dividend Equivalent Rights.

A Dividend Equivalent Right may be granted hereunder, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock or Awards, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash, shares of Stock, or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may (a) provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award or (b) contain terms and conditions which are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved, and if such performance goals are not achieved, the Grantee of such Dividend Equivalent Rights shall promptly forfeit and, to the extent already paid or distributed, repay to the Company payments or distributions made in connection with such Dividend Equivalent Rights.

12.2 Termination of Service.

Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon such Grantee’s termination of Service for any reason.

13.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

13.1 Grant of Performance Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Awards in such amounts and upon such terms as the Committee shall determine.

13.2 Value of Performance Awards.

Each grant of a Performance Award shall have an initial cash value or an actual or target number of shares of Stock that is established by the Committee as of the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the amount of cash or value and/or number of shares of Stock that will be paid out to the Grantee thereof.

13.3 Earning of Performance Awards.

Subject to the terms of the Plan, after the applicable Performance Period has ended, the Grantee of a Performance Award shall be entitled to receive a payout of the value earned under such Performance Award by such Grantee over such Performance Period, to be determined based on the extent to which the corresponding performance goals have been achieved.

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13.4 Form and Timing of Payment of Performance Awards.

Payment of the value earned under a Performance Award shall be made, as determined by the Committee, in the form, at the time, and in the manner described in the applicable Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, (a) may pay the value earned under Performance Awards in the form of cash, shares of Stock, other Awards, or a combination thereof, including shares of Stock and/or Awards that are subject to any restrictions deemed appropriate by the Committee, and (b) shall pay the value earned under Performance Awards at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Performance Awards, such payment shall occur no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which such Performance Period ends. Any shares of Stock paid out under a Performance Award may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement for the Performance Award.

13.5 Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance Award, and the timing thereof, may be subject to the achievement of such Performance Measures as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

13.6 Performance Measures.

Performance under any Performance Measures (a) may be used to measure the performance of (i) the Company, its Subsidiaries, and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units or operating segments of the Company, any Subsidiary, and/or any other Affiliate, in each case as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select a Performance Measure for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee shall also have the authority to provide for accelerated vesting of any Performance Award based on the achievement of performance goals pursuant to any Performance Measures. For the avoidance of doubt, nothing herein is intended to prevent the Committee from granting Awards subject to subjective performance conditions (including individual performance conditions).

14.	FORMS OF PAYMENT

14.1 General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units shall be made in cash or in cash equivalents acceptable to the Company.

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14.2 Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

14.3 Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and/or any withholding taxes described in Section 18.3.

14.4 Other Forms of Payment.

To the extent that the applicable Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units may be made in any other form that is consistent with Applicable Laws, including (a) with respect to Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units only, Service rendered or to be rendered by the Grantee thereof to the Company or an Affiliate and (b) with the consent of the Company, by withholding the number of shares of Stock that would otherwise vest or be issuable in an amount equal in value to the Option Price or purchase price and/or the required tax withholding amount.

15.	REQUIREMENTS OF LAW

15.1 General.

The Company shall not be required to offer, sell, or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, if the offer, sale, or issuance of such shares of Stock would constitute a violation by the Grantee, the Company, an Affiliate, or any other Person of any provision of the Company’s certificate of incorporation or bylaws or of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration, or qualification of any shares of Stock subject to an Award upon any Stock Exchange or Securities Market or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, sale, issuance, or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, sold, or issued to the Grantee or any other Person under such Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, unless such listing, registration, or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell, or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other Person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination by the Committee in connection with the foregoing shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed to be conditioned upon the effectiveness of such registration or the availability of such an exemption.

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15.2 Rule 16b-3.

During any time when the Company has any class of common equity securities registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

16.	EFFECT OF CHANGES IN CAPITALIZATION

16.1 Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of Capital Stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of Capital Stock for which grants of Options and other Awards may be made under the Plan, including the Initial Share Limit and the Share Limit, each as set forth in Section 4.1, which includes the number and kinds of issued shares of Capital Stock by which the Plan reserve may be increased annually, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of Capital Stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of Capital Stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding SARs as required to reflect such distribution.

16.2 Transaction in Which the Company is the Surviving Entity Which Does not Constitute a Change in Control.

Subject to Section 16.3, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Award theretofore granted pursuant to the Plan shall pertain to and apply to the Capital Stock to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price of any outstanding Option or SAR so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares of Capital Stock subject to such Award received by the Grantee as a result of such reorganization, merger, or consolidation. In the event of any reorganization, merger, or consolidation of the Company referred to in this Section 16.2, Performance Awards shall be adjusted (including any adjustment to the Performance Measures or other performance goals applicable to such Awards deemed appropriate by the Committee) so as to apply to the Capital Stock that a holder of the number of shares of Stock subject to the Performance Awards would have been entitled to receive immediately following such reorganization, merger, or consolidation.

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16.3 Change in Control in which Awards are not Assumed.

Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed or continued, the following provisions shall apply to such Awards, to the extent not assumed or continued:

(a) Immediately prior to the occurrence of such Change in Control, in each case with the exception of Performance Awards, all outstanding shares of Restricted Stock and all Restricted Stock Units, Deferred Stock Units, and Dividend Equivalent Rights shall be deemed to have vested, and all shares of Stock and/or cash subject to such Awards shall be delivered; and either or both of the following two (2) actions shall be taken:

(i) At least fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days. Any exercise of an Option or SAR during this fifteen (15)-day period shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and upon consummation of such Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate, with or without consideration (including, without limitation, consideration in accordance with clause (ii) below) as determined by the Committee in its sole discretion. The Committee shall send notice of an event that shall result in such a termination to all Persons who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders; and/or

(ii) The Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, and/or Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or Capital Stock having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Dividend Equivalent Rights (for shares of Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to such Options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Options or SARs.

(b) For Performance Awards, if less than half of the Performance Period has lapsed, such Awards shall be treated as though the target performance thereunder has been achieved. If at least half of the Performance Period has lapsed, such Performance Awards shall be earned, as of immediately prior to but contingent on the occurrence of such Change in Control, based on the greater of (i) deemed achievement of target performance or (ii) determination of actual performance as of a date reasonably proximate to the date of consummation of the Change in Control as determined by the Committee, in its sole discretion. After application of this Section 16.3(b), if any Awards arise from application of this Article 16, such Awards shall be settled under the applicable provision of Section 16.3(a).

(c) Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.

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16.4 Change in Control in which Awards are Assumed.

Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan and the Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards, or for the substitution for such Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards of new stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based awards relating to the Capital Stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights.

16.5 Adjustments.

Adjustments under this Article 16 related to shares of Stock or other Capital Stock of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement as of the Grant Date, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 16.1, 16.2, 16.3, and 16.4. This Article 16 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event involving the Company that is not a Change in Control.

16.6 No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or to engage in any other transaction or activity.

17.	PARACHUTE LIMITATIONS

If any Grantee is a Disqualified Individual, then, notwithstanding any other provision of the Plan or of any Other Agreement to the contrary and notwithstanding any Benefit Arrangement, any right of such Grantee to any exercise, vesting, payment, or benefit under the Plan shall be reduced or eliminated:

(a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to such Grantee under the Plan to be considered a Parachute Payment; and

(b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

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Except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Committee shall have the right, in the Committee’s sole discretion, to designate those rights, payments, or benefits under the Plan, all Other Agreements, and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment; provided, that, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A, except as otherwise provided in an applicable agreement between a Grantee and the Company or an Affiliate, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock, Restricted Stock Units, or Deferred Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

18.	GENERAL PROVISIONS

18.1 Disclaimer of Rights.

No provision in the Plan, any Award, or any Award Agreement shall be construed (a) to confer upon any individual the right to remain in the Service of the Company or an Affiliate, (b) to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any Person at any time, or (c) to terminate any Service or other relationship between any Person and the Company or an Affiliate. In addition, notwithstanding any provision of the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise to hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2 Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board or the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board or the Committee in their discretion determine desirable.

18.3 Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by Applicable Laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse of restrictions, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Stock; provided, however, that for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Board or the Committee has full discretion to choose, or to allow a Grantee to elect, to withhold a number of Shares having an aggregate Fair Market Value that is greater than the applicable minimum statutory required withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding amount(s) in such Grantee’s relevant tax jurisdiction).

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18.4 Captions.

The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5 Construction.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

18.6 Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.7 Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form, and the masculine gender shall include the feminine gender, as the context requires.

18.8 Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.9 Governing Law.

The Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.10 Foreign Jurisdictions.

To the extent the Committee determines that the material terms set by the Committee imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate, or desirable to accommodate differences in local law, policy, or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices, or supplements to, or amendments, restatements, or alternative versions of the Plan as in effect for any other purposes. The special terms and any sub-plans, appendices, supplements, amendments, restatements, or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.

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18.11 Section 409A of the Code.

The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance with Code Section 409A. Any payments described in the Plan that are due within the Short-Term Deferral Period will not be treated as deferred compensation unless Applicable Laws require otherwise. Any grant of an Option or SAR pursuant to the Plan is intended to comply with the “stock rights” exemption from Code Section 409A. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Grantee’s Separation from Service will instead be paid on the first payroll date after the six (6)-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).

Furthermore, notwithstanding anything in the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Code Section 409A, and neither the Company or an Affiliate nor the Board or the Committee will have any liability to any Grantee for such tax or penalty.

18.12 Limitation on Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Award Agreement. Notwithstanding any provision of the Plan to the contrary, neither the Company, an Affiliate, the Board, the Committee, nor any person acting on behalf of the Company, an Affiliate, the Board, or the Committee will be liable to any Grantee or to the estate or beneficiary of any Grantee or to any other holder of an Award under the Plan by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999, or otherwise asserted with respect to the Award; provided, that this Section 18.12 shall not affect any of the rights or obligations set forth in an applicable agreement between the Grantee and the Company or an Affiliate.

[Remainder of Page Intentionally Left Blank]

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Annex G

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is made and entered into as of [●], 2023, by and between Semper Paratus Acquisition Corporation (“Purchaser”) and Tevogen Bio, Inc (the “Company”). Purchaser and the Company are each referred to herein individually as a “Party” and collectively, as the “Parties.”

WHEREAS, on June 28, 2023, (i) the Purchaser; (ii) Semper Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”); (iii) SSVK Associates, LLC, a Delaware limited liability company; (iv) Dr. Ryan Saadi (the “Seller Representative”); and (v) the Company entered into that certain Merger Agreement (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which the parties thereto intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of the Purchaser (the “Merger”);

WHEREAS, in partial consideration therefore, the Merger Agreement requires that Purchaser assume all obligations of the Company under the Company’s convertible notes listed on Schedule A of this Assignment and Assumption Agreement (the “Convertible Notes”); and

WHEREAS, pursuant to the Merger Agreement, Purchaser agreed to execute and deliver to Company at the Closing this written assumption of the Convertible Notes.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2. Assignment and Assumption. The Company hereby assigns, transfers and conveys to Purchaser all right, title, benefit, privileges and interest of the Company in and to, and all of the burdens, obligations and liabilities of the Convertible Notes, and Purchaser hereby accepts such assignment and hereby assumes and agrees to pay, perform, satisfy or discharge in accordance with their terms, to the extent not heretofore paid, performed, satisfied or discharged such Convertible Notes. Other than the Convertible Notes, the Purchaser does not assume any other Liabilities, and the Parties hereto agree that all such other Liabilities shall remain the sole responsibility of, and will be satisfied by, the Company.

3. Non-Assigned Assets. To the extent that any of the Convertible Notes are not assignable without the Consent of another Person, this Assignment and Assumption Agreement shall not constitute an assignment or an attempted assignment of such Convertible Note if such assignment or attempted assignment would constitute a breach thereof and such consent is not obtained as of the date hereof; provided, however, to the extent consent of such another Person is obtained with respect to such Convertible Note after the date hereof, this Assignment and Assumption Agreement shall constitute an assignment of such Convertible Note in accordance with the terms and subject to the conditions set forth in the Merger Agreement.

4. No Additional Representations. Except as otherwise set forth in this Assignment and Assumption Agreement, neither Purchaser nor the Company is making any additional representations, warranties or covenants in this Assignment and Assumption Agreement other than those contained in the Merger Agreement.

5. Further Assurances. Each of the Parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of any other Party hereto, all such further instruments of transfer and assignments and to take such other action as such other Party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

6. No Third Party Beneficiaries. Nothing in this instrument, expressed or implied, is intended or shall be construed to confer upon or give to any Person, other than Purchaser and the Company and their respective successors and assigns, any remedy or claim under or by reason of this instrument or any agreement, term, covenant or condition hereof, and all of the agreements, terms, covenants and conditions contained in this instrument shall be for the sole and exclusive benefit of Purchaser and the Company and their respective successors and assigns.

7. Modification. This Assignment and Assumption Agreement may not be modified except by a writing executed by all the Parties hereto.

8. Assignment. No Party may assign any of its rights under this Assignment and Assumption Agreement without the prior consent of the other Party which will not be unreasonably withheld. Subject to the preceding sentence, the terms of this Assignment and Assumption Agreement shall be binding upon, inure to the benefit of, and be enforceable by each of the Parties hereto and each of their respective successors and permitted assigns.

9. Governing Law. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

10. Execution in Counterparts. This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile or by electronic transmission in .PDF or .TIF format which shall be deemed originals.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Assignment and Assumption Agreement as of the date first written above.

PURCHASER:

Semper Paratus Acquisition Corporation, a Cayman Islands exempted company

By:
Name:
Title:

COMPANY:

Tevogen Bio, Inc, a Delaware corporation

By:
Name:
Title:

[Signature page to Assignment and Assumption Agreement]

Schedule A

Convertible Notes

1.	$10,000,000 Convertible Promissory Note, dated January 22, 2021 by and between Company and HMP Partners, LLC (“Note 1”).
2.	$2,500,000 Convertible Promissory Note, dated October 18, 2021 by and between Company and HBP Investors LLC. (“Note 2”).
3.	$5,000,000 Convertible Promissory Note, dated March 14, 2022 by and between Company and HMP Partners, LLC. (“Note 3”).
4.	$2,500,000 Convertible Promissory Note, dated December 23, 2022 by and between Company and The Patel Family, LLP. (“Note 4”).
5.	$2,500,000 Convertible Promissory Note, dated February 3, 2023 by and between Company and The Patel Family, LLP. (“Note 5”).

[Schedule A]

Annex H

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) has been executed, and is effective as of the Closing Date, by Dr. Ryan Saadi, Chief Executive Officer of the Company and stockholder of the Company (defined below) (the “Subject Party”), in favor of and for the benefit of Semper Paratus Acquisition Corporation, a Cayman Islands exempted company (including any successor entity thereto, the “Purchaser”), and each of the Purchaser’s Affiliates, successors, and direct and indirect Subsidiaries (collectively with the Purchaser, the “Covered Parties”). Any capitalized term used, but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (defined below).

WHEREAS, on June 28, 2023, (i) the Purchaser; (ii) Semper Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser (“Merger Sub”); (iii) SSVK Associates, LLC, a Delaware limited liability company (the “Purchaser Representative”); (iv) Dr. Ryan Saadi (the “Seller Representative”); and (v) Tevogen Bio Inc, a Delaware corporation (the “Company”) entered into that certain Merger Agreement (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which the parties thereto intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of the Purchaser (the “Merger”);

WHEREAS, the Company is a clinical-stage specialty immunotherapy company that harnesses CD8+ CTLs to develop off-the-shelf therapies for the treatment of infectious diseases, cancers, and neurological disorders with the aim of addressing unmet needs of large patient populations (the “Business”);

WHEREAS, in connection with, and as a condition to the consummation of the Merger and the other transactions contemplated thereby (the “Transactions”), and to enable the Purchaser to secure more fully the benefits of the Transactions, including the protection and maintenance of the goodwill and confidential information of the Company, the Purchaser has required that the Subject Party enter into this Agreement;

WHEREAS, the Subject Party is entering into this Agreement in order to induce the Purchaser to consummate the Transactions, pursuant to which the Subject Party will directly or indirectly receive a material benefit; and

WHEREAS, the Subject Party, as a former stockholder of the Company, has contributed to the value of the Company and has obtained extensive and valuable knowledge and confidential information concerning the business of the Company.

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NOW, THEREFORE, in order to induce the Purchaser to consummate the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subject Party hereby agrees as follows:

1. Restriction on Competition.

(a) Restriction. The Subject Party hereby agrees that during the period from the Closing until the five (5) year anniversary of the Closing Date (the “Termination Date,” and such period from the Closing until the Termination Date, the “Restricted Period”), the Subject Party will not, and will cause its Affiliates not to, without the prior written consent of the Purchaser (which may be withheld in its sole discretion), (i) anywhere in the United States and (ii) in any other jurisdictions in which the Company is engaged, or is actively contemplating to become engaged, in the Business as of the Closing Date (clauses (i) and (ii), collectively, the “Territory”), directly or indirectly engage in the Business (other than through a Covered Party) or own, manage, finance, or control, or participate in the ownership, management, financing, or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor, or representative of, a business or entity (other than a Covered Party) that engages in the Business (a “Competitor”). Notwithstanding the foregoing, the Subject Party and its Affiliates may own passive investments of no more than two percent (2%) of any class of outstanding equity interests in a Competitor that is publicly traded, so long as the Subject Party and its Affiliates or any immediate family member of the Subject Party are not involved in the management or control of such Competitor (“Permitted Ownership”).

(b) Acknowledgment. The Subject Party acknowledges and agrees, that (i) the Subject Party possesses knowledge of confidential information of the Company and the Business, (ii) the Subject Party’s execution of this Agreement is a material inducement to the Purchaser to consummate the Transactions and to realize the goodwill of the Company, for which the Subject Party and/or its Affiliates will receive a substantial direct or indirect financial benefit, and that the Purchaser would not have entered into the Merger Agreement or consummated the Transactions but for the Subject Party’s agreements set forth in this Agreement, (iii) it would substantially impair the goodwill of the Company and materially reduce the value of the assets of the Company and cause serious and irreparable injury if the Subject Party were to use its ability and knowledge by engaging in the Business in competition with a Covered Party, and/or to otherwise breach the obligations contained herein and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Business, (iv) the Subject Party and its Affiliates have no intention of engaging in the Business (other than through the Covered Parties) during the Restricted Period other than through Permitted Ownership, (v) the relevant public policy aspects of restrictive covenants, covenants not to compete, and non-solicitation provisions have been discussed, and every effort has been made to limit the restrictions placed upon the Subject Party to those that are reasonable and necessary to protect the Covered Parties’ legitimate interests, (vi) the Covered Parties conduct and intend to conduct the Business everywhere in the Territory and compete with other businesses that are or could be located in any part of the Territory, (vii) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope, and duration, (viii) the consideration provided to the Subject Party under this Agreement and the Merger Agreement is not illusory, and (ix) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

2. No Solicitation.

(a) No Solicitation of Employees and Consultants. The Subject Party agrees that, during the Restricted Period, the Subject Party will not, and will not permit its Affiliates to, without the prior written consent of the Purchaser (which may be withheld in its sole discretion), either on its own behalf or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) hire or engage as an employee, independent contractor, consultant, or otherwise any Covered Personnel (as defined below); (ii) solicit, induce, encourage, or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant, or independent contractor) of any Covered Party; or (iii) in any way interfere with or attempt to interfere with the relationship between any Covered Personnel and any Covered Party; provided, however, the Subject Party and its Affiliates will not be deemed to have violated this Section 2(a) if any Covered Personnel voluntarily and independently solicits an offer of employment from the Subject Party or any of its Affiliates by responding to a general advertisement or solicitation program conducted by or on behalf of the Subject Party or any of its Affiliates (or such other Person whom any of them is acting on behalf of) that is not targeted at such Covered Personnel or Covered Personnel generally. For purposes of this Agreement, “Covered Personnel” shall mean any Person who is or was an employee, consultant, or independent contractor of the Covered Parties, as of the Closing Date, at any time during the Restricted Period, or as of the relevant time of determination.

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(b) Non-Solicitation of Customers and Suppliers. The Subject Party agrees that, during the Restricted Period, the Subject Party and its Affiliates will not, without the prior written consent of the Purchaser (which may be withheld in its sole discretion), individually or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), knowingly and for a purpose competitive with a Covered Party as it related to the Business as of the Closing Date: (i) solicit, induce, encourage, or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer (as defined below) to (A) cease being, or not become, a client or customer of any Covered Party with respect to the Business or (B) reduce the amount of business of such Covered Customer with any Covered Party, or otherwise alter such business relationship in a manner adverse to any Covered Party, in either case, with respect to or relating to the Business; (ii) interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Covered Party and any Covered Customer; (iii) divert any business with any Covered Customer relating to the Business from a Covered Party; (iv) solicit for business, provide services to, engage in or do business with, any Covered Customer for products or services that are part of the Business; or (v) interfere with or disrupt (or attempt to interfere with or disrupt), any Person that was a vendor, supplier, distributor, agent, or other service provider of a Covered Party at the time of such interference or disruption. For purposes of this Agreement, a “Covered Customer” shall mean (x) any Person who is or was an actual customer or client (or prospective customer or client with whom a Covered Party actively marketed or made or has taken specific action to make a proposal) of a Covered Party, as of the Closing Date, at any time during the Restricted Period, or as of the relevant time of determination.

3. Representations and Warranties. The Subject Party hereby represents and warrants, to and for the benefit of the Covered Parties as of the date of this Agreement and as of the Closing Date, that: (a) the Subject Party has full power and capacity to execute and deliver, and to perform all of the Subject Party’s obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of the Subject Party’s obligations hereunder will result directly or indirectly in a violation or breach of any agreement or obligation by which the Subject Party is a party or otherwise bound. By entering into this Agreement, the Subject Party certifies and acknowledges that the Subject Party has carefully read all of the provisions of this Agreement, and that the Subject Party voluntarily and knowingly enters into this Agreement.

4. Remedies. The covenants and undertakings contained in this Agreement relate to matters which are of a special, unique, and extraordinary character and a violation of any of the terms of this Agreement may cause irreparable injury, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. In the event of any breach or threatened breach of any covenant or obligation contained in this Agreement, the adversely affected party or parties will be entitled to seek the following remedies (in addition to, and not in lieu of, any other remedy at law or in equity or pursuant to the Merger Agreement or the other Ancillary Documents that may be available, including monetary damages), and a court of competent jurisdiction may award: (i) an injunction, restraining order, or other equitable relief restraining or preventing such breach or threatened breach, without the necessity of posting bond or security, which each party expressly waives; and (ii) recovery of attorneys’ fees and costs incurred in enforcing the party’s rights under this Agreement. The Subject Party hereby acknowledges and agrees that in the event of any breach of this Agreement, any value attributed or allocated to this Agreement (or any other non-competition agreement with the Subject Party) under or in connection with the Merger Agreement shall not be considered a measure of, or a limit on, the damages of the Covered Parties.

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5. Survival of Obligations. The expiration of the Restricted Period will not relieve the Subject Party of any obligation or liability arising from any breach by the Subject Party of this Agreement during the Restricted Period. The Subject Party further agrees that the time periods during which the covenants contained in this Agreement will be effective will be computed by excluding from such computation any time during which the Subject Party is in violation of any provision of such Sections.

6. Miscellaneous.

(a) Notices. All notices, consents, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser after the Closing, to: Tevogen Bio Holdings Inc. 15 Independence Boulevard, Suite #410 Warren, New Jersey 07059 Email: Ryan.Saadi@Tevogen.com

with copies to (which shall not constitute notice):

Hogan Lovells US LLP
100 International Drive, Suite 2000

Baltimore, Maryland 21202
Attn: William Intner and Richard Aftanas

Telephone No.: (410) 659-2778; (212) 918-3267
Email: William.Intner@hoganlovells.com; Richard.Aftanas@hoganlovells.com

If to the Subject Party, to: the address set forth below the Subject Party’s name on the signature page to this Agreement

(b) Integration and Non-Exclusivity. This Agreement, the Merger Agreement, and the other Ancillary Documents contain the entire agreement between the Subject Party and the Covered Parties concerning the subject matter hereof. Notwithstanding the foregoing, the rights and remedies of the Covered Parties under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which will be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights, remedies, obligations, and liabilities of the parties under this Agreement are in addition to their respective rights, remedies, obligations, and liabilities (i) under the laws of unfair competition, misappropriation of trade secrets, or other requirements of statutory or common law, or any applicable rules and regulations and (ii) otherwise conferred by contract, including the Merger Agreement and any other written agreement between the Subject Party or its Affiliates and any of the Covered Parties. Nothing in the Merger Agreement will limit any of the obligations, liabilities, rights, or remedies of the Subject Party or the Covered Parties under this Agreement, nor will any breach of the Merger Agreement or any other agreement between the Subject Party or its Affiliates and any of the Covered Parties limit or otherwise affect any right or remedy under this Agreement. If any covenant set forth in any other agreement between the Subject Party or its Affiliates and any of the Covered Parties conflicts or is inconsistent with the terms and conditions of this Agreement, the more restrictive terms will control as to the Subject Party or its Affiliate, as applicable.

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(c) Severability; Reformation. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal, or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal, and enforceable to the fullest possible extent, (ii) the invalidity, illegality, or unenforceability of such provision will not affect the validity, legality, or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality, or unenforceability of such provision will not affect the validity, legality, or enforceability of the remainder of such provision or the validity, legality, or enforceability of any other provision of this Agreement. The Subject Party and the Covered Parties will substitute for any invalid, illegal, or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal, and enforceable, the intent and purpose of such invalid, illegal, or unenforceable provision. Without limiting the foregoing, if any court of competent jurisdiction determines that any part hereof is unenforceable because of the duration, geographic area covered, scope of such provision, or otherwise, such court will have the power to reduce the duration, geographic area covered, or scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable. The Subject Party will, at a Covered Party’s request, join such Covered Party in requesting that such court take such action.

(d) Amendment; Waiver. This Agreement may not be amended or modified in any respect, except by a written agreement executed by the Subject Party, the Purchaser, and a majority of the disinterested independent directors of the Purchaser’s board of directors (or their respective permitted successors or assigns). No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party (and if such waiving party is a Covered Party, by a majority of the disinterested independent directors of the Purchaser’s board of directors) and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition, or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court and (c) waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law or in equity. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 6(a). Nothing in this Section 6(e) shall affect the right of any party to serve legal process in any other manner permitted by Law.

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(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(f). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6(f) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(g) Successors and Assigns; Third Party Beneficiaries. This Agreement will be binding upon, and will inure to the benefit of the parties, and their respective successors and assigns. No Covered Party may assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person without first obtaining the consent or approval of the Subject Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Subject Party agrees that the obligations of the Subject Party under this Agreement are specific to each of them and will not be assigned by the Subject Party.

(h) Disinterested Director Majority Authorized to Act on Behalf of Covered Parties. The parties acknowledge and agree that the majority of the disinterested independent directors of the Purchaser’s board of directors is authorized and shall have the sole right to act on behalf of Purchaser and the other Covered Parties under this Agreement, including the right to enforce the Purchaser’s rights and remedies under this Agreement. Without limiting the foregoing, in the event that the Subject Party or Affiliate thereof serves as a director, officer, employee, or other authorized agent of a Covered Party, the Subject Party shall have no authority, express or implied, to act or make any determination on behalf of a Covered Party in connection with this Agreement or any dispute or Action with respect hereto.

(i)   Construction. The Subject Party acknowledges that the Subject Party has been represented by counsel, or had the opportunity to be represented by counsel of the Subject Party’s choice. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement will be used or referred to in connection with the construction or interpretation of this Agreement. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (ii) the definitions contained herein are applicable to the singular as well as the plural forms of such terms; (iii) whenever required by the context, any pronoun shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the term “or” means “and/or”; and (vii) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein.

(j) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned, and/or emailed copy of this Agreement or any signature page to this Agreement, shall have the same validity and enforceability as an originally signed copy.

(k) Effectiveness. This Agreement shall be binding upon the Subject Party upon the Subject Party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of the Transactions. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the consummation of the Transactions, this Agreement shall automatically terminate and become null and void, and the parties shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follows]

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IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Non-Competition and Non-Solicitation Agreement as of the date first written above.

The Subject Party:

Dr. Ryan Saadi

By:
Name:
Title:

[Signature Page to the Non-Competition Agreement]

Acknowledged and accepted as of the date first written above:

The Purchaser:

SEMPER PARATUS ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to the Non-Competition Agreement]

Annex I

LOCK-UP AGREEMENT

This Lock-Up Agreement (the “Agreement”) is dated as of [●], 2023 and is between Tevogen Bio Holdings Inc., a Delaware corporation (formerly known as Semper Paratus Acquisition Corporation, a Cayman Islands exempted company) (the “Company”), SSVK Associates, LLC, a Delaware limited liability company (“Sponsor”), each of the stockholder parties identified on Exhibit A hereto, each of the directors and executive officers of Sponsor identified on Exhibit B hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit C hereto with the Company in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties” and together with the Sponsor, the “Locked-Up Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

BACKGROUND:

WHEREAS, the Locked-Up Parties own or will own equity interests in the Company;

WHEREAS, the execution and delivery of this Agreement is a closing condition to that certain Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) entered into by the Company, Tevogen Bio Inc, a Delaware corporation (“Target”) and Semper Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other transactions, Merger Sub will merge with and into Target, with Target continuing on as the surviving entity (the “Merger”), and as a result of which, (i) Target will become a wholly-owned subsidiary of the Company and (ii) each issued and outstanding security of Target immediately prior to the Effective Time will no longer be outstanding and will automatically be cancelled in exchange for a substantially equivalent security of the Company, all on the terms and conditions set forth in the Merger Agreement;

WHEREAS, in connection with the Domestication, each issued and outstanding Company Class A Ordinary Share of the Company will be converted into one share of Company Common Stock, on the terms and conditions set forth in the Merger Agreement; and

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company either owned prior to the Closing Date or acquired pursuant to the terms of the Merger Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” has the meaning set forth in Section 3.8.

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“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Lock-Up Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Business Combination” means the Merger and the other transactions contemplated by the Merger Agreement, collectively.

“Change of Control” means any transaction or series of transactions (A) the result of which is that a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company, (B) constituting a merger, consolidation, reorganization or other Merger, however effected, following which either (1) the members of the Board of Directors of the Company immediately prior to such merger, consolidation, reorganization or other Merger do not constitute at least a majority of the Board of Directors of the Company surviving the combination or (2) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other Merger do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is a sale of all or substantially all of the assets of the Company (as appearing in its most recent balance sheet) to any Person.

“Closing Date” means the closing date of the Merger.

“Company” has the meaning set forth in the Preamble.

“Company Class A Ordinary Shares” means the designated Class A ordinary shares, par value $0.0001 per share, of the Company, prior to the Domestication.

“Company Common Stock” means the Common Stock, par value $0.0001 per share of the Company, following the Domestication and Merger.

“Company Warrants” means the Company’s public warrants and private placement warrants.

“Domestication” means the transfer by way of continuation and deregistration of the Company from the Cayman Islands and the continuation and domestication of the Company as a corporation incorporated in the State of Delaware at least one day prior to the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Lock-Up” has the meaning set forth in Section 2.1(a).

“Lock-Up Period” has the meaning set forth in Section 2.1(d).

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“Lock-Up Securities” has the meaning set forth in Section 2.1(d).

“Lock-Up Shares” has the meaning set forth in Section 2.1(d).

“Lock-Up Warrants” has the meaning set forth in Section 2.1(d).

“Locked-Up Parties” has the meaning set forth in the Preamble.

“Merger” has the meaning set forth in the Background.

“Merger Agreement” has the meaning set forth in the Background.

“Merger Sub” has the meaning set forth in the Background.

“Permitted Transferees” has the meaning set forth in Section 2.1(d).

“Stockholder Parties” has the meaning set forth in the Preamble.

“Trading Day” means any day on which shares of Company Common Stock are actually traded on the principal securities exchange or securities market on which the Company Common Stock are then traded.

“Transfer” has the meaning set forth in Section 2.1(d).

1.2 Construction. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
LOCK-UP

2.1 Lock-Up.

(a) Subject to Section 2.1(b), each Locked-Up Party shall not Transfer any Lock-Up Securities until the end of the Lock-Up Period (the “Lock-Up”).

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(b) Each Locked-Up Party or any of its Permitted Transferees may Transfer any Lock-Up Securities it holds during the Lock-Up Period (a) to other Locked-Up Parties or any direct or indirect partners, members or equity holders of such Locked-Up Party, any Affiliates of such Locked-Up Party or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (b) by gift to a charitable organization; or, in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the primary beneficiaries of which are one or more members of the individual’s immediate family or an Affiliate of such Person; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) to the Company, in each case of clauses (a)–(d), if the transferee is not another Locked-Up Party, subject to prior receipt by the Company of a duly executed joinder to this Agreement substantially in the form of Exhibit C hereto.

(c) Notwithstanding the provisions set forth in this Section 2.1, if the Lock-Up Period is scheduled to end during a Blackout Period or within five (5) Trading Days prior to the commencement of a Blackout Period, the Lock-Up Period shall end ten (10) Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Company shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two (2) Trading Days in advance of the Blackout-Related Release.

(d) For purposes of this Section 2.1:

(i) The term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Company’s insider trading policy.

(ii) The term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is the earlier of (A) six months after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the Company Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property.

(iii) The term “Lock-Up Securities” means, collectively, the Lock-Up Shares and the Lock-Up Warrants.

(iv) The term “Lock-Up Shares” means with respect to any Locked-Up Party and its respective Permitted Transferees, shares of Company Common Stock held by such Person immediately following the closing of the Merger other than any shares purchased pursuant to a subscription agreement.

(v) The term “Lock-Up Warrants” means the Company Warrants held by any Locked-Up Party immediately following the closing of the Merger and any shares of Company Common Stock received upon exercise of such Company Warrants.

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(vi) The term “Permitted Transferees” means, prior to the expiration of the Lock-Up Period, any Person to whom such Locked-Up Party or any other Permitted Transferee of such Locked-Up Party is permitted to transfer such Lock-Up Securities pursuant to Section 2.1(b).

(vii) The term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(e) Each Shareholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-Up Period so long as no Transfers of such Shareholder Party’s Lock-Up Securities in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-Up Period.

(f) Each Locked-Up Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-Up Securities except in compliance with the foregoing restrictions and to the addition of a legend to such Locked-Up Party’s Lock-Up Securities describing the foregoing restrictions.

(g) For the avoidance of doubt, each Locked-Up Party shall retain all of its rights as a shareholder of the Company with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

ARTICLE III
GENERAL PROVISIONS

3.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Company, to:

Tevogen Bio Holdings Inc.

15 Independence Boulevard, Suite #410

Warren, New Jersey 07059
Attention: Dr. Ryan Saadi, Chief Executive Officer and Chairperson
Email: ryan.saadi@tevogen.com

with a copy (not constituting notice) to:

Hogan Lovells US LLP
100 International Drive, Suite 2000

Baltimore, Maryland 21202

Attn: William Intner

E-mail: william.intner@hoganlovells.com

If to any Shareholder Party, to such address indicated on the Company’s records with respect to such Shareholder Party or to such other address or addresses as such Shareholder Party may from time to time designate in writing.

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3.2 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company and the Locked-Up Parties holding a majority of the shares then held by the Locked-Up Parties in the aggregate as to which this Agreement has not been terminated.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) The Company and any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company, the applicable Locked-Up Parties, and (ii) in the case of a waiver by a Locked-Up Party, the Company.

(e) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Locked-Up Party, or (ii) disproportionately affect any Locked-Up Party as compared to any other Locked-Up Party, in each case, will not bind any such Locked-Up Party without such Locked-Up Party’s prior written approval.

3.3 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Effectiveness; Termination. Other than Article III, this Agreement shall take effect if and only when the Closing is consummated. If the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void, ab initio.

3.6 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.

3.7 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

3.8 Jurisdiction. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.8.

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3.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.9.

3.10 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.10 shall not be required to provide any bond or other security in connection with any such injunction.

3.11 Entire Agreement. Except as otherwise set forth herein, this Agreement constitutes the full and entire understanding and agreement among the parties relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Locked-Up Parties under any other agreement between any of the Locked-Up Parties and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Locked-Up Parties or the Company under this Agreement.

3.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.13 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.14 Several Liability. The liability of any Locked-Up Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Locked-Up Party be liable for any other Locked-Up Party’s breach of such other Locked-Up Party’s obligations under this Agreement.

3.15 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement on the day and year first above written.

TEVOGEN BIO HOLDINGS INC.

By:
Name:
Title:

SSVK ASSOCIATES, LLC

By:
Name:
Title:

[STOCKHOLDER PARTY]

By:

Exhibit A

1.	[●]

Exhibit B

1.	[●]

Exhibit C

FORM OF JOINDER TO LOCK-UP AGREEMENT

[______], 20__

Reference is made to the Lock-Up Agreement, dated as of [●], 2023, by and among Tevogen Bio Holdings Inc. (the “Company”) and the other Locked-Up Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lock-Up Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lock-Up Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Locked-Up Party”) agrees that this Joinder to the Lock-Up Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Locked-Up Party hereby agrees to and does become party to the Lock-Up Agreement as a Locked-Up Party. This Joinder shall serve as a counterpart signature page to the Lock-Up Agreement and by executing below each undersigned New Locked-Up Party is deemed to have executed the Lock-Up Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW LOCKED-UP PARTY]

By:
Name:
Title

SEMPER PARATUS ACQUISITION CORP

By:
Name:
Title:

Annex J

June 29, 2023

Board of Directors

Semper Paratus Acquisition Corporation

787 Third Avenue, 38th Floor

New York, NY 10017

c/o Mr. Suren Ajjarapu

CEO

Dear Mr. Ajjarapu:

We understand that Semper Paratus Acquisition Corp. (“Semper Paratus” and “Purchaser”) entered into an Agreement and Plan of Merger (“Agreement”) on June 28, 2023, by and among Purchaser, LGST Merger Sub Inc. (“Merger Sub”), SSVK Associates, LLC (“Purchaser Representative”), TDB as “Seller Representative,” and Tevogen Bio Inc. (the “Company”), collectively, the “Parties.”

We understand that Purchaser owns all of the issued and outstanding capital stock of Merger Sub and that the Parties intend to effect the merger of Merger Sub with and into the Company with the Company continuing as the surviving entity.

We understand that the Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (“Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share of the Merger Consideration, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”), all in accordance with the terms of the Agreement.

We understand that Prior to the Closing Date and subject to the satisfaction or waiver of the conditions of the Agreement, the Purchaser shall migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Companies Act”), and the Purchaser intends that such Domestication shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (as defined herein).

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We understand that following the Domestication, the Purchaser shall adopt a certificate of incorporation in a form mutually agreeable to Purchaser and the Company (the “Purchaser Certificate of Incorporation”), and bylaws, and, (i) in connection with the Domestication, each issued and outstanding share of Old Purchaser Preferred Stock, each issued and outstanding share of Old Purchaser Class A Common Stock, each issued and outstanding share of Old Purchaser Class B Common Stock, each issued and outstanding Old Purchaser Private Warrant, each issued and outstanding Old Purchase Public Warrant, and each issued and outstanding Old Purchaser Unit shall automatically convert, on a one-for-one basis, into one share of Purchaser Preferred Stock, one share of Purchaser Class A Common Stock, one share of Purchaser Class B Common Stock, one Purchaser Private Warrant, one Purchaser Public Warrant, and one Purchaser Public Unit, respectively, and (ii) immediately following the Domestication, (a) each share of Purchaser Class B Common Stock shall convert automatically, on a one-for-one basis, into one share of Purchaser Class A Common Stock, (b) the Purchaser Class A Common Stock will be reclassified as Purchaser Common Stock, and (c) each Purchaser Public Unit will be separated into Purchaser Common Stock and Purchaser Public Warrants (collectively, the “Conversion”).

We understand that the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be a “plan of reorganization” for purposes of Section 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

We understand that at the Effective Time, and subject to and upon the terms and conditions of the Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (“Surviving Corporation”).

We understand that the Parties shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

We understand that at the Effective Time, the effect of the Merger shall be as provided in the Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in the Agreement to be performed after the Effective Time.

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We understand that as consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock with an aggregate value equal to $1,000,000,000 (“Merger Consideration”) and each share of Purchaser Common Stock valued at the Per Share Price. The Merger Consideration shall be allocated among the Company Stockholders in accordance with their respective Pro Rata Shares.

We understand that after the Closing, subject to the terms and conditions set forth in the Agreement, the Company Stockholders shall have the contingent right to receive Earnout Shares as additional consideration if the requirements for receipt of such Earnout Share Payments as set forth in Section 1.16 of the Agreement are satisfied.

We understand that at the Closing, the Purchaser shall assume all obligations of the Company under the Company Convertible Notes listed in Section 4.3(b) of the Company Disclosure Schedules. Purchaser’s assumption of the Company Convertible Notes does not constitute a novation, and the terms and conditions of the Company Convertible Notes shall be reflected in a written assumption agreement to be executed by and between the Company and Purchaser at Closing (the “Note Assumption Agreement”).

The Board of Directors of Semper Paratus (the “Board”) has requested that The Mentor Group, Inc., (“TMG,” “we,” “our”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration is fair to the shareholders of Semper Paratus from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1)	reviewed the Agreement and Plan of Merger by and among: Semper Paratus Acquisition Corp., Merger Sub Inc., SSVK Associates, LLC and Tevogen Bio, Inc., dated June 28, 2023;

2)	reviewed the file Tevogen Bio – Probability of Success.pptx;

3)	reviewed the Excel file TVGN 489 Forecast US Only GP45 sent to Suren Ajjarapu for info only with details 6 2 23.xlsx;

4)	reviewed the biographies of Tevogen Bio’s leadership team in a file entitled Leadership – Maturity of Corporation Agility of Startup.pdf;

5)	reviewed the file Tevogen Business Plan 6 6 23 published.pdf;

6)	reviewed the file Tevogen-Bio-Executive-Summary-IR-March-2023.pdf;

7)	reviewed the file Tevogen-Corporate-Overview-IR-May-2023.pdf;

8)	reviewed the 409A valuation of Tevogen Bio by Carta Valuations LLC, dated April 1, 2022;

9)	reviewed the file T Valuation v2.pdf, a PowerPoint presentation entitled rNPV Approach to Valuation;

10)	reviewed Tevogen Bio Inc. financial statements for the periods for fiscal years ending December 31, 2021 and 2022 and the three month period ending March 31, 2023;

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11)	discussed in detail with Sadiq A. Khan (Tevogen Bio Inc.’s Chief Commercial Officer) the status of the TVGN 489 drug in the FDA approval process, the probability of the successful completion of the process, and the likelihood that the Company will realize the forecast in the Excel file TVGN 489 Forecast US Only GP45 sent to Suren Ajjarapu for info only with details 6 2 23.xlsx that was used as the basis for our Opinion;

12)	reviewed the white paper Clinical Development Success Rates and Contributing Factors 2011 – 2020, from QLS Advisors, Informa Pharma Intelligence and Biotechnology Innovation Organization, February 2021;

13)	reviewed a white paper entitled Biotech Valuation Idiosyncrasies and Best Practices;

14)	reviewed publicly available financial information of Semper Paratus Acquisition Corporation (LGST);

15)	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material, and other information. In addition, Company management has advised us, and we have assumed that the Company forecasts reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Company management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of the Parties to the Agreement identified and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Agreement will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and other related documents and instruments. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

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Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

TMG has not in the past provided financial consulting services to the Board. TMG has not acted as financial advisor to the Company or any of the other Parties in connection with this Opinion and has not participated in any of the negotiations leading to the Proposal. We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. We have not been requested to, and did not, solicit indications of interest from, third parties with respect to the Agreement, the securities, assets, business or operations of the Company or any other party. We have not been requested to, and did not, advise the Board or any other party with respect to alternatives to the Agreement. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is directed only to the Board of Directors of Semper Paratus Acquisition Corp. and addresses only the fairness of the proposed business combination transaction from a financial point of view. This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Agreement and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to, or whether to tender shares in connection with, the Agreement or otherwise. The Opinion is based on TMG’s analyses, which contain estimates and valuation ranges that are not necessarily indicative of actual values or predictive of future results or values.

This Opinion shall be used only by the Board in evaluating the Agreement. It is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excepts or summaries) for any other purposes, unless (1) it is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission, and it is included in full and you have received TMG’s prior written consent with respect to all of the references to it and/or the opinion included in any such registration statement, proxy statement or any other document filed with the Securities and Exchange Commission or (2) it is to be introduced into evidence or referred to in any litigation pertaining to matters relating to the Agreement and covered in the Opinion; provided, however, that notwithstanding the foregoing, (a) the Board shall provide, upon request, a copy of the Opinion or a summary of it (and TMG shall have the right to review and approve any such summary, such approval not be unreasonably withheld, conditioned or delayed) to (i) Board and (ii) any shareholders as determined from time to time by the Board.

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Semper Paratus Acquisition Corp. will give TMG written notice at least three business days in advance of such use in any litigation or it (or the summary) being provided to any shareholder. The opinion will be provided to the Board for its evaluation and analysis of the Agreement at or prior to the time the Company will execute definitive transaction documents, and TMG is not required to update our opinion as of a later date. Anything to the contrary contained herein notwithstanding.

The material in this Opinion may not be reprinted in whole or in part without the prior express written consent of TMG. The Board of Directors of Semper Paratus alone contracted for and are the intended beneficiary of this Opinion. This Opinion may not be relied upon by any other person or entity without TMG’s prior express written consent. Any use which any third party makes of the Opinion, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. This Opinion is subject to the attached Statement of Assumptions and Limited Conditions.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Proposal or otherwise (other than the Enterprise Valuation to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Proposal to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the fairness of any portion or aspect of the Proposal to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (v) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Proposal, (vi) the solvency, creditworthiness or fair value of the Company, Semper Paratus or any other participant in the Proposal, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Proposal, any class of such persons or any other party, relative to the Enterprise Valuation or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, and its advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to the Company and the Proposal or otherwise.

Conclusion

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Company Valuation of $1.20 billion is fair to the shareholders of Semper Paratus Acquisition Corp. from a financial point of view.

Respectfully submitted,

THE MENTOR GROUP, INC.

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Statement of Limiting Factors and Assumptions

The analyses and opinions concluded by The Mentor Group, Inc. (hereinafter referred to as “TMG”) and set forth in this Opinion are subject to the following assumptions and limiting conditions:

We have no present or contemplated material interest in the business or assets that are the subject of this Opinion. We have no personal interest or bias with respect to the subject matter of this Opinion or the parties involved. In accordance with recognized professional ethics, the professional fee for this service is not contingent upon TMG’s conclusion of value, and neither TMG nor any of its employees has a present or intended financial interest in the Company.

To the best of our knowledge and belief, the statements of fact contained in this Opinion, upon which the analyses, opinions, and conclusions expressed herein are based, are true and correct.

The fee for this engagement is not contingent upon the values reported. The opinion of value expressed herein is valid only for the stated purpose and only as of the date of the Opinion.

No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances which may be in place against the business or assets, except as specifically stated in this Opinion.

The Mentor Group, Inc. is not specifically identified as a tax advisor under IRS Circular 230. Under these standards, written advice may not be relied upon for the purpose of avoiding accuracy-related penalties or reportable transaction understatement penalties, unless the advice satisfies a variety of requirements. Nothing contained in any written product issued by TMG has been prepared, nor may be relied upon, for the purpose of avoiding tax penalties that may be imposed.

This letter and the conclusions arrived at herein are for the exclusive use of the Company. Furthermore, the letter and conclusions are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusions reached herein represent the considered opinion of TMG based upon information furnished to it by the Company and other sources. The extent to which the conclusions and valuations arrived at herein should be relied upon, they should be governed and weighted accordingly.

All value conclusions are presented as the considered opinion of TMG based on the facts noted within this Opinion. We assume no responsibility for changes in values or market condition nor for the inability of the owner to locate a purchaser at the estimated value. The value conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is not a solvency opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.

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Semper Paratus Acquisition Corp. (“Client”) agrees to preserve the confidential format and content of our Opinions. Our Opinions and the TMG name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your auditors, legal counsel, advisors, financial institution (if the purpose of our appraisal is financing), and by representatives of taxing authorities. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that TMG does not, either by entering into this contract or by performing the services rendered, assume, abrogate or undertake to discharge any duty of Client to any other person. Unless otherwise stated in writing, TMG may reference the work performed for Client in general public announcements.

All financial statements and other pertinent data relating to the income and expense attributed to the Company have been provided either by management or its representatives and accepted without further verification, except as may be noted in the Opinion. Therefore, to the extent that such information may be found at a later date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our value conclusion or the use of our conclusion in actions taken by our client.

While we accept as correct the information furnished to us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. We accept as correct the information furnished us by others. Providers of the information warrant the following:

1.	The above referenced information does not contain any untrue statements of material fact, or omit a material fact which makes the information misleading;

2.	The financial statements and other financial information provided to TMG fairly present in all material respects the financial condition, results of operations and cash flow of the Company; and

3.	TMG was made aware of all known factors which could significantly affect an independent third-party financial analysis of the Company.

In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of selling control of or liquidating any material asset other than in the normal and ordinary course of business.

Neither all nor any part of the contents of this Opinion shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of TMG.

We assume that the terms of any leases currently in effect will not be altered by any lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed. We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise which would materially and adversely affect value.

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We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes; and, d) the viability or legality of any transaction for which our valuation may be utilized.

No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this Opinion does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the Opinion.

Unless express written notice of noncompliance is delivered and brought to the attention of TMG, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

TMG has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter. Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.

The analyses and market value estimate may, in part, be based on estimates and assumptions which are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses may vary from our estimates, and the variations may be material.

This Opinion may contain prospective financial estimates or opinions that represent TMG’s expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.

Any value estimates provided in the Opinion apply to the overall business enterprise, and any proration of the total into fractional interests will invalidate the value estimate, unless such proration or division of interests has been set forth in the Opinion.

No consideration has been given in this appraisal to the underlying market value of the real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this Opinion.

TMG assumes no responsibility for economic or physical factors which may affect the opinions herein stated which may occur at some date after the date of this Opinion. Forecasts of future events which influence the valuation process are predicated on the continuation of historical and current trends in the market, as identified in the Opinion.

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TMG reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this Opinion as may be required by consideration of additional data or more reliable data that may become available.

We assume no responsibility for any financial reporting judgements which are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this appraisal.

All appraisal services, pursuant to this Opinion, shall be deemed to be contracted for and rendered in the county of TMG office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that county.

With regard to any intangible assets (patents, trademarks, service marks, trade names, copyrights, trade secrets, etc.), either valued separately and distinctly from the business or which may contribute to the value of the business enterprise but not be separately valued as a part of this valuation engagement, TMG expresses no opinion regarding nor shall it have any responsibility in connection with, any of the following matters:

a.	verifying the ownership of the property;

b.	determining whether the owner of such property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;

c.	the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;

d.	whether property identified as a trade secret is, in fact, a legally enforceable trade secret, and the scope of protection afforded;

e.	the scope of patent claims; that is, the range and types of products or processes covered by any patent;

f.	whether the inventor(s) identified in any patent is(are) the true inventor(s), and whether all inventors have been named;

g.	the scope of rights in trademarks, service marks or trade names;

h.	the correct authorship of any copyrighted works;

I.	whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

TMG has not been involved in the financial planning, the structuring of the ownership entity(s), and/or the tax and accounting issues related to any Federal Gift and/or Estate Tax Planning Strategy. Furthermore, we have provided no legal advice and we take no responsibility for the legal interpretation of California Partnership Law, or the Laws of any other state impacting the entity(s) valued herein. In addition, if any adjustments have been made for the lack of control or the lack of marketability in the appraisal, then that segment of our analysis is not in compliance with the Uniform Standards of Professional Appraisal Practice (“USPAP”), in that USPAP does not specifically reference any methodology for valuing minority interests in Partnerships, Corporations, LLCs, etc. or undivided fractional interests held directly in real estate.

The liability of TMG and its employees and associates is limited to the Client only and to the amount of the fee actually received by TMG. There is no accountability, obligation, or liability to any third party. If the Opinion or any part thereof is disseminated to anyone other than the Client, the Client shall make such party or parties aware of all limiting conditions and assumptions affecting the appraisal assignment.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of June 28, 2023, by and among Semper Paratus Acquisition Corporation, Semper Merger Sub, Inc., SSVK Associates, LLC, Tevogen Bio Inc and Ryan Saadi, in his capacity as seller representative (incorporated by reference to Exhibit 2.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2023 (File No. 001-41002) (included as Annex A to the proxy statement/prospectus).

3.1	Second Amended and Restated Memorandum and Articles of Association of Semper Paratus Acquisition Corporation (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on February 9, 2023 (File No. 001-41002)).

3.2	Form of Certificate of Incorporation of Tevogen Bio Holdings Inc., to become effective upon consummation of the Business Combination (included as Annex C to the proxy statement/prospectus).

3.3	Form of Bylaws of Tevogen Bio Holdings Inc., to become effective upon consummation of the Business Combination (included as Annex D to the proxy statement/prospectus).

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4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on October 29, 2021).

4.2	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the October 29, 2021).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant October 29, 2021).

4.4	Warrant Agreement, dated November 3, 2021, by and between Semper Paratus Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report filed by the Registrant on November 8, 2021).

4.5	Convertible Promissory Note, dated January 22, 2021 by and between Tevogen Bio Inc and HMP Partners, LLC, as amended.

4.6	Convertible Promissory Note, dated October 18, 2021 by and between Tevogen Bio Inc and HBP Investors LLC, as amended.

4.7	Convertible Promissory Note, dated March 14, 2022 by and between Tevogen Bio Inc and HMP Partners, LLC, as amended.

4.8	Convertible Promissory Note, dated December 23, 2022 by and between Tevogen Bio Inc and The Patel Family, LLP, as amended.

4.9	Convertible Promissory Note, dated February 3, 2023 by and between Tevogen Bio Inc and The Patel Family, LLP, as amended.

5.1**	Opinion of Nelson Mullins Riley & Scarborough LLP.

8.1*	Tax Opinion of Nelson Mullins Riley & Scarborough LLP

10.1	Letter Agreement, dated November 3, 2021, by and among Semper Paratus Acquisition Corporation, its officers, directors and the Sponsor (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 8, 2021).

10.2	Registration and Shareholders Rights Agreement, dated November 3, 2021, by and among Semper Paratus Acquisition Corporation, the Sponsor and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on November 8, 2021).

10.3**	Form of Amended and Restated Registration Rights Agreement (included as Annex E to the proxy statement/prospectus).

10.4	Private Placement Unit Purchase Agreement dated November 3, 2021, by and between Semper Paratus Acquisition Corporation and the Sponsor (incorporated by reference to Exhibit 10.4 filed with the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2021).

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10.5	Unit Subscription Agreement, dated November 3, 2021, by and between the Company and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 10.5 filed with the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2021).

10.6	Investment Management Trust Agreement, dated November 3, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on November 8, 2021).

10.7	Administrative Services Agreement, dated November 3, 2021, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on November 8, 2021).

10.8	Subscription Agreement, dated May 3, 2023, by and among Semper Paratus Acquisition Corporation, Semper Paratus Sponsor LLC and Polar Multi-Strategy Master Fund (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 9, 2023).

10.9	Sponsor Share Purchase Agreement, dated May 4, 2023, by and among SSVK Associates, LLC, Semper Paratus Acquisition Corporation and Semper Paratus Sponsor LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 9, 2023).

10.10*+	Tevogen Bio Inc 2020 Equity Incentive Plan.

10.11*+	Form of Restricted Stock Unit Agreement under the Tevogen Bio Inc 2020 Equity Incentive Plan.

10.12**+	Tevogen Bio Holdings Inc. 2023 Omnibus Incentive Plan (included as Annex F to the proxy statement/prospectus).

10.13**	Form of Director and Officer Indemnification Agreement.

10.14**+	Form of Executive Officer Employment Agreement.

10.15	Service Agreement, dated as of April 15, 2022, between Tevogen Bio Inc and CIC Innovation Communities, LLC.

10.16	Lease Agreement, dated as of June 9, 2022, between Tevogen Bio Inc and Wanamaker Office Lease, LP.

10.17	Lease Agreement, dated as of February 14, 2022, between Tevogen Bio Inc and Mitsui Sumitomo Insurance Company of America.

10.18**	Form of Lock-Up Agreement (Included as Annex I to the proxy statement/prospectus),

23.1	Consent of Marcum LLP, independent registered public accounting firm for Semper Paratus Acquisition Corporation.

23.2	Consent of KPMG LLP, independent registered public accounting firm for Tevogen Bio Inc

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23.3**	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1**	Consent of Jeffrey Feike as designee to the New Tevogen board of directors.

99.2**	Consent of Dr. Keow Lin Goh as designee to the New Tevogen board of directors.

99.3**	Consent of Dr. Curtis Patton as designee to the New Tevogen board of directors.

99.4**	Consent of Susan Podlogar as designee to the New Tevogen board of directors.

99.5**	Consent of Ryan Saadi as designee to the New Tevogen board of directors.

99.6**	Consent of Victor Sordillo as designee to the New Tevogen board of directors.

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

107	Filing Fee Table.

* Filed herewith.

** To be filed by amendment.

† Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+Indicates management contract or compensatory plan.

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Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(f)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g)	That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 23rd day of October, 2023.

SEMPER PARATUS ACQUISITION CORPORATION

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Surendra Ajjarapu	Chairman and Chief Executive Officer	October 23, 2023
Surendra Ajjarapu	(Principal Executive Officer)

/s/ Francis Knuettel II	Chief Financial Officer	October 23, 2023
Francis Knuettel II	(Principal Financial and Accounting Officer)

*	Director	October 23, 2023
Michael Peterson

*	Director	October 23, 2023
Avinash Wadhwani

*	Director	October 23, 2023
Scott Sussman

*By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Attorney-in-Fact

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